As filed with the U.S. Securities and Exchange Commission on July

5
, 2023
Registration No. 333-269231

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIFTH WALL ACQUISITION CORP. III
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1583957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1 Little West 12th Street
4th Floor
New York, New York 10014
(310)-853-8878
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brendan Wallace
1 Little West 12th Street
4th Floor
New York, New York 10014
(310)-853-8878
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Hirsh Ament Daniel Straga Jeffrey N. Ostrager Venable LLP 750 E. Pratt Street Suite 900 Baltimore, Maryland 21202 Telephone: (410) 244-7400	Luke Harris 1 Little West 12th Street 4th Floor New York, New York 10014 Tel: (310) 853-8878	Evan M. D’Amico Eric Scarazzo Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Telephone: (202) 955-8500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 5, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

FIFTH WALL ACQUISITION CORP. III

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROXY STATEMENT FOR

SPECIAL MEETING OF MOBILE INFRASTRUCTURE CORPORATION

(A MARYLAND CORPORATION)

PROSPECTUS FOR UP TO                 SHARES OF COMMON STOCK OF FIFTH WALL ACQUISITION CORP. III

PROSPECTUS FOR                 SHARES OF SERIES 1 PREFERRED STOCK OF FIFTH WALL ACQUISITION CORP. III

PROSPECTUS FOR                SHARES OF SERIES A PREFERRED STOCK OF FIFTH WALL ACQUISITION CORP. III

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF MARYLAND, WHICH WILL BE RENAMED “MOBILE INFRASTRUCTURE CORPORATION” IN CONNECTION WITH THE DOMESTICATION AND MERGER DESCRIBED HEREIN)

The boards of directors of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC” and, after the Domestication as described below, “New MIC”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”), have each unanimously approved (i) following the Domestication, the merger of Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC (“Merger Sub”), with and into MIC (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (ii) immediately following the effectiveness of the First Merger, the merger of the First-Step Surviving Company with and into New MIC in accordance with the Maryland General Corporation Law (the “MGCL”) (the “Second Merger” and, together with the First Merger, the “Merger”), with New MIC continuing as the surviving entity. In connection with the Merger, the FWAC board of directors has also unanimously approved the continuation and deregistration of FWAC under the Cayman Islands Companies Act (as revised) and the conversion of FWAC to a Maryland corporation (the “Domestication”) in accordance with Title 3, Subtitle 9 of the MGCL. In connection with the Domestication, (a) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of FWAC (“FWAC Class A Shares”) will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New MIC (the “New MIC Common Stock”); and (b) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of FWAC (“FWAC Class B Shares”) will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock. In connection with the Merger, the MIC board of directors, in its capacity as general partner, and the limited partners of Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), have unanimously approved the conversion (the “Conversion”) of the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company (following the conversion, the “Operating Company”). In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership will convert automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. MIC expects to consummate the Conversion concurrently with the Merger.

If the Merger is consummated, the existing stockholders of MIC will receive stock of New MIC as follows: (a) each issued and outstanding share of common stock, par value $0.0001 per share, of MIC (“MIC Common Stock”) (excluding shares owned by MIC and any of its subsidiaries (together, the “Mobile Companies” and each, a “Mobile Company”)), will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio (as defined below) and (b) each issued and outstanding share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC (the “MIC Series 1 Preferred Stock”) and Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC

(the “MIC Series A Preferred Stock” and, together with the MIC Series 1 Preferred Stock, the “MIC Preferred Stock”), will be converted into the right to receive one share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC (the “New MIC Series 1 Preferred Stock”) or one share of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC (the “New MIC Series A Preferred Stock” and, together with the New MIC Series 1 Preferred Stock, the “New MIC Preferred Stock”), as applicable, having terms materially the same as the applicable MIC Series 1 Preferred Stock or MIC Series A Preferred Stock, except that the shares of New MIC Preferred Stock will be convertible into shares of New MIC Common Stock instead of shares of MIC Common Stock. In addition, upon the effectiveness of the First Merger, each of the outstanding and unexercised warrants to purchase MIC Common Stock (each, a “MIC Common Stock Warrant”) will become a warrant (a “New MIC Warrant”) to purchase that number of shares of New MIC Common Stock equal to the product of (a) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the closing of the Merger (the “Closing”) by the Exchange Ratio. Each outstanding share of MIC Common Stock that is held by any Mobile Company will be cancelled without payment of any consideration therefor and no Mobile Company will be entitled to any consideration by virtue of the Merger.

Upon the consummation of the Merger, based upon the number of FWAC Ordinary Shares and shares of MIC Common Stock outstanding as of the date of this joint proxy statement/prospectus and assuming no public shareholders exercise their redemption rights, (i) after giving effect to the PIPE Investment and excluding the Vesting Founder Shares (each as defined in the joint proxy statement/prospectus), FWAC and MIC estimate that current FWAC public shareholders’; the Sponsor’s and its affiliates’; MIC public stockholders’; and MIC’s directors’ and officers’ percentage ownership in New MIC following the issuance of shares of stock to MIC stockholders would be 2%, 4%, 29% and 66%, respectively. For more information regarding post-Merger ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger”.

The “Exchange Ratio” refers to the quotient of (a) 25,453,918.5 shares of New MIC Common Stock divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the effective time of the First Merger (the “First Effective Time”) using the treasury method of accounting. MIC Common Stock calculated on a fully diluted basis includes the number of shares of MIC Common Stock underlying the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) (the “Common Units”), the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Partnership Agreement (the “LTIP Units”) and the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Partnership Agreement (the “Class A Units”) (which LTIP Units and Class A Units, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for Common Units in accordance with their terms). MIC Common Stock calculated on a fully diluted basis also will include the number of shares of MIC Common Stock underlying any new class of securities of MIC, the Operating Partnership or any of their respective subsidiaries issued on or after the date of Merger Agreement (as defined below), which is convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of MIC or the Operating Partnership or any of their respective subsidiaries was issued for a per share or unit consideration of less than $15.00. MIC Common Stock calculated on a fully diluted basis excludes the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, Performance Units, LTIP Units and Class A Units (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable for Common Units, as applicable, in accordance with their terms), and the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) certain MIC employment agreements. Based on the number of shares of MIC capital stock outstanding and underlying the LTIP Units, Class A Units and Common Units, in each case as of the date of this joint proxy statement/prospectus, the estimated Exchange Ratio is approximately 1.5.

This prospectus covers (a) 11,643,563 shares of New MIC Common Stock expected to be issued as merger consideration to the holders of MIC Common Stock, (b) 2,553,192 shares of New MIC Common Stock issuable upon exercise of the New MIC Warrant, (c) up to 7,962,200 shares of New MIC Common Stock issuable upon conversion or redemption of 39,811 shares of New MIC Series 1 Preferred Stock (assuming conversion or redemption following a Listing Event (as defined below), assuming 2.0 times the number of the shares of New MIC Common Stock required for a full redemption thereof pursuant to the terms of the Proposed Charter (as defined below) at a per share redemption price of $10.00, and further assuming there are no accrued but unpaid dividends at the time of conversion or redemption), (d) up to 572,400 shares of New MIC Common Stock issuable upon conversion or redemption of 2,862 shares of New MIC Series A Preferred Stock (assuming conversion or redemption following a Listing Event, assuming 2.0 times the number of the shares of New MIC Common Stock required for a full redemption thereof pursuant to the terms of the Proposed Charter at a per share redemption price of $10.00, and further assuming there are no accrued but unpaid dividends at the time of conversion or redemption), (e) 1,348,302 shares of New MIC Common Stock that will be issued upon conversion of FWAC Class A Shares comprised of 441,302 shares issued in the IPO (as defined below) that were not redeemed in connection with an extraordinary general meeting of FWAC shareholders to amend its governing documents and 907,000 Private Placement Shares (as defined below), in connection with the Domestication, (f) 6,875,000 shares of New MIC Common Stock that will be issued upon conversion of FWAC Class B Shares in connection with the Domestication, (g) 39,811 shares of New MIC Series 1 Preferred Stock to be issued as merger consideration to the holders of MIC Series 1 Preferred Stock, and (h) 2,862 shares of New MIC Series A Preferred Stock to be issued as merger consideration to the holders of MIC Series A Preferred Stock.

This prospectus does not cover (a) shares of New MIC Common Stock issuable upon conversion or redemption of Common Units (including Common Units issuable upon the exercise of Class A Units, or the conversion of LTIP Units and Performance Units (assuming vesting of such LTIP Units and Performance Units)), (b) 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (“Series 2 Preferred Stock”), of New MIC issuable in connection with the purchase by HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P., Harvest Small Cap Partners Master, Ltd. and Bombe-MIC Pref, LLC from New MIC, prior to or substantially concurrently with the Closing but following the Domestication, of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate of $46,000,000, and (c) 13,787,466 shares of New MIC Common Stock issuable upon the conversion of shares of Series 2 Preferred Stock.

The FWAC Class A Shares are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FWAC.” The FWAC Class A Shares commenced public trading on May 25, 2021. There is no trading market for our FWAC Class B Shares. FWAC intends to apply for listing, to be effective at the time of the Merger, of the shares of New MIC Common Stock on the New York Stock Exchange or NYSE American (“NYSE”) under the symbol “BEEP.”

It is a condition to the consummation of the Merger that FWAC receive confirmation from Nasdaq or the NYSE that the New MIC Common Stock has been approved for listing on Nasdaq or the NYSE. There can be no assurance that such listing condition will be met. If such listing condition is not met, the Merger will not be consummated unless such listing condition is waived by the applicable parties.

This joint proxy statement/prospectus provides shareholders of FWAC with detailed information about the proposed Merger and other matters to be considered at the extraordinary general meeting of FWAC’s shareholders and stockholders of MIC with detailed information about the proposed Merger and other matters to be considered at the special meeting of MIC’s stockholders. We encourage you to read this entire document, including the annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 82 of this joint proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE

ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated                    , 2023, and is first being mailed to FWAC shareholders and MIC stockholders on or about                    , 2023.

Fifth Wall Acquisition Corp. III	Mobile Infrastructure Corporation
1 Little West 12th Street	30 W. 4th Street
4th Floor	Cincinnati, Ohio 45202
New York, NY 10014	(513) 834-5110
(310) 853-8878	Attn.: Secretary
Attn.: Finance Department finance@fifthwall.com	mobileit@icrinc.com

Dear Shareholders of Fifth Wall Acquisition Corp. III and Stockholders of Mobile Infrastructure Corporation:

The board of directors of Mobile Infrastructure Corporation, a Maryland corporation (“MIC”), and the board of directors of Fifth Wall Acquisition Corp. III (“FWAC”), a Cayman Islands exempted company (which will convert to a Maryland corporation (the “Domestication”) prior to the closing of the Merger (as defined below) (“New MIC”)), have unanimously approved an Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as it may be further amended from time to time, the “Merger Agreement”), by and among FWAC, Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC (“Merger Sub”), and MIC. Pursuant to the terms and subject to the conditions of the Merger Agreement, following the Domestication, Merger Sub will merge with and into MIC (the “First Merger”) with MIC continuing as the surviving entity (the “First-Step Surviving Company”), and immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into New MIC (the “Second Merger” and, together with the First Merger, the “Merger”), with New MIC continuing as the surviving entity resulting from the Second Merger. In connection with the Merger, the FWAC board of directors (the “FWAC Board”) has also unanimously approved the Domestication. In connection with the Domestication, (a) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of FWAC (“FWAC Class A Shares”) will convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of New MIC (the “New MIC Common Stock”); and (b) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of FWAC (“FWAC Class B Shares”) will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock. Concurrently with the consummation of the Merger, Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”), will convert (the “Conversion”) from a Maryland limited partnership to a Delaware limited liability company (following the Conversion, the “Operating Company”). In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership will convert automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company.

If the Merger is consummated, the existing stockholders of MIC will receive stock of New MIC as follows: (a) each issued and outstanding share of common stock, par value $0.0001 per share, of MIC (“MIC Common Stock”) (excluding shares owned by MIC and any of its subsidiaries (together, the “Mobile Companies” and each, a “Mobile Company”)), will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio (as defined below) and (b) each issued and outstanding share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC (the “MIC Series 1 Preferred Stock”) and Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC (the “MIC Series A Preferred Stock” and, together with the MIC Series 1 Preferred Stock, the “MIC Preferred Stock”), will be converted into the right to receive one share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC (the “New MIC Series 1 Preferred Stock”) or one share of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC (the “New MIC Series A Preferred Stock” and, together with the New MIC Series 1 Preferred Stock, the “New MIC Preferred Stock”), as applicable, having terms materially the same as the applicable MIC Series 1 Preferred Stock or MIC Series A Preferred Stock, except that the shares of New MIC Preferred Stock will be convertible into shares of New MIC Common Stock instead of shares of MIC Common Stock. In addition, upon the effectiveness of the First Merger (the “First Effective Time”), each of the outstanding and exercisable warrants to purchase MIC Common Stock (each, a “MIC Common Stock Warrant”) will become a warrant (a “New MIC Warrant”) to purchase that number of shares of New MIC Common Stock equal to the product of (a) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the closing of the Merger (the “Closing”) by the Exchange Ratio. Each outstanding share of MIC Common Stock that is held by any Mobile Company will be cancelled without payment of any consideration therefor and no Mobile Company will be entitled to any consideration by virtue of the Merger.

The “Exchange Ratio” refers to the quotient of (a) 25,453,918.5 shares of New MIC Common Stock divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting. MIC Common Stock calculated on a fully diluted basis includes the number of shares of MIC Common Stock underlying the Common Units, the LTIP Units and the Class A Units (which LTIP Units and Class A Units, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for Common Units in accordance with their terms). MIC Common Stock calculated on a fully diluted basis also will include the number of shares of MIC Common Stock underlying any new class of securities of MIC, the Operating Partnership or any of their respective subsidiaries issued on or after the date of Merger Agreement, which is convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of MIC or the Operating Partnership or any of their respective subsidiaries was issued for a per share or unit consideration of less than $15.00. MIC Common Stock calculated on a fully diluted basis excludes the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, Performance Units, LTIP Units and Class A Units (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable for Common Units, as applicable, in accordance with their terms), and the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) certain MIC employment agreements. Based on the number of shares of MIC capital stock outstanding and underlying the LTIP Units, Class A Units and Common Units, in each case as of the date of this joint proxy statement/prospectus, the estimated Exchange Ratio is approximately 1.5.

On June 15, 2023, HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Mr. Osher, a director of MIC, and Bombe-MIC Pref, LLC, an entity controlled by Mr. Chavez and of which Ms. Hogue is a member, each of whom is a director and officer of MIC (collectively, the “Preferred PIPE Investors”), each entered into a Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC has agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (the “Series 2 Preferred Stock”), of New MIC at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein (the “Preferred PIPE Investment”). On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023.

FWAC Extraordinary General Meeting

FWAC shareholders are cordially invited to attend the extraordinary general meeting of the shareholders of FWAC (the “FWAC Meeting”), which will be held at        :        a.m., Eastern time, on                    , 2023 at 1050 Connecticut Avenue NW, Washington, D.C. 20036 and via a virtual meeting format at https://www.cstproxy.com/fwac3/sm2023, or at such other time, on such other date and at such other place to which the FWAC Meeting may be adjourned. To provide all of FWAC’s shareholders across the United States and abroad an opportunity to participate in the FWAC Meeting, FWAC is planning for the FWAC Meeting to be held virtually over the Internet, but the physical location of the FWAC Meeting will remain at the location specified above for the purposes of FWAC’s amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”). This joint proxy statement/prospectus includes instructions on how to access the virtual FWAC Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

FWAC is a Cayman Islands exempted company established for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of FWAC Ordinary Shares (as defined below) will be asked to consider and approve, among other things, the Merger and the other related proposals set forth in the accompanying joint proxy statement/prospectus.

FWAC’s Founders (as defined below), including Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), and its officers and directors, who own approximately 94.6% of FWAC Ordinary Shares as of the FWAC Record Date (as defined below), have separately agreed to vote their FWAC Ordinary Shares in favor of the proposals to which they are entitled to vote set forth in this joint proxy statement/prospectus. Due to the FWAC Founders’ level of ownership, we expect the proposals to be presented at the FWAC Meeting to be approved, without requiring the support of other shareholders.

As of June 23, 2023, the record date for the FWAC Meeting (the “FWAC Record Date”), there was approximately $             million in the trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (“Continental”). On the FWAC Record Date, the closing sale price of FWAC Ordinary Shares on Nasdaq was $11.01 per share. Pursuant to FWAC’s Memorandum and Articles of Association, FWAC is providing its holders of FWAC Class A Shares, excluding shares issued pursuant to the Preferred PIPE Investment, with the opportunity to redeem all or a portion of their FWAC Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Merger, including interest, less taxes payable, divided by the number of then outstanding FWAC Class A Shares that were sold as part of FWAC’s initial public offering, subject to the limitations described herein.

TO EXERCISE YOUR REDEMPTION RIGHTS AS A FWAC SHAREHOLDER, YOU MUST (I): HOLD FWAC CLASS A SHARES AND (II) PRIOR TO 5:00 P.M., EASTERN TIME, ON            , 2023, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT FWAC REDEEM YOUR FWAC CLASS A SHARES FOR CASH AND (B) DELIVER YOUR FWAC CLASS A SHARES TO CONTINENTAL PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IF THE MERGER IS NOT CONSUMMATED, THEN THE FWAC CLASS A SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “FWAC’S EXTRAORDINARY GENERAL MEETING—REDEMPTION RIGHTS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

MIC Special Meeting

MIC will hold a special meeting of holders of MIC Common Stock on                     , 2023, at             , Eastern Time, to, among other things, consider and vote on a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement as further described below (the “MIC Meeting”). To provide all of MIC’s common stockholders across the United States and abroad an opportunity to participate in the MIC Meeting, MIC is planning for the MIC Meeting to be held virtually over the Internet. This joint proxy statement/prospectus includes instructions on how to access the virtual MIC Meeting and how to listen, vote and submit questions.

The Merger is expected to close two business days following the date on which all conditions set forth in Article IX of the Merger Agreement are satisfied or waived. Manuel Chavez, III serves as chief executive officer and chairman of the MIC board of directors (the “MIC Board”), Stephanie Hogue serves as MIC’s president and chief financial officer and a member of the MIC Board and Jeffrey B. Osher is a member of the MIC Board. As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue and Mr. Osher as the controlling persons of Color Up, LLC, a Delaware limited liability company, beneficially own approximately 33.8% of the shares of MIC Common Stock outstanding and have separately agreed to vote their shares of MIC Common Stock in favor of the proposals to which they are entitled to vote set forth in this joint proxy statement/prospectus and their common units of the Operating Partnership (“Common Units”) in favor of the Merger and the transactions contemplated thereby. Following the execution of the Merger Agreement, the limited partners of the Operating Partnership holding the requisite number of Common Units executed written consents approving the Merger (which was required under the limited partnership agreement for any transaction effecting a change in control of MIC requiring the approval of holders of MIC Common Stock or change in the general partner) and the Conversion. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership will convert automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. As a result, no further action by Common Unit holders is required to approve the Merger or the other transactions contemplated by the Merger Agreement. In addition to Mr. Chavez and Ms. Hogue, all of the independent members of the MIC Board, including Mr. Osher, and Brad Greiwe, a nominee of FWAC, have agreed to serve as members of the New MIC Board (as defined below) immediately following the effective time of the Second Merger (“Second Effective Time”).

At the MIC Meeting, holders of shares of MIC Common Stock will be asked to consider and vote on (i) a proposal to approve an amendment deleting provisions related to Roll-Up Transactions (as defined below) from the MIC charter (the “MIC Charter”) (the “Charter Amendment Proposal”), (ii) a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement (the “MIC Merger Proposal”), (iii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of MIC in connection with the Merger (the “Compensation Proposal”) and (iv) a proposal to approve the adjournment of the MIC Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Charter Amendment Proposal or the MIC Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Charter Amendment Proposal or the MIC Merger Proposal.

If approved, the Charter Amendment Proposal would remove certain substantive and procedural protections relating to roll-up transactions, or Roll-Up Transactions, from the MIC Charter, which would eliminate certain protections that would otherwise apply to the Merger. For example, the MIC Charter provides that prior to conducting a Roll-Up Transaction, MIC would be required to obtain an appraisal of MIC’s net assets. In addition, as part of a Roll-Up Transaction, MIC would be required to provide stockholders certain rights including the right to remain as a stockholder of MIC and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of MIC, even if the MIC Board concludes that the transaction would be in MIC’s best interests. The Merger is conditioned on approval of the Charter Amendment Proposal, and therefore, if the Charter Amendment Proposal and MIC Merger Proposal are approved, MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger. See “Risk Factors—Risks Related to MIC’s Business and Industry—MIC is seeking the approval of its common stockholders of the Charter Amendment, which would delete from the MIC Charter provisions related to Roll-Up Transactions, such as the Merger; MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger” of this joint proxy statement/prospectus.

You should carefully review “Risk Factors—Related to MIC’s Business and Industry—Investors should not rely on MIC’s estimated NAV per share as being the primary measure of the current value of the shares of MIC Common Stock, and relying on estimated NAV in isolation could create a misleading or incomplete view of the current value of the shares of MIC Common Stock” and “Description of MIC’s Businesses—Recent Developments—Estimated NAV Per Share” of this joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of MIC Common Stock you own. The record date for determining the stockholders entitled to receive notice of, and to vote at, the MIC Meeting is the close of business on June 15, 2023 (the “MIC Record Date”). The Merger cannot be completed without the approval of the holders of the shares of MIC Common Stock. All holders of MIC Preferred Stock at the close of business on the MIC Record Date are entitled to notice of, but may not vote at, the MIC Meeting. The vote of the holders of MIC Preferred Stock is not required to approve any of the proposals at the MIC Meeting and is not being solicited. Please read carefully this joint proxy statement/prospectus in its entirety. The obligations of MIC and FWAC to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about FWAC, MIC, the MIC Meeting, the Charter Amendment Proposal, the Compensation Proposal, the Merger Agreement and the MIC Merger Proposal is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section of this joint proxy statement/prospectus.

FWAC and MIC are providing this joint proxy statement/prospectus and enclosed proxy cards to their respective shareholders and stockholders in connection with the solicitation of proxies to be voted at the FWAC Meeting and MIC Meeting, as applicable, and at any adjournments or postponements thereof.

The FWAC Board and the MIC Board each recommends that FWAC shareholders and MIC stockholders vote “FOR” each of the proposals set forth in this joint proxy statement/prospectus to which they are entitled to vote. Each shareholder’s and stockholder’s vote is very important. Whether or not you plan to participate in the FWAC Meeting or MIC Meeting, as applicable, please submit your proxy without delay. Shareholders and stockholders may revoke proxies at any time before they are exercised at the FWAC Meeting or MIC Meeting, as applicable. Voting by proxy will not prevent a shareholder or stockholder from voting at the FWAC Meeting or MIC Meeting, as applicable, if such shareholder or stockholder subsequently chooses to participate in the FWAC Meeting or MIC Meeting, as applicable.

We encourage you to read this joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the section titled “Risk Factors”.

Brendan Wallace	Stephanie Hogue
Chief Executive Officer	President, Chief Financial Officer, Treasurer and Secretary
Fifth Wall Acquisition Corp. III	Mobile Infrastructure Corporation
, 2023	, 2023

Fifth Wall Acquisition Corp. III

1 Little West 12th Street

4th Floor

New York, New York 10014

(310)-853-8878

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

FIFTH WALL ACQUISITION CORP. III SHAREHOLDERS

To Be Held on                    , 2023

To Fifth Wall Acquisition Corp. III Shareholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the shareholders of Fifth Wall Acquisition Corp. III (“FWAC,” “we,” “our,” or “us” and, after the Domestication as described below, “New MIC”), which will be held at        :        a.m., Eastern time, on            , 2023, at 1050 Connecticut Avenue NW, Washington, D.C. 20036 and via a virtual meeting format at https://www.cstproxy.com/fwac3/sm2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “FWAC Meeting”). You can participate in the FWAC Meeting as described in the section titled “FWAC’s Extraordinary General Meeting” in the accompanying joint proxy statement/prospectus. During the FWAC Meeting, FWAC’s shareholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “FWAC Proposals:”

•

To consider and vote upon a proposal to approve by ordinary resolution the transactions contemplated under the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, by and among FWAC, Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC, and Mobile Infrastructure Corporation, a Maryland corporation (the “Merger”), a copy of each of which is attached to this joint proxy statement/prospectus as Annex A-1 and Annex A-2, respectively. This proposal is referred to as the “Merger Proposal” or “Proposal 1.”

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To consider and vote upon a proposal to approve by special resolution a change in FWAC’s jurisdiction of incorporation by transfer by way of continuation from the Cayman Islands to the State of Maryland by means of a corporate conversion (the “Domestication”) to a Maryland corporation. This proposal is referred to as the “Domestication Proposal” or “Proposal 2.” For the purpose of FWAC’s current Amended and Restated Memorandum and Articles of Association (as amended, the “Memorandum and Articles of Association”), the full text of the resolution is as follows: RESOLVED, as a special resolution, that FWAC be transferred by way of continuation to Maryland pursuant to Part XII of the Cayman Islands Companies Act (as revised) of the Cayman Islands and Title 3, Subtitle 9 of the Maryland General Corporation Law and, immediately upon the conversion, FWAC be continued and domesticated as a corporation under the laws of the State of Maryland.

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To consider and vote upon a proposal to approve by special resolution the articles of amendment and restatement of New MIC in connection with the Domestication, in the form attached to this joint proxy statement/prospectus as Annex B (the “Proposed Charter”), to, among other things, change FWAC’s name to “Mobile Infrastructure Corporation” to be effective upon the consummation of the Merger. This proposal is referred to as the “Charter Proposal” or “Proposal 3.” For the purpose of the Memorandum and Articles of Association of FWAC, the full text of the resolution is as follows: RESOLVED, as a special resolution, that the Memorandum and Articles of Association of FWAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter (a copy of which is attached to the joint proxy statement/prospectus as Annex B).

•

To approve and adopt, on a non-binding advisory basis and by ordinary resolution, certain governance provisions set forth in the Proposed Charter and proposed bylaws of New MIC, in the form attached to this joint proxy statement/prospectus as Annex C (the “Proposed Bylaws”), as differing from the Memorandum and Articles of Association, which are being separately presented in accordance with the requirements of the U.S. Securities and Exchange Commission as nine separate sub-proposals. These proposals are referred to as the “Governance Proposals” or “Proposals 4(A)-4(I):”

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Proposal 4(A): A proposal to increase the authorized share capital of FWAC from (i) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares will be classified as Series A Convertible Redeemable Preferred Stock, 97,000 shares will be classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 shares will be classified as Series 2 Convertible Preferred Stock.

•

Proposal 4(B): A proposal to authorize the New MIC board of directors (“New MIC Board”), with the approval of a majority of the entire New MIC Board and without any action by the stockholders of the corporation, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New MIC has authority to issue.

•

Proposal 4(C): A proposal to authorize the New MIC Board to classify and reclassify any or all shares of New MIC Common Stock and preferred stock of New MIC into one or more classes or series of stock, with such terms and conditions as may be expressly determined by the New MIC Board and as may be permitted by the Maryland General Corporation Law.

•

Proposal 4(D): A proposal to adopt the Circuit Court of Baltimore City, Maryland as the exclusive forum for certain stockholder litigation, unless New MIC consents in writing to the selection of an alternative forum.

•

Proposal 4(E): A proposal to require that, subject to the rights of holders of preferred stock of New MIC, any director or the entire New MIC Board may be removed from office at any time, but only for cause.

•

Proposal 4(F): A proposal to approve the ownership and transfer restrictions in the Proposed Charter, which, among other purposes, are designed to assist New MIC in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts, which will be helpful in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to attempt to qualify as a real estate investment trust.

•

Proposal 4(G): A proposal to approve the amendment provisions in the Proposed Bylaws, which provide that the New MIC Board will have the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws.

•

Proposal 4(H): A proposal to provide for a declassified board structure and that any vacancy on the New MIC Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurs.

•

Proposal 4(I): A proposal to remove provisions in FWAC’s Memorandum and Articles of Association related to FWAC’s status as a blank check company that will no longer apply upon the consummation of the Merger.

•

To consider and vote upon a proposal to elect by ordinary resolution, effective as of the consummation of the Merger, Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar, Danica Holley, Damon Jones, David Garfinkle and Brad Greiwe, to serve on the New MIC board of directors until the next annual meeting of stockholders of New MIC and until their respective successors are duly elected and qualify. This proposal is referred to as the “Directors Proposal” or “Proposal 5.”

•

To consider and vote upon a proposal to approve by ordinary resolution the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex N, to be effective upon the consummation of the Merger. This proposal is referred to as the “Share Plan Proposal” or “Proposal 6.”

•

To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding ordinary shares and the resulting change in control in connection with the Merger. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 7.”

•

To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the FWAC Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals, in the event FWAC does not receive the requisite shareholder vote to approve the Merger Proposal, Domestication Proposal, Charter Proposal, Nasdaq Proposal, Share Plan Proposal or Directors Proposal. This proposal is referred to as the “FWAC Adjournment Proposal” or “Proposal 8.”

The Merger Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals. Each of the Domestication Proposal and the Charter Proposal requires approval by special resolution, which is the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding ordinary shares of FWAC represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Each of the Merger Proposal, Governance Proposals, Directors Proposal, Share Plan Proposal, Nasdaq Proposal and FWAC Adjournment Proposal require approval by ordinary resolution, which is the affirmative vote of a majority of the votes cast by the holders of the issued and outstanding ordinary shares of FWAC represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Under the terms of the Memorandum and Articles of Association, only the holders of FWAC Class B Shares are entitled to vote on the election of directors to the FWAC board of directors (the “FWAC Board”). Therefore, only holders of the FWAC Class B Shares will vote on the Directors Proposal at the FWAC Meeting.

It is important for you to note that in the event that the Merger Proposal is not approved, FWAC will not consummate the Merger. If FWAC does not consummate the Merger and fails to complete an initial business combination by September 15, 2023, FWAC will be required to dissolve and liquidate, unless FWAC seeks shareholder approval to amend the Memorandum and Articles of Association to extend the date by which an initial business combination may be consummated.

Only FWAC shareholders who hold FWAC Ordinary Shares of record as of the close of business on June 23, 2023 (the “FWAC Record Date”) are entitled to vote at the FWAC Meeting or any postponement or adjournment of the FWAC Meeting. As of the FWAC Record Date, there were 8,223,302 FWAC Ordinary Shares issued and outstanding and entitled to vote. This joint proxy statement/prospectus is first being mailed to FWAC shareholders on or about                    , 2023.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the FWAC Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the Internet as promptly as possible in order to ensure your representation at the FWAC Meeting no later than the time appointed for the FWAC Meeting or any postponement or adjournment thereof. Voting by proxy will not prevent you from voting your FWAC Ordinary Shares if you subsequently choose to participate in the FWAC Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the FWAC Meeting, you must obtain a “legal proxy” issued in your name from that record holder. Only shareholders of record at the close of business on the FWAC Record Date may vote at the FWAC Meeting or any postponement or adjournment thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the FWAC Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the FWAC Meeting.

You may revoke a proxy at any time before it is exercised at the FWAC Meeting by executing and returning a proxy card dated later than the previous one, by participating in the FWAC Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Morrow Sodali LLC (“Morrow Sodali”), that is received by the proxy solicitor before we take the vote at the FWAC Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

FWAC’s Board recommends that FWAC shareholders vote “FOR” each of the FWAC Proposals. When you consider the FWAC Board’s recommendation of the FWAC Proposals, you should keep in mind that FWAC’s directors and officers have interests in the Merger that may conflict or differ from your interests as a shareholder. See the section titled “The Merger—Interests of Certain Persons in the Merger-FWAC.”

On behalf of the FWAC Board, I thank you for your support and we look forward to the successful consummation of the Merger.

By Order of the Board of Directors of Fifth Wall Acquisition Corp. III,

Brendan Wallace
Chief Executive Officer
Fifth Wall Acquisition Corp. III

IF YOU RETURN YOUR EXECUTED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE FWAC PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (A) HOLD FWAC CLASS A SHARES; AND (B) PRIOR TO 5:00 P.M., EASTERN TIME, ON                    , 2023, (I) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT FWAC REDEEM YOUR FWAC CLASS A SHARES FOR CASH AND (II) DELIVER YOUR FWAC CLASS A SHARES TO CONTINENTAL PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF THE MERGER IS NOT CONSUMMATED, THEN THE FWAC CLASS A SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “FWAC’S EXTRAORDINARY GENERAL MEETING—REDEMPTION RIGHTS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

30 W. 4th Street

Cincinnati, Ohio 45202

(513) 834-5110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                    , 2023

Dear Stockholders of Mobile Infrastructure Corporation:

We are pleased to invite you to attend a special meeting of stockholders of Mobile Infrastructure Corporation, a Maryland corporation (“MIC,” “we,” “our,” or “us”). The special meeting of stockholders (the “MIC Meeting”) will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. No physical meeting will be held. The MIC Meeting will be held on                 , 2023, at    , Eastern Time, to consider and vote upon the following matters:

•

a proposal to approve an amendment deleting provisions related to roll-up transactions from MIC’s charter (the “Charter Amendment”), effective immediately prior to the effective time of the Merger (as defined below) (the “Charter Amendment Proposal”);

•

a proposal to approve the merger of Queen Merger Corp. I (“Merger Sub”), a Maryland corporation and wholly-owned subsidiary of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), with and into MIC with MIC continuing as the surviving entity and immediately following the effectiveness of such merger, the merger of MIC with and into the successor of FWAC after its conversion to a Maryland corporation (“New MIC”), with New MIC continuing as the surviving entity (the “Merger”) pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as it may be further amended from time to time, the “Merger Agreement”), by and among FWAC, Merger Sub and MIC (the “MIC Merger Proposal”);

•

a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of MIC in connection with the Merger (the “Compensation Proposal”); and

•

a proposal to approve the adjournment of the MIC Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Charter Amendment Proposal or the MIC Merger Proposal if there are insufficient votes at the time of such adjournment to approve the Charter Amendment Proposal or the MIC Merger Proposal (the “Adjournment Proposal”).

You may participate in the MIC Meeting via Internet webcast by visiting the following website and following the registration and participation instructions contained therein: www.virtualshareholdermeeting.com/MICORP2023SM. Please have the control number located on your proxy card available.

The approval by MIC stockholders of the Charter Amendment Proposal and the MIC Merger Proposal is a condition to the completion of the Merger, and each of the Charter Amendment Proposal and the MIC Merger Proposal is cross-conditioned on the approval of the other. If the MIC Merger Proposal is not approved, the Merger and certain of the other transactions contemplated by the Merger Agreement will not occur. The approval by the shareholders of FWAC of the Merger and other proposals to be voted upon by the shareholders of FWAC in connection with the Merger is a condition to the completion of the Merger. If certain of the proposals to be voted upon by FWAC shareholders are not approved or the other conditions to closing the Merger are not satisfied or waived, the Merger and Charter Amendment will not occur, whether or not the Merger and Charter Amendment have been approved by the MIC stockholders entitled to vote thereon.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the MIC Meeting.

Holders of record of common stock, par value $0.0001 per share (“MIC Common Stock”), of MIC at the close of business on June 15, 2023 (the “MIC Record Date”), are entitled to notice of, and to vote on, all proposals at the MIC Meeting and any postponements or adjournments of the MIC Meeting. All holders of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC and Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC (collectively, the “MIC Preferred Stock”), at the close of business on the MIC Record Date are entitled to notice of, but may not vote at, the MIC Meeting. The vote of the holders of MIC Preferred Stock is not required to approve any of the proposals at the MIC Meeting and is not being solicited.

To be approved, the Charter Amendment Proposal and the MIC Merger Proposal each require the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of MIC Common Stock as of the MIC Record Date at the MIC Meeting on such proposal. To be approved, the Compensation Proposal and Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal.

Your vote is important. Whether or not you expect to participate in the MIC Meeting, please authorize a proxy to vote your shares of MIC Common Stock as promptly as possible by: (a) accessing the Internet website specified on your proxy card; (b) calling the toll-free number specified on your proxy card; or (c) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your MIC Common Stock may be represented and voted at the MIC Meeting.

MIC’s board of directors recommends that the holders of MIC Common Stock vote “FOR” each of the proposals. When you consider the MIC board of directors’ recommendation of these proposals, you should keep in mind that MIC’s directors and officers have interests in the Merger that may conflict or differ from your interests as a stockholder. See the section titled “The Merger—Interests of Certain Persons in the Merger-MIC”.

If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by your broker, bank or other nominee.

By Order of the Board of Directors of Mobile Infrastructure Corporation,

Stephanie L. Hogue
President, Chief Financial Officer, Treasurer and Secretary
, 2023
Cincinnati, Ohio

WHERE YOU CAN FIND MORE INFORMATION

Each of MIC and FWAC files annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including MIC and FWAC, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of MIC for further information concerning the Merger. The website of MIC is www.mobileit.com. Information included on this website is not incorporated by reference into this joint proxy statement/prospectus.

FWAC has filed with the SEC a registration statement on Form S-4, or the Form S-4, of which this joint proxy statement/prospectus forms a part. The Form S-4 registers the New MIC Common Stock and the New MIC Preferred Stock to be issued to MIC stockholders in connection with the Merger and to be issued to FWAC shareholders in connection with the Domestication. The Form S-4, including the attached exhibits and schedules, contains additional relevant information about the New MIC Common Stock and the New MIC Preferred Stock.

You can obtain any of these documents from the SEC through the website of the SEC at the address described above or from the websites of MIC and FWAC for the documents MIC and FWAC file with the SEC. In addition, you may request information from FWAC or MIC in writing or by telephone at the following addresses:

Fifth Wall Acquisition Corp. III 1 Little West 12th Street 4th Floor New York, NY 10014 (310) 853-8878 Attn.: Finance Department finance@fifthwall.com	Mobile Infrastructure Corporation 30 W. 4th Street Cincinnati, Ohio 45202 (513) 834-5110 Attn.: Secretary E-mail: mobileit@icrinc.com

In addition, MIC has engaged Georgeson LLC, or Georgeson, as proxy solicitor for the MIC Meeting. Any questions about the Charter Amendment, the Merger or Compensation Proposal, requests for additional copies of documents or assistance authorizing a proxy or voting your shares of MIC Common Stock may be directed to the following address:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

All Stockholders Call Toll-Free: (866) 431-2105

If you are a MIC stockholder and would like to request documents, please do so by            , 2023, to receive them before the MIC Meeting.

FWAC has engaged Morrow Sodali LLC (“Morrow Sodali”), as proxy solicitor for the FWAC Meeting. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by FWAC with the SEC, such information is available without charge upon written or oral request. Please contact FWAC’s proxy solicitor:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, New York 10022

Call Collect: +1 (203) 658-9400

Call Toll Free: (800) 662-5200

E-mail: IMRA@info.morrowsodali.com

If you would like to request documents, please do so no later than             , to receive them before the FWAC Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about FWAC and MIC.

This document is a prospectus and proxy statement of FWAC and is a proxy statement of MIC for the MIC Meeting. Neither FWAC nor MIC has authorized anyone to give any information or make any representations about the Charter Amendment, the Merger Agreement, the Merger or the other matters to be voted on at the FWAC Meeting and the MIC Meeting, or in addition to the information contained in this joint proxy statement/prospectus or in any of the materials that FWAC or MIC has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus is provided only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

i

ii

iii

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of the Form S-4 filed with the SEC by FWAC (File No. 333-269231), constitutes a prospectus of FWAC under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the New MIC Common Stock and the New MIC Preferred Stock to be issued in the Merger, the New MIC Common Stock to be issued in the Domestication, the New MIC Common Stock issuable upon exercise of the New MIC Warrant, and the New MIC Common Stock issuable upon conversion or redemption of the New MIC Preferred Stock. This document also constitutes a joint proxy statement of FWAC and MIC under Section 14(a) of the Exchange Act. It also includes a notice of meeting with respect to each of the FWAC Meeting and the MIC Meeting, at which FWAC shareholders and MIC stockholders, respectively, will be asked to vote upon certain proposals to approve the Merger and other related matters.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated             , 2023, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date or as of such other date specified herein. Neither our mailing of this joint proxy statement/prospectus to MIC stockholders or FWAC shareholders nor the issuance of New MIC Common Stock or New MIC Preferred Stock in connection with the Merger will create any implication to the contrary.

You should not construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. You should consult with your own legal, tax, financial or other professional advisors. All summaries of, and references to, the agreements governing the terms of the transactions described in this joint proxy statement/prospectus are qualified by the full copies of and complete text of such agreements in the forms attached hereto as annexes, which are also available on the Electronic Data Gathering Analysis and Retrieval System of the SEC website at www.sec.gov.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding FWAC has been provided by FWAC and information contained in this joint proxy statement/prospectus regarding MIC has been provided by MIC.

FREQUENTLY USED TERMS

We use certain defined terms throughout this joint proxy statement/prospectus that have the following meanings:

•	Act refers to the Delaware Limited Liability Company Act.

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Acquisition Proposal refers to any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (a) assets or businesses of MIC and its subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of MIC’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value as determined in good faith by the MIC Board) of MIC and its subsidiaries, taken as a whole, immediately prior to such transaction, or (b) 15% or more of any class of capital stock, other equity securities or voting power of MIC, any of its subsidiaries or any resulting parent company of MIC, in each case other than the Merger and other transactions contemplated by the Merger Agreement.

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Adjournment Proposal refers to a proposal for the MIC common stockholders to approve the adjournment of the special meeting of MIC stockholders to be held on                 , 2023, from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Charter Amendment Proposal or the MIC Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Charter Amendment Proposal or the MIC Merger Proposal.

•	AFFO refers to adjusted funds from operations. AFFO is a non-GAAP financial measure.

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Agreement End Date refers to May 27, 2023; provided, however, that if the FWAC shareholders have approved the Extension Proposal, the Agreement End Date shall be extended until the expiration of the Extension Proposal. An Extension Proposal was approved by FWAC shareholders on May 17, 2023, and the Agreement End Date was extended until September 15, 2023.

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Alternative PIPE Investment refers to the purchase from New MIC, prior to or substantially concurrently with the Closing but following the Domestication, of $10,000,000 of shares of New MIC Common Stock at $10.00 per 1.2 shares, from an alternative source or sources other than Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Jeffrey B. Osher, a director of MIC, in the event all or any portion of such investment becomes unavailable.

•	B. Riley refers to B. Riley Securities, Inc.

•	Bidder refers to MacKenzie Capital Management, LP.

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Bombe refers to Bombe Asset Management, LLC, a Delaware limited liability company, an entity formed and owned by Manuel Chavez, III who serves as its chief executive officer, and Stephanie Hogue, an owner and president.

•	business combination refers to, with regard to FWAC, a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

•	CAD refers to cash available for distribution.

•	CARES Act refers to the Coronavirus Aid, Relief, and Economic Security Act.

•	Cayman Islands Companies Act refers to the Companies Act (as revised) of the Cayman Islands as the same may be amended from time to time.

•	Charter Amendment refers to the proposed amendment to delete from the MIC Charter certain provisions related to Roll-Up Transactions.

•	Charter Amendment Proposal refers to a proposal for the MIC common stockholders to approve an amendment deleting provisions related to Roll-Up Transactions from the MIC Charter.

•	Charter Proposal refers to a proposal for the FWAC shareholders to approve the Proposed Charter of New MIC in connection with the Domestication.

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Class A Unit refers to (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Partnership Agreement and (b) after the Conversion, the class of membership interests of the Operating Company designated as “Class A Units” pursuant to the Operating Agreement.

•	Class A Unit Agreement refers to that certain Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3.

•	Closing refers to the closing of the Merger.

•	Closing Date refers to the date on which the Closing occurs.

•	Code refers to the Internal Revenue Code of 1986, as amended.

•	Color Up refers to Color Up, LLC, a Delaware limited liability company.

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Color Up Designated Directors refer to Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar and Damon Jones, the members of the MIC Board elected to the MIC Board in accordance with the Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up.

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Color Up Members refer to Bombe, HS3 and the three entities which are controlled by Manuel Chavez, III, that contributed certain parking facilities to MIC in connection with the transactions contemplated by the Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up.

•	Color Up Support Agreement refers to that certain agreement, dated as of December 13, 2022, by and between FWAC and Color Up.

•	Combination Period refers to the period of time from the closing of the IPO to consummate an initial business combination pursuant to the Memorandum and Articles of Association.

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Common Unit refers to (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Partnership Agreement and (b) following the Conversion, the class of membership interests of the Operating Company designated as “Common Units” pursuant to the Operating Agreement.

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Compensation Proposal refers to a proposal for the MIC common stockholders to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of MIC in connection with the Merger.

•	Continental refers to Continental Stock Transfer & Trust Company, FWAC’s transfer agent for the FWAC Ordinary Shares.

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Contributed Interests refer to three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1,201,000 square feet acquired by MIC pursuant to the Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up.

•	Conversion refers to the conversion of the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company.

•	CPI Increase refers to the percentage by which the U.S. Consumer Price Index for All Urban Consumers for the preceding month exceeds the index for the same month in the prior year.

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Credit Agreement refers to the Credit Agreement, dated as of March 29, 2022, by and among the Operating Partnership, KeyBanc Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent and lender, as amended by Amendment No. 1 to Credit Agreement, dated November 17, 2022.

•	Cross-Conditioned Proposals refer to the Merger Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal.

•	DIA refers to DIA Land Co., LLC.

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Directors Proposal refers to a proposal for the FWAC shareholders to approve the election of Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar, Danica Holley, Damon Jones, David Garfinkle and Brad Greiwe, to serve on the New MIC Board until the next annual meeting of stockholders of New MIC and until their respective successors are duly elected and qualify.

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Domestication refers to the transfer of FWAC by way of continuation from the Cayman Islands to the State of Maryland and domestication by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL and Part XII of the Cayman Islands Companies Act (as revised).

•	Domestication Proposal refers to the proposal for the FWAC shareholders to approve the Domestication.

•	DST refers to MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust.

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Electing Shareholder refers to a U.S. Holder that made an election to treat FWAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of FWAC Class A Shares during which FWAC qualified as a passive foreign investment company (or an election to treat FWAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of FWAC Class A Shares during which FWAC qualified as a passive foreign investment company along with a purging election).

•	Estimated NAV refers to the estimated net asset value of MIC Common Stock at $14.76 determined by the MIC Board on August 29, 2022.

•	Exchange Act refers to the Securities Exchange Act of 1934, as amended.

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Exchange Ratio refers to the quotient of (a) 25,453,918.5 shares of New MIC Common Stock divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting. MIC Common Stock calculated on a fully diluted basis includes the number of shares of MIC Common Stock underlying the Common Units, the LTIP Units and the Class A Units (which LTIP Units and Class A Units, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for Common Units in accordance with their terms). MIC Common Stock calculated on a fully diluted basis also will include the number of shares of MIC Common Stock underlying any new class of securities of MIC, the Operating Partnership or any of their respective subsidiaries issued on or after the date of Merger Agreement, which is convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of MIC or the Operating Partnership or any of their respective subsidiaries was issued for a per share or unit consideration of less than $15.00. MIC Common Stock calculated on a fully diluted basis excludes the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, Performance Units, LTIP Units and Class A Units (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable for Common Units, as applicable, in accordance with their terms), and the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) certain MIC employment agreements. Based on the number of shares of MIC capital stock outstanding and underlying the LTIP Units, Class A Units and Common Units, in each case as of the date of this joint proxy statement/prospectus, the estimated Exchange Ratio is approximately 1.5.

•	Excise Tax refers to the 1% excise tax imposed by the Inflation Reduction Act of 2022 on certain repurchases of stock by publicly traded domestic corporations.

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Existing Holders refer to those persons who beneficially or constructively own shares of New MIC stock in excess of the ownership limits set forth in the Proposed Charter on the day immediately following Closing, so long as, but only so long as, such person beneficially owns shares of New MIC stock in excess of one or both of the ownership limits.

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Existing Holder Limit refers to an Existing Holder’s percentage of stock of New MIC beneficially owned by the Existing Holder on the day immediately following Closing unless otherwise adjusted by the New MIC Board; provided that upon any issuance of shares of stock of New MIC or any sale of stock by an Existing Holder (a “Reduction Event”), the Existing Holder Limit shall be the higher of (a) the percentage as adjusted by the Reduction Event and (b) the ownership limits, as applicable.

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Extension Proposal refers to a proposal to be considered by the FWAC shareholders of an extension to the period of time that FWAC is afforded under its governing documents to consummate an initial business combination from May 27, 2023 to the date that is one hundred and fifty (150) days after the six-month anniversary of the date of the Merger Agreement or such earlier period as may be mutually agreed by the parties (the “Extension Period”). An Extension Proposal was approved by FWAC shareholders on May 17, 2023, and the Agreement End Date was extended until September 15, 2023.

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Extension Proxy Statement refers to a proxy statement, and any amendments or supplements thereto, filed by FWAC with the SEC in connection with any meeting of FWAC shareholders called for the purpose of considering the Extension Proposal.

•	F Reorganization refers to a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

•	FASB refers to the Financial Accounting Standards Board.

•	FFO refers to funds from operations. FFO is a non-GAAP financial measure.

•	FINRA refers to the Financial Industry Regulatory Authority, Inc.

•	First Amendment refers to the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, by and among MIC, FWAC and Merger Sub.

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First Earnout Shares refer to 1,000,000 Founder Shares that will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the date the Merger closes equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026).

•	First Effective Time refers to the effective time of the merger of Merger Sub with and into MIC pursuant to the terms and subject to the conditions of the Merger Agreement.

•	First Merger refers to the merger of Merger Sub with and into MIC pursuant to the terms and subject to the conditions of the Merger Agreement.

•	First-Step Surviving Company refers to MIC as the surviving entity of the First Merger.

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FWAC Adjournment Proposal refers to a proposal for the FWAC shareholders to approve the adjournment of the FWAC Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the Merger

Proposal, the Domestication Proposal, the Charter Proposal, the Directors Proposal, the Share Plan Proposal and the Nasdaq Proposal, in the event FWAC does not receive the requisite shareholder vote to approve the Merger Proposal, the Domestication Proposal, the Charter Proposal, the Directors Proposal, the Share Plan Proposal or the Nasdaq Proposal.

•	Former Advisor refers to Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, collectively.

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Founder Shares refer to the FWAC Class B Shares contemplated by the Sponsor Agreement, dated as of December 13, 2022 (and amended and restated on May 11, 2023, and June 15, 2023), by and among the FWAC Founders, FWAC and MIC, that are held by the Sponsor and certain FWAC shareholders, together with any FWAC Class A Shares or New MIC Common Stock issuable upon conversion thereof.

•	FWAC refers to Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company.

•	FWAC Board refers to the board of directors of FWAC.

•	FWAC Class A Shares refer to the Class A ordinary shares, par value $0.0001 per share, of FWAC.

•	FWAC Class B Shares refer to the aggregate of 6,875,000 Class B ordinary shares, par value $0.0001 per share, of FWAC.

•	FWAC Founders refer to the Sponsor and FWAC’s directors and officers.

•	FWAC Meeting refers to the extraordinary general meeting of the shareholders of FWAC, which will be held at : a.m., Eastern time, on , 2023.

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FWAC Proposals refer to the Merger Proposal, the Domestication Proposal, the Charter Proposal, the Governance Proposals, the Directors Proposal, the Share Plan Proposal, the Nasdaq Proposal and the FWAC Adjournment Proposal.

•	FWAC Required Proposals refer to Merger Proposal, the Domestication Proposal, the Charter Proposal, the Directors Proposal, the Share Plan Proposal and the Nasdaq Proposal.

•	FWAC Record Date refers to the close of business on June 23, 2023.

•	FWAC Ordinary Shares refer to, collectively, the FWAC Class A Shares and FWAC Class B Shares.

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FWAC Share Redemption refers to the election by holders of FWAC Class A Shares to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Merger, including interest (net of taxes payable), by (ii) the total number of then-outstanding FWAC Class A Shares.

•	FWAC shareholders refer to the holders of FWAC Class A Shares and FWAC Class B Shares.

•	GAAP refers to U.S. generally accepted accounting principles.

•	Governance Proposal refers to a proposal for the FWAC shareholders to approve certain governance provisions set forth in the Proposed Organizational Documents.

•	HS3 refers to HSCP Strategic III, LP, a Delaware limited partnership, an entity controlled by Jeffrey B. Osher, a director of MIC.

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HS3 Support Agreement refers to that certain Support Agreement, dated as of December 13, 2022 (as amended and restated on March 23, 2023), by and between FWAC and HS3 pursuant to which HS3 agreed to vote its shares in favor of the Conversion and enter into the Operating Agreement.

•	HSR Act refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	IBIS Report refers to the “Parking Lots & Garages in the U.S.” industry report prepared by IBISWorld Inc. in November 2021.

•	Incentive Award Plan refers to the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan.

•	Initial Date refers to the day immediately following the closing of the Merger.

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Initial PIPE Investment refers to the purchase by Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. from New MIC, prior to or substantially concurrently with the closing of the Merger but following the Domestication, of 1,200,000 shares of New MIC Common Stock for an aggregate of $10,000,000 at $10.00 per 1.2 shares.

•	Initial PIPE Investor refers to Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Jeffrey B. Osher, a director of MIC.

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Initial Subscription Agreement refers, collectively, to those Subscription Agreements, dated as of December 13, 2022, by and between FWAC and each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd.

•	Interim Period refers to the time period from the date of the Merger Agreement until the closing of the Merger or termination of the Merger Agreement.

•	Investment Company Act refers to the Investment Company Act of 1940, as amended.

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IPO or FWAC IPO refers to the initial public offering of 27,500,000 FWAC Class A Shares consummated on May 27, 2021, including the additional 2,500,000 FWAC Class A Shares issued pursuant to the partial exercise of the FWAC IPO Underwriters’ over-allotment option.

•	JOBS Act refers to the Jumpstart Our Business Startups Act of 2012.

•	Letter Agreement refers to that certain Letter Agreement, dated May 24, 2021 (and amended and restated on May 11, 2023), by and among the Sponsor and certain holders of FWAC’s Class B Shares and FWAC.

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Listing Event refers to either (a) the listing of the New MIC Common Stock or MIC Common Stock, as applicable, on a national securities exchange or (b) a merger, sale of all or substantially all of New MIC’s or MIC’s, as applicable, assets or another transaction, in each case, approved by the New MIC Board or MIC Board, as applicable, in which holders of New MIC Common Stock or MIC Common Stock, as applicable, will receive common stock that is listed on a national securities exchange, in exchange for their existing shares of stock, options and warrants, as applicable.

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LTIP Unit refers to (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Partnership Agreement and (b) following the Conversion, the class of membership interests of the Operating Company designated as “LTIP Units” pursuant to the Operating Agreement.

•	March 2022 NPA Report refers to the “Road to Recovery Index for Parking, Vol. 2” report prepared for the National Parking Association by Ernst & Young LLP in March 2022.

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mark-to-market election refers to the election by U.S. Holders who hold (actually or constructively) stock of a non-U.S. corporation that is classified as a passive foreign investment company to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq and NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.

•	Memorandum and Articles of Association refer to FWAC’s current Amended and Restated Memorandum and Articles of Association, as amended from time to time.

•	Merger refers to (a) the merger of Merger Sub with and into MIC, with MIC continuing as the surviving entity, followed by (b) the merger of the First-Step Surviving Company with and into

FWAC, pursuant to the terms and subject to the conditions of the Merger Agreement, with FWAC continuing as the surviving entity resulting from the Second Merger and the other transactions contemplated by the Merger Agreement.

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Merger Agreement refers to the Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, as it may be further amended from time to time, by and among FWAC, Merger Sub and MIC.

•	Merger Proposal refers to a proposal for the FWAC shareholders to approve the Merger and the other transactions contemplated by the Merger Agreement.

•	Merger Sub refers to Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC.

•	MGCL refers to the Maryland General Corporation Law.

•	MIC refers to Mobile Infrastructure Corporation, a Maryland corporation.

•	MIC Board refers to the board of directors of MIC.

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MIC Budget refers to the standalone projected income statement for MIC based on MIC’s management’s projections through 2023 provided by MIC’s management in connection with evaluating a possible transaction with FWAC.

•	MIC Bylaws refer to the Amended and Restated Bylaws of MIC.

•	MIC Charter refers to the charter of MIC.

•	MIC Common Stock refers to the shares of common stock, par value $0.0001 per share, of MIC.

•	MIC Common Stock Merger Consideration refers to such number of New MIC Common Stock equal to the Exchange Ratio.

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MIC Common Stock Warrant refers to the warrant to purchase up to 1,702,128 shares of MIC Common Stock for an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000 issued to Color Up pursuant to the Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up, and the Warrant Agreement by and between MIC and Color Up, dated as of August 25, 2021.

•	MIC Employment Agreements refer to employment agreements, dated as of August 25, 2021, by and between MIC and each of Manuel Chavez, III and Stephanie Hogue, each as amended.

•	MIC Meeting refers to the special meeting of MIC stockholders to be held on , 2023.

•	MIC Merger Proposal refers to a proposal for the MIC common stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement.

•	MIC Plan refers to the MIC Long-Term Incentive Plan.

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MIC Preferred Stock refers to the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC and Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC.

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MIC Preferred Stock Merger Consideration refers to (a) with respect to each share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC, one share of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC and (b) with respect to each share of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC, one share of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC.

•	MIC Proposals refer to the Charter Amendment Proposal, MIC Merger Proposal, Compensation Proposal and Adjournment Proposal.

•	MIC Record Date refers to the close of business on June 15, 2023.

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MIC Registrable Securities refer to (a) the shares of MIC Common Stock purchased pursuant to the Purchase and Contribution Agreement, (b) shares of MIC Common Stock, if any, issued upon the redemption of Common Units purchased pursuant to the Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up, (c) shares of MIC Common Stock acquired pursuant to the Tender Offer, (d) shares of MIC Common Stock issuable upon exercise of the MIC Common Stock Warrants, (e) the MIC Common Stock Warrants and (f) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise).

•	MIC Registration Rights Agreement refers to that certain Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and between MIC, Color Up and HS3.

•	MIC Securities refer to MIC Common Stock, MIC Preferred Stock and the MIC Common Stock Warrant.

•	MIC Series 1 Preferred Stock refers to the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC.

•	MIC Series A Preferred Stock refers to the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC.

•	MIT refers to Mobile Infrastructure Trust, a Maryland real estate investment trust.

•	MIT IPO refers to the initial public offering of common shares of beneficial interest, par value $0.0001 per share, of MIT.

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MIT Merger refers to the contemplated merger of MIC with and into MIT in accordance with the Agreement and Plan of Merger, dated May 27, 2022, by and between MIT and MIC, as subsequently amended and restated on September 26, 2022, which was terminated on December 13, 2022.

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MIT Merger Agreement refers to the Agreement and Plan of Merger, dated May 27, 2022, by and between MIT and MIC, as subsequently amended and restated on September 26, 2022, which was terminated pursuant to the Merger Termination Agreement, dated as of December 13, 2022, by and between MIC and MIT.

•	Mobile Companies refer to MIC and its subsidiaries.

•	Morrow Sodali refers to Morrow Sodali LLC.

•	MSAs refer to U.S. metropolitan statistical areas.

•	Nasdaq refers to the Nasdaq Stock Market.

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Nasdaq Proposal refers to a proposal for the FWAC shareholders to approve the issuance of more than 20% of the issued and outstanding FWAC Ordinary Shares and the resulting change in control in connection with the Merger.

•	NAV refers to net asset value.

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New Lease Structure refers to leases with the tenants of MIC which are governed under a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold.

•	New MIC refers to FWAC following consummation of the Domestication.

•	New MIC Board refers to the board of directors of New MIC.

•	New MIC Common Stock refers to the common stock, par value $0.0001 per share, of New MIC.

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New MIC Preferred Stock refers to the preferred stock, par value $0.0001 per share, of New MIC, including the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC and the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC.

•	New MIC Securities refer to the New MIC Common Stock, New MIC Series 1 Preferred Stock, New MIC Series A Preferred Stock and the New MIC Warrants.

•	New MIC Series 1 Preferred Stock refers to the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC.

•	New MIC Series A Preferred Stock refers to the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of New MIC.

•	New MIC Warrant refers to a warrant to purchase shares of New MIC Common Stock.

•	NOI refers to net operating income, which MIC defines as total revenues, less property taxes and property operating expenses.

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Non-Electing Shareholder refers to a U.S. Holder that did not make an election to treat FWAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of FWAC Class A Shares during which FWAC qualified as a passive foreign investment company.

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Non-U.S. Holder refers to a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of FWAC Class A Shares, New MIC Common Stock or MIC Securities that is not a U.S. Holder.

•	Note refers to the loan by the Sponsor to FWAC of up to $300,000, in the aggregate.

•	NPA refers to the National Parking Association.

•	NPA Economic Report refers to the “Economic Contributions of the US Parking Industry” report prepared for the National Parking Association by Ernst & Young LLP in July 2020.

•	NYSE refers to the New York Stock Exchange or the NYSE American.

•	Operating Agreement refers to the Limited Liability Company Agreement of Mobile Infra Operating Company, LLC, a Delaware limited liability company.

•	Operating Company refers to Mobile Infra Operating Company, LLC, a Delaware limited liability company.

•	Operating Partnership refers to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership formerly known as MVP REIT II Operating Partnership, L.P.

•	original MIT Merger Agreement refers to the Agreement and Plan of Merger, dated May 27, 2022, by and between MIT and MIC.

•	our portfolio refers to the portfolio of 43 parking facilities that MIC owned as of March 31, 2023.

•	Partnership Agreement refers to the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership.

•	PCA refers to PCA, Inc.

•	Performance Awards refer to the performance-based equity awards to Manuel Chavez, III and Stephanie Hogue approved on May 27, 2022.

•

Performance Award Agreements refer to the performance units award agreements entered into in connection with the performance-based equity awards to Manuel Chavez, III and Stephanie Hogue approved on May 27, 2022.

•

Performance Unit refers to (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Partnership Agreement and (b) following the Conversion, the class of membership interests of the Operating Company designated as “Performance Units” pursuant to the Operating Agreement.

•	PFIC refers to a passive foreign investment company.

•

PIPE Investments refer to the Preferred PIPE Investment and the entry into any other Subscription Agreement with one or more investors to purchase FWAC Class A Shares prior to the Domestication or to purchase New MIC Common Stock, New MIC Preferred Stock, Series 2 Preferred Stock or convertible notes of New MIC after the Domestication but prior to the First Effective Time.

•	PIPE Investors refer to those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

•	Post IPO Balance Sheet refers to the audited balance sheet of FWAC as of May 27, 2021.

•

Preferred PIPE Investment refers to the purchase by the Preferred PIPE Investors from New MIC, prior to or substantially concurrently with the closing of the Merger but following the Domestication, of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate of $46,000,000.

•

Preferred PIPE Investors refer to HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Jeffrey B. Osher, a director of MIC, and Bombe-MIC Pref, LLC, an entity controlled by Manuel Chavez and of which Stephanie Hogue is a member, each of whom is a director and officer of MIC.

•

Preferred Subscription Agreements refer to those Subscription Agreements, dated as of June 15, 2023, by and between FWAC and each of HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Jeffrey B. Osher, a director of MIC, and Bombe-MIC Pref, LLC, an entity controlled by Manuel Chavez and of which Stephanie Hogue is a member, each of whom is a director and officer of MIC.

•	Private Placement refers to the private placement of 907,000 FWAC Class A Shares to the Sponsor simultaneously with the closing of the IPO.

•

Private Placement Shares refer to 907,000 FWAC Class A Shares held by the Sponsor, which were acquired at a purchase price of $10.00 per share in a private placement for an aggregate purchase price of $9,070,000 concurrent with the closing of the IPO.

•	Profits Interest Units refer to units of the Operating Company intended to constitute “profits interests” within the meaning of the relevant IRS guidance.

•	Proposed Bylaws refer to the proposed bylaws of New MIC following the Domestication.

•	Proposed Charter refers to the proposed charter of New MIC following the Domestication.

•	Proposed Organizational Documents refer to the Proposed Charter and Proposed Bylaws.

•

Protected Partners refer to (a) Color Up, (b) any person holding Common Units and who acquired such Common Units from Color Up in a transaction in which such person’s adjusted basis in such Common Units, as determined by federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of Color Up in such Common Units and (c) if at any time Color Up is a Pass Through Entity (as defined in the Tax Matters Agreement), and solely of the computing the amounts to be paid pursuant to certain provisions of the Tax Matters Agreement with respect to Color Up, any person who (i) holds an interest in Color Up, either directly or through one or more pass through entities, and (ii) is required to include all or a portion of the income of Color Up in its own gross income.

•

Public Shares refer to 27,500,000 FWAC Class A Shares, including 2,500,000 shares as a result of the FWAC IPO Underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per share (excluding Private Placement Shares) issued in connection with the IPO.

•	public shareholders refer to the holders of FWAC Class A Shares.

•

Purchase and Contribution Agreement refers to that certain Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Michael Shustek, Vestin Realty Mortgage I, Inc., a Maryland corporation, and Vestin Realty Mortgage II, Inc., a Maryland corporation, and Color Up.

•	Purchase and Contribution Agreement Closing refers to the closing of Purchase and Contribution Agreement that occurred on August 25, 2021.

•	REIT refers to a real estate investment trust.

•

Registrable Securities refer to (a) all shares of New MIC Common Stock, (b) all shares of New MIC Common Stock issuable upon exercise, conversion, redemption or exchange of any option, warrant or convertible security issued by New MIC or the Operating Company, including the Common Units, the Series 2 Preferred Stock (including dividends thereon) and the any warrants issued by New MIC or assumed by New MIC effective as of the closing of the Merger, (c) any warrants issued by New MIC or assumed by New MIC effective as of the closing of the Merger and (d) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of New MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise).

•	Registration Rights Agreement refers to that certain Registration Rights Agreement to be entered into at the Closing by and among New MIC, Sponsor and the RRA Holders.

•	Related Agreements refer to the Subscription Agreements, Sponsor Agreement, Support Agreements, Lock-Up Agreements, Registration Rights Agreement and Operating Agreement.

•	Revolving Credit Facility refers to a $75.0 million revolving credit facility with a $75.0 million accordion feature secured by MIC, effective March 29, 2022.

•	RevPAS refers to revenue per available space. RevPAS is defined as gross parking revenue generated by MIC’s properties divided by the total number of parking spaces in MIC’s portfolio.

•	Roll-Up Entity refers to a partnership, REIT, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

•

Roll-Up Transaction refers to certain transactions involving the acquisition, merger, conversion or consolidation, directly or indirectly, of MIC and the issuance of securities of a Roll-Up Entity that is created or would survive after the successful completion of the Roll-Up Transaction. This definition does not include (a) a transaction involving securities of MIC that have been listed on a national securities exchange for at least 12 months or (b) a transaction involving MIC’s conversion to corporate, trust or association form if, as a consequence of the transaction, there would be no significant adverse change in stockholder voting rights, the term of MIC’s existence, compensation to its advisor or sponsor or MIC’s investment objectives.

•	RRA Holders refer to those certain New MIC stockholders, the Sponsor and the Preferred PIPE Investors that will be party to the Registration Rights Agreement.

•	Sarbanes-Oxley refers to the Sarbanes-Oxley Act of 2002.

•	SEC refers to the U.S. Securities and Exchange Commission.

•	Second Effective Time refers to the effective time of the Second Merger.

•

Second Earnout Shares refer to 1,000,000 Founder Shares that will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028).

•

Second Merger refers to the merger of the First-Step Surviving Company with and into FWAC, pursuant to the terms and subject to the conditions of the Merger Agreement, with FWAC continuing as the surviving entity.

•	Securities Act refers to the Securities Act of 1933, as amended.

•	Seller Lock-Up Agreement refers to that certain lock-up agreement, dated as of December 13, 2022, by and among Color Up, MIC and FWAC.

•	September 2021 NPA Report refers to the “Road to Recovery Index for Parking” report prepared for the National Parking Association by Ernst & Young LLP in September 2021.

•

Series 1 Preferred Stock Conversion Notice refers to the delivery of a written notice, containing the information required by the Proposed Charter, by a holder of shares of New MIC Series 1 Preferred Stock electing to convert such share into New MIC Common Stock.

•

Series 1 Preferred Stock Conversion Price refers to the conversion price of New MIC Series 1 Preferred Stock for shares of New MIC Common Stock, determined as follows: provided there has been a Listing Event, the Series 1 Preferred Stock Conversion Price for such share of New MIC Series 1 Preferred Stock will be equal to the volume weighted average price per share of New MIC Common Stock for the 20 trading days prior to the delivery date of the Series 1 Preferred Stock Conversion Notice; if a Listing Event has not occurred, the Series 1 Preferred Stock Conversion Price for such share of New MIC Series 1 Preferred Stock will be equal to 100% of New MIC’s NAV per share if then established, and until New MIC establishes a NAV per share, the Series 1 Preferred Stock Conversion Price will be equal to $25.00, or the initial offering price per share of New MIC Common Stock in New MIC’s initial public offering.

•	Series 1 Preferred Stock Stated Value refers to $1,000.

•

Series 1 Preferred Unit refers to (a) prior to the Conversion, the class of partnership interests of the Operating Partnership designated as “Series 1 Preferred Units” pursuant to the Partnership Agreement and (b) following the Conversion, the class of membership interests of the Operating Company designated a “Series 1 Preferred Units” pursuant to the Operating Agreement.

•	Series 2 Preferred Stock refers to the Series 2 Convertible Preferred Stock, par value $0.0001 per share, of New MIC.

•	Series 2 Preferred Stock Stated Value refers to $1,000.

•	Series 2 Preferred Unit refers to the class of membership interests of the Operating Company designated as “Series 2 Preferred Units” pursuant to the Operating Agreement.

•

Series A Preferred Stock Conversion Notice refers to the delivery of a written notice, containing the information required by the Proposed Charter, by a holder of shares of New MIC Series A Preferred Stock electing to convert such share into New MIC Common Stock.

•

Series A Preferred Stock Conversion Price refers to the conversion price of New MIC Series A Preferred Stock for shares of New MIC Common Stock, determined as follows: provided there has been a Listing Event (as defined in the Proposed Charter), the Series A Preferred Stock Conversion Price for such share of New MIC Series A Preferred Stock will be equal to the volume weighted average price per share of New MIC Common Stock for the 20 trading days prior to the delivery date of the Series A Preferred Stock Conversion Notice; if a Listing Event has not occurred, the Series A Preferred Stock Conversion Price for such share of New MIC Series A Preferred Stock will be equal to 100% of New MIC’s NAV per share if then established, and until New MIC establishes a NAV per share, the Series 1 Preferred Stock Conversion Price will be equal to $25.00, or the initial offering price per share of New MIC Common Stock in New MIC’s initial public offering.

•	Series A Preferred Stock Stated Value refers to $1,000.

•

Series A Preferred Unit refers to (a) prior to the Conversion, the class of partnership interests of the Operating Partnership designated as “Series A Preferred Units” pursuant to the Partnership Agreement and (b) following the Conversion, the class of membership interests of the Operating Company designated a “Series A Preferred Units” pursuant to the Operating Agreement.

•	Share Plan Proposal refers to a proposal for the FWAC shareholders to approve the Incentive Award Plan.

•	SP+ refers to SP Plus Corporation.

•	SPAC refers to a special purpose acquisition company.

•

Special Committee of the MIC Board refers to the special committee of the MIC Board consisting of John E. Dawson, Robert J. Aalberts and Shawn Nelson formed in connection with the Purchase and Contribution Agreement.

•	Sponsor refers to Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company.

•	Sponsor Agreement refers to that certain Sponsor Agreement, dated as of December 13, 2022 (and amended and restated on May 11, 2023, and June 15, 2023), by and among the FWAC Founders, FWAC and MIC.

•	Sponsor Lock-Up Agreement refers to that certain lock-up agreement, dated as of December 13, 2022, by and among the Sponsor, MIC and FWAC.

•	Sponsor Mandatory Forfeiture refers to the cancellation for no consideration of 4,755,000 Founder Shares held by the Sponsor in accordance with the terms of the Sponsor Agreement.

•

Subscription Agreements refer to the subscription agreements, including any amendments, side letters or other supplements thereto, entered into by FWAC with certain PIPE Investors in relation to the PIPE Investments, including the Preferred Subscription Agreement.

•

Superior Proposal refers to any unsolicited bona fide written Acquisition Proposal that is fully financed (including through cash on hand) or has fully committed financing that the MIC Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the financing terms and the ability of the proposed acquiror to finance such Acquisition Proposal) and the person making the proposal, is (a) more favorable to the stockholders of MIC from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

•	Stockholders’ Agreement refers to the stockholders’ agreement dated as of August 25, 2021, by and between MIC and Color Up.

•	Stockholders’ Agreement Liquidity Event refers to six months following an initial public offering or a listing of the MIC Common Stock on a national securities exchange.

•	Tax Matters Agreement refers to the tax matters agreement, dated as of August 25, 2021, by and among MIC, the Operating Partnership and Color Up.

•	Tender Offer refers to an offer to purchase up to 900,506 shares of MIC Common Stock, at a price of $11.75 per share, by Color Up pursuant to the Purchase and Contribution Agreement.

•

Treasury Regulations refer to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

•	Trust Account refers to FWAC’s trust account maintained by Continental.

•	Trust Agreement refers to that certain Investment Management Trust Agreement, dated as of May 24, 2021, between FWAC and Continental.

•

U.S. Holder refers to a beneficial owner of FWAC Class A Shares or MIC Securities that is for U.S. federal income tax purposes is: an individual citizen or resident of the United States; corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income tax regardless of its source; or a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

•

U.S. Shareholder refers to a U.S. Holder of FWAC Class A Shares who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of FWAC stock entitled to vote or 10% or more of the total value of all classes of FWAC stock.

•

Vesting Founder Shares refer to 2,000,000 Founder Shares held by the Sponsor which are subject to certain vesting restrictions and, in certain circumstances, forfeiture, in each case pursuant to the Sponsor Agreement.

•	VRMI refers to Vestin Realty Mortgage I, Inc.

•	VRMI Notes refer to the five notes issued originally by VRMI assigned and sold to certain MIC subsidiaries.

•	VRMII refers to Vestin Realty Mortgage II, Inc.

•

QEF Election refers to an election to treat FWAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of FWAC Class A Shares during which FWAC qualified as a passive foreign investment company.

•	Warrant Agreement refers to the Warrant Agreement, dated as of August 25, 2021, by and between MIC and Color Up.

•	Working Capital Loans refer to loans of funds to FWAC by the Sponsor or an affiliate of the Sponsor or certain of FWAC’s directors and officers as may be required to consummate the Merger.

BASIS OF PRESENTATION

Numerical figures included in this joint proxy statement/prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Unless specified otherwise, amounts in this joint proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this joint proxy statement/prospectus have the meanings ascribed to them in the financial statements.

MARKET AND INDUSTRY INFORMATION

Information contained in this joint proxy statement/prospectus concerning the market and the industry in which MIC competes, including its market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by MIC based on such sources and MIC’s knowledge of the parking industry. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which MIC operates and MIC’s management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable. Some market data and statistical information are also based on MIC’s good faith estimates, which are derived from management’s knowledge of MIC’s industry and such independent sources referred to above. Certain market, ranking and industry data included in this joint proxy statement/prospectus, including the size of certain markets and MIC’s size or position and the positions of its competitors within these markets, including its services relative to competitors, are based on estimates of MIC management. These estimates have been derived from management’s considerable knowledge and experience in the markets in which MIC operates, as well as information obtained from surveys, reports by market research firms, MIC customers, trade and business organizations and other contacts in the markets in which MIC operates. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication speaks as of its original publication date (and not as of the date of this joint proxy statement/prospectus). In addition, MIC does not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which MIC operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this joint proxy statement/prospectus are subject to change.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements, which forward looking statements include, but are not limited to, statements about the ability of FWAC and MIC prior to the Merger, and New MIC following the Merger, to:

•	complete the Merger, or, if FWAC does not consummate the Merger, any initial business combination;

•	realize the expected benefits of the Merger;

•	execute on New MIC’s business strategy, attain its investment objectives or increase the value of its portfolio; and

•	achieve positive future financial and operating performance after the Merger.

Forward-looking statements appear in a number of places in this joint proxy statement/prospectus, including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation” and “Description of MIC’s Businesses.” In addition, any statements that are not historical facts or that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. The forward-looking statements are based on the current expectations of the management of FWAC and MIC, as applicable, but are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated or that we will achieve or realize these plans, intentions or expectations. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should understand that the following important factors, in addition to those factors described in the sections titled “Risk Factors,” and “The Merger—Certain MIC Projected Financial Information” and elsewhere in this joint proxy statement/prospectus, could affect the future results of FWAC and MIC prior to the Merger, and New MIC following the Merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this joint proxy statement/prospectus:

•	the occurrence of any event, change or other circumstance that could delay, impede or prevent the Merger or give rise to the termination of the Merger Agreement;

•	increased fuel prices may adversely affect MIC’s operating environment and costs;

•	MIC has a limited operating history which makes its future performance difficult to predict;

•

MIC incurred net losses attributable to MIC common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $2.3 million and $2.2 million for the three months ended March 31, 2023 and 2022, respectively, and MIC may experience additional net losses in the future;

•	MIC will need to improve cash flow from operations to avoid a future liquidity event;

•	MIC depends on its management team and the loss of key personnel could have a material adverse effect upon MIC’s ability to conduct and manage its business;

•

MIC’s estimated NAV per share should not be relied on as being the primary measure of the current value of the shares of MIC Common Stock, and relying on estimated NAV in isolation could create a misleading or incomplete view of the current value of the shares of MIC Common Stock;

•	a material failure, inadequacy, interruption or security failure of MIC’s technology networks and related systems could harm MIC’s business;

•

MIC’s executive officers and certain of MIC’s directors face or may face conflicts of interest related to their positions and interests in affiliates of MIC, which could hinder MIC’s ability to implement its business strategy and generate returns to investors;

•

estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which MIC competes achieves the forecasted growth, MIC’s business could fail to grow at a similar rate, if at all;

•

MIC’s revenues have been and will continue to be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on MIC’s revenues than if it owned a more diversified real estate portfolio;

•	MIC may be unable to attain its investment strategy or increase the value of its portfolio;

•	MIC may be unable to grow its business by acquisitions of additional parking facilities;

•	MIC’s parking facilities face intense competition, which may adversely affect rental and fee income;

•

MIC may be required to expend funds to correct defects or to make improvements before a property can be sold. MIC cannot assure investors that it will have funds available to correct such defects or to make such improvements;

•	MIC requires scale to improve cash flow and earnings for investors;

•

changing consumer preferences and legislation affecting MIC’s industry or related industries may lead to a decline in parking demand, which could have a material adverse impact on MIC’s business, financial condition and results of operations;

•

the COVID-19 pandemic has had, and may continue to have, a material adverse effect on MIC’s business, financial condition, results of operations, cash flows, liquidity and ability to satisfy MIC’s debt service obligations, and its duration and ultimate lasting impact is unknown;

•	MIC’s investments in real estate will be subject to the risks typically associated with investing in real estate;

•	uninsured losses or premiums for insurance coverage relating to real property may adversely affect MIC’s investor returns;

•

MIC’s material weaknesses in its internal control over financial reporting could adversely affect MIC’s ability to report its results of operations and financial condition accurately and in a timely manner;

•	MIC may not be able to access financing sources on attractive terms, or at all, which could adversely affect its ability to execute its business plan;

•	MIC may not obtain sufficient capital on acceptable terms and, as a result, MIC’s business and its ability to operate could be materially adversely impacted;

•

instability in the debt markets and other factors may make it more difficult for MIC to finance or refinance properties, which could reduce the number of properties MIC can acquire and the amount of cash distributions MIC can make to its investors;

•	increasing interest rates may adversely affect MIC;

•

MIC’s inability to comply with a financial covenant under its Revolving Credit Facility resulted in the inclusion by its independent auditors of an explanatory paragraph regarding MIC’s ability to continue as a “going concern” in its report on MIC’s financial statements for the year ended December 31, 2022; in addition, MIC currently is not in compliance with a financial covenant under the Revolving Credit Facility, each of which resulted in an event of a default under MIC’s Revolving Credit Facility, which events of default are ongoing. The foregoing events of default may result in the lender accelerating the maturity of the debt under the Revolving Credit Facility, under which MIC has outstanding borrowings of $73.7 million as of March 31, 2023. Consequently, unless resolved favorably, these conditions and events continue to raise substantial doubt about MIC’s ability to continue as a going concern;

•

adverse judgments, settlements or investigations resulting from legal proceedings in which MIC may be involved could reduce its profits, limit its ability to operate its business or distract its officers from attending to its business;

•	if the Merger does not occur, MIC may incur payment obligations to FWAC;

•	holders of outstanding MIC Preferred Stock have dividend, liquidation and other rights that are senior to the rights of the holders of MIC Common Stock;

•

The PIPE Investment is structured as an issuance of preferred stock, which may be viewed as less favorable to New MIC and the holders of its shares than other forms of financing and may expose holders of shares of New MIC to additional dilution following the closing of the Merger, any of which could cause investors to lose some or all of their investment; and

•	other risks and uncertainties discussed elsewhere in this joint proxy statement/prospectus, including in the section titled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this joint proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this joint proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this joint proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of FWAC and MIC prior to the Merger, and New MIC following the Merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FWAC or MIC assess the impact of all such risk factors on the business of FWAC and MIC prior to the Merger, and New MIC following the Merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to FWAC or MIC or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FWAC and MIC prior to the Merger, and New MIC following the Merger, undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of FWAC or MIC, as applicable, on the relevant subject. These statements are based upon information available to FWAC or MIC, as applicable, as of the date of this joint proxy statement/prospectus, and while such party believes such information forms a basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that FWAC or MIC, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the headings “Risk Factors,” “The Merger—Certain MIC Projected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation” in this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of FWAC or a stockholder of MIC, may have regarding the proposals being considered at the extraordinary meeting of FWAC and at the special meeting of MIC and answers to those questions. The following questions and answers do not include all the information that may be important to FWAC shareholders and MIC stockholders. You should carefully read this joint proxy statement/prospectus in its entirety, including the annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because the information in this section may not provide all the information that might be important to you.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. What is the proposed transaction?

A. FWAC, Merger Sub and MIC have entered into the Merger Agreement, as amended by the First Amendment, pursuant to which, and subject to the terms and conditions thereof, Merger Sub will merge with and into MIC with MIC continuing as the surviving entity followed by MIC merging with and into New MIC with New MIC continuing as the surviving entity. A copy of the Merger Agreement and First Amendment are attached as Annex A-1 and Annex A-2, respectively, to this joint proxy statement/prospectus.

Q. What will I receive in the proposed transaction?

A. FWAC. As a result of and upon the effective time of the Domestication, among other things, (a) each then issued and outstanding FWAC Class A Share (including the Private Placement Shares (as defined below)), will convert automatically, on a one-for-one basis, into a share of New MIC Common Stock; and (b) each then issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into a share of New MIC Common Stock.

MIC. In the Merger, holders of shares of MIC Common Stock will be entitled to receive for each share of Common Stock such number of shares of New MIC Common Stock equal to the Exchange Ratio (as defined below).

Additionally, each issued and outstanding share of MIC Series 1 Preferred Stock and MIC Series A Preferred Stock will be converted into the right to receive one share of New MIC Series 1 Preferred Stock or one share of New MIC Series A Preferred Stock, as applicable, having terms materially the same as the applicable MIC Series 1 Preferred Stock or MIC Series A Preferred Stock.

Q: Why are FWAC and MIC proposing the Merger?

A: FWAC. FWAC is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of FWAC’s search for a business combination partner, FWAC investigated the potential acquisition of many entities in various industries, including MIC, and concluded that MIC was the best candidate for a business combination with FWAC. For more details on FWAC’s search for a business combination partner and the FWAC Board’s reasons for selecting MIC as FWAC’s business combination partner, see “The Merger—Background of the Merger” and “The Merger—FWAC Board’s Discussion of Valuation and Reasons for the Approval of the Merger” included in this joint proxy statement/prospectus.

MIC. MIC is proposing the Merger for a number of reasons, including to provide its common stockholders access to liquidity and ownership in a publicly-traded company. Although MIC is a reporting company under the Exchange Act, the MIC Common Stock is not listed on a national securities exchange and shares of MIC Common Stock have only traded minimally in the over-the-counter market.

In addition, following the completion of the Merger and the Preferred PIPE Investment and the entry into any other subscription agreement (including any amendments, side letters or other supplements thereto, entered into by FWAC with certain investors participating in PIPE Investments (the “PIPE Investors”) in relation to the PIPE Investment, including the Subscription Agreements executed in connection with the Preferred PIPE Investment, the “Subscription Agreements”) with one or more investors to purchase FWAC Class A Shares prior to the Domestication or to purchase New MIC Common Stock, New MIC Preferred Stock, Series 2 Preferred Stock or convertible notes of New MIC after the Domestication but prior to the First Effective Time (“PIPE Investments”), New MIC is expected to have larger scale than MIC currently has, increased growth potential and less debt than MIC currently has, as New MIC intends to use a portion of the cash received in the Merger and PIPE Investments to repay debt it will assume from MIC in connection with the Merger, which was approximately $220 million as of March 31, 2023. The total amount of debt to be repaid will depend on the amount of cash received in the Merger and PIPE Investments, and also will depend on the level of redemptions by FWAC public shareholders. New MIC intends to use a portion of the remaining cash received in the Merger and PIPE Investments, if any, for general corporate purposes, including to grow its portfolio through the acquisition of additional parking facilities, which may include those in MIC’s pipeline, none of which are probable as of the date of this joint proxy statement/prospectus. For further information about our growth strategies, see the section titled “Description of MIC’s Businesses—Our Growth Strategies”.

To review, in greater detail, the reasons for the approval of the Merger by the MIC Board and the factors the MIC Board considered in determining that the Merger and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of MIC, including negative factors considered by the MIC Board, see “The Merger—Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions” of this joint proxy statement/prospectus. Notwithstanding the foregoing, the Merger poses risks to MIC, MIC’s stockholders, New MIC and New MIC’s stockholders, and MIC, MIC’s stockholders, New MIC and New MIC’s stockholders may not realize the benefits of the Merger. See “Risk Factors—Risks Related to Ownership of New MIC’s Securities Following the Merger” and “Risk Factors—FWAC’s Business and the Merger” of this joint proxy statement/prospectus.

Q: What is the purpose of this document?

A: FWAC and MIC have agreed to the Merger under the terms of the Merger Agreement, as amended by the First Amendment, that is described in this joint proxy statement/prospectus. The Merger Agreement and First Amendment are also attached to this joint proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, and are incorporated into this joint proxy statement/prospectus by reference. The Merger Agreement provides for the Domestication, the First Merger and the Second Merger, each of which is described in this joint proxy statement/prospectus. The Merger cannot be completed, unless:

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the holders of FWAC Class A Shares and FWAC Class B Shares (the “FWAC shareholders”) approve the Merger Proposal, the Domestication Proposal, the Charter Proposal, the Nasdaq Proposal, the Share Plan Proposal and the Directors Proposal (collectively, the “FWAC Required Proposals”); and

•	the holders of MIC Common Stock vote to approve the MIC Merger Proposal and Charter Amendment Proposal.

Each of FWAC and MIC will hold separate extraordinary or special meetings of their shareholders and stockholders, respectively, to obtain these approvals and approvals for other related proposals as described herein.

This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the FWAC Meeting and the MIC Meeting. You are encouraged to carefully read this joint proxy statement/prospectus, including the section titled “Risk Factors,” and all the annexes hereto. It is a joint proxy statement because the FWAC Board is soliciting proxies from its shareholders and the MIC Board is soliciting proxies from its stockholders. It is a prospectus because FWAC will issue shares of New MIC

Common Stock and New MIC Preferred Stock. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q. Are there any conditions to the closing of the Merger that must be satisfied for the Merger to be completed?

A. The conditions of the Merger set forth in the Merger Agreement, among others, include:

•	the accuracy of the Mobile Companies’ and FWAC’s representations and warranties made in the Merger Agreement;

•	the approval of the Charter Amendment Proposal and the MIC Merger Proposal by the MIC common stockholders and the approval of the FWAC Required Proposals by the FWAC shareholders;

•	FWAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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the waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) applicable to the transactions contemplated by the Merger Agreement and ancillary documents thereto expiring or being terminated, which period expired on March 8, 2023;

•	the absence of any law or order by any governmental authority enjoining or prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

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the Form S-4, of which this joint proxy statement/prospectus is a part, being declared effective and no stop order suspending the effectiveness of the Form S-4 having been issued and no proceedings for that purpose having been initiated by the SEC that have not been withdrawn.

In addition to the approvals of FWAC shareholders and MIC stockholders described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For further information, see “The Merger—The Merger Agreement—Closing Conditions” of this joint proxy statement/prospectus.

Q: Are any of the proposals conditioned on one another?

A: FWAC. Yes. Each of Proposals 1, 2, 3 and 7 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Directors Proposal and the Share Plan Proposal is conditioned on the Cross Conditioned Proposals. The FWAC Adjournment Proposal and the Governance Proposals are not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus. It is important for you to note that in the event that any of the Cross-Conditioned Proposals are not approved, then FWAC will not consummate the Merger. In the absence of shareholder approval for a further extension, if FWAC does not consummate the Merger and fails to complete an initial business combination by September 15, 2023, FWAC will be required to dissolve and liquidate.

MIC. Yes, the MIC Merger Proposal and Charter Amendment Proposal are conditioned on the approval of each other. If either the MIC Merger Proposal or Charter Amendment Proposal is not approved, MIC will not consummate the Merger. The Compensation Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.

Q. How do the boards of directors of FWAC and MIC recommend that I vote?

A. FWAC. The FWAC Board unanimously recommends that holders of FWAC Ordinary Shares vote “FOR” each of the FWAC Proposals.

MIC. The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Charter Amendment Proposal, “FOR” the MIC Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q. How many votes do I have?

A. FWAC. Each FWAC Class A Share entitles the holder to one (1) vote at the FWAC Meeting on each Proposal (other than the Domestication Proposal and the Directors Proposal) to be considered at the FWAC Meeting. With respect to the Directors Proposal, only holders of FWAC Class B Shares are entitled to vote at the FWAC Meeting. Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either require (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

MIC. You are entitled to one vote for each share of MIC Common Stock that you owned as of the MIC Record Date. As of the MIC Record Date, there were 7,762,375 shares of MIC Common Stock outstanding, approximately 33.8% of which were beneficially owned by executive officers and directors of MIC as the controlling persons of Color Up. Pursuant to the Color Up Support Agreement (as defined below), Color Up has agreed to vote its shares of MIC Common Stock in favor of the Merger. See “The Merger—Certain Related Agreements—Support Agreement—Color Up Support Agreement”. All holders of record of MIC Preferred Stock as of the MIC Record Date are entitled to notice of, but may not vote at, the MIC Meeting.

Q: What constitutes a quorum?

A: FWAC. FWAC shareholders representing a majority of the issued and outstanding shares as of the FWAC Record Date and entitled to vote at the FWAC Meeting must be present in person (or via teleconference) or represented by proxy in order to hold the FWAC Meeting and conduct business. This is called a quorum. FWAC Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (a) is present in person (or via teleconference) and entitled to vote at the FWAC Meeting or (b) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the FWAC Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the FWAC Board may determine.

MIC. At the MIC Meeting, the presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the MIC Meeting shall constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares. Because all of the proposals to be voted on at the MIC Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any proposals unless instructed, so MIC does not expect there to be any broker non-votes at the MIC Meeting.

Q: When is the Merger expected to occur?

A: The Merger is expected to close two business days following the date on which all conditions set forth in Article IX of the Merger Agreement are satisfied or waived. The expected date of the Merger and the date on which the Merger closes (the “Closing Date”) have not yet been determined but are expected to occur during the third quarter of 2023. The Merger is subject to various conditions, and it is possible that factors beyond FWAC’s and MIC’s control could result in the Merger not being completed.

Q: Following the Merger, will FWAC’s securities continue to trade on a stock exchange?

A: Yes. FWAC anticipates that, following consummation of the Merger, New MIC Common Stock will be listed on the NYSE under the symbol “BEEP”.

Q: Who will manage New MIC?

A: Effective as of the consummation of the Merger, Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar, Danica Holley, Damon Jones, David Garfinkle and Brad Greiwe will serve on the board of directors of New MIC until the next annual meeting of stockholders of New MIC and until their respective successors are duly elected and qualify. For more information on New MIC’s anticipated management, see the section titled “Management of New MIC after the Merger”.

Q: What happens if the Merger is not consummated?

A: FWAC. If the Merger is not consummated, FWAC may seek another suitable business combination. In the absence of shareholder approval for an extension, if FWAC does not consummate a business combination by September 15, 2023, then pursuant to Article 49.7 of the Memorandum and Articles of Association, FWAC’s officers must take all actions necessary in accordance with the Cayman Islands Companies Law to dissolve and liquidate FWAC as promptly as reasonably possible. Following dissolution, FWAC will no longer exist as a company. In any liquidation, the funds held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of FWAC Class A Shares who acquired such shares in FWAC’s IPO or in the aftermarket. The estimated consideration that each FWAC Class A Share would be paid at liquidation would be approximately $10.00 per share for shareholders based on amounts on deposit in the Trust Account as of the FWAC Record Date. The closing price of a FWAC Class A Share on Nasdaq as of the FWAC Record Date was $11.01. Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), and FWAC’s directors and officers (the “FWAC Founders”) have waived the right to any liquidation distribution with respect to any FWAC Class B Shares or Private Placement Shares held by them. There will be no distribution from the Trust Account with respect to the FWAC Class B Shares and Private Placement Shares, which will expire worthless.

MIC. If the Merger is not completed, then (a) the holders of shares of MIC Common Stock will retain ownership of their MIC Common Stock and will not receive any consideration for their shares of MIC Common Stock, (b) the holders of shares of MIC Preferred Stock will retain ownership of their MIC Preferred Stock and will not receive with respect to each share of MIC Series 1 Preferred Stock, one share of New MIC Series 1 Preferred Stock and with respect to each share of MIC Series A Preferred Stock, one share of New MIC Series A Preferred Stock (collectively, the “MIC Preferred Stock Merger Consideration”) and (c) FWAC will not assume all outstanding warrants to purchase MIC Common Stock and they will not be converted into the right to receive the New MIC Warrants. If the Charter Amendment Proposal or the MIC Merger Proposal are not approved, the Merger will not be completed and MIC stockholders will remain stockholders in MIC as a non-listed company. If the Merger Agreement is terminated under certain circumstances, MIC may be obligated to pay FWAC a termination fee of $4.0 million if the transaction is terminated in connection with a superior proposal or an adverse recommendation change by the MIC Board.

Q: What are the potential impacts on the Merger and related transactions resulting from the FWAC Deferred Fee Waivers?

A: Each of Deutsche Bank Securities Inc. (“Deutsche Bank”), Goldman Sachs & Co. LLC (“GS”), and BofA Securities, Inc. (“BofA”, together with Deutsche Bank and GS, the “FWAC IPO Underwriters”) has waived (the “FWAC Deferred Fee Waivers”) its entitlement to its portion of its deferred underwriting fee payable pursuant to that certain Underwriting Agreement, dated May, 24, 2021 (the “Underwriting Agreement”), by and among FWAC and the FWAC IPO Underwriters. The deferred fees were only payable to the FWAC IPO Underwriters upon completion of an initial business combination by FWAC, including the proposed transaction with MIC.

As a result of the FWAC Deferred Fee Waivers, the aggregate amount of transaction fees payable by FWAC at the consummation of an initial business combination, including the proposed transaction with MIC, will be reduced by $9,625,000. The services to be provided by the FWAC IPO Underwriters pursuant to the Underwriting Agreement related to the FWAC IPO were complete at the time of the FWAC Deferred Fee Waivers.

While the FWAC IPO Underwriters did not provide any detail as to the reasons for the FWAC Deferred Fee Waivers, shareholders should be aware that such FWAC Deferred Fee Waivers indicate that none of the FWAC IPO Underwriters want to be associated with the disclosures in this joint proxy statement/prospectus or any underlying business analysis related to the transactions described herein. The FWAC Deferred Fee Waivers, including the waivers of fees for services that had already been rendered, is unusual and some investors may find the proposed transaction with MIC less attractive as a result; however, FWAC believes that such waivers would be beneficial for its shareholders as such waived fees would reduce the amount of transaction expenses payable in connection with the consummation of an initial business combination by $9,625,000.

For more information regarding the waivers by the FWAC IPO Underwriters, see the section titled “Summary of the Joint Proxy Statement/Prospectus—FWAC Deferred Fee Waivers” and “The Merger— Background of the Merger”, and for more information related to the associated risks, see the risk factors titled “Risk Factors—Risks Related to FWAC’s Business and the Merger—Each of the FWAC IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by FWAC, including the proposed transaction with MIC, but have instead waived such compensation and some have disclaimed any responsibility for this joint proxy statement/prospectus. Investors should not place any reliance on the fact that the FWAC IPO Underwriters were previously engaged by FWAC to serve as an underwriter in FWAC’s IPO, should not assume that the FWAC IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect” and “Risk Factors—Risks Related to FWAC’s Business and the Merger—FWAC may not have sufficient funds to satisfy indemnification claims of the FWAC IPO Underwriters or their affiliates involved in the FWAC IPO pursuant to the Underwriting Agreement”.

Q: What happens to the funds deposited in the Trust Account following the Merger?

A: Following the closing of the Merger, holders of FWAC Class A Shares (other than the Private Placement Shares) exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to New MIC and utilized to pay transaction expenses. The FWAC IPO Underwriters have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with their underwriting services for FWAC’s IPO. As of the FWAC Record Date, there was approximately $4,765,289.73 million in the Trust Account. FWAC estimates that approximately $10.79 per outstanding share issued in FWAC’s IPO will be paid to the holders of FWAC Class A Shares exercising their redemption rights (based upon the amount in the Trust Account as of the FWAC Record Date and not accounting for interest that may be withdrawn to pay taxes). Any funds remaining in the Trust Account after such payments will be used for working capital and other general corporate purposes of New MIC.

Q: How are the funds in the Trust Account currently being held?

A: With respect to the regulation of SPACs, on March 30, 2022, the SEC issued proposed rules (the “2022 Proposed Rules”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that FWAC has been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. The Funds in the Trust Account have historically, since the FWAC IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, to mitigate the risk of being viewed as operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act); however, on May 25, 2023, prior to the 24-month anniversary of the effective date of the registration statement relating to FWAC’s IPO (May 27, 2023), FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of consummation of FWAC’s initial business combination or liquidation. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum. Following the liquidation of the Trust Account assets, if FWAC is unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount FWAC’s public shareholders would otherwise receive upon any redemption or liquidation of FWAC would be less than if the assets in the Trust Account remained in U.S. government securities or money market funds.

In addition, even prior to the 24-month anniversary of the effective date of the registration statement relating to FWAC’s IPO, FWAC may be deemed to be an investment company. The longer that the funds in the Trust Account were held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, there is a greater risk that FWAC may be considered an unregistered investment company, in which case FWAC may be required to liquidate. Accordingly, FWAC determined, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and currently holds all funds in the Trust Account in an interest-bearing bank deposit account, which may further reduce the dollar amount FWAC’s public shareholders would receive upon any redemption or liquidation. For more information, see the section entitled “Risk Factors—If FWAC is deemed to be an investment company for purposes of the Investment Company Act, FWAC may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. To mitigate the risk of that result, FWAC instructed Continental Stock Transfer & Trust Company to liquidate the securities held in the Trust Account and currently holds all funds in the Trust Account in a bank deposit account”.

Q: Did the FWAC Board or MIC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A: FWAC. FWAC did not obtain a third-party valuation or fairness opinion in connection with the Merger. FWAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. FWAC has conducted its own due diligence and calculations and has engaged in comprehensive discussions with MIC. Based on these efforts, FWAC believes the valuation offered by MIC is favorable to FWAC and its shareholders. The FWAC Board believes that because of the background of its directors, it is qualified to conclude that MIC’s fair market value was at least 80% of FWAC’s net assets. Because the FWAC Board did not obtain a fairness opinion to assist it in its determination, FWAC shareholders must rely solely on the judgment of the FWAC Board, and the FWAC Board may be incorrect in its assessment of the Merger.

MIC. Yes. The MIC Board retained B. Riley Securities, Inc. (“B. Riley”) to provide it with financial services in connection with the Merger. B. Riley rendered an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to MIC common stockholders, which the MIC Board considered in connection with its determination to approve the Merger. See the section titled “The Merger—Opinion of B. Riley Securities, Inc.”

Q: Do any of FWAC’s directors or officers have interests that may conflict with the interests of FWAC’s shareholders with respect to the Merger and do any of MIC’s executive officers or directors have interests in the Merger that may differ from those of MIC’s stockholders?

A: FWAC. FWAC’s directors and officers may have interests in the Merger that are different from your interests as a FWAC shareholder. For more information, please refer to “The Merger—Interests of Certain Persons in the Merger—FWAC”.

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If the Merger or another business combination is not consummated by September 15, 2023, FWAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding FWAC Ordinary Shares (other than the Private Placement Shares) for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, each of (a) the FWAC Class B Shares held by the Sponsor and certain of FWAC’s directors, which were acquired for an aggregate purchase price of $25,000 (as adjusted by a subsequent stock split) prior to the IPO and (b) 907,000 FWAC Class A Shares held by the Sponsor, which were acquired at a purchase price of $10.00 per share in a private placement (the “Private Placement”) for an aggregate purchase price of $9,070,000 concurrent with the closing of the IPO (“Private Placement Shares”), would be worthless because the holders have agreed to waive any right to participate in any redemption or liquidation with respect to such shares. Such shares had an estimated aggregate market value of approximately $85.68 million based upon the closing price of $11.01 per Public Share (as defined below) on Nasdaq on the FWAC Record Date. Aside from issuing such Private Placement Shares and FWAC Class B Shares pursuant to the terms of their respective subscription agreements, FWAC did not provide any additional consideration to holders of Private Placement Shares and FWAC Class B Shares for their waiver of rights to participate in any redemption or liquidation of such shares.

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The average price that Sponsor paid for its FWAC Class B Shares and Private Placement Shares (assuming the Sponsor holds 2,907,000 shares of New MIC Common Stock, after giving effect to the Sponsor Mandatory Forfeiture and vesting of the Vesting Founder Shares (as defined below)) is $3.128655, equal to the $9,095,000 paid by the Sponsor for the FWAC Class B Shares and Private Placement Shares. Assuming that the conditions with respect to the Vesting Founder Shares are satisfied (i.e., New MIC Common Stock trades above $13 and $16), respectively, the Sponsor is likely to be able to recoup its investment in FWAC and make a substantial profit on that investment. Accordingly, FWAC’s directors and management team, some of whom have direct interests in FWAC and interests in the securities held by the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business.

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The Sponsor or an affiliate of the Sponsor or certain of FWAC’s directors and officers may, but are not obligated to, loan FWAC funds as may be required to consummate the Merger (“Working Capital Loans”). Upon consummation of the Merger, FWAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to FWAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Merger does not close, FWAC may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post business combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of May 31, 2023, there are no Working Capital Loans.

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If FWAC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by FWAC for services rendered or contracted for or products sold to FWAC. If FWAC consummates a business combination, on the other hand, FWAC will be liable for all such claims.

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FWAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FWAC’s behalf, such as identifying and investigating possible business targets and business combinations. No compensation of any kind, including finder’s and consulting fees, will be paid by FWAC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating, negotiating and completing an initial business combination. The FWAC audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or FWAC’s or their affiliates. However, if FWAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FWAC may not be able to reimburse these expenses if the Merger or another business combination is not completed. As of May 31, 2023, there are no reimbursable expenses owed to FWAC’s officers and directors and their affiliates, other than Sponsor. As of May 31, 2023, FWAC owes Sponsor approximately $63,324.55 in reimbursable out-of-pocket expenses incurred by Sponsor.

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The Memorandum and Articles of Association provide for, and the Proposed Charter and Proposed Bylaws (together, the “Proposed Organizational Documents”) would provide for, indemnification of FWAC’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such.

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FWAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under New MIC’s directors’ and officers’ liability insurance following the consummation of the Merger pursuant to the Merger Agreement.

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The Sponsor (including its representatives and affiliates) and FWAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FWAC. The Sponsor and FWAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FWAC completing its initial business combination. Certain of FWAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. FWAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FWAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FWAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FWAC, subject to applicable fiduciary duties under Cayman Islands Companies Law and the Memorandum and Articles of Association provide that FWAC renounces its interest in any corporate opportunity offered to any director or officer of FWAC.

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Pursuant to that certain Registration Rights Agreement (“Registration Rights Agreement”) to be entered into at the closing of the Merger (the “Closing”), by and among New MIC, the Sponsor, certain New MIC stockholders and the Preferred PIPE Investors that will be party thereto (collectively, the “RRA Holders”), the RRA Holders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New MIC Common Stock (including shares of New MIC Common Stock issuable upon the conversion of Common Units or Series 2 Preferred Stock or upon exercise of the New MIC Warrant) and New MIC Warrant held by such parties following the consummation of the Merger.

•

Sponsor and FWAC’s directors and officers have agreed to vote any shares held in favor of the Merger and the other FWAC Proposals. FWAC Founders hold 94.6% of the FWAC Ordinary Shares. Due to the FWAC Founders’ level of ownership, we expect the proposals to be presented at the FWAC Meeting to be approved, without requiring the support of other shareholders. Aside from issuing such Private Placement Shares and FWAC Class B Shares pursuant to the terms of their respective subscription agreements, FWAC did not provide any additional consideration to holders of Private Placement Shares and FWAC Class B Shares for their agreement to vote such shares in favor of the FWAC Proposals.

MIC. Certain of MIC’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of MIC stockholders generally. Mr. Chavez, Ms. Hogue and all of the independent members of the MIC Board have agreed to serve as members of the New MIC Board effective at the effective time of the Merger. The interests of MIC’s executive officers and directors include, among other things, their continued service as a director or executive officer of New MIC following the Merger, rights to continuing indemnification and directors’ and officers’ liability insurance, rights to receive cash and equity compensation from New MIC as an executive officer or director of New MIC and the assumption of their outstanding equity awards upon the consummation of the Merger. While they will not receive additional compensation solely as a result of the Merger other than in connection with their capacity as MIC stockholders who receive merger consideration, these interests may create potential conflicts of interest or the appearance of such conflicts, which may lead to increased dissident stockholder activity, including litigation, which could result in significant cost for FWAC and MIC and could materially delay or prevent completion of the Merger.

As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue and Mr. Osher beneficially own as the controlling persons of Color Up, LLC, a Delaware limited liability company (“Color Up”), 2,624,831 shares of MIC Common Stock, or 33.8% of the outstanding shares of MIC Common Stock as of such date, the warrant to purchase up to 1,702,128 shares of MIC Common Stock for an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000 issued to Color Up pursuant to the that certain Equity Purchase and Contribution Agreement, dated January 8, 2021, by and among MIC, the Operating Partnership, Vestin Realty Mortgage I, Inc., a Maryland corporation (“VRMI”), Vestin Realty Mortgage II, Inc., a Maryland corporation (“VRMII”), Michael V. Shustek (together with VRMI and VRMII, the “Former Advisor”), and Color Up (the “Purchase and Contribution Agreement”), and the Warrant Agreement (as defined below) (the “MIC Common Stock Warrant”) and 7,495,090 common units of Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership” and, following the conversion of the Operating Partnership to a Delaware limited liability company, the “Operating Company”) (“Common Units”), or approximately 44.2% of the outstanding Common Units as of such date. As of the date of this joint proxy statement/prospectus, Color Up and HSCP Strategic III, LP, a Delaware limited partnership (“HS3”), and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley, and Mr. Jones, individually, are the limited partners of the Operating Partnership along with Mr. Nelson, a former member of the MIC Board who holds LTIP Units (as defined below). As of the date of this joint proxy statement/prospectus, Mr. Osher beneficially owns through HS3 an additional 1,702,128 Common Units, or approximately 10.0% of the outstanding Common Units as of such date, and 425,532 Class A Units and directly owns 7,512 LTIP Units as a director of MIC.

On June 15, 2023, FWAC, HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Mr. Osher, a director of MIC, and Bombe-MIC Pref, LLC, an entity controlled by Mr. Chavez and of which Ms. Hogue is a member, each of whom is a director and officer of MIC (collectively, the “Preferred PIPE Investors”), each entered into a Subscription Agreement pursuant to which, among other things, the Preferred PIPE Investors each agreed to subscribe for and purchase, and FWAC has agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (“Series 2 Preferred Stock”), of New MIC at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein (the “Preferred PIPE Investment”).

As of the date of this joint proxy statement/prospectus, Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 1,500,000 partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement” and such units the “Performance Units”) and Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones beneficially own, in the aggregate, 434,374 partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Partnership Agreement (“LTIP Units”). On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement pursuant to which certain LTIP Units previously granted to Mr. Chavez and Ms. Hogue will vest in full upon the one year anniversary of the listing of the shares of New MIC Common Stock on a national securities exchange. We understand that following the Merger, Color Up will be dissolved and its interests in the Operating Company, as successor to the Operating Partnership, will be distributed to Bombe Asset Management, LLC, a Delaware limited liability company formed by Manuel Chavez, III who serves as its chief executive officer (“Bombe”), HS3 and the three entities that contributed certain parking facilities to MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement, which are controlled by Mr. Chavez (the “Color Up Members”). We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

For further information about these interests, see “Risk Factors—Risks Related to MIC’s Business and Industry” and “The Merger—Interests of Certain Persons in the Merger-MIC”.

Q. How will FWAC’s shareholders and MIC’s stockholders be affected by the Merger?

A. As a result of the Merger, FWAC’s shareholders and MIC’s stockholders will become New MIC stockholders and their rights will therefore be governed by the Proposed Organizational Documents of New MIC. The Proposed Organizational Documents of New MIC will afford FWAC shareholders and MIC stockholders different rights, as New MIC stockholders, as a result of differences between MIC’s governing documents and FWAC’s Memorandum and Articles of Association and the New MIC governing documents, as amended. For further information about these rights, see the sections titled “Comparison of Rights of New MIC Stockholders and MIC Stockholders”, “Proposal 3 – The Charter Proposal” and “Comparison of Stockholders’ Rights”.

Q. What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?

A. As of the date of this joint proxy statement/prospectus, there are 1,348,302 FWAC Class A Shares and 6,875,000 FWAC Class B Shares issued and outstanding. In addition, as of the date of this joint proxy statement/prospectus, there are 7,762,375 (or 11,643,563 after giving effect to the Exchange Ratio) shares of MIC Common Stock, 39,811 shares of MIC Series 1 Preferred Stock and 2,862 shares of MIC Series A Preferred Stock issued and outstanding. It is anticipated that FWAC will issue approximately 26,899,331 shares of New MIC Common Stock (assuming no redemptions by FWAC public shareholders of FWAC Class A Shares in connection with the Merger and after giving effect to the PIPE Investment), 39,811 shares of New MIC Series 1 Preferred Stock, 2,862 shares of New MIC Series A Preferred Stock and 46,000 shares of Series 2 Preferred Stock. Upon the consummation of the Merger, based upon the number of FWAC Ordinary Shares and shares of MIC Common Stock outstanding as of the date of this joint proxy statement/prospectus and assuming no redemptions by FWAC public shareholders of FWAC Class A Shares in connection with the Merger and after giving effect to the PIPE Investment, we estimate that the holders of MIC Common Stock immediately prior to the Merger will own 43% of the shares of New MIC Common Stock outstanding immediately after the Merger. Assuming (i) no shares of New MIC Common Stock are issued prior to the conversion of the Series 2 Preferred Stock, (ii) no public shareholders exercise their redemption rights and (iii) the 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock are owned by the Preferred PIPE Investors, after giving effect to the conversion of the Series 2 Preferred Stock, MIC’s directors and officers will own approximately 66% of the New MIC Common Stock. After the Closing, MIC’s directors and officers may hold more than 50% of the voting power for the election of directors. While, as a result, New MIC may be a “controlled company” within the meaning of the rules of the NYSE and NYSE American, New MIC does not intend to utilize the exemptions from the NYSE and NYSE American corporate governance standards available to controlled companies. For more information regarding the risks of New MIC being a “controlled company”, see the Risk Factor entitled “New MIC may be a “controlled company” within the meaning of the applicable rules of NYSE or NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If New MIC relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Pursuant to the terms of the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock, the Series 2 Preferred Stock (as issued pursuant to the Preferred Subscription Agreement at a per share price of $1,000) will automatically convert into 13,787,466 shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. As a result, the Series 2 Preferred Stock represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock.

Series 2 Preferred Stock are non-voting shares that rank senior to New MIC Common Stock. Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends on Series 2 Preferred Stock will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the closing of the Merger. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the closing of the Merger.

The sensitivity tables below sets forth the ownership in different redemption scenarios and the potential additional dilutive impact of the conversion of the Common Units (excluding Common Units issuable upon the exercise of the Class A Units, LTIP Units and Performance Units).

Excluding PIPE Investment:

	Share Ownership in New MIC(1)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	3%	0%
Sponsor (including FWAC Directors)(7)	8%	8%
MIC Public Stockholders (other than the MIC Directors and Officers)	59%	61%
MIC Directors and Officers(8)	30%	31%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(2)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	2%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers(9)	66%	67%

Total	100%	100%

Including PIPE Investment:

	Share Ownership in New MIC(3)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers (including Preferred PIPE Investment)(10)	66%	67%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(4)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	2%	3%
MIC Public Stockholders (other than the MIC Directors and Officers)	19%	19%
MIC Directors and Officers (including Preferred PIPE Investment)(11)	77%	78%

Total	100%	100%

(1)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(2)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of New MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(3)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(4)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(5)	Assumes that no remaining Public Shares are redeemed.
(6)	Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger.
(7)	Gives effect to the Sponsor Mandatory Forfeiture and excludes the Vesting Founder Shares.
(8)	Includes 3,937,247 shares of New MIC Common Stock held by Color Up.
(9)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(10)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the terms of the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 51% of New MIC Common Stock (assuming 100% of outstanding Public Shares are redeemed in connection with the Merger) and 52% of New MIC Common Stock (assuming no Public Shares are redeemed in connection with the Merger).

(11)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 34% of the New MIC Common Stock. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue and (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(12)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants and (ii) any shares of MIC Common Stock issued in connection with the conversion or redemption of the MIC Preferred Stock. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

(13)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants, (ii) 638,298 shares of New MIC Common Stock issuable upon conversion of 638,298 Common Units issuable upon exercise of 638,298 Class A Units held by HS3, (iii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iv) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue, (v) any shares of MIC Common Stock issued in connection with the redemption of the MIC Preferred Stock and (vi) 39,123 LTIP Units held by the non-management directors and Mr. Nelson (who retired from the MIC Board effective as of December 31, 2022). In connection with the conversion of the MIC Preferred Stock by the holders thereof or the redemption of the MIC Preferred Stock by MIC, in each case, such shares of MIC Preferred Stock may be converted or redeemed by MIC for cash or shares of MIC Common Stock at the sole election of MIC. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

Q: Will FWAC shareholder’s experience dilution as a result of the Merger?

A: Prior to the PIPE Investments and the Merger, the FWAC shareholders who hold shares issued in the IPO own approximately 5.4% of the issued and outstanding FWAC Ordinary Shares as of the FWAC Record Date. Immediately following Closing and after giving effect to the PIPE Investments and the Merger, FWAC’s current public shareholders (excluding New MIC Common Stock converted from FWAC Class B Shares) will own approximately 1.6% of the issued and outstanding New MIC Common Stock, assuming no additional public shareholder redemptions. For more information regarding pro forma ownership following the Merger, see “Summary of the Joint Proxy Statement/Prospectus—Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger”.

Q: What happens if a substantial number of public shareholders vote in favor of the Merger Proposal and exercise their redemption rights?

A: FWAC’s public shareholders may vote in favor of the Merger and still exercise their redemption rights, although they are not required to vote for or against the Merger, or vote at all, in order to exercise such rights.

Accordingly, the Merger may be consummated even though the funds available from the Trust Account and the number of FWAC shareholders are substantially reduced as a result of redemptions by public shareholders. Although the requirement that FWAC have at least $5,000,001 of net tangible assets is expected to be satisfied as a result of the PIPE Investments, even if all of the FWAC Class A Shares are redeemed, with fewer Public Shares and public shareholders, the trading markets for New MIC Common Stock following the closing of the Merger may be less liquid than the market for FWAC Class A Shares were prior to the Merger, and New MIC may not be able to meet the listing standards of the NYSE. In addition, with less funds available from the Trust Account, the capital infusion from the Trust Account into New MIC’s business will be reduced and New MIC may not be able to fully achieve its business plans or goals.

Q: Will FWAC enter into any financing arrangements in connection with the Merger?

A: Yes. Substantially concurrent with the Domestication, FWAC will consummate the sale of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000 to the Preferred PIPE Investors. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30) day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30) day period and (y) such date shall, in no case, occur prior to December 31, 2023. In addition, under the Merger Agreement, FWAC and MIC have agreed to use commercially reasonable efforts to obtain commitments from other PIPE Investors.

Q: Will holders of FWAC Class A Shares be subject to U.S. federal income tax as a result of the Domestication?

A: As discussed more fully under the section titled “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations related to the Domestication and Exercise of Redemption Rights,” although the Domestication is expected to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides for tax-deferred treatment, the Domestication is expected to be a taxable event for U.S. Holders of FWAC Class A Shares under the passive foreign investment company (“PFIC”) rules of the Code as a result of the likelihood that FWAC is classified as a PFIC. In addition, certain U.S. Holders may also be subject to tax under Section 367(b) of the Code as a result of the inbound transfer of assets from FWAC to the United States.

For a more detailed discussion of U.S. federal income tax consequences of the Domestication, see “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations related to the Domestication and Exercise of Redemption Rights” in this joint proxy statement/prospectus. Holders of FWAC Class A Shares should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication”.

Q: Why is FWAC proposing the Domestication Proposal?

A: The FWAC Board believes that there are significant advantages to FWAC that will arise as a result of a change of FWAC’s domicile to Maryland. Further, the FWAC Board believes that any direct benefit that the

Maryland General Corporation Law (the “MGCL”) provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The FWAC Board believes that there are several reasons why a reincorporation in Maryland is in the best interests of FWAC and its shareholders, including:

•	Maryland has no franchise tax for corporations.

•

Maryland law provides for (a) a broad, stable standard of conduct for directors of corporations, which is much less susceptible to shifting changes based on individual cases, and a presumption that directors satisfy this standard of conduct, (b) broad exculpation of directors and officers from liability for money damages in lawsuits by stockholders or by or in the right of corporations and (c) broad indemnification and reimbursement of litigation expenses, which may facilitate New MIC’s efforts to attract and retain qualified directors and officers.

•	Maryland law offers additional protections in the event of an unsolicited takeover attempt that FWAC believes should better protect stockholder interests.

•

The charter of a Maryland corporation may permit the board of directors of a Maryland corporation, under certain circumstances, to amend the charter to increase or decrease authorized but unissued shares of stock without a stockholder vote, which FWAC believes will provide New MIC with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise on a time-sensitive basis in rapidly changing global financial markets.

To effect the Domestication, FWAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file articles of incorporation and articles of conversion with the Maryland State Department of Assessments and Taxation, under which FWAC will be domesticated and continue as a Maryland corporation.

The approval of the Domestication Proposal is a condition to the closing of the Merger under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

Q: What amendments will be made to the Memorandum and Articles of Association?

A: The consummation of the Merger is conditioned on, among other things, the Domestication. Accordingly, in addition to voting on the Merger, FWAC shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Memorandum and Articles of Association, in each case, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, in each case, under the MGCL, which differ materially from the Memorandum and Articles of Association. A table summarizing the material differences between the Memorandum and Articles of Association and the Proposed Organizational Documents is found in the section titled “Proposal 4(A)-(I)—The Governance Proposals”.

Q. Why is MIC proposing the Charter Amendment?

A. The charter of MIC (the “MIC Charter”) currently contains substantive and procedural requirements for Roll-Up Transactions involving a Roll-Up Entity. Roll-Up Transaction refers to certain transactions involving the acquisition, merger, conversion or consolidation, directly or indirectly, of MIC and the issuance of securities of a Roll-Up Entity that is created or would survive after the successful completion of the Roll-Up Transaction. This definition does not include (a) a transaction involving securities of MIC that have been listed on a national securities exchange for at least 12 months or (b) a transaction involving MIC’s conversion to corporate, trust or association form if, as a consequence of the transaction, there would be no significant adverse change in stockholder voting rights, the term of MIC’s existence, compensation to its advisor or sponsor or MIC’s investment objectives. A Roll-Up Entity is a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Pursuant to these Roll-Up Transactions provisions of the MIC Charter, MIC stockholders who vote “no” on the MIC Merger Proposal would be entitled to the choice of: (a) accepting the shares of New MIC Common Stock or (b) one of the following: (i) remaining as holders of shares of MIC Common Stock and preserving their interests therein on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MIC’s net assets. In addition, under the MIC Charter, MIC would be prohibited from participating in any Roll-Up Transaction: (a) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MIC Charter; (b) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor; (c) in which investors’ rights to access records of the Roll-Up Entity will be less than those provided in the MIC Charter; or (d) in which any of the costs of the Roll-Up Transaction would be borne by MIC if the Roll-Up Transaction is rejected by the MIC stockholders. The provisions of the MIC Charter subject to the proposed amendment (the “Charter Amendment”) would also require MIC to obtain an appraisal of its net assets from an independent appraiser. The Merger would be considered a Roll-Up Transaction under the definition in the MIC Charter and, accordingly, if the Charter Amendment is not approved and implemented, MIC would not be able to consummate the Merger because (a) the holders of MIC Common Stock will not have the same voting rights or inspection rights as holders of the shares of New MIC Common Stock and (b) the cost of the Merger will be borne by MIC if the Merger is rejected by the MIC stockholders. For further information, see “Comparison of Rights of New MIC Stockholders and MIC Stockholders” of this joint proxy statement/prospectus.

If adopted, the Charter Amendment would remove these substantive and procedural protections relating to Roll-Up Transactions from the MIC Charter, which would eliminate certain protections that would otherwise apply to the Merger. For example, the MIC Charter provides that prior to conducting a Roll-Up Transaction, MIC would be required to obtain an appraisal of MIC’s net assets. In addition, as part of a Roll-Up Transaction, MIC would be required to provide MIC stockholders the right to remain as a MIC stockholder and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of MIC, even if the MIC Board concludes that transaction would be in MIC’s best interests. The Merger is conditioned on approval of the Charter Amendment Proposal; therefore, if the Charter Amendment Proposal and MIC Merger Proposal are approved, MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger. See “Risk Factors Risks Related to MIC’s Business and Industry MIC is seeking the approval of its common stockholders of the Charter Amendment, which would delete from the MIC Charter provisions related to Roll-Up Transactions, such as the Merger; MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger”.

MIC believes that these provisions, if not amended, would preclude MIC and FWAC from consummating the Merger because, among other things, MIC has not undertaken, and does not intend to undertake, the appraisal process required in connection with the Roll-Up Transactions provisions of the MIC Charter. Because of the effect of these provisions on the Merger, the MIC Board determined that it was in the best interests of MIC to amend the MIC Charter to eliminate these provisions effective prior to the effective time to effect the Merger and related transactions.

A copy of the Articles of Amendment containing the Charter Amendment is attached to this joint proxy statement/prospectus as Annex L.

Q: Are FWAC shareholders or MIC stockholders entitled to appraisal or dissenters’ rights in connection with the Merger and related transactions?

A: FWAC. No. Dissenter rights are not available to holders of FWAC Ordinary Shares under the Cayman Islands Companies Law or under the governing documents of FWAC in connection with the FWAC Proposals.

MIC. MIC stockholders are not entitled to exercise any rights of an objecting stockholder in connection with the Charter Amendment or the Merger. For further information, see “The Merger—Appraisal Rights” of this joint proxy statement/prospectus. Since the consummation of the Merger is conditioned on the approval of the Charter Amendment Proposal, a MIC stockholder who votes “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the MIC stockholder’s pro rata share of the appraised value of MIC’s net assets assuming the Charter Amendment Proposal and the MIC Merger Proposal are approved.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

QUESTIONS AND ANSWERS ABOUT THE FWAC MEETING

Q: What is being voted on at the FWAC Meeting?

A: Below are the FWAC Proposals that the FWAC’s shareholders are being asked to vote on:

1. Proposal 1: The Merger Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, as amended by the First Amendment, a copy of each of which is attached to this joint proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, and the transactions contemplated thereunder, including the Merger and the issuance of shares of New MIC Common Stock and New MIC Preferred Stock pursuant to the Merger Agreement.

2. Proposal 2: The Domestication Proposal — To consider and vote upon a proposal to approve by special resolution the change of FWAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating by means of a corporate conversion as a corporation incorporated under the laws of the State of Maryland.

3. Proposal 3: The Charter Proposal — To consider and vote upon a proposal to approve by special resolution the articles of amendment and restatement of FWAC in connection with the Domestication.

4. Proposal 4(A) – 4(I): The Governance Proposals — To approve and adopt, on a non-binding advisory basis and by ordinary resolution, certain governance provisions set forth in the Proposed Organizational Documents, which are being separately presented in accordance with the requirements of the SEC.

•

Proposal 4(A): A proposal to increase the authorized share capital of FWAC from (i) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares will be classified as Series A Convertible Redeemable Preferred Stock, 97,000 shares will be classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 shares will be classified as Series 2 Convertible Preferred Stock.

•

Proposal 4(B): A proposal to authorize the New MIC Board, with the approval of a majority of the entire New MIC Board and without any action by the shareholders of the corporation, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New MIC has authority to issue.

•	Proposal 4(C): A proposal to authorize the New MIC Board to classify and reclassify any or all shares of New MIC Common Stock and preferred stock of New MIC into one or more classes or series of stock, with such terms and conditions as may be expressly determined by the New MIC Board and as may be permitted by the MGCL.

•

Proposal 4(D): A proposal to adopt the Circuit Court of Baltimore City, Maryland as the exclusive forum for certain stockholder litigation, unless New MIC consents in writing to the selection of an alternative forum.

•

Proposal 4(E): A proposal to provide that, subject to the rights of holders of preferred stock of New MIC, any director or the entire New MIC Board may be removed from office at any time, but only for cause.

•

Proposal 4(F): A proposal to approve the ownership and transfer restrictions in the Proposed Charter, which, among other purposes, are designed to assist New MIC in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts (“REITs”), which will be helpful in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to attempt to qualify as a REIT.

•

Proposal 4(G): A proposal to approve the amendment provisions in the Proposed Bylaws, which provide that the New MIC Board will have the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws.

•

Proposal 4(H): A proposal to provide for a declassified board structure and that any vacancy on the New MIC Board may be filled only by the remaining directors in office and for the remainder of the full term of the directorship in which the vacancy occurs.

•

Proposal 4(I): A proposal to remove provisions in the Memorandum and Articles of Association related to FWAC’s status as a blank check company that will no longer apply upon the consummation of the Merger.

5. Proposal 5: The Directors Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of FWAC Class B Shares the following individuals to serve as members of the New MIC Board following the consummation of the Merger:

•	Manuel Chavez, III

•	Stephanie Hogue

•	Jeffrey B. Osher

•	Lorrence T. Kellar

•	Danica Holley

•	Damon Jones

•	David Garfinkle

•	Brad Greiwe

6. Proposal 6: The Share Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan (the “Incentive Award Plan”).

7. Proposal 7: The Nasdaq Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of more than 20% of the issued and outstanding FWAC Ordinary Shares in connection with the issuances of New MIC Common Stock and New MIC Preferred Stock as contemplated by the Merger Agreement, PIPE Investments and the resulting change of control.

8. Proposal 8: The FWAC Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the FWAC Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the FWAC Required Proposals.

Each of Proposals 1, 2, 3, and 7 is cross-conditioned on the approval of each other. Each of the Directors Proposal and the Share Plan Proposal are conditioned on the Cross Conditioned Proposals. The FWAC Adjournment Proposal and the Governance Proposals are not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding FWAC Ordinary Shares present and entitled to vote thereon and who vote at the FWAC Meeting or any postponement or adjournment thereof. Approval of each of the Merger Proposal, the Governance Proposals, the Directors Proposal, the Share Plan Proposal, the Nasdaq Proposal and the FWAC Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding FWAC Ordinary Shares present and entitled to vote thereon and who vote at the FWAC Meeting or any postponement or adjournment thereof.

Under the terms of the Memorandum and Articles of Association, only the holders of FWAC Class B Shares are entitled to vote on the Directors Proposal.

For more information see “Proposal 1 — The Merger Proposal,” “Proposal 2 — The Domestication Proposal,” “Proposal 3 — The Charter Proposal,” “Proposal 4(A)-(I) — The Governance Proposals”, “Proposal 5 — The Directors Proposal,” “Proposal 6 — The Share Plan Proposal,” “Proposal 7 — The Nasdaq Proposal,” and “Proposal 8 — The FWAC Adjournment Proposal”.

Q: When and where is the FWAC Meeting?

A: The FWAC Meeting will be held on                     , 2023, at                     , Eastern Time, 2023 at 1050 Connecticut Avenue NW, Washington, D.C. 20036 and via a virtual format at https://www.cstproxy.com/fwac3/sm2023. We are encouraging our shareholders to attend the FWAC Meeting virtually. You will need the control number that is printed on your proxy card to enter the FWAC Meeting. FWAC recommends that you log in at least 15 minutes before the FWAC Meeting to ensure you are logged in when the FWAC Meeting starts. If you do not have Internet capabilities, you can listen only to the FWAC Meeting, but will not be able to vote or enter questions, by using the following information:

U.S. and Canada Toll Free: +1 (800) 450-7155

International Toll: +1 (857) 999-9155

Participant Passcode: 5852735#

As a registered stockholder, you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“Continental”). Both forms contain instructions on how to attend the virtual FWAC Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental’s contact information is as follows: +1 (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual FWAC Meeting three days prior to the FWAC Meeting date starting                     , 2023 at                     Eastern Time. Enter the URL address https://www.cstproxy.com/fwac3/sm2023 into your browser, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the FWAC Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the FWAC Meeting.

Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the FWAC Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the FWAC Meeting for processing your control number.

Q: Who may vote at the FWAC Meeting?

A: Only holders of record of FWAC Ordinary Shares as of the close of business on June 23, 2023, the FWAC Record Date, may vote at the FWAC Meeting. As of the FWAC Record Date, there were 8,223,302 FWAC Ordinary Shares outstanding and entitled to vote. Please see “The FWAC Meeting—FWAC Record Date; Who is Entitled to Vote” for further information.

Q: What vote is required to approve the FWAC Proposals?

A: Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding FWAC Ordinary Shares present and entitled to vote thereon and who vote at the FWAC Meeting or any postponement or adjournment thereof. Approval of each of the Merger Proposal, the Governance Proposals, the Directors Proposal, the Share Plan Proposal, the Nasdaq Proposal and the FWAC Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding FWAC Ordinary Shares present and entitled to vote thereon and who vote at the FWAC Meeting or any postponement or adjournment thereof. Under Cayman Islands law, abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting, and accordingly will have no effect on any of the FWAC Proposals.

Under the terms of the Memorandum and Articles of Association, only the holders of FWAC Class B Shares are entitled to vote on the Directors Proposal.

Q: How will the FWAC Founders vote?

A: FWAC’s Founders, as of the FWAC Record Date, owned 7,782,000 FWAC Ordinary Shares, or approximately 94.6% of the issued and outstanding FWAC Ordinary Shares, and have agreed to vote their respective FWAC Ordinary Shares in favor of the FWAC Proposals. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either require (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Q: What do I need to do now?

A: We urge you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and consider how the Merger will affect you as a FWAC shareholder. You should vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q: Do I need to attend the FWAC Meeting to vote my shares?

A: No. You are invited to attend the virtual FWAC Meeting to vote on the FWAC Proposals described in this joint proxy statement/prospectus in person or through the virtual meeting platform. We are encouraging our shareholders to attend the FWAC Meeting virtually by means of a teleconference or webcast. However, you do not need to attend the FWAC Meeting to vote your FWAC Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this joint proxy statement/prospectus.

Q: Am I required to vote against the FWAC Proposals in order to have my FWAC Class A Shares redeemed?

A: No. You are not required to vote against the FWAC Proposals, nor do you have to be a holder of FWAC Class A Shares as of the FWAC Record Date, in order to have the right to demand that FWAC redeem your FWAC Class A Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the FWAC Class A Shares are sometimes referred to herein as “redemption rights.” If the Merger is not completed, holders of FWAC Class A Shares electing to exercise their redemption rights will not be entitled to receive such payments and their FWAC Class A Shares will be returned to them.

Q: How do holders of FWAC Class A Shares exercise their redemption rights?

A: If you are a holder of FWAC Class A Shares and you seek to have your shares redeemed, you must (a) demand, no later than                     , Eastern Time on                     , 2023 (two business days before the FWAC Meeting), that FWAC redeem your shares for cash, and (b) submit your request in writing to FWAC’s transfer agent, at the address listed at the end of this section and deliver your shares to FWAC’s transfer agent (physically or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the FWAC Meeting.

Any corrected or changed written demand of redemption rights must be received by FWAC’s transfer agent two business days prior to the FWAC Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the FWAC Meeting.

Holders of FWAC Class A Shares may seek to have their shares redeemed regardless of whether they vote for or against the FWAC Proposals and whether or not they are holders of FWAC Class A Shares as of the FWAC Record Date. Any public shareholder who is a holder of FWAC Class A Shares on or before                     , 2023 (two business days before the FWAC Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Merger. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Q: How can I vote?

A: If you were a holder of record of FWAC Ordinary Shares as of the FWAC Record Date, you may vote by attending the FWAC Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail. Votes received after a FWAC Proposal has been voted upon at the FWAC Meeting will not be counted. Shareholders are encouraged to attend the virtual meeting or submit a proxy by mail. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the FWAC Meeting and vote in person or through the virtual meeting platform, you must obtain a legal proxy from your broker, bank or nominee.

Q: What happens if I sell my FWAC Ordinary Shares before the FWAC Meeting?

A: The FWAC Record Date for the FWAC Meeting is earlier than the date that the Merger is expected to be consummated. If you transfer your FWAC Ordinary Shares after the FWAC Record Date, but before the FWAC Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the FWAC Meeting. However, you would not be entitled to receive any shares of New MIC Common Stock following the consummation of the Merger because only FWAC shareholders at the time of the consummation of the Merger will be entitled to receive New MIC Common Stock in connection with the Merger. In addition, you will not be entitled to exercise redemption rights.

Q: Can I change my vote after I have mailed my proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the FWAC Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the FWAC Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the FWAC Meeting. If you hold your FWAC Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our secretary, which must be received by our secretary prior to the FWAC Meeting.

Q:	Should I send in my share certificates now?

A: FWAC shareholders who do not elect to have their FWAC Class A Shares redeemed for a pro rata share of the Trust Account should not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the FWAC Meeting. Please see “The FWAC Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your FWAC Ordinary Shares for cash.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A: It is expected that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for its FWAC Class A Shares will generally be treated as selling such FWAC Class A Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of FWAC Class A Shares that such U.S. Holder owns or is deemed to own. For a more complete discussion of the U.S. federal income tax consideration of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations”.

Additionally, because the Domestication will occur prior to the redemption of any shareholder, a U.S. Holder exercising its redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations related to the Domestication and Exercise of Redemption Rights”.

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q: Who can help answer my questions?

A: If you have questions about the FWAC Proposals or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card you should contact FWAC’s proxy solicitor at:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Call Collect: +1 (203) 658-9400

Call Toll Free: (800) 662-5200

Email: IMRA@info.morrowsodali.com

You may also obtain additional information about FWAC from documents filed with the SEC by following the instructions in “Where You Can Find More Information”.

If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your Public Shares (either physically or electronically) to Continental, FWAC’s transfer agent, at the address below prior to the FWAC Meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     , Eastern Time, on                     , 2023 (two business days before the FWAC Meeting) in order for their FWAC Class A Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company 1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

QUESTIONS AND ANSWERS ABOUT THE MIC MEETING

Q. What is being voted on at the MIC Meeting?

A. Below are the MIC Proposals that the MIC common stockholders are being asked to vote on:

1. Proposal 1: The Charter Amendment Proposal — A proposal to approve an amendment deleting provisions related to roll-up transactions from MIC’s charter, effective immediately prior to the effective time of the Merger;

2. Proposal 2: The MIC Merger Proposal — A proposal to approve the Merger pursuant to the terms and subject to the conditions of the Merger Agreement;

3. Proposal 3: The Compensation Proposal — A proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of MIC in connection with the Merger; and

4. Proposal 4: The Adjournment Proposal — A proposal to approve the adjournment of the MIC Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Charter Amendment Proposal or the MIC Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Charter Amendment Proposal or the MIC Merger Proposal.

Each of the Charter Amendment Proposal and the MIC Merger Proposal is cross-conditioned upon the approval of the other.

Q. When and where will the special meeting be held?

A. The MIC Meeting will be held virtually via live webcast on                     , 2023, at                     , Eastern Time.

Q. How do I vote or authorize a proxy to vote my shares?

A. If you were a holder of record of MIC Common Stock as of the close of business on the MIC Record Date, you may authorize a proxy to vote your shares on the applicable proposal by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning the enclosed proxy card in the postage-paid envelope provided.

In addition, you may vote electronically at the MIC Meeting, as set forth below.

Common stockholders as of the MIC Record Date may participate in the MIC Meeting via Internet webcast by visiting the following website and following the instructions contained therein: www.virtualshareholdermeeting.com/MICORP2023SM. Please have the control number located on your proxy card or voting information form available. Common stockholders on the MIC Record Date may vote at the MIC Meeting or authorize a proxy to vote the shares they beneficially own at the MIC Meeting.

Record Owners: Holders of record of MIC Common Stock can authorize a proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or by following the instructions on the proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling (800) 690-6903 or on the Internet at www.proxyvote.com. Telephone and Internet voting available 24 hours a day until 11:59 p.m., Eastern Time, the day immediately prior to the MIC Meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided.

Beneficial Owners: If you are a beneficial owner and want to vote your shares of MIC Common Stock at the MIC Meeting, you must also provide a legal proxy from your bank, broker or other nominee. You will not be able to vote your shares at the MIC Meeting without a legal proxy. Please follow the instructions from your bank, broker or other nominee included with these proxy materials, or contact your bank, broker or other nominee to request a legal proxy form.

If you hold MIC Common Stock in the name of a broker, bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the MIC Meeting.

If you have questions regarding these admission procedures, please call Georgeson, LLC (“Georgeson”) at (866) 431-2105.

Q. What vote is required to approve each proposal?

A. Each of the Charter Amendment Proposal and the MIC Merger Proposal require the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of MIC Common Stock on such proposal.

Each of the Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal.

Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the MIC Meeting, and accordingly will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present. Assuming a quorum is present at the MIC Meeting and all votes entitled to be cast by holders of MIC Common Stock are cast, holders of approximately 16.2% of the outstanding shares of MIC Common Stock who are not directors of MIC or their affiliates would be required to approve the MIC Merger Proposal and the Charter Amendment Proposal.

Q. What happens if the Compensation Proposal is not approved?

A. Approval of the Compensation Proposal is not a condition to completion of the Merger. Because the vote regarding merger-related compensation is advisory only, it will not be binding on either MIC or New MIC regardless of whether the Merger is completed. Accordingly, if the Merger is completed, the merger-related compensation will become payable in connection with the Merger and, if applicable, a qualifying termination of employment, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the non-binding advisory proposal.

Q. Are any MIC stockholders already committed to vote in favor of the proposals?

A. Yes. Concurrently with the execution of the Merger Agreement, FWAC and Color Up entered into an agreement pursuant to which Color Up (which owns 2,624,831 shares of MIC Common Stock, representing 33.8% of the outstanding shares of MIC Common Stock) agreed to, among other things, vote its MIC Common Stock (i) in favor of the MIC Merger Proposal, (ii) in favor of the Charter Amendment Proposal and (iii) in favor of the Adjournment Proposal. There are no other voting agreements requiring any MIC stockholders to vote in favor of the Charter Amendment Proposal, the MIC Merger Proposal, the Compensation Proposal or the Adjournment Proposal (collectively, the “MIC Proposals”); however, MIC expects that its executive officers and directors will vote the shares of MIC Common Stock they beneficially own in favor of the MIC Proposals, including the MIC Merger Proposal. See “Merger Agreement—Support Agreement” of this joint proxy statement/prospectus.

Q. If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A. If your shares are held by a broker, bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote MIC Common Stock held in street name by returning a proxy card directly to MIC or by voting in person at the MIC Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold MIC Common Stock on behalf of their customers may not give a proxy to MIC to vote those shares without specific instructions from their customers.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the MIC Meeting are “non-routine” matters and therefore, MIC does not expect there to be any broker non-votes at the MIC Meeting.

Q. What will happen if I fail to instruct my broker, bank or other nominee how to vote?

A. If you are a MIC stockholder and you fail to instruct your broker, bank or other nominee on how to vote your shares of MIC Common Stock, your broker, bank or other nominee may not vote your shares of MIC Common Stock on any of the MIC Proposals. This will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q. What will happen if I fail to vote or I abstain from voting?

A. If you are a MIC stockholder and abstain from voting, fail to cast your vote at the MIC Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q. What if I return my proxy card without indicating how to vote?

A. If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of MIC Common Stock will be voted in accordance with the recommendation of the MIC Board with respect to such proposal.

Q. Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A. You can change your vote or revoke your proxy at any time before your proxy is exercised at the MIC Meeting. You can do this in one of the following ways if you own your shares of record:

•	by delivering to the corporate secretary a notice of revocation;

•	by granting a new, valid proxy bearing a later date by Internet or by telephone or by signing and returning a later dated proxy card; or

•

by attending the special meeting and voting electronically, which will automatically cancel any proxy previously given, or you may revoke your proxy at the MIC Meeting, but your attendance alone will not revoke any proxy that you have previously given.

If you are a record holder and choose either of the first two methods above, you must submit your notice of revocation or your new proxy to the secretary no later than the beginning of the MIC Meeting. If your shares of MIC Common Stock are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or to change your vote.

Q. What are the anticipated material U.S. federal income tax considerations of the Merger to holders of MIC Securities?

A. As discussed more fully under the section titled “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations Related to the Merger,” the First Merger and the Second Merger, taken together, are expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder of MIC Securities will not recognize any gain or loss for federal income tax purposes upon the receipt of New MIC Securities of the same type of MIC Securities exchanged pursuant to the First Merger (other than gain or loss with respect to cash received in lieu of fractional shares of New MIC Common Stock, if any). However, unless an exception applies, a Non-U.S. Holder of MIC Securities is expected to recognize gain or loss for U.S. federal income tax purposes upon the receipt of New MIC Securities and will be subject to withholding pursuant to the U.S. Foreign Investment in Real Property Tax Act (“FIRPTA”) regime.

The particular consequences of the Merger to each holder of MIC Securities will depend on such holder’s particular facts and circumstances. Holders of MIC Securities are urged to consult their tax advisors to understand fully the consequences to them of the Merger in their specific circumstances. For further information, see the section titled “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations Related to the Merger”.

Q. What do I need to do now?

A. Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes, and then vote your shares as described above in “—How do I vote?”.

Q. Who can help answer my questions?

A. If you have any questions about the Merger or how to vote or need additional copies of this joint proxy statement/prospectus or the enclosed. proxy card or voting instruction form, as applicable, you should contact:

Mobile Infrastructure Corporation

30 W. 4th Street, Cincinnati, Ohio 45202

(513) 834-5110

mobileit@icrinc.com

You can also contact the proxy solicitor hired by MIC as follows:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor, New York, New York 10104

All Stockholders Call Toll-Free: (866) 431-2105

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this joint proxy statement/prospectus but does not contain all of the information that may be important to you. Accordingly, FWAC and MIC encourage you to read carefully this entire joint proxy statement/prospectus, including the Merger Agreement and First Amendment attached as Annex A-1 and Annex A-2, respectively. Please read these documents carefully as they are the legal documents that govern the Merger and your rights in the Merger.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by FWAC’s shareholders.

The Parties to the Merger

FWAC

FWAC was incorporated as a Cayman Islands exempted company on February 19, 2021. FWAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”). FWAC is an early stage and emerging growth company and, as such, FWAC is subject to all of the risk associated with early stage and emerging growth companies.

On May 27, 2021, FWAC consummated its initial public offering of 27,500,000 FWAC Class A Shares, including 2,500,000 shares as a result of the FWAC IPO Underwriters’ partial exercise of their over-allotment option (the “IPO”), at an offering price of $10.00 per share (excluding the Private Placement Shares, each a “Public Share”), generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions. The FWAC IPO Underwriters have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with their underwriting services for FWAC’s IPO.

Simultaneously with the closing of the IPO, FWAC consummated the private placement of 907,000 FWAC Class A Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million.

Upon the closing of the IPO, management agreed that an amount equal to at least $10.00 per Public Share sold in the IPO, including the proceeds from the sale of the Private Placement Shares, would be held in the Trust Account, located in the United States, with Continental acting as trustee, and be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. On May 25, 2023, prior to the Initial Combination Period (as defined below), FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum.

On May 17, 2023, at an extraordinary general meeting of the FWAC shareholders, FWAC shareholders approved an amendment to the Memorandum and Articles of Association to extend the period of time in which

FWAC must complete its initial business combination to September 15, 2023 (from May 27, 2023). In connection with the extraordinary general meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30, resulting in an aggregate reduction of the amount in the Trust Account by $278,780,559.38.

As of May 18, 2023, FWAC had cash outside the Trust Account of $94,982.38 available for its working capital needs. As of May 18, 2023 (after giving effect to the FWAC shareholder redemptions in connection with the Extension Proposal), there was approximately $4.5 million held in the Trust Account.

The FWAC Class A Shares are currently listed on Nasdaq under the symbol “FWAC” and commenced public trading on May 25, 2021. There is no trading market for our FWAC Class B Shares. FWAC intends to apply to list the New MIC Common Stock on NYSE under the symbol “BEEP.”

FWAC’s principal executive offices are located at 1 Little West 12th Street, 4th Floor, New York, New York 10014 and its telephone number is (310) 853-8878.

MIC

MIC is a Maryland corporation formed on May 4, 2015. MIC focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. MIC targets both parking garage and surface lot properties primarily in top 50 U.S. metropolitan statistical areas (“MSAs”) with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

As of March 31, 2023, MIC owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of March 31, 2023, MIC also owned approximately 0.2 million square feet of commercial space adjacent to its parking facilities.

MIC is the sole general partner of the Operating Partnership and owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership. Following the Conversion, MIC will be a member of the Operating Company and own substantially all of its assets and conduct substantially all of its operations through the Operating Company. MIC owns approximately 45.8% of the Common Units. The Operating Company will be managed by a board consisting of board members—one individual appointed by MIC who shall be entitled to two votes on every matter submitted to a vote of the board of the Operating Company and one individual appointed by the non-MIC members of the Operating Company who shall be entitled to one vote on every matter submitted to a vote of the board of the Operating Company.

MIC’s principal executive offices are located at 30 W. 4th Street, Cincinnati, Ohio 45202, and MIC’s telephone number is (513) 834-5110.

Merger Sub

Merger Sub is a wholly-owned subsidiary of FWAC formed to consummate the Merger. Following the consummation of the First Merger, Merger Sub will have merged with and into MIC, with MIC surviving the First Merger as a wholly-owned subsidiary of FWAC.

Merger Sub’s principal executive offices are located at 1 Little West 12th Street, 4th Floor, New York, New York 10014 and its telephone number is (310) 853-8878.

The Merger Agreement

On December 13, 2022, FWAC, MIC and Merger Sub entered into the Merger Agreement, which was subsequently amended by the First Amendment on March 23, 2023. The Merger Agreement provides for, among other things, the following transactions: (a) FWAC converting from a Cayman Islands exempted company to a Maryland corporation by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL and Part XII of the Cayman Islands Companies Act, and, in connection with the Domestication, (i) each then issued and outstanding FWAC Class A Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock; and (ii) each then issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock; and (b) following the Domestication, (i) Merger Sub merging with and into MIC (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”), and (ii) immediately following the effectiveness of the First Merger, the First-Step Surviving Company merging with and into New MIC in accordance with the MGCL, with New MIC continuing as the surviving entity.

Merger Consideration

Subject to the terms and conditions set forth in the Merger Agreement and in consideration of the First Merger, at the effective time of the First Merger (the “First Effective Time”) (a) each issued and outstanding share of MIC Common Stock (excluding shares owned by any Mobile Company) will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio (the “MIC Common Stock Merger Consideration”) and (b) each issued and outstanding share of MIC Preferred Stock will be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration. In addition, at the First Effective Time, the First-Step Surviving Company will assume each MIC Common Stock Warrant and each such MIC Common Stock Warrant will become a warrant to purchase that number of shares of New MIC Common Stock equal to the product of (i) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (ii) the Exchange Ratio, at an exercise price per share equal to the quotient of the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing and the Exchange Ratio. Each outstanding share of MIC Common Stock that is held by any Mobile Company will be cancelled without payment of any consideration therefor and no Mobile Company will be entitled to any consideration by virtue of the Merger. Assuming a value of $10.00 per share of New MIC Common Stock, which is the price at which FWAC completed the IPO in May 2021 and approximates the trading price of the FWAC Class A Shares on the date of the Merger Agreement, the aggregate merger consideration implies an aggregate equity value for MIC of approximately $255 million.

Certain Related Agreements

In connection with the Merger Agreement, certain additional agreements were entered into concurrently with the execution of the Merger Agreement and certain additional agreements will be entered into in connection with the consummation of the Merger, which we refer to as the “Related Agreements.” The Related Agreements include the Subscription Agreements, Sponsor Agreement, Support Agreements, Lock-Up Agreements, Registration Rights Agreement and the Limited Liability Company Agreement of the Operating Company (the “Operating Agreement”). For more information regarding each Related Agreement, see the sections entitled “The Merger—Certain Related Agreements”, “—Interests of Certain Persons in the Merger-FWAC” and “—Interests of Certain Persons in the Merger-MIC”. FWAC’s public shareholders, MIC’s stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals set forth in this joint proxy statement/prospectus.

Management

Pursuant to the Merger Agreement, MIC will designate seven of the eight initial directors of New MIC and FWAC will designate one of the initial directors of New MIC, in each case as set forth in this joint proxy statement/prospectus. For a description of the directors and management team of New MIC following the Merger, see the section titled “Management of New MIC After the Merger” for additional information.

Voting Securities

As of the FWAC Record Date, there were 8,223,302 FWAC Ordinary Shares issued and outstanding. Only holders of FWAC Ordinary Shares of record as of the close of business on June 23, 2023 are entitled to vote at the FWAC Meeting or any postponement or adjournment thereof.

Approval of each of the Merger Proposal, the Governance Proposals, the Nasdaq Proposal, the Directors Proposal, the Share Plan Proposal and the FWAC Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares present in person or represented by proxy at the FWAC Meeting or any postponement or adjournment thereof and entitled to vote on such matter. Pursuant to the Memorandum and Articles of Association, only holders of FWAC Class B Shares may vote on the Directors Proposal.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares present in person or represented by proxy at the FWAC Meeting or any postponement or adjournment thereof and entitled to vote on such matter.

The Merger Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other. The Governance Proposals and the FWAC Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus. Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals.

Under Cayman Islands law, abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting, and accordingly will have no effect on any of the FWAC Proposals.

With respect to the Merger, pursuant to that certain Letter Agreement, dated as of May 24, 2021 (and amended and restated on May 11, 2023), by and among the Sponsor, certain holders of FWAC Class B Shares and FWAC (as amended, the “Letter Agreement”) and the Sponsor Agreement, dated December 13, 2022 (and amended and restated on May 11, 2023, and June 15, 2023), by and among the FWAC Founders, FWAC and MIC (as amended, the “Sponsor Agreement”), the Sponsor and FWAC’s officers and directors holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their FWAC Class B Shares (such shares, together with any FWAC Class A Shares or New MIC Common Stock issuable upon conversion thereof, the “Founder Shares”); provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. Pursuant to the Sponsor Agreement, the Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026) (“First Earnout Shares”), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028) (“Second Earnout Shares”), and (c) the Sponsor will deliver to FWAC for cancellation and for no consideration 4,755,000 Founder Shares (the “Sponsor Mandatory Forfeiture”). If earlier, the Founder Shares described in foregoing clauses (a) and (b) (collectively, the “Vesting Founder Shares”) shall vest on the date after the Closing on which New MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their shares of New MIC Common Stock for cash, securities or other property. Pursuant to the Sponsor Agreement, the FWAC Founders have also agreed to (i) vote their respective FWAC Ordinary Shares in favor of the FWAC Proposals and any Extension Proposal (as defined below), against any Acquiror Acquisition Proposal (as defined in the Sponsor Agreement), against any change in the business or FWAC Board, against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of FWAC, and against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Merger; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01, (ii) not to redeem any of their respective FWAC Ordinary Shares in connection with the Merger Agreement or any Extension Proposal, and (iii) comply with the terms of the Letter Agreement.

The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either require (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

As of the MIC Record Date, there were 7,762,375 shares of MIC Common Stock issued and outstanding. Only holders of MIC Common Stock of record as of the close of business on June 15, 2023 are entitled to vote at the MIC Meeting.

Each of the Charter Amendment Proposal and the MIC Merger Proposal requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of MIC Common Stock on such proposal. Each of the Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal.

Pursuant to the MIC Bylaws, the chair of the MIC Meeting may adjourn the MIC Meeting to a later date or time, for any reason deemed necessary by the chair, in the discretion of the chair of the MIC Meeting and without any action by MIC stockholders.

The approval of the Charter Amendment Proposal and the MIC Merger Proposal is a condition to the completion of the Merger. Each of the Charter Amendment Proposal and MIC Merger Proposal is cross-conditioned upon the approval of the other.

Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the MIC Meeting, and accordingly will have the effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Manuel Chavez, III serves as chief executive officer and chairman of the MIC Board, Stephanie Hogue serves as MIC’s president and chief financial officer and a member of the MIC Board and Jeffrey B. Osher is a member of the MIC Board. As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue and Mr. Osher as the controlling persons of Color Up beneficially own approximately 33.8% of the shares of MIC Common Stock outstanding and Color Up has agreed to vote its shares of MIC Common Stock in favor of the MIC Proposals to which it is entitled to vote set forth in this joint proxy statement/prospectus and its Common Units in favor of the Merger and the transactions contemplated thereby. Following the execution of the Merger Agreement, the limited partners of the Operating Partnership holding the requisite number of Common Units executed written consents approving the Merger and the Conversion. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership will convert automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company. As a result, no further action by Common Unit holders is required to approve the Merger or the other transactions contemplated by the Merger Agreement.

Appraisal Rights

Appraisal rights are not available to holders of FWAC Ordinary Shares in connection with the proposed Merger under Cayman Islands law.

MIC stockholders are not entitled to exercise any rights of an objecting stockholder in connection with the Charter Amendment or the Merger.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, holders of FWAC Class A Shares (other than the Private Placement Shares) may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Merger, including interest (net of taxes payable), by (ii) the total number of then-outstanding FWAC Class A Shares. As of                     , 2023, this would have amounted to approximately $10.00 per share. Such redemptions are referred to herein as the “FWAC Share Redemption.”

You will be entitled to receive cash for any FWAC Class A Shares to be redeemed only if you:

(a)	hold FWAC Class A Shares, and

(b)	prior to 5:00 p.m., Eastern Time, on , 2023,

(i)	submit a written request to Continental that FWAC redeem your FWAC Class A Shares for cash and

(ii)	deliver your FWAC Class A Shares to Continental, physically or electronically through the Depository Trust Company (“DTC”).

If a holder exercises such holder’s redemption rights, then such holder will be exchanging its FWAC Class A Shares for cash and will not be entitled to receive shares of New MIC. Such a holder will be entitled to receive cash for its FWAC Class A Shares only if it properly demands redemption and delivers its FWAC Class A Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “FWAC’s Extraordinary General Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your FWAC Class A Shares for cash.

Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger

We present in the table below the various pro forma Voting Power and Implied Ownership of New MIC following the consummation of the Merger and PIPE Investment, based, among other things, on FWAC public shareholder redemptions in connection with the Merger.

Excluding PIPE Investment:

	Share Ownership in New MIC(1)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	3%	0%
Sponsor (including FWAC Directors)(7)	8%	8%
MIC Public Stockholders (other than the MIC Directors and Officers)	59%	61%
MIC Directors and Officers(8)	30%	31%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(2)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	2%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers(9)	66%	67%

Total	100%	100%

Including PIPE Investment:

	Share Ownership in New MIC(3)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers (including Preferred PIPE Investment)(10)	66%	67%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(4)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	2%	3%
MIC Public Stockholders (other than the MIC Directors and Officers)	19%	19%
MIC Directors and Officers (including the Preferred PIPE Investment)(11)	77%	78%

Total	100%	100%

(1)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(2)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of New MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(3)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(4)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(5)	Assumes that no remaining Public Shares are redeemed.
(6)	Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger.
(7)	Gives effect to the Sponsor Mandatory Forfeiture and excludes the Vesting Founder Shares.
(8)	Includes 3,937,247 shares of New MIC Common Stock held by Color Up.
(9)	Includes 3,937,247 shares of New MIC Common Stock held by Color Up. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A

Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(10)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the terms of the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 51% of New MIC Common Stock (assuming 100% of outstanding Public Shares are redeemed in connection with the Merger) and 52% of New MIC Common Stock (assuming no Public Shares are redeemed in connection with the Merger).

(11)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 34% of the New MIC Common Stock. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue and (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(12)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants and (ii) any shares of MIC Common Stock issued in connection with the conversion or redemption of the MIC Preferred Stock. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

(13)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants, (ii) 638,298 shares of New MIC Common Stock issuable upon conversion of 638,298 Common Units issuable upon exercise of 638,298 Class A Units held by HS3, (iii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iv) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue, (v) any shares of MIC Common Stock issued in connection with the redemption of the MIC Preferred Stock and (vi) 39,123 LTIP Units held by the non-management directors and Mr. Nelson (who retired from the MIC Board effective as of December 31, 2022). In connection with the conversion of the MIC Preferred Stock by the holders thereof or the redemption of the MIC Preferred Stock by MIC, in each case, such shares of MIC Preferred Stock may be converted or redeemed by MIC for cash or shares of MIC Common Stock at the sole election of MIC. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New

MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

Pursuant to the terms of the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock, the Series 2 Preferred Stock (as issued pursuant to the Preferred Subscription Agreement at a per share price of $1,000) will automatically convert into 13,787,466 shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. As a result, the Series 2 Preferred Stock represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock. For more information regarding potential dilution to FWAC shareholders and holders of New MIC Common Stock following the Merger, in each case, as a result of such conversion, see the section entitled “Questions and Answers—What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?”.

Series 2 Preferred Stock are non-voting shares that rank senior to New MIC Common Stock. Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends on Series 2 Preferred Stock will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

Organizational Structure

Before the Merger

The diagrams below depict simplified versions of the current organizational structures of FWAC and MIC, respectively.

Mobile Infrastructure Corporation

Before the Merger

After the Merger

The diagram below depicts a simplified version of New MIC’s organizational structure immediately following the completion of the Domestication, the Conversion and the Merger.

Interests of Certain Persons in the Merger – FWAC

When you consider the recommendation of the FWAC Board in favor of adoption of the Merger Proposal and other proposals set forth in this joint proxy statement/prospectus, you should keep in mind that FWAC’s directors and officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder, including:

•

If the Merger or another business combination is not consummated by September 15, 2023, FWAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding FWAC Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, each of (a) the FWAC Class B Shares held by the Sponsor and certain of FWAC’s directors, which were acquired for an aggregate purchase price of $25,000 (and a subsequent stock split) prior to the IPO and (b) 907,000 FWAC Class A Shares held by the Sponsor, which were acquired at a purchase price of $10.00 per share in a private placement for an aggregate purchase price of $9,070,000 concurrent with the closing of the IPO, would be worthless because the holders have agreed to waive any right to participate in any redemption with respect to such shares. Such shares had an estimated aggregate market value of approximately $85.68 million based upon the closing price of $11.01 per Public Share on Nasdaq on the FWAC Record Date. Aside from issuing such Private Placement Shares and FWAC Class B Shares pursuant to the terms of their respective subscription agreements, FWAC did not provide any additional consideration to holders of Private Placement Shares and FWAC Class B Shares for their waiver of rights to participate in any redemption or liquidation of such shares.

•

The average price that Sponsor paid for its FWAC Class B Shares and Private Placement Shares (assuming the Sponsor holds 2,907,000 shares of New MIC Common Stock, after giving effect to the Sponsor Mandatory Forfeiture and vesting of the Vesting Founder Shares) is $3.128655, equal to the $9,095,000 paid by the Sponsor for the FWAC Class B Shares and Private Placement Shares. Assuming that the conditions with respect to the Vesting Founder Shares are satisfied (i.e., New MIC Common Stock trades above $13 and $16), respectively, the Sponsor is likely to be able to recoup its investment in FWAC and make a substantial profit on that investment. Accordingly, FWAC’s directors and management team, some of whom have direct interests in FWAC and interests in the securities held by the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business.

•

The Sponsor or an affiliate of the Sponsor or certain of FWAC’s directors and officers may, but are not obligated to, extend to FWAC Working Capital Loans. Upon consummation of the Merger, FWAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to FWAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Merger does not close, FWAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post business combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of May 31, 2023, there are no Working Capital Loans.

•

If FWAC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by FWAC for services rendered or contracted for or products sold to FWAC. If FWAC consummates a business combination, on the other hand, FWAC will be liable for all such claims.

•

FWAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FWAC’s behalf, such as identifying and investigating possible business targets and business combinations. No compensation of any kind, including finder’s and consulting fees, will be paid by FWAC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating, negotiating and completing an initial business combination. The FWAC audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or FWAC’s or their affiliates. However, if FWAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FWAC may not be able to reimburse these expenses if the Merger or another business combination is not completed. As of May 31, 2023, there are no reimbursable expenses owed to FWAC’s officers and directors and their affiliates, other than Sponsor. As of May 31, 2023, FWAC owes Sponsor approximately $63,324.55 in reimbursable out-of-pocket expenses incurred by Sponsor.

•

The Memorandum and Articles of Association provide for, and the Proposed Organizational Documents would provide for, indemnification of FWAC’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such.

•

FWAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under FWAC’s directors’ and officers’ liability insurance following the consummation of the Merger pursuant to the Merger Agreement.

•

The Sponsor (including its representatives and affiliates) and FWAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FWAC. The Sponsor and FWAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FWAC completing its initial business combination. Certain of FWAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. FWAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FWAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FWAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FWAC, subject to applicable fiduciary duties under Cayman Islands Companies Law, and the Memorandum and Articles of Association provide that FWAC renounces its interest in any corporate opportunity offered to any director or officer of FWAC.

•

Pursuant to the Registration Rights Agreement, the Sponsor and its affiliates will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New MIC Common Stock and New MIC Warrant (including shares of New MIC Common Stock issuable upon the conversion of Common Units or Series 2 Preferred Stock or upon exercise of the New MIC Warrant) held by such parties following the consummation of the Merger.

•

Sponsor and FWAC’s directors and officers have agreed to vote in favor of the Merger and the other FWAC Proposals. FWAC Founders hold approximately 94.6% of the FWAC Ordinary Shares. Due to the FWAC Founders’ level of ownership, we expect the proposals to be presented at the FWAC Meeting to be approved, without requiring the support of other shareholders. Aside from issuing such Private Placement Shares and FWAC Class B Shares pursuant to the terms of their respective subscription agreements, FWAC did not provide any additional consideration to holders of Private Placement Shares and FWAC Class B Shares for their agreement to vote such shares in favor of the FWAC Proposals.

Interests of Certain Persons in the Merger – MIC

Certain of MIC’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of MIC stockholders generally. Mr. Chavez, Ms. Hogue and all independent members of the MIC Board have agreed to serve as members of New MIC Board effective at the effective time of the Merger. The interests of MIC’s executive officers and directors include, among other things, their continued service as a director or executive officer of New MIC following the Merger, rights to continuing indemnification and directors’ and officers’ liability insurance, rights to receive cash and equity compensation from New MIC as an executive officer or director of New MIC and the assumption of their outstanding equity awards upon the consummation of the Merger. While they will not receive additional compensation solely as a result of the Merger other than in connection with their capacity as MIC stockholders who receive merger consideration, these interests may create potential conflicts of interest or the appearance of such conflicts, which may lead to increased dissident stockholder activity, including litigation, which could result in significant cost for FWAC and MIC and could materially delay or prevent completion of the Merger.

As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue and Mr. Osher beneficially own as the controlling persons of Color Up, 2,624,831 shares of MIC Common Stock, or 33.8% of the outstanding shares of MIC Common Stock as of such date, the MIC Common Stock Warrant to purchase 1,702,128 shares of MIC Common Stock and 7,495,090 Common Units, or approximately 44.2% of the outstanding Common Units as of such date. As of the date of this joint proxy statement/prospectus, Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, are the limited partners of the Operating Partnership. As of the date of this joint proxy statement/prospectus, Mr. Osher beneficially owns through HS3 an additional 1,702,128 Common Units, or approximately 10.0% of the outstanding Common Units as of such date, and 425,532 Class A Units.

On June 15, 2023, the Preferred PIPE Investors each entered into a Subscription Agreement (the “Preferred Subscription Agreement”) with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023.

As of the date of this joint proxy statement/prospectus, Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 1,500,000 Performance Units and Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones beneficially own, in the aggregate, 434,374 LTIP Units. On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement pursuant to which the LTIP Units previously granted to Mr. Chavez and Ms. Hogue will vest in full upon the one year anniversary of the listing of the shares of New MIC Common Stock on a national securities exchange. For more information regarding compensation that is based on or otherwise related to the Merger and that is payable or may become payable to Mr. Chavez and Ms. Hogue as a result of the Merger, see the section titled “Directors And Executive Officer Compensation—Golden Parachute Compensation,” which is incorporated herein by reference. We understand that following the Merger, Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

FWAC Deferred Fee Waivers

FWAC received or entered into the FWAC Deferred Fee Waivers with each of the FWAC IPO Underwriters, resulting in the wavier of an aggregate of $9,625,000 in deferred underwriting fees payable to such FWAC IPO Underwriters pursuant to the Underwriting Agreement upon consummation of an initial business combination by FWAC, including the proposed transaction with MIC.

On June 6, 2022, GS entered into an agreement with FWAC, whereby GS, on behalf of itself and its affiliates, (i) forfeited and waived, and agreed it shall not have, any and all rights, interests, titles or claims to any portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement and (ii) acknowledged and agreed that none of GS or its affiliates will have any rights, interests, titles or claims of any kind arising from the Underwriting Agreement or otherwise, in or to the portion of the proceeds held in the Trust Account, or any distributions or payments therefrom, representing the any portion of its deferred underwriting fee payable. GS did not affirmatively disclaim responsibility for any of the disclosure in this joint proxy statement/prospectus.

On December 15, 2022, FWAC received a letter from BofA, whereby BofA waived its entitlement to its portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement in connection with FWAC’s proposed transaction with MIC. Moreover, BofA clarified in the waiver agreement that, while it does not have any role or involvement in the proposed transaction with MIC, it ceases and refuses to act in every office, capacity, and relationship with respect to the proposed transaction with MIC or any other potential business combination. BofA affirmatively disclaimed any responsibility for any portion of any registration statement (including this joint proxy statement/prospectus) that FWAC may file.

On February 24, 2023, FWAC received a letter from Deutsche Bank, whereby Deutsche Bank waived its entitlement to its portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement in connection with FWAC’s proposed transaction with MIC. Deutsche Bank affirmatively disclaimed any responsibility for any portion of any registration statement and any statutory prospectus, prospectuses or proxy statement, as applicable (and including this joint proxy statement/prospectus) that may be filed by FWAC or any of its affiliates in connection with FWAC’s proposed transaction with MIC.

Although each of the FWAC IPO Underwriters waived its entitlement to any deferred underwriting fee payable pursuant to the Underwriting Agreement, certain provisions of the Underwriting Agreement were not waived by the FWAC IPO Underwriters. In particular, none of the FWAC IPO Underwriters waived its rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the FWAC IPO or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the FWAC IPO Underwriters in relation to its services provided under the Underwriting Agreement, then FWAC (and New MIC upon consummation of the Merger) may be liable to pay for or reimburse the FWAC IPO Underwriter for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party; however, no FWAC IPO Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. Therefore, there can be no assurance that FWAC (or New MIC following the Merger) would have sufficient funds to satisfy such indemnification claims.

Each of the FWAC IPO Underwriters informally notified FWAC that it would be unable to serve as an advisor to FWAC in connection with an initial business combination, and at that time, FWAC requested that each FWAC IPO Underwriter, and each FWAC IPO Underwriter verbally agreed, to waive its entitlement to respective portion of the deferred underwriting fee payable pursuant to the Underwriting Agreement, with FWAC then requesting that each FWAC IPO Underwriter document such waivers in writing. Other than the request initiated by each of the FWAC IPO Underwriters regarding its unwillingness to serve as an advisor to FWAC, none of the FWAC IPO Underwriters discussed the reasons for their forfeiture of fees with FWAC, and FWAC did not seek out the reasons why upon receipt of the FWAC Deferred Fee Waivers, despite the FWAC IPO Underwriters having already completed their services. None of the FWAC IPO Underwriters communicated to FWAC, and FWAC is not aware, that these FWAC Deferred Fee Waivers were the result of any dispute or disagreement with FWAC or other FWAC IPO Underwriters, including any disagreement relating to the disclosure in this joint proxy statement/prospectus, the scope of their respective engagements under the Underwriting Agreement or their ability to complete such engagements, or any matter relating to FWAC’s or MIC’s operations, prospects, policies, procedures or practices. While the FWAC IPO Underwriters did not provide any detail as to the reasons for the FWAC Deferred Fee Waivers, shareholders should be aware that such FWAC Deferred Fee Waivers indicate that none of the FWAC IPO Underwriters want to be associated with the disclosures in this joint proxy statement/prospectus or any underlying business analysis related to the transaction described herein. FWAC will not speculate about the reasons why the FWAC IPO Underwriters forfeited fees after performing the work to earn such fees.

FWAC agreed to these waivers for the benefit of its shareholders. The waivers of each of the FWAC IPO Underwriters, including its waiver of fees for services that had already been rendered, is unusual and some investors may find the proposed transaction with MIC less attractive as a result, however, FWAC believes that such waivers would be beneficial for its shareholders as such waived fees would reduce transaction expenses payable in connection with the consummation of an initial business combination, including the proposed transaction with MIC, by $9,625,000.

The FWAC Board did not consider the potential impact of the waivers of each of the FWAC IPO Underwriters in its assessment of the proposed transaction with MIC, given (a) the timing of the resignations, (b) no separate engagement letters were entered into with the FWAC IPO Underwriters, with their obligations being limited in scope solely to the Underwriting Agreement and their completed services in connection with the FWAC IPO, and (c) none of the FWAC IPO Underwriters participated in or provided (or were required to participate in or provide) advisory services in connection with the identification or evaluation of potential business combination targets, an initial business combination, or the proposed transaction with MIC.

None of the FWAC IPO Underwriters were engaged by FWAC, the Sponsor, MIC or their respective affiliates in connection with the proposed transaction between FWAC and MIC. As none of the FWAC IPO Underwriters were engaged outside of the Underwriting Agreement, FWAC did not rely on any of the FWAC IPO Underwriters in the preparation, analysis and review of, nor did the FWAC IPO Underwriters assist in the preparation, analysis or review of, the materials provided to FWAC management or the FWAC Board for use in its evaluation of the proposed transaction with MIC. Additionally, none of the FWAC IPO Underwriters reviewed or commented on, and otherwise were not involved in the preparation, analysis or review of, this joint proxy statement/prospectus. Because the FWAC IPO Underwriters were not involved in the preparation and review of the joint proxy statement/prospectus, FWAC’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this joint proxy statement/prospectus. Accordingly, shareholders should not place any reliance on the fact that the FWAC IPO Underwriters were previously engaged by FWAC to serve as an underwriter in FWAC’s IPO, should not assume that the FWAC IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect. We note that unaffiliated investors are subject to certain material risks as a result of MIC going public through a merger rather than through an underwritten initial public offering. See the risk factor titled “Risk Factors—Risks Related to FWAC’s Business and the Merger—The level of due diligence conducted in connection with the Merger may not be as high as would be the case if MIC were to raise capital through an underwritten public offering, which could result in defects with MIC’s business or problems with MIC’s management to be overlooked”.

FWAC does not expect that the FWAC Deferred Fee Waivers will have any significant impact on the proposed transaction with MIC other than reducing the amount of expenses associated with the proposed transaction and potentially adversely affecting investors’ perception of the proposed transaction with MIC.

Other than as set forth above, FWAC has not been advised by, nor is it aware of, any of its advisors that such advisor has resigned from, or ceased or refused to act in, any capacity with respect to the proposed transaction with MIC or any other potential business combination.

For more information regarding the waivers by the FWAC IPO Underwriters, see the section titled “The Merger—Background of the Merger” and for more information related to the associated risks, see the risk factors titled “Risk Factors—Risks Related to FWAC’s Business and the Merger—Each of the FWAC IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by FWAC, including the proposed transaction with MIC, but have instead waived such compensation and some have disclaimed any responsibility for this joint proxy statement/prospectus. Investors should not place any reliance on the fact that the FWAC IPO Underwriters were previously engaged by FWAC to serve as an underwriter in FWAC’s IPO, should not assume that the FWAC IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect” and “Risk Factors—Risks Related to FWAC’s Business and the Merger—FWAC may not have sufficient funds to satisfy indemnification claims of the FWAC IPO Underwriters or their affiliates involved in the FWAC IPO pursuant to the Underwriting Agreement”.

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP, with MIC identified as the accounting acquirer, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The identification of MIC as the accounting acquirer is based primarily on evaluation of the following facts and circumstances, which are consistent under both the no redemption and maximum redemption scenarios:

•

Following the Merger, the business affairs of New MIC will be controlled by a board of directors that will initially consist of eight individuals, seven of which are existing board members of MIC and one that will be designated by FWAC.

•	Following the Merger, the management of New MIC will be led by MIC’s Chief Executive Officer, Manuel Chavez, III, and Chief Financial Officer, Stephanie Hogue.

•	MIC is significantly larger than FWAC in terms of revenue, total assets (excluding cash) and employees.

Accordingly, for accounting purposes, the financial statements of New MIC will represent a continuation of the financial statements of MIC with the acquisition being treated as the equivalent of MIC issuing stock for the net assets of FWAC. The net assets of New MIC will be stated at historical cost, with no goodwill or other intangible assets recorded.

U.S. Federal Income Tax Considerations of the Domestication and Exercise of Redemption Rights

For a discussion summarizing U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations related to the Domestication and Exercise of Redemption Rights”.

U.S. Federal Income Tax Considerations of the Merger

For a discussion summarizing U.S. federal income tax considerations of the Merger, see the section titled “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations Related to the Merger”.

Recommendations of the FWAC Board

After careful consideration of the terms and conditions of the Merger Agreement, the FWAC Board has determined that the Merger and the transactions contemplated thereby are fair to, and in the best interests of, FWAC and its shareholders. In reaching its decision with respect to the Merger and the transactions contemplated thereby, the FWAC Board reviewed various industry and financial data and evaluated materials provided by MIC. The FWAC Board did not obtain a fairness opinion on which to base its assessment. The FWAC Board recommends that FWAC shareholders vote:

1) FOR the Merger Proposal;

2) FOR the Domestication Proposal;

3) FOR the Charter Proposal;

4) FOR each of the Governance Proposals;

5) FOR the Directors Proposal;

6) FOR the Share Plan Proposal;

7) FOR the Nasdaq Proposal; and

8) FOR the FWAC Adjournment Proposal.

Recommendations of the MIC Board

After careful consideration, on December 12, 2022, the MIC Board unanimously approved the Merger Agreement and the other transactions contemplated by the Merger Agreement, Merger, Charter Amendment and Compensation Proposal, and recommended that the holders of MIC Common Stock approve the Charter Amendment Proposal, the MIC Merger Proposal and the Compensation Proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Charter Amendment Proposal, “FOR” the MIC Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, the MIC Board specifically considered, among other things: (a) the anticipated effects of the Merger on existing MIC stockholders and personnel and tenants of MIC and (b) the merger consideration will be paid in shares of New MIC Common Stock, which will provide MIC stockholders with the opportunity to participate in any potential appreciation of New MIC Common Stock following the Merger. See the section titled “The Merger—Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions”.

Summary Risk Factors

In evaluating the Merger and the proposals to be considered and voted on at the FWAC Meeting and the MIC Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors”. Some of these risks are summarized below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing FWAC’s, MIC’s and/or New MIC’s business.

Risks Related to MIC’s Business and Industry

•	Increased fuel prices may adversely affect MIC’s operating environment and costs.

•	MIC has a limited operating history which makes its future performance difficult to predict.

•

MIC incurred net losses attributable to MIC common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $2.3 million and $2.2 million for the three months ended March 31, 2023 and 2022, respectively, and MIC may experience additional net losses in the future.

•	MIC will need to improve cash flow from operations to avoid a future liquidity shortfall.

•	MIC depends on its management team. The loss of key personnel could have a material adverse effect upon MIC’s ability to conduct and manage its business.

•

MIC’s estimated NAV per share should not be relied on as being the primary measure of the current value of the shares of MIC Common Stock, and relying on estimated NAV in isolation could create a misleading or incomplete view of the current value of the shares of MIC Common Stock.

•	A material failure, inadequacy, interruption or security failure of MIC’s technology networks and related systems could harm MIC’s business.

•

MIC’s executive officers and certain of MIC’s directors face or may face conflicts of interest related to their positions and interests in affiliates of MIC, which could hinder MIC’s ability to implement its business strategy and generate returns to investors.

•

Estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which MIC competes achieves the forecasted growth, MIC’s business could fail to grow at a similar rate, if at all.

•	MIC may be unable to attain its investment strategy or increase the value of its portfolio.

•	MIC may be unable to grow its business by acquisitions of additional parking facilities.

•

Changing consumer preferences and legislation affecting MIC’s industry or related industries may lead to a decline in parking demand, which could have a material adverse impact on MIC’s business, financial condition and results of operations.

•

The COVID-19 pandemic has had, and may continue to have, a material adverse effect on MIC’s business, financial condition, results of operations, cash flows, liquidity and ability to satisfy MIC’s debt service obligations, and its duration and ultimate lasting impact is unknown.

•	Uninsured losses or premiums for insurance coverage relating to real property may adversely affect MIC’s investor returns.

Risks Related to Financial, Tax and Accounting Issues

•

MIC’s inability to comply with a financial covenant under its Revolving Credit Facility resulted in the inclusion by its independent auditors of an explanatory paragraph regarding MIC’s ability to continue as a “going concern” in its report on MIC’s financial statements for the year ended December 31, 2022; in addition, MIC is currently not in compliance with a financial covenant under the Revolving Credit Facility, each of which resulted in an event of a default under MIC’s Revolving Credit Facility, which events are ongoing. The foregoing events of default may result in the lender accelerating the maturity of the debt under the Revolving Credit Facility, under which MIC has outstanding borrowings of $73.7 million as of March 31, 2023. Consequently, unless resolved favorably, these conditions and events. Consequently, unless resolved favorably, these conditions and events continue to raise substantial doubt about MIC’s ability to continue as a going concern.

•

MIC’s material weaknesses in its internal control over financial reporting could adversely affect MIC’s ability to report its results of operations and financial condition accurately and in a timely manner.

•	MIC may not be able to access financing sources on attractive terms, or at all, which could adversely affect its ability to execute its business plan.

•	MIC may not obtain sufficient capital on acceptable terms and, as a result, MIC’s business and its ability to operate could be materially adversely impacted.

Risks Related to Legal and Regulatory Matters

•

Adverse judgments, settlements or investigations resulting from legal proceedings in which MIC may be involved could reduce its profits, limit its ability to operate its business or distract its officers from attending to its business.

Risks to MIC Stockholders Relating to the Termination of the Merger

•	If the Merger does not occur, MIC may incur payment obligations to FWAC.

Risks Related to FWAC’s Business and the Merger

•	FWAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by September 15, 2023.

•

The FWAC Founders have agreed to vote in favor of the Merger, regardless of how the FWAC public shareholders vote, and hold a sufficient number FWAC Ordinary Shares to constitute a quorum and approve the FWAC Proposals.

•	FWAC shareholders must tender their FWAC Class A Shares in order to validly seek redemption at the FWAC Meeting.

•	If third parties bring claims against FWAC, the proceeds held in trust could be reduced and the per-share liquidation price received by FWAC’s shareholders may be less than $10.00.

•

The level of due diligence conducted in connection with the Merger may not be as high as would be the case if MIC were to raise capital through an underwritten public offering, which could result in defects with MIC’s business or problems with MIC’s management to be overlooked.

•

Since FWAC’s Sponsor, officers and directors will lose their entire investment in FWAC if its business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for FWAC’s initial business combination.

•

FWAC has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, FWAC shareholders have no assurance from an independent source that the terms of the Merger are fair to FWAC from a financial point of view.

•	The MIC Board obtained a fairness opinion from its financial advisor that will not be updated to reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

•

The process of raising capital by means of a business combination with a special purpose acquisition company (“SPAC”) is different from raising capital through an underwritten offering and may create risks for FWAC’s unaffiliated investors.

•

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what New MIC’s actual financial position or results of operations would have been.

•	FWAC’s public shareholders will experience immediate dilution as a consequence of the issuance of New MIC stock as consideration in the Merger and the PIPE Investment.

•	FWAC may face litigation and other risks as a result of the material weaknesses in its internal control over financial reporting.

•

FWAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FWAC to complete the Merger with which a substantial majority of its investors do not agree.

Risks Related to Ownership of New MIC’s Securities Following the Merger

•	There may not be an active trading market for New MIC Common Stock, which may make it difficult to sell shares of New MIC Common Stock.

•	The market price of shares of New MIC Common Stock may be volatile, which could cause the value of stockholder investments to decline.

•

Holders of New MIC Preferred Stock and Series 2 Preferred Stock will have dividend, liquidation and other rights that are senior to the rights of the holders of New MIC Common Stock. As of March 31, 2023, there were accrued and unpaid dividends of approximately $0.7 million and $8.6 million on the MIC Series A Preferred Stock and MIC Series 1 Preferred Stock, respectively.

•

The PIPE Investment is structured as an issuance of preferred stock, which may be viewed as less favorable to New MIC and the holders of its shares than other forms of financing and may expose holders of shares of New MIC to additional dilution following the closing of the Merger, any of which could cause investors to lose some or all of your investment.

•	New MIC’s stockholders’ interest in New MIC could be diluted if New MIC issues additional shares of stock, which could reduce the overall value of their investment.

Other Risks Related to New MIC After the Closing

•

New MIC will be a holding company with no direct operations and, as such, it will rely on funds received from the Operating Company to pay liabilities, and the interests of its stockholders are structurally subordinated to all liabilities and obligations of the Operating Company and its subsidiaries.

Permitted purchases and other transactions with respect to FWAC securities

The FWAC Founders, FWAC’s advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of FWAC’s initial business combination. There is no limit on the number of shares the FWAC Founders, FWAC’s advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, the FWAC Founders, FWAC’s advisors or their affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds held in the Trust Account will be used to purchase shares in such transactions. If the FWAC Founders, FWAC’s advisors or their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information or if such purchases are prohibited by Regulation M under the Exchange Act. FWAC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. See “The Merger—Permitted Purchases of FWAC Securities” for a description of how the FWAC Founders, FWAC’s advisors or any of their affiliates may effectuate such purchases in compliance with applicable law and SEC guidance, including the selection of shareholders to purchase securities in any private transaction.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Merger are satisfied or to provide additional financing to the combined company following the closing of the Merger; however, pursuant to SEC guidance, FWAC Founders, FWAC’s advisors or their affiliates, as applicable, may not vote such purchased shares in favor of the FWAC Proposals. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our FWAC Class A Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Investment Policies and Policies with Respect to Certain Activities

MIC cannot assure you that MIC will attain its investment objectives or that the value of its assets will not decrease. The MIC Board reviews MIC’s investment policies at least annually to determine whether its investment policies continue to be in the best interests of its stockholders.

SELECTED HISTORICAL FINANCIAL DATA OF FWAC

FWAC is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Merger.

The following table sets forth selected historical financial information derived from FWAC’s (i) unaudited financial statements as of and for the three months ended March 31, 2023 and (ii) audited financial statements as of and for the year ended December 31, 2022.

The historical results of FWAC included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of FWAC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FWAC” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

BALANCE SHEET DATA:

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$125,052	$442,673
Prepaid expenses	123,125	282,500

Total current assets	248,177	725,173
Investments held in Trust Account	280,746,517	277,949,215

Total Assets	$280,994,694	$278,674,388

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$341,402	$287,528
Accrued expenses	2,306,149	1,539,695

Total current liabilities	2,647,551	1,827,223
Deferred underwriting commissions	—	3,609,375

Total liabilities	2,647,551	5,436,598

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,500,000 at redemption value of $10.21 and $10.10 per share as of March 31, 2023 and December 31, 2022, respectively	280,646,517	277,849,215
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	91	91
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	688	688
Additional paid-in capital	—	—
Accumulated deficit	(2,300,153)	(4,612,204)

Total shareholders’ deficit	(2,299,374)	(4,611,425)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$280,994,694	$278,674,388

STATEMENTS OF OPERATIONS DATA:

	For the Three Months Ended March 31,
	2023	2022
General and administrative expenses	$1,244,824	$329,666
General and administrative expenses—related party	52,500	30,000

Loss from operations	(1,297,324)	(359,666)
Other income:
Income from investments held in Trust Account	2,797,302	6,781

Net income (loss)	$1,499,978	$(352,885)

Weighted average number of shares outstanding of Class A ordinary shares	28,407,000	28,407,000

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.04	$(0.01)

Weighted average number of shares outstanding of Class B ordinary shares	6,875,000	6,875,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.04	$(0.01)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF MIC

MIC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Merger.

The following table sets forth selected historical financial information derived from MIC’s (a) unaudited consolidated statement of operations for the three months ended March 31, 2023, (b) unaudited consolidated balance sheet as of March 31, 2023 and (c) audited consolidated balance sheets and statements of operations as of and for the years ended December 31, 2022 and 2021, which are derived from MIC’s audited financial statements included elsewhere in this joint proxy statement/prospectus.

The historical results of MIC included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of MIC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation” and the financial statements and the related notes appearing elsewhere in this joint proxy statement/prospectus.

CONSOLIDATED BALANCE SHEET (in thousands, except per share amounts):

	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
	(unaudited)
ASSETS
Investments in real estate

Land and improvements	$166,225	$166,225	$166,224
Buildings and improvements	272,862	272,605	254,379
Construction in progress	1,418	1,206	89
Intangible assets	10,129	10,106	9,756

	450,634	450,142	430,448
Accumulated depreciation and amortization	(33,171)	(31,052)	(22,873)

Total investments in real estate, net	417,463	419,090	407,575

Fixed assets, net	203	210	61
Assets held for sale		696
Cash	3,119	5,758	11,805
Cash – restricted	3,951	5,216	4,891
Prepaid expenses	631	953	676
Accounts receivable, net	2,536	1,849	4,031
Due from related parties	—	156	—
Deferred offering costs	4,005	2,089	—
Other assets	217	99	108

Total assets	$432,125	$436,113	$429,147

LIABILITIES AND EQUITY
Liabilities

Notes payable, net	$146,345	$146,948	$207,153
Revolving credit facility, net	72,929	72,731	—
Accounts payable and accrued expenses	16,126	16,351	8,345
Accrued preferred distributions	9,254	8,504	5,504
Indemnification liability	2,596	2,596	2,000
Liabilities held for sale	—	968	—
Security deposits	166	161	166
Due to related parties	470	470	—
Deferred revenue	146	376	155

Total liabilities	248,032	249,105	223,323

	As of March 31, 2023	As of December 31, 2022	As of December 31, 2021
	(unaudited)
Equity
Mobile Infrastructure Corporation
Stockholders’ Equity
Preferred stock Series A, $0.0001 par value; 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of March 31, 2023 and December 31, 2022 and 2021)	—	—	—
Preferred stock Series 1, $0.0001 par value; 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of March 31, 2023 and December 31, 2022 and 2021)	—	—	—
Non-voting, non-participating convertible stock, $0.0001 par value; 1,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.0001 par value; 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of March 31, 2023 and December 31, 2022 and 2021	—	—	—
Warrants issued and outstanding – 1,702,128 warrants as of March 31, 2023 and December 31, 2022 and 2021.	3,319	3,319	3,319
Additional paid-in capital	192,426	193,176	196,176
Accumulated deficit	(110,716)	(109,168)	(101,049)

Total Mobile Infrastructure Corporation
Stockholders’ Equity	85,029	87,327	98,446
Non-controlling interest	99,064	99,681	107,378

Total equity	184,093	187,008	205,824

Total liabilities and equity	$432,125	$436,113	$429,147

STATEMENTS OF OPERATIONS (in thousands, except per share amounts):

	For the Three Months Ended March 31, 2023	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
	(Unaudited)
Revenues
Base rental income	$2,080	$8,345	$11,970
Management income	—	427	4,466
Percentage rental income	5,023	20,329	3,988

Total revenues	7,103	29,101	20,424
Operating expenses
Property taxes	1,756	6,885	5,382
Property operating expense	518	2,947	1,583
Interest expense	3,599	12,912	9,536
Depreciation and amortization	2,126	8,248	5,850
General and administrative	2,620	8,535	6,530
Professional fees, net of reimbursement of insurance proceeds	469	2,690	2,645
Organizational, offering and other costs	33	5,592	—

Total expenses	11,121	47,809	31,526

Other income (expense)
Gain/(Loss) on sale of real estate	660	(52)	—
PPP loan forgiveness	—	328	348
Other income	15	106	217
Gain on consolidation of VIE	—	—	360
Settlement of deferred management internalization	—	—	10,040
Transaction expenses	—	—	(12,224)

Total other income (expense)	675	382	(1,259)

Net loss	(3,343)	(18,326)	(12,361)
Less net loss attributable to non-controlling interest	(1,795)	(10,207)	(1,297)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,548)	$(8,119)	$(11,064)

Preferred stock distributions declared—Series A	(54)	(216)	(216)
Preferred stock distributions declared—Series 1	(696)	(2,784)	(2,784)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(2,298)	$(11,119)	$(14,064)

Basic and diluted loss per weighted average common stock:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.30)	$(1.43)	$(1.82)

Weighted average common stock outstanding, basic and diluted	7,762,375	7,762,375	7,741,192

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this joint proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Merger described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”.

The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2023 and the summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2023 and the year ended December 31, 2022 give pro forma effects to the Merger as if it had occurred on January 1, 2022.

The summary pro forma information has been derived from, and should be read in conjunction with, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements of MIC and FWAC and related notes included elsewhere in this joint proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what New MIC’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of New MIC.

The summary unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation gives effect to the PIPE Investment and assumes that no remaining FWAC public shareholders exercise their right to redeem their FWAC Class A Shares for their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of immediately prior to the Closing is available for New MIC.

•

Assuming Maximum Redemptions: This presentation gives effect to the PIPE Investment and assumes that all remaining FWAC public shareholders exercise their rights to redeem their FWAC Class A Shares for their pro rata share of the Trust Account and thus none of the amount held in the Trust Account as of immediately prior to the Closing is available for New MIC. With respect to the Maximum Redemptions scenario, we expect the proceeds from the PIPE Investment to satisfy FWAC’s obligation to have at least $5,000,001 of net tangible assets.

	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2023
Revenue	$7,103	$7,103
Net loss attributable to common stockholders	$(2,871)	$(2,834)
Weighted-average shares outstanding, basic and diluted	13,111,865	12,670,563
Net loss per share, basic and diluted	$(0.22)	$(0.22)

	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
Revenue	$29,101	$29,101
Net loss attributable to common stockholders	$(19,414)	$(19,207)
Weighted-average shares outstanding, basic and diluted	13,111,865	12,670,563
Net loss per share, basic and diluted	$(1.48)	$(1.15)

	Pro Forma Combined (No Redemptions)	Pro Forma Combined (Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023
Total assets	$441,132	$436,586
Total liabilities	$236,641	$236,641
Total equity	$204,491	$199,945

If the facts are different than the assumptions noted in the section titled “Unaudited Pro Forma Condensed Combined Financial Information”, then the amounts and shares outstanding in the summary unaudited pro forma combined financial information will be different, and differences could be material.

COMPARATIVE SHARE INFORMATION

The following tables sets forth the historical per share information of MIC and FWAC, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Merger, assuming No Redemptions and Maximum Redemptions, for the three months ended March 31, 2023 and the year ended December 31, 2022. The pro forma net income (loss) per common share data for these periods is presented as if the Merger occurred on January 1, 2022. The pro forma book value per share information is presented as if the Merger occurred on December 31, 2022. The information provided in the table below is unaudited.

The historical per share data of MIC was derived from the unaudited interim financial statements as of and for three months ended March 31, 2023 and from the audited financial statements as of and for the year ended December 31, 2022, included elsewhere in this joint proxy statement/prospectus. The historical financial information of FWAC was derived from the unaudited interim financial statements as of and for the three months ended March 31, 2023 and from the audited consolidated financial statements as of and for the year ended December 31, 2022, included elsewhere in this joint proxy statement/prospectus. This information should be read together with the audited financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and other financial information included elsewhere in this joint proxy statement/prospectus.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the Closing took place as of the dates described above.

	Historical		Pro Forma Combined(1)
As of and for the Three Months Ended March 31, 2023	MIC	FWAC	No Redemptions	Maximum Redemptions
Net loss per Class A Share, basic and diluted	N/A	$0.04	N/A	N/A
Weighted average of Class A Shares outstanding, basic and diluted	N/A	28,407,000	N/A	N/A
Net loss per Class B Share, basic and diluted	N/A	$0.04	N/A	N/A
Weighted average of Class B Shares outstanding, basic and diluted	N/A	6,875,000	N/A	N/A
Net loss per share of MIC Common Stock, basic and diluted	$(0.30)	N/A	$(0.22)	$(0.22)
Weighted average shares of MIC Common Stock outstanding, basic and diluted	7,762,375	N/A	13,111,865	12,670,563
Book value per share(1)	$10.95	$7.89	$7.59	$7.55

	Historical		Pro Forma Combined(1)

As of and for the Year Ended December 31, 2022	MIC	FWAC	No Redemptions	Maximum Redemptions
Net loss per Class A Share, basic and diluted	N/A	$(0.00)	N/A	N/A
Weighted average of Class A Shares outstanding, basic and diluted	N/A	28,407,000	N/A	N/A
Net loss per Class B Share, basic and diluted	N/A	$(0.00)	N/A	N/A
Weighted average of Class B Shares outstanding, basic and diluted	N/A	6,875,000	N/A	N/A
Net loss per share of MIC Common Stock, basic and diluted	$(1.43)	N/A	$(1.48)	$(1.15)
Weighted average shares of MIC Common Stock outstanding, basic and diluted	7,762,375	N/A	13,111,865	12,670,563

(1)

Net loss per share of MIC Common Stock—basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no additional redemptions or maximum redemptions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for calculation of pro forma net loss per share of MIC Common Stock—basic and diluted, pro forma shares of MIC Common Stock outstanding, and pro forma stockholders’ equity.

RISK FACTORS

Your investment in New MIC will involve substantial risks. You should carefully review and consider the following risk factors and all other information included in this joint proxy statement/prospectus before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New MIC following the Merger. Some statements in this joint proxy statement/prospectus, including statements in the following risk factors, constitute forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this joint proxy statement/prospectus. Although we describe below and elsewhere in this joint proxy statement/prospectus the risks we consider to be the most material, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our results of operations, financial condition or business in the future. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of these risks were to materialize, individually or in combination, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected.

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of MIC and its subsidiaries prior to Closing, which will be the business of New MIC and its subsidiaries following Closing.

Risks Related to MIC’s Business and Industry

Increased fuel prices may adversely affect our operating environment and costs.

Fuel prices have a direct impact on the ability and frequency of consumers to engage in activities related to transportation. Increases in the price of fuel may result in higher transportation costs and adversely affect consumer use at our parking garages. Increases in fuel costs also can lead to other non-recoverable, direct expense increases to us through, for example, increased costs of energy. Increases in energy costs for our tenants are typically recovered from leasees, although our share of energy costs increases as a result of lower occupancies, and higher operating cost reimbursements impact the ability to increase underlying rents. Rising fuel prices also may increase the cost of construction and the cost of materials that are petroleum-based, thus affecting the development of our existing assets or our tenants’ ongoing development projects.

We have a limited operating history which makes our future performance difficult to predict.

We were formed on May 4, 2015 and, on December 15, 2017, merged with MVP REIT, Inc., a Maryland corporation formed on April 3, 2012. We internalized our management function effective April 1, 2019 and the current management team has been in place since August 2021. Accordingly, we have a limited operating history, particularly as an internally managed company. Investors should not assume that New MIC’s future performance will be similar to the past performance of MIC.

We incurred net losses attributable to MIC common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $2.3 million and $2.2 million for the three months ended March 31, 2023 and 2022, respectively, and we may experience additional net losses in the future.

We incurred net losses attributable to MIC common stockholders of $11.1 million and $14.1 million for the years ended December 31, 2022 and 2021, respectively, and $2.3 million and $2.2 million for the three months ended March 31, 2023 and 2022, respectively, and we may experience additional net losses in the future and not be profitable or realize growth in the value of our portfolio. Many of our losses can be attributed to start-up costs, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments. For a further discussion of our operational history and the factors affecting our net losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation” in this joint proxy statement/prospectus and the unaudited pro forma condensed combined financial information appearing elsewhere in this joint proxy statement/prospectus.

We will need to improve cash flow from operations to avoid a future liquidity shortfall.

We must improve operational performance to avoid a liquidity shortfall. Our ability to generate sufficient cash flow from operations will depend on a range of economic, competitive and business factors, many of which are outside our control, including the impact of COVID-19 and return to normal daily activities, which are inconsistent across markets. Some of our loan agreements require that us to maintain certain liquidity and net worth levels. Should operational performance not materially improve through 2023, we will need to evaluate additional alternatives to raise capital to avoid a liquidity shortfall with our lenders.

We depend on our management team. The loss of key personnel could have a material adverse effect upon our ability to conduct and manage our business.

Our ability to achieve our investment objectives and to make distributions is dependent upon the performance of our management team in the identification and acquisition of investments, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. The loss of services of one or more members of our key personnel or our inability to attract and retain highly qualified personnel could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, parking facility operators and managers and other industry personnel, which could materially and adversely affect our business, financial condition, results of operations and ability to make distributions to stockholders in the future and the value of New MIC Common Stock. Furthermore, the loss of one or more of our key personnel may constitute an event of default under certain of our limited non-recourse property-level indebtedness, which could result in such indebtedness being accelerated.

Investors should not rely on MIC’s estimated NAV per share as being the primary measure of the current value of the shares of MIC Common Stock, and relying on estimated NAV in isolation could create a misleading or incomplete view of the current value of the shares of MIC Common Stock.

The MIC Board, including all of its independent directors, has historically approved and established at least annually an estimated NAV per share of MIC Common Stock, which is based on an estimated market value of MIC’s assets less the estimated market value of MIC’s liabilities and the MIC Preferred Stock, divided by the number of fully-diluted shares of MIC Common Stock outstanding (after giving effect to the redemption, on a one-for-one basis, of the Common Units). The objective of the MIC Board in determining the estimated NAV per share of MIC Common Stock was to arrive at a value, based on recently available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with MIC’s management team. As with any valuation method, the methods used to determine the estimated NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of MIC Common Stock. You should carefully review the financial information disclosed in this joint proxy statement/prospectus in evaluating an investment decision.

In the most recent estimation of NAV established on August 29, 2022, the MIC Board relied upon information provided by its management team regarding MIC’s real estate investments, other assets and liabilities and the number of shares of MIC Common Stock outstanding on a fully diluted basis after giving effect to the redemption, on a one-for-one basis, of the Common Units held by the limited partners of the Operating Partnership, which will not necessarily result in a reflection of fair value under GAAP. Different parties using different methods could derive an estimated NAV per share that is significantly different from the estimated NAV per share determined by the MIC Board.

The estimated NAV per share is not a representation, warranty, guarantee or other indication that, among other things:

•	a stockholder would be able to realize the estimated NAV per share if such stockholder attempts to sell their shares of MIC Common Stock;

•	a stockholder would ultimately realize distributions per share equal to the estimated NAV per share upon liquidation of MIC’s assets and settlements of MIC’s liabilities or if MIC were sold;

•	a third party would offer the estimated NAV per share in an arms-length transaction to purchase all or substantially all of the shares of MIC Common Stock; or

•

the methods used to determine the estimated NAV per share would be acceptable to, or in compliance with, the Employee Retirement Income Security Act of 1974, as amended, FINRA, the SEC, any state securities regulatory entity or the Department of Labor, with respect to their respective requirements.

Further, the estimated NAV per share was calculated as of a particular moment in time based on the shares of MIC Common Stock then outstanding and the amount and value of shares of MIC Common Stock will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets, changes in the real estate and capital markets, the conversion of MIC Common Stock to New MIC Common Stock following the Merger and the issuance of New MIC Common Stock following the Merger. Following the completion of the Merger, we do not expect to publish an estimated NAV.

A material failure, inadequacy, interruption or security failure of our technology networks and related systems could harm our business.

Our information technology networks and related systems are essential to our ability to conduct our day-to-day operations. As a result, we face risks associated with security breaches, whether through cyberattacks or cyber intrusions over the Internet, malware, computer viruses, attachments to emails, persons who access our systems from inside or outside our organization and other significant disruptions of our information technology networks and related systems. A security breach or other significant disruption involving our information technology networks and related systems could: disrupt our operations; result in the unauthorized access to, and the destruction, loss, theft, misappropriation or release of, proprietary, personally identifiable, confidential, sensitive or otherwise valuable information, which others could use to compete against us or which could expose us to damage claims by third parties for disruptive, destructive or otherwise harmful outcomes; require significant management attention and resources to remedy any damages that result; subject us to claims for breach of contract, damages, credits, penalties or termination of leases or other agreements; or damage our business relationships or reputation generally. Any or all of the foregoing could materially and adversely affect our business.

Although we take various actions to maintain the security and integrity of our information technology networks and related systems and have implemented various measures to manage the risk of a security breach or disruption, we cannot be sure that our security efforts and measures will be effective or that any attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches change and generally are not recognized until launched against a target, and in some cases such techniques are designed to not be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures. It is not possible for this risk to be entirely mitigated.

Moreover, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities in our information technology networks. In addition, our remediation efforts may not be successful. Certain measures that could increase the security of our systems take significant time and resources to deploy broadly, and such measures may not be deployed in a timely manner or be effective against an attack. The inability to implement, maintain and upgrade adequate safeguards could have a material and adverse impact on our business, financial condition and results of operations.

Mr. Chavez, Ms. Hogue and Mr. Osher own, directly or indirectly, a substantial beneficial interest in MIC on a fully diluted basis and have the ability to exercise significant influence on MIC and the Operating Partnership (and the Operating Company following the Conversion), including the approval of significant corporate transactions.

As of the date of this joint proxy statement/prospectus, (a) Mr. Chavez, Ms. Hogue and Mr. Osher beneficially own, as the controlling persons of Color Up, 2,624,831 shares of MIC Common Stock, or 33.8% of the outstanding shares of MIC Common Stock as of such date, the MIC Common Stock Warrant to purchase 1,702,128 shares of MIC Common Stock and 7,495,090 Common Units, or approximately 44.2% of the outstanding Common Units as of such date, (b) Mr. Osher beneficially owns through HS3 an additional 1,702,128 Common Units, or approximately 10.0% of the outstanding Common Units as of such date, 425,532 Class A Units and 7,512 LTIP Units and (c) Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 1,500,000 Performance Units and 404,455 LTIP Units. Common Units are redeemable for shares of MIC Common Stock, on a one-for-one basis, or cash at MIC’s option, pursuant and subject to the terms and provisions of the Partnership Agreement and, following the Conversion, the Operating Company. Assuming (i) no shares of New MIC Common Stock are issued prior to the conversion of the Series 2 Preferred Stock, (ii) no public shareholders exercise their redemption rights and (iii) the 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock are owned by the Preferred PIPE Investors, after giving effect to the conversion of the Series 2 Preferred Stock, MIC’s directors and officers will own approximately 66% of the New MIC Common Stock.

Pursuant to their current ownership and potential future ownership of MIC Common Stock, including in connection with the Preferred PIPE Investment, Mr. Chavez, Ms. Hogue and Mr. Osher have the ability to influence the outcome of matters presented to MIC stockholders, including the election of the MIC Board and approval of significant corporate transactions, including business combinations, consolidations and mergers. Therefore, Mr. Chavez, Ms. Hogue and Mr. Osher have substantial influence over MIC and could exercise influence in a manner that is not in the best interests of MIC’s other stockholders. This concentration of voting power might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.

MIC’s executive officers and certain of MIC’s directors who will become executive officers and directors of New MIC face or may face conflicts of interest related to their positions and interests in affiliates of MIC, which could hinder our ability to implement our business strategy and generate returns to investors.

MIC’s executive officers and certain of MIC’s directors who will become executive officers and directors of New MIC are also executive officers, directors, managers and key professionals of other affiliated entities. MIC’s Chief Executive Officer and one of its directors, Manuel Chavez, III, who will become New MIC’s Chief Executive Officer and a director, its President, Chief Financial Officer, Treasurer and one of its directors, Stephanie Hogue, who will become New MIC’s Chief Financial Officer, Treasurer and a director, and Jeffrey B. Osher, who will become one of New MIC’s directors, together will beneficially own a significant percentage of New MIC Common Stock and entities affiliated with them are limited partners of the Operating Partnership and, following the Conversion, the Operating Company. Each of Mr. Kellar, Ms. Holley and Mr. Jones are current directors of MIC and expected directors of New MIC. Each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, are also limited partners of the Operating Partnership and, following the Conversion, the Operating Company. Mr. Chavez and Ms. Hogue will also continue in their ownership and management roles with Bombe.

As a result, MIC’s executive officers and certain of MIC directors owe duties to each of these entities, their members, limited partners and investors, which duties may from time to time conflict with the duties that they owe to MIC. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to New MIC’s business following the Merger, which could harm the implementation of New MIC’s business strategy and New MIC’s investment and leasing opportunities.

Conflicts with New MIC’s business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and time and services between New MIC and the other entities, (b) the timing and terms of the investment in or sale of an asset, (c) development of New MIC’s properties by such affiliates and (d) investments with such affiliates. The loyalties of these individuals to other entities and investors could result in action or inaction that is detrimental to New MIC’s business, which could harm the implementation of New MIC’s business strategy and our investment and leasing opportunities. If New MIC does not successfully implement its business strategy, New MIC may be unable to generate cash available for distributions (“CAD”) needed to make distributions to our investors and to maintain or increase the value of its assets.

The foregoing responsibilities and relationships could create competition for the time and efforts of Mr. Chavez, Ms. Hogue and Mr. Osher and may give rise to conflicts of interest, or the appearance of such conflicts of interest.

Further, New MIC’s directors and officers and any of their respective affiliates are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition or sale of real estate investments or that otherwise compete with MIC or New MIC following the Merger.

Additionally, on June 15, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. The Preferred Subscription Agreement contains customary representations and warranties of FWAC, on the one hand, and the applicable Preferred PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The Preferred Subscription Agreement further provides that the shares of New MIC Common Stock issued to the Preferred PIPE Investor upon the conversion of the Series 2 Preferred Stock will be subject to a one year lock-up. The Preferred PIPE Investor has certain customary registration rights with respect to the shares of New MIC Common Stock issued upon the conversion of the Series 2 Preferred Stock pursuant to the Registration Rights Agreement.

All of New MIC’s transactions or relationships which involve a conflict of interest will be approved by New MIC’s directors who are disinterested in the particular transaction and, if there are no disinterested directors, by both the affirmative vote of a majority of New MIC Board and the affirmative vote of a majority of New MIC’s independent directors. Similarly, the equity compensation paid by New MIC to its executive officers and directors will be subject to determination by New MIC’s independent directors or the compensation committee of New MIC Board. Nonetheless, despite such reviews and approvals, New MIC’s agreements with certain of its executive officers will provide wide discretion for these parties to pursue their business activities separate from New MIC, and these parties may pursue activities that conflict with our interests.

The estimates of market opportunity and forecasts of market growth included in this joint proxy statement/prospectus may prove to be inaccurate, and even if the market in which MIC competes achieves the forecasted growth, MIC’s business could fail to grow at a similar rate, if at all.

Market opportunity estimates and growth forecasts included in this joint proxy statement/prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such information concerning the market and the industry in which MIC competes, including its market position, general expectations of market opportunities and market size, are based on information from various third-party sources, internal data and estimates, and assumptions made by MIC based on such sources and MIC’s knowledge of the parking facilities and related infrastructure market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the market in which MIC operates and MIC’s management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that their information has been obtained from sources believed to be reliable. There can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. MIC has not independently verified any third-party information, and each publication speaks as of its original publication date (and not as of the date of this joint proxy statement/prospectus). MIC does not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited in this joint proxy statement/prospectus.

Our revenues have been and will continue to be significantly influenced by demand for parking facilities generally, and a decrease in such demand would likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

The focus for our portfolio has been and will continue to be on parking facilities. A decrease in the demand for parking facilities, or other developments adversely affecting such sector of the real estate market, would likely have a more pronounced effect on our financial performance than if we owned a more diversified real estate portfolio.

If adverse economic conditions reduce discretionary spending, business travel or other economic activity, such as sporting events and entertainment, that fuels demand for parking, our revenues could be reduced. In addition, our parking facilities tend to be concentrated in urban areas.

The COVID-19 pandemic has resulted in reduced discretionary spending, reduced travel and other activity. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments has been and may continue to be materially adversely affected by restrictions in reaction to the COVID-19 pandemic and may further continue to be materially adversely affected to the extent that economic conditions result in the elimination of jobs or the migration of jobs from the urban centers where our parking facilities are situated to other locations. See “—Risks Related to MIC’s Business and Industry—The COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations, and its duration and ultimate lasting impact is unknown”.

Increased office vacancies in MSAs or movement toward home office alternatives could reduce consumer demand for parking, which could adversely impact our revenues and financial condition. Moreover, changing lifestyles and technological innovations also may decrease the need for parking spaces, thereby decreasing the demand for parking facilities. The need for parking spaces, for example, may decrease as the public increases its use of livery service companies and ridesharing companies or elects to take public transit for their transportation needs. Future technological innovations, such as driverless vehicles, also may decrease the need for parking spaces. It is also possible that cities could enact new or additional measures such as higher tolls, increased taxes or vehicle occupancy requirements in certain circumstances to encourage car-pooling and the use of mass transit, all of which could adversely impact the demand for parking. Weather conditions, such as hurricanes, snow, flooding or severe weather storms, and other natural disasters and acts of terrorism could also disrupt our parking operations and further reduce the demand for parking.

We may be unable to attain our investment strategy or increase the value of our portfolio.

Our investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities to third party tenants, including parking lots, parking garages and other parking structures throughout the United States. We have historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In expanding our portfolio, we will seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use, that are expected to generate positive cash flows and provide greater predictability during periods of economic uncertainty. We may be unable to expand our portfolio in accordance with this investment strategy or increase the value of our portfolio, and as a result, we may not be able to increase our rental revenues we anticipate earning through our investment strategy.

We may be unable to grow our business by acquisitions of additional parking facilities.

Our investment strategy involves the acquisition of additional parking facilities. Our ability to make profitable acquisitions is subject to risks, including, but not limited to, risks associated with:

•	competition from other investors, including publicly traded and private REITs, numerous financial institutions, individuals and public and private companies;

•	contingencies in our acquisition agreements; and

•	the availability and terms of financing.

We might encounter unanticipated difficulties and expenditures relating to any acquired parking facilities.

For example:

•

we do not believe that it is possible to understand fully a parking facility before it is owned and leased for a reasonable period of time, and, notwithstanding pre-acquisition due diligence, we could acquire a parking facility that contains undisclosed defects;

•	the market in which an acquired parking facility is located may experience unexpected changes that adversely affect the parking facility’s value;

•	the occupancy and utilization of parking facilities that we acquire may decline during our ownership;

•

the operating costs for our acquired parking facilities may be higher than anticipated, which may result in tenants that pay or reimburse us for those costs terminating their leases or our acquired parking facilities not yielding expected returns;

•	we may not successfully leverage limited partners of Fifth Wall Ventures Management, LLC’s managed funds and other commercial relationships to grow our customer base;

•	we may not successfully leverage MIC’s relationship with other investors to grow our customer base;

•

we may acquire parking facilities subject to unknown liabilities and without any recourse, or with limited recourse, such as liability for the cleanup of undisclosed environmental contamination or for claims by tenants, consumers or other persons related to actions taken by former owners of the parking facilities; and

•	acquired parking facilities might require significant attention from management that would otherwise be devoted to our other business activities.

For these reasons, among others, we might not realize the anticipated benefits of our acquisitions, and our investment strategy with respect to the acquisition of additional parking facilities may not succeed or may cause us to experience losses.

In addition, because of our management team’s extensive experience in the parking industry, we often receive off-market calls for asset acquisition opportunities before properties are marketed for sale, as well as early notices on properties preparing to be marketed. We may be unable to acquire new parking facilities if we experience a decline in the number of off-market calls for parking facilities that are not yet being marketed for sale or if notices of properties preparing to be marketed for sale become increasingly available to our competitors.

We may not acquire the properties that we evaluate in our pipeline.

We generally seek to maintain a robust pipeline of investment opportunities. Transactions may fail to close for a variety of reasons, including the discovery of previously unknown liabilities or other items uncovered during our diligence process. Similarly, we may not execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, or LOIs, and properties with respect to which we are negotiating may not lead to the execution of any LOI. For many other reasons, we may not ultimately acquire the properties in our pipeline.

Our parking facilities face intense competition, which may adversely affect rental and fee income.

We believe that competition in parking facility operations is intense. In addition, any parking facilities we acquire may compete with building owners that provide on-site paid parking. Certain of our competitors have more experience than we do in owning and operating parking facilities. Moreover, some of our competitors have greater capital resources, greater cash reserves and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available to us, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect our operating results. Additionally, an economic slowdown in a particular market where our parking facilities are located could have a negative effect on our parking fee revenues.

If competitors build new facilities that compete with our facilities or offer space at rates below the rates we charge, our lessees may lose potential or existing customers and may be pressured to discount their rates to retain business, thereby causing them to reduce rents paid to us. As a result, our ability to make distributions to investors may be impaired. In addition, increased competition for customers may require us to make capital improvements to facilities that we would not otherwise make, which could reduce CAD to our investors.

The operations of a large number of our properties in our portfolio are currently concentrated with one tenant operator.

One tenant operator, SP Plus Corporation (“SP+”), leased properties that contributed approximately 60.9% of our parking rental revenue for the three months ended March 31, 2023. This significant concentration of operational risk in one tenant operator makes us more vulnerable economically than if our operations were more evenly diversified among many tenant operators. Any adverse developments in SP+’s business, financial strength or ability to operate our properties efficiently and effectively could have a material adverse effect on our results of operations. We cannot provide assurance that SP+ will satisfy its obligations to us or effectively and efficiently operate our properties. The failure or inability of SP+ to satisfy its obligations to us or effectively and efficiently operate our properties could adversely affect our financial position, results of operations and cash flows. See “Description of MIC’s Businesses—Concentration”.

Our leases expose us to certain risks.

We lease parking facilities to tenants that either offer parking facilities to the public or provide parking to their employees. One of our strategic objectives is to focus heavily on the performance of each parking facility, working with our tenants to create a business plan for each parking facility to improve cash flow and rental income. Those business plans were finalized in the first quarter of 2022 and are now underway for execution. The performance of our parking facilities continued to improve through 2022, although assets with significant work force and/or corporate exposure have not returned to office as quickly as anticipated in early 2022. While our tenant-operators continue to execute on the asset-level business plans, it is possible that the economic slowdown will materially impact the performance of our assets. Our inability or the inability of our tenants to execute on these business plans could have a material adverse effect on our business, financial condition and results of operations. In addition, the loss or renewal on less favorable terms of a substantial number of leases, or a breach, default or other failure to perform by a tenant under a lease, or material reduction in the rental income associated with our leases (or an increase in anticipated expenses to the extent we are responsible for such expenses) could also have a material adverse effect on our business, financial condition and results of operations.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure investors that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. Our real properties may also be subject to resale restrictions. All these provisions would restrict our ability to sell a property, which could reduce CAD to our investors.

Declines in the market value of our portfolio may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, CAD to our investors.

A decline in the market value of our portfolio may adversely affect us, particularly in instances where we have borrowed money based on the market value of assets in our portfolio. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we are unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, CAD.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Market values of the assets in our portfolio may decline for a number of reasons, such as changes in prevailing market rates, increases in tenant defaults, decreases in parking facility occupancy or utilization and decreases in market rents and other factors typically associated with owning real estate.

We require scale to improve cash flow and earnings for stockholders.

To best offset the costs of being a public reporting company, we will need to increase our portfolio’s scale in size and number of assets. Our ability to scale will be determined by our ability to find high-quality assets to purchase and access capital to acquire those assets, as well as integrate those assets successfully into our portfolio. Our assets are often acquired via off-market opportunities from private sellers and our ability to continue to scale will be influenced by our access to those sellers and assets.

Changing consumer preferences and legislation affecting our industry or related industries may lead to a decline in parking demand, which could have a material adverse impact on our business, financial condition and results of operations.

Increased demand for ride sharing services, such as Uber and Lyft, and car sharing services, like Zipcar, along with the potential for driverless cars, may lead to a decline in parking demand in cities and urban areas. While we devote considerable effort and resources to analyzing and responding to consumer preference and changes in the markets in which we operate, consumer preferences cannot be predicted with certainty and can change rapidly. Changes in consumer behaviors, including the use of mobile phone applications and on-line parking reservation services that help drivers reserve parking with garages, lots and individual owner spaces, cannot be predicted with certainty and could change current customers’ parking preferences, which may have an impact on the price customers are willing to pay for parking. Additionally, urban congestion and congestion pricing due to the aforementioned ride sharing services, or state and local laws that have been or may be passed encouraging carpooling and use of mass transit systems, may negatively impact parking demand and pricing that a customer would be willing to pay for parking. If we are unable to anticipate and respond to trends in the consumer marketplace and the industry, including, but not limited to, market displacement by livery service companies, car sharing companies and changing technologies, we could experience a material and adverse impact on our business, financial condition and results of operations. In addition, several state and local laws have been passed in recent years that encourage the use of carpooling and mass transit. In the future, local, state and federal environmental regulatory authorities may pursue, or continue to pursue, measures related to climate change and greenhouse gas emissions which may have the effect of decreasing the number of cars being driven. Such laws or regulations could adversely impact the demand for our services and our business.

The COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations, and its duration and ultimate lasting impact is unknown.

The COVID-19 pandemic and the restrictions intended to prevent its spread have had a significant adverse impact on economic and market conditions around the world, including in the United States. These conditions have had, and may continue to have, a material adverse impact on our business. In particular, many of our parking facilities are located near government buildings and courthouses and event centers, which depend in large part on consumer traffic, and conditions that lead to a decline in consumer traffic have had a material and adverse impact on those businesses. Many state and local governments restricted public gatherings or required people to shelter in place, which also, and in some cases eliminated or severely, reduced the demand for parking. Such events have adversely impacted and may continue to adversely impact our tenants’ operations and/or cause the temporary closure of our tenants’ businesses, which could significantly disrupt or cause a closure of their operations and, in turn, significantly impact or eliminate the rental revenue we generate from our leases with them. In particular, our tenants pay us percentage rent, which is based on the amount by which gross revenues of each parking facility exceeds a base amount; therefore, declines in occupancy and the decreases in utilization resulting from the restrictions intended to prevent the spread of COVID-19 and the disruption or closure of our tenants’ operations as a result of the COVID-19 pandemic have reduced, and may in the future reduce, the annualized parking revenues we earn.

The COVID-19 pandemic has also resulted in reduced discretionary spending, reduced travel and other activity. Users of our parking facilities include workers who commute by car to their places of employment in these urban centers. The return on our investments has been and may continue to be materially adversely affected by restrictions in reaction to the COVID-19 pandemic and may further continue to be materially adversely affected to the extent that economic conditions result in the elimination of jobs or the migration of jobs, via hybrid-scheduled and remote work, from the urban centers where our parking facilities are situated to other locations.

Although occupancy and utilization at our parking facilities are beginning to recover from their low point experienced during the COVID-19 pandemic, they remain below pre-COVID-19 pandemic levels and may continue indefinitely. We may experience future declines as a result of a resurgence of the COVID-19 pandemic from time-to-time or otherwise.

The duration and ultimate impact of the COVID-19 pandemic is not known. Our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy our debt service obligations may continue to be negatively impacted as a result of the COVID-19 pandemic and may remain at depressed levels compared to pre-COVID-19 pandemic levels for an extended period, which would have a material adverse effect on the value and trading price of New MIC Common Stock.

Our investments in real estate will be subject to the risks typically associated with real estate.

We invest directly in real estate. We will not know whether the values of properties that we own directly will remain at the levels existing on the dates of acquisition. If the values of properties we own decrease, our risk will increase because of the lower value of the real estate. In this manner, real estate values will impact the value of our real estate investments. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	epidemics, pandemics or other outbreaks of an illness, disease or virus (such as the COVID-19 pandemic);

•	natural disasters such as hurricanes, snow, earthquakes, floods or severe weather storms;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national, regional and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs associated with the need to periodically repair or re-lease our properties;

•	costs associated with real property taxes and changes in tax rates;

•	costs of remediation and liabilities associated with environmental conditions affecting properties;

•	costs associated with complying with the Americans with Disabilities Act of 1990, as amended, or the Americans with Disabilities Act, which may reduce CAD;

•	over-concentrations in certain geographic areas;

•	the worsening of economic or real estate conditions in the geographic area in which our investments may be concentrated; and

•	the potential for uninsured or underinsured property losses.

Climate change may have a long-term impact on our business.

There are inherent climate-related risks wherever our business is conducted. Changes in market dynamics, investor expectations, local, national and international climate change policies, and the frequency and intensity of extreme weather events on critical infrastructure in the United States, all have the potential to disrupt our business and operations. Such events could result in a significant increase in our costs and expenses and harm our future revenue, cash flows and financial performance. Global climate change is resulting, and may continue to result, in certain natural disasters and adverse weather, such as droughts, wildfires, storms, sea-levels rising and flooding, occurring more frequently or with greater intensity, which could cause business disruptions and impact our employees’ abilities to commute to work or to work from home effectively. Government failure to address climate change could result in greater exposure to economic and other risks from climate change and impact our ability to achieve climate goals.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect investor returns.

Our real properties may incur casualty losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance real property we may hold.

In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real property incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure investors that funding will be available to us for repair or reconstruction of damaged real property in the future.

Our costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liabilities on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. For example, the presence of significant mold or other airborne contaminants at any of our real property investments could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs.

Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, operations at our parking facilities and other tenant operations, the existing condition of land when we buy it, operations in the vicinity of our real property, such as the presence of underground storage tanks, oil leaks and other vehicle discharge, or activities of unrelated third parties may affect our real property. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real property, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially adversely affect our business, lower the value of our assets or results of operations and, consequently, lower CAD available for distribution to our investors.

Real property is an illiquid investment, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to.

Real property is an illiquid investment. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Also, we may acquire real properties that are subject to contractual “lock-out” provisions that could restrict our ability to dispose of the real property for a period of time, and a number of our assets are subject to loans that impose prepayment penalties or debt breakage costs that could significantly impair our ability to sell that asset or the net value realized from any such sale.

Risks Related to Financial, Tax and Accounting Issues

Our inability to comply with a financial covenant under our Revolving Credit Facility resulted in the inclusion by our independent auditors of an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022; in addition, we currently are not in compliance with a financial covenant under our Revolving Credit Facility, each of which resulted in an event of default under our Revolving Credit Facility, which events of default are ongoing. The foregoing events of default may result in the lender accelerating the maturity of the debt under the Revolving Credit Facility, under which we have outstanding borrowings of $73.7 million as of March 31, 2023. These conditions and events, unless resolved favorably, continue to raise substantial doubt about our ability to continue as a going concern.

MIC has incurred net losses since its inception and anticipates net losses for the near future. As of March 31, 2023, MIC was not in compliance with all applicable covenants in agreements governing its debt, resulting in an event of default. Additionally, based on MIC’s expected financial performance for the twelve-month period subsequent to the filing of MIC’s March 31, 2023 Quarterly Report on Form 10-Q, MIC currently is not in compliance with a financial covenant under the Revolving Credit Facility, which resulted in another event of default. Such events allow the lender to accelerate the maturity of the debt under the Revolving Credit Facility, which carries a balance of $73.7 million as of March 31, 2023. Further, our independent auditor has included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2022, which also constitutes an event of default under our Revolving Credit Facility. The Revolving Credit Facility also requires MIC to initiate an equity raise in order to achieve a fixed charge coverage ratio of 1.4 to 1.0 as of March 31, 2023. MIC does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events continue to raise substantial doubt about MIC’s ability to continue as a going concern.

In response to these conditions, management’s plans include the following:

•

Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

•	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

•	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.

•	We have initiated equity raise or liquidity events, including the proposed Merger with FWAC.

However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.

MIC identified material weaknesses in its internal control over financial reporting and MIC may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of MIC’s financial statements or cause MIC to fail to meet its periodic reporting obligations. These material weaknesses could adversely affect MIC’s and New MIC’s ability to report their results of operations and financial condition accurately and in a timely manner.

MIC’s management identified material weaknesses in its internal control over financial reporting in connection with its assessment as of and for the year ended December 31, 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Specifically, these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (a) MIC’s lack of appropriate segregation of duties within its accounting and finance groups; (b) the lack of formal and effective controls over user access to certain information systems to ensure adequate restriction of users and privileged access to transaction processing applications; and (c) inappropriate application of GAAP.

Although MIC has begun to implement measures to address the material weaknesses, the implementation of those measures may not fully address the material weaknesses and deficiencies in MIC’s internal control over financial reporting, and MIC cannot conclude that these matters have been fully remedied. The following remedial actions have been identified and initiated by MIC:

•

MIC has hired a Chief Accounting Officer and will continue hiring (as needed) and training additional accounting resources with appropriate levels of experience and reallocating responsibilities across MIC’s finance organization. This measure provides for segregation of duties and ensures that the appropriate level of knowledge and experience will be applied based on the risk and complexity of transactions and tasks under review.

•	MIC will continue to educate control owners and enhance policies to ensure appropriate restrictions related to user access and privileged access are in place.

•	MIC has re-evaluated the permissions of user roles within its accounting system and has re-assigned access to individuals in order to establish more appropriate segregation of duties.

•	MIC has enhanced internal control documentation for key controls to ensure the assignment of preparers and reviewers, and established policies for the formal sign-off of key controls.

•

Beginning with the third quarter of 2022, MIC established a formal Disclosure Committee to enhance governance by management for the oversight of internal controls over financial reporting, including disclosure controls and procedures.

•

MIC has provided access to accounting literature and research to enable the control owners in evaluating technical accounting pronouncements for certain transactions, in addition to utilizing third party resources when appropriate.

•

Through its continued remediation efforts, MIC identified and recorded certain accounting adjustments during the third and fourth quarters of 2022 that were considered immaterial, individually and in the aggregate, to MIC’s consolidated financial statements taken as a whole for the affected periods. MIC’s continued remediation activities will include the designing of internal control policies and practices that directly respond to these accounting adjustments.

There can be no assurance that the actions we already have completed coupled with the additional actions we have planned under our remediation plan will be sufficient to remediate the material weaknesses identified and strengthen our internal control over financial reporting. The actions we are taking are subject to ongoing senior management review.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which New MIC Common Stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares of common stock to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that any additional material weaknesses or resulting restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

We may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan.

We may not be able to obtain financing on acceptable terms or at all. Future access to sources of financing will depend upon a number of factors, over which we may have little or no control, including:

•	general market conditions;

•	a financing source’s view of the quality of our assets;

•	a financing source’s perception of our financial condition and growth potential; and

•	our current and potential future earnings and cash distributions.

In addition, our ability to sell assets may also be limited due to several factors, including general market conditions and limitations under our existing loan agreements, and as a result, we may receive less than the value at which those assets are carried on our consolidated financial statements or we may be unable to sell certain assets at all.

If we cannot obtain sufficient capital on acceptable terms, our business and our ability to operate could be materially adversely impacted.

In addition to customary representations, warranties, covenants, and indemnities, our existing loan agreements require us and/or our subsidiaries to comply with covenants involving, among other matters, limitations on incurrence of indebtedness, debt cancellation, property cash flow allocation, liens on properties and requirements to maintain minimum unrestricted cash balances. Unless we are able to sell assets, we may be unable to meet the minimum unrestricted cash balances in our loan agreements, which could result in events of default. Our existing loan agreements contain covenants that may limit our ability to sell assets, including covenants that limit debt cancellation and assignment of debt in connection with the sale of an asset. In addition, certain of our assets are collateral under multiple loan agreements, which may limit our ability to sell such assets. We may enter into additional loan agreements that also may contain covenants, including those requiring us to comply with various financial covenants.

If we breach covenants under our loan agreements, we could be held in default under such loans, which could accelerate our repayment date and materially adversely affect our financial condition, results of operations and cash flows.

Our failure to comply with covenants in any of our loan agreements will likely constitute an event of default and, if not cured or waived, may result in:

•

acceleration of all of our debt under such loan agreement (and any other debt containing a cross-default or cross-acceleration provision, including certain of our loan agreements) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all;

•	our inability to borrow any unused amounts under such loan agreement, even if we are current in payments on borrowings under such loan agreement; and/or

•	the loss of some or all of our assets to foreclosure or sale.

Further, our loan agreements may contain cross default provisions, which could result in a default on our other outstanding debt.

Any such event of default, termination of commitments, acceleration of payments, or foreclosure of our assets could have a material adverse effect on our financial condition, results of operations and cash flows and ability to continue to operate or make distributions to our investors in the future. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets. It is also possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us.

Increasing interest rates may adversely affect us.

Since the most recent U.S. economic recession, the Board of Governors of the U.S. Federal Reserve System, or the U.S. Federal Reserve, has taken actions that have resulted in low interest rates for a long period of time. In March 2022, the U.S. Federal Reserve increased interest rates for the first time since 2018 and raised rates six more times in 2022 and three more times in 2023. The U.S. Federal Reserve signaled that more rate hikes may come in 2023. Market interest rates are expected to continue to increase, and those increases may materially and negatively affect us in several ways, including:

•

Investors may consider whether to buy or sell shares of New MIC Common Stock based upon the distribution rate on shares of New MIC Common Stock relative to the then-prevailing market interest rates. If market interest rates go up, investors may expect a higher distribution rate than we are able to pay or may sell shares of New MIC Common Stock and seek alternative investments that offer higher distribution rates. Sales of shares of New MIC Common Stock may cause a decline in the market price of shares of New MIC Common Stock.

•

Amounts outstanding under the Revolving Credit Facility will require interest to be paid at variable interest rates. When interest rates increase, our interest costs will increase, which could adversely affect our cash flows, our ability to pay principal and interest on our debt, our cost of refinancing our fixed rate debts when they become due and our ability to make or sustain distributions to our investors.

•

Property values are often determined, in part, based upon a capitalization of rental income formula. When market interest rates increase, property investors often demand higher capitalization rates and that causes property values to decline. Increases in interest rates could lower the value of our properties and cause the market price of New MIC Common Stock to decline.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect MIC’s current and projected business operations and its financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank failed and was taken into receivership by the Federal Deposit Insurance Corporation; on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership; the following week, a syndicate of U.S. banks infused $30 billion in First Republic Bank, a bank which JP Morgan Chase acquired as part of a controlled FDIC takeover in May 2023; and later that same week, the Swiss Central Bank provided $54 billion in covered loan and short-term liquidity facilities to Credit Suisse Group AG, all in an attempt to reassure depositors and calm fears of a banking contagion. MIC’s ability to effectively run its business could be adversely affected by general conditions in the global economy and in the financial services industry. Various macroeconomic factors could adversely affect MIC’s business, including fears concerning the banking sector, changes in inflation, interest rates and overall economic conditions and uncertainties. Adverse developments affecting the U.S. or international financial systems or an economic downturn could result in less favorable commercial financing terms, including higher interest rates or costs and more restrictive financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for MIC to obtain financing on acceptable terms or at all. Any decline in available funding or access to MIC’s cash and liquidity resources could, among other risks, adversely impact MIC’s ability to meet its operating expenses, financial obligations or fulfill its other obligations, or result in breaches of its contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above, could have material adverse impacts on MIC’s liquidity and its business, financial condition or results of operations.

Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to our investors.

We currently have, and may incur in the future, debt that bears interest at variable rates. An increase in interest rates would increase our interest costs to the extent we have not effectively hedged against such increase, which could adversely affect our cash flows and results of operations. Subject to our exemption from registration under the Investment Company Act we may manage and mitigate our exposure to interest rate risk attributable to variable-rate debt by using interest rate swap arrangements, interest rate cap agreements and other derivatives. The goal of any interest rate management strategy that we may adopt is to minimize or eliminate the effects of interest rate changes on the value of our assets, to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a favorable spread between the yield on our assets and the cost of financing such assets. However, these derivatives themselves expose us to various risks, including the risk that: (a) counterparties may fail to honor their obligations under these arrangements; (b) the credit quality of the counterparties owing money under these arrangements may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transactions; (c) the duration of the hedging transactions may not match the duration of the related liability; (d) these arrangements may not be effective in reducing our exposure to interest rate changes; and (e) these arrangements may actually result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our business, financial condition, results of operations and ability to make distributions to our investors.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of New MIC’s income or other tax returns could adversely affect New MIC’s financial condition and results of operations.

New MIC will be subject to income taxes in the United States. New MIC’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of New MIC’s deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings; or

•	changes in tax laws, regulations or interpretations thereof.

In addition, New MIC may be subject to audits of income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on New MIC’s financial condition and results of operations. New MIC generally will be responsible for all of MIC’s liabilities (as well as continuing to be responsible for all of FWAC’s liabilities) including any unpaid taxes (and penalties and interest, if any). Audits of taxes payable prior to the Merger by FWAC or MIC or of taxes payable following the Merger by New MIC potentially could result in significant liabilities payable by New MIC. Consequently, outcomes from these audits could have an adverse effect on New MIC’s financial condition and results of operations.

We may acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

In the future, we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for Common Units, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable to us absent such restrictions. In addition, MIC is party to (and New MIC will assume MIC’s rights and responsibilities upon consummation of the Merger) the Tax Matters Agreement, which requires MIC (or New MIC, as applicable) to indemnify to past contributors to the Operating Partnership in the event that certain adverse tax consequences arise to the contributors in connection with (a) a taxable disposition of certain specified properties, (b) certain dispositions of the contributors’ interests in the Operating Partnership and (c) the Operating Partnership’s failure to provide the contributors the opportunity to guarantee a specified amount of debt of the Operating Partnership. Following the Conversion, the Tax Matters Agreement shall apply to the Operating Company to the same extent it applies to the Operating Partnership.

New MIC’s ability to use MIC’s net operating loss carryforwards and certain other tax attributes may be limited.

As of March 31, 2023, MIC had aggregate U.S. federal and state net operating loss carryforwards (“NOLs”) of $58,602,794 (of which $8,585,685 was incurred in tax years beginning before January 1, 2018), which may be available to offset future taxable income for income tax purposes, and portions of which expire in various years. Under the Tax Cuts and Jobs Act of 2017, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), federal NOLs incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs is limited to 80% of taxable income. Federal NOLs incurred in tax years ending before January 1, 2018 may be carried forward for 20 years. MIC’s NOLs, which New MIC will succeed to as a result of the Merger, are subject to these carry forward and deductibility limits. Further, a lack of future taxable income would adversely affect New MIC’s ability to utilize these NOLs before they expire.

In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes. The Merger as well as transactions occurring prior to the Merger, including transactions contemplated by the Purchase and Contribution Agreement, may result in an ownership change under Section 382 of the Code that could affect New MIC’s ability to utilize MIC’s NOLs to offset future taxable income. Furthermore, New MIC’s ability to utilize NOLs of companies that MIC has acquired or that New MIC may acquire in the future may be subject to limitations. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For these reasons, New MIC may not be able to utilize a material portion of the NOLs reflected on MIC’s balance sheet, even if New MIC attains profitability, which could potentially result in increased future tax liability to New MIC and could adversely affect New MIC’s operating results and financial condition.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We have historically based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances as discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation”. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in our consolidated financial statements will include, and may include in the future, those related to revenue recognition; valuation of intangibles in purchase accounting; allowance for doubtful accounts; costs to obtain or fulfill a contract; valuation of common stock; carrying value and useful lives of long-lived assets; loss contingencies; and the provision for income taxes and related deferred taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the market price of New MIC Common Stock.

Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position and profit, or cause an adverse deviation from our revenue and operating profit targets, which may negatively impact our financial results.

Risks Related to MIC’s Indebtedness and Certain Other Obligations

We have debt, and we may incur additional debt.

We are subject to numerous risks associated with our debt, including the risk that our cash flows could be insufficient to meet required payments on our debt. There are no limits in our organizational documents on the amount of debt we may incur, and we may incur substantial debt. Our debt obligations could have important consequences to our investors. Incurrence of debt may increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business, and place us at a disadvantage in relation to competitors that have lower debt levels. Excessive debt could limit our ability to obtain financing for working capital, capital expenditures, acquisitions, refinancing, lease obligations or other purposes, prevent our achieving investment grade ratings from nationally recognized credit rating agencies and reduce our ability to make distributions to our investors.

For example, the Credit Agreement, dated as of March 29, 2022, by and among the Operating Partnership, KeyBanc Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent and lender, as amended by Amendment No. 1 to Credit Agreement, dated November 17, 2022 (the “Credit Agreement”), contains customary representations, warranties, conditions to borrowing, covenants and events of default, including certain covenants that limit or restrict, subject to certain exceptions, the ability of us, the Operating Partnership and our other subsidiaries to sell or transfer assets, enter into a merger or consolidate with another company, create liens, make investments or acquisitions or incur certain indebtedness. Among other things, the Credit Agreement requires us to:

•	maintain a total leverage ratio not to exceed 65.0%;

•	maintain fixed charge coverage ratios not less than:

•	1.00 to 1.00 through December 31, 2022;

•	1.25 to 1.00 until March 31, 2023; and

•	1.40 to 1.00 thereafter;

•	use diligent efforts to pursue a capital raise by March 31, 2023; and

•

maintain a tangible net worth of not less than $206,908,200 plus 90.0% of the net proceeds received by us or the Operating Partnership and certain of our subsidiaries at any time from the issuance of stock (whether common, preferred or otherwise) by us, the Operating Partnership or certain of our other subsidiaries.

As of the date of this joint proxy statement/prospectus, we are not in compliance with all lender requirements of our debt.

Instability in the debt markets and other factors may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our investors.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the acquisition of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due on favorable terms or at all. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us or could result in the foreclosure of such properties. For example, some of our loans are packed into commercial mortgage-backed securities, or CMBS, which place restrictions on our ability to restructure such loans without the consent of holders of such securities. Obtaining such consents may be time-consuming or may not be possible at all and could delay or prevent us from restructuring one or more loans. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce CAD and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Certain loans are and may be secured by mortgages on our properties and if we default under our loans, we may lose properties through foreclosure.

We have obtained, and intend to continue to obtain, loans that are secured by mortgages on our properties, and we may obtain additional loans evidenced by promissory notes secured by mortgages on our properties. As a general policy, we will seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of our assets. If recourse on any loan incurred by us to acquire or refinance any particular property includes all of our assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, we could lose that property through foreclosure if we default on that loan. We may also give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. Some of our loans contain cross collateralization or cross default provisions, and therefore, a default on a single property could affect multiple properties. In addition, for tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. Further, if we default under a loan, it is possible that we could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to us which could affect distributions to investors or lower our working capital reserves or our overall value.

Risks Related to Legal and Regulatory Matters

Adverse judgments, settlements or investigations resulting from legal proceedings in which we may be involved could reduce our profits, limit our ability to operate our business or distract our officers from attending to our business.

The nature of our business exposes our properties, us, the Operating Partnership and our other subsidiaries to the risk of claims and litigation in the normal course of business. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including current or former tenants, our employees, our investors or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third party indemnity, but such third parties fail to fulfill their contractual obligations.

In addition, we may be required to indemnify and advance indemnification expenses to MIC’s former chief executive officer for certain claims related to a civil lawsuit filed by the SEC against him and his advisory firm alleging violations of securities laws, in an amount not to exceed $2.0 million, depending on the final outcome of the findings of the court. The SEC seeks disgorgement, injunctions, and bars against him and his advisory firm and related penalties.

Our proprietary software systems contain open source software, which may pose particular risks to our proprietary software in a manner that could harm our business.

We use open source software in our proprietary software and anticipate using open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code to such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our offerings. We could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license or cease providing the implicated offerings unless and until we can re-engineer them to avoid infringement, which may be a costly and time-consuming process. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. Any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop offerings that are similar to or better than ours.

Additionally, the use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Many of the risks associated with the use of open source software, such as the lack of warranties or assurances of title or performance, cannot be eliminated, and could, if not properly addressed, negatively affect our business. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have an adverse effect on our business, financial condition and results of operations.

Inigma and pKatalyst, our proprietary software systems, are not currently protected by any patents, registered trademarks or licenses, which may prevent us from using, or enforcing our intellectual property rights to, these systems and could adversely affect our business, results of operations and financial condition.

Inigma is our proprietary software management tool that we developed to monitor parking facilities in real-time. pKatalyst is our proprietary technology platform that will allow us to provide a virtual fence or perimeter around up to 14,000 parking facilities and to monitor consumer movement into and out of our parking facilities, as well as those of our competitors. Neither Inigma nor pKatalyst, nor these systems’ underlying technology, is currently registered, as a patent or a trademark, with the U.S. Patent and Trademark Office and we do not intend to register them in the near future. To the extent that Inigma or pKatalyst violates the proprietary rights of others, we may therefore be subject to damage awards or judgments prohibiting our use of Inigma or pKatalyst. In addition, our intellectual property rights in Inigma or pKatalyst may not be enforceable against any prior users of similar intellectual property. Our inability to use Inigma or pKatalyst or enforce our intellectual property rights to Inigma or pKatalyst could have an adverse effect on our business, financial condition and results of operations.

We may in the future be subject to claims that we violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could materially adversely affect our business, results of operations and financial condition.

Our success depends, in part, on our ability to maximize revenues and profitability at our parking facilities with a technology-driven approach to collaboration with our tenant operators, including the use of our proprietary software, without infringing on, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our software systems are infringing on, misappropriating or otherwise violating third party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. Also, various “non-practicing entities” and other intellectual property rights holders may in the future attempt to assert intellectual property claims against us or seek to monetize the intellectual property rights they own to extract value through licensing or other settlements, even if the claims are meritless.

Our use of third-party software and other intellectual property rights may be subject to claims of infringement or misappropriation. The vendors who provide us with technology that we incorporate in our proprietary software also could become subject to various infringement or misappropriation claims, which may then affect our use of our proprietary software. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe, misappropriate or otherwise violate the intellectual property rights of others.

From time to time, our competitors or other third parties may claim that we are infringing upon, misappropriating or otherwise violating their intellectual property rights. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition, results of operations, cash flows, or prospects. Any claims or litigation, even those without merit and regardless of the outcome, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial costs or damages, obtain a license, which may not be available on commercially reasonable terms or at all, pay significant ongoing royalty payments, settlements or licensing fees, prevent us from maximizing our revenues and profitability at our parking facilities and from using certain technologies, force us to implement expensive and time-consuming workarounds or redesigns, distract management from our business or impose other unfavorable terms.

We may not be able to obtain, maintain, protect, defend and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.

We believe that the protection of our trademark rights is an important factor in protecting our brand and maintaining goodwill. We may be unable to obtain trademark protection for our technologies, logos, slogans and brands, and our existing trademark registrations and applications, and any trademarks that may be used in the future, may not provide us with competitive advantages or distinguish our brand and our business from those of our competitors. Further, we may not timely or successfully register our trademarks.

If we do not adequately protect our rights in our trademarks from infringement and unauthorized use, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. We have filed applications for registration, among other trademarks, the term “Mobile Infrastructure Corporation” in the United States. Although we have applied for these trademark registrations, there are no certainties that these applications will result in a registration of these trademarks.

Competitors may adopt trademarks and/or tradenames similar to ours, thereby harming our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Furthermore, our trademarks, upon registration, may be opposed, contested, circumvented or found to be unenforceable, weak or invalid, and we may not be able to prevent third parties from infringing or otherwise violating them or using similar marks in a manner that causes confusion or dilutes the value or strength of our brand. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States may be necessary in the future to enforce our trademark rights and to determine the validity and scope of the trademark rights of others. Our efforts to obtain, maintain, protect, defend and enforce our trademarks may be ineffective and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition, and results of operations.

We may be unable to continue to use the domains that we use in our business or prevent third parties from acquiring and using domains that infringe, misappropriate or otherwise violate, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered a domain that we use in, or is related to, our business, www.mobileit.com. If we lose the ability to use the domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm or cause us to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and other third parties could attempt to capitalize on our brand recognition by using domains similar to ours. We may be unable to prevent our competitors and other third parties from acquiring and using domains that infringe, misappropriate, or otherwise violate, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Obtaining, maintaining, protecting, defending and enforcing our rights in our domain may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and results of operations.

Risks to MIC Stockholders Relating to the Termination of the Merger

If the Merger does not occur, MIC may incur payment obligations to FWAC.

If the Merger Agreement is terminated under certain circumstances, MIC may be obligated to pay FWAC a termination fee of $4.0 million if the transaction is terminated in connection with a superior proposal or an adverse recommendation change by the MIC Board.

Failure to consummate the Merger as currently contemplated or at all could adversely affect the future business and financial results of MIC and FWAC.

The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms from those contemplated by the Merger Agreement, the ongoing businesses of MIC and FWAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Merger, MIC and FWAC would be subject to a number of risks, including the following:

•

FWAC may experience negative reactions from the financial markets, including negative impacts on FWAC’s stock price (including to the extent that the current market price reflects a market assumption that the Merger will be completed);

•	MIC may experience negative reactions from its customers, vendors and employees;

•	reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

•	MIC and FWAC will have incurred substantial expenses and will be required to pay certain costs relating to the Merger, whether or not the Merger is completed;

•	the attention of MIC’s management and employees may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger; and

•

since the Merger Agreement restricts the conduct of MIC’s and FWAC’s businesses prior to completion of the Merger, each of MIC and FWAC may not have been able to take certain actions during the pendency of the Merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section titled “The Merger—The Merger Agreement—Covenants” for a description of the restrictive covenants applicable to MIC and FWAC).

If the Merger Agreement is terminated or delayed and the MIC Board seeks another merger or business combination, MIC stockholders cannot be certain that MIC will be able to find a party willing to offer equivalent or more attractive consideration than the consideration FWAC has agreed to provide in the Merger or that such other merger or business combination will be completed. If the Merger Agreement is terminated and the FWAC Board seeks another merger or business combination, FWAC shareholders cannot be certain that FWAC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Merger—The Merger Agreement—Termination”.

Risks Related to FWAC’s Business and the Merger

FWAC will be forced to liquidate the Trust Account if it cannot consummate a business combination by September 15, 2023.

If FWAC has not consummated an initial business combination by September 15, 2023 (subject to extension in accordance with the Merger Agreement and FWAC’s Memorandum and Articles of Association), FWAC will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of FWAC’s remaining shareholders and the FWAC Board, liquidate and dissolve, subject in each case, to FWAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Memorandum and Articles of Association provides that, if FWAC winds up for any other reason prior to the consummation of its initial business combination, FWAC will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, FWAC’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, or possibly less, on the redemption of their Public Shares. See “—If third parties bring claims against FWAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per Public Share” and other risk factors herein.

The FWAC Founders have agreed to vote in favor of the Merger, regardless of how the FWAC public shareholders vote, and hold a sufficient number FWAC Ordinary Shares to constitute a quorum and approve the FWAC Proposals.

Unlike many other blank check companies in which the initial investors agree to vote their Founder Shares in accordance with the majority of the votes cast by the public investors in connection with an initial business combination, the Sponsor and FWAC’s officers and directors have agreed to vote any FWAC Ordinary Shares owned by them in favor of the Merger Proposal and the other proposals to be presented at the FWAC Meeting. As of the date of this joint proxy statement/prospectus, the Sponsor and FWAC’s officers and directors beneficially own in the aggregate shares equal to approximately 94.6% of the issued and outstanding FWAC Ordinary Shares. Accordingly, the FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either requires (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

You must tender your FWAC Class A Shares in order to validly seek redemption at the FWAC Meeting.

In connection with tendering your FWAC Class A Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your FWAC Class A Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the FWAC Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Merger is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Merger.

If third parties bring claims against FWAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per Public Share.

FWAC’s placing of funds in the Trust Account may not protect those funds from third party claims against FWAC. Although FWAC has sought and will continue to seek to have all vendors, service providers (excluding FWAC’s independent registered public accounting firm), prospective partner businesses and other entities with which FWAC does business execute agreements with FWAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of FWAC’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FWAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, FWAC’s Founders will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if FWAC’s founding team believes that such third party’s engagement would be significantly more beneficial to FWAC than any alternative.

Examples of possible instances where FWAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by FWAC’s founding team to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where FWAC’s founding team is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FWAC and will not seek recourse against the Trust Account for any reason. Upon redemption of FWAC’s Public Shares, if FWAC has not consummated an initial business combination by September 15, 2023, FWAC will be required to provide for payment of claims of creditors that were not waived that may be brought against FWAC within the 10 years following redemption. Accordingly, the per ordinary share redemption amount received by a public shareholder could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement, the Sponsor has agreed that it will be liable to FWAC if and to the extent any claims by a third party for services rendered or products sold to FWAC, or a prospective target business with which FWAC has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per ordinary share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under FWAC’s indemnity of the FWAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act. However, FWAC has not asked the Sponsor to reserve for such indemnification obligations, nor has FWAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of FWAC. Therefore, FWAC cannot assure you that the Sponsor would be able to satisfy those obligations. None of FWAC’s officers or directors will indemnify FWAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

As discussed in further detail below under the risk factor titled “New MIC may be subject to a new 1% U.S. federal excise tax in connection with any redemptions of New MIC Common Stock.”, the Excise Tax will be payable by us and not by the redeeming holder and, therefore, will not reduce the per Public Share redemption amount. The mechanics of any required payment of the Excise Tax have not been determined. Depending on the number of holders of FWAC Class A Shares exercising redemption rights, the imposition of the Excise Tax could be applicable to FWAC and adversely affect the cash we have available to consummate the Merger and for our operations following the Merger.

FWAC public shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, for holders of FWAC Ordinary Shares to liquidate your investment, you may be forced to sell your FWAC Ordinary Shares potentially at a loss.

FWAC public shareholders are entitled to receive funds from the Trust Account only upon the earliest to occur of: (a) FWAC’s completion of an initial business combination, and then only in connection with those FWAC Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (b) the redemption of any FWAC Ordinary Shares properly submitted in connection with a shareholder vote to amend FWAC’s Memorandum and Articles of Association (i) to modify the substance or timing of FWAC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its FWAC Ordinary Shares if FWAC does not complete its initial business combination by September 15, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date) or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (c) the redemption of FWAC’s Ordinary Shares if it is unable to complete an initial business combination by September 15, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law and as further described herein. In no other circumstances will a FWAC public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your FWAC Ordinary Shares, potentially at a loss.

Subsequent to FWAC’s consummation of FWAC’s initial business combination, FWAC may be required to take write-downs or write-offs, restructuring and impairment or other charges.

Even if FWAC conducts thorough due diligence on MIC’s business, this diligence may not surface all material issues that may be present inside its business. And, regardless of how comprehensive FWAC’s diligence may be, factors outside of the target business and outside of FWAC’s control may arise later. As a result of these factors, FWAC may be forced to later write-down or write-off assets, restructure FWAC’s operations, or incur impairment or other charges that could result in FWAC’s reporting losses. Even if FWAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FWAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on FWAC’s liquidity, the fact that FWAC reports charges of this nature could contribute to negative market perceptions about FWAC or FWAC’s securities. In addition, charges of this nature may cause FWAC to violate net worth or other covenants to which FWAC may be subject as a result of assuming pre-existing debt held by MIC or by virtue of FWAC’s obtaining post-combination debt financing. Accordingly, any investors who choose to remain investors following the Merger could suffer a reduction in the value of their shares of common stock from any such write-down or write-downs.

The level of due diligence conducted in connection with the Merger may not be as high as would be the case if MIC were to raise capital through an underwritten public offering, which could result in defects with MIC’s business or problems with MIC’s management to be overlooked.

If MIC were to raise capital through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” As no such review will be conducted by an independent third-party underwriter in connection with the Merger, investors must rely on the information in this joint proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. In addition, the amount of due diligence conducted by FWAC and its advisors in connection with the Merger may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of MIC. Accordingly, it is possible that defects in MIC’s business or problems with MIC’s management that would have been discovered if MIC conducted an underwritten public offering will not be discovered in connection with the Merger, which could adversely affect the market price of New MIC Common Stock.

Each of the FWAC IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by FWAC, including the proposed transaction with MIC, but have instead waived such compensation and some have disclaimed any responsibility for this joint proxy statement/prospectus. Investors should not place any reliance on the fact that the FWAC IPO Underwriters were previously engaged by FWAC to serve as underwriters in FWAC’s IPO, should not assume that the FWAC IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect.

Each of Deutsche Bank, GS and BofA entered into waiver agreements with FWAC on February 24, 2023, June 6, 2022, and December 15, 2022, respectively, waiving any entitlement to the payment of any deferred underwriting fees (in an aggregate amount of $9,625,000) in connection with their roles as underwriters in the FWAC IPO. Such deferred underwriting fee was agreed between FWAC and the FWAC IPO Underwriters in the Underwriting Agreement and the payment of such fee was conditioned upon closing of an initial business combination by FWAC, including the proposed transaction with MIC. At the time of the Deferred Fee Waivers, services required by the FWAC IPO Underwriters pursuant to the Underwriting Agreement were already rendered.

Deutsche Bank, in its FWAC Deferred Fee Waiver, affirmatively disclaimed any responsibility for any portion of any registration statement and any statutory prospectus, prospectuses or proxy statement, as applicable (and including this joint proxy statement/prospectus) that may be filed by FWAC or any of its affiliates in connection with FWAC’s proposed transaction with MIC. BofA, in its FWAC Deferred Fee Waiver, affirmatively disclaimed any responsibility for any portion of any registration statement (including this joint proxy statement/prospectus) that FWAC may file. GS did not affirmatively disclaim responsibility for any of the disclosures in this joint proxy statement/prospectus in its FWAC Deferred Fee Waiver.

None of the FWAC IPO Underwriters were engaged by FWAC, the Sponsor, MIC or their affiliates in connection with the proposed transaction between FWAC and MIC. Additionally, none of the FWAC IPO Underwriters reviewed or commented on, and otherwise were not involved in the preparation, analysis or review of, this joint proxy statement/prospectus. Because the FWAC IPO Underwriters were not involved in the preparation and review of the joint proxy statement/prospectus, FWAC’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this joint proxy statement/prospectus. Therefore, there can be no assurances that the FWAC IPO Underwriters agree with such disclosure, and no inference can be drawn to this effect. We further note that unaffiliated investors are subject to certain material risks as a result of MIC going public through a merger rather than through an underwritten initial public offering. See the risk factor titled “The level of due diligence conducted in connection with the Merger may not be as high as would be the case if MIC were to raise capital through an underwritten public offering, which could result in defects with MIC’s business or problems with MIC’s management to be overlooked”.

As a result of the FWAC Deferred Fee Waivers, the transaction fees payable by FWAC at the consummation of an initial business combination, including the proposed transaction with MIC, will be reduced by $9,625,000. The FWAC IPO underwriting services being provided by the FWAC IPO Underwriters prior to such FWAC Deferred Fee Waivers were complete at the time of the FWAC Deferred Fee Waivers, with any fees payable to the FWAC IPO Underwriters for such services contingent upon the closing of an initial business combination.

We believe that the FWAC Deferred Fee Waivers for services that have already been rendered, or that were contingent upon the occurrence of an event that applicable persons expect will occur, are unusual. While the FWAC IPO Underwriters did not provide any detail in the FWAC Deferred Fee Waivers, shareholders should be aware that such FWAC Deferred Fee Waivers indicate that none of the FWAC IPO Underwriters wants to be associated with the disclosures in this joint proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Other than the request initiated by each of the FWAC IPO Underwriters regarding its unwillingness to serve as an advisor to FWAC, none of the FWAC IPO Underwriters discussed the reasons for their forfeiture of fees with FWAC, and FWAC did not seek out the reasons why upon receipt of the FWAC Deferred Fee Waivers, despite the FWAC IPO Underwriters having already completed their services. FWAC will not speculate about the reasons why the FWAC IPO Underwriters forfeited fees after performing the work to earn such fees. Accordingly, shareholders should not place any reliance on the fact that the FWAC IPO Underwriters were previously engaged by FWAC to serve as an underwriter in FWAC’s IPO, should not assume that the FWAC IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect.

FWAC may not have sufficient funds to satisfy indemnification claims of the FWAC IPO Underwriters or their affiliates involved in the FWAC IPO pursuant to the Underwriting Agreement.

FWAC has certain continuing, customary obligations under the Underwriting Agreement to indemnify the FWAC IPO Underwriters. These obligations were not waived in the FWAC Deferred Waivers. In particular none of the FWAC IPO Underwriters waived their rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the FWAC IPO or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the FWAC IPO Underwriters in relation to its services provided under the Underwriting Agreement, then FWAC (and New MIC upon consummation of the Merger) may be liable to pay for or reimburse the FWAC IPO Underwriters for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no FWAC IPO Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the offered securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay. Therefore, there can be no assurance that FWAC (or New MIC following the Merger) would have sufficient funds to satisfy such indemnification claims.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm FWAC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Merger. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Any shareholder litigation, shareholder activism, including potential proxy contests, and/or regulatory investigations against FWAC, whether or not resolved in FWAC’s favor, could result in substantial costs and divert FWAC’s management’s attention from other business concerns, which could adversely affect FWAC’s business and cash resources and the ultimate value FWAC’s shareholders receive as a result of the Merger.

Color Up has agreed to vote in favor of the Merger, regardless of how the holders of MIC Common Stock vote.

Color Up has agreed to vote any shares of MIC Common Stock owned by it in favor of the MIC Merger Proposal and the other proposals to be presented at the MIC Meeting. As of the date of this joint proxy statement/prospectus, Color Up beneficially owns in the aggregate shares equal to approximately 33.8% of the issued and outstanding MIC Common Stock. Accordingly, the agreement by Color Up to vote in favor of each of the proposals at the MIC Meeting will increase the likelihood that MIC will receive the requisite stockholder approval for the Merger.

Since the Sponsor and FWAC’s officers and directors will lose their entire investment in FWAC if FWAC’s business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for FWAC’s initial business combination.

On February 24, 2021, the Sponsor paid $25,000 to cover for certain expenses and offering costs on behalf of FWAC in exchange for issuance of 4,312,500 FWAC Class B Shares. In April 2021, FWAC effected a share re-capitalization for FWAC Class B Shares, resulting in an aggregate of 7,187,500 FWAC Class B Shares outstanding; 312,500 FWAC Class B Shares were subsequently forfeited by Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option, resulting in an aggregate of 6,875,000 FWAC Class B Shares outstanding. All shares and associated amounts have been restated to reflect the share capitalization. On May 24, 2021, the Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness. The shares transferred to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness were not subject to forfeiture. Prior to the initial investment in FWAC of $25,000 by the Sponsor, FWAC had no assets, tangible or intangible. The number of FWAC Class B Shares issued was determined based on the expectation that such FWAC Class B Shares would represent 20% of the outstanding shares after the IPO, excluding the Private Placement Shares. The FWAC Class B Shares will be worthless if FWAC does not complete an initial business combination. In addition, the Sponsor purchased an aggregate of 907,000 FWAC Class A Shares, at a price of $10.00 per ordinary share, in a private placement which occurred concurrently with the closing of the IPO for an aggregate purchase price of $9,070,000. The Private Placement Shares are identical to the FWAC Class A Shares sold in the IPO, subject to certain limited exceptions.

Assuming a trading price of $10.00 per share upon consummation of the Merger, the FWAC Class B Shares would have an aggregate implied value of approximately $20 million (assuming the Sponsor holds 2,000,000 FWAC Class B Shares, after giving effect to the Sponsor Mandatory Forfeiture). After including the implied value of the Private Placement Shares purchased by the Sponsor by assuming a trading price of $10.00 per share upon consummation of the Merger, the Sponsor would hold an aggregate of 2,907,000 shares of New MIC Common Stock, representing an aggregate implied value of $29,070,000. The average price that Sponsor paid for its FWAC Class B Shares and Private Placement Shares (assuming the Sponsor holds 2,907,000 shares of New MIC Common Stock, after giving effect to the Sponsor Mandatory Forfeiture and vesting of the Vesting Founder Shares) is $3.128655, equal to the $9,095,000 paid by the Sponsor for the FWAC Class B Shares and Private Placement Shares. Assuming that the conditions with respect to the Vesting Founder Shares are satisfied (i.e., New MIC Common Stock trades above $13 and $16), respectively, the Sponsor is likely to be able to recoup its investment in FWAC and make a substantial profit on that investment. Accordingly, FWAC’s directors and management team, some of whom have direct interests in FWAC and interests in the securities held by the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business. For the foregoing reasons, you should consider FWAC’s management team’s financial incentive to complete an initial business combination when evaluating whether to redeem your shares prior to or in connection with the initial business combination.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Sponsor and FWAC’s officers and directors holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the Sponsor and FWAC’s officers and directors are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. In addition, FWAC may obtain loans from the Sponsor, affiliates of the Sponsor or an officer or director. The personal and financial interests of FWAC’s officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination.

MIC directors and officers may have interests in the Merger different from the interests of MIC’s stockholders.

Executive officers of MIC negotiated the terms of the Merger Agreement with their counterparts at FWAC, and the MIC Board determined that entering into the Merger Agreement was in the best interests of MIC and its stockholders, declared the Merger advisable and recommended that MIC stockholders approve the Merger. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that MIC’s executive officers and directors may have financial interests in the Merger that may be different from, or in addition to, the interests of MIC stockholders. The MIC Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger and in recommending to MIC’s stockholders that they vote to approve the Merger. For a detailed discussion of the special interests that MIC’s directors and executive officers may have in the Merger, please see the section titled “The Merger—Interests of Certain Persons in the Merger-MIC”.

There is no guarantee that a FWAC public shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

FWAC can give no assurance as to the price at which a FWAC public shareholder may be able to sell the shares of New MIC Common Stock in the future following the completion of the Merger or any alternative merger. Certain events following the consummation of any initial merger, including the Merger, may cause an increase in FWAC’s stock price, and may result in a lower value realized now than a FWAC public shareholder might realize in the future had the shareholder not redeemed its shares. Similarly, if a FWAC public shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New MIC Common Stock after the consummation of the Merger, and there can be no assurance that a shareholder can sell its shares of New MIC Common Stock in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A FWAC public shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

FWAC is requiring shareholders who wish to redeem their FWAC Class A Shares in connection with the proposed Merger to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising such rights.

FWAC is requiring shareholders who wish to redeem their FWAC Class A Shares to either tender their certificates to Continental or to deliver their FWAC Class A Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the FWAC Meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is FWAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because FWAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While we have been advised that it takes a short time to deliver FWAC Class A Shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than FWAC anticipates for shareholders to deliver their FWAC Class A Shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their FWAC Class A Shares.

FWAC will require its public shareholders who wish to redeem their FWAC Class A Shares in connection with the Merger to comply with specific requirements for redemption described above, and such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Merger is not consummated.

If FWAC requires public shareholders who wish to redeem their FWAC Class A Shares in connection with the proposed Merger to comply with specific requirements for redemption as described above and the Merger is not consummated, FWAC will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their FWAC Class A Shares in such a circumstance will be unable to sell their securities after the failed acquisition until FWAC has returned their securities to them. The market price of FWAC Class A Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

If you or a “group” of investors are deemed to hold in excess of 15% of the outstanding FWAC Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of the outstanding FWAC Ordinary Shares.

The Memorandum and Articles of Association provide that a FWAC public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the outstanding shares, which we refer to as the “FWAC Excess Shares,” without FWAC’s prior consent. However, FWAC would not be restricting its shareholders’ ability to vote all of their shares (including FWAC Excess Shares) for or against the Merger or another initial merger. Your inability to redeem the FWAC Excess Shares will reduce your influence over FWAC’s ability to complete the Merger or another initial merger and you could suffer a material loss on your investment in FWAC if you sell FWAC Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if FWAC consummates the Merger. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

The Merger and Charter Amendment are each subject to approval by MIC stockholders.

In order for the Merger to be completed, MIC stockholders must approve the Charter Amendment Proposal and the MIC Merger Proposal, each of which requires the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding shares of MIC Common Stock on such proposals.

MIC is seeking the approval of its common stockholders of the Charter Amendment, which would delete from the MIC Charter provisions related to Roll-Up Transactions, such as the Merger; MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger.

MIC is seeking the approval of its common stockholders of the Charter Amendment. If adopted, the Charter Amendment would delete provisions related to Roll-Up Transactions from the MIC Charter, which would eliminate certain protections that would have applied to certain transactions, including the Merger. Pursuant to these Roll-Up Transactions provisions of the MIC Charter, MIC stockholders who vote “no” on the Merger would be entitled to the choice of (a) accepting New MIC Common Stock or (b) one of the following: (i) remaining as holders of shares of MIC Common Stock and preserving their interests therein on the same terms and conditions as existed previously or (ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MIC’s net assets. In addition, under the MIC Charter, MIC would be prohibited from participating in any Roll-Up Transaction: (a) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MIC Charter; (b) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor; (c) in which investors’ rights to access records of the Roll-Up Entity will be less than those provided in the MIC Charter; or (d) in which any of the costs of the Roll-Up Transaction would be borne by MIC if the Roll-Up Transaction is rejected by the MIC stockholders. The provisions of the MIC Charter subject to the Charter Amendment would also require MIC to obtain an appraisal of its net assets from an independent appraiser. The Merger would be considered a Roll-Up Transaction under the definition in the MIC Charter and, accordingly, if the Charter Amendment is not approved and implemented, MIC would not be able to consummate the Merger because the cost of the Merger would be borne by MIC if the

Merger is rejected by the MIC stockholders. For further information, see “Comparison of Rights of New MIC Stockholders and MIC Stockholders”.

MIC believes that the effect of these provisions, if not amended, would preclude MIC and FWAC from consummating the Merger because, among other things, MIC has not undertaken, and does not intend to undertake, the appraisal process required in connection with Roll-Up Transactions. The MIC Board considered the above in determining that the Merger and the other transactions contemplated by the Merger Agreement were advisable to, and in the best interests of, MIC. Because of the effect of these provisions on the Merger, the MIC Board determined that it was in the best interests of MIC to amend the MIC Charter to eliminate these provisions effective immediately prior to the completion of the Merger. Because the Merger is conditioned on approval of the Charter Amendment, MIC stockholders will not be entitled to the benefit of these protections in connection with the Merger.

FWAC has not obtained an opinion from an independent investment banking firm or another independent firm and, consequently, FWAC shareholders have no assurance from an independent source that the terms of the Merger are fair to FWAC from a financial point of view.

The FWAC Board did not obtain a third party valuation or fairness opinion in connection with its determination to approve the Merger. FWAC is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to FWAC from a financial point of view. In analyzing the Merger, the FWAC Board and FWAC’s management conducted due diligence on MIC and researched the industry in which MIC operates and concluded that the Merger was in the best interest of its investors. Accordingly, FWAC’s shareholders will be relying solely on the judgment of the FWAC Board in determining the value of the Merger, and the FWAC Board may not have properly valued such business. The lack of a third party valuation or fairness opinion may also lead an increased number of investors to vote against the Merger or demand redemption of their shares, which could potentially impact FWAC’s ability to consummate the Merger. For more information about our decision-making process, see the section titled “The Merger—The Merger Agreement—Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions”.

The MIC Board obtained a fairness opinion from its financial advisor that will not be updated to reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

The MIC Board has not obtained an updated fairness opinion as of the date of this joint proxy statement/prospectus from B. Riley, its financial advisor. Changes in the operations and prospects of MIC or FWAC, general market and economic conditions, and other factors that may be beyond the control of MIC and FWAC and on which the fairness opinion was based, may alter the value of MIC or FWAC or the price of MIC Common Stock or FWAC Ordinary Shares by the time the Merger is completed.

B. Riley rendered a fairness opinion, dated December 12, 2022, to the MIC Board that, subject to and based on the considerations referred to in such opinion and as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of MIC Common Stock. Such opinion was based on business, economic, market and other conditions as they existed and could be evaluated by B. Riley as of the date thereof.

The fairness opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. MIC does not anticipate asking B. Riley to update its fairness opinion. The fairness opinion of B. Riley is included as Annex O to this joint proxy statement/prospectus.

For a description of the factors considered by the MIC Board in determining to approve the Merger, see “The Merger—Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions”.

The process of raising capital by means of a business combination with a SPAC (or de-SPAC transaction) is different from raising capital through an underwritten offering and may create risks for FWAC’s unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Raising capital via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.

In addition, raising capital via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a de-SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a de-SPAC business combination may be less effective than the book- building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with de-SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Merger.

Certain shares beneficially owned by FWAC’s officers and directors will not participate in liquidating distributions and, therefore, FWAC’s officers and directors may have a conflict of interest in determining whether a particular target business is appropriate for FWAC’s initial business combination.

Pursuant to the Letter Agreement and the Sponsor Agreement, the Sponsor and FWAC’s officers and directors holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares) have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the Sponsor and FWAC’s officers and directors are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. Pursuant to the Sponsor Agreement, the Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor will deliver to FWAC for cancellation and for no consideration 4,755,000 Founder Shares in connection with the Closing. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which New MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their shares of New MIC Common Stock for cash, securities or other property. Pursuant to the Sponsor Agreement, the FWAC Founders have also agreed to (a) vote their respective FWAC Ordinary Shares in favor of the FWAC Proposals and any Extension Proposal, against any Acquiror Acquisition Proposal, against any change in the business or FWAC

Board, against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of FWAC, and against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement or the Merger, (b) not to redeem any of their respective FWAC Ordinary Shares in connection with the Merger Agreement or any Extension Proposal and (c) comply with the terms of the Letter Agreement. Accordingly, the FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either requires (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

However, if the Sponsor, directors or executive officers of FWAC acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if FWAC fails to consummate an initial business combination by September 15, 2023. Accordingly, the FWAC Class B Shares will be worthless if FWAC does not consummate its initial business combination. The personal and financial interests of FWAC’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. In addition, FWAC’s directors and officers may have interests in other SPACs similar to FWAC’s (including sponsors and SPACs that are not affiliates of FWAC). Consequently, FWAC’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in FWAC’s shareholders’ best interest.

The Sponsor and FWAC’s officers and directors and/or their affiliates may enter into agreements concerning FWAC’s securities prior to the FWAC Meeting, which may have the effect of increasing the likelihood of completion of the Merger or decreasing the value of the FWAC Ordinary Shares.

At any time prior to the FWAC Meeting, during a period when they are not then aware of any material nonpublic information regarding FWAC or its securities, the Sponsor and FWAC’s officers and directors and/or their affiliates may enter into a written plan to purchase FWAC’s securities pursuant to Rule 10b5-1 under the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the FWAC Meeting, during a period when they are not then aware of any material nonpublic information regarding FWAC or its securities, the Sponsor and FWAC’s officers and directors and/or their respective affiliates may (a) purchase shares from institutional and other investors, (b) execute agreements to purchase such shares from institutional and other investors in the future, and/or (c) enter into transactions with institutional and other investors to provide such persons with incentives to acquire FWAC Ordinary Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or FWAC’s officers and directors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling public shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares owned by the Sponsor for nominal value to such investors or holders. Any FWAC Ordinary Shares acquired by the persons described above would not be voted in connection with the Merger Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Merger are satisfied or to provide additional financing to the combined company following the closing of the Merger; however, pursuant to SEC guidance, FWAC Founders, FWAC’s advisors or their affiliates, as applicable, may not vote such purchased shares in favor of the FWAC Proposals. This may result in the completion of FWAC’s business combination that may not otherwise have been possible.

Entering into any such incentive arrangements may have a depressive effect on the FWAC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the FWAC Meeting.

As of the date of this joint proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. FWAC will file a Current Report on Form 8-K prior to the FWAC Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (a) the amount of FWAC Ordinary Shares purchased and the purchase price; (b) the purpose of such purchases; (c) the impact of such purchases on the likelihood that the Merger will be approved; (d) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (e) the number of FWAC Ordinary Shares for which FWAC has received redemption requests.

See “The Merger—Permitted Purchases of FWAC Securities” for a description of how the FWAC Founders, FWAC’s advisors or any of their affiliates may effectuate such purchases in compliance with applicable law and SEC guidance, including the selection of shareholders to purchase securities from in any private transaction.

Because the market price of FWAC Class A Ordinary Shares will fluctuate and the Exchange Ratio will not change based on such market price, MIC’s stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the Merger, (a) each issued and outstanding share of MIC Common Stock (excluding shares owned by any Mobile Company) will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio and (b) each issued and outstanding share of MIC Preferred Stock will be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration. In addition, at the First Effective Time, the First-Step Surviving Company will assume each MIC Common Stock Warrant and each such MIC Common Stock Warrant will become a warrant to purchase that number of New MIC Common Stock equal to the product of (i) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (ii) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio. The merger consideration that MIC common stockholders will receive is a fixed number of shares of New MIC Common Stock based on the Exchange Ratio; it is not a number of shares with a particular fixed market value. See “The Merger—Merger Consideration”. The market value of FWAC Class A Shares at the effective time of the Merger may vary significantly from its values on the date the Merger Agreement was executed or at other dates, including the date on which MIC stockholders approve the adoption of the Merger Agreement and the transactions contemplated thereby. Because the exchange ratio will not be adjusted to reflect any changes in the market value of FWAC Class A Shares, the market value of the shares of New MIC Common Stock issued in connection with the Merger may be higher or lower than the value of FWAC Class A Shares on earlier dates, and may be higher or lower than the value used to determine the Exchange Ratio. Accordingly, at the time of approving the MIC Merger Proposal, MIC stockholders will not know or be able to calculate the market value of the shares of New MIC Common Stock they would receive upon the completion of the Merger. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of MIC or FWAC, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of MIC and FWAC.

MIC’s current stockholders will have a reduced ownership and voting interest in New MIC after the Merger and will exercise less influence over management of New MIC and its business.

MIC’s stockholders currently have the right to vote in the election of the MIC Board and on other matters requiring stockholder approval under Maryland law and the MIC Charter. Upon the completion of the Merger, MIC stockholders, who will become stockholders of New MIC will have a percentage ownership of New MIC that is smaller than such stockholders’ percentage ownership of MIC. Assuming no public shareholders exercise their redemption rights and after giving effect to the PIPE Investment and excluding the remaining Vesting Founder Shares, current MIC stockholders’ percentage ownership in New MIC following the issuance of shares of stock to MIC stockholders would be 43%. Assuming that 441,302 FWAC Class A Shares (the maximum number of FWAC Class A Shares that could be redeemed) are redeemed in connection with the Merger after giving effect to the PIPE Investment and excluding the Vesting Founder Shares, current MIC stockholders’ percentage ownership in New MIC following the issuance of shares of stock to MIC stockholders would be 44%. Because of this, current MIC stockholders, as a group, will have less influence on the board of directors, management and policies of New MIC than they now have on the board of directors, management and policies of MIC.

FWAC’s current shareholders will have a reduced ownership and voting interest in New MIC after the Merger and will exercise less influence over management of New MIC and its business.

Upon the issuance of the shares to MIC stockholders and in the PIPE Investments, current FWAC shareholders’ percentage ownership will be diluted. Assuming no remaining public shareholders exercise their redemption rights after giving effect to the PIPE Investment and excluding the Vesting Founder Shares, current FWAC public shareholders’ percentage ownership in New MIC immediately after Closing and following the issuance of shares of stock to MIC stockholders would be 2%. Assuming that the maximum number of FWAC Class A Shares that could be redeemed are redeemed in connection with the Merger after giving effect to the PIPE Investment and excluding the Vesting Founder Shares, current FWAC public shareholders’ percentage ownership in New MIC following the issuance of shares of stock to MIC stockholders would be 0%.

The percentage of New MIC Common Stock that will be owned by current FWAC shareholders as a group will vary based on the number of FWAC Class A Shares for which the holders thereof request redemption in connection with the Merger. Because of this, current FWAC public shareholders, as a group, will have less influence on the board of directors, management and policies of New MIC than they now have on the board of directors, management and policies of FWAC. See “Summary of the Joint Proxy Statement/Prospectus—Certain Related Agreements”, “The Merger—Certain Related Agreements” and “Certain Relationship and Related Transactions”.

Deferred underwriting fees in connection with the IPO and payable at the consummation of FWAC’s initial business combination will not be adjusted to account for redemptions by FWAC’s public shareholders; if FWAC’s public shareholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

The FWAC IPO Underwriters are entitled to deferred underwriting commissions totaling $9,625,000 upon the consummation of FWAC’s initial business combination, such amounts being held in the Trust Account until the consummation of FWAC’s initial business combination. Such amounts will not be adjusted to account for redemptions of FWAC Class A Shares by FWAC’s public shareholders. The FWAC IPO Underwriters have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with their underwriting services for FWAC’s IPO.

The following table is for illustrative purposes only and illustrates that the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO (after giving effect to redemptions in connection with the extension amendment and corresponding shareholder vote on May 17, 2023) would increase as the number of FWAC Class A Shares redeemed increases. The following table sets forth the underwriting fees payable as a percentage of IPO proceeds retained by New MIC after accounting for redemptions by public shareholders (including such redemptions on May 17, 2023); however, the FWAC IPO Underwriters have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with their underwriting services for FWAC’s IPO:

Redemption Scenario(1)	Class A Shares Redeemed	Class A Shares Outstanding (after redemptions)(2)	Trust Account Proceeds (after redemptions)(3)	Underwriting Fee(4)
No Redemptions	0	441,302	$4,546,650	211.7%
50% Redemptions . . . . . . . . . . . . . . . .	220,651	220,651	$2,273,325	423.4%
Maximum Redemptions	441,302	—	—	—

1.	For more information regarding redemption scenarios, see the section titled “Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger”.
2.

Reflects 441,302 FWAC Class A Shares subject to redemption (after giving effect to redemptions in connection with the extension amendment and corresponding shareholder vote on May 17, 2023), less the number of shares redeemed by public shareholders. Amounts do not include FWAC Class B Shares and Private Placement Shares as they are not redeemable.

3.	Based on a per share redemption amount of approximately $10.30 based on the Trust Account value of $4,546,649.65 as of May 18, 2023.
4.

Reflects the deferred underwriting fee as a percentage of IPO proceeds retained by New MIC after accounting for redemptions by public shareholders. Excludes the approximately $5.5 million in underwriting fees paid to the FWAC IPO Underwriters.

FWAC and MIC will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

FWAC and MIC will incur significant transaction costs in connection with the Merger. If the Merger is not consummated, FWAC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve. MIC may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, New MIC will bear and pay at or promptly after Closing all transaction expenses.

The aggregate transaction expenses as a result of the Merger are expected to be approximately $11 million. The per-share amount we will distribute to investors who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming investors will reflect New MIC’s obligation to pay the transaction expenses.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what New MIC’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New MIC’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information does not reflect future events that may occur after the Merger and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from FWAC’s and MIC’s historical financial statements and certain adjustments and assumptions have been made regarding New MIC after giving effect to the Merger. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this joint proxy statement/prospectus in respect of the estimated financial position and results of operations of New MIC. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New MIC’s financial condition or results of operations following the Merger. Any potential decline in New MIC’s financial condition or results of operations may cause significant variations in the stock price of New MIC.

During the pendency of the Merger, FWAC will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of FWAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger. As a result, FWAC may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, FWAC may not solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other merger, with any third party, even though any such alternative acquisition could be more favorable to FWAC’s investors than the Merger. In addition, if the Merger is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

MIC’s operations may be restricted during the pendency of the Merger pursuant to terms of the Merger Agreement.

Prior to the consummation of the Merger, MIC is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period. As a result, MIC may be unable, during the pendency of the Merger, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

If the conditions to the Merger Agreement are not met, the Merger may not occur.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks, including the risks that approval of the Merger by holders of FWAC Ordinary Shares and MIC stockholders as well as receipt of the requisite regulatory approval are not obtained. Even if the Merger Agreement is approved by the investors of FWAC and MIC, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Merger. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “The Merger—The Merger Agreement—Closing Conditions”. FWAC and MIC may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Merger will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause MIC and FWAC to each lose some or all of the intended benefits of the Merger.

FWAC may waive one or more of the conditions to the Merger without resoliciting shareholder approval for the Merger.

FWAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. The FWAC Board will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the FWAC Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, FWAC has the discretion to complete the Merger without seeking further shareholder approval. For example, it is a condition to FWAC’s obligations to close the Merger that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Merger; however, if the FWAC Board determines that any such order or injunction is not material to the business of MIC, then the FWAC Board may elect to waive that condition without shareholder approval and close the Merger.

We may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our securities or otherwise participate in the Merger, potentially making the securities less attractive to investors. Our future investments in U.S. companies may also be subject to U.S. foreign investment regulations.

Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).

CFIUS is an interagency committee authorized to review certain transactions involving acquisitions and investments in the U.S. by foreign persons in order to determine the effect of such transactions on the national security of the U.S. CFIUS has jurisdiction to review transactions that could result in control of a U.S. business directly or indirectly by a foreign person, certain non-controlling investments that afford the foreign investor non-passive rights in a “TID U.S. business” (defined as a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies; (2) owns or operates certain critical infrastructure; or (3) collects or maintains directly or indirectly sensitive personal data of U.S. citizens), and certain acquisitions, leases, and concessions involving real estate even with no underlying U.S. business. Certain categories of acquisitions of and investments in a U.S. business also may be subject to a mandatory notification requirement.

Our Sponsor is a Cayman Islands exempted company, and is controlled by its managing members, Andriy Mykhaylovskyy and Brendan Wallace, each U.S. persons. Light BCTO Ltd., a British Virgin Islands company and affiliate of EE Capital Pte. Ltd., a limited partner of funds affiliated with Fifth Wall Asset Management, LLC and/or its affiliates and investment funds, investment vehicles or accounts managed or advised by any of the foregoing, holds a 25% economic interest in Sponsor; however such interest does not have any voting or investment control rights with respect to the Sponsor or the securities it holds in FWAC. Brad Greiwe, a U.S. person, co-founder and managing partner at FWAC Ventures, a venture capital firm and affiliate of Fifth Wall Asset Management, LLC and Sponsor, is being nominated to serve as an initial director of New MIC. Following the consummation of the Merger, however, Sponsor will not (a) control New MIC, (b) have a board appointment/nomination right or board representative, (c) have informational or access rights, or (d) otherwise have involvement in substantive decision-making outside of its ability to vote its securities of New MIC.

FWAC entered into a Subscription Agreement with Harvest Small Cap Partners Master, Ltd., a Cayman Islands exempted company, which is controlled by its managing member, Jeffery B. Osher, pursuant to which, among other things, Harvest Small Cap Partners Master, Ltd. agreed to subscribe for and purchase, and FWAC has agreed to issue and sell to Harvest Small Cap Partners Master, Ltd., 20,000 shares of Series 2 Preferred Stock for a purchase price of $1,000 per share, on the terms and subject to the conditions set forth therein. Following the consummation of the Merger, together with its pre-Merger holdings in MIC and the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier to occur of (a) a change of control of New MIC and (b) December 31, 2023, it is expected that Harvest Small Cap Partners Master, Ltd. will own approximately 14.89% of the shares of New MIC Common Stock outstanding immediately after the Merger, assuming that none of the FWAC Class A Shares are redeemed in the Merger. Mr. Osher is being nominated to serve as an initial director of New MIC. Following the consummation of the Merger, however, Harvest Small Cap Partners Master, Ltd. will not (a) control New MIC, (b) have a board appointment/nomination right or board representative, (c) have informational or access rights, or (d) otherwise have involvement in substantive decision-making outside of its ability to vote its securities of New MIC.

If CFIUS considers (a) FWAC a “foreign person” under such rules and regulations and/or Sponsor or Harvest Small Cap Partners Master, Ltd. having control of New MIC following the Merger under such rules and regulations and (b) MIC a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Merger falls within the scope of foreign ownership restrictions, we may be unable to consummate the Merger. In addition, if the Merger falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Merger without notifying CFIUS and risk CFIUS intervention, before or after closing the Merger. Although we do not believe (a) FWAC is a “foreign person”, (b) any of Sponsor or Harvest Small Cap Partners Master, Ltd. is “controlled” for CFIUS purposes by, has substantial ties with a non-U.S. person, or will “control” New MIC, and (c) MIC is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Merger, impose conditions to mitigate national security concerns with respect to the Merger, order us to divest all or a portion of a U.S. business of New MIC if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Merger.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If we cannot complete our initial business combination by September 15, 2023 because the review process extends beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, we may be required to liquidate. If we liquidate, holders of FWAC Class A Shares may only receive approximately $10.57 per share (based on the amount in the Trust Account as of the FWAC Record Date less up to a $100,000 dissolution expense allowance). This will also cause you to lose the investment opportunity in MIC and the chance of realizing future gains on your investment through any price appreciation in New MIC.

MIC may waive one or more of the conditions to the Merger without resoliciting stockholder approval for the Merger.

MIC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. The MIC Board will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the MIC Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, MIC has the discretion to complete the Merger without seeking further stockholder approval. For example, it is a condition to MIC’s obligations to close the Merger that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Merger; however, if the MIC Board determines that any such order or injunction is not material to the business of FWAC, then the MIC Board may elect to waive that condition without stockholder approval and close the Merger.

The Proposed Charter does not contain certain protections contained in the MIC Charter, and MIC stockholders will lose such protections if the Merger is consummated.

The MIC Charter includes certain provisions required by the NASAA REIT Guidelines which apply to REITs with shares of stock that are publicly registered with the SEC but are not listed on a national securities exchange, including certain director removal rights. The Proposed Charter does not include provisions based on the NASAA REIT Guidelines, and such guidelines would not apply to New MIC. If the Merger is consummated, the MIC Charter would no longer be applicable and MIC stockholders would no longer have the benefit of the protections provided by the NASAA REIT Guidelines set forth in the MIC Charter. See “Comparison of Rights of New MIC Stockholders and MIC Stockholders”.

The exercise of FWAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in the best interests of FWAC investors.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require FWAC to agree to amend the Merger Agreement, to consent to certain actions taken by MIC or to waive rights that FWAC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of MIC’s business, a request by MIC to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on MIC’s business and would entitle FWAC to terminate the Merger Agreement. In any of such circumstances, it would be at FWAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for FWAC and what they may believe is best for themselves in determining whether or not to take the requested action.

The exercise of MIC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in the best interests of MIC investors.

In the period leading up to the closing of the Merger, events may occur that, pursuant to the Merger Agreement, would require MIC to agree to amend the Merger Agreement, to consent to certain actions taken by FWAC or to waive rights that MIC is entitled to under the Merger Agreement. Such events could arise because of changes in the course of FWAC’s business, a request by FWAC to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on FWAC’s business and would entitle MIC to terminate the Merger Agreement. In any of such circumstances, it would be at MIC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for MIC and what they may believe is best for themselves in determining whether or not to take the requested action.

FWAC’s shareholders will experience immediate dilution as a consequence of the issuance of New MIC stock as consideration in the Merger and the PIPE Investment. Having a minority share position may reduce the influence that FWAC’s current shareholders have on the management of New MIC.

Prior to the PIPE Investment and the Merger, the FWAC public shareholders who hold shares issued in the IPO own approximately 5.4% of the issued and outstanding FWAC Ordinary Shares as of                , 2023. It is anticipated that immediately upon completion of the Merger, assuming a No Redemption Scenario and after giving effecting to the Preferred PIPE Investment and further assuming the exclusion of the Vesting Founder Shares: (a) FWAC’s public shareholders will retain an aggregate voting power and implied ownership of approximately 1% of New MIC, (b) the PIPE Investors will have an aggregate voting power and implied ownership of approximately 51% of New MIC, and (c) the FWAC Founders will retain an aggregate voting power and implied ownership of approximately 4% of New MIC. If the actual facts are different from the assumptions underlying the No Redemption Scenario (which they are likely to be), the voting power and implied ownership of New MIC’s stockholders will be different. For more information regarding post-Merger ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger”.

FWAC identified material weaknesses in its internal control over financial reporting. These material weaknesses could continue to adversely affect FWAC’s ability to report its results of operations and financial condition accurately and in a timely manner.

Management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Management also evaluates the effectiveness of FWAC’s internal controls and it will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of FWAC’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in FWAC’s Annual Report on Form 10-K for the period ended December 31, 2022, as filed on April 6, 2023 (the “Form 10-K”), FWAC identified a material weakness in its internal control over financial reporting related to the recognition of a waiver of a portion of the FWAC IPO Underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. On March 30, 2023, the FWAC Board concluded that FWAC’s previously issued (i) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 11, 2022 and (ii) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022, filed with the SEC on November 10, 2022, should be restated to recognize the extinguishment of a contingent liability allocated to FWAC Class A Shares as an adjustment to the carrying value of the FWAC Class A Shares subject to possible redemption. FWAC management has concluded that the control deficiency that resulted in these restatements constituted a material weakness as of June 30, 2022, September 30, 2022 and December 31, 2022.

FWAC has implemented a remediation plan, described in the Form 10-K to remediate this material weakness but can give no assurance that the measures it has taken will remediate this material weakness or prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though FWAC is implementing measures to strengthen its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

FWAC may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.

As a result of such material weakness and the restatements described above, FWAC faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in its internal control over financial reporting and the preparation of its financial statements. FWAC has no knowledge of any such litigation or dispute. However, FWAC can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on FWAC’s business, results of operations and financial condition or FWAC’s ability to complete a business combination.

FWAC previously identified a material weakness in FWAC’s internal control over financial reporting. If FWAC fails to properly manage its internal control over financial reporting on a going forward basis, future material weaknesses could be identified that could result in a material misstatement in our financial statements.

As described in FWAC’s Amendment No. 1 to its Quarterly Report on Form 10-Q for the period ended September 30, 2021, as filed on March 1, 2022, FWAC previously identified a material weakness in FWAC’s internal control over financial reporting related to FWAC’s control around the interpretation and accounting for certain complex financial instruments issued by FWAC, and the design and maintenance of FWAC’s presentation of earnings per share. On February 23, 2022, FWAC’s audit committee concluded that FWAC’s previously issued (a) audited balance sheet as of May 27, 2021 (the “Post IPO Balance Sheet”) and the audit report of WithumSmith+Brown, PC included in the Current Report on Form 8-K containing the Post IPO Balance Sheet, filed with the SEC on June 3, 2021; (b) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on July 7, 2021; (c) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021; and (d) unaudited interim financial statements included in FWAC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 12, 2021, should be restated to (i) classify all FWAC Class A Shares subject to possible redemption in temporary equity and (ii) to, where applicable, restate its earnings per share calculation to allocate income and loss shared pro rata between the two classes of shares. FWAC’s management has concluded that the control deficiency that resulted in these restatements constituted a material weakness as of December 31, 2021. FWAC completed remediation measures related to the material weakness; however, completion of remediation does not provide assurance that our remediation or other controls will continue to operate properly or remain adequate.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. If FWAC identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, FWAC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. FWAC cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

If FWAC is unable to maintain effective internal control over financial reporting or disclosure controls and procedures, FWAC’s ability to record, process, and report financial information accurately and to prepare financial statements within required time periods could be adversely affected, which could subject FWAC to litigation, investigations, or penalties; negatively affect its liquidity, its access to capital markets, perceptions of its creditworthiness, its ability to complete acquisitions, or investor confidence in its financial reporting, any of which may require management resources or cause FWAC’s share price to decline.

FWAC may face litigation and other risks as a result of the previously identified material weakness in its internal control over financial reporting.

As a result of such previously identified material weakness, the restatements described above, and other matters raised or that may in the future be raised by the SEC, FWAC faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and previously identified material weaknesses in FWAC’s internal control over financial reporting and the preparation of its financial statements. FWAC currently has no knowledge of any such litigation or dispute. However, FWAC can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on FWAC’s business, results of operations and financial condition or FWAC’s ability to complete a business combination.

If FWAC is deemed to be an investment company for purposes of the Investment Company Act, FWAC may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. To mitigate the risk of that result, FWAC instructed Continental Stock Transfer & Trust Company to liquidate the securities held in the Trust Account and currently holds all funds in the Trust Account in a bank deposit account.

On March 30, 2022, the SEC issued the 2022 Proposed Rules, relating, among other things, to circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The 2022 Proposed Rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the 2022 Proposed Rules would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering. As indicated above, FWAC completed its IPO in May 2021 and has operated as a blank check company searching for a target business with which to consummate an initial business combination since such time.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that FWAC has been or was operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If FWAC was deemed to be an investment company for purposes of the Investment Company Act, FWAC may be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If FWAC is required to liquidate, FWAC investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of its shares following such a transaction.

The Funds in the Trust Account have historically, since the FWAC IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act; however, on May 25, 2023, to mitigate the risk of FWAC being deemed to have been operating as an unregistered investment company under the Investment Company Act, FWAC, prior to the 24-month anniversary of the effective date of the registration statement relating to the FWAC IPO (May 27, 2023), instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of the consummation of a business combination or our liquidation. Prior to such liquidation of the securities held in the Trust Account, amounts held in the Trust Account included approximately $7.7 million of accrued interest. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum. Following the liquidation of the assets in the Trust Account, if FWAC is unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount FWAC public shareholders would otherwise receive upon any redemption or liquidation of FWAC would be less than if the assets in the Trust Account had remained in U.S. government securities or money market funds.

In addition, even prior to the 24-month anniversary of the effective date of the registration statement relating to FWAC’s IPO, FWAC may be deemed to be an investment company. The longer that the funds in the Trust Account were held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, there is a greater risk that FWAC may be considered an unregistered investment company, in which case FWAC may be required to liquidate. Accordingly, FWAC determined, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and currently holds all funds in the Trust Account in an interest-bearing bank deposit account, which would further reduce the dollar amount FWAC public shareholders would receive upon any redemption or our liquidation.

If FWAC is unable to complete the Merger by September 15, 2023, it may further extend the time period that it needs to complete the Merger provided that FWAC had sought and obtained an approval from its investors for such extension by amending its Memorandum and Articles of Association and provided public shareholders with the opportunity to redeem their FWAC Ordinary Shares in connection with such extension.

Under the Merger Agreement, in the event that the joint proxy statement/prospectus has not been disseminated to FWAC shareholders prior to March 27, 2023, FWAC is required to seek approval of FWACs shareholders to extend the period of time to complete the Merger to the date that is one hundred and fifty (150) days after the six-month anniversary of December 13, 2022. As provided in its Memorandum and Articles of Association, FWAC’s Memorandum and Articles of Association may be amended by Special Resolution (as defined in FWAC’s Memorandum and Articles of Association), and its public shareholders shall be provided with the opportunity to redeem their FWAC Ordinary Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable), divided by the number of then outstanding FWAC Ordinary Shares.

On May 17, 2023, at an extraordinary general meeting of the FWAC shareholders, FWAC shareholders approved an amendment to the Memorandum and Articles of Association to extend the period of time in which FWAC must complete its initial business combination to September 15, 2023 (from May 27, 2023). In connection with the extraordinary general meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30, resulting in an aggregate reduction of the amount in the Trust Account by $278,780,559.38. Following the payment of the aggregate redemption amount, approximately $4.5 million remains in the Trust Account.

FWAC cannot guarantee that it will be able to complete the Merger within the time period given by its Memorandum and Articles of Association, or the amount of redemptions that may occur in connection with an amendment to its Memorandum and Articles of Association to further extend the date by which FWAC must complete its initial business combination.

Management’s flexibility in identifying and selecting a prospective acquisition candidate, along with FWAC management’s financial interest in consummating FWAC’s initial business combination, may lead management to enter into an acquisition agreement that is not in the best interest of FWAC’s shareholders.

Subject to the requirements in Nasdaq rules and the Memorandum and Articles of Association that FWAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any taxes payable) at the time of the agreement to enter into such initial business combination, FWAC will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Investors will be relying on management’s ability to identify business combinations, evaluate their merits, conduct or monitor diligence and conduct negotiations. Management’s flexibility in identifying and selecting a prospective acquisition candidate, along with management’s financial interest in consummating FWAC’s initial business combination, may lead management to enter into an acquisition agreement that is not in the best interest of FWAC’s shareholders, which would be the case if the trading price of its ordinary shares after giving effect to such business combination was less than the per-share trust liquidation value that FWAC’s shareholders would have received if FWAC had dissolved without consummating its initial business combination.

FWAC’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to FWAC’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per ordinary share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FWAC’s independent directors would determine on FWAC’s behalf whether to take legal action against the Sponsor to enforce its indemnification obligations. While FWAC currently expects that FWAC’s independent directors would take legal action on FWAC’s behalf against the Sponsor to enforce its indemnification obligations to FWAC, it is possible that FWAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If FWAC’s independent directors choose not to enforce these indemnification obligations on FWAC’s behalf, the amount of funds in the Trust Account available for distribution to FWAC’s public shareholders may be reduced below $10.00 per ordinary share.

FWAC will not have any right to make damage claims against MIC’s investors for the breach of any representation, warranty or covenant made by MIC in the Merger Agreement. MIC will not have any right to make damage claims against FWAC’s investors for the breach of any representation, warranty or covenant made by FWAC in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing of the Merger, except for covenants to be performed in whole or in part after the Closing. As a result, FWAC will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by MIC at the time of the Merger. Further, MIC will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by FWAC at the time of the Merger.

FWAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FWAC to complete the Merger with which a substantial majority of its investors do not agree.

The Merger imposes that FWAC shall have at least $5,000,001 of net tangible assets. For more details see “The Merger—The Merger Agreement—Closing Conditions”. As the proceeds from the PIPE Investment are expected to satisfy the obligation to have at least $5,000,001 of net tangible assets, FWAC may be able to complete the Merger even though a substantial majority of the FWAC public shareholders do not agree with the transaction and have redeemed their shares.

FWAC may complete the Merger, even if FWAC public shareholders exercise their redemption rights with respect to a large number of the FWAC Ordinary Shares.

At the time of entering into the Merger Agreement, FWAC did not know how many investors may exercise their redemption rights, and therefore, FWAC structured the transaction based on FWAC’s expectations as to the number of shares that will be submitted for redemption. The consummation of the Merger is conditioned upon, among other things (a) the accuracy of MIC’s and FWAC’s representations and warranties made in the Merger Agreement; (b) the approval by holders of MIC Common Stock of the Charter Amendment and the Merger and approval by FWAC shareholders of the FWAC Required Proposals; (c) FWAC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); (d) the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and ancillary documents thereto expiring or being terminated; (e) the absence of any law or order by any governmental authority enjoining or prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (f) the Form S-4, of which this joint proxy statement/prospectus is a part, being declared effective and no stop order suspending the effectiveness of the Form S-4 having been issued and no proceedings for that purpose having been initiated by the SEC that have not been withdrawn. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Merger may not be consummated. For further details, see the section titled “The Merger—The Merger Agreement—Closing Conditions”.

If, after FWAC distributes the proceeds in the Trust Account to the FWAC public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the FWAC Board may be viewed as having breached their fiduciary duties to the creditors of FWAC, thereby exposing FWAC and the members of the FWAC Board to claims of punitive damages.

If, after FWAC distributes the proceeds in the Trust Account to the public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by the FWAC public shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the public shareholders. In addition, the FWAC Board may be viewed as having breached its fiduciary duty to the creditors of FWAC and/or having acted in bad faith, thereby exposing itself and FWAC to claims of punitive damages, by paying FWAC public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the public shareholders, FWAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against FWAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FWAC investors and the per-share amount that would otherwise be received by FWAC investors in connection with FWAC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the public shareholders, FWAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against FWAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FWAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FWAC’s investors. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by FWAC’s investors in connection with FWAC’s liquidation may be reduced.

FWAC is an exempted company incorporated under the laws of the Cayman Islands. As a result, in the event the Merger is not completed, it may be difficult for investors to effect service of process within the United States upon FWAC’s directors or executive officers, or enforce judgments obtained in the United States courts against FWAC’s directors or officers.

FWAC’s corporate affairs and the rights of shareholders are governed by the Memorandum and Articles of Association, the Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands until the Domestication is effected. FWAC will also be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of FWAC’s directors to FWAC under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands, until the Domestication is effected. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of FWAC’s shareholders and the fiduciary responsibilities of FWAC’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a different body of securities laws as compared to the United States, and certain states may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like FWAC have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. FWAC’s directors have discretion under the Memorandum and Articles of Association to determine whether or not, and under what conditions, FWAC’s corporate records may be inspected by FWAC’s shareholders, but are not obliged to make them available to FWAC’s shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

FWAC has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against FWAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or securities laws of any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against FWAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by FWAC’s management team, members of the FWAC Board or controlling shareholders than they would as public shareholders of a United States company, prior to the Domestication.

The Domestication may result in adverse tax consequences for holders of the FWAC Ordinary Shares.

U.S. Holders of FWAC Class A Shares may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur prior to the redemption of FWAC Class A Shares, U.S. Holders of FWAC Class A Shares exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders of FWAC Class A Shares may become subject to withholding tax on any amounts treated as dividends paid on New MIC Common Stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) FWAC Class A Shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of FWAC’s earnings in income.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) FWAC Class A Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all FWAC Ordinary Shares entitled to vote and less than 10% of the total value of all FWAC Ordinary Shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its FWAC Class A Shares for New MIC Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the FWAC Class A Shares held directly by such U.S. Holder.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all FWAC Ordinary Shares entitled to vote or 10% or more of the total value of all FWAC Ordinary Shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the FWAC Class A Shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because FWAC is a blank check company with no current active business, FWAC believes that it is likely that FWAC is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of FWAC Class A Shares to recognize gain on the exchange of FWAC Class A Shares for New MIC Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s FWAC Class A Shares. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of FWAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

If the Merger does not qualify as a reorganization under the Code, U.S. Holders of MIC Securities may be taxed on the full amount of the consideration received in the Merger.

As discussed more fully under the section titled “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Considerations Related to the Merger,” the First Merger and the Second Merger, taken together are expected to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, no gain will be recognized by U.S. Holders of MIC Securities who receive only New MIC Securities of the same type and class in the Merger (other than gain or loss with respect to cash received in lieu of fractional shares of New MIC Common Stock, if any). It is not, however, a condition to MIC’s obligation or FWAC’s obligation to complete the transactions that the First Merger and Second Merger, taken together, so qualify. None of the parties to the Merger Agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the First Merger and Second Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code. If the Merger does not qualify for the U.S. federal income tax treatment described herein, U.S. Holders of MIC Securities may be taxed on any gain realized up to the full fair market value of any New MIC Securities received in the Merger.

New MIC may be subject to a new 1% U.S. federal excise tax in connection with any redemptions of New MIC Common Stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax (the “Excise Tax”) on certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The Excise Tax will apply to repurchases occurring in 2023 and beyond. The amount of the Excise Tax is generally 1% of the fair market value of the repurchased stock at the time of the repurchase. The U.S. Department of the Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the Excise Tax. On December 27, 2022, the U.S. Department of the Treasury issued Notice 2023-2, which provides interim guidance regarding the application of the Excise Tax pending forthcoming proposed regulations. Because New MIC will be a Maryland corporation and its securities are expected to trade on the NYSE, if the investors exercise their redemption rights such that New MIC is treated as redeeming shares of New MIC Common Stock following the Domestication, FWAC currently expects that New MIC would be subject to the Excise Tax with respect any such redemption that is treated as a repurchase.

The extent of the Excise Tax that New MIC may incur would depend on a number of factors, including the fair market value of the New MIC Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to such redemptions. In addition, the amount of Excise Tax imposed with respect to repurchases of stock by a repurchasing corporation may be reduced by the fair market value of stock issued by the repurchasing corporation during the same taxable year. Absent the issuance of applicable guidance to the contrary, FWAC currently expects that this reduction would be available with respect to any redemptions of New MIC Common Stock by New MIC and the issuance of New MIC Common Stock by New MIC to stockholders of MIC in connection with the Merger. It is possible, however, that applicable guidance is issued that would prevent or limit the potential application of this rule to such issuance and redemptions or that the applicable fair market values are such that such issuance may not be able to fully offset the redemptions for purposes of this rule.

In addition, the Excise Tax will be payable by us and not by the redeeming holder. The mechanics of any required payment of the Excise Tax have not been determined. Depending on the number of holders of FWAC Class A Shares exercising redemption rights, the imposition of the Excise Tax could be applicable to FWAC and adversely affect the cash we have available to consummate the Merger and for our operations following the Merger.

Changes in SEC regulations or policies may adversely impact FWAC’s ability to complete the Merger.

On March 30, 2022, the SEC issued the 2022 Proposed Rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively eliminating the safe harbor relating to the use of projections in SEC filings in connection the proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs with a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose, and activities. These rules, if adopted, whether in the form proposed or in revised form, may materially increase the costs and time needed to complete the Merger or impair FWAC’s ability to complete the Merger.

FWAC securities may not continue to be listed on Nasdaq in the future, which could limit investors’ ability to make transactions in FWAC securities and subject us to additional trading restrictions.

While FWAC securities are listed on Nasdaq, FWAC cannot assure you that its securities will continue to be listed on Nasdaq in the future. If Nasdaq delists FWAC securities from trading on its exchange, FWAC could face significant material consequences, including:

•	a limited availability of market quotations for FWAC securities;

•	a reduced liquidity with respect to FWAC securities;

•

a determination that FWAC Class A Shares are a “penny stock” which will require brokers trading in FWAC Class A Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for such shares;

•	a limited amount of news and analyst coverage for FWAC; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

On February 13, 2023, FWAC was notified by Nasdaq that it is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires FWAC to have at least 300 public holders for continued listing on Nasdaq. On March 23, 2023, FWAC submitted a plan to Nasdaq to regain compliance with the Minimum Public Holders Rule. If such plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date FWAC received the notice from Nasdaq for FWAC to evidence compliance. There can be no assurance that FWAC will be able do so within the prescribed periods, or at all. Failure to regain compliance with the Nasdaq listing requirements would result in the de-listing of FWAC securities from Nasdaq, and subject FWAC to the risks described above.

If the FWAC Adjournment Proposal is not approved and an insufficient number of votes have been obtained to approve the FWAC Required Proposals, or if MIC’s Adjournment Proposal is not approved and an insufficient number of votes have been obtained to approve the Charter Amendment Proposal and the MIC Merger Proposal, the FWAC Board and the MIC Board may not have the ability to adjourn the FWAC Meeting or the MIC Meeting, respectively, to a later date in order to solicit further votes, and, therefore, the necessary approvals may not be obtained, and, therefore, the Merger may not be consummated.

The FWAC Adjournment Proposal, if adopted by FWAC shareholders, will allow the FWAC Board to adjourn the FWAC Meeting to a later date or dates to permit further solicitation of proxies with respect to the FWAC Required Proposals. The MIC Adjournment Proposal, if adopted by MIC stockholders, will allow the MIC Board to adjourn the MIC Meeting to a later date or dates to permit further solicitation of proxies with respect to the Charter Amendment Proposal and the MIC Merger Proposal. If the FWAC Adjournment Proposal is not approved by the FWAC shareholders or the Adjournment Proposal is not approved by the MIC common stockholders, the FWAC Board and the MIC Board, respectively, may not be able to adjourn the FWAC Meeting or the MIC Meeting (as applicable) to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the applicable meeting to approve one or more of the proposals presented at such meeting. In such event, FWAC or MIC may not be able to obtain the requisite shareholder approvals, and the Merger may not be consummated.

Risks Related to Ownership of New MIC’s Securities Following the Merger

There may not be an active trading market for New MIC Common Stock, which may make it difficult to sell shares of New MIC Common Stock.

It is possible that after the Merger, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of New MIC Common Stock at an attractive price or at all. The market price per FWAC Ordinary Share prior to the Merger may not be indicative of the price at which shares of New MIC Common Stock will trade in the public market after the Merger.

The market price of shares of New MIC Common Stock may be volatile, which could cause the value of stockholder investments to decline.

Even if an active trading market develops following the Merger, the market price of New MIC Common Stock may be highly volatile and could be subject to wide fluctuations. Capital markets have been volatile in the recent past. After the most recent U.S. economic recession, the U.S. Federal Reserve took actions that resulted in low interest rates for a long period of time. In March 2022, the U.S. Federal Reserve increased interest rates for the first time since 2018 and raised rates six more times in 2022 and three more times in 2023. The U.S. Federal Reserve signaled that more rate hikes may come in 2023. Market volatility, as well as general economic, market or political conditions, and the current adverse macroeconomic conditions including inflation, fluctuations in fuel prices, rising interest rates, and reduced consumer confidence, could reduce the market price of shares of New MIC Common Stock regardless of its operating performance.

In addition, New MIC’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	variations in quarterly operating results or dividends, if any, to investors;

•	additions or departures of key management personnel;

•	publication of research reports about New MIC’s industry;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting New MIC’s business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	adverse publicity or speculation in the press or investment community;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments; and

•	the impact of the COVID-19 pandemic (or future pandemics) on New MIC’s management, employees, partners, customers, and operating results.

In response to any of the foregoing developments, the market price of shares of New MIC Common Stock could decrease significantly. You may be unable to resell your shares of New MIC Common Stock at or above your purchase price.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against that company. Any such litigation, if instituted against New MIC, could result in substantial costs and a diversion of management’s attention and resources.

Holders of New MIC Preferred Stock and Series 2 Preferred Stock will have dividend, liquidation and other rights that are senior to the rights of the holders of New MIC Common Stock.

The New MIC Board will have the authority to designate and issue shares of preferred stock with liquidation, dividend and other rights that are senior to those of New MIC Common Stock. If the Merger is consummated, each issued and outstanding share of MIC Series 1 Preferred Stock and MIC Series A Preferred Stock will be converted into the right to receive one share of New MIC Series 1 Preferred Stock or one share of New MIC Series A Preferred Stock, as applicable, having terms materially the same as the applicable MIC Series 1 Preferred Stock or MIC Series A Preferred Stock, except that the shares of New MIC Preferred Stock will be convertible into shares of New MIC Common Stock instead of shares of MIC Common Stock. As of the date of this joint proxy statement/prospectus, 2,862 shares of MIC Series A Preferred Stock and 39,811 shares of MIC Series 1 Preferred Stock are issued and outstanding. Holders of the New MIC Series A Preferred Stock and New MIC Series 1 Preferred Stock are entitled to cumulative dividends before any dividends may be declared or set aside on New MIC Common Stock. Upon New MIC’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of New MIC Common Stock, holders of New MIC Series A Preferred Stock and New MIC Series 1 Preferred Stock will be entitled to receive a liquidation preference of $1,000.00 per share plus any accrued and unpaid distributions. Upon New MIC’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of New MIC Preferred Stock or New MIC Common Stock, holders of Series 2 Preferred Stock will be entitled to receive a liquidation preference of $1,000.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of New MIC’s assets, if any, available to distribute to holders of New MIC Common Stock. As of March 31, 2023, there were accrued and unpaid dividends of approximately $8.6 million and $0.7 million on the MIC Series 1 Preferred Stock and MIC Series A Preferred Stock, respectively. The accrued and unpaid distributions are expected to be paid upon closing of the Merger. See “Unaudited Pro Forma Condensed Combined Financial Information—Sources and Uses of Funds for the Merger”.

The PIPE Investment is structured as an issuance of preferred stock rather than an issuance of shares of FWAC Class A Common Stock, which may be viewed as less favorable to New MIC and the holders of its shares than other forms of financing and may expose holders of shares of New MIC to additional dilution following the closing of the Merger, any of which could cause you to lose some or all of your investment.

Business combinations featuring special purpose acquisition companies, such as the Merger, may incorporate PIPE offerings of common stock or other equity securities as an additional source of financing for the business combination. FWAC has structured its PIPE Investment as an issuance of preferred stock.

The terms of the Series 2 Preferred Stock establish certain rights of the holders of the Series 2 Preferred Stock and obligations of New MIC, including, among other things, with respect to the accrual of interest and convertibility into shares of New MIC Common Stock. Conversion of the Series 2 Preferred Stock may cause a greater degree of dilution (as compared to a common stock-only PIPE investment) as a result of the accrual of interest or pursuant to other provisions of the Series 2 Preferred Stock.

If these features of the PIPE Investment are perceived to be too costly to New MIC, too dilutive to holders of shares of New MIC or are otherwise seen as unfavorable to FWAC and to New MIC, then you may lose all or part of your investment.

New MIC may be a “controlled company” within the meaning of the applicable rules of NYSE or NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If New MIC relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Depending on the number of shares of New MIC Common Stock outstanding and the ownership of the Series 2 Preferred Stock at the time the Series 2 Preferred Stock convert pursuant to their terms into New MIC Common Stock, Jeffrey B. Osher, a director of MIC, may control a majority of the voting power of the outstanding New MIC Common Stock, and New MIC may then be a “controlled company” within the meaning of applicable rules of the NYSE or NYSE American at the time of conversion. Under these rules, a company is a “controlled company” if more than 50% of the voting power for the election of directors is held by an individual, group or another company, and such company may elect not to comply with certain corporate governance requirements, including the requirements that the company have: (i) a majority of its board of directors comprised of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for New MIC’s board selection, by the nominating committee.

Though New MIC currently does not intend to take advantage of any “controlled company” exemptions even if deemed to be a “controlled company,” if New MIC were to be deemed to be a “controlled company” and were to elect to be exempt from some or all of these corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE or NYSE American corporate governance requirements.

If New MIC’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of New MIC Common Stock may decline.

New MIC may, but is not obligated to, provide public guidance on New MIC’s expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this joint prospectus/proxy statement and in New MIC’s other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be impacted by the COVID-19 pandemic or other future public health crisis. New MIC’s actual results may not always be in line with or exceed any guidance New MIC has provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic and the recent U.S. Federal Reserve interest rate hikes. If, in the future, New MIC’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if New MIC reduces its guidance for future periods, the market price of New MIC Common Stock may decline as well. Even if New MIC does issue public guidance, there can be no assurance that it will continue to do so in the future.

If securities or industry analysts do not publish research or reports about New MIC’s business or publish negative reports, the market price of New MIC Common Stock could decline.

The trading market for New MIC Common Stock will be influenced by the research and reports that industry or securities analysts publish about New MIC and its business. If regular publication of research reports ceases, New MIC could lose visibility in the financial markets, which in turn could cause the market price or trading volume of New MIC Common Stock to decline. Moreover, if one or more of the analysts who cover New MIC downgrade New MIC Common Stock or if reporting results do not meet their expectations, the market price of New MIC Common Stock could decline.

The New MIC Common Stock may become less liquid following the Merger.

A significant number of FWAC Class A Shares were redeemed in connection with FWAC’s extraordinary general meeting of its shareholders to vote on certain amendments to the Memorandum and Articles of Associations on May 17, 2023, and, accordingly, New MIC may be left with a significantly smaller number of shareholders. As a result, trading in the shares of New MIC may be limited and your ability to sell your shares in the market could be adversely affected. New MIC intends to apply to list its shares on the NYSE, and the NYSE may not list New MIC Common Stock on its exchange, which could limit investors’ ability to make transactions in New MIC Common Stock and subject New MIC to additional trading restrictions.

New MIC’s stockholders’ interest in New MIC could be diluted if New MIC issues additional shares of stock or Common Units, which could reduce the overall value of their investment.

Stockholders do not have preemptive rights to any New MIC Common Stock in the future and generally have no appraisal rights. The Proposed Charter provides that New MIC may issue up to 500,000,000 shares of New MIC Common Stock and up to 100,000,000 shares of preferred stock of New MIC.

Subject to any limitations set forth under Maryland law, a majority of the New MIC Board may amend the Proposed Charter without the necessity of obtaining stockholder approval, from time to time, to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series. In addition, the New MIC Board may classify or reclassify any unissued shares of stock into other classes or series of stock without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of the New MIC Board.

A stockholder’s interest in New MIC may be diluted if New MIC: (a) sells additional shares of stock in the future, (b) sells securities that are convertible into New MIC Common Stock, (c) issues New MIC Common Stock in a private offering of securities to institutional investors, or (d) issues New MIC Common Stock to sellers of properties acquired by New MIC in connection with an exchange for Common Units, which are convertible into New MIC Common Stock. In addition, as of the date of this joint proxy statement/prospectus, there are currently outstanding: (i) one MIC Common Stock Warrant to purchase up to 1,702,128 shares of MIC Common Stock, which New MIC will assume in the Merger; (ii) 16,959,593 Common Units; (iii) 425,532 Class A Units; (iv) 1,500,000 Performance Units; and (v) 440,223 LTIP Units, each of which are, in certain circumstances, exercisable for or convertible into New MIC Common Stock. Because of these and other reasons described in this “Risk Factors” section, issuances of additional New MIC Common Stock will significantly dilute the equity interests of existing holders of New MIC Common Stock and may affect prevailing market prices for New MIC Common Stock.

Following the Merger and subject to any contractual lock-up provisions and any applicable initial holding period required by the Operating Agreement, a member of the Operating Company may at any time require New MIC to redeem all or any portion of the Common Units it holds for cash at a per-Common Unit value equal to the 10-day trailing trading average of the New MIC Common Stock at the time of the requested redemption. At New MIC’s election, New MIC may satisfy the redemption through the issuance of New MIC Common Stock on a one share of New MIC Common Stock for one Common Unit basis. However, the members’ redemption right may not be exercised if and to the extent that the delivery of the New MIC Common Stock upon such exercise would result in any person violating the ownership and transfer restrictions set forth in the Proposed Charter. See “The Operating Company and the Operating Agreement—Redemption Rights of Qualifying Parties”.

The Proposed Charter also authorizes the New MIC Board, without stockholder approval, to designate and issue any classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of preferred stock so issued. Because the New MIC Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of New MIC Common Stock, New MIC Preferred Stock or Series 2 Preferred Stock.

In connection with the Merger, the New MIC Board will classify and designate three series of preferred stock as New MIC Series A Preferred Stock, New MIC Series 1 Preferred Stock and Series 2 Preferred Stock, each of which will rank senior to the New MIC Common Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up and, for the New MIC Preferred Stock, having terms materially the same as the applicable series of MIC Preferred Stock, except that the shares of New MIC Preferred Stock will be convertible into shares of New MIC Common Stock instead of shares of MIC Common Stock. Specifically, payment of any distribution preferences on the New MIC Series A Preferred Stock, New MIC Series 1 Preferred Stock, Series 2 Preferred Stock or any future series of preferred stock would reduce the amount of funds available for the payment of distributions on the New MIC Common Stock. Further, holders of New MIC Preferred Stock will be entitled to receive a preference payment if New MIC liquidates, dissolves, or winds up before any payment is made to holders of New MIC Common Stock, likely reducing the amount holders of New MIC Common Stock would otherwise receive upon such an occurrence. Holders of New MIC Preferred Stock will have the right to require New MIC to convert their New MIC Preferred Stock into New MIC Common Stock but New MIC may, at its option, redeem such shares of New MIC Preferred Stock for cash. The conversion of New MIC Preferred Stock or Series 2 Preferred Stock into New MIC Common Stock may further dilute the ownership interest of holders of New MIC Common Stock. Following a Listing Event, New MIC will also have the right, but not the obligation, to redeem the New MIC Series A Preferred Stock and New MIC Series 1 Preferred Stock and pay the redemption payments in the form of New MIC Common Stock, which may further dilute the ownership interest of New MIC Common Stock, or in cash. Although the dollar amounts of such payments are unknown, the number of New MIC Common Stock to be issued in connection with such conversions or redemptions will fluctuate based on the price of New MIC Common Stock. If New MIC elects to redeem any of New MIC Preferred Stock with cash, the exercise of such rights may reduce the availability of New MIC’s funds for investment purposes or to pay for distributions on the New MIC Common Stock. A Listing Event is defined in the Proposed Charter as either (a) the listing of the New MIC Common Stock on a national securities exchange or (b) a merger, sale of all or substantially all of New MIC’s assets or another transaction, in each case, approved by the New MIC Board in which holders of New MIC Common Stock will receive common stock that is listed on a national securities exchange, in exchange for their existing shares of stock, options and warrants, as applicable. It is a condition to the consummation of the Merger that FWAC receive confirmation from Nasdaq or the NYSE that the New MIC Common Stock has been approved for listing on Nasdaq or the NYSE, which would constitute a Listing Event as defined in the Proposed Charter. In addition, holders of Series 2 Preferred Stock will be entitled to receive a preference payment if New MIC liquidates, dissolves, or winds up before any payment is made to holders of New MIC Preferred Stock and New MIC Common Stock, likely reducing the amount holders of New MIC Preferred Stock and New MIC Common Stock would otherwise receive upon such an occurrence. The Series 2 Preferred Stock is convertible by its terms into New MIC Common Stock upon the earlier to occur of (a) a change of control of New MIC and (b) December 31, 2023.

Any sales or perceived sales in the public market of New MIC Common Stock issuable upon the conversion of Series 2 Preferred Stock or New MIC Preferred Stock or the redemption of New MIC Preferred Stock could adversely affect the prevailing market price of the New MIC Common Stock. The issuance of New MIC Common Stock upon any conversion of Series 2 Preferred Stock or New MIC Preferred Stock or redemption of New MIC Preferred Stock also may have the effect of reducing New MIC’s net income per share (or increasing New MIC’s net loss per share). In addition, following the completion of the Merger, the existence of New MIC Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the value or market price of the New MIC Common Stock.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in New MIC will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each share of previously outstanding common stock may be diminished; and

•	the market price of New MIC Common Stock may decline.

In addition, the Operating Company may issue additional Common Units to third parties without the consent of New MIC’s stockholders, which would reduce New MIC’s ownership percentage in the Operating Company and would have a dilutive effect on the amount of distributions made to New MIC by the Operating Company and, therefore, the amount of distributions New MIC can make to its investors. Any such issuances, or the perception of such issuances, could materially and adversely affect the market price of the New MIC Common Stock and could depress the market price of the New MIC Common Stock.

Depending on the terms and pricing of any additional offerings and the value of New MIC’s investments, stockholders also may experience dilution in the book value and fair mark value of, and the amount of distributions paid on, their New MIC Common Stock.

New MIC may issue additional shares of New MIC Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of New MIC Common Stock.

Pursuant to the Incentive Award Plan, following the consummation of the Merger, assuming no public shareholders exercise their redemption rights and after giving effect to the conversion of the Series 2 Preferred Stock, New MIC may issue an aggregate of up to the number of shares of New MIC Common Stock equal to approximately 10.4% of New MIC Common Stock issued and outstanding at Closing, plus an additional 687,500 restricted stock units of New MIC or incentive units of the Operating Company (or a similar type of incentive equity security permitted under the Incentive Award Plan) issuable to certain officers and directors of New MIC as determined by the compensation committee of the New MIC Board, which amount will be subject to increase from time to time. For additional information about this plan, please read the discussion under the heading “Proposal 7—The Share Plan Proposal”. New MIC may also issue additional shares of New MIC Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

New MIC will be required to meet the initial listing requirements to be listed on the NYSE. However, New MIC may be unable to maintain the listing of its securities in the future.

If New MIC fails to meet the continued listing requirements and the NYSE delists its securities and New MIC is not able to list its securities on another national securities exchange, New MIC’s securities could be quoted on an over-the-counter market. If this were to occur, New MIC could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that New MIC Common Stock is a “penny stock” which will require brokers trading in New MIC Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New MIC Common Stock;

•	a limited amount of news and analyst coverage for New MIC; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Future resales of New MIC Common Stock after the consummation of the Merger may cause the market price of New MIC’s securities to drop significantly, even if New MIC’s business is doing well.

Pursuant to the Sponsor Agreement, Sponsor Lock-up Agreement (as defined below) and Seller Lock-up Agreement (as defined below), after the consummation of the Merger and subject to certain exceptions, the Sponsor and certain MIC and FWAC securityholders will be contractually restricted from selling or transferring any of their shares of New MIC Common Stock. Such restrictions begin at Closing and end on the earlier to occur of (a) six (6) months following Closing and (b) the date after the Closing on which New MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s stockholders having the right to exchange their equity holdings in New MIC for cash, securities or other property. Additionally, pursuant to the terms of the Preferred Subscription Agreement, the holders of the Series 2 Preferred Stock are prohibited from selling or transferring any of their shares of New MIC Common Stock until the earlier of (a) one year following the conversion and (2) the date after the Closing on which New MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the New MIC’s stockholders having the right to exchange their equity holdings in New MIC for cash, securities or other property.

However, following the expiration of the applicable lock-up periods, such equity holders will not be restricted from selling shares of New MIC Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of New MIC Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New MIC Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in New MIC’s share price or the market price of New MIC Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Future offerings of debt, which would be senior to the New MIC Common Stock upon liquidation, and/or preferred equity securities, which may be senior to the New MIC Common Stock for purposes of distributions or upon liquidation, may adversely affect the market price of the New MIC Common Stock.

In the future, New MIC may attempt to increase New MIC’s capital resources and fund capital needs by making additional offerings of debt or preferred equity securities. Upon liquidation, holders of New MIC’s debt securities and preferred stock, if any, and lenders with respect to other borrowings will receive distributions of New MIC’s available assets prior to the holders of New MIC Common Stock. Additional equity offerings may dilute the holdings of New MIC’s then existing stockholders or reduce the market price of the New MIC Common Stock, or both. Holders of New MIC Common Stock are not entitled to preemptive rights or other protections against dilution. New MIC Preferred Stock and Series 2 Preferred Stock will have, and any preferred stock that New MIC may issue could have, a preference on liquidating distributions or a preference on distribution payments that could limit New MIC’s ability to make a distribution to the holders of New MIC Common Stock. Since New MIC’s decision to issue securities in any future offering will depend on market conditions and other factors beyond New MIC’s control, New MIC cannot predict or estimate the amount, timing or nature of its future offerings. Thus, New MIC’s stockholders will bear the risk of New MIC’s future offerings reducing the market price of the New MIC Common Stock and diluting their stock holdings in New MIC.

Market interest rates may affect the value of the New MIC Common Stock.

One of the factors that investors may consider in deciding whether to buy or sell New MIC Common Stock will be New MIC’s distribution rate as a percentage of its stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on New MIC Common Stock, implying a lower stock price all other things being equal, or seek securities paying higher dividends or interest. Higher interest rates would likely increase New MIC’s borrowing costs and potentially decrease CAD. As a result, interest rate fluctuations and capital market conditions can affect the market value of the New MIC Common Stock.

Other Risks Related to New MIC After the Closing

New MIC will be a holding company with no direct operations and, as such, it will rely on funds received from the Operating Company to pay liabilities, and the interests of its stockholders are structurally subordinated to all liabilities and obligations of the Operating Company and its subsidiaries.

New MIC will be a holding company and conduct substantially all of its operations through the Operating Company. New MIC will not have, apart from an interest in the Operating Company, any independent operations. As a result, New MIC will rely on distributions from the Operating Company to pay any dividends it might declare on its securities. New MIC will also rely on distributions from the Operating Company to meet its obligations, including any tax liability on taxable income allocated to New MIC from the Operating Company. In addition, because New MIC will be a holding company, claims of its equity holders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of the Operating Company and its subsidiaries. Therefore, in the event of New MIC’s bankruptcy, liquidation or reorganization, its assets and those of the Operating Company and its subsidiaries will be available to satisfy the claims of New MIC’s stockholders only after all of its and the Operating Company’s liabilities and obligations have been paid in full.

New MIC may change its operational, financing and investment policies without stockholder approval.

The New MIC Board will determine its operational, financing and investment policies and may amend or revise its policies, including its policies with respect to acquisitions, dispositions, growth, operations, indebtedness, capitalization and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, New MIC’s stockholders. These policy changes could adversely affect the market value of the New MIC Common Stock and New MIC’s ability to make distributions to you. For example, New MIC’s organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that New MIC may incur, and the New MIC Board may alter or eliminate any current policy on borrowing at any time without stockholder approval. Accordingly, New MIC could become highly leveraged, which could result in an increase in its debt service costs and increase its exposure to interest rate risks, real estate market fluctuations and liquidity risks.

Ownership limitations and certain provisions in the Proposed Charter, as well as certain provisions of Maryland law, may deter, delay or prevent a change in control or acquisition proposals.

Subject to certain exceptions, the Proposed Charter to be in effect upon the completion of the Merger will provide that no person may beneficially or constructively own more than 9.8% in value of the aggregate outstanding shares of all classes and series of New MIC’s stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of each class or series of New MIC’s stock. These provisions of the Proposed Charter are to promote New MIC’s orderly governance. However, these provisions also inhibit acquisitions of a significant stake in New MIC and may prevent a change in control of New MIC. Additionally, certain provisions contained in the Proposed Organizational Documents, described under “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws” in this joint proxy statement/prospectus, may further deter persons from attempting to acquire control of New MIC and implement changes that may be beneficial to New MIC’s investors, including, for example, provisions relating to:

•	the exclusive power of the New MIC Board to fill vacancies on the New MIC Board;

•

limitations on the ability of, and various requirements that must be satisfied in order for, New MIC’s stockholders to propose nominees for election to the New MIC Board and propose other business to be considered at a meeting of New MIC’s stockholders;

•	the exclusive power of the New MIC Board to amend the Proposed Bylaws;

•

the power of the New MIC Board to adopt certain amendments to the Proposed Charter without stockholder approval, including the authority to increase or decrease the number of authorized shares of stock, to create new classes or series of stock (including a class or series of stock that could delay or prevent a transaction or a change in control of New MIC that might involve a premium for New MIC Common Stock or otherwise be in the best interests of New MIC’s stockholders) and to classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of New MIC Common Stock or any new class or series of shares created by the New MIC Board;

•	the requirement that amendments to the Proposed Charter by New MIC’s stockholders may be made only if declared advisable by the New MIC Board;

•

the business combination provisions of the MGCL that, subject to limitations, prohibit certain business combinations between New MIC and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of New MIC’s then common stock or an affiliate or associate of New MIC who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of New MIC’s then common stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special stockholder voting requirements to approve these combinations unless the consideration being received by common stockholders satisfies certain conditions. This resolution, however, may be altered or repealed in whole or in part at any time;

•

the “control share” provisions of the MGCL provide that a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares of stock controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of “control shares,” subject to certain exceptions) has no voting rights with respect to those shares of stock except to the extent approved by New MIC’s stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, New MIC’s officers and New MIC’s directors who are also New MIC’s employees. The Proposed Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of New MIC’s shares of stock; and

•

the “unsolicited takeover” provisions of the MGCL, which permit the New MIC Board, without stockholder approval and regardless of what is currently provided in the Proposed Charter or the Proposed Bylaws, to implement certain takeover defenses, such as a classified board, some of which New MIC does not yet have.

The Proposed Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New MIC’s stockholders, which could limit New MIC’s stockholders’ ability to obtain a favorable judicial forum for disputes with New MIC or its directors, officers or employees, if any, and could discourage lawsuits against New MIC and its directors, officers and employees, if any.

The Proposed Bylaws provide that the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) will be the sole and exclusive forum for: (a) any “Internal Corporate Claim” as defined by the MGCL; (b) any derivative action or proceeding brought on New MIC’s behalf; (c) any action asserting a claim for breach of a duty owed by any of New MIC’s directors, officers or employees to New MIC or its stockholders; (d) any action asserting a claim against New MIC or any of New MIC’s directors, officers or employees arising pursuant to the Proposed Charter or the Proposed Bylaws; or (e) any action asserting a claim against New MIC or any of New MIC’s directors, officers or employees governed by the internal affairs doctrine of the State of Maryland. This choice of forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in New MIC’s stock shall be deemed to have notice of and to have consented to these provisions of the Proposed Bylaws. This choice of forum provision may limit a stockholder’s ability to bring a claim in another judicial forum, including a judicial forum that the stockholder believes is favorable for disputes with New MIC or New MIC’s directors, officers or employees. New MIC believes that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums and (ii) Maryland courts are authoritative on matters of Maryland law and Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Bylaws to be inapplicable or unenforceable in an action, New MIC may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect New MIC’s business, financial condition, and operating results.

The Proposed Charter will not limit the ability of the Sponsor or its affiliates to compete with New MIC.

The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New MIC’s interests or those of its stockholders. The Proposed Charter will provide that none of New MIC’s non-employee directors or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New MIC operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the New MIC Board, acquisition opportunities that may be complementary to New MIC’s business, and, as a result, those acquisition opportunities may not be available to New MIC. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

New MIC’s rights and the rights of New MIC’s stockholders to take action against New MIC’s directors and officers are limited.

The Proposed Charter limits the liability of New MIC’s directors and officers to New MIC and New MIC’s stockholders for money damages to the maximum extent permitted by Maryland law. Under current Maryland law, New MIC’s directors and officers will not have any liability to New MIC and New MIC’s stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

In addition, the Proposed Charter obligates New MIC to indemnify its present and former directors and officers for actions taken by them in those and other capacities and to pay or reimburse the reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and effective upon completion of the Merger, New MIC will enter into indemnification agreements with its directors and executive officers. As a result, New MIC and New MIC’s stockholders may have more limited rights against any present or former director or officer than might otherwise exist absent the provisions in the Proposed Charter and indemnification agreements or that might exist with other companies.

Conflicts of interest exist or could arise in the future with the Operating Company or its members.

Conflicts of interest exist or could arise in the future as a result of the relationships between MIC or New MIC, as applicable, and their respective stockholders, on the one hand, and the Operating Company or any member thereof, on the other. MIC’s directors and officers have, and New MIC’s directors and officers will have, duties to MIC or New MIC, as applicable, under applicable Maryland law in connection with their direction of the management of MIC and New MIC. At the same time, under the Operating Agreement, the members of the board of the Operating Company must act in accordance with the implied contractual covenant of good faith and fair dealing in connection with the management of the Operating Company. These duties of the directors of the Operating Company to the Operating Company and its members may come into conflict with the interests of New MIC. Under the Operating Agreement, except for contractual duties expressly provided under the Operating Agreement and to the extent permitted by the Delaware Limited Liability Company Act, no director of the Operating Company has any duties (including any fiduciary duties) to the Operating Company, New MIC, or any subsidiary of the Operating Company, or any of their respective direct and indirect stockholders, or to any member or creditor of the Operating Company. In addition, the Operating Agreement provides that the members agree that (a) the directors of the Operating Company are acting for the benefit of the Operating Company, the members and New MIC’s stockholders collectively and (b) notwithstanding any duty otherwise existing at law or equity, in the event of a conflict between the interests of the Operating Company or any member, on the one hand, and the separate interests of New MIC or its stockholders, on the other hand, the directors may give priority to the separate interests of New MIC or the stockholders of New MIC (including, without limitation, with respect to tax consequences to members, assignees or New MIC’s stockholders), and, in the event of such a conflict, any action or failure to act on the part of the directors (or New MIC’s directors, officers or agents) that gives priority to the separate interests of New MIC or its stockholders that does not result in a violation of the contract rights of the members under the Operating Agreement does not violate any other duty owed by the directors to the Operating Company and/or the members.

The Operating Agreement provides that a member is not liable to the Operating Company for any action or omission taken in his or her capacity as a member, for the debts or liabilities of the Operating Company or for the obligations of the Operating Company under the Operating Agreement, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnity given to the Operating Company by the member. The Operating Agreement contains a provision that eliminates the liability of the directors and officers of the Operating Company to the Operating Company, any members or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if such director or officer, as applicable, acted in good faith. The Operating Agreement also provides that any obligation or liability of New MIC that may arise at any time under the Operating Agreement or any other instrument, transaction or undertaking contemplated by the Operating Agreement will be satisfied, if at all, out of New MIC’s assets or the assets of the Operating Company only, and no such obligation or liability will be personally binding upon any of New MIC’s directors, stockholders, officers, employees or agents.

In addition, the Operating Agreement requires the Operating Company to indemnify its directors, officers or employees and any other person designated by the board against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Company, unless (a)

an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (c) such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the Operating Agreement. The Operating Company must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the person to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Company is not permitted to indemnify or advance funds to any person (a) with respect to any action initiated by the person seeking indemnification without the board’s approval (except for any proceeding brought to enforce such person’s right to indemnification under the Operating Agreement) or (b) if the person is found to be liable to the Operating Company on any portion of any claim in the action.

In addition, the Operating Agreement provides for the issuance of membership units designated as LTIP Units and Performance Units. LTIP Units and Performance Units will dilute the New MIC’s interest (and therefore the interest of New MIC’s stockholders) in the assets of the Operating Company. Holders of LTIP Units and Performance Units will have the same rights to vote as members holding Common Units. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of New MIC’s stockholders. Furthermore, circumstances may arise in the future when the interest of members in the Operating Company may conflict with the interest of New MIC’s stockholders. For example, the timing and terms of dispositions of properties held by the Operating Company may result in tax consequences to certain members and not to New MIC’s stockholders.

New MIC will qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Following the consummation of the Merger, New MIC will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, New MIC will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (a) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (b) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (c) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (d) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information New MIC provides will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find New MIC Common Stock less attractive as a result, there may be a less active trading market for New MIC Common Stock, and the market price of New MIC Common Stock may be more volatile.

The Merger may trigger contractual rights under certain agreements.

MIC is a party to certain agreements that may contain prepayment, termination or other rights following a “change in control” or “sale of all or substantially all” of the party’s assets. Any counterparty to such agreements may request modifications of its respective agreements as a condition to granting a waiver or consent under such agreements, or they may elect not to grant a waiver or consent. To the extent any counterparty to such agreements requests modifications of its respective agreements as a condition to granting a waiver or consent under such agreements, MIC will use reasonable efforts to accommodate such modification, but such modifications may not be satisfactory to such counterparty or may not occur. There is no assurance that such counterparties or holders of debt securities will not assert otherwise and seek to exercise any such rights, including termination or repurchase rights where available, that the exercise of any such rights will not adversely affect New MIC or MIC or that any modifications of such agreements will not materially and adversely affect New MIC or MIC.

For example, the Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A., requires notice to and prior written consent from the lender in connection with the Merger and FWAC’s acquisition of the First-Step Surviving Company will constitute a change in control that triggers an event of default under the Credit Agreement. MIC is in the process of obtaining the applicable consents and/or waivers under these agreements. In addition, the Merger will also constitute a change of control under MIC’s employment agreements with Mr. Chavez and Ms. Hogue; however, each of MIC and such individuals have agreed that the Merger will not constitute a change of control for purposes of those agreements and the applicable provisions will not therefore be triggered. New MIC will assume these agreements in connection with the Merger and will be subject to these provisions going forward.

THE MIC MEETING

Date, Time and Place

The MIC Meeting will be a virtual meeting of stockholders, which will be conducted exclusively by webcast, accessible at www.virtualshareholdermeeting.com/MICORP2023SM. No physical meeting will be held. The MIC Meeting will be held on                                     , 2023, at                 , Eastern Time.

Purpose of the MIC Meeting

At the MIC Meeting, MIC stockholders will be asked to consider and vote upon the following matters:

•	the Charter Amendment Proposal;

•	the MIC Merger Proposal;

•	the Compensation Proposal; and

•	the Adjournment Proposal.

Recommendation of the MIC Board

After careful consideration, on December 12, 2022, the MIC Board unanimously approved the Merger Agreement and the other transactions contemplated by the Merger Agreement, the Merger and Charter Amendment, and recommended that the holders of MIC Common Stock approve the Charter Amendment Proposal and the MIC Merger Proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Charter Amendment Proposal, “FOR” the MIC Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, the MIC Board specifically considered, among other things: (a) the anticipated effects of the Merger on existing MIC stockholders and personnel and tenants of MIC and (b) the merger consideration will be paid in shares of New MIC Common Stock, which will provide MIC stockholders with the opportunity to participate in any potential appreciation of New MIC Common Stock following the Merger. See the section titled “The Merger—Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions”.

MIC Record Date; Shares Entitled to Vote

The MIC Board has fixed the close of business on June 15, 2023 as the MIC Record Date. Only holders of record of MIC Common Stock on the MIC Record Date are entitled to receive notice of, and to vote at, the MIC Meeting. As of the MIC Record Date, there were 7,762,375 shares of MIC Common Stock issued and outstanding and entitled to vote at the MIC Meeting, held by approximately 3,270 holders of record. Holders of record of MIC Preferred Stock as of the MIC Record Date are entitled to notice of, but may not vote at, the MIC Meeting.

Each share of MIC Common Stock is entitled to one vote on each of the Charter Amendment Proposal, the MIC Merger Proposal, the Compensation Proposal and the Adjournment Proposal.

Concurrently with the execution of the Merger Agreement, Color Up, which holds approximately 33.8% of the shares of MIC Common Stock outstanding as of the MIC Record Date, entered into an agreement with FWAC to vote its shares of MIC Common Stock in favor of the MIC Merger Proposal, the Charter Amendment Proposal and Adjournment Proposal. It is expected that Color Up will vote its shares of MIC Common Stock in favor of the Compensation Proposal.

Quorum

Stockholders entitled to cast at least 50% of the total number of shares of MIC Common Stock issued and outstanding on the MIC Record Date must be present or represented by proxy to constitute a quorum at the MIC Meeting. If you fail to be present or represented by proxy at the MIC Meeting, your MIC Common Stock will not be counted towards a quorum. A holder is treated as being present at a meeting if the holder of such share is (a) present in person at the meeting or (b) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting. Abstentions are considered present for purposes of establishing a quorum.

Required Vote

The Charter Amendment Proposal and the MIC Merger Proposal each require the affirmative vote of a majority of all the votes entitled to be cast by holders of shares of MIC Common Stock outstanding at the MIC Meeting on such proposal. The Compensation Proposal and the Adjournment Proposal each require the affirmative vote of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal. Pursuant to MIC’s amended and restated bylaws (the “MIC Bylaws”) the chair of the MIC Meeting may adjourn the MIC Meeting to a later date or time, for any reason deemed necessary by the chair, in the discretion of the chair of the MIC Meeting and without any action by MIC stockholders.

The approval of the Charter Amendment Proposal and the MIC Merger Proposal is a condition to the completion of the Merger.

Abstentions and Broker Non-Votes

If you are a MIC stockholder and you fail to instruct your broker, bank or other nominee on how to vote your shares of MIC Common Stock, your broker, bank or other nominee will not vote your shares on any of the proposals. This will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

If you are a MIC stockholder and fail to vote, it will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present. If you are a MIC stockholder and abstain from voting, it will have the same effect as a vote against the Charter Amendment Proposal and the MIC Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal.

Shares Held in Street Name

If MIC stockholders hold shares of MIC Common Stock in an account of a broker, bank or other nominee and they wish to vote such MIC Common Stock, they must return their voting instructions to the broker, bank or other nominee using the voting instruction form included with this joint proxy statement/prospectus.

Shares of MIC Common Stock held by broker, bank or other nominee will not be voted unless such stockholders instruct such broker, bank or other nominee how to vote.

Voting of Proxies

A proxy card is enclosed. Please sign the enclosed joint proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. You will need the 16 digit control number provided on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the enclosed proxy is returned properly executed, the shares of MIC Common Stock represented by it will be voted at the MIC Meeting or any postponement or adjournment thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of MIC Common Stock represented by the proxy are to be voted with regard to a particular proposal, the shares of MIC Common Stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, MIC’s management has no knowledge of any business that will be presented for consideration at the MIC Meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of MIC stockholders. In accordance with the MIC Bylaws and the MGCL, business transacted at the MIC Meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the MIC Meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Please sign and return the enclosed proxy card or authorize a proxy to vote your shares by telephone or through the Internet.

Revocability of Proxies or Voting Instructions

You can change your vote or revoke your proxy at any time before your proxy is exercised at the MIC Meeting. You can do this in one of the following ways if you own your shares of record:

•	by delivering to the MIC corporate secretary a notice of revocation;

•	by granting a new, valid proxy bearing a later date by Internet or by telephone or by signing and returning a later dated proxy card; or

•

by attending the MIC Meeting and voting electronically, which will automatically cancel any proxy previously authorized, or you may revoke your proxy at the MIC Meeting, but your attendance alone will not revoke any proxy that you have previously authorized.

If you are a record holder and choose either of the first two methods above, you must submit your notice of revocation or your new proxy to the secretary of MIC no later than the beginning of the MIC Meeting.

If your shares of MIC Common Stock are held by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee on how to change your instructions or change your vote.

Tabulation of the Vote

MIC will appoint an Inspector of Elections for the MIC Meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

MIC will pay the cost of soliciting proxies. MIC has engaged Georgeson to assist it in the solicitation of proxies, for which MIC anticipates that it will pay Georgeson an estimated fee of $15,000, plus reimbursement of expenses. Proxies may also be solicited, without additional compensation, by MIC’s executive officers, directors and employees by mail, telephone or other electronic means or in person.

MIC will request brokers, banks or other nominees to forward proxy materials to the beneficial owners of MIC Common Stock and to obtain their voting instructions. In accordance with the regulations of the SEC and the NYSE, MIC will reimburse those firms for their expenses incurred in forwarding proxy materials to beneficial owners of MIC Common Stock.

Any questions about the Merger, requests for additional copies of documents or assistance authorizing a proxy or voting your shares of MIC Common Stock may be directed to the following address:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

All Stockholders Call Toll-Free: (866) 431-2105

If you are a MIC stockholder and would like to request documents, please do so by         , 2023, to receive them before the MIC Meeting.

PROPOSAL 1: THE CHARTER AMENDMENT PROPOSAL

MIC stockholders are being asked to approve the Charter Amendment. If adopted, the Charter Amendment would delete Article XIV related to Roll-Up Transactions (and the associated definitions) from the MIC Charter. This article imposes substantive and procedural requirements relating to Roll-Up Transactions, all of which will not be applicable if the Charter Amendment is approved. Pursuant to the Merger Agreement, approval of this proposal is a condition to completing the Merger. The effectiveness of the Charter Amendment is conditioned on approval of the MIC Merger Proposal and FWAC Required Proposals and the parties being prepared to close the Merger. If MIC stockholders do not approve the Merger and the Merger does not close, the Charter Amendment will not become effective.

The MIC Charter defines a Roll-Up Transaction as a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of MIC and the issuance of securities of a Roll-Up Entity that is created or would survive after the successful completion of the Roll-Up Transaction. This definition does not include (a) a transaction involving securities of MIC that have been listed on a national securities exchange for at least 12 months or (b) a transaction involving MIC’s conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of MIC’s existence, compensation to the advisor or sponsor or MIC’s investment objectives. The Merger would be considered a Roll-Up Transaction.

In connection with any Roll-Up Transaction involving the issuance of securities of a Roll-Up Entity, the MIC Charter requires MIC to obtain an appraisal of its net assets from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering, and a summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to MIC stockholders in connection with any proposed Roll-Up Transaction. In addition, in connection with a proposed Roll-Up Transaction, the MIC Charter requires the person sponsoring the Roll-Up Transaction to offer to MIC stockholders who vote against the proposed Roll-Up Transaction the choice of: (1) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or one of the following: (a) remaining as holders of shares of MIC Common Stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of MIC’s net assets. Under the MIC Charter, MIC is prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the MIC Charter; (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor; (3) in which investor’s rights to access records of the Roll-Up Entity will be less than those provided in the MIC Charter; or (4) in which any of the costs of the Roll-Up Transaction would be borne by MIC if the Roll-Up Transaction is rejected by the MIC stockholders. The Second Merger would be considered a Roll-Up Transaction under the definition in the MIC Charter and, accordingly, if the Charter Amendment is not approved and implemented, MIC would not be able to consummate the Merger because (i) the holders of MIC Common Stock will not have the same voting rights or inspection rights as holders of the shares of New MIC Common Stock and (ii) the cost of the Merger will be borne by MIC if the Merger are rejected by the MIC stockholders. For further information, see the section titled “Comparison of Rights of New MIC Stockholders and MIC Stockholders”.

MIC does not intend to obtain an appraisal of its net assets in connection with the Merger or comply with the other provisions of the MIC Charter applicable to Roll-Up Transactions. MIC believes that it would not be practical to complete the Merger if it were required to comply with these provisions and the Merger is specifically conditioned on the approval of Charter Amendment.

A copy of the Articles of Amendment containing the Charter Amendment is attached as Annex L to this joint proxy statement/prospectus.

MIC is asking MIC stockholders to approve the Charter Amendment.

Required Vote

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by holders of shares of MIC Common Stock outstanding at the MIC Meeting on such proposal.

Assuming a quorum is present at the MIC Meeting and all votes entitled to be cast by holders of MIC Common Stock are cast, holders of approximately 16.2% of the outstanding shares of MIC Common Stock who are not directors of MIC or their affiliates would be required to approve the Charter Amendment Proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Charter Amendment Proposal.

PROPOSAL 2: THE MIC MERGER PROPOSAL

MIC stockholders are being asked to approve the Merger and the other transactions contemplated by the Merger Agreement. For a summary and detailed information regarding this proposal to approve the Merger, see the information about the Merger Agreement and the Merger throughout this joint proxy statement/prospectus, including the information set forth in section titled “The Merger”. Copies of the Merger Agreement and First Amendment are attached as Annex A-1 and Annex A-2, respectively, to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of this proposal is a condition to the completion of the Merger. If the MIC Merger Proposal, Charter Amendment Proposal or FWAC Required Proposals are not approved, the Merger cannot be completed.

MIC is asking MIC stockholders to approve the Merger and the other transactions contemplated by the Merger Agreement.

Required Vote

Approval of the MIC Merger Proposal requires the affirmative vote of the holders of a majority of all the votes entitled to be cast by holders of shares of MIC Common Stock outstanding at the MIC Meeting on such proposal.

Assuming a quorum is present at the MIC Meeting and all votes entitled to be cast by holders of MIC’s Common Stock are cast, holders of approximately 16.2% of the outstanding shares of MIC Common Stock who are not directors of MIC or their affiliates would be required to approve the MIC Merger Proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the MIC Merger Proposal.

PROPOSAL 3: THE COMPENSATION PROPOSAL

The MIC stockholders are being asked to vote on a non-binding advisory proposal to approve the agreements or understandings between MIC’s named executive officers and MIC concerning compensation that is based on or otherwise relates to the Merger, as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as the “say on golden parachute” vote, gives MIC stockholders the opportunity to vote on a non-binding, advisory basis on such agreements or understandings and the related compensation that will or may be paid to its named executive officers in connection with the Merger. This non-binding, advisory proposal relates only to already existing contractual obligations of MIC that may result in a payment or benefit to MIC’s named executive officers in connection with, or following, the consummation of the Merger and does not relate to any new compensation or other arrangements that may be entered into between New MIC’s named executive officers and New MIC or any of its subsidiaries following the Merger.

The compensation payments that MIC’s named executive officers may be entitled to receive in connection with the Merger are summarized in the section titled “The Merger—Interests of Certain Persons in the Merger–MIC”.

The MIC Board encourages you to carefully review the compensation information disclosed in this joint proxy statement/prospectus, including in the description referenced above.

The MIC Board is presenting this Compensation Proposal, which gives MIC stockholders the opportunity to express their views on a non-binding, advisory basis on the “golden parachute” compensation by voting for or against (or abstaining with respect to) the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Mobile Infrastructure Corporation’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Certain Persons in the Merger–MIC” is hereby APPROVED.”

The vote on the Compensation Proposal is a vote separate and apart from the vote on the MIC Merger Proposal and is not a condition to completion of the Merger. Accordingly, you may vote to approve the Merger pursuant to the MIC Merger Proposal and vote not to approve the Compensation Proposal and vice versa. This Compensation Proposal is merely an advisory vote and will not be binding on MIC or New MIC regardless of whether the Merger is completed. Further, the underlying compensation agreements and understandings are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the advisory vote, if the Merger is completed, MIC’s named executive officers will be eligible to receive the Merger-related compensation payments and benefits, in accordance with the terms and conditions of the applicable compensation agreements and understandings relating to those payments and benefits.

Required Vote

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Compensation Proposal.

PROPOSAL 4: THE ADJOURNMENT PROPOSAL

The MIC Meeting may be adjourned to another date or dates, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the Charter Amendment Proposal or the MIC Merger Proposal. If, at the MIC Meeting, the number of shares of MIC Common Stock present or represented by proxy and voting in favor of the Charter Amendment Proposal or the MIC Merger Proposal is insufficient to approve any such proposal, MIC intends to move to adjourn the MIC Meeting to a later date or dates in order to enable the MIC Board to solicit additional proxies. In addition, pursuant to the MIC Bylaws, the chair of the MIC Meeting may adjourn the MIC Meeting to a later date or dates, for any reason deemed necessary by the chair, without MIC stockholder approval.

MIC is asking MIC stockholders to approve the adjournment of the MIC Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Charter Amendment Proposal or the MIC Merger Proposal.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of MIC Common Stock entitled to vote at the MIC Meeting on such proposal.

The MIC Board unanimously recommends that MIC stockholders vote “FOR” the Adjournment Proposal.

FWAC’S EXTRAORDINARY GENERAL MEETING

General

FWAC is furnishing this joint proxy statement/prospectus to the FWAC’s shareholders as part of the solicitation of proxies by the FWAC Board for use at the FWAC Meeting to be held on                , 2023 and at any postponement or adjournment thereof. This joint proxy statement/prospectus is first being furnished to our shareholders on or about                , 2023 in connection with the vote on the FWAC Proposals set forth herein. This joint proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the FWAC Meeting.

Date, Time and Place

The FWAC Meeting will be held at        :        a.m., Eastern Time, on                , 2023 at 1050 Connecticut Avenue NW, Washington, D.C. 20036 as well as virtually at https://www.cstproxy.com/fwac3/sm2023, or such other date, time and place to which such FWAC Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. To provide all of FWAC’s shareholders across the United States and abroad an opportunity to participate in the FWAC Meeting, we are planning for the FWAC Meeting to be held virtually over the Internet, but the physical location of the FWAC Meeting will remain at the location specified above for the purposes of our Memorandum and Articles of Association. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and FWAC. The virtual FWAC Meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of shareholders entitled to vote at the FWAC Meeting and submit questions during the FWAC Meeting via a live audio cast available at                 .

Virtual Meeting Registration

To register for the virtual FWAC Meeting, please follow these instructions as applicable to the nature of your ownership of our FWAC Ordinary Shares.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to https://www.cstproxy.com/fwac3/sm2023 or www.cstproxyvote.com, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the FWAC Meeting you will need to log back into the FWAC Meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual FWAC Meeting.

Beneficial shareholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and emailing a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the FWAC Meeting with a link and instructions for entering the virtual FWAC Meeting. Beneficial shareholders should contact Continental at least five business days prior to the FWAC Meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial shareholders who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental’s contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.

You can listen only to the FWAC Meeting, but will not be able to vote or enter questions, by using the following information:

U.S. and Canada Toll Free: +1 (800) 450-7155

International Toll: +1 (857) 999-9155

Participant Passcode: 5852735#

FWAC Record Date; Who is Entitled to Vote

FWAC has fixed the close of business on June 23, 2023, as the record date for determining those FWAC shareholders entitled to notice of and to vote at the FWAC Meeting. As of the close of business on June 23, 2023, there were 8,223,302 FWAC Ordinary Shares issued and outstanding and entitled to vote, of which 1,348,302 are FWAC Class A Shares and 6,875,000 are FWAC Class B Shares. Each holder of FWAC Ordinary Shares is entitled to one vote per share on each FWAC Proposal, except for the Directors Proposal, whereby, pursuant to the Memorandum and Articles of Association, only holders of FWAC Class B Shares are entitled to vote. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, the FWAC Founders entered into the Letter Agreement, pursuant to which they agreed to, among other things, vote any FWAC Ordinary Shares owned by them in favor of our initial business combination. The FWAC Founders also entered into the Sponsor Agreement, pursuant to which they agreed to, among other things, vote in favor of the proposals set forth in this joint proxy statement/prospectus; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. As of the date of this joint proxy statement/prospectus, the FWAC Founders hold approximately 94.6% of the outstanding FWAC Ordinary Shares and 100% of the FWAC Class B Shares. FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the votes to approve the proposals to be presented at the FWAC Meeting either require (a) the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting or (b) at least two-thirds of the votes cast at a meeting at which a quorum is present, in each case the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve such proposals. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Quorum and Required Vote for Shareholder Proposals

A quorum of FWAC shareholders is necessary to hold a valid meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding FWAC Ordinary Shares entitled to attend and vote at the FWAC Meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum. Under Cayman Islands law, abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting, and accordingly will have no effect on any of the FWAC Proposals. Due to the FWAC Founders’ level of ownership and obligation to attend the FWAC Meeting pursuant to the Letter Agreement and Sponsor Agreement, FWAC expects the quorum requirments to be met by the attendance of the FWAC Founders, without the attendance of other shareholders.

Approval of each of the Merger Proposal, the Governance Proposals, the Nasdaq Proposal, the Directors Proposal, the Share Plan Proposal and the FWAC Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares present in person or represented by proxy at the FWAC Meeting or any postponement or adjournment thereof and entitled to vote on such matter. Pursuant to the Memorandum and Articles of Association, only holders of FWAC Class B Shares may vote on the Directors Proposal.

Approval of each of the Domestication Proposal and the Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares present in person or represented by proxy at the FWAC Meeting or any postponement or adjournment thereof and entitled to vote on such matter.

The Merger Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal are each cross-conditioned on the approval of each other. The Governance Proposals and the FWAC Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus. Each of the Directors Proposal and the Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals.

The FWAC Founders hold approximately 94.6% of the outstanding FWAC Ordinary Shares and 100% of the FWAC Class B Shares. FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the FWAC Proposals described above. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Voting Your Shares

Each FWAC Ordinary Share that you own in your name entitles you to one vote on each FWAC Proposal (other than the Directors Proposal) for the FWAC Meeting. Your proxy card shows the number of FWAC Ordinary Shares that you own.

There are two ways to ensure that your FWAC Ordinary Shares are voted at the FWAC Meeting:

•

You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the FWAC Board. The FWAC Board recommends voting “FOR” each of the proposals set forth in this joint proxy statement/prospectus. If you hold your FWAC Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the FWAC Meeting.

•

You can participate in the FWAC Meeting and vote during the FWAC Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way FWAC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR EXECUTED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	if you are a record holder, you may notify our proxy solicitor, Morrow Sodali, in writing before the FWAC Meeting that you have revoked your proxy; or

•	you may participate in the FWAC Meeting, revoke your proxy, and vote during the FWAC Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your FWAC Ordinary Shares, you may contact Morrow Sodali, our proxy solicitor, as follows:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Call Collect: +1 (203) 658-9400

Call Toll Free: (800) 662-5200

Email: IMRA@info.morrowsodali.com

No Additional Matters May Be Presented at the FWAC Meeting

The FWAC Meeting has been called only to consider the approval of the Merger Proposal, the Domestication Proposal, the Charter Proposal, the Governance Proposals, the Director Proposal, the Share Plan Proposal, the Nasdaq Proposal and the FWAC Adjournment Proposal. Under our Memorandum and Articles of Association, other than procedural matters incident to the conduct of the FWAC Meeting, no other matters may be considered at the FWAC Meeting if they are not included in the notice of the FWAC Meeting.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, a holder of FWAC Class A Shares (other than Private Placement Shares) may demand that FWAC redeem such FWAC Class A Shares for cash in connection with a business combination. You may not elect to redeem your FWAC Class A Shares prior to the completion of a business combination.

If you are a public shareholder, other than a holder of Private Placement Shares, and you seek to have your shares redeemed, you must submit your request in writing that we redeem your FWAC Class A Shares for cash no later than                :                5:00 p.m., Eastern Time on                , 2023 (at least two business days before the FWAC Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A public shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the FWAC Class A Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must tender the FWAC Class A Shares for which you are electing redemption at least two business days before the FWAC Meeting by either:

•	Delivering certificates representing the FWAC Class A Shares to Continental, or

•	Delivering the FWAC Class A Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the FWAC Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the FWAC Meeting.

Public shareholders may seek to have their FWAC Class A Shares redeemed regardless of whether they vote for or against the Merger and whether or not they are holders of FWAC Class A Shares as of the FWAC Record Date. Any public shareholder who holds FWAC Class Shares on or before                , 2023 (at least two business days before the FWAC Meeting) will have the right to demand that his, her or its FWAC Class A Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Merger.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your FWAC Class A Shares to Continental electronically using DTC’s DWAC system, in each case, at least two business days before the FWAC Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your FWAC Class A Shares through the DWAC system. Delivering FWAC Class A Shares physically may take significantly longer. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is FWAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. FWAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Shareholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their FWAC Class A Shares before exercising their redemption rights and thus will be unable to redeem their FWAC Class A Shares.

In the event that a public shareholder tenders its FWAC Class A Shares and decides prior to the consummation of the Merger that it does not want to redeem its FWAC Class A Shares, the shareholder may withdraw the tender. In the event that a public shareholder tenders FWAC Class A Shares and the Merger is not completed, these FWAC Class A Shares will not be redeemed for cash and the physical certificates representing these FWAC Class A Shares will be returned to the public shareholder promptly following the determination that the Merger will not be consummated. FWAC anticipates that a public shareholder who tenders FWAC Class A Shares for redemption in connection with the vote to approve the Merger would receive payment of the redemption price for such FWAC Class A Shares soon after the completion of the Merger.

If properly demanded by FWAC’s public shareholders, FWAC will redeem each FWAC Class A Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger. As of the FWAC Record Date, this would amount to approximately $10.79 per share. If you exercise your redemption rights, you will be exchanging your FWAC Class A Shares for cash and will no longer own the FWAC Class A Shares.

Notwithstanding the foregoing, a holder of FWAC Class A Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the FWAC Class A Shares.

If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Merger.

Appraisal Rights

Appraisal rights are not available to security holders of FWAC in connection with the proposed Merger.

Proxies and Proxy Solicitation Costs

FWAC is soliciting proxies on behalf of the FWAC Board. This solicitation is being made by mail but also may be made by telephone or in person. FWAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. FWAC will bear the cost of solicitation. Morrow Sodali, a proxy solicitation firm that FWAC has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $32,500 and be reimbursed out-of-pocket expenses.

FWAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FWAC will reimburse them for their reasonable expenses.

PROPOSAL 1—THE MERGER PROPOSAL

We are asking our shareholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our shareholders should read carefully this joint proxy statement/prospectus in its entirety, including the subsection below titled “The Merger—The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our shareholders to read carefully the Merger Agreement in its entirety before voting on this proposal. Copies of the Merger Agreement and First Amendment are attached as Annex A-1 and Annex A-2, respectively, to this joint proxy statement/prospectus.

Vote Required for Approval

The approval of the Merger Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The Merger Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Merger Proposal will have no effect, even if approved by holders of FWAC Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Merger Proposal is the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting, the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the Merger Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that Fifth Wall Acquisition Corp. III’s entry into the Merger Agreement, dated as of December 13, 2022 (the “Merger Agreement”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, by and among Fifth Wall Acquisition Corp. III, Queen Merger Corp. I and Mobile Infrastructure Corporation (a copy of each of which is attached to the joint proxy statement/prospectus as Annex A-1 and Annex A-2, respectively), pursuant to which, among other things, following the Domestication of Fifth Wall Acquisition Corp. III to the State of Maryland, the merger of Queen Merger Corp. I with and into Mobile Infrastructure Corporation (the “First Merger”), with Mobile Infrastructure Corporation surviving the First Merger as a wholly owned subsidiary of FWAC, followed by the merger of Mobile Infrastructure Corporation with and into FWAC (the “Second Merger”) with FWAC surviving the Second Merger, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2—THE DOMESTICATION PROPOSAL

Overview

If the Merger Proposal is approved, then FWAC is asking its shareholders to approve this Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger.

As a condition to Closing, the FWAC Board has unanimously approved a change of FWAC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and converting by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL and Part XII of the Cayman Islands Companies Act. To effect the Domestication, FWAC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file articles of incorporation and articles of conversion with the Maryland State Department of Assessments and Taxation, under which FWAC will be domesticated and continue as a Maryland corporation.

As a result of the Domestication:

•	Each then-issued and outstanding FWAC Class A Share will convert automatically, on a one-for-one basis, into a share of New MIC Common Stock; and

•	Each then-issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into a share of New MIC Common Stock.

The Domestication Proposal, if approved, will approve a change of FWAC’s jurisdiction of incorporation from the Cayman Islands to the State of Maryland. Accordingly, while FWAC is currently governed by the Cayman Islands Companies Act, upon the Domestication, New MIC will be governed by the MGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Stockholders’ Rights”. Additionally, we note that if the Domestication Proposal is approved, then FWAC will also ask its shareholders to approve the Proposed Charter (discussed below), which, if approved, will replace the Memorandum and Articles of Association with the charter of New MIC under the MGCL. The Proposed Charter differs in certain material respects from the Memorandum and Articles of Association and we encourage shareholders to carefully consult the information set out below under “Proposals 4(A)-4(I)—Governance Proposals,” the Memorandum and Articles of Association of FWAC, and the Proposed Charter and Proposed Bylaws of New MIC attached hereto as Annex B and Annex C.

Reasons for the Domestication

The FWAC Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Maryland. Further, the FWAC Board believes that any direct benefit that the MGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The FWAC Board believes that there are several reasons why a reincorporation in Maryland is in the best interests of FWAC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•	Maryland has no franchise tax for corporations.

•

Maryland law provides for (a) a broad, stable standard of conduct for directors of corporations, which is much less susceptible to shifting changes based on individual cases, and a presumption that directors satisfy this standard of conduct, (b) broad exculpation of directors and officers from liability for money damages in lawsuits by stockholders or by or in the right of corporations and (c) broad indemnification and reimbursement of litigation expenses, which may facilitate New MIC’s efforts to attract and retain qualified directors and officers.

•	Maryland law offers additional protections in the event of an unsolicited takeover attempt that FWAC believes should better protect stockholder interests.

•

The charter of a Maryland corporation may permit the board of directors of a Maryland corporation, under certain circumstances, to amend the charter to increase or decrease authorized but unissued shares of stock without a stockholder vote, which FWAC believes will provide New MIC with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise on a time-sensitive basis in rapidly changing global financial markets.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The Domestication Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of FWAC Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Domestication Proposal is at least two-thirds of the votes cast at a meeting at which a quorum is present, the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the Domestication Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution, that FWAC be transferred by way of continuation to Maryland pursuant to Part XII of the Companies Act (as revised) of the Cayman Islands and Subtitle 9 of the General Corporation Law of the State of Maryland and, immediately upon being de-registered in the Cayman Islands, FWAC be continued and domesticated as a corporation under the laws of the State of Maryland.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3—THE CHARTER PROPOSAL

Overview

Our shareholders are being asked to adopt the Proposed Charter in the form attached to this joint proxy statement/prospectus as Annex B, which, in the judgment of the FWAC Board, is necessary to adequately address the needs of New MIC following the Domestication and the consummation of the Merger.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this joint proxy statement/prospectus as Annex B:

1.	Name Change: In connection with the Merger, change our name from “Fifth Wall Acquisition Corp. III” to “Mobile Infrastructure Corporation.”

2.

Corporate Purpose: Provide that the purpose of the post-combination company is “to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT under the Code for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force” and delete a prior provision in Article 49 pertaining to a blank-check company.

3.

Authorized Shares: Provide for one class of common stock of New MIC, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (except as specified in the Proposed Charter), and provide for a capital structure of New MIC that will enable it to continue as an operating company governed by the MGCL. The capital structure of FWAC will be changed from (i) 200,000,000 FWAC Class A Shares, 20,000,000 FWAC Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of FWAC to (ii) 500,000,000 shares of New MIC Common Stock and 100,000,000 shares of preferred stock of New MIC, par value $0.0001 per share, of which 50,000 shares will be classified as New MIC Series A Preferred Stock, 97,000 shares will be classified as New MIC Series 1 Preferred Stock and 60,000 shares will be classified as Series 2 Preferred Stock.

4.

Removal of Directors: Provide that subject to the rights of the holders of any outstanding class or series of preferred stock, any director, or the entire New MIC Board, may be removed, for cause, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

5.

Provisions Related to Status as Blank Check Company: Provide for certain amendments to better reflect New MIC’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve New MIC and allow it to continue as a corporate entity with perpetual existence following consummation of the Merger.

6.

Restrictions and Limitations on Ownership and Transfer of Shares: Provide ownership and transfer restrictions which, among other purposes, are designed to assist New MIC in complying with certain U.S. federal income tax requirements applicable to REITs, which will be helpful in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to qualify as a REIT.

Reason for the Amendments

The FWAC Board’s reasons for proposing the Charter Proposal are set forth below. The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

1.

Name Change: Our name is Fifth Wall Acquisition Corp. III. The FWAC Board believes the name of the post-combination company should more closely align with the name of the post-Merger operating business and therefore has proposed the name change.

2.	Corporate Purpose: Our Board believes this change is appropriate to remove language applicable to a blank check company.

3.

Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New MIC that will enable it to continue as an operating company governed by the MGCL. The FWAC Board believes that it is important for FWAC to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.

Removal of Directors: The Memorandum and Articles of Association provide that before a business combination, only holders of FWAC Class B Shares may elect or remove any director, and that after a business combination, shareholders may by an ordinary resolution remove any director. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of a majority of the votes entitled to be cast generally in the election of directors. The Proposed Bylaws provide that directors will be elected by a plurality voting standard. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the corporation through bad faith or active and deliberate dishonesty. The FWAC Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New MIC’s business operations would serve on the New MIC Board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the New MIC Board.

5.

Provisions Related to Status as Blank Check Company: The FWAC Board believes that making corporate existence perpetual is desirable to reflect the Merger with MIC. The elimination of certain provisions related to FWAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Merger. For example, the Proposed Charter does not include the requirement to dissolve New MIC and allows it to continue as a corporate entity with perpetual existence following consummation of the Merger. Perpetual existence is the usual period of existence for public corporations, and the FWAC Board believes it is the most appropriate period for New MIC following the Merger. In addition, certain other provisions in FWAC’s current organizational documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of FWAC has occurred. These provisions cease to apply once the Merger is consummated and are therefore not included in the Proposed Charter.

6.

Restrictions and Limitations on Ownership and Transfer of Shares: New MIC currently does not qualify as a REIT but may, in the future, seek to elect to qualify as a REIT pursuant to the Code. The limitations and restrictions on ownership and transfer of New MIC stock pursuant to the Proposed Charter are intended to facilitate such election if the New MIC Board determines that it is in the best interests of New MIC to elect to qualify as a REIT at a future time.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds (2/3) of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The Charter Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Charter Proposal will have no effect, even if approved by holders of FWAC Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Charter Proposal is at least two-thirds of the votes cast at a meeting at which a quorum is present, the FWAC Founders hold and intend to vote vote a sufficient number of FWAC Ordinary Shares to approve the Charter Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution, that the Memorandum and Articles of Association currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter, a copy of which is attached to the joint proxy statement/prospectus as Annex B, including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “Mobile Infrastructure Corporation.””

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE CHARTER PROPOSAL.

PROPOSAL 4(A) – 4(I)—THE GOVERNANCE PROPOSALS

Overview

Our shareholders are also being asked to vote on nine separate proposals with respect to certain governance provisions in the Proposed Organizational Documents, which are being presented separately in order to give FWAC shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, FWAC and MIC intend that the Proposed Charter and Proposed Bylaws, in the forms attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively will take effect at the Closing of the Merger, assuming approval of the Charter Proposal (Proposal 3) and the other Cross-Conditioned Proposals. In the judgment of the FWAC Board, these provisions are necessary to adequately address the needs of New MIC following the Domestication and the consummation of the Merger.

The Proposed Organizational Documents differ materially from the Memorandum and Articles of Association. The following table sets forth a summary of the principal, material changes proposed to be made between the Memorandum and Articles of Association and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Memorandum and Articles of Association, the complete text of the Proposed Charter, a copy of which is attached to this joint proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this joint proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Memorandum and Articles of Association are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the MGCL, we encourage shareholders to carefully consult the information set out under the sections entitled “Proposal 3 – The Charter Proposal” and “Comparison of Stockholders’ Rights”.

	Memorandum and Articles of Association	Proposed Organizational Documents
Authorized Shares (Non-Binding Governance Proposal 4(A))

The Memorandum and Articles of Association authorize 200,000,000 FWAC Class A Shares, 20,000,000 FWAC Class B Shares and 1,000,000 preference shares, par value $0.0001 per share, of FWAC.

See paragraph 5 of the Memorandum and Articles of Association.

The Proposed Charter authorized shares, consisting of 500,000,000 shares of New MIC Common Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares will be classified as Series A Convertible Redeemable Preferred Stock, 97,000 shares will be classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 will be classified as Series 2 Convertible Preferred Stock.

See Article VI of the Proposed Charter.

Changes to the Aggregate Number of Shares (Non-Binding Governance Proposal 4(B))

The Memorandum and Articles of Association permit the FWAC Board to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise.

See Article 3 of the Memorandum and Articles of Association.

The Memorandum and Articles of Association permit the FWAC Board,

with the written approval of a majority of

The Proposed Charter permits the New MIC Board, with the approval of a majority of the entire New MIC Board and without any action by the shareholders of the corporation, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New MIC has authority to issue.

See Article VI of the Proposed Charter.

	Memorandum and Articles of Association	Proposed Organizational Documents

the FWAC Board, to increase FWAC’s share capital and with such rights, priorities and privileges as set forth in the written resolution.

See Article 18 of the Memorandum and Articles of Association.

The Memorandum and Articles of Association permit FWAC, by special resolution of its shareholders, to reduce its share capital or any capital redemption reserve fund.

See Article 18 of the Memorandum and Articles of Association.

Reclassification of Shares (Non-Binding Governance Proposal 4(C))

The Memorandum and Articles of Association permit the FWAC Board to allot, issue, grant options over or otherwise dispose of shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise.

See Article 3 of the Memorandum and Articles of Association.

The Proposed Charter permits the New MIC Board to classify and reclassify any or all shares of New MIC Common Stock and preferred stock into one or more classes or series of stock, with such terms and conditions as may be expressly determined by the New MIC Board and as may be permitted by the MGCL.

See Article VI of the Proposed Charter.

Exclusive Forum (Non-Binding Governance Proposal 4(D))	The Memorandum and Articles of Association do not include provisions related to exclusive forum.

The Proposed Bylaws adopt the Circuit Court of Baltimore City, Maryland as the exclusive forum for certain stockholder litigation, unless New MIC consents in writing to the selection of an alternative forum.

See Article XIII of the Proposed Bylaws.

Removal of Directors (Non-Binding Governance Proposal 4(E))

The Memorandum and Articles of Association provide that before a business combination, only holders of FWAC Class B Shares may appoint and remove any director, and that after a business combination, shareholders may by an Ordinary Resolution appoint and remove any director.

See Article 29 of the Memorandum and Articles of Association.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. Directors will be elected by a plurality voting standard.

See Article V of the Proposed Charter.

Ownership and Transfer Restrictions (Non-Binding Governance Proposal 4(F))	The Memorandum and Articles of Association provide that any member may transfer (pursuant to applicable law, rules and regulations) all or any of its shares by	The Proposed Charter establishes ownership and transfer restrictions in the Proposed Charter, which, among other purposes, are designed to assist New MIC

	Memorandum and Articles of Association	Proposed Organizational Documents

a written instrument of transfer, executed by the transferor, which will remain the holder of a share until the name of the transferee is entered into the register of members.

See Article 7 of the Memorandum and Articles of Association.

in complying with certain U.S. federal income tax requirements applicable to REITs, which will be helpful in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to attempt to qualify as a REIT.

See Article VII of the Proposed Charter.

Exclusive Power to Amend the Bylaws (Non-Binding Governance Proposal 4(G))

The Memorandum and Articles of Association permit the FWAC Board, with the approval of a majority of the FWAC Board, to increase FWAC’s capital share, consolidate and divide all or any of its share capital into shares of larger amount than its existing shares, convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination, divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without par value, or cancel any shares that have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares cancelled.

See Article 18 of the Memorandum and Articles of Association.

The Memorandum and Articles of Association permit FWAC, by special resolution of its shareholders, to change its name, alter or add to the Articles of Association, alter or add to the Memorandum with respect to any objects, powers or other matters specified therein, or reduce its share capital or any capital redemption reserve fund.

See Article 18 of the Memorandum and Articles of Association.

The Proposed Bylaws provide the New MIC Board with the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws. See Article XIV of the Proposed Bylaws.

Board Structure and Filling of Board Vacancies (Non-Binding Governance Proposal 4(H))

The Memorandum and Articles of Association provide that, in the interim between annual general meetings or extraordinary general meetings, any vacancy in the FWAC Board may be filled by the vote of a majority of the remaining directors then in office (although less than a quorum), or by the sole remaining director.

See Article 27 of the Memorandum and Articles of Association

The Proposed Organizational Document provide for a declassified board structure, in which each director is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. The Proposed Organizational Documents also provide that any vacancy on the New MIC Board may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a

	Memorandum and Articles of Association	Proposed Organizational Documents

quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

See Article V of the Proposed Charter and Article III of the Proposed Bylaws.

Blank Check Company (Non-Binding Governance Proposal 4(I))

The Memorandum and Articles of Association include provisions related to FWAC’s status as a blank check company prior to the consummation of a business combination.

See Article 49 of the Memorandum and Articles of Association.

The Proposed Organizational Documents do not include such provisions related to FWAC’s status as a blank check company, which no longer will apply upon consummation of the Merger, as FWAC will cease to be a blank check company at such time.

Reasons for Amendments

Governance Proposal 4(A) — Changes in Share Capital

This amendment would increase the authorized share capital of FWAC from (a) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (b) 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares will be classified as Series A Convertible Redeemable Preferred Stock, 97,000 shares will be classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 will be classified as Series 2 Convertible Preferred Stock.

As of the date of this joint proxy statement/prospectus, there are 1,348,302 FWAC Class A Shares and 6,875,000 FWAC Class B Shares issued and outstanding.

In connection with the Domestication, each then issued and outstanding FWAC Class A Share and each FWAC Class B Share will convert automatically by operation of law, on a one-for-one basis, into a share of New MIC Common Stock. See “Proposal 2 - The Domestication Proposal”.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each outstanding share of MIC Common Stock, other than MIC Common Stock held by any Mobile Company, will be automatically cancelled and converted into a right to receive a number of shares of New MIC Common Stock equal to the Exchange Ratio and (ii) each outstanding share of MIC Preferred Stock will be automatically cancelled and converted into a right to receive the applicable MIC Preferred Stock Merger Consideration.

Accordingly, up to 26,889,330 shares of New MIC Common Stock may be issued in connection with the Merger. In addition, 2,862 shares of New MIC Series A Convertible Redeemable Preferred Stock, 39,811 shares of New MIC Series 1 Convertible Redeemable Preferred Stock and 46,000 shares of Series 2 Preferred Stock are expected to be issued in connection with the Merger. For further details, see “Proposal 1 - The Merger Proposal”.

In order to ensure that New MIC has sufficient authorized capital for future issuances, the FWAC Board has approved, subject to shareholder approval, that the Proposed Charter change the authorized share capital of FWAC from (a) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to

(b) 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. This amendment provides for the increase necessary to consummate the Merger and also provides flexibility for future issuances of New MIC Common Stock and preferred stock by New MIC, including for future acquisitions, capital raising transactions, stock dividends, issuances under the Incentive Award Plan and for any other proper corporate purpose, if determined by the New MIC Board to be in the best interests of New MIC without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Governance Proposal 4(B) — Authorization of the Board to Amend the Charter from Time to Time to Increase or Decrease the Number of Authorized Shares of Stock

This amendment will authorize the New MIC Board, with the approval of a majority of the entire New MIC Board and without any action by the shareholders of the corporation, to amend the Proposed Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that New MIC has authority to issue.

The FWAC Board believes that the New MIC Board’s power to amend the Proposed Charter to increase the authorized number of shares of stock authorized thereunder is typical of governance provisions commonly included in the charters of Maryland-incorporated companies and is advisable to facilitate the financing of future acquisitions and other business needs with the same tools employed by its competitors. For further details, see also “Governance Proposal 4(C)” below.

Governance Proposal 4(C) — Authorization of the Board to Classify and Reclassify New MIC Common Stock and Preferred Stock of New MIC

This amendment will authorize the New MIC Board, without stockholder approval, to classify and reclassify any unissued shares of New MIC Common Stock and preferred stock of New MIC into other classes or series of stock. Prior to issuance of shares of each class or series, the New MIC Board is required by the MGCL and the Proposed Charter to set, subject to the charter restrictions on ownership and transfer of New MIC stock and the terms of a class or series of stock of New MIC outstanding at such time, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the stock. The FWAC Board believes that these shares of common and preferred stock will provide New MIC with needed flexibility to issue shares of common and preferred stock in the future in a timely manner and under circumstances the New MIC Board considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Issuing shares of preferred stock is a well-recognized and commonly-employed financing tool that could be used by New MIC, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that New MIC can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of preferred stock may, depending on market conditions, provide New MIC with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common stockholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain stockholder approval of specific terms of a class or series of stock. Obtaining stockholder approval is a process that generally takes a minimum of six to eight weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing stockholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment or supplement. Since interest rates may change dramatically over a six- to eight-week period, it would be highly unlikely for the terms of a preferred stock offering (particularly the dividend rate) to remain static over the period required to obtain stockholder approval.

Authorized but unissued shares of New MIC Common Stock and preferred stock of New MIC may enable the New MIC Board to render it more difficult or to discourage an attempt to obtain control of New MIC and thereby protect the continuity of or entrench its management, which may adversely affect the market price of New MIC Common Stock. If, in the due exercise of its duties, for example, the New MIC Board was to determine that a takeover proposal was not in the best interests of New MIC, such common or preferred stock could be issued by the New MIC Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New MIC Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New MIC Board to issue the authorized shares of New MIC Common Stock and preferred stock of New MIC without further approvals will enable New MIC to have the flexibility to issue such stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New MIC currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of New MIC Common Stock or preferred stock for such purposes.

Governance Proposal 4(D) — Adopting the Circuit Court for Baltimore City, Maryland as Exclusive Forum for Certain Stockholder Litigation

This amendment will provide that, unless otherwise consented to by New MIC in writing, the Circuit Court for Baltimore City, Maryland (or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division) will be the sole and exclusive forum for the following types of actions or proceedings: (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on New MIC’s behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of New MIC’s directors, officers or other employees to New MIC or to its shareholders, (d) any action asserting a claim against New MIC or any of its directors, officers or other employees arising pursuant to any provision of the MGCL or the Proposed Charter or the Proposed Bylaws or (e) any other action asserting a claim against New MIC or any of its directors, officers or other employees that is governed by the internal affairs doctrine.

Although the Proposed Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. We believe these provisions will benefit New MIC by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that Maryland courts are best suited to address disputes involving Maryland corporate law given that FWAC intends to incorporate in Maryland (pending approval of the Domestication Proposal discussed above), Maryland law generally applies to such matters, and Maryland courts have a reputation for expertise in Maryland corporate law matters. Maryland offers a business and technology case management program to enable circuit courts in Maryland to handle business and technology matters in a coordinated, efficient and responsive manner. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New MIC’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, FWAC believes that New MIC should retain the ability to consent to an alternative forum on a case-by-case basis where New MIC determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of New MIC’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with New MIC or its directors, officers or employees, which may discourage such lawsuits against New MIC and its directors, officers and other employees.

Governance Proposal 4(E) — Requirement that, in General, Directors may Only be Removed for Cause

FWAC’s Memorandum and Articles of Association provide that, prior to the completion of an initial business combination, holders of a majority of the Class B Shares may remove a member of the FWAC Board for any reason. Pursuant to this amendment, subject to the rights of holders of preferred stock, any director or the entire New MIC Board may be removed from office at any time, but only for cause, and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

FWAC believes that such a standard will increase board continuity and the likelihood that experienced board members with familiarity of New MIC’s business operations would serve on the New MIC Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third party to acquire control of New MIC without the approval of the New MIC Board.

Governance Proposal 4(F) — REIT Ownership and Transfer Restrictions

In order for New MIC to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which New MIC elects to qualify as a REIT. Additionally, at least 100 persons must beneficially own New MIC’s stock during at least 335 days of a taxable year (other than the first taxable year for which New MIC elects to be taxed as a REIT). Accordingly, the Proposed Charter, with certain exceptions, will authorize the New MIC Board to take such actions as are necessary and desirable to preserve New MIC’s qualification as a REIT. The Proposed Charter will also provide that, with an exception for “Existing Holders” and persons otherwise exempted by the New MIC Board, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of each class or series of stock of New MIC, including New MIC Common Stock, New MIC Preferred Stock and Series 2 Preferred Stock, or 9.8% in value of the outstanding shares of all classes and series of New MIC’s capital stock. The New MIC Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in New MIC being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits are intended to, among other purposes, assist New MIC in qualifying as a REIT in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of New MIC that might involve a premium price for shares of New MIC Common Stock or otherwise be in the best interests of its stockholders.

Governance Proposal 4(G) — Board’s Exclusive Power over Amendments to the Proposed Bylaws

The Proposed Bylaws provide that the New MIC Board will have the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws.

FWAC believes that the New MIC Board’s exclusive power over amendments to the Proposed Bylaws contemplated by Proposal 4(G) are typical of governance provisions commonly included in the bylaws of Maryland-incorporated companies and advisable for the following reasons: (a) under Maryland law, each of the directors owe legal duties to New MIC, including to act in good faith, in a manner reasonably believed to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances, whereas certain shareholders who are not bound by any legal duty may act only in their own interests; (b) under Maryland law, the New MIC Board has an obligation to direct the management of the business and affairs of New MIC, and certain destabilizing shareholder-proposed bylaw amendments, particularly those motivated by short-term gains, may prevent the New MIC Board from effectively directing the management of the business for the long-term best interests of the corporation, which could lead to costly litigation; and (c) means will exist for stockholders to propose non-binding amendments to the Proposed Bylaws and other changes to the management of the business and affairs of the corporation, including New MIC’s advance notice provisions in the Proposed Bylaws and SEC Rule 14a-8. Accordingly, FWAC believes that the New MIC Board is in the best position to consider possible future amendments to the Proposed Bylaws (including those proposed by shareholders in accordance with the provisions of the Proposed Bylaws), and the New MIC Board will adopt such amendments only after concluding that such amendments are in the best interests of the corporation and its stockholders.

Governance Proposal 4(H) — Elimination of Classified Board and Provide the Board with the Exclusive Power to Fill Vacancies on the Board

FWAC’s Memorandum and Articles of Association provide that the FWAC Board is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in size as is practicable. Accordingly, each class generally consists of one-third of the total number of directors constituting the entire FWAC Board, with each class serving staggered three-year terms. In addition, FWAC’s Memorandum and Articles of Association provide that, prior to the completion of an initial business combination, any vacancy on the FWAC Board may be filled by a nominee chosen by holders of a majority of the FWAC Class B Shares.

The Proposed Charter, on the other hand, provides that each of the members of the New MIC Board will be elected by New MIC’s common stockholders on an annual basis. Accordingly, the classified board structure of FWAC will be eliminated. FWAC believes there are arguments in favor of retaining a classified board structure, including that classified three-year terms for directors can be consistent with and supportive of a company’s long-term business and investment strategy, that a classified board structure can help to safeguard against coercive attempts to acquire control over a company, and that a classified board assists in attracting candidates for the board by giving them adequate time to become familiar with the company, the board and management. However, after careful consideration, FWAC determined that, although there continue to be strong arguments in favor of continuing a classified board, it is advisable and in the best interests of New MIC to eliminate the classification of the board, including that the annual election of directors could have the effect of increasing director accountability, would give stockholders the opportunity to express their views on the performance of each director annually, and has become the norm for many public companies, including competitors of New MIC. In addition, the amendments provide that a vacancy following the removal of a director or a vacancy created by an increase in the number of directors or the death, resignation, adjudicated incompetence or other incapacity of a director of New MIC may be filled only by a vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurs. Given the annual election of directors and the ability of stockholders to nominate directors under the advance notice provisions of the Proposed Bylaws, FWAC believes providing the New MIC Board with the exclusive power to fill vacancies on the board is advisable and will enhance the long-term business and investment strategy of New MIC.

Non-Binding Governance Proposal 4(I) — Provisions Related to Status as Blank Check Company

The FWAC Board believes that changing New MIC’s corporate name from “Fifth Wall Acquisition Corp. III” to “Mobile Infrastructure Corporation” and making New MIC’s corporate existence perpetual is desirable to reflect the Merger with MIC and to clearly identify New MIC as the publicly traded entity.

The elimination of certain provisions related to FWAC’s status as a blank check company is desirable because these provisions will serve no purpose following the Merger. For example, the Proposed Organizational Documents do not include the requirement to dissolve FWAC and instead allow New MIC to continue as a corporate entity with perpetual existence following consummation of the Merger. Perpetual existence is the usual period of existence for public corporations, and the FWAC Board believes it is the most appropriate period for New MIC following the Merger. In addition, certain other provisions in FWAC’s Memorandum and Articles of Association require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of FWAC has occurred. These provisions cease to apply once the Merger is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of each Governance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares present in person or represented by proxy at the FWAC Meeting or any postponement or adjournment thereof and entitled to vote on such matter. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The approval of each Governance Proposal is not conditioned on any other proposal. A vote to approve a Governance Proposal is an advisory vote, and therefore, is not binding on FWAC. Accordingly, regardless of the outcome of the non-binding advisory vote, FWAC intends that each of the Proposed Charter and Proposed Bylaws, in the forms set forth in Annex B and Annex C of the joint proxy statement/prospectus, respectively, and containing the provisions noted above, will take effect at consummation of the Merger and the Domestication, assuming adoption of the Charter Proposal. While the vote is non-binding, we highly value the opinions of our shareholders and the New MIC Board intends to consider the outcome of this advisory vote in connection with future decisions regarding New MIC’s corporate governance policies and practices.

Resolutions

The full text of the resolutions to be voted upon are as follows:

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of Fifth Wall Acquisition Corp. III is increased from (i) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share, 20,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares will be classified as Series A Convertible Redeemable Preferred Stock, 97,000 shares will be classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 shares will be classified as Series 2 Convertible Preferred Stock.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Mobile Infrastructure Corporation board, with the approval of a majority of the entire board and without any action by the stockholders of the corporation, is authorized to amend the charter of Mobile Infrastructure Corporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the corporation has authority to issue.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Mobile Infrastructure Corporation board is authorized to classify and reclassify any or all shares of common stock and preferred stock into one or more classes or series of stock, with such terms and conditions as may be expressly determined by the Mobile Infrastructure Corporation board and as may be permitted by the Maryland General Corporation Law.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Circuit Court of Baltimore City, Maryland will be the exclusive forum for certain shareholder litigation, unless Mobile Infrastructure Corporation consents in writing to the selection of an alternative forum.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of Mobile Infrastructure Corporation, any director or the entire Mobile Infrastructure Corporation board may be removed from office at any time, but only for cause, and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors be approved.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the ownership and transfer restrictions in the Mobile Infrastructure Corporation charter, which, among other purposes, are designed to assist Mobile Infrastructure Corporation in complying with certain U.S. federal income tax requirements applicable to real estate investment trusts be approved, which will be helpful in the event that in the future the New MIC Board determines that it is in the best interests of New MIC to attempt to qualify as a REIT.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the amendment provisions in the Bylaws of Mobile Infrastructure Corporation, which provides that the Mobile Infrastructure Corporation board of directors will have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new bylaws be approved.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the classified board provisions in Fifth Wall Acquisition Corp. III’s existing amended and restated articles of association will no longer apply and that the Mobile Infrastructure Corporation board of directors will have the exclusive power to fill vacancies on the board of directors.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in Fifth Wall Acquisition Corp. III’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Merger be approved.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL 5—THE DIRECTORS PROPOSAL

Election of Directors

Upon the consummation of the Merger, the New MIC Board will consist of eight (8) directors. Assuming the Merger Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Proposal are approved at the FWAC Meeting, holders of FWAC Class B Shares are being asked to elect eight (8) directors to the New MIC Board, effective upon the consummation of the Merger. The election of these directors is contingent upon the closing of the Merger.

Pursuant to the Merger Agreement, FWAC has agreed to take all necessary action, including causing the directors of FWAC to resign, so that effective at the Closing, the entire New MIC Board will consist of eight (8) individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq or the NYSE.

At the FWAC Meeting, it is proposed that each of Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence T. Kellar, Danica Holley, Damon Jones, David Garfinkle and Brad Greiwe be elected as directors of New MIC upon consummation of the Merger. You can find the biographies for each of the eight (8) director nominees in the section titled “Management of New MIC after the Merger—Management and Board of Directors” in this joint proxy statement/prospectus. Directors will be elected at each annual meeting of stockholders and shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the New MIC Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Following consummation of the Merger, the election of directors of New MIC will be governed by the Proposed Charter and the laws of the State of Maryland.

Vote Required for Approval

Under the terms of the Memorandum and Articles of Association, only the holders of FWAC Class B Shares are entitled to vote on the election of directors to the FWAC Board.

The approval of the Directors Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of at least a majority of the votes cast by the holders of the FWAC Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its FWAC Class B Shares in favor of the Directors Proposal.

The Directors Proposal is conditioned on the approval of each of the Merger Proposal, the Domestication Proposal, the Nasdaq Proposal and the Charter Proposal. Therefore, if any of the Merger Proposal, the Domestication Proposal, the Nasdaq Proposal or the Charter Proposal is not approved, the Directors Proposal will have no effect, even if approved by holders of FWAC Class B Shares.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on Mobile Infrastructure Corporation’s board of directors upon the consummation of the Merger:

•	Manuel Chavez, III

•	Stephanie Hogue

•	Jeffrey B. Osher

•	Lorrence T. Kellar

•	Danica Holley

•	Damon Jones

•	David Garfinkle

•	Brad Greiwe.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTORS PROPOSAL.

PROPOSAL 6—THE SHARE PLAN PROPOSAL

Overview

We are asking New MIC’s stockholders to approve by ordinary resolution the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan and the material terms thereunder. The FWAC Board approved the Incentive Award Plan, prior to the FWAC Meeting, subject to shareholder approval at the FWAC Meeting. The Incentive Award Plan will become effective on the date on which it is approved by shareholders.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is attached to this joint proxy statement/prospectus as Annex N.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to promote the success and enhance the value of New MIC and the Operating Company, by linking the individual interests of employees, consultants and members of the New MIC Board to those of New MIC’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to New MIC’s stockholders. The Incentive Award Plan is further intended to provide flexibility to New MIC and the Operating Company and their subsidiaries in their ability to motivate, attract and retain the services of those individuals upon whose judgment, interest and special effort the successful conduct of New MIC’s and the Operating Company’s operation is largely dependent.

Description of Material Features of the Incentive Award Plan

This section summarizes certain material features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.

Eligibility and Administration

Employees, consultants and directors of New MIC, the Operating Company and the respective subsidiaries of New MIC and the Operating Company will be eligible to receive awards under the Incentive Award Plan. The Incentive Award Plan will be administered by the New MIC compensation committee, which may delegate its duties and responsibilities to another committee or subcommittee of the New MIC Board, subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The New MIC Board will administer the Incentive Award Plan with respect to awards to non-employee directors. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions.

Shares (or Profits Interest Units) Available for Awards

The aggregate number of shares of New MIC Common Stock (or Profits Interest Units (as described below)) that are available for issuance under awards granted pursuant to the Incentive Award Plan is 3,000,000, plus an additional number of shares of New MIC Common Stock (or Profits Interest Units) as follows:

An additional 687,500 shares of New MIC Common Stock (or Profits Interest Units) may be issued under the Incentive Award Plan, which shall be subject to the following vesting conditions:

•	343,750 of these shares of New MIC Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of New MIC Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) New MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their shares of New MIC Common Stock for cash, securities or other property; provided that in the event that these shares of New MIC Common Stock (or Profits Interest Units) have not vested prior to December 31, 2026, then such shares (or Profits Interest Units) shall immediately be delivered to New MIC for cancellation and for no consideration; and

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343,750 of these Shares of New MIC Common Stock (or Profits Interest Units) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per share of New MIC Common Stock for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) New MIC (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their shares of New MIC Common Stock for cash, securities or other property; provided that in the event that these shares of New MIC Common Stock (or Profits Interest Units) have not vested prior to December 31, 2028, then such shares (or Profits Interest Units) shall be delivered to New MIC immediately for cancellation and for no consideration.

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Moreover, 2,910,336 outstanding Profits Interest awards (comprised of LTIP Units and Performance Units) granted before the Incentive Award Plan became effective shall be subsumed under the Incentive Award Plan, and shall not count against the number of shares (or Profits Interest Units) authorized under the first paragraph of this section.

If an award under the Incentive Award Plan described in the first paragraph of this section is forfeited, cancelled, expires or otherwise terminated for any reason (without having been exercised or payment having been made in respect to the entire award), then any shares of New MIC Common Stock (or Profits Interest Units) subject to such award may, to the extent of such forfeiture, cancellation, expiration or termination, be used again for new grants under the Incentive Award Plan, and to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of New MIC Common Stock may be issued as incentive stock options. However, the following shares may not be added to the shares of New MIC Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan: (a) shares tendered or held back upon exercise of an option or settlement of an option, share appreciation right (“SAR”), or other award to cover the exercise price or tax withholding, (b) shares subject to a SAR that are not issued in connection with the share settlement of the SAR upon its exercise, and (c) shares repurchased by New MIC using option exercise proceeds.

Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares of New MIC Common Stock (or Profits Interest Units) authorized for grant under the Incentive Award Plan. There is no maximum number of shares of New MIC Common Stock (or Profits Interest Units) that may be subject to one or more awards granted to any one participant pursuant to the Incentive Award Plan in any calendar year.

Types of Awards

The Incentive Award Plan provides for the grant of stock options, including incentive stock options (“ISOs”), and nonqualified stock options (“NSOs”), restricted shares, dividend equivalent awards, share payment awards, restricted share units (“RSUs”), performance awards, performance share awards, other incentive awards, profits interest units (including Performance Units and LTIP Units) and SARs. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Incentive Award Plan. Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards will generally be settled in shares of New MIC Common Stock, but the plan administrator may provide for settlement of any award in cash, shares of New MIC Common Stock, Profits Interest Units, or a combination thereof. A brief description of each award type follows.

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Stock Options. Stock options provide for the purchase of shares of New MIC Common Stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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Share Appreciation Rights. SARs entitle their holder, upon exercise, to receive from New MIC an amount equal to the appreciation of the shares of New MIC Common Stock subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

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Restricted Shares, RSUs and Performance Shares. Restricted shares are an award of nontransferable shares of New MIC Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver the shares of New MIC Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares of New MIC Common Stock underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral, subject to Section 409A of the Code requirements. Performance shares are contractual rights to receive shares in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, RSUs and performance shares may be based on continuing service with New MIC or New MIC’s affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

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Share Payments and Other Incentive Awards. Share payments are awards of fully vested shares of New MIC Common Stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from the shares of New MIC Common Stock or value metrics related to the Shares, and may remain forfeitable unless and until specified conditions are met.

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Profits Interest Units (including LTIP Units and Performance Units). Profits Interest Units are units of the Operating Company intended to constitute “profits interests” within the meaning of the relevant IRS guidance, which may ultimately be convertible into shares of New MIC Common Stock. Profit Interests Units may include LTIP Units and Performance Units, and are subject to the terms of the Operating Agreement.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New MIC Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

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Performance Share Awards. Performance awards include any of the awards that are granted subject to vesting based on the attainment of specified performance goals as determined by the plan administrator, and may include cash awards.

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Substitute Awards. Substitute awards are awards granted in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction. Substitute awards shall not reduce the Shares authorized for issuance under the Incentive Award Plan.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Incentive Award Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting New MIC Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with New MIC’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a change in control of New MIC (as defined in the Incentive Award Plan), the surviving entity may assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for all or some outstanding awards, then, in the discretion of the New MIC Board, all such awards may vest in full and be deemed exercised (as applicable) upon the closing of the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Repricing; Plan Amendment and Termination; Duration of Awards under the Plan.

The New MIC Board may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in New MIC’s capital structure, stockholder approval will be required for any amendment that increases the number of shares of New MIC Common Stock (or Profits Interest Units) available under the Incentive Award Plan or the limit on awards to be issued to non-employee directors, “reprices” any stock option or SAR or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the date on which the New MIC Board adopts the Incentive Award Plan.

Foreign Participants, Transferability, and Clawback

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of New MIC Common Stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

The plan administrator may provide under the terms of an award or require the participant to agree by separate written or electronic instrument that if the participant at any time, or during a specified time period, (a) engages in any activity in competition with, New MIC, the Operating Company or any of New MIC’s subsidiaries, (b) engages in any action with is inimical, contrary or harmful to the interests of, New MIC, the

Operating Company or any of New MIC’s subsidiaries, or (c) incurs a termination of service for “cause” (as such term is defined in the sole discretion of the plan administrator), then any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of the award, or upon the receipt or resale of any shares of New MIC Common Stock underlying the award, must be repaid to New MIC, and the award shall terminate and any unexercised portion of the award (whether or not vested) shall be forfeited.

Material U.S. Federal Income Tax Considerations

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Incentive Award Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Award Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New MIC or the Operating Company (as applicable) and their respective subsidiaries generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant will generally not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of New MIC Common Stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and neither New MIC, the Operating Company nor their respective subsidiaries will be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as a stock option that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. Neither New MIC, the Operating Company nor their respective subsidiaries generally are entitled to a U.S. federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current U.S. federal income tax consequences of other awards authorized under the Incentive Award Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate income recognition as of the date of grant through an election under Section 83(b) of the Code, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock- or cash-based awards are generally subject to tax at the time of payment.

New MIC, the Operating Company or their respective subsidiaries (as applicable) generally should be entitled to a U.S. federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction New MIC may take for otherwise deductible compensation payable to certain of New MIC’s executive officers to the extent the compensation paid to such an officer for the year exceeds $1,000,000.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. We do not provide tax gross-ups on income attributable to change in control and other executive arrangements.

Restricted Common Stock and Profits Interest Units (including LTIP Units and Performance Units); Section 83(b)

With respect to awards under the Incentive Award Plan that are settled in shares of New MIC Common Stock that are restricted as to transferability or subject to a substantial risk of forfeiture—absent a written election pursuant to Section 83(b) of the Code filed with the IRS within 30 days after the date of issuance of such shares pursuant to the award (a “Section 83(b) election”)—an individual will recognize ordinary income at the earlier of the time at which (a) the shares become transferable or (b) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the issuance date, in an amount equal to the excess of the fair market value of the common stock as of that date over the price paid for such award, if any.

LTIP Units are structured as “profits interests” for U.S. federal income tax purposes. The grant or vesting of LTIP Units does not produce an income tax deduction for us based on current U.S. federal income tax law. Depending on the terms of the applicable award agreement, a participant that holds LTIP Units generally will be required to take into account his or her distributive share of all items of income, gain, loss and deduction of the Operating Company regardless of whether the LTIP Units are restricted as to transferability or subject to a substantial risk of forfeiture. As profits interests, LTIP Units initially will not have full parity, on a per unit basis, with Common Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Common Units and therefore accrete to an economic value for the participant equivalent to Common Units. If such parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, into Common Units, which in turn are redeemable by the holder for shares of New MIC Common Stock or for the cash value of such shares, at New MIC’s election. However, there are circumstances under which LTIP Units will not achieve parity with Common Units, and until such parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of New MIC Common Stock and may be zero. Once the LTIP Units have been converted into Common Units and are exchanged for shares of New MIC’s Common Stock or cash, it is expected that the participant will have income at the time of the exchange a substantial portion of which is expected to be taxed at capital gains rates and New MIC may be entitled to a basis adjustment with respect to its interest in the Operating Company which may produce additional depreciation or other tax benefits.

Section 409A of the Code

Certain types of awards under the Incentive Award Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and Treasury Regulations and other interpretive guidance that may be issued under Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received by or allocated to participants under the Incentive Award Plan will be determined at the discretion of the administrator and are not currently determinable. The value of future awards granted under the Incentive Award Plan will depend on a number of factors, including the fair market value of New MIC’s Shares on future dates, the exercise decisions made by the participants and the extent to which any applicable service requirements or performance goals necessary for vesting or payment are achieved.

New Incentive Award Plan Benefits

The benefits that will be awarded or paid in the future, including to New MIC executive officers, under the Incentive Award Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Securities Registration

Following the consummation of the Merger, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of New MIC Common Stock issuable under the Incentive Award Plan.

Required Vote

The approval of the Share Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The Share Plan Proposal is conditioned on the approval of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposal are not approved, the Share Plan Proposal will have no effect, even if approved by holders of FWAC Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Share Plan Proposal is the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting, the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the Share Plan Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that Fifth Wall Acquisition Corp. III’s adoption of the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE SHARE PLAN PROPOSAL.

PROPOSAL 7—THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company (a) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (i) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (b) any director, officer or Substantial Shareholder (as defined by Nasdaq Listing Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Although Nasdaq Listing Rules do not specifically discuss what constitutes a “change of control” for purposes of Rule 5635(b), related guidance with respect to Nasdaq Listing Rule 5635(b) has indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. FWAC Class A Shares are currently listed on Nasdaq but it is expected that New MIC Common Stock will be listed on the NYSE under the symbol “BEEP.”

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of (1) the closing price immediately preceding the signing of the binding agreement or (2) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement, if the number of ordinary shares (or securities convertible into or exercisable for ordinary shares) to be issued equals 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance. Because New MIC Common Stock will be issued as merger consideration at a deemed issuance price of $10.00 per share and will be issued to PIPE Investors at a deemed issuance price of less than $10.00 per share, and the New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock will be issued to the Preferred PIPE Investors at a deemed issuance price of less than $10.00 per share and (a) the average five day closing price of FWAC Class A Shares immediately preceding the signing of the Merger Agreement was $10.007, (b) the expected per share redemption value of FWAC Class A Shares issued in FWAC’s IPO is approximately $10.79 (based on the amount in the Trust Account as of the FWAC Record Date) and (c) the number of FWAC Class A Shares issuable will exceed 20% of the issued and outstanding FWAC Ordinary Shares, the Nasdaq Listing Rules require that FWAC obtain shareholder approval of the issuance of New MIC Common Stock in connection with the consummation of the business combination.

Pursuant to the Merger Agreement, we anticipate that we will issue to the MIC equity holders as consideration in the Merger and the PIPE Investors, up to 49,595,981 shares of New MIC Common Stock, including: (a) 11,643,563 shares of New MIC Common Stock issuable as merger consideration for MIC Common Stock, (b) 2,553,192 shares of New MIC Common Stock underlying the New MIC Warrant, (c) 3,981,100 shares of New MIC Common Stock underlying 39,811 shares of New MIC Series 1 Preferred Stock (assuming a full redemption or conversion thereof for shares pursuant to the terms of the Proposed Charter and a New MIC Common Stock trading price of $10.00 and no accrued but unpaid dividends), (d) 286,200 shares of New MIC Common Stock underlying 2,862 shares of New MIC Series A Preferred Stock (assuming a full redemption or conversion thereof for shares pursuant to the terms of the Proposed Charter and a New MIC Common Stock trading price of $10.00 and no accrued but unpaid dividends), (e) 17,344,460 shares of New MIC Common Stock underlying 17,344,460 Common Units (including Common Units issuable upon the exercise of Class A Units, LTIP Units and Performance Units (assuming a full redemption or conversion thereof in accordance with the Operating Agreement)), and (f) up to 13,787,466 shares of New MIC Common Stock issuable pursuant to the PIPE Investments. See the section titled “The Merger—The Merger Agreement—Merger Consideration”.

Accordingly, because the number of shares of New MIC Common Stock we anticipate issuing pursuant to the Merger Agreement and PIPE Investments (a) will constitute more than 20% of our outstanding FWAC Ordinary Shares and more than 20% of outstanding voting power prior to such issuance, (b) may result in a change of control of FWAC and (c) will be deemed an issuance lower than the average closing price of the five trading days immediately preceding the date of the Merger Agreement and the date of the Preferred Subscription Agreement, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).

Effect of Proposal on FWAC Shareholders

If the Nasdaq Proposal is adopted, FWAC would issue New MIC Common Stock representing more than 20% of the outstanding FWAC Ordinary Shares in connection with the Merger Agreement and PIPE Investment. The issuance of such shares would result in significant dilution to the FWAC shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of FWAC. If the actual facts are different from the assumptions underlying the No Redemption Scenario (which they are likely to be), the voting power and implied ownership of New MIC’s stockholders will be different. For more information regarding post-Merger ownership and control, including the effects of various redemption scenarios and potential sources of dilution, see the section titled “Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger”.

If the Nasdaq Proposal is not approved and we consummate the Merger on its current terms, FWAC would be in violation of Nasdaq Listing Rule 5635(a), (b) and (d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of FWAC and MIC to close the Merger that New MIC Common Stock shall be approved for listing on Nasdaq or the NYSE.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders a majority of the FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

The Nasdaq Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals are not approved, the Nasdaq Proposal will have no effect, even if approved by holders of FWAC Ordinary Shares.

Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Nasdaq Proposal is the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting, the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the Nasdaq Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a) and (b), the issuance of New MIC Common Stock pursuant to the Merger Agreement and the PIPE Investments be approved in all respects.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL 8—THE FWAC ADJOURNMENT PROPOSAL

The FWAC Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the FWAC Meeting to a later date to permit further solicitation of proxies. The FWAC Adjournment Proposal will only be presented to our shareholders in the event that, based on the tabulated votes, there are not sufficient votes received at the time of the FWAC Meeting to approve the other proposals set forth in this joint proxy statement/prospectus.

Consequences if the FWAC Adjournment Proposal is Not Approved

If the FWAC Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the FWAC Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes received at the time of the FWAC Meeting to approve the Merger Proposal, the Charter Proposal, the Directors Proposal, the Share Plan Proposal or the Nasdaq Proposal.

Vote Required for Approval

The approval of the FWAC Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting. Abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the FWAC Meeting.

Pursuant to the Letter Agreement and the Sponsor Agreement, the FWAC Founders, holding an aggregate of 7,782,000 FWAC Ordinary Shares (or approximately 94.6% of the outstanding FWAC Ordinary Shares), have agreed to vote their respective shares in favor of each of the proposals set forth in this joint proxy statement/prospectus and to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares; provided that the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01. The FWAC Founders hold a sufficient number of shares to constitute a quorum at the FWAC Meeting. As the vote to approve the Adjournment Proposal is the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding FWAC Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the FWAC Meeting, the FWAC Founders hold and intend to vote a sufficient number of FWAC Ordinary Shares to approve the Adjournment Proposal. Due to the FWAC Founders’ level of ownership, FWAC expects the FWAC Proposals to be approved, without the support of other shareholders.

While FWAC expects that the quorum and vote requirements will be secured by the FWAC Ordinary Shares held by the FWAC Founders, FWAC highly values the opinions of its shareholders and encourages shareholders to attend and vote at the FWAC Meeting.

The FWAC Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the FWAC Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the FWAC Meeting be approved.”

Board Recommendation

THE FWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE FWAC SHAREHOLDERS VOTE “FOR” THE FWAC ADJOURNMENT PROPOSAL.

THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement, as amended by the First Amendment. You should carefully read the Merger Agreement and First Amendment in their entirety, a copy of each of which is attached as Annex A-1 and Annex A-2, respectively, to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every communication among representatives of FWAC, MIC and their respective advisors.

MIC is a publicly-registered, non-traded company, which completed its initial public offering in September 2015. MIC has been committed to considering alternatives for providing liquidity for its stockholders since that time. Neither the MIC Common Stock nor the MIC Preferred Stock is currently listed on a national securities exchange, and therefore, MIC stockholders have substantially less access to liquidity for their interests in MIC than would be available from ownership in a publicly-traded company.

In mid-2019, MIC engaged financial and legal advisors and began to explore a broad range of potential strategic alternatives to provide liquidity to its stockholders. In connection with such search, MIC approached more than 100 potential investors or buyers, received proposals from approximately a dozen potential investors or buyers and engaged in substantive negotiations with four interested parties, not including Bombe. The parties are referred to as Company A, Company B, Company C and Company D.

In October 2019, Company A, a publicly-traded REIT, submitted an offer to acquire MIC in a stock-for-stock transaction. Company B, a well-known private equity firm, submitted an offer to acquire all of MIC’s properties at the time for cash.

Throughout October and November, MIC engaged in substantive negotiations with Company A and Company B regarding the proposed structure and consideration associated with their respective offers. In early-November, Company B informed MIC that it was revising its offer, which would contemplate only the purchase of select properties (as opposed to all of MIC’s properties). The MIC Board determined that it was not interested in pursuing an offer to acquire only select properties of MIC and, thus, proceeded to continue substantive discussions only with Company A.

Between mid-December 2019 and mid-February 2020, MIC and Company A negotiated exclusively regarding the terms of a proposed transaction. In mid-February, Company B submitted a revised proposal to acquire all of MIC’s properties.

On February 20, 2020 and February 23, 2020, the MIC Board held meetings to discuss the status of discussions and negotiations with Company A and the revised bid from Company B. The MIC Board instructed MIC’s advisors to continue negotiations and discussions with both Company A and Company B.

On March 11, 2020, the World Health Organization declared the outbreak of the COVID-19 pandemic and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. The COVID-19 pandemic significantly adversely impacted global economic activity, contributed to significant volatility and negative pressure in financial markets and resulted in unprecedented job losses, causing many to fear an imminent global recession. The global impact of the outbreak rapidly evolved and, as cases of COVID-19 continued to be identified, many countries, including the United States, reacted by instituting quarantines, mandating business and school closures and travel restrictions. The COVID-19 pandemic negatively impacted almost every industry directly or indirectly, including the industries in which MIC and MIC’s tenants operate. As a result of the COVID-19 pandemic, negotiations and discussions with Company A and Company B ceased.

Around June 2020, MIC’s financial advisors re-engaged with potential buyers at the direction of the MIC Board. MIC approached over 25 additional potential investors or buyers, received proposals from six potential investors or buyers and engaged in substantive negotiations with three interested parties, including Bombe, an entity affiliated with Mr. Chavez and Ms. Hogue. The other two parties were Company C and Company D. Company C, an alternative asset management firm, submitted an offer to acquire MIC’s assets, and Company D, an alternative investment manager, proposed to contribute $50 million in cash to MIC, which would, in part, be used to acquire the Former Advisor’s shares of MIC Common Stock and contemplated MIC operating as an externally managed REIT. On July 24, 2020, July 30, 2020 and August 5, 2020, the MIC Board held meetings to review and evaluate the proposals submitted by Bombe, Company C and Company D. The MIC Board discussed the fact that Company C’s offer was inadequate from a valuation perspective and that Company C was not willing to increase its offer for MIC’s assets and that Company D was unwilling to restructure its offer. The MIC Board also discussed that Company C’s offer would require a vote of the stockholders and the potential difficulty in obtaining a stockholder vote in favor of the transaction contemplated by Company C’s offer.

On August 5, 2020, the MIC Board agreed to continue discussions with Bombe and authorized MIC to enter into a non-disclosure agreement with Bombe. On September 8, 2020, Bombe executed a Non-Binding Indication of Interest, which covered, among other things, the contribution by Bombe of four parking facilities to MIC (three of which were ultimately contributed in the transactions contemplated by the Purchase and Contribution Agreement), the acquisition of the Former Advisor’s shares of MIC Common Stock, a tender offer and the contribution of working capital. Bombe’s offer also contemplated that Mr. Shustek would resign as chief executive officer and as a director of MIC.

The MIC Board determined to enter into a transaction with Bombe because it would (i) provide an opportunity for liquidity for those stockholders that wanted to participate in the tender offer, while also offering stockholders that wanted to remain stockholders of MIC, and to participate in future earnings and growth, the ability to do so and (ii) result in an increased scale as a result of Bombe’s contribution of three properties to MIC. The MIC Board also considered that the transaction with Bombe would provide stockholders the opportunity to tender their shares for the same price at which the shares of the Former Advisor were being purchased in the transaction. In addition, the MIC Board considered that the Bombe transaction had a favorable management structure—MIC would remain an internally-managed company, the former chief executive officer would resign in connection with the transaction and Bombe would provide an experienced management team with a proven track record of delivering growth.

Due to the varying nature of the strategic alternatives explored and the purposes for seeking the 2019 strategic transaction—liquidity for stockholders, settlement of certain litigation and opportunities for new management—compared to the purposes sought in the present transaction with FWAC—access to capital, liquidity for stockholders, continuity of management, and the larger scale and increased growth potential of the surviving company—MIC did not seek out the four interested parties from the 2019 process that eventually ceased negotiations with MIC. Continuity of management was an important factor in connection with the proposed transaction with FWAC because MIC’s current management team, which is led by Manuel Chavez, III and Stephanie Hogue, has deep industry experience with a proven track record of delivering growth and strong financial performance.

On January 8, 2021, MIC entered into the Purchase and Contribution Agreement. The transactions contemplated in the Purchase and Contribution Agreement closed on August 25, 2021 (the “Purchase and Contribution Agreement Closing”), and, pursuant to the Purchase and Contribution Agreement, at the Purchase and Contribution Agreement Closing, MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1,201,000 square feet (the “Contributed Interests”). In addition to the parking garages contributed, proprietary technology was contributed to MIC, which provides management with real-time information on the performance of its assets. Management of MIC has been implementing the contributed proprietary technology into its legacy garages. Pursuant to the Purchase and

Contribution Agreement, the Operating Partnership issued 7,495,090 Common Units at $11.75 per unit for total consideration of $84.1 million, net of transaction costs. The consideration consisted of $35.0 million of cash, the Contributed Interests and technology with a fair value of $4.0 million. MIC also assumed long-term debt with a fair value of approximately $44.5 million. In addition, MIC issued the MIC Common Stock Warrants to Color Up to purchase up to 1,702,128 shares of MIC Common Stock at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20 million. MIC is not aware of any pending or threatened litigation against MIC relating to the transaction with Bombe.

Prior to August 25, 2021, a special committee of the MIC Board (the “Special Committee of the MIC Board”) consisting of John E. Dawson, Robert J. Aalberts and Shawn Nelson approved the Purchase and Contribution Agreement. In connection with the Purchase and Contribution Agreement Closing, Messrs. Dawson, Aalberts and Shustek resigned from their positions as directors of MIC, and the Color Up Designated Directors and Ms. Holley were elected to the MIC Board. At the Purchase and Contribution Agreement Closing, Mr. Shustek resigned from his positions as a director and officer of MIC and its subsidiaries, and Mr. Chavez became the Chief Executive Officer of MIC and Ms. Hogue became the President of MIC. Mr. Shustek no longer owns any shares of MIC.

On February 24, 2021, the Sponsor purchased 4,312,500 Founder Shares for an aggregate price of $25,000. In April 2021, FWAC effected a share capitalization for the Founder Shares, resulting in an aggregate of 7,187,500 Founder Shares outstanding. The Sponsor agreed to forfeit up to 937,400 Founder Shares to the extent that the over-allotment option was not exercised in full by the FWAC IPO Underwriters, so that the Founder Shares would represent 20.0% of FWAC’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after FWAC’s IPO. The Sponsor subsequently transferred 30,000 Founder Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness, each a director of FWAC.

On May 24, 2021, the Registration Statement on Form S-1 relating to the FWAC IPO was declared effective, and FWAC filed the final prospectus for the IPO on May 26, 2021. On May 27, 2021, FWAC completed the IPO of 27,500,000 FWAC Class A Shares, including the issuance of 2,500,000 shares as a result of the FWAC IPO Underwriters’ partial exercise of their overallotment options. The shares were sold at an offering price of $10.00 per share, generating gross proceeds of $275,000,000 (before underwriting discounts and commissions and offering expenses).

Concurrently with the completion of the IPO, FWAC consummated the sale of 907,000 Private Placement Shares to the Sponsor, at a price of $10.00 per share, generating gross proceeds of $9,070,000.

Prior to the consummation of the IPO, neither FWAC, nor anyone on its behalf, selected any specific target business or initiated any substantive discussions, directly or indirectly, with any target business with respect to a transaction with FWAC.

After the completion of the IPO in May 2021, FWAC commenced an active search for prospective businesses and assets to acquire. Representatives of FWAC contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities.

Between May 2021 and December 2022, FWAC management reviewed potential initial business combinations with approximately 132 prospective acquisition targets across a number of industry verticals, including real estate technology, real estate services and brokerage, agriculture technology, mobility technology, intelligence and machine learning, big data, built world social media, climate technology, construction technology, home services, mortgage technology, supply chain technology, financial technology, e-commerce and last-mile delivery, specialty finance, tech-enabled hospitality and traditional real estate verticals. These potential acquisition targets utilized a wide variety of business models, including, among others, software as a service, marketplaces, tech-enabled services, real estate owner/operators, agency/brokerage and retailers. FWAC’s representatives met with management teams, board members or other representatives of approximately

52 of those 132 potential acquisition targets (the “Preliminary Acquisition Targets”). In selecting the Preliminary Acquisition Targets, the board of directors of FWAC, management and its representatives applied the following factors, as described in further detail under the section entitled “Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions”, in their review and consideration of such targets, which included, among other things: size of total addressable market, leadership team, near-term growth opportunities, potential for tech enablement, and alignment with current Fifth Wall network. Of those 52 potential targets, FWAC conducted additional due diligence with respect to 12 companies (the “Potential Acquisition Targets”). The Potential Acquisition Targets (other than MIC) and material discussions with each are summarized below:

1.

Potential Acquisition Target A is a digital mortgage origination platform. FWAC management met with representatives of the Potential Acquisition Target on February 2022 and again in June 2022, whereby parties discussed Target’s growth plan and the value of a potential partnership with FWAC. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to relatively high valuation expectations from management.

2.

Potential Acquisition Target B is in the international home solar and lighting industry. FWAC entered into a customary non-disclosure agreement with the Potential Acquisition Target on July 6, 2022. FWAC management met with representatives of the Potential Acquisition Target several times from July 2022 through August 2022, whereby parties discussed the competitive landscape for the Target’s products, the size of its total addressable market and its technology. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to its smaller size and slowing growth at the time.

3.

Potential Acquisition Target C is in the electric motor industry. FWAC management met with representatives of the Potential Acquisition Target once in June 2022, whereby parties discussed a potential partnership with FWAC, the Target’s current funding needs, and its planned growth initiatives. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target because FWAC felt the Target was outside its contemplated investment mandate.

4.

Potential Acquisition Target D is in the workforce sourcing and procurement industry. FWAC management met with representatives of the Potential Acquisition Target in late September and again in early October, whereby parties discussed the Target’s geographic expansion plans and the product’s applicability to real estate and construction labor markets. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due its current focus on retail or CPG-related workforce solutions, an area outside FWAC’s mandate.

5.

Potential Acquisition Target E provides digital infrastructure for space management in commercial buildings. FWAC entered into a customary non-disclosure agreement with the Potential Acquisition Target on September 20, 2022. FWAC management met with representatives of the Potential Acquisition Target several times from July to mid-September 2022, whereby parties discussed the Target’s end-market and the future of office management, along with the Target’s competitive landscape. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to its smaller size, customer concentration, slowing growth, and a complicated potential transaction structure.

6.

Potential Acquisition Target E is a publicly traded specialty mortgage REIT. FWAC management met with representatives of the Potential Acquisition Target once in June 2022, whereby parties discussed a potential transaction structure and the Target’s investment focus within the mortgage space. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to lack of potential tech enablement and complications with potential transaction structure.

7.

Potential Acquisition Target F is a digital marketplace for homebuying and selling. FWAC management met with representatives of the Potential Acquisition Target several times in November and December 2021, whereby parties discussed the Target’s primary homebuying market, potential value that FWAC could provide for the Target, as well as valuation and management’s financial forecasts. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to the business’ margin profile, a cooling market for homebuying within the Target’s markets, and misaligned valuation expectations.

8.

Potential Acquisition Target G is a tech-enabled short-term rental operator. FWAC management met with representatives of the Potential Acquisition Target once in June 2021 and again in August 2022, whereby parties discussed the total addressable market for short and medium-term rentals, the Target’s differentiation from competitors, and unit-level financials. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to a perceived lack of competitive moat and unsatisfactory unit economics.

9.

Potential Acquisition Target H is a digital marketplace that connects real estate agents with homebuyers/sellers. FWAC entered into a customary non-disclosure agreement with the Potential Acquisition Target on March 30, 2022. FWAC management met with representatives of the Potential Acquisition Target once in March 2022, whereby parties discussed the value of a potential partnership with FWAC, the Target’s business model, and the Target’s product roadmap for additional services. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to a high level of industry competition and the Target’s smaller size at the time.

10.

Potential Acquisition Target I is a provider of tech-enabled smart home and energy management solutions for homeowners. FWAC entered into a customary non-disclosure agreement with the Potential Acquisition Target on February 17, 2022. FWAC management met with representatives of the Potential Acquisition Target several times in March 2022, whereby parties discussed the Target’s business model, the energy impact of its products, valuation and management’s financial projections, as well the value of a potential partnership with FWAC. On April 8, 2022, FWAC was informed that this Potential Acquisition Target would not pursue a potential business combination with FWAC.

11.

Potential Acquisition Target J is a digital marketplace for residential rentals in the United States. FWAC entered into a customary non-disclosure agreement with the Potential Acquisition Target on July 6, 2021. FWAC management met with representatives of the Potential Acquisition Target twice in August 2021, twice in October 2021, and again in May 2022, whereby parties discussed the Target’s business model, the competitive landscape for the Target’s product, and the long-term margin profile of the business. The board of directors of FWAC, management and its representatives ultimately decided to cease discussions with this Potential Acquisition Target due to slowing growth, flattening KPIs, and misaligned valuation expectations.

As noted above, MIC closed on the transactions contemplated by the Purchase and Contribution Agreement on August 25, 2021, which resulted in a new management team, with Mr. Chavez becoming the Chief Executive Officer of MIC and Ms. Hogue becoming the President of MIC. In addition, Ms. Hogue has served as MIC’s Secretary since October 2021, interim Chief Financial Officer from November 2021 to August 2022 and Chief Financial Officer since August 2022. Following the Purchase and Contribution Agreement Closing, Mr. Chavez, Ms. Hogue and the MIC Board became focused predominantly on working with third-party tenants to optimize the performance of MIC’s parking facilities and other assets to move towards cash flow positivity, reducing corporate overhead to move MIC towards profitability, pursuing options for refinancing its near-term debt maturities and pursuing acquisitions as well as a potential liquidity event, including a potential listing event or other alternatives intended to provide MIC scale and capacity to grow beyond its current asset base, and identifying paths for remediation of REIT status, which was lost during MIC’s taxable year ended December 31, 2020 as a consequence of lease modifications entered into during the COVID-19 pandemic, which resulted in

MIC earning income from a number of distressed tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests.

On October 5, 2021, the MIC Board held a meeting in which representatives of Sullivan & Worcester LLP, then special counsel to MIC and Keating Muething & Klekamp PLL (“KMK”), company counsel to MIC, participated during which Mr. Chavez and Ms. Hogue reviewed and discussed Mr. Chavez’s and Ms. Hogue’s progress on executing their business plans for MIC, including pursuing a potential listing event or other alternatives intended to provide MIC scale and capacity to grow beyond its current asset base, including an initial public offering of the MIC Common Stock, and identifying paths for remediation of REIT status, including requesting relief from the IRS and a potential merger with and into a newly formed REIT with a class of securities registered on a national securities exchange, which would be a liquidity event for MIC stockholders. From October 2021 through February 2022, Mr. Chavez, Ms. Hogue and the MIC Board continued to work with their legal, financial and accounting advisors to evaluate MIC’s options with respect to pursuing a potential listing event or other alternatives intended to provide MIC scale and capacity to grow beyond its current asset base and to provide a liquidity event for MIC stockholders. Following these meetings and after further consideration and discussions with MIC’s legal advisors, Mr. Chavez, Ms. Hogue and the MIC Board formulated the plan pursuant to which MIC would merge with and into Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”), and MIT would initiate an initial public offering of its common shares of beneficial interest (the “MIT IPO”).

On March 7, 2022, Bombe formed MIT as a Maryland REIT. The sole shareholder of MIT is Bombe. Between March 8, 2022 and May 26, 2022, MIC, MIT and legal counsel held various discussions concerning the proposed structure and terms of a merger agreement between MIC and MIT.

On May 27, 2022, MIT and MIC entered into the Agreement and Plan of Merger (the “original MIT Merger Agreement”). Pursuant to the original MIT Merger Agreement, MIC was to merge with and into MIT one business day following completion of the MIT IPO, with MIT surviving the merger (the “MIT Merger”). As a result of the MIT Merger, (i) each share of MIC Common Stock issued and outstanding immediately prior to the effective time of the MIT Merger would have been converted into the right to receive one Class B common share of beneficial interest of MIT, subject to the receipt of cash in lieu of fractional shares, in exchange for each share of MIC Common Stock; and (ii) each share of MIC Series A Preferred Stock and MIC Series 1 Preferred Stock issued and outstanding immediately prior to the effective time of the MIT Merger would have been converted into the right to receive an amount in cash equal to $1,000, or the stated value of the MIC Preferred Stock, plus accrued and unpaid dividends, if any, through and including the effective time of the MIT Merger, without interest, in exchange for each share of MIC Preferred Stock. The Class B common shares of beneficial interest of MIT were to be identical to the MIT common shares of beneficial interest to be offered in the MIT IPO, except that (i) MIT did not intend to list the Class B common shares of beneficial interest on a national securities exchange in connection with the MIT IPO or the MIT Merger and (ii) upon the six-month anniversary of the listing of the common shares of beneficial interest of MIT for trading on a national securities exchange, each Class B common share of beneficial interest of MIT would have automatically, and without any shareholder action, converted into one listed common share of beneficial interest of MIT. MIC stockholders would have received cash in lieu of any fractional Class B common shares of beneficial interest of MIT.

On May 31, 2022, MIC issued a press release announcing the entry into the original MIT Merger Agreement.

On June 6, 2022, GS entered into an agreement with FWAC, whereby GS, on behalf of itself and its affiliates, (i) forfeited and waived, and agreed it shall not have, any and all rights, interests, titles or claims to any portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement and (ii) acknowledged and agreed that none of GS or its affiliates will have any rights, interests, titles or claims of any kind arising from the Underwriting Agreement or otherwise, in or to the portion of the proceeds held in the Trust Account, or any distributions or payments therefrom, representing the any portion of its deferred underwriting fee payable. GS did not affirmatively disclaim responsibility for any of the disclosures in this joint proxy statement/prospectus.

On July 27, 2022, FWAC met with representatives of an investment bank to discuss potential transaction opportunities. The investment bank was not engaged by FWAC, and as part of those discussions, it described MIC’s entry into the original MIT Merger and its pursuit of the MIT Merger and noted that a business combination transaction with FWAC could be an alternative to the MIT Merger.

On August 2, 2022, representatives of FWAC met with members of MIC’s senior management team to discuss MIC’s business. At the meeting, the parties discussed the state of the MIT Merger process and whether a partnership with FWAC would present a viable and beneficial alternative. The parties also discussed MIC’s approach to asset management and the role of technology within parking operations and ownership.

On August 5, 2022, MIC and FWAC executed a non-disclosure agreement. Similar to the selection of the other 11 Potential Acquisition Targets, the board of directors of FWAC, management and its representatives applied the following factors, as described in further detail under the section entitled “Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions”, in their review and consideration of MIC, which included, among other things: size of total addressable market, leadership team, near-term growth opportunities, potential for tech enablement, and alignment with current Fifth Wall network.

On August 23, 2022, the MIC Board held a regularly scheduled meeting at which the MIC Board discussed the progress of the MIT IPO, the current state of the economy and market conditions as it related to initial public offerings, and the merits of MIC continuing to explore capital raising alternatives and other potential strategic transactions.

On August 23, 2022, Mr. Chavez, Ms. Hogue and Mr. Osher, a member of the MIC Board and control person of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Mr. Osher, a director of MIC (collectively, the “Initial PIPE Investor”), had a telephonic conference call with representatives of FWAC, at which time FWAC provided an overview of FWAC’s business, prior experience and potential synergies with MIC.

On September 21, 2022, Brad Greiwe and Jeremy Fox of Fifth Wall Asset Management, LLC, met with Mr. Chavez and Ms. Hogue in Cincinnati, Ohio, to discuss a possible business combination between FWAC and MIC.

On September 23, 2022, FWAC sent MIC an initial draft of a non-binding letter of intent for a potential business combination, which included, among other things (a) placeholders for merger consideration to be issued to holders of MIC equity, to be measured on a fully diluted basis, (b) Founder Shares being subject to three tranches of earn-out hurdles, in vesting in equal thirds upon satisfaction of $12.00, $16.00 and $20.00 price targets over a three year range following the consummation of the proposed transaction, (c) customary closing conditions, and (d) a customary allocation of unpaid transaction expenses to be borne by the surviving company with interim period fees related to HSR and SEC filings to be allocated equally between FWAC and MIC. Concurrently, discussions between FWAC and MIC management at this stage focused on the net asset value of MIC—which MIC, in a press release dated August 29, 2022 and corresponding Form 8-K filed on August 30, 2022, disclosed an estimated net asset value of $14.76 per share of MIC Common Stock on a fully diluted basis—with the understanding at the time that proposed merger consideration would be at a minor discount or premium to such value.

On September 26, 2022, after continued discussions regarding the current state of the economy and the impact of the original MIT Merger Agreement’s treatment of the MIC Preferred Stock, the MIC Board unanimously approved an amended and restated Merger Agreement with MIT (the “amended MIT Merger Agreement”), giving effect to changes in the consideration payable to the holders of MIC Preferred Stock in the MIT Merger.

The amended MIT Merger Agreement was executed on September 26, 2022.

Between September 23, 2022, and October 10, 2022, representatives of FWAC and MIC management exchanged drafts of the non-binding letter of intent and discussed the terms of a potential business combination between the parties. Among other things, representatives of FWAC received information regarding the business and operations of MIC, including through access to a virtual data room and due diligence calls with MIC management. As part of these exchanges, FWAC and MIC management discussed the pre-money valuation of MIC and the desire to align Sponsor’s economic interests with long-term value creation of MIC (including through the inclusion of certain forfeiture and deferral arrangements of Founder Shares in connection with the proposed transaction). During these discussions parties agreed on the contemplated allocation of unpaid transaction expenses. On September 26, 2022, in an effort to align Sponsor’s interests with long-term growth, parties agreed to revise the draft non-binding letter of intent to subject two-thirds of the Founder Shares to $17.00 and $20.00 earn-out hurdles in a two to three year range, with up to one-third of the remaining Founder Shares to be used to assist FWAC in securing additional financing. On October 10, 2022, the parties agreed to revise the draft non-binding letter of intent to subject 50% of the Founder Shares to an earn-out (at the same $17.00 and $20.00 price targets) with the remaining 50% available to FWAC to assist in securing additional financing. Following FWAC’s additional financial diligence and review of certain financial information provided by MIC, on October 7, 2022, parties agreed to transaction consideration consisting of a number of shares of FWAC to be calculated based on a preliminary pre-money equity value per MIC share between $13.50 and $15.50 on a fully-diluted basis.

On October 10, 2022, FWAC and MIC executed a non-binding term sheet which provided for, among other things, transaction consideration consisting of a number of shares of FWAC to be calculated based on a pre-money equity value per MIC share of between $13.50 and $15.50 on a fully-diluted basis, the allocation of 25% of the Founder Shares held by Sponsor into a lock-up vesting in 2 years (unless the combined company’s share price exceeded $17.00 per share), and the allocation of 25% of the Founder Shares held by Sponsor into a lock-up vesting in 3 years (unless the combined company’s share price exceeded $20.00 per share). The non-binding letter of intent also included a closing condition for MIC’s benefit requiring FWAC to deliver at least $50 million of cash proceeds from the Trust Account (after giving effect to shareholder redemptions) and/or additional third-party financing at the closing of the business combination, and provided for a 30-day mutual exclusivity period during which neither MIC nor FWAC would be permitted to engage in discussions with third parties regarding a possible business combination. Following the execution of the non-binding letter of intent, representatives of FWAC and MIC management continued to discuss the valuation and other terms of a potential business combination between the parties.

On October 18, 2022, MIC management and representatives of KMK held a meeting with representatives of FWAC and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), counsel to FWAC, to discuss a potential business combination, including the due diligence process to be undertaken by FWAC and its advisors.

On October 19, 2022, the FWAC Board held a meeting with members of management and representatives of Gibson Dunn. At the meeting, management and the FWAC Board reviewed trends in the SPAC market, the process undertaken by FWAC to date to complete an initial business combination and discussions with potential targets. FWAC management then discussed the terms of the non-binding term sheet signed with MIC and the proposed terms of a possible business combination with MIC. The members of the FWAC Board also discussed with management MIC’s business and operations. Among other things, the FWAC Board and management discussed MIC’s high-quality parking assets and portfolio, the high potential for automation and tech-enablement, and fragmentation in the parking market that presented opportunities for consolidation.

On October 21, 2022, FWAC management and representatives of Gibson Dunn met with members of the FWAC Board and provided an update on discussions with MIC management.

On October 27, 2022 and October 28, 2022, representatives of FWAC conducted site tours of various MIC assets in Cincinnati, Houston and Chicago. During these meetings FWAC and MIC discussed MIC’s use of technology and relationships with operators for MIC’s assets.

On November 8, 2022, Mr. Chavez and Ms. Hogue met with representatives of FWAC in New York, New York to further discuss the terms of a potential business combination, including the valuation for MIC.

On November 11, 2022, MIC, FWAC, representatives from Gibson Dunn, KMK and Venable LLP (“Venable”), special counsel to MIC, met via videoconference to discuss the proposed transaction and introduce the legal and business teams to each other. Also on November 11, 2022, representatives of FWAC had a call with Mr. Osher to discuss the proposed terms of a business combination and a potential investment by the Initial PIPE Investor, which would be effected in connection with a business combination.

Between November 11, 2022 and November 18, 2022, FWAC and MIC and their representatives participated in a number of telephone calls and video conferences to discuss the transaction process and the terms of a potential business combination, including finalization of the valuation for a potential business combination.

On November 16, 2022, Mr. Fox and Mr. Osher met in San Francisco, California while Mr. Fox was attending a NAREIT conference. Mr. Fox and Mr. Osher discussed the business of FWAC, MIC and the proposed terms of a business combination between the two companies, including a potential PIPE investment.

On November 18, 2022, FWAC and MIC executed an updated non-binding letter of intent, which provided for, among other things, transaction consideration consisting of a number of shares of FWAC to be calculated based on a pre-money equity value per MIC share of $15.00 on a fully-diluted basis and the allocation of 50% of the Founder Shares held by Sponsor into an earnout with two tranches and share price vesting triggers to be mutually agreed by the parties. FWAC agreed to a revised pre-money valuation within the previously agreed-upon range, as a result of the intrinsic value of the Company’s real estate portfolio, the high level of potential growth in MIC’s revenue from near-term opportunities, and management’s industry-leading expertise in parking management. The non-binding letter of intent did not include a closing condition requiring the delivery of a minimum amount of cash proceeds at the closing of the business combination, but the Sponsor agreed that a portion of its Founder Shares would be subject to forfeiture in the event that FWAC secured less than $50 million of financing in connection with the possible business combination (excluding investments by MIC’s insiders), and provided for an exclusivity period extending until December 9, 2022 during which neither MIC nor FWAC would be permitted to engage in discussions with third parties regarding a possible business combination. The letter of intent also included a requirement for a lock-up and registration rights agreement related to the shares of the surviving company, and a board of directors of the combined company composed of five or six directors designated by MIC and one or two directors designated by FWAC.

Following the execution of the updated non-binding letter of intent and through December 13, 2022, FWAC, MIC and their respective advisors participated in a number of telephone calls and video conferences to discuss the transaction process, the terms and conditions proposed in the transaction documents, due diligence matters, and also exchanged due diligence materials, including in the areas of legal, financial and accounting, tax, real estate, intellectual property, employee benefits, industry trends and compliance.

On November 21, 2022, FWAC, MIC and their respective legal advisors had a call to discuss the timeline to execution of the definitive documentation, FWAC’s due diligence review of MIC, MIC’s due diligence review of FWAC, allocation of drafting responsibilities and certain other topics.

On November 29, 2022, the MIC Board held a regularly scheduled meeting at which the MIC Board discussed MIC’s strategic alternatives, including the MIT IPO, a direct listing, continuing to operate MIC as an independent company and a business combination with FWAC. Upon further discussion regarding the current market conditions, the synergies provided by FWAC and other factors, the MIC Board discussed the desire to continue negotiations and discussions with FWAC and preparing definitive transaction documents. The MIC Board also discussed the engagement of a financial advisor to advise on the fairness, from a financial point of view, of the consideration to be received by the holders of MIC Common Stock in the proposed transaction with FWAC. Also at the November 29, 2022 MIC Board meeting, at the invitation of the MIC Board, Mr. Fox met with the MIC Board to discuss and respond to questions, regarding, among other things, the proposed transaction and the expected evolution of New MIC’s business. Following the discussion with Mr. Fox, the MIC Board discussed, without the FWAC representative participating, their views on the information provided by Mr. Fox, including the strategic rationale and the proposed risk and benefits of the Merger.

On November 30, 2022, Gibson Dunn sent an initial draft of the Merger Agreement to Venable and KMK, which included, among other things, (a) proposed a termination fee and expense reimbursement provisions (each with placeholders for the amount of any termination fee and expense reimbursement) payable by MIC upon termination following the occurrence of certain customary triggering events, and (b) that New MIC Common Stock would be issued to MIC common stockholders at an exchange ratio that valued the MIC Common Stock at $15.00 per share on a fully diluted basis. At the time the initial draft of the Merger Agreement was sent, no additional context was provided to MIC, Venable or KMK regarding a proposed amount for the termination fee and expense reimbursement provisions.

On December 1, 2022, MIC entered into an engagement letter with B. Riley for B. Riley to serve as fairness opinion advisor to MIC in connection with the proposed transaction.

On December 2, 2022, Mr. Greiwe, upon invitation by the MIC Board, met with the MIC Board to discuss his potential service on the New MIC Board and respond to questions regarding, among other things his experience, background, qualifications and interest in MIC and the proposed business combination.

On December 3, 2022, representatives of FWAC and Mr. Osher had a conference call to discuss the terms of the purchase by the Initial PIPE Investor from New MIC, prior to or substantially concurrently with the closing of the Merger but following the Domestication, of 1,200,000 shares of New MIC Common Stock for an aggregate of $10,000,000 at $10.00 per 1.2 shares (the “Initial PIPE Investment”).

On December 4, 2022, Venable sent Gibson Dunn a revised draft of the Merger Agreement. The revised draft of the Merger Agreement, among other things, (a) removed the termination fee provision (b) removed the expense reimbursement provisions in the event that MIC failed to obtain stockholder approval, (c) and limited the rights of FWAC to secure additional financing between signing and closing without MIC’s prior consent and (d) excluded the number of shares of MIC Common Stock underlying the MIC Preferred Stock from calculating the Exchange Ratio and merger consideration payable in the transaction. The revised draft of the Merger Agreement also included a placeholder for additional closing conditions, including a minimum cash condition for MIC’s benefit. The revised draft of the Merger Agreement also required FWAC to seek an extension to its liquidation date in certain circumstances. Separately, Gibson Dunn sent Venable a draft of the Sponsor Agreement, which included, among other things (a) earn-out conditions with respect to 3,317,500 Founder Shares, with 50% of such shares subject to a $16.00 price hurdle by December 31, 2026 and the remaining 50% of such shares subject to a $20.00 price hurdle by December 31, 2028, (b) the forfeiture of 1,375,000 Founder Shares, (c) the forfeiture of up to 2,062,500 Founder Shares to the extent not transferred or committed to be transferred to third-party investors in connection with the consummation of the proposed transaction, and (d) forfeiture of up to 1,317,500 Founder Shares (equally from those subject to $16.00 and $20.00 price hurdles) depending on the level of cash proceeds received at closing.

On December 4, 2022, Fifth Wall sent Mr. Osher the initial draft of a subscription agreement for the Initial PIPE Investment.

On December 5, 2022, Venable sent Gibson Dunn a revised draft of the Sponsor Agreement, which included (a) customary support provisions with respect to Sponsor attending the FWAC Meeting and voting Founder Shares in favor of the proposals presented thereat and (b) the reallocation of certain Founder Shares.

On December 6, 2022, the Initial PIPE Investor sent Fifth Wall a revised draft of the subscription agreement for the Initial PIPE Investment, which included revisions to certain representations of the Initial PIPE Investor and permitted transferees under the lock-up provisions. Representatives of Gibson Dunn and Venable reviewed the revised subscription agreement, and Gibson Dunn sent a revised draft of the subscription agreement back to the Initial PIPE Investor on December 8, 2022. Separately, management teams from each of FWAC and MIC, along with their respective counsel, had a conference call to discuss the draft merger agreement, including the termination fee and expense reimbursement provisions, whereby the parties agreed to (a) decouple the termination fee and expense reimbursement provisions, (b) modify the termination fee provision to be applicable only in the event that the MIC Board makes an adverse recommendation with respect to the proposed transaction or if MIC accepts certain transaction offers superior to the proposed transaction and (c) provide for expense reimbursement to FWAC only in the event that the proposed transaction is terminated as a result of MIC’s uncured breach.

On December 7, 2022, Gibson Dunn sent Venable a revised draft of the Sponsor Agreement. In an effort to align Sponsor’s interest with the proposed transaction and MIC’s short term liquidity needs, the revised draft modified the provision with respect to the forfeiture of Founder Shares in connection with closing cash proceeds to provide that 1,317,500 Founder Shares would be forfeited (equally from those subject to $16.00 and $20.00 price hurdles) in the event that closing cash proceeds are less than $40 million, only 1,000,000 Founder Shares are forfeited (equally from those subject to $16.00 and $20.00 price hurdles) in the event that closing cash proceeds are greater than $40 million but less than $50 million, and that no forfeiture of Founder Shares would be required if closing cash proceeds were greater than $50 million. These proposed revisions were accepted by MIC and Venable.

On December 8, 2022, Gibson Dunn sent Venable a revised draft of the Merger Agreement, which, among other things, accepted the obligation of FWAC to extend its liquidation date in certain circumstances, permitted FWAC to secure additional financing between signing and closing subject to mutually agreed parameters, did not include a minimum cash condition, reinserted a termination fee of $7.5 million payable by MIC upon certain termination events, provided for reimbursement of up to $4 million of FWAC’s expenses in the event FWAC terminates the Merger Agreement upon MIC’s material and uncured breach. The draft Merger Agreement also revised the Exchange Ratio calculation to (a) include the MIC Common Stock underlying Common Units, Class A Units, and LTIP Units and any new class of securities of MIC and Operating Partnership issued after the date of the Merger Agreement that are convertible into shares of MIC Common Stock and (b) to exclude the MIC Common Stock underlying Performance Units and MIC Common Stock Warrants because certain of these instruments were subject to future vesting conditions anticipated to occur following the closing of the proposed transaction. Separately, representatives of Gibson Dunn and the Initial PIPE Investor finalized the terms of the subscription agreement for the Initial PIPE Investment.

On December 9, 2022, Venable sent Gibson Dunn a revised draft of the Merger Agreement, which, among other things, reduced the termination fee payable by MIC to $3.825 million and removed the expense reimbursement in the event the Merger Agreement was terminated by FWAC in the case of certain termination events. The draft received by Gibson Dunn had also revised the Exchange Ratio to clarify (a) that MIC Common Stock underlying any new class of securities issued by MIC or Operating Partnership issued after the date of the Merger Agreement would only be counted in the Exchange Ratio if such issuance was at a per share or per unit price less than $15.00 and convertible prior to the First Merger Effective Time and (b) MIC Common Stock underlying Performance Units and MIC Common Stock Warrants would be excluded from the Exchange Ratio if they were not convertible, exercisable or exchangeable into MIC Common Stock immediately prior to closing.

Later on December 9, 2022, the FWAC Board held a meeting with representatives of management, Gibson Dunn and Maples and Calder (Cayman) LLP (“Maples”), Cayman counsel to FWAC. FWAC management provided an update on the transaction process and key terms of the transaction, including a $10 million PIPE investment from one of MIC’s existing equityholders. Maples provided an overview of the FWAC Board’s fiduciary duties and answered questions posed by the members of the FWC Board. The parties confirmed for the FWAC Board that neither the Sponsor nor its affiliates have any interest in MIC, and the members of the FWAC Board further confirmed that they do not have any interest in or relationship with MIC. Representatives of Gibson Dunn described the transaction structure and discussed the transaction documents and remaining open items under discussion between the parties. FWAC management then discussed the valuation for MIC and the capital structure of the post-combination entity.

On December 10, 2022, Gibson Dunn and Venable exchanged drafts of the Merger Agreement, and after further discussion and negotiations, the parties subsequently agreed to (a) a termination fee of $4 million, payable by MIC only in the event that the MIC Board makes an adverse recommendation with respect to the proposed transaction or MIC accepts certain transaction offers superior to the proposed transaction, (b) no expense reimbursement in connection with the termination of the Merger Agreement and (c) further revised the Exchange Ratio formulation. The Exchange Ratio was further revised to (a) include MIC Common Stock underlying new securities issuances by the subsidiaries of MIC or the Operating Partnership and (b) exclude MIC Common Stock (or securities convertible, exercisable or exchangeable into shares of MIC Common Stock) issuable pursuant to executive employment agreements with certain MIC officers, and such formulation was accepted by MIC and FWAC.

Between November 30, 2022 and December 13, 2022, Gibson Dunn and Venable exchanged drafts of a number of ancillary transaction documents, including the Initial Subscription Agreement (as defined below), Support Agreement, Lock-up Agreement, governing documents for New MIC and disclosure schedules to the Merger Agreement. During this period, Gibson Dunn, Hogan Lovells US LLP (“Hogan Lovells”), Maryland counsel to FWAC, Maples and Venable participated in a number of telephone calls and video conferences to discuss the terms of the Merger Agreement and the ancillary agreements. During this period, representatives of each of FWAC, MIC, Gibson Dunn, Hogan Lovells and Venable negotiated the terms of the transaction documents contemplated by the Merger Agreement.

Throughout November and December, each of FWAC and MIC and their respective advisors continued to finalize the due diligence investigation of MIC and FWAC, respectively, and in that regard engaged in several communications with representatives of MIC and its advisors and FWAC and its advisors.

On December 12, 2022, the MIC Board held a meeting, which was also attended by representatives of KMK, Venable and B. Riley. At the meeting, the MIC management team and representatives of Venable provided the MIC Board with an update on recent negotiations and discissions with FWAC and representatives of Venable reviewed the duties of the MIC directors under Maryland law. Representatives of Venable described the transaction structure and discussed the transaction documents. In addition, representatives of B. Riley reviewed and discussed its financial analysis with respect to MIC and the proposed business combinations provided for in the Merger Agreement. At the request of the MIC Board, B. Riley rendered its oral opinion on December 12, 2022 to the MIC Board (which was subsequently confirmed in writing by delivery of B. Riley’s written opinion addressed to the MIC Board dated the same date) as to the fairness, from a financial point of view, to the holders of MIC Common Stock of the consideration to be received by the MIC common stockholders in the Merger pursuant to the Merger Agreement. See “ —Opinion of B. Riley Securities, Inc.”.

Following further discussion, during which the MIC Board considered the matters reviewed and discussed at that meeting and prior meetings, including factors described under the section of this joint proxy statement/prospectus entitled “ —Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions,” the MIC Board unanimously determined that the Merger and the transactions contemplated by the Merger Agreement were advisable and in the best interests of MIC, and unanimously approved the Merger Agreement, the other transactions contemplated by the Merger Agreement and the Charter Amendment, and recommended that MIC common stockholders approve the Merger and the Charter Amendment.

On the evening of December 12, 2022, the FWAC Board held a meeting. Representatives of management and Gibson Dunn were also in attendance. Representatives of FWAC management reviewed the transaction process to date, including the status of the Initial PIPE Investment. FWAC management representatives also reviewed with the FWAC Board the scope of legal, business, financial and accounting due diligence conducted by FWAC and its advisors and the final due diligence findings related thereto. Representatives of Gibson Dunn reviewed with the FWAC Board their fiduciary duties and the terms of the transaction documents, including the Merger Agreement. Following discussions, the members of the FWAC Board unanimously adopted and approved resolutions (a) determining that the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto (including the Merger) are advisable and fair to, and in the best interests of, FWAC and its shareholders, (b) adopting and approving the Merger Agreement and the ancillary documents thereto and the transactions contemplated by each of the Merger Agreement and the ancillary documents thereto (including the Merger) and (c) recommending that FWAC’s shareholders vote in favor of the Merger Proposal, the Domestication Proposal, the Charter Proposal, the Governance Proposals, the Directors Proposal, the Nasdaq Proposal and the FWAC Adjournment Proposal.

On December 13, 2022, MIC and FWAC executed and delivered the Merger Agreement and other ancillary agreements, including the Merger Termination Agreement, dated as of December 13, 2022, by and between MIC and MIT (the “Merger Termination Agreement”), which terminated the MIT Merger Agreement and the MIT IPO related thereto, and the subscription agreement for the Initial PIPE Investment.

Later on December 13, 2022, MIC and FWAC issued a joint press release announcing the execution of the Merger Agreement and summarizing the material terms of the transactions contemplated thereby.

On December 15, 2022, FWAC received a letter from BofA, whereby BofA waived its entitlement to its portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement in connection with FWAC’s proposed transaction with MIC. Moreover, BofA clarified in the waiver agreement that, while it does not have any role or involvement in the proposed transaction with MIC, it ceases and refuses to act in every office, capacity, and relationship with respect to the proposed transaction with MIC or any other potential business combination. BofA affirmatively disclaimed any responsibility for any portion of any registration statement (including this joint proxy statement/prospectus) that FWAC may file.

On February 24, 2023, FWAC received a letter from Deutsche Bank, whereby Deutsche Bank waived its entitlement to its portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement in connection with FWAC’s proposed transaction with MIC. Deutsche Bank affirmatively disclaimed any responsibility for any portion of any registration statement and any statutory prospectus, prospectuses or proxy statement, as applicable (and including this joint proxy statement/prospectus) that may be filed by FWAC or any of its affiliates in connection with FWAC’s proposed transaction with MIC.

On March 2, 2023, Venable sent Gibson Dunn a draft of the First Amendment, which among other things, proposed revisions to the Merger Agreement with respect to the Conversion and expansion of the New MIC Board.

On March 9, 2023, Gibson Dunn sent Venable a revised draft of the First Amendment, which included the addition of a proposed amended and restated HS3 Support Agreement to reflect the Conversion and entry into the Operating Agreement.

On March 14, 2023, the MIC Board held a meeting, which was also attended by representatives of KMK and Venable. Representatives of Venable described the First Amendment and the Conversion. Following further discussion, the MIC Board unanimously approved the First Amendment.

On March 23, 2023, the FWAC Board executed a unanimous written consent approving, among other things, the First Amendment, HS3 Support Agreement, and the ancillary agreements thereto and transactions contemplated thereby.

On March 23, 2023, MIC and FWAC executed and delivered the First Amendment.

On May 1, 2023, FWAC filed a definitive proxy statement seeking approval from its shareholders to, among other things, amend the Memorandum and Articles of Association to extend the mandatory liquidation date from May 27, 2023 to September 15, 2023 to provide additional time for FWAC to complete an initial business combination. The FWAC shareholder meeting to vote on such amendments was scheduled for May 17, 2023.

On May 11, 2023, the parties to each of the Letter Agreement and Sponsor Agreement amended and restated each agreement to clarify certain voting obligations of the parties thereto with respect to any FWAC Ordinary Shares acquired after the FWAC IPO.

On May 17, 2023, FWAC held a shareholder meeting seeking approval from its shareholders to, among other things, amend the Memorandum and Articles of Association to extend the mandatory liquidation date from May 27, 2023 to September 15, 2023 to provide additional time for FWAC to complete an initial business combination. The amendments were approved by the shareholders, with 28,034,598 FWAC Ordinary Shares voting in favor of the amendments and 228,823 FWAC Ordinary Shares voting against the amendments. In connection with the shareholder meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30, resulting in an aggregate reduction of the amount in the Trust Account by $278,780,559.38.

Between January 2023 and May 2023, FWAC and MIC discussed with potential investors the possibility of additional PIPE investments on the same or similar terms as the Initial PIPE Investment. These discussions did not result in any additional investments, and no proposals with the same or similar terms as the Initial PIPE Investment were received.

On May 18, 2023, Jeffrey B. Osher, a director of MIC, and Jeremy Fox of Fifth Wall Asset Management, LLC met to discuss a potential PIPE investment by the Initial PIPE Investor and members of MIC management in the aggregate offering amount of approximately $45,000,000, with the potential for up to an additional $15,000,000 to be raised from third party investors. The proposed PIPE investment would be structured as preferred stock, which would automatically convert into shares of New MIC Common Stock on the earlier of December 31, 2023 and a change of control of New MIC, with each $1,000 of stated liquidation preference of preferred stock converting into approximately 272 shares of New MIC Common Stock. The preferred stock would also receive a dividend of 10%, which dividend would be paid in kind and also convert into shares of New MIC Common Stock on the earlier of December 31, 2023 and a change of control of New MIC. The preferred stock would have no voting rights, customary antidilution protections, customary preemptive rights and be subject to a one year lock-up following the conversion of the preferred stock (collectively, the “Preferred PIPE Proposal”).

On May 23, 2023, the MIC Board held a regularly scheduled meeting attended by management, Venable and KMK to discuss the Merger process and MIC’s current operations and performance. Jeremy Fox of Fifth Wall Asset Management, LLC joined the meeting and provided an overview of the PIPE fundraising process and the feedback received from the prospective PIPE investors that had been approached to date.

Also at the MIC Board meeting on May 23, 2023, Mr. Osher and management presented the Preferred PIPE Proposal to the MIC Board. Thereupon, Messrs. Osher and Chavez and Ms. Hogue left the meeting. The MIC Board then discussed and reviewed the terms of the Preferred PIPE Proposal with its advisors, the feedback received from prospective PIPE investors and MIC’s capital structure and liquidity needs. The MIC Board also discussed potential outreach to potential investors approached by FWAC and management as part of the PIPE Investment process to gauge their interest in a PIPE transaction structured similar to the Preferred PIPE Proposal and the possible terms at which such third parties would invest and the likely timing of such a process.

Following the discussion with its advisors, the MIC Board requested that FWAC engage with potential investors to ascertain their interest in investing in a PIPE transaction structured similar to the Preferred PIPE Proposal and on what terms such parties would invest. The MIC Board appointed Mr. Garfinkle and Ms. Holley, two independent director members of the MIC Board, to directly liaise with FWAC on the outcome of such outreach efforts.

On June 1, 2023, Mr. Fox met with Mr. Garfinkle and Ms. Holley with Venable and KMK present. Mr. Fox informed Mr. Garfinkle and Ms. Holley that to date no party agreed to invest in a PIPE transaction structured similar to the Preferred PIPE Proposal. FWAC also summarized the investor feedback that was received during FWAC’s outreach.

Also, on June 1, 2023, the MIC Board met without Messrs. Osher and Chavez and Ms. Hogue present to discuss the investor outreach process. The MIC Board then invited Messrs. Osher and Chavez and Ms. Hogue to join the meeting. The MIC Board then discussed the Preferred PIPE Proposal, including that it would replace the Initial PIPE Investment. After discussion, the MIC Board agreed to proceed with the PIPE transaction consistent with the terms set forth in the Preferred PIPE Proposal.

On June 2, 2023, GDC distributed to Venable an initial draft of the form of Preferred Subscription Agreement. The Preferred Subscription Agreement contained customary representations and warranties of FWAC, on the one hand, and the applicable Preferred PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The Preferred Subscription Agreement further provided that the shares of New MIC Common Stock issued to the Preferred PIPE Investor upon the conversion of the Series 2 Preferred Stock would be subject to a one year lock-up. The Preferred PIPE Investor was also provided certain customary registration rights with respect to the shares of New MIC Common Stock issued upon the conversion of the Series 2 Preferred Stock pursuant to the Registration Rights Agreement.

On June 3, 2023, Venable distributed to GDC an initial draft of the terms for the Series 2 Preferred Stock (the “Series 2 Preferred Stock Terms”) with initial terms that were reflective of the material terms of the Preferred PIPE Proposal.

On June 8, 2023, representatives of MIC and FWAC met to discuss the terms of the Sponsor Agreement. Following discussion, the parties agreed to the following revised terms: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028) and (c) the Sponsor will deliver to FWAC for cancellation and for no consideration 4,755,000 Founder Shares in connection with the Closing (the “Revised Sponsor Share Terms”).

On June 8, 2023, GDC distributed to Venable an initial draft of the revised Sponsor Agreement, which reflected the Revised Sponsor Share Terms.

Between June 7, 2023 and June 14, 2023, representatives of Venable, GDC, and counsel to Mr. Osher exchanged drafts of the Series 2 Preferred Stock Terms, the Preferred Subscription Agreement and the ancillary transaction documents (collectively, the “Preferred PIPE Documents”) and negotiated key terms in the Preferred PIPE Documents. The material terms of the Preferred PIPE Documents were reflective of the terms of the Preferred PIPE Proposal.

On June 14, 2023, the MIC Board held a meeting which was also attended by representatives of KMK and Venable. Representatives of Venable described the terms of the Preferred PIPE Proposal and the Sponsor Agreement. Following further discussion, including an executive session without Messrs. Osher and Chavez and Ms. Hogue, the MIC Board unanimously (other than Messrs. Osher and Chavez and Ms. Hogue who recused themselves from the vote) approved the PIPE transaction on the terms set forth in the Preferred PIPE Proposal.

The MIC Board also unanimously approved the amended and restated Sponsor Agreement on terms consistent with the Revised Sponsor Share Terms.

On June 15, 2023, the FWAC Board executed a unanimous written consent approving, among other things, the Subscription Agreement, Series 2 Preferred Stock Terms, the amended and restated Sponsor Agreement, and the ancillary agreements thereto and transactions contemplated thereby.

On June 15, 2023, the PIPE Investors each entered into a Preferred Subscription Agreement committing to participate in the PIPE transaction (subject to the terms and conditions contained therein), and simultaneously therewith, FWAC and the Initial PIPE Investor terminated the Initial PIPE Investment. Also on June 15, 2023, the parties to the Sponsor Agreement entered into the amended and restated Sponsor Agreement to incorporate the Revised Sponsor Share Terms.

Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions

In reaching its unanimous resolution (a) determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of FWAC and its shareholders and (b) recommending that the FWAC’s shareholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement, the FWAC Board consulted with management, FWAC’s legal counsel and the Sponsor in connection with its evaluation of the Merger Agreement and the Merger, reviewed the results of due diligence conducted by FWAC’s management, together with its legal counsel and the Sponsor and considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Merger, the FWAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The FWAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the prospectus for the IPO, FWAC identified general criteria and guidelines that FWAC believed would be important in evaluating prospective target businesses. FWAC indicated its intention to acquire companies that it believes possess the following characteristics:

•	transformative businesses with attractive margins and unit economics in line with best-in-class industry benchmarks, strong growth track record, and limited revenue concentration risks;

•	businesses that have a sizeable total addressable market with product offerings that are relevant across multiple asset classes, industries or geographies;

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businesses that demonstrate market leadership and/or strong advantages when compared to their competitors, including the potential to disrupt the market through technology driven transformation, defensible proprietary technology, strong adoption rates, and low or manageable risks of technological obsolescence;

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later-stage businesses that FWAC believes have meaningful near term growth opportunity and significant potential for attractive risk-adjusted returns for shareholders, weighing potential growth opportunities and operational improvements in the target business against any identified downside risks;

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businesses where FWAC’s global network can offer distinct informational advantages in underwriting a potential acquisition, and where FWAC’s ability to unlock distribution to the real estate industry can enable FWAC to structure a potential transaction in such a way that it maximizes value for all parties involved;

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businesses that FWAC believes will benefit from FWAC’s differentiated industry network, brand and proprietary value-creation capabilities in order to improve financial performance and business planning;

•	businesses that have proven management teams with a compelling strategy of selling their product and recruiting talent; and

•	businesses that will benefit from being publicly listed and can effectively utilize the broader access to capital and a public profile to grow and accelerate shareholders value creation.

The FWAC Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Diversified Portfolio with Meaningful Scale. MIC owns a scaled and diversified portfolio of well-located properties in 22 urban markets, comprising nearly 16,000 parking spaces, including concentrations in Cincinnati, Chicago, St. Louis and Cleveland.

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Structural Advantages of MIC’s Business. MIC has low recurring capital expenditure requirements, inflation protection through short-term, daily leases, and a unique lease structure with owner-operator alignment.

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External Growth Opportunities. The fragmented ownership of parking assets presents many opportunities for future acquisitions and market consolidation, including via the contribution of assets owned by third parties in exchange for tax-deferred consideration using the business’ “UP-C” structure. The “UP-C” structure allows MIC to offer asset owners both the opportunity to generate liquidity for their assets as well as participate in the growth of the post-combination company in a tax-efficient manner.

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Embedded Upside Potential through Asset Management. Parking is a historically analog and under-managed asset class, and MIC has the opportunity to unlock value through active asset management and by leveraging asset-level data to drive actionable insights like dynamic pricing.

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Opportunities for Technology Enablement. MIC has several avenues to implement technology, including by introducing automation, implementing industrial and passenger electric vehicle charging, generating energy through solar panel implementation using under-monetized rooftop space, and monetizing vacant parking spaces by partnering with storage marketplaces to store passenger cars and fleet vehicles.

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Technology Solutions and Access to Capital Markets. The FWAC Board considered that FWAC may assist MIC in unlocking significant additional future revenue growth opportunities by leveraging FWAC’s access to technology solutions and access to leading capital markets and proprietary M&A targets. The FWAC Board also considered FWAC’s history of bridging the gap between analog businesses and technology.

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Long Operating Track Record and Strong Financial Profile. The FWAC Board took into account many factors such as MIC’s historical financial results, its outlook and expansion opportunities, and its financial plan. The FWAC Board reviewed MIC’s historical growth and its current prospects for growth if MIC achieves its business plan.

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Proven and Experienced Management Team. The FWAC Board considered that New MIC would be led by the senior management team of MIC, including Manuel Chavez, III and Stephanie Hogue, which has deep industry expertise. The management team has a strong track record of delivering growth, operational excellence, and strong financial performance while consistently showcasing their ongoing capabilities for innovation.

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Cash-Flowing Real Assets. The FWAC Board considered that, unlike many of the potential business combination targets reviewed by FWAC’s management team, MIC owns real properties that generate recurring cash flow both through contractual and revenue-based leases. In considering these factors, the FWAC Board also reviewed third-party appraisals that were considered and relied on in part by the MIC Board for the determination of MIC’s most recent net asset value per share which was included in a Current Report on Form 8-K filed by MIC on August 29, 2022.

•	PIPE Transaction. The commitment by an existing MIC stockholder in the Initial PIPE Investment served as validation of the valuation and the opportunity represented by a transaction with MIC.

•	Terms of the Merger Agreement. The FWAC Board considered the terms and conditions of the Merger Agreement and the Merger.

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Independent Director Role. The FWAC independent directors—Mr. Ajao, Ms. Beard, Ms. Sharma and Ms. Parness—took an active role in evaluating the proposed terms of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. The FWAC independent directors evaluated and unanimously approved, as members of the FWAC Board, the Merger Agreement and the Merger.

The FWAC Board also considered various uncertainties and risks and other potentially negative factors concerning the Merger, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on New MIC’s revenues.

•	Benefits Not Achieved. The risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of FWAC. The risks and costs to FWAC if the Merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FWAC being unable to consummate a business combination by May 27, 2023, and force FWAC to liquidate.

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Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits FWAC from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts FWAC’s ability to consider other potential business combinations prior to the earlier of the consummation of the Merger and the termination of the Merger Agreement.

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Redemption Risk. The potential risk that a significant number of FWAC’s shareholders elect to redeem their shares prior to the consummation of the Merger and pursuant to the Memorandum and Articles of Association, which would potentially make the Merger more difficult or impossible to complete.

•	Shareholder Vote. The risk that FWAC’s shareholders and MIC’s stockholders may fail to provide the respective votes necessary to effect the Merger.

•	Closing Conditions. The fact that completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within FWAC’s control.

•	Litigation. The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

•	Fees and Expenses. The fees and expenses associated with completing the Merger.

In addition to considering the factors described above, the FWAC Board also considered other factors, including, without limitation:

•	Interests of Certain Persons. Some officers and directors of FWAC may have interests in the Merger (see “—Interests of Certain Persons in the Merger-FWAC”).

•	Other Risk Factors. Various other risk factors associated with the business of MIC, as described in the section titled “Risk Factors” and appearing elsewhere in this joint proxy statement/prospectus.

The FWAC Board concluded, in its business judgment, that the potential benefits that it expects FWAC and its shareholders to achieve as a result of the Merger outweigh the potentially negative and other factors associated with the Merger. Accordingly, the FWAC Board unanimously determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of FWAC and its shareholders.

This explanation of FWAC’s reasons for the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”.

FWAC did not engage a financial advisor in connection with the proposed transaction. For a discussion of Sponsor’s interest in the proposed transaction, please see the section titled “—Interests of Certain Persons in the Merger-FWAC”. There are no fees payable by FWAC for financial advisory services in connection with the proposed transaction; however, FWAC is obligated to pay $9,625,000 in deferred underwriting fees upon consummation of a proposed business combination pursuant to the Underwriting Agreement. Pursuant to the Underwriting Agreement, each of the FWAC IPO Underwriters is entitled to their pro rata share of an aggregate of $9,625,000 in deferred underwriting fees, payable upon consummation of a proposed business combination, including the proposed Merger. Subsequent to the entry into the Underwriting Agreement and consummation of the FWAC IPO, each of the FWAC IPO Underwriters have waived any claim to deferred underwriting fees payable pursuant to the Underwriting Agreement in connection with their underwriting services for FWAC’s IPO. None of the FWAC IPO Underwriters have been engaged by FWAC in connection with the proposed transaction, nor have they been involved in the transaction, and all have agreed to forfeit and waive their claims to any portion of the deferred underwriting fee from the FWAC IPO due under the Underwriting Agreement.

Recommendation of the MIC Board and Its Reasons for the Merger and the Other Transactions

With the assistance of its financial and legal advisors, the MIC Board evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and after careful consideration, at a special meeting of the MIC Board held on December 12, 2022, unanimously determined that the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of, MIC. The MIC Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, and recommends that the holders of MIC Common Stock vote to approve the Merger on the terms and conditions set forth in the Merger Agreement.

In the course of evaluating the Merger Agreement and the transactions contemplated thereby, the MIC Board consulted with MIC’s management and MIC’s legal and financial advisors and considered a number of factors that the MIC Board believed supported its decision to approve the Merger Agreement and to recommend adoption and approval by MIC common stockholders of the Merger, including the following material factors:

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the structure of the Merger and the other transactions contemplated by the Merger Agreement, including the fact that MIC stockholders who receive shares of New MIC Common Stock in exchange for their shares of MIC Common Stock will be able to receive those shares in a tax deferred exchange;

•	the terms and conditions of the Merger Agreement, including:

•	the limited conditions to the Closing of the Merger;

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that the Chief Executive Officer and Chief Financial Officer of MIC will remain in those roles with New MIC and that the New MIC Board will include the current directors of MIC and one new director nominee of FWAC; and

•	that the FWAC Board may not modify or withdraw its recommendation that the FWAC shareholders vote in favor of the Merger Proposal;

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the MIC Board’s review with its legal and financial advisors of alternatives to the Merger, the range and possible value to MIC stockholders obtainable through such alternatives and the timing and likelihood of the alternatives, including the initial public offering of the common shares of beneficial interest of MIT;

•	the anticipated positive effect of the Merger on existing MIC stockholders, personnel and tenants of MIC;

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that the merger consideration, consisting of shares of New MIC Common Stock which will be listed for trading, provides liquidity for MIC common stockholders desiring to liquidate their investment after the Merger and the relative lack of liquidity with respect to the shares of MIC Common Stock;

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the expectation that following the Merger, the affiliated and unaffiliated holders of MIC Common Stock and the holders of MIC Preferred Stock will ultimately receive the same consideration (based on the class of stock held);

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the merger consideration will be paid in shares of New MIC Common Stock, which will provide MIC stockholders with the opportunity to participate in any potential appreciation of New MIC Common Stock following the Merger;

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the expectation that following the Merger, New MIC intends to use a portion of the net proceeds to repay certain debt, resulting in a company with less debt, larger scale and increased growth potential;

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the MIC Board has the ability, under certain circumstances and subject to certain conditions specified in the Merger Agreement, to consider and respond to unsolicited bona fide written acquisition proposals with respect to MIC and to engage in negotiations with any third party making any such acquisition proposal and to terminate the Merger Agreement in order to enter into a Superior Proposal (as defined below), subject to, among other things, certain notice requirements and payment of a termination fee by MIC to FWAC, as further described in “—The Merger Agreement—Termination of the Merger Agreement” if certain strike prices are not achieved by target dates;

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the agreement by the Sponsor to defer a portion of its Founder Shares in an earn-out with vesting at significant premiums to FWAC’s current share price, and the cancellation of the Vesting Founder Shares for no consideration;

•	the expectation that following the Merger and the concurrent PIPE Investment, New MIC will have additional working capital to refinance, repay additional debt or acquire additional parking assets;

•	FWAC’s ability to leverage its expertise and access to technology solutions and capital partners;

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the opinion of B. Riley rendered to the MIC Board on December 12, 2022, which was subsequently confirmed by delivery of a written opinion dated December 12, 2022, that, subject to and based on the considerations referred to in such opinion and as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of MIC Common Stock. Such opinion was based on business, economic, market and other conditions as they existed and could be evaluated by B. Riley as of the date thereof, as more fully described in the section titled “ —Opinion of B. Riley Securities, Inc.” and in the full text of the written opinion of B. Riley, which is attached as Annex O to this joint proxy statement/prospectus;

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the fact that Color Up and HS3 executed the Color Up Support Agreement and HS3 Support Agreement, respectively, pursuant to which they have agreed to vote their shares of MIC Common Stock in favor of the Merger; and

•	the expectation that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and applicable Treasury Regulations.

The MIC Board also considered the following potentially negative factors in its deliberations:

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that FWAC’s financial profile could adversely change between the date of the Merger Agreement and completion of the Merger (including as a result of actions taken in accordance with the Merger Agreement), which could impact the value of the shares of New MIC Common Stock that MIC stockholders will receive as consideration;

•

that the consideration to be received by MIC common stockholders in connection with the Merger is based on a fixed exchange ratio that will not fluctuate as a result of changes in the price of FWAC Ordinary Shares prior to the effective time of the Merger, which means that the market value of the consideration to be received by the MIC common stockholders in connection with the Merger could decrease prior to the effective time of the Merger if the trading price of FWAC Ordinary Shares decreases;

•

the obligation to pay FWAC a termination fee of $4.0 million if the Merger Agreement is terminated under certain circumstances, as further described in “—The Merger Agreement—Termination of the Merger Agreement” and “—The Merger Agreement—No Solicitation”;

•	that the FWAC public shareholders could redeem a significant percentage of their shares, thereby reducing the amount in the Trust Account available to New MIC following the Closing;

•

that FWAC might not obtain commitments from additional PIPE Investors and that, as a result, New MIC might not have significant available cash to reduce its indebtedness or to fund acquisitions and working capital following the Closing;

•

the risk that MIC may be obligated to complete the Merger without having obtained appropriate consents, approvals or waivers from the counterparties under certain of MIC’s contracts that require consent or approval to consummate the Merger, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts;

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the terms of the Merger Agreement placing certain limitations on the ability of MIC to solicit, initiate, endorse, or knowingly encourage or facilitate any inquiry, proposal or offer by or with a third party with respect to an acquisition proposal and to enter into, continue or otherwise participate in any decisions or negotiations regarding, or furnish to any third party interested in pursuing an alternative business combination transaction any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal, or resolve, agree or propose to do any of the foregoing unless:

•	such third party has made an unsolicited written acquisition proposal, not resulting from a breach of the foregoing restrictions;

•	the MIC Board believes in good faith that the written acquisition proposal is bona fide;

•	the written acquisition proposal constitutes or is reasonably likely to lead to a Superior Proposal;

•

the MIC Board (after consultation with outside counsel) determines in good faith that it would reasonably be expected to constitute a breach of its duties if the MIC Board failed to furnish information with respect to MIC and its subsidiaries to, and participate in discussions or negotiations with, such third party; and

•	such third party enters into a confidentiality agreement with MIC;

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the risk that MIC (or, following the completion of the Merger, New MIC) may not fully realize the anticipated strategic benefits and/or other benefits of the Merger within the expected timeframe or not realize them at all;

•	the risk that a different strategic alternative, such as continuing as an independent publicly-registered, but non-listed company, could be more beneficial to MIC stockholders than the Merger;

•	the loss of certain rights of MIC stockholders in connection with the approval of the Charter Amendment in order to consummate the Merger;

•	the risk that certain of MIC’s unaffiliated stockholders could receive consideration or experience consequences unique to them as a result of the Merger;

•	the fact that MIC’s current stockholders will have reduced ownership and voting interests after the completion of the Merger (compared to their current ownership and voting interests in MIC) and will exercise less influence over the New MIC Board and management and policies of New MIC (compared to their current influence over the MIC Board and management and policies of MIC);

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the risk that, depending on the terms and pricing of any additional offerings and the potential redemptions by FWAC shareholders, MIC’s affiliated and unaffiliated stockholders may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of New MIC Common Stock as a result of the Merger;

•	the restrictions in the Merger Agreement on the conduct of MIC’s business during the period between execution of the Merger Agreement and the consummation of the Merger;

•	the possible disruption to MIC’s business and operations that may result from the announcement of the Merger;

•	the possibility that the Merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied or waived, including:

•	the condition that MIC stockholders approve the Charter Amendment Proposal and the Merger Proposal;

•	the condition that FWAC shareholders approve the FWAC Proposals; and

•	other conditions that are outside of MIC’s control;

•	if the Merger is not completed, the resulting public announcement of the termination of the Merger Agreement could have an adverse effect on:

•	MIC’s operating and financial results, particularly in light of the costs incurred in connection with the Merger; and

•	MIC’s ability to attract and close other investment opportunities;

•	the substantial costs and expenses to be incurred in connection with the Merger and the transaction expenses arising from the Merger;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to complete the Merger;

•	the possible effects of the announcement or completion of the Merger, including any lawsuit, action or proceeding initiated in respect of the Merger;

•	the absence of appraisal rights for MIC stockholders under Maryland law;

•	New MIC will be taxed as a C corporation and may not elect to be taxed as a REIT until January 1, 2025; and

•	the types and nature of the risks described in the section titled “Risk Factors”.

The MIC Board considered all of these factors as a whole and, on balance, concluded that the potential benefits of the Merger outweighed the risks and uncertainties of the Merger.

In addition, the MIC Board considered that certain of MIC’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of MIC stockholders generally, which may create potential conflicts of interest or the appearance thereof. In considering the recommendation of the MIC Board with respect to the Merger, you should be aware of these interests. For more information on these interests, see “—Interests of MIC Executive Officers and Directors in the Merger”.

Although the foregoing discussion sets forth the material factors considered by the MIC Board in reaching its recommendation to the MIC stockholders, it may not include all of the factors considered by the MIC Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the MIC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective recommendations. The MIC Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the MIC Board concluded that the potential positive factors described above significantly outweighed the negative factors described above. The recommendation was made after consideration of all of the factors as a whole. MIC cannot provide any assurance that material changes in the operations or performance of MIC will not occur prior to or after the MIC special meeting or prior to the completion of the Merger.

For the reasons set forth above, the MIC Board unanimously approved the Merger Agreement and declared the Merger and the other transactions contemplated by the Merger Agreement to be fair and reasonable and on no less favorable terms than would be available from unaffiliated third parties and advisable to, and in the best interests of, MIC and its stockholders.

The MIC Board unanimously recommends to MIC’s common stockholders that they vote “FOR” the Charter Amendment Proposal, “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

This explanation of MIC’s reasons for the Merger and the other transactions contemplated by the Merger Agreement and the other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Opinion of B. Riley Securities, Inc.

The MIC Board retained B. Riley to render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio to MIC’s common stockholders. The MIC Board selected B. Riley to serve as its financial advisor based on B. Riley’s qualifications, expertise and reputation, and its knowledge of MIC’s business.

On December 12, 2022, B. Riley rendered its oral opinion to the MIC Board, which was subsequently confirmed in writing, to the effect that as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by B. Riley, all as set forth in B. Riley’s opinion, the Exchange Ratio was fair, from a financial point of view, to MIC’s common stockholders.

The full text of the written opinion rendered by B. Riley, dated December 12, 2022, is attached to this joint proxy statement/prospectus as Appendix O and is incorporated by reference into this joint proxy statement/prospectus in its entirety. The written opinion sets forth, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by B. Riley in rendering its opinion. You are encouraged to, and should, read carefully and in their entirety the opinion and the discussion below regarding the opinion and the analyses undertaken by B. Riley in connection with the opinion. The summary of B. Riley’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. B. Riley’s opinion was directed to the MIC Board, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Exchange Ratio to MIC’s common stockholders. B. Riley’s opinion was not intended to, and does not, constitute advice or a recommendation to MIC, the MIC Board, any stockholder of MIC or any other person as to how to act or vote on any matter relating to the Merger or otherwise.

In connection with rendering its opinion, B. Riley had, among other things:

•	Reviewed the financial terms of a draft, dated December 11, 2022, of the Merger Agreement;

•

Reviewed certain publicly available business and financial information related to FWAC, including, but not limited to, FWAC’s audited financial statements as of December 31, 2021 and for the period from February 19, 2021 (inception) through December 31, 2021 and FWAC’s unaudited financial statements as of and for the nine-month period ended September 30, 2022;

•

Reviewed certain publicly available business and financial information related to MIC, including, but not limited to, MIC’s audited financial statements for the years ended December 31, 2021 and December 31, 2020 and MIC’s unaudited financial statements for the nine-month period ended September 30, 2022;

•	Reviewed the most recent NAV analysis approved by the MIC Board;

•

Reviewed certain other information relating to MIC concerning its business, financial condition and operations made available to B. Riley by MIC, including property-level financial and operating information relating to MIC’s business, earnings, assets and liabilities and to the prospects of MIC, including the standalone projected income statement for MIC based on MIC’s management’s projections through 2023 provided by MIC’s management in connection with evaluating a possible transaction with FWAC (the “MIC Budget”);

•	Held discussions with members of senior management of MIC concerning the Merger and the business, financial condition, and strategic objectives of MIC;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed relevant;

•	Reviewed the publicly available financial terms of certain business combinations that B. Riley deemed relevant;

•

Received a certificate addressed to B. Riley from a member of senior management of MIC regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of MIC provided to, or discussed with, B. Riley by or on behalf of MIC; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate for purposes of rendering the opinion.

In rendering its opinion, B. Riley, at the direction of the MIC Board, assumed and relied on the accuracy and completeness of all information discussed with, reviewed by or supplied or otherwise made available to B. Riley by MIC or their respective representatives or advisors or obtained by B. Riley from other public sources. B. Riley did not independently verify (nor did it assume any obligation to verify) any such information. B. Riley did not undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of MIC. B. Riley did not evaluate the solvency or fair value of MIC under any state or federal laws relating to bankruptcy, insolvency or similar matters. B. Riley assumed, with the consent of the MIC Board, that (a) in the course of obtaining any regulatory, stockholder or third party consents or approvals in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MIC or the contemplated benefits of the Merger, (b) the representations and warranties made by the parties in the Merger Agreement are accurate and complete in all material respects; (c) each party to the Merger Agreement will perform all of its covenants and obligations thereunder; and (d) the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or provision thereof. B. Riley further assumed that the Merger Agreement, when executed by the parties thereto, will conform to the draft reviewed by B. Riley in all respects material to its analyses and its opinion. B. Riley was advised by MIC, and B. Riley assumed, without independent investigation, that the MIC Budget was reasonably prepared in good faith and represented the best currently available estimates and judgments of MIC’s management with respect to the future financial performance of MIC in the absence of the Merger. B. Riley expressed no opinion with respect to the MIC Budget, including the assumptions on which they were based.

B. Riley’s opinion was necessarily based on economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to B. Riley, as of the date of the opinion.

Although subsequent developments may affect its opinion, B. Riley did not undertake, and is under no obligation to, update, revise or reaffirm its opinion.

B. Riley’s opinion was furnished for the use of the MIC Board (in its capacity as such) in connection with the MIC Board’s consideration of the proposed Merger.

B. Riley was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things, (a) the fairness of the Merger to the holders of any other class of securities (including preferred series, warrants, options and other securities convertible into shares of MIC Common Stock in connection with the Merger), creditors or other constituencies of MIC; (b) any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise; (c) the capital structure of FWAC or New MIC or the form, structure or any aspect or terms of any debt or equity financing for the Merger or the likelihood of closing such financing; (d) the fairness of the amount or nature of the compensation to any of MIC’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise; (e) the fairness of the Exchange Ratio to any one class or group of MIC’s security holders vis-à-vis any class or group of MIC’s security holders (including, without limitation, the fairness of the Exchange Ratio to the holders of MIC Common Stock relative to the holders of MIC Preferred Stock or any other allocation of any consideration to be received in the Merger amongst or within any classes or groups of security holders); (f) the impact of the Merger on the solvency or viability of MIC, FWAC or New MIC, or the ability of MIC, FWAC or New MIC to pay its obligations when they become due and (g) any potential effects of the volatility in the credit, financial and stock markets on MIC, FWAC or New MIC or the proposed Merger. B. Riley did not express any opinion as to the prices at which MIC Common Stock or New MIC Common Stock will trade at any time, including following the announcement or closing of the Merger. B. Riley is not an expert in, and its opinion did not address, any of the legal, tax or accounting aspects of the Merger. B. Riley relied on the assessments by the MIC Board and its advisors (other than B. Riley) as to all legal, regulatory, accounting and tax matters relevant to the Merger and any related transactions.

B. Riley’s opinion was only one of many factors considered by management and the MIC Board in evaluating the proposed Merger. B. Riley was not requested to, and it did not, determine or recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger.

Summary of Financial Analyses Performed by B. Riley

The following is a summary of the material financial analyses that were performed by B. Riley in connection with the rendering of its opinion and were reviewed with the MIC Board on December 12, 2022.

The order in which B. Riley’s analyses are described below do not represent the relative importance or weight given to those analyses by B. Riley. The summary text describing each financial analysis does not constitute a complete description of B. Riley’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by B. Riley. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by B. Riley with respect to any of the analyses performed by it in connection with the B. Riley opinion. Rather, B. Riley made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to MIC’s common stockholders on the basis of its experience and professional judgment after considering the results of all of the analyses that B. Riley performed. The analyses summarized below include information provided in tabular formats. The respective tables do not constitute a complete description of the analyses to which they relate.

Except as otherwise noted, the information utilized by B. Riley in its analyses, to the extent based on market data, was based on market data as it existed on or before December 12, 2022 and therefore is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analyses, B. Riley used three primary methodologies to assess the fairness, from a financial point of view, of the Exchange Ratio to MIC’s common stockholders. B. Riley conducted selected comparable public companies analyses, selected precedent transaction analyses, and NAV analyses. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, none of the other companies whose financial attributes were considered in these analyses (as described below) is identical to MIC, and those companies all differ in material ways. The fairness analysis described below is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the companies and transactions considered by B. Riley, other factors that could affect the public trading value of the selected companies or financial terms of the transactions considered by B. Riley, in its comparable companies and corporate transactions analyses, and market conditions and other factors considered by B. Riley in the NAV analysis. B. Riley used these analyses to determine the impact of various financial metrics on the implied value per share of MIC Common Stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by B. Riley collectively and not individually. Notwithstanding the foregoing, in B. Riley’s professional judgment and experience, stockholders and other market participants may place value on NAV analyses for real estate holding companies in general, particularly when such companies do not have equity securities listed on a national securities exchange. MIC believes that an NAV analysis may also be of significance to stockholders and other market participants given that no company used in the above analyses as a comparison is directly equivalent to MIC, and no transaction used in the above analyses as a comparison is directly equivalent to the Merger.

Selected Publicly Traded Companies Analyses

B. Riley reviewed and compared certain publicly available financial information across a handful of real estate asset classes including self-storage, multifamily, specialty, automotive, and lodging public companies. These companies were selected by B. Riley because each of them operates within a real estate asset class or the automotive space and exhibits similar characteristics to MIC and the parking sector. The companies selected by B. Riley were:

•	Self Storage REITs

•	Public Storage

•	Extra Space Storage, Inc.

•	CubeSmart

•	Life Storage, Inc.

•	National Storage Affiliates Trust

•	Small Cap Multifamily REITs

•	Apartment Income REIT Corp.
•	Independence Realty Trust, Inc.

•	NexPoint Residential Trust, Inc.

•	BRT Apartments Corp.

•	Small Cap Specialty REITs

•	Four Corners Property Trust, Inc.

•	Getty Realty Corp.

•	UMH Properties, Inc.

•	CTO Realty Growth, Inc.

•	Postal Realty Trust, Inc.

•	Automotive Focused C-Corps

•	Casey’s General Stores, Inc.

•	ABM Industries Incorporated

•	TravelCenters of America, Inc.

•	SP Plus Corporation

•	Lodging REITs

•	Host Hotels & Resorts, Inc.

•	Apple Hospitality REIT, Inc.

•	Park Hotels & Resorts Inc.

•	Sunstone Hotel Investors, Inc.

•	Pebblebrook Hotel Trust

•	DiamondRock Hospitality Company

•	RLJ Lodging Trust

For purposes of these analyses, B. Riley analyzed certain financial data for each of the companies, including the consensus Wall Street research analyst forecasts (referred to as Street consensus) of calendar year 2022 EBITDA, calendar year 2023 EBITDA, calendar year 2022 FFO per share, calendar year 2023 FFO per share, and estimated NAV per share. The EBITDA forecasts were compared to the respective companies’ enterprise values and the NAV per share estimates and the FFO per share forecasts were compared to the respective companies’ share prices. These comparisons were based on the respective closing prices of the companies’ shares on December 9, 2022 and on the most recent publicly available information and Street consensus estimates as of the date of B. Riley’s opinion. Funds from operations, or FFO, is a non-GAAP financial measure that B. Riley calculated on the basis defined by the National Association of Real Estate Investment Trusts, or NAREIT, which is net income (loss) attributable to common stockholders, calculated in accordance with GAAP, plus real estate depreciation and amortization and provision of impairment in real estate, minus gain from sale of investments in real estate as well as certain other adjustments currently not applicable to MIC. B. Riley included FFO analyses because in its professional judgement and experience, stockholders and other market participants find FFO to be a useful measure for evaluating period to period operating performance of REITs and other real estate companies.

The following table reflects the results of these analyses for the selected publicly traded companies.

	High	Low	Mean	Median
TEV/2022E EBITDA	22.6x	7.5x	16.1x	18.4x
TEV/2023E EBITDA	21.2x	8.2x	14.5x	15.4x
Price/2022E FFO	21.9x	7.5x	14.2x	15.3x
Price 2023E FFO	17.7x	6.4x	13.0x	14.7x
Price/NAV	107.9%	48.5%	76.5%	75.6%

B. Riley applied these multiple ranges to projected calendar year 2022 EBITDA and projected 2022 FFO for MIC, projected calendar year 2023 EBITDA and projected calendar year 2023 FFO for MIC, and the latest publicly reported NAV/share estimate approved by the MIC Board. The projected EBITDA and FFO for MIC used in this analysis were derived from MIC’s Budget.

B. Riley used these analyses to derive the following implied per share value reference ranges for the MIC Common Stock:

(1)	Multiple ranges based on B. Riley’s analysis of comparable company and transaction metrics.
(2)	Implied valuation assumes net debt of $217.4MM, preferred equity balance of $50.5MM and fully diluted shares outstanding of 16.96MM shares.
(3)	FFO calculated as EBITDA less interest expense.

Selected Precedent Merger Analyses

B. Riley reviewed publicly available financial information regarding the following sixteen selected transactions involving publicly traded and non-traded REITs:

B. Riley selected these precedent transactions because they involved acquisitions announced since January 1, 2021 of select companies within the Real Estate / REIT space, with a transaction value of at least $350 million, for which financial information sufficient for this purpose was publicly available. In this portion of B. Riley’s analysis, the financial data for the selected precedent transactions used by B. Riley was obtained from information that was publicly available when the respective transactions were announced. B. Riley calculated the LTM EBITDA multiples and LTM FFO reflected in the financial terms of these transactions.

	High	Low	Mean	Median
TEV/LTM EBITDA	37.3x	16.8x	25.2x	24.8x
Price/LTM FFO	53.6x	23.1x	34.8x	33.0x

B. Riley also reviewed publicly available financial information relating to these precedent transactions. B. Riley selected these precedent transactions because they involved acquisitions of assets within sectors with similar characteristics that occurred since January 1, 2021 and each had a transaction value of at least $300 million. The financial data for the selected transactions used by B. Riley was obtained from information that was publicly available when the respective transactions were announced.

B. Riley applied the reference ranges generated by the selected transaction analyses summarized above to MIC’s LTM EBITDA and price per share / FFO. The reference ranges for the selected transactions involving public traded and non-traded REITs, each of which is indicated in the following tables. The analyses indicated the following implied per share value reference ranges for the MIC Common Stock:

(1)	Multiple ranges based on B. Riley’s analysis of comparable company and transaction metrics.
(2)	Implied valuation assumes net debt of $217.4MM, preferred equity balance of $50.5MM and fully diluted shares outstanding of 16.96MM shares.
(3)	FFO calculated as EBITDA less interest expense.

The selected transactions involving public, traded REITs were as follows:

Sources: Dealogic, S&P Global, TheDIWire, SEC Filings, Company Filings, CapIQ, Pitchbook

(1)	Total enterprise value is calculated from the total deal value which includes total net debt and equity consideration.
(2)	Total equity value includes all cash and stock consideration from said buyout or merger agreement.
(3)	Consists of equity value divided by FFO from the last 4 quarterly filings prior to completion of buyout or merger/acquisition.
(4)	Consists of the EBITDA calculations from the last 4 quarters prior to completion of buyout or merger/acquisition.

The selected transactions involving public, non-traded REITs were as follows:

Sources: Dealogic, S&P Global, TheDIWire, SEC Filings, Company Filings, CapIQ , Pitchbook

(1)	Total enterprise value is calculated from the total deal value which includes net debt and total equity consideration.
(2)	Total equity value includes all cash and stock consideration from said buyout or merger agreement.
(3)	Consists of the EBITDA calculations from the last 4 quarters prior to completion of buyout or merger/acquisition.

No company or asset utilized in the selected precedent transaction analyses is identical to MIC. In evaluating selected precedent transactions and performing its analyses, B. Riley made various judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond MIC’s control, such as the impact of competition on MIC and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of MIC or the industry, or in the financial markets in general.

NAV Analyses

B. Riley considered and compared estimates of the NAV of MIC. In performing this part of its analysis, B. Riley relied on estimates of NAV previously prepared and published by MIC and certain valuation related materials used by the management of MIC to prepare those published estimates, and on other publicly available information. On August 29, 2022, the MIC Board approved an estimated NAV per share of $14.76 as of August 1, 2022. B. Riley did not undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of MIC.

B. Riley derived implied per share value reference ranges for MIC based on the NAV ranges derived from the analyses summarized above.

Other Matters

B. Riley was engaged by MIC to render an opinion to the MIC Board as to the fairness, from a financial point of view and as of such date, of the Exchange Ratio to MIC’s common stockholders. Pursuant to its engagement by the MIC Board, B. Riley is entitled to an aggregate fee of $250,000 payable upon delivery of B. Riley’s opinion. MIC has agreed to reimburse B. Riley for certain expenses and to indemnify B. Riley, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, arising out of or related to B. Riley’s engagement. In the past two years, no other fees have been received by B. Riley as a result of any material relationship between B. Riley and MIC or any of their respective corporate affiliates or controlling persons except as described in herein.

The Merger Agreement

The Domestication

Pursuant to the Merger Agreement, prior to the consummation of the Merger, at or prior to the Closing, FWAC will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL, and Part XII of the Cayman Islands Companies Act. Concurrently with the Domestication, FWAC shall file the Proposed Charter substantially in the form attached as Annex B hereto with the Maryland State Department of Assessments and Taxation, pursuant to which FWAC will adopt bylaws substantially in the form attached as Annex C hereto, with such changes as may be agreed in writing by FWAC and MIC.

At the effective time of the Domestication, (a) each then issued and outstanding FWAC Class A Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock; and (b) each then issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock.

The Merger

On December 13, 2022, FWAC entered into the Merger Agreement, as amended by the First Amendment, with Merger Sub and MIC, pursuant to which, among other things, following the Domestication, (a) Merger Sub will merge with and into MIC in accordance with the MGCL, with MIC continuing as the surviving entity and (b) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into New MIC in accordance with the MGCL, with New MIC continuing as the surviving entity.

Merger Consideration

Consideration; Conversion of Securities

At the First Effective Time:

•

Each share of MIC Common Stock (excluding shares owned by any Mobile Company) issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio and will be automatically cancelled;

•

Each share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration and will be automatically cancelled; and

•

The First-Step Surviving Company will assume each MIC Common Stock Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such MIC Common Stock Warrant will become a warrant to purchase that number of shares of New MIC Common Stock equal to the product of (a) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio.

Assuming a value of $10.00 per share of New MIC Common Stock, which is the price at which FWAC completed its IPO in May 2021, the aggregate merger consideration implies an aggregate equity value for MIC of approximately $255 million.

The “Exchange Ratio” is the quotient of (a) 25,453,918.5 shares of New MIC Common Stock divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting. MIC Common Stock calculated on a fully diluted basis includes the number of shares of MIC Common Stock underlying the Common Units, the LTIP Units and the Class A Units (which LTIP Units and Class A Units, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for Common Units in accordance with their terms). MIC Common Stock calculated on a fully diluted basis also will include the number of shares of MIC Common Stock underlying any new class of securities of MIC, the Operating Partnership or any of their respective subsidiaries issued on or after the date of Merger Agreement, which is convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of MIC or the Operating Partnership or any of their respective subsidiaries was issued for a per share or unit consideration of less than $15.00. MIC Common Stock calculated on a fully diluted basis excludes the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, Performance Units, LTIP Units and Class A Units (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable for Common Units, as applicable, in accordance with their terms), and the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) certain MIC employment agreements. Based on the number of shares of MIC capital stock outstanding and underlying the LTIP Units, Class A Units and Common Units, in each case as of the date of this joint proxy statement/prospectus, the estimated Exchange Ratio is approximately 1.5.

Additional LTIP Consideration

After the issuance of the MIC Common Stock Merger Consideration, certain individuals shall be entitled to receive restricted stock, units or other equity interests in MIC or the Operating Company in such amounts as determined by the compensation committee of the MIC Board, to be issued by New MIC or the Operating Company, as applicable, as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8.

Fractional Shares

No fractional shares of New MIC Common Stock will be issued by virtue of the Merger or the other transactions contemplated by the Merger Agreement. Each holder of record of MIC stock who would otherwise be entitled to such fractional shares shall be entitled to receive a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent, as agent for former holders of MIC stock, in one or more transactions of an aggregate number of shares of New MIC Common Stock equal to the excess of (a) the aggregate number of shares to be delivered to the Exchange Agent by FWAC pursuant to the terms of the Merger Agreement over (b) the aggregate number of whole shares of New MIC Common Stock to be issued to the holders of MIC stock.

PIPE Investment

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. As a result, the Series 2 Preferred Stock (after giving effect to the dividend payable on such shares) represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock. For more information regarding potential dilution to FWAC shareholders and holders of New MIC Common Stock following the Merger, in each case, as a result of such conversion, see the section entitled “Questions and Answers—What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?”. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023.

Series 2 Preferred Stock are non-voting shares that rank senior to New MIC Common Stock. Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends on Series 2 Preferred Stock will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representation and Warranties

The Merger Agreement contains representations and warranties made by MIC to FWAC relating to a number of matters, including the following:

•	corporate organization;

•	subsidiaries;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Merger;

•	required governmental and regulatory consents necessary in connection with the Merger;

•	the capital structure of MIC, including shares authorized and outstanding as of the date of the Merger Agreement and information relating to MIC’s subsidiaries;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications, and financial information;

•	financial information and absence of undisclosed liabilities;

•	litigation;

•	compliance with applicable law;

•	material contracts;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	insurance;

•	permits;

•	equipment and other tangible property;

•	real property;

•	intellectual property and information systems;

•	environmental matters;

•	absence of a Material Adverse Effect (as defined below) with respect to MIC since September 30, 2022 and absence of certain other changes with respect to MIC;

•	anti-corruption matters;

•	information supplied;

•	affiliate transactions;

•	MIT Merger Agreement;

•	opinion of financial advisor;

•	state takeover laws;

•	broker’s and finder’s fees related to the Merger; and

•	exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to MIC means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Mobile Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of MIC to consummate the transactions contemplated by the Merger Agreement; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect with respect to MIC pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exception in this clause (iii) does not apply to the representations and warranties related to conflicts with organizational documents, applicable laws or certain agreements and instruments to the extent that its purpose is to address the consequences resulting from the public announcement of the Merger or the conditions described in the first and second bullet points under the heading “ —Conditions to the Obligations of FWAC and Merger Sub” to the extent it relates to such representations and warranties; (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of the Merger Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of the Merger Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which MIC operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Material Adverse Effect with respect to MIC; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of the Merger Agreement; or (x) any action taken by, or at the written request of, FWAC or any of its subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Mobile Companies, taken as a whole, compared to other Persons operating in the same industry as the Mobile Companies, then such disproportionate impact may be taken into account in determining whether a Material Adverse Effect with respect to MIC has occurred.

The Merger Agreement also contains representations and warranties made by FWAC and Merger Sub to MIC relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions;

•	absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Merger Agreement or consummating the Merger;

•	litigation;

•	proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications, and financial information;

•	required governmental and regulatory consents necessary in connection with the Merger;

•	the Trust Account;

•	compliance with applicable law;

•	absence of undisclosed liabilities;

•

the capital structure of FWAC, including shares authorized and outstanding as of the date of the Merger Agreement, and the absence of further arrangements that obligate FWAC to issue or sell shares in the future, and information relating to Merger Sub;

•	broker’s and finder’s fees related to the Merger;

•	tax matters;

•	absence of business activities;

•	the Nasdaq stock market quotation;

•	PIPE Investment;

•	compensation and employee benefit matters;

•	affiliate transactions;

•	anti-corruption matters;

•	information supplied;

•	certain ancillary agreements; and

•	exclusivity of representations.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to FWAC means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of FWAC and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of FWAC or its subsidiaries to perform any of their respective covenants or obligations under the Merger Agreement or any ancillary agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Material Adverse Effect with respect to MIC as described above (which will apply as to FWAC and its subsidiaries, mutatis mutandis) shall be deemed to constitute a Material Adverse Effect with respect to FWAC or be taken into account in determining whether a Material Adverse Effect with respect to FWAC pursuant to clause (a) has occurred); provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Material Adverse Effect with respect to MIC disproportionately adversely affects FWAC and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as FWAC and its subsidiaries, then such disproportionate impact may be taken into account in determining whether a Material Adverse Effect with respect to FWAC has occurred.

The representations and warranties in the Merger Agreement do not survive the Closing and, as described below under the heading “—Termination,” subject to certain exceptions, if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party committed a willful and material breach of the Merger Agreement or actual fraud in connection with such party’s representations and warranties set forth in the Merger Agreement.

Covenants

Conduct of MIC’s Business Prior to the Completion of the Merger

MIC agreed that, from the date of the Merger Agreement until the Closing or termination of the Merger Agreement (the “Interim Period”), except as required by law, for certain actions permitted to be taken under the Merger Agreement in response to the COVID-19 pandemic, as consented to by FWAC or as otherwise set forth in the Merger Agreement, it will carry on its business in the ordinary course of business and use reasonable best efforts to operate the business in the ordinary course consistent with past practice.

In addition to the general covenants above, except as set forth in the Merger Agreement, MIC has agreed that during the Interim Period, it will not, and will not permit its subsidiaries to:

•

change or amend its governing documents or the governing documents of any of its subsidiaries or form any new subsidiary (except for amendments or changes to the governing documents of the subsidiaries in connection with the acquisition of parking lots, parking garages or similar real property in the ordinary course of business);

•

(a) subject to certain exceptions, issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Mobile Companies (including any awards of equity interest in MIC or any subsidiary exchangeable for equity interests), or (b) make or declare any cash or non-cash dividend or distribution to MIC security holders, or make any other distributions in respect of any of the equity interests of MIC;

•

split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of MIC or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of MIC that remains a wholly owned subsidiary of MIC after consummation of such transaction;

•

purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Mobile Companies, except for (a) the acquisition by the Mobile Companies of any shares of capital stock, membership interests or other equity interests of the Mobile Companies in connection with the forfeiture or cancellation of such interests, (b) transactions between MIC and any wholly owned subsidiary of MIC or between wholly owned subsidiaries of MIC and (c) transactions pursuant to certain contracts and agreements in effect as of the date of the Merger Agreement;

•

enter into, modify or otherwise amend in a manner adverse to the Mobile Companies, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) certain contracts and agreements, other than (a) in the ordinary course of business consistent with past practices (b) or as required by law;

•

enter into, modify or otherwise amend, waive any material right or obligation, or terminate any contract with an Affiliate of MIC (other than agreements between or among the Mobile Companies) other than in the ordinary course of business consistent with past practices or as required by law;

•

sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Mobile Companies, except for (a) transactions among MIC and its wholly owned subsidiaries or among its wholly owned subsidiaries, (b) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence, and (c) dispositions of assets and properties of the Mobile Companies pursuant to certain contracts and agreements in effect as of the date of the Merger Agreement;

•

except as otherwise required by law, existing MIC benefit plans, the Merger Agreement or certain contracts and agreements, (a) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (b) make any change in the key management structure of the Mobile Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation in excess of $300,000, other than terminations for cause or due to death, disability, resignation or retirement, (c) terminate, adopt, enter into or materially amend any MIC benefit plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (d) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to FWAC prior to the date of the Merger Agreement, (e) establish any trust or take any other action to secure the payment of any compensation payable by the Mobile Companies, or (f) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Mobile Companies, except in the ordinary course of business consistent with past practice;

•

enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of the Mobile Companies as the bargaining representative for any employees of the Mobile Companies;

•

(a) merge, consolidate or combine with any entity or (b) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business;

•

subject to certain exceptions, (a) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Mobile Companies, (b) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act) in excess of $500,000 individually or $1,000,000 in the aggregate, (c) guarantee any indebtedness of another person or entity in excess of $500,000 individually or $1,000,000 in the aggregate, except (i) in the ordinary course of business consistent with past practice or (ii) for guarantees of indebtedness of wholly-owned subsidiaries which indebtedness exists as of the date of the Merger Agreement or is incurred in accordance with this bullet, (d) make or commit to make capital expenditures other than in an amount not in excess of $2,000,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (e) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of any of the Mobile Companies in connection with any indebtedness thereof (other than certain permitted liens);

•

(a) make, rescind or otherwise change any material election relating to taxes, (b) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of taxes, (c) enter into any closing agreement in respect of a material amount of tax, (d) file any amended income or other material tax return, (e) surrender any material claim for refund, (f) make any material change in its tax policies or procedures or (g) consent to any extension or waiver of any limitation period with respect to any income or other material tax claim or assessment, other than any extensions or waivers requested in the ordinary course of business in connection with any property tax claims or assessments;

•

adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Mobile Company (other than the Merger or the liquidation and dissolution of a subsidiary of MIC following the disposition of substantially all of the assets of such subsidiary in the ordinary course of business);

•

waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other legal proceedings, other than (a) in the ordinary course of business, (b) where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing or (c) pursuant to certain contracts and agreements in effect as of the date of the Merger Agreement;

•	transfer, dispose of, abandon or permit to lapse any rights to any intellectual property of the Mobile Companies or under certain intellectual property licenses;

•	terminate without replacement or amend in a manner materially detrimental to the Mobile Companies, taken as a whole any license or insurance policy; or

•	agree in writing or otherwise agree or commit to take any of the foregoing actions.

Conduct of FWAC’s Business Prior to the Completion of the Merger

FWAC has agreed that, during the Interim Period, except as required by law, as consented to by MIC or as otherwise set forth in the Merger Agreement, it will use reasonable best efforts to operate its business in the ordinary course consistent with past practice.

In addition to the general covenants above, except as set forth in the Merger Agreement, FWAC has agreed that during the Interim Period, it will not, and will not permit its subsidiaries to:

•

change, modify or amend or seek any approval from the FWAC shareholders to change, modify or amend, the Investment Management Trust Agreement, dated as of May 24, 2021, between FWAC and Continental (the “Trust Agreement”) or any other agreement related to the Trust Account or the governing documents of FWAC or Merger Sub, except as contemplated by the FWAC Proposals;

•

(a) make or declare any dividend or distribution to the shareholders of FWAC or make any other distributions in respect of any of FWAC’s or its subsidiaries’ share capital or equity interests, (b) split, combine, reclassify or otherwise amend any terms of any shares or series of FWAC’s or any of its subsidiaries’ equity interests or (c) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of FWAC or Merger Sub, other than a redemption of FWAC Class A Common Shares made as part of the FWAC Share Redemptions;

•

create, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FWAC or any of its subsidiaries, other than Working Capital Loans up to $1,500,000;

•

other than in connection with certain financing arrangements entered into prior to the Closing in accordance with the Merger Agreement, (a) issue any capital stock of FWAC or securities exercisable for or convertible into capital stock of FWAC, other than the Total Share Consideration or issuances of New MIC Common Stock pursuant to the PIPE Investment or any Alternative PIPE Investment (as defined below), or (b) grant any options, warrants or other equity-based awards with respect to FWAC Securities not outstanding on the date of the Merger Agreement;

•

merge or consolidate itself with any person or entity, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of FWAC (other than the Domestication and the Merger);

•

except for the ancillary agreements, enter into, review or amend any contract or agreement with an Affiliate (including, for the avoidance of doubt, (a) the Sponsor and (b) any person or entity in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

•	discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending legal proceeding or legal proceeding threatened in writing;

•

other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•	make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

•

(a) make, rescind or otherwise change any material election relating to taxes, (b) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of taxes, (c) enter into any closing agreement in respect of a material amount of tax, (d) file any amended income or other material tax return, (e) surrender any material claim for refund, (f) make any material change in its tax policies or procedures or (g) consent to any extension or waiver of any limitation period with respect to any income or other material tax claim or assessment; or

•	enter into any agreement to do any of the foregoing.

Covenants of FWAC

Pursuant to the Merger Agreement, FWAC has agreed, among other things, to:

•

prior to the Closing Date, promptly notify and keep MIC reasonably informed of the status of any litigation brought or, to FWAC’s knowledge, threatened in writing against FWAC or its board of directors by any of FWAC’s shareholders in connection with the Merger Agreement, any ancillary agreement or the transactions contemplated therein, and will provide MIC with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of such litigation and will not settle or any such litigation without the prior written consent of MIC (such consent not to be unreasonably withheld, conditioned or delayed);

•

take certain actions so that the amount in the Trust Account will be released from the Trust Account and so that the Trust Account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•

from the date of the execution of the Merger Agreement until the Domestication, use its reasonable best efforts to ensure FWAC remains listed as a public company on Nasdaq, apply for the listing of the shares of New MIC Common Stock issuable in connection with the Domestication and Mergers and obtain approval for the listing of such shares;

•

(a) except as otherwise approved by MIC (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on MIC or FWAC, reduce the minimum amount of the PIPE Investment or the subscription amount under any Subscription Agreement or reduce or impair the rights of FWAC under any Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New MIC Common Stock contemplated thereby; FWAC shall use its reasonable best efforts to take, or cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein; (b) FWAC shall further notify MIC and take certain actions with respect to the occurrence of certain specified events; (c) if all or any portion of the Initial PIPE Investment becomes unavailable, FWAC will promptly use its reasonable best efforts to promptly obtain the Initial PIPE Investment or such portion of the Initial PIPE Investment from alternative sources (any alternative source(s) of financing, “Alternative PIPE Investment”) and FWAC will use its reasonable best efforts to enter into a new subscription agreement that provides for the subscription and purchase of shares of New MIC Common Stock containing terms and conditions not less favorable to FWAC and MIC than those in the Initial Subscription Agreement; and (d) FWAC and MIC shall use commercially reasonable efforts to obtain commitments from other PIPE investors;

•	subject to approval of FWAC shareholders, cause the Domestication to become effective prior to the First Effective Time;

•	take all such action within its power as may be necessary or appropriate such that immediately following the effective time of the Second Merger (the “Second Effective Time”):

•

the New MIC Board shall consist of up to seven directors, which shall initially be comprised of (a) six directors designated by MIC and (b) one director nominee designated by FWAC, who shall be Brad Greiwe; and

•	provide each party a list of the other party’s director designees within forty five days of the execution of the Merger Agreement; and

•

subject to confidentiality obligations that may be applicable to information furnished to FWAC by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford MIC and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of FWAC that are in the possession of FWAC as such representatives may reasonably request.

Covenants of MIC

Pursuant to the Merger Agreement, MIC has agreed, among other things, to:

•

subject to confidentiality obligations that may be applicable to information furnished to MIC or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, (a) afford FWAC and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of MIC and its subsidiaries that are in the possession of MIC or its subsidiaries as such representatives may reasonably request; and (b) provide to FWAC and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, in each case, as FWAC or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of MIC or its subsidiaries, and (iii) copies of any communications sent or received by MIC or its subsidiaries in connection with such legal proceedings, matters and decisions;

•

deliver to FWAC as soon as reasonably practicable (a) audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Mobile Companies as of and for the year ended December 31, 2022 and (b) if this joint proxy statement/prospectus has not been mailed to FWAC’s shareholders prior to May 15, 2023 unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of MIC and its subsidiaries as of and for the three-month period ended March 31, 2023;

•

at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of MIC’s disclosure letter without further liability to FWAC, MIC or any of its subsidiaries;

•

while it is in possession of material nonpublic information of FWAC, not purchase or sell any securities of FWAC, communicate such information to any third party, take any other action with respect to FWAC in violation of such laws or encourage any third party to do any of the foregoing;

•	take certain specified actions with respect to Section 280G of the Code; and

•	take or cause to be taken all actions necessary or advisable in order to convert the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company.

Joint Covenants of FWAC and MIC

In addition, each of FWAC and MIC has agreed, among other things, to take certain actions set forth below.

•

Each of FWAC and MIC will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act, if applicable. Each of FWAC and MIC will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•

Each of FWAC and MIC will (and, to the extent required, will cause its affiliates to) (a) request early termination of any waiting period or periods under the HSR Act, if applicable, and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act, if required and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement, (b) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including sharing relevant information with the other parties thereto for such purposes and (c) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under applicable laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement and cooperate fully with each other in the defense of such matters. Additionally, each party will pay one-half of any applicable antitrust filing fees.

•

FWAC and MIC will jointly prepare and FWAC and MIC, as applicable, will file with the SEC the joint proxy statement/prospectus in connection with the registration under the Securities Act of (a) the shares of the New MIC Common Stock to be issued in connection with the Domestication and (b) the shares of the New MIC Common Stock that constitute the Total Share Consideration. Each of FWAC and MIC will use its reasonable best efforts to cause the joint proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the joint proxy statement/prospectus declared effective under the Securities Act as promptly as practicable after such filing and to keep the joint proxy statement/prospectus effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•

FWAC and MIC will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (a) disseminate the joint proxy statement/prospectus to their respective shareholders, (b) give notice, convene and hold a meeting of the shareholders of FWAC and stockholders of MIC to vote on the proposals to be voted on by their respective shareholders and stockholders, in each case in accordance with its governing documents then in effect (and Nasdaq listing standards in the case of FWAC), for a date no later than 30 business days following the date the registration statement is declared effective, (c) solicit proxies from the holders of Public Shares of each of FWAC and MIC to vote in favor of each such proposal, and (d) with respect to FWAC, provide its shareholders (including the holders of FWAC Class A Shares) with the opportunity to elect to effect a redemption.

•

FWAC and MIC will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of FWAC, MIC, or their respective affiliates are required to obtain in order to consummate the Merger.

•

FWAC and MIC intend that each of (a) the Domestication and (b) the Merger, taken together, qualifies for the Intended Tax Treatment (as defined in the Merger Agreement) and each will be reported by the parties for all applicable tax purposes in accordance with the Intended Tax Treatment. Each of FWAC and MIC agrees to use reasonable best efforts to promptly notify all the other party of any challenge to the Intended Tax Treatment by any governmental authority. Each party will promptly notify the other if, at any time before the First Effective Time, the other party becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by the Merger Agreement shall be borne by the responsible party.

•

MIC and FWAC will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

•

FWAC will use its reasonable best efforts to, and will instruct its financial advisors to, keep MIC and its financial advisors reasonably informed with respect to the PIPE Investment during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

•

Each of MIC and FWAC will not, and will each not permit or authorize their respective subsidiaries and representatives to, solicit, initiate, endorse, knowingly encourage or knowingly facilitate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement. However, prior to obtaining the stockholder approval, MIC may, subject to the terms of the Merger Agreement, engage in discussions or negotiations and provide non-public information to a third party, pursuant to a customary confidentiality agreement, which has made an unsolicited written bona fide Acquisition Proposal with respect to MIC and if the MIC Board determines in good faith, after consultation with outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal or if the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to MIC. For purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (a) assets or businesses of MIC and its subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of MIC’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value as determined in good faith by the MIC Board) of MIC and its subsidiaries, taken as a whole, immediately prior to such transaction, or (b) 15% or more of any class of capital stock, other equity securities or voting power of MIC, any of its subsidiaries or any resulting parent company of MIC, in each case other than the Merger and other transactions contemplated by the Merger Agreement. Additionally, for purposes of the Merger Agreement, a “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that is fully financed (including through cash on hand) or has fully committed financing that the MIC Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the financing terms and the ability of the proposed acquiror to finance such Acquisition Proposal) and the person making the proposal, is (a) more favorable to the stockholders of MIC from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal) and (b) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

•

At any time prior to obtaining the stockholder approval, the MIC Board may make an Adverse Recommendation Change if an Intervening Event occurs with respect to MIC or its subsidiaries and the MIC Board has concluded in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to MIC. For purposes of the Merger Agreement, an “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the MIC Board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the MIC Board prior to the receipt of the stockholder approval that does not relate to (a) an Acquisition Proposal, (b) FWAC or its subsidiaries (including any material adverse effect of FWAC), (c) any actions taken pursuant to the Merger Agreement or (d) any changes in the price of MIC Common Stock or of the FWAC Ordinary Shares (provided that the underlying causes of any such changes in price may be taken into account in determining whether there has been an Intervening Event). “Adverse Recommendation Change” means the withdrawal of the recommendation of the MIC Board of the First Merger, the Charter Amendment or any of the other transactions contemplated by the Merger Agreement, the recommendation of the approval by the MIC common stockholders of any Acquisition Proposal, or the resolution, agreement or proposition to take any such actions. The MIC Board may not make an Adverse Recommendation Change in response to an Intervening Event unless: (a) MIC provides FWAC with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it; (b) MIC keeps FWAC reasonably informed of developments with respect to such Intervening Event; (c) MIC notifies FWAC in writing at least five business days before making a recommendation change with respect to such Intervening Event of its intention to do so and specified the reasons therefore and (d) if FWAC makes a proposal during such five business day period to adjust the terms and conditions of the Merger Agreement, the MIC Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by FWAC, continues to determine in good faith (after consultation with outside legal counsel) that the failure to make such Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

•

Each of MIC and FWAC will, during the Interim Period, notify the other if it becomes aware of any fact or condition that arises during the Interim Period that constitutes a material breach of a representation or warranty or a covenant under the Merger Agreement.

•

New MIC will maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Merger (a) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of MIC immediately prior to the effective time of the Merger and (b) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by FWAC’s, MIC’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage.

•

New MIC will after the effective time of the Merger, indemnify and hold harmless each present and former director and officer of MIC and FWAC and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person after the Closing for a period of six years.

•

Each of MIC and FWAC will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of MIC or FWAC (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

•	Each of MIC and FWAC will work in good faith to assign or cause to be assigned to New MIC at the Closing the MIC Employment Agreements.

•	Prior to the FWAC Meeting, the FWAC Board will adopt and approve an equity incentive plan.

•

In the event that the proxy statement has not been disseminated to FWAC shareholders prior to March 27, 2023, as promptly as practicable following such date, FWAC will, with MIC’s reasonable cooperation, prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) with respect to a meeting of FWAC shareholders called for the purpose of approving an amendment of FWAC’s governing documents and, if deemed necessary by FWAC, the Trust Agreement (the “Extension Proposal”), to extend the period of time that FWAC is afforded thereunder to consummate an initial business combination from May 27, 2023 to the date that is one hundred and fifty (150) days after the six-month anniversary of the date of the Merger Agreement or such earlier period as may be mutually agreed by the parties (the “Extension Period”). Each of FWAC and MIC will use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC. FWAC, as promptly as practicable after the Extension Proxy Statement is filed with the SEC, will (a) disseminate the Extension Proxy Statement to FWAC’s shareholders, (b) give notice, convene and hold a meeting of the shareholders, in each case in accordance with its governing documents then in effect and Nasdaq listing standards, for a date no later than May 22, 2023, and (c) solicit proxies from the holders of Public Shares of FWAC to vote in favor of each of the extension proposal.

•	MIC and its subsidiaries will use commercially reasonable efforts during the Interim Period to obtain consents of certain parties set forth on MIC’s disclosure letter.

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Each of MIC and FWAC will use its reasonable best efforts to (a) take all action necessary to ensure that no takeover statute is applicable to FWAC, New MIC, Merger Sub, the Merger Agreement, the Merger or any other transactions contemplated thereby and refrain from taking any actions that would cause the applicability of any takeover statute and (b) if any takeover statute becomes applicable to FWAC, New MIC, Merger Sub, the Merger Agreement, the Merger or any other transaction contemplated thereby, take all action necessary to ensure that the Merger and the other transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

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The parties acknowledge and agree that the equity securities of the Operating Company will be treated in the following manner in connection with the consummation of the transactions contemplated by the Merger Agreement:

•	Each Common Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of such Common Units being adjusted to give effect to the Exchange Ratio.

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Each LTIP Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding LTIP Units to be adjusted in accordance with the Operating Agreement.

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Each Performance Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding Performance Units to be adjusted in accordance with the Operating Agreement.

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Each Series 1 Preferred Unit that is owned by MIC immediately prior to the First Effective Time shall remain outstanding as one Series 1 Preferred Unit and, immediately following the Second Effective Time, shall be held by New MIC, and no payment shall be made with respect thereto.

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Each Series A Preferred Unit that is owned by MIC immediately prior to the First Effective Time shall remain outstanding as one Series A Preferred Unit and, immediately following the Second Effective Time, shall be held by New MIC, and no payment shall be made with respect thereto.

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Each Class A Unit outstanding immediately prior to the First Effective Time shall remain outstanding and each such Class A Unit shall have (a) the right to purchase that number of Common Units equal to the product of (i) the number of Common Units that would have been issuable upon the exercise of such Class A Unit immediately prior to the First Effective Time and (ii) the Exchange Ratio, and (b) an exercise price per unit equal to the per unit exercise price of such Class A Unit immediately prior to the First Effective Time divided by the Exchange Ratio, and otherwise be subject to the same terms and conditions as set forth in that certain Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3 (the “Class A Unit Agreement”).

Closing Conditions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the FWAC Required Proposals by FWAC’s shareholders;

•	the approval by MIC’s common stockholders of the MIC Merger Proposal and Charter Amendment Proposal;

•	FWAC will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

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the joint proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the joint proxy statement/prospectus;

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the waiting period or periods under the HSR Act (which period expired on March 8, 2023), if applicable to the transactions contemplated by the Merger Agreement, or the ancillary agreements will have expired or been terminated; and

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there will not be in force any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger (to the extent that the issuing governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby).

Conditions to the Obligations of FWAC and Merger Sub

The obligations of FWAC and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FWAC:

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each of the representations and warranties of MIC related to organization, subsidiaries, authorization, capitalization and brokers’ fees must be true and correct in all respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty will be so true and correct in all material respects as of such particular date);

•

each of the remaining representations and warranties of MIC contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, have a Material Adverse Effect with respect to MIC;

•	each of the obligations of MIC and its subsidiaries to be performed as of or prior to the Closing will have been performed in all material respects;

•	no Material Adverse Effect with respect to MIC shall have occurred since the date of the Merger Agreement; and

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receipt by FWAC of executed copies of the ancillary agreements, a certificate signed by an executive officer of MIC certifying as to the satisfaction of certain closing conditions, a form W-9 of MIC and each holder of MIC Common Stock Warrants of the applicable equityholders and a certificate signed by a duly authorized officer of MIC setting forth (A) the Transaction Consideration Schedule (as defined in the Merger Agreement) calculated in accordance with the terms of the Merger Agreement, and (B) the unpaid Company Transaction Expenses (as defined in the Merger Agreement).

Conditions to the Obligations of MIC and its Subsidiaries

The obligation of MIC and its subsidiaries to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by MIC:

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each of the representations and warranties of FWAC related to organization, authorization, capitalization and brokers’ fees must be true and correct in all respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty will be so true and correct in all material respects as of such particular date);

•

each of the remaining representations and warranties of FWAC contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, have a Material Adverse Effect with respect to FWAC;

•	each of the obligations of FWAC and its subsidiaries to be performed as of or prior to the Closing will have been performed in all material respects;

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New MIC Common Stock to be issued in connection with the Merger and Closing shall have been approved for listing on Nasdaq or the NYSE, and, immediately following the Closing, New MIC shall, after giving effect to the FWAC Share Redemption, satisfy any applicable initial and continuing listing requirements of the NYSE or Nasdaq, as applicable;

•	no material adverse effect of FWAC shall have occurred since the date of the Merger Agreement;

•	the Sponsor Agreement must be in full force and effect; and

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receipt by MIC of executed copies of the ancillary agreements, a certificate signed by an executive officer of FWAC certifying as to the satisfaction of certain closing conditions, trust termination letter, resignations of FWAC directors and officers and a certificate signed by a duly authorized officer of FWAC setting forth (a) the Acquiror Share Amount and Acquiror Share Redemption Amount (each as defined in the Merger Agreement), (b) the unpaid Acquiror Transaction Expenses (as defined in the Merger Agreement) as of the Closing, (c) the amount to be received by New MIC at the closing of the PIPE Investment or any Alternative PIPE Investment, (d) the amount of cash available in the Trust Account as of the Closing and (e) the amounts outstanding under any Working Capital Loans or other indebtedness of FWAC.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•	by written consent of MIC and FWAC;

•	by MIC or FWAC if any law or governmental order has become final and nonappealable which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting the Merger;

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by MIC or FWAC if the Acquiror Shareholder Approvals (as defined in the Merger Agreement) will not have been obtained by reason of the failure to obtain the required vote at a meeting of FWAC’s shareholders duly convened therefor or at any postponement or adjournment thereof;

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by MIC or FWAC if the Company Shareholder Approval (as defined in the Merger Agreement) will not have been obtained by reason of the failure to obtain the required vote at a meeting of MIC’s stockholders duly convened therefor or at any postponement or adjournment thereof;

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by written notice of FWAC or MIC if the Closing has not occurred on or before May 27, 2023 (the “Agreement End Date”); provided, however, that if the FWAC shareholders have approved the Extension Proposal, the Agreement End Date shall be extended until the expiration of the Extension Period;

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prior to the Closing, by written notice to MIC from FWAC in the event of certain uncured breaches on the part of MIC, except that, if any such breach is curable by MIC prior to the Closing, then FWAC may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if FWAC or Merger Sub is in breach in any material respect of its obligations under the Merger Agreement;

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by FWAC to MIC if (a) an Adverse Recommendation Change shall have occurred, (b) MIC shall, within 10 business days of a tender or exchange offer relating to securities of MIC having been commenced, have failed to publicly recommend against such tender or exchange offer, (c) MIC shall have failed to publicly reaffirm its recommendation of the Merger within 10 business days after the date any alternative acquisition proposal shall have been announced, or (d) a willful or material breach by MIC of the non-solicitation requirements and related obligations shall have occurred;

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prior to the Closing, by written notice to FWAC from MIC in the event of certain uncured breaches on the part of FWAC or Merger Sub, except that, if any such breach is curable by FWAC prior to the Closing, then MIC may not terminate the Merger Agreement for a period of 30 days after its delivery of written notice of such breach; provided, that such right to terminate will not be available if MIC is in breach in any material respect of its obligations under the Merger Agreement; and

•	by MIC to FWAC in order to accept a Superior Proposal in accordance with the terms and conditions set forth in the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of MIC, FWAC or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement or actual fraud occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the confidentiality agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties (of another party thereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Merger Agreement is terminated pursuant to the reasons listed under the section “ —Termination” above, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants, except that the expenses incurred in connection with the filing, printing and mailing of the proxy statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by FWAC and MIC.

If the Merger Agreement is terminated by FWAC pursuant to the seventh bullet point listed under the section “ —Termination” above or by MIC pursuant to the ninth bullet point under the section “ —Termination” above, then MIC will pay to FWAC a fee of four million U.S. dollars ($4,000,000).

Certain Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of these additional agreements, or forms thereof, are filed as annexes to this joint proxy statement/prospectus or as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. FWAC shareholders, MIC stockholders and other interested parties are urged to read such additional agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, FWAC entered into Subscription Agreements (collectively, the “Initial Subscription Agreement”) with the Initial PIPE Investor, entities controlled by Jeffrey B. Osher, a director of MIC, pursuant to which the Initial PIPE Investor agreed to purchase, in the aggregate, 1,200,000 shares of New MIC Common Stock for an aggregate of $10,000,000 at $10.00 per 1.2 shares.

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex K, with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. As a result, the Series 2 Preferred Stock (after giving effect to the dividend payable on such shares) represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock. For more information regarding potential dilution to FWAC shareholders and holders of New MIC Common Stock following the Merger, in each case, as a result of such conversion, see the section entitled “Questions and Answers—What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?”

The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Series 2 Preferred Stock are non-voting shares that rank senior to New MIC

Common Stock. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

The Initial Subscription Agreement was contemporaneously terminated in connection with the Preferred PIPE Investment.

The Preferred Subscription Agreement contains customary representations and warranties of FWAC, on the one hand, and the applicable Preferred PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The Preferred Subscription Agreement further provides that the shares of New MIC Common Stock issued to the Preferred PIPE Investor upon the conversion of the Series 2 Preferred Stock will be subject to a one year lock-up. The Preferred PIPE Investor has certain customary registration rights with respect to the shares of New MIC Common Stock issued upon the conversion of the Series 2 Preferred Stock pursuant to the Registration Rights Agreement.

Additionally, pursuant to the Preferred Subscription Agreement, each Preferred PIPE Investor agreed to waive any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account. The Preferred Subscription Agreement will terminate, and be of no further force and effect, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms prior to the Closing, (b) upon the mutual written agreement of FWAC and the applicable Preferred PIPE Investor or (c) the Agreement End Date.

Series 2 Preferred Stock to be issued and sold to each Preferred PIPE Investor pursuant to the Preferred Subscription Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Sponsor Agreement

FWAC also entered into the Sponsor Agreement with the FWAC Founders and MIC, a copy of which is attached to this joint proxy statement/prospectus as Annex F, whereby the FWAC Founders have agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares. Pursuant to the Sponsor Agreement, the Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor will deliver to FWAC for cancellation and for no consideration 4,775,000 Founder Shares in connection with the Closing. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which New MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their shares of New MIC Common Stock for cash, securities or other property. The FWAC Founders have also agreed to (i) vote their respective FWAC Ordinary Shares in favor of the FWAC Proposals and any Extension Proposal, against any Acquiror Acquisition Proposal, against any change in the business or FWAC Board, against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of FWAC, and against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Sponsor Agreement, the Merger Agreement, or the Merger, (ii) not to redeem any of their respective FWAC Ordinary Shares in connection with the Merger Agreement or any Extension Proposal, and (iii) comply with the terms of the Letter Agreement.

Pursuant to the Sponsor Agreement, the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01.

Support Agreement

Color Up Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and Color Up, entered into an agreement (the “Color Up Support Agreement”), a copy of which is attached to this joint proxy statement/prospectus as Annex G, pursuant to which Color Up agreed to vote its MIC shares or units, as applicable, (a) in favor of the First Merger and the proposed amendment to the charter of MIC, (b) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of MIC Common Stock present in person or represented by proxy to constitute a quorum, (c) against any Company Acquisition Proposal (as defined in the Color Up Support Agreement), (d) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under the MIC Charter or otherwise sought with respect to the Merger Agreement (including the Merger), to vote, consent or approve all of Color Up’s shares of MIC Common Stock held at such time in favor thereof, (e) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (f) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Merger, and (g) in favor of an amendment to the Partnership Agreement. The Color Up Support Agreement also contains customary termination provisions. It is expected that Color Up will votes its shares of MIC Common Stock in favor of the Compensation Proposal.

HS3 Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and HS3 entered into an agreement (as amended and restated on March 23, 2023, the “HS3 Support Agreement”), a copy of which is attached to this joint proxy statement/prospectus as Annex H, pursuant to which HS3 agreed to vote in favor of the Conversion and enter into the Operating Agreement. The HS3 Support Agreement also contains customary termination provisions.

Color Up and HS3 are limited partners of the Operating Partnership and own approximately 44.2% and 10%, respectively, of the outstanding partnership units of the Operating Partnership. Color Up is MIC’s largest stockholder and is controlled by MIC’s Chief Executive Officer and a director, Manuel Chavez, III, MIC’s President, Chief Financial Officer, Treasurer, Secretary and a director, Stephanie Hogue, and a director of MIC, Jeffrey B. Osher. HS3 is controlled by Mr. Osher.

Lock-Up Agreements

Sponsor Lock-up Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, MIC and FWAC entered into a lock-up agreement (“Sponsor Lock-up Agreement”), a copy of which is attached to this joint proxy statement/prospectus as Annex J. Pursuant to the Sponsor Lock-up Agreement, Sponsor agreed, among other things, that its shares received in exchange for the FWAC Class A Shares in the Merger may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following Closing and (b) the date after the Closing on which FWAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAC’s shareholders having the right to exchange their equity holdings in FWAC for cash, securities or other property.

Seller Lock-up Agreement

Concurrently with the execution of the Merger Agreement, Color Up, FWAC and MIC entered into a lock-up agreement (“Seller Lock-up Agreement”), a copy of which is attached to this joint proxy statement/prospectus as Annex I. Pursuant to the Seller Lock-up Agreement, Color Up agreed, among other things, that their shares received as MIC Common Stock Merger Consideration may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following Closing and (b) the date after the Closing on which FWAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAC’s shareholders having the right to exchange their equity holdings in FWAC for cash, securities or other property.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New MIC, Sponsor and certain of the MIC stockholders will enter into a Registration Rights Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex M, and will terminate the Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and between MIC and certain MIC security holders, and the Registration and Shareholder Rights Agreement, dated as of May 24, 2021, by and among FWAC, the Sponsor and the holders of FWAC Class B Shares and Private Placement Shares.

Pursuant to the Registration Rights Agreement, New MIC will grant the RRA Holders certain registration rights with respect to the Registrable Securities (as defined below) of New MIC. Among other things, the Registration Rights Agreement will require New MIC to register (a) all shares of New MIC Common Stock, (b) all shares of New MIC Common Stock issuable upon exercise, conversion, redemption or exchange of any option, warrant or convertible security, including the Common Units, the Series 2 Preferred Stock (including dividends thereon) and any warrants issued by New MIC or assumed by New MIC effective as of the closing of the Merger, (c) any warrants issued by New MIC or assumed by New MIC effective as of the closing of the Merger and (d) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of New MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise) (collectively, the “Registrable Securities”). The Registration Rights Agreement will require New MIC to file a registration statement registering for resale the Registrable Securities as promptly as practicable following the Closing but no later than the first business day to occur 30 calendar days after Closing. New MIC shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or 135th calendar day if the SEC notifies New MIC that it will “review” the registration statement) following the filing date of the registration statement and (b) the 10th business day after the date New MIC is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

The Registration Rights Agreement will further provide that RRA Holders of at least 150,000 Registrable Securities are entitled to make a written demand for registration for resale under the Securities Act of all or part of their Registrable Securities; provided, however, that New MIC will not not required to file a registration statement prior to the expiration of any other lock-up period imposed with respect to the Registrable Securities pursuant to the Letter Agreement, Seller Lock-Up Agreement, Sponsor Lock-Up Agreement, Stockholders’ Agreement and the Preferred Subscription Agreement, as applicable. In addition, the RRA Holders will be entitled to “piggy-back” registration rights to registration statements filed by New MIC, subject to customary cut-back provisions.

MIC Employment Agreements

Upon the completion of the Merger, New MIC will assume MIC’s rights and responsibilities under the MIC Employment Agreements with Mr. Chavez and Ms. Hogue. For a description of these agreements see “Directors and Executive Officer Compensation—Executive and Director Compensation of MIC”.

FWAC Board’s Discussion of Valuation and Reasons for the Approval of the Merger

FWAC was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The FWAC Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the FWAC Board and management to identify, acquire and operate one or more businesses. The members of the FWAC Board and management have extensive transactional experience across multiple industries.

As described in the section titled “The Merger—The Merger Agreement—Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions”, the FWAC Board, in evaluating the Merger, consulted with FWAC’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the FWAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed Merger, the FWAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The FWAC Board contemplated its decision in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the FWAC Board’s reasons for approving the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “—Cautionary Note Regarding Forward-Looking Statements”.

The officers and directors of FWAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and background, together with the experience of their representatives, enabled them to make the necessary analyses and determinations regarding the Merger.

In addition to considering the factors described in the section titled “The Merger—The Merger Agreement—Recommendation of the FWAC Board and Its Reasons for the Merger and the Other Transactions”, the FWAC Board also considered that some officers and directors of FWAC might have interests in the Merger and transactions contemplated thereby as individuals that are in addition to, and that may be different from, the interests of FWAC’s shareholders. FWAC’s independent directors reviewed and considered these interests during the negotiation of the Merger Agreement and in evaluating and unanimously approving, as members of the FWAC Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The FWAC Board concluded that the potential benefits that it expected FWAC and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Business Combination. Accordingly, the FWAC Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, FWAC and its shareholders.

Certain MIC Projected Financial Information

Unaudited Financial Information

MIC does not, as a matter of course, make projections as to future performance available to the public. MIC avoids making public projections due to, among other things, the unpredictability of the underlying assumptions and estimates inherent in preparing such forecasts. In connection with evaluating a possible transaction with FWAC, however, MIC’s management provided certain projected financial information for 2022 and 2023, which we refer to as the MIC Budget, to the MIC Board, to the FWAC Board and to B. Riley in connection with the delivery of its financial analyses described in the section titled “The Merger—Opinion of B. Riley Securities, Inc.”.

The MIC Budget was prepared by MIC management in connection with the contemplated transactions and reflects a forecast based on numerous estimates and assumptions, including MIC’s continued performance based on historical performance, and MIC management’s estimation of continued performance.

The MIC Budget is subjective in many respects. There can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. The estimates and assumptions underlying the MIC Budget involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions which may not materialize and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of MIC and will be beyond the control of the combined company. MIC stockholders and FWAC shareholders are urged to review the sections titled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” in this joint proxy statement/prospectus.

The MIC Budget was not prepared with a view toward public disclosure, or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of MIC’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of MIC. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither MIC’s independent auditors, nor any other independent accountants, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the MIC Budget or any other prospective financial information contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

You are cautioned not to place undue reliance upon the MIC Budget and that the MIC Budget is not a guaranty of future performance. We cannot assure you that the MIC Budget will be realized, and actual results may be materially different from the MIC Budget due to various factors, including those discussed in this section and under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mobile Infrastructure Corporation” in this joint proxy statement/prospectus. We encourage you to also review MIC’s financial statements included in this joint proxy statement/prospectus under the sections entitled “Selected Historical Financial and Other Data of MIC” and “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the MIC Board or FWAC in connection with the contemplated transactions. Accordingly, MIC has not provided a reconciliation of the financial measures included in the MIC Budget to the relevant GAAP financial measures. The MIC Budget may differ from published analyst estimates and forecasts and does not take into account any events or circumstances after the date it was prepared, including the announcement of the transactions. In light of the foregoing, the MIC Budget should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the MIC Budget.

MIC HAS NOT UPDATED NOR DOES IT INTEND TO UPDATE OR OTHERWISE REVISE THE MIC BUDGET TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO

REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NO LONGER APPROPRIATE.

The MIC unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of any of the proposals at the MIC Meeting or FWAC Meeting or to acquire securities of MIC or FWAC.

The following tables present a summary of the MIC Budget:

Mobile infrastructure Corporation
	12/31/2022 Projected	12/31/2023 Projected
Total rental income (1)	$31,040,469	$35,836,307
Property Operating Expenses (2)	8,011,874	8,252,230
NOI (3)	$23,028,595	$27,584,077
General & Administrative Expenses (4)	7,404,593	6,225,279
EBITDA (5)	$15,624,002	$21,358,798
Interest expense	12,125,333	12,798,808
FFO (6)	$3,498,669	$8,559,990

(1)	Total rental income is intended to represent total revenues of MIC as generated by MIC’s individual properties.
(2)

Property Operating Expenses is comprised of projected real estate taxes and general liability insurance expense and excludes other operating expenses comprised principally of repairs and maintenance expense, certain consultation and professional fees and bad debt expense.

(3)

Projected NOI or net operating income was calculated as projected total rental income less projected property operating expenses and differs from other measures of net operating income because it excludes other operating expenses, as described in note (2) above and in the Underlying Assumptions below.

(4)

General & Administrative Expenses is comprised of corporate overhead, legal and professional fees and other expenses necessary to conduct MIC’s business. General & Administrative Expenses excludes certain non-cash compensation costs and certain other non-recurring, project-based costs.

(5)	Projected EBITDA was calculated as projected NOI less general and administrative expenses.
(6)	FFO or funds from operations was calculated as projected EBITDA less interest expenses.

Underlying Assumptions

The MIC Budget was developed from MIC’s actual performance for the nine months ended September 30, 2022, with specific focus across MIC’s demand drivers and rate bands, as each has had various levels of performance and return from the COVID-19 pandemic. Below are significant assumptions used in preparing the MIC Budget.

Total Revenues

•

Contract Parking. MIC assumed the addition of approximately 830 new monthly contract parkers throughout 2023 at an average rate of $160 per month, by the end of 2023. This monthly rate is flat with MIC’s 2022 average monthly rate across the MIC portfolio for the nine-month period ended September 30, 2022. This accounts for approximately $0.6 million of 2023 rental growth and produces a run rate of $1.2 million annually once all new accounts are added by the end of 2023. Factors that will influence contract parking are the continuation of flexible work arrangements, delays in leasing of new residential buildings, and an economic environment which causes our competitors to materially undercut monthly parking rates, which will impact either our monthly rate or the number of new contract parking.

•

Transient/Hourly Parking. MIC’s transient/hourly rates have remained largely stagnant since 2019 as a result of the COVID-19 pandemic. During 2022, MIC raised rates in a few key assets to bring transient rates to average rates that are consistent with the local markets. As inflationary pressures have continued throughout MIC’s portfolio, effective January 1, 2023, MIC will adjust hourly rate bands within the transient drive-up category at 25 of the 44 locations. This results in a 30% increase for this category’s effective rental rates. This estimate accounts for $3.5 million of 2023 rental growth, or 25% over 2022 based on the nine-month period ended September 30, 2022. While historically central business district parking demand has been largely detached from economic cycles, it is unclear how a recession could impact transient parking in a work-flexible environment.

•

Hotel Parking. Assets that have hotel exposure continue to see increased demand in MIC’s assets. Effective January 1, 2023, operators for 8 of the 9 locations that have hotel exposure will increase overnight rates by an average 5%, which will account for approximately $0.2 million of 2023 rental growth.

•

3rd Party Sales/Reservations. MIC believes that the intelligent deployment of capital and technology at its assets will continue to make it easier for MIC’s customers to utilize its assets. In 2022, MIC installed new technology at five garages, which allows for access to new revenue channels via online parking aggregators. MIC estimated that this update to its revenue control systems will account for approximately $0.2 million of the 2023 rental growth.

•

Validation Parking. MIC’s asset-level validation programs predominately serve the medical industry for which MIC’s assets are relevant. Given the continued demand for utilization in these assets, validation rates have been increased by an average of 20%, which accounts for approximately $0.1 million of 2023 rental growth, assuming no change in demand as a result of the increase.

•

Commercial Rent. While commercial rent is not a significant focus for MIC, MIC has assets with commercial real estate opportunities. MIC renewed/signed leases with 10 retail tenants this year. These renewals included rate increases. In addition, MIC also secured a new lease at its Minneapolis Ramada Lot asset, which MIC believes could account for approximately $0.2 million of 2023 rental growth.

Property Operating Expenses

The MIC Budget for property operating expenses is comprised of projected real estate taxes and general liability insurance expense. Historically, these expenses have made up substantially all of the property operating expenses. MIC anticipates real estate taxes and insurance to be relatively flat from 2022 levels. The MIC Budget for property operating expenses excludes other operating expenses comprised principally of repairs and maintenance expense, certain consultation and professional fees and bad debt expense which MIC expects to be significantly lower in 2023. For the year ended December 31, 2022, excluded operating expenses amounted to $2.3 million. MIC anticipates that general property operating expenses will be greatly reduced through changes in lease thresholds that would reduce the Company’s obligation to cover certain property level expenses as these expenses are to be covered by the tenant operators. Consultation and other professional fees were incurred in early 2022 in an effort to identify strategic capital improvements and repairs to real estate assets, and such fees are not expected in 2023.

General & Administrative Expenses

The MIC Budget for general and administrative expenses is comprised of corporate overhead, legal and professional fees and other expenses necessary to conduct MIC’s business and reflects the general overhead costs from operating as a public company. Nearly 60% of this cost is made up of salaries and benefits for MIC’s corporate employees. The other significant category of expenses is professional fees such as legal fees (MIC utilizes external counsel as MIC currently does not have any internal legal resources), audit fees, and advisory costs (which were higher in 2020 and 2021 as MIC built up its accounting and asset management functions). For the year ended December 31, 2022, excluded operating expenses were comprised principally of $2.9 million of non-cash compensation and approximately $0.4 million of certain non-recurring, project-based costs. Excluding these costs is (i) consistent with how management evaluates the performance of the company through its parking facilities, (ii) is a component of the calculation used by some of MIC’s lenders to determine compliance with certain debt covenants, and (iii) provides investors with a meaningful measure for evaluating period-to-period operating performance by eliminating items which are not operational in nature.

MIC anticipates significant savings in general and administrative expenses in 2023 as a result of certain cost savings measures employed by management. In particular, MIC expects to reduce employee head count by 25%, scale back commitments to certain project-based costs through the increased utilization of internal resources in key areas, enhance internal monitoring controls for overhead and travel costs, and actions taken to immediately and directly reduce certain controllable expenses.

Interest Expense

Interest expense for MIC is made up of interest on MIC’s existing fixed-rate mortgage loans and interest on MIC’s variable-rate Revolving Credit Facility. The MIC Budget assumes the following regarding interest expense.

•

Pay-downs/Pay-off: MIC does not assume any pay-down or pay-off of loans as a result of the Merger. These assumptions regarding interest expense are for purposes of the MIC Budget only and differ from assumptions used in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus.

•	New Debt: MIC does not assume any incremental debt either through assumption, refinance or additional draws on the Revolving Credit Facility.

•	Rate on Revolving Credit Facility: MIC assumes an average rate on the Revolving Credit Facility for 2023 of 7.50%.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS JOINT PROXY STATEMENT/PROSPECTUS THE FINANCIAL PROJECTIONS FOR MIC, EACH OF FWAC AND MIC UNDERTAKES NO OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Satisfaction of the 80% Test

It is a requirement under Nasdaq listing rules that any business acquired by FWAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of MIC generally used to approve the transaction, the FWAC Board determined that this requirement was met. As of December 13, 2022, the date the Merger Agreement was executed, the balance of the funds in the Trust Account was approximately $278.3 million and the threshold amount for satisfaction of the 80% test was therefore approximately $222.6 million. Accordingly, the FWAC Board determined that such test was met. The FWAC Board believes that the financial skills and background of its members qualify it to conclude that the Merger met this test.

Interests of Certain Persons in the Merger-FWAC

When you consider the recommendation of the FWAC Board in favor of adoption of the Merger Proposal and other proposals set forth in this joint proxy statement/prospectus, you should keep in mind that FWAC’s directors and officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder, including:

•

If the Merger or another business combination is not consummated by September 15, 2023, FWAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding FWAC Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, each of (a) the FWAC Class B Shares held by the Sponsor and certain of the FWAC directors, which was acquired for an aggregate purchase price of $25,000 (and a subsequent stock split) prior to the IPO and (b) 907,000 Private Placement Shares held by the Sponsor, which was acquired at a purchase price of $10.00 per share in a private placement for an aggregate purchase price of $9,070,000 concurrent with the closing of the IPO, would be worthless because the holders have agreed to waive any right to participate in any redemption with respect to such shares. Such shares had an estimated aggregate market value of approximately $85.68 million based upon the closing price of $11.01 per Public Share on Nasdaq on the FWAC Record Date.

•

The average price that Sponsor paid for its FWAC Class B Shares and Private Placement Shares (assuming the Sponsor holds 2,907,000 shares of New MIC Common Stock, after giving effect to the Sponsor Mandatory Forfeiture and vesting of the Vesting Founder Shares) is $3.128655, equal to the $9,095,000 paid by the Sponsor for the FWAC Class B Shares and Private Placement Shares. Assuming that the conditions with respect to the Vesting Founder Shares are satisfied (i.e., New MIC Common Stock trades above $13 and $16), respectively, the Sponsor is likely to be able to recoup its investment in FWAC and make a substantial profit on that investment. Accordingly, FWAC’s directors and management team, some of whom have direct interests in FWAC and interests in the securities held by the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the Trust Account to the public shareholders, even if that business combination were with a riskier or less-established target business.

•

The Sponsor or an affiliate of the Sponsor or certain of FWAC’s directors and officers may, but are not obligated to, extend to FWAC Working Capital Loans. Upon consummation of the Merger, FWAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to FWAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Merger does not close, FWAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post business combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of May 31, 2023, there are no Working Capital Loans.

•

If FWAC is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by FWAC for services rendered or contracted for or products sold to FWAC. If FWAC consummates a business combination, on the other hand, FWAC will be liable for all such claims.

•

FWAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FWAC’s behalf, such as identifying and investigating possible business targets and business combinations. No compensation of any kind, including finder’s and consulting fees, will be paid by FWAC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying, investigating, negotiating and completing an initial business combination. The FWAC audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or

FWAC’s or their affiliates. However, if FWAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FWAC may not be able to reimburse these expenses if the Merger or another business combination is not completed. As of May 31, 2023, there are no reimbursable expenses owed to FWAC’s officers and directors and their affiliates, other than Sponsor. As of May 31, 2023, FWAC owes Sponsor approximately $63,324.55 in reimbursable out-of-pocket expenses incurred by Sponsor.

•

The Memorandum and Articles of Association provide for, and the Proposed Organizational Documents would provide for, indemnification of FWAC’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such.

•

FWAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under FWAC’s directors’ and officers’ liability insurance following the consummation of the Merger pursuant to the Merger Agreement.

•

The Sponsor (including its representatives and affiliates) and FWAC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to FWAC. The Sponsor and FWAC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to FWAC completing its initial business combination. Certain of FWAC’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. FWAC’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to FWAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FWAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to FWAC, subject to applicable fiduciary duties under Cayman Islands Companies Law and the Memorandum and Articles of Association provide that FWAC renounces its interest in any corporate opportunity offered to any director or officer of FWAC.

•

Pursuant to the Registration Rights Agreement, the Sponsor and its affiliates will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New MIC Common Stock held by such parties following the consummation of the Merger.

•

The Sponsor and FWAC’s directors and officers have agreed to vote any shares held in favor of the Merger Proposal and other FWAC Proposals. FWAC Founders hold 94.6% of the FWAC Ordinary Shares. Due to the FWAC Founders’ level of ownership, we expect the proposals to be presented at the FWAC Meeting to be approved, without requiring the support of other shareholders. Aside from issuing such Private Placement Shares and FWAC Class B Shares pursuant to the terms of their respective subscription agreements, FWAC did not provide any additional consideration to holders of Private Placement Shares and FWAC Class B Shares for their agreement to vote such shares in favor of the FWAC Proposals.

Interests of Certain Persons in the Merger-MIC

Mr. Chavez, Ms. Hogue and all of the independent members of the MIC Board have agreed to serve as members of the FWAC Board effective at the effective time of the Merger. The interests of MIC’s executive officers and directors include, among other things, their continued service as a director or executive officer of FWAC following the Merger, rights to continuing indemnification and directors’ and officers’ liability insurance, rights to receive cash and equity compensation from FWAC as an executive officer or director of FWAC and the assumption of their outstanding equity awards upon the consummation of the Merger. While they will not receive additional compensation solely as a result of the Merger other than in connection with their capacity as MIC stockholders who receive merger consideration, these interests may create potential conflicts of interest or the appearance of such conflicts, which may lead to increased dissident stockholder activity, including litigation, which could result in significant cost for FWAC and MIC and could materially delay or prevent completion of the Merger.

As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue and Mr. Osher beneficially own as the controlling persons of Color Up, 2,624,831 shares of MIC Common Stock, or 33.8% of the outstanding shares of MIC Common Stock as of such date, the MIC Common Stock Warrant to purchase 1,702,128 shares of MIC Common Stock and 7,495,090 Common Units, or approximately 44.2% of the outstanding Common Units as of such date. As of the date of this joint proxy statement/prospectus, Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, are the limited partners of the Operating Partnership. As of the date of this joint proxy statement/prospectus, Mr. Osher beneficially owns through HS3 an additional 1,702,128 Common Units, or approximately 10.0% of the outstanding Common Units as of such date, and 425,532 Class A Units. On December 13, 2022, FWAC and the Initial PIPE Investor, entities controlled by Mr. Osher, a director of MIC, each entered into a Subscription Agreement pursuant to which, among other things, the Initial PIPE Investor agreed to subscribe for and purchase, and FWAC has agreed to issue and sell to the Initial PIPE Investor, an aggregate of 1,200,000 shares of New MIC Common Stock for a purchase price of $10.00 per 1.2 shares, on the terms and subject to the conditions set forth therein.

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex K, with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of a (a) change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Assuming (i) no shares of New MIC Common Stock are issued prior to the conversion of the Series 2 Preferred Stock, (ii) no public shareholders exercise their redemption rights and (iii) the 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock are owned by the Preferred PIPE Investors, after giving effect to the conversion of the Series 2 Preferred Stock, MIC’s directors and officers will own approximately 66% of the New MIC Common Stock. While, as a result, New MIC may be a “controlled company” within the meaning of the rules of the NYSE and NYSE American, New MIC does not intend to utilize the exemptions from the NYSE or NYSE American corporate governance standards available to controlled companies.

As of the date of this joint proxy statement/prospectus, Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 1,500,000 Performance Units and Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones beneficially own, in the aggregate, 434,374 LTIP Units. On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement pursuant to which certain LTIP Units previously granted to Mr. Chavez and Ms. Hogue will vest in full upon the one year anniversary of the listing of the shares of New MIC Common Stock on a national securities exchange. We understand that following the Merger, Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color

Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

For further information about these interests, see the sections titled “Risk Factors—Risks Related to MIC’s Business and Industry” and “ —Interests of Certain Persons in the Merger-FWAC” and “ —Interests of Certain Persons in the Merger-MIC” of this joint proxy statement/prospectus.

Sources and Uses of Funds for the Merger

The following table summarizes the sources and uses for funding the Merger, assuming (a) none of the remaining FWAC Class A Shares held by FWAC public shareholders are redeemed in connection with the Merger and (b) all of the outstanding FWAC Class A Shares held by FWAC public shareholders are redeemed in connection with the Merger. Where actual amounts are not known or knowable, the figures below represent FWAC’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information”.

Estimated Sources and Uses (No Redemptions, in millions)(1)

Sources		Uses
Proceeds from Trust Account	$4.5	Cash to Balance Sheet	$12.7
PIPE Investment(s)	46	Revolving Credit Facility	15
		Transaction Costs	11.2
		Accrued Preferred Stock distributions	9.3
		Payables	2.3
Total Sources	$50.5	Total Uses	$50.5

(1)

Assumes that no remaining Public Shares are redeemed. See the risk factor titled “If third parties bring claims against FWAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per Public Share” for a description of scenarios in which the per share redemption price may be less than $10.00.

Estimated Sources and Uses (Maximum Redemptions, in millions)(2)

Sources		Uses
Proceeds from Trust Account	$0	Cash to Balance Sheet	$8.2
PIPE Investment(s)	46	Revolving Credit Facility	15
		Transaction Costs	11.20
		Accrued Preferred Stock distributions	9.3
		Payables	2.3
Total Sources	$46	Total Uses	$46

(2)

Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger at a per share redemption price of $10.00 per share. See the risk factor titled “If third parties bring claims against FWAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per Public Share” for a description of scenarios in which the per share redemption price may be less than $10.00.

Appraisal Rights

There are no appraisal rights available to MIC stockholders in connection with the Merger.

Voting Power and Implied Ownership of New MIC Upon Consummation of the Merger

We present in the table below the various pro forma Voting Power and Implied Ownership of New MIC following the consummation of the Merger and PIPE Investment, based, among other things, on FWAC public shareholder redemptions in connection with the Merger.

Excluding PIPE Investment:

	Share Ownership in New MIC(1)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	3%	0%
Sponsor (including FWAC Directors)(7)	8%	8%
MIC Public Stockholders (other than the MIC Directors and Officers)	59%	61%
MIC Directors and Officers(8)	30%	31%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(2)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	2%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers(9)	66%	67%

Total	100%	100%

Including PIPE Investment:

	Share Ownership in New MIC(3)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers (including Preferred PIPE Investment)(10)	66%	67%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(4)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	2%	3%
MIC Public Stockholders (other than the MIC Directors and Officers)	19%	19%
MIC Directors and Officers (including Preferred PIPE Investment)(11)	77%	78%

Total	100%	100%

(1)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(2)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of New MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(3)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(4)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(5)	Assumes that no remaining Public Shares are redeemed.
(6)	Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger.
(7)	Gives effect to the Sponsor Mandatory Forfeiture and excludes the Vesting Founder Shares.
(8)	Includes 3,937,247 shares of New MIC Common Stock held by Color Up.
(9)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(10)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up. and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the terms of the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 51% of New MIC Common Stock (assuming 100% of outstanding Public Shares are redeemed in connection with the

Merger) and 52% of New MIC Common Stock (assuming no Public Shares are redeemed in connection with the Merger).
(11)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 34% of the New MIC Common Stock. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue and (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(12)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants and (ii) any shares of MIC Common Stock issued in connection with the conversion or redemption of the MIC Preferred Stock. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

(13)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants. Excludes (ii) 638,298 shares of New MIC Common Stock issuable upon conversion of 638,298 Common Units issuable upon exercise of 638,298 Class A Units held by HS3, (iii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iv) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue, (v) any shares of MIC Common Stock issued in connection with the redemption of the MIC Preferred Stock and (vi) 39,123 LTIP Units held by the non-management directors and Mr. Nelson (who retired from the MIC Board effective as of December 31, 2022). In connection with the conversion of the MIC Preferred Stock by the holders thereof or the redemption of the MIC Preferred Stock by MIC, in each case, such shares of MIC Preferred Stock may be converted or redeemed by MIC for cash or shares of MIC Common Stock at the sole election of MIC. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

After the Closing, MIC’s directors and officers may hold more than 50% of the voting power for the election of directors. While, as a result, New MIC may be a “controlled company” within the meaning of the rules of the NYSE and NYSE American, New MIC does not intend to utilize the exemptions from the NYSE and NYSE American corporate governance standards available to controlled companies. For more information regarding the risks of New MIC being a “controlled company”, see the Risk Factor entitled “New MIC may be a “controlled company” within the meaning of the applicable rules of NYSE or NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If New MIC relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Anticipated Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP, with MIC identified as the accounting acquirer, in accordance with FASB ASC 805. The identification of MIC as the accounting acquirer is based primarily on evaluation of the following facts and circumstances, which are consistent under both the no redemption and maximum redemption scenarios:

•

Following the Merger, the business affairs of New MIC will be controlled by a board of directors that will initially consist of eight individuals, seven of which are existing board members of MIC and one that will be designated by FWAC.

•	Following the Merger, the management of New MIC will be led by MIC’s Chief Executive Officer, Manuel Chavez, III, and Chief Financial Officer, Stephanie Hogue.

•	MIC is significantly larger than FWAC in terms of revenue, total assets and employees.

Accordingly, for accounting purposes, the financial statements of New MIC will represent a continuation of the financial statements of MIC with the acquisition being treated as the equivalent of MIC issuing stock for the net assets of FWAC. The net assets of New MIC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Redemption Rights

Pursuant to the Memorandum and Articles of Association, FWAC’s public shareholders may elect to have their FWAC Class A Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Merger, including interest (net of taxes payable), by (b) the total number of then-outstanding FWAC Class A Shares. As of June 23, 2023, this would have amounted to approximately $10.79 per share (not accounting for interest that may be withdrawn to pay taxes).

You will be entitled to receive cash for any FWAC Class A Shares to be redeemed only if you:

(a)        hold FWAC Class A Shares; and

(b)        prior to          p.m., Eastern Time, on         , 2023 (a) submit a written request to Continental that FWAC redeem your FWAC Class A Shares for cash and (b) deliver your FWAC Class A Shares to Continental, physically or electronically through DTC.

If a holder exercises its redemption rights, then such holder will be exchanging its FWAC Class A Shares for cash and will no longer own securities of New MIC. Such a holder will be entitled to receive cash for its FWAC Class A Shares only if it properly demands redemption and delivers its FWAC Class A Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “FWAC’s Extraordinary General Meeting—Redemption Rights” for the procedures to be followed if you wish to redeem your FWAC Class A Shares for cash.

Permitted Purchases of FWAC Securities

The FWAC Founders, FWAC’s advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Merger. There is no limit on the number of shares the FWAC Founders, FWAC’s advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that the FWAC Founders, FWAC’s advisors or their affiliates purchase shares in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. FWAC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act. Pursuant to the SEC’s Compliance and Disclosure Interpretation 166.01, purchases of FWAC Ordinary Shares by the Sponsor generally have an indicia of being a tender offer; however, SEC staff has indicated that it will not object to purchases by a SPAC sponsor or its affiliates outside of the redemption offer as long as the following conditions are satisfied:

•

This joint proxy statement/prospectus discloses the possibility that FWAC Founders, FWAC’s advisors or their affiliates will purchase FWAC Ordinary Shares outside the FWAC Share Redemption, along with the purpose of such purchases (see this section for such disclosure and “Risk Factors—Risks Related to FWAC’s Business and the Merger—The Sponsor and FWAC’s officers and directors and/or their affiliates may enter into agreements concerning FWAC’s securities prior to the FWAC Meeting, which may have the effect of increasing the likelihood of completion of the Merger or decreasing the value of the FWAC Ordinary Shares”);

•	FWAC Founders, FWAC’s advisors or their affiliates will purchase FWAC Ordinary Shares at a price no higher than the price offered through the FWAC Share Redemption;

•

This joint proxy statement/prospectus includes a representation that any FWAC Ordinary Shares purchased by the FWAC Founders, FWAC’s advisors or their affiliates would not be voted in favor of approving the proposed business combination (see this section for such representation and “Risk Factors—Risks Related to FWAC’s Business and the Merger—The Sponsor and FWAC’s officers and directors and/or their affiliates may enter into agreements concerning FWAC’s securities prior to the FWAC Meeting, which may have the effect of increasing the likelihood of completion of the Merger or decreasing the value of the FWAC Ordinary Shares”);

•

FWAC Founders, FWAC’s advisors and their affiliates do not possess any redemption rights with respect to the FWAC Ordinary Shares or, if they possess redemption rights, such rights were waived (see the Sponsor Agreement which is attached to this joint proxy statement/prospectus as Annex F); and

•	FWAC discloses in a Form 8-K, prior to the FWAC Meeting, the following:

•	the amount of FWAC Ordinary Shares purchased outside of the FWAC Share Redemption by the FWAC Founders, FWAC’s advisors and their affiliates , along with the purchase price;

•	the purpose of the purchases by the FWAC Founders, FWAC’s advisors and/or their affiliates;

•	the impact, if any, of the purchases by the FWAC Founders, FWAC’s advisors and/or their affiliates on the likelihood that the proposed business combination will be approved;

•

the identities of FWAC security holders who sold to the FWAC Founders, FWAC’s advisors and/or their affiliates (if not purchased on the open market) or the nature of FWAC security holders (e.g., 5% security holders) who sold to the FWAC Founders, FWAC’s advisors and/or their affiliates; and

•	the number of FWAC Ordinary Shares for which FWAC has received redemption requests pursuant to the FWAC Share Redemption.

Any such purchases effectuated by the FWAC Founders, FWAC’s advisors or their affiliates will comply with such conditions.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Merger are satisfied or to provide additional financing for the combined company following the closing of the Merger; however, pursuant to SEC guidance set forth above, FWAC Founders, FWAC’s advisors or their affiliates, as applicable, may not vote such purchased shares in favor of the FWAC Proposals. Any such purchases of FWAC’s securities may result in the completion of the Merger that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of FWAC Class A Shares may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The FWAC Founders and/or their affiliates anticipate that they may identify the shareholders with whom the FWAC Founders or their affiliates may pursue privately negotiated purchases by either the shareholders contacting FWAC directly or by FWAC’s receipt of redemption requests submitted by shareholders (in the case of FWAC Class A Shares) following FWAC’s mailing of proxy materials in connection with the Merger. To the extent that the FWAC Founders or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Merger, whether or not such shareholder has already submitted a proxy with respect to the Merger but only if such shares have not already been voted at the general meeting related to the Merger. The FWAC Founders or any of their affiliates will select which shareholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

The FWAC Founders and/or their affiliates will not make purchases of shares if the purchases would violate the SEC guidance set forth above or Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this joint proxy statement/prospectus. Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of MIC and its subsidiaries prior to Closing, which will be the business of New MIC and its subsidiaries following Closing.

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

Introduction

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives effect to the Merger as if it was completed on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022 give pro forma effect to the Merger as if it was completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Merger taken place on March 31, 2023, nor is it indicative of the financial condition of the combined company as of any future date. These unaudited pro forma financial statements do not include the impact of any synergies that may be achieved through the transactions nor any strategies that management may consider in order to continue to efficiently manage its operations. The unaudited pro forma condensed combined financial information has been prepared, in accordance with Article 11 of Regulation S-X and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes.

Company Descriptions

MIC is a Maryland corporation formed on May 4, 2015 that focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. MIC targets both parking garage and surface lot properties primarily in top 50 MSAs, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

FWAC was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). FWAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. FWAC is an early stage and emerging growth company and, as such, FWAC is subject to all of the risk associated with early stage and emerging growth companies.

Merger Description

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP, with MIC identified as the accounting acquirer, in accordance with FASB ASC 805. Accordingly, for accounting purposes, the financial statements of New MIC will represent a continuation of the financial statements of MIC with the acquisition being treated as the equivalent of MIC issuing stock for the net assets of FWAC. The net assets of MIC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The identification of MIC as the accounting acquirer is based primarily on evaluation of the following facts and circumstances, which are consistent under a number of scenarios in generating net proceeds from the Merger:

•

Following the Merger, the business affairs of New MIC will be controlled by a board of directors that will initially consist of eight individuals, seven of which are board members of MIC and one that will be designated by FWAC.

•	Following the Merger, the management of New MIC will be led by MIC’s Chief Executive Officer, Manuel Chavez, III, and Chief Financial Officer, Stephanie Hogue.

•	MIC is significantly larger than FWAC in terms of revenue, total assets (excluding cash) and employees.

The following unaudited pro forma financial information sets forth:

•

The historical consolidated balance sheet as of March 31, 2023 and consolidated statement of operations for the year ended March 31, 2023, derived from the unaudited consolidated financial statements of MIC;

•

The historical consolidated balance sheet as of March 31, 2023 and consolidated statement of operations for the year ended March 31, 2023, derived from the unaudited consolidated financial statements of FWAC;

•

Transaction accounting adjustments to give effect to the Merger, on the unaudited pro forma condensed combined statements of operations for the three-months ended March 31, 2023 and year ended December 31, 2022, as if the Merger occurred on January 1, 2022. Separate accounting adjustments will be made for each scenario that assumes differing levels of redemptions of FWAC shares from its shareholders (i.e. No Redemptions and Maximum Redemptions scenarios, respectively).

The summary unaudited pro forma condensed combined financial information presents two separate scenarios reflecting a range of net proceeds from the Merger as follows:

•

Assuming No Redemptions: This presentation gives effect to the PIPE Investment and assumes that no remaining FWAC public shareholders exercise their right to redeem their Class A Shares for their pro rata share of the Trust Account and thus the full remaining amount held in the Trust Account as of immediately prior to the closing is available for the Merger.

•

Assuming Maximum Redemptions: This presentation gives effect to the PIPE Investment and assumes that all FWAC public shareholders exercise their rights to redeem their Class A Shares for their pro rata share of the Trust Account and thus none of the amount held in the Trust Account as of immediately prior to the closing is available for the Merger. The Maximum Redemptions scenario assumes all issued and outstanding FWAC Class A Shares are redeemed by the public shareholders. With respect to the Maximum Redemptions scenario, we expect the proceeds from the PIPE Investment to satisfy FWAC’s obligation to have at least $5,000,001 of net tangible assets.

The following summarizes the pro forma ownership of common stock in New MIC and the pro forma ownership of common stock in New MIC assuming the conversion of (i) 100% of the Common Units that will be outstanding at the Merger for shares of New MIC Common Stock and (ii) 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022) following the Merger under the two scenarios described above:

Excluding PIPE Investment:

	Share Ownership in New MIC(1)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	3%	0%
Sponsor (including FWAC Directors)(7)	8%	8%
MIC Public Stockholders (other than the MIC Directors and Officers)	59%	61%
MIC Directors and Officers(8)	30%	31%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(2)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	2%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers(9)	66%	67%

Total	100%	100%

Including PIPE Investment:

	Share Ownership in New MIC(3)(12)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	4%	4%
MIC Public Stockholders (other than the MIC Directors and Officers)	29%	29%
MIC Directors and Officers (including Preferred PIPE Investment)(10)	66%	67%

Total	100%	100%

	Share Ownership in New MIC Assuming Conversion of Common Units(4)(13)
	No Redemptions(5)	Maximum Redemptions(6)
	(Percentage of Outstanding Shares)
FWAC Shareholders (other than the Sponsor and FWAC Directors)	1%	0%
Sponsor (including FWAC Directors)(7)	2%	3%
MIC Public Stockholders (other than the MIC Directors and Officers)	19%	19%
MIC Directors and Officers (including Preferred PIPE Investment)(11)	77%	78%

Total	100%	100%

(1)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(2)

As of immediately following the consummation of the Merger. Excludes 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of New MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(3)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of New MIC and December 31, 2023. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.

(4)

As of immediately following the consummation of the Merger, but gives effect to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock on the earlier of a change of control of

New MIC and December 31, 2023. Assumes the conversion of 13,795,826 Common Units beneficially owned by Color Up and HS3 and 14,530 LTIP Units held by the non-management members of the MIC Board and Mr. Nelson (who retired from the MIC Board effective December 31, 2022), in each case, as of the date of this joint proxy statement/prospectus (in each case, as adjusted to give effect to the Exchange Ratio). The Common Units are redeemable for cash or shares of New MIC Common Stock on a one-for-one basis, at New MIC’s discretion. The table above assumes the conversion of all Common Units into shares of MIC Common Stock on a one-for-one basis. Percentages may not add to 100% due to rounding. Unless the context indicates otherwise, all information in this section is adjusted to give effect to the Exchange Ratio.
(5)	Assumes that no remaining Public Shares are redeemed.
(6)	Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger.
(7)	Gives effect to the Sponsor Mandatory Forfeiture and excludes the Vesting Founder Shares.
(8)	Includes 3,937,247 shares of New MIC Common Stock held by Color Up.
(9)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(10)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the terms of the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 51% of New MIC Common Stock (assuming 100% of outstanding Public Shares are redeemed in connection with the Merger) and 52% of New MIC Common Stock (assuming no Public Shares are redeemed in connection with the Merger).

(11)

Includes 3,937,247 shares of New MIC Common Stock held by Color Up and 13,787,466 shares of New MIC Common Stock issuable upon the conversion of the Series 2 Preferred Stock on the earlier of a change of control of New MIC and December 31, 2023 in accordance with the Preferred Subscription Agreement and the terms of the Series 2 Preferred Stock. Shares of New MIC Common Stock issuable pursuant to the Series 2 Preferred Stock, assuming there are no subsequent issuances of New MIC Common Stock prior to conversion and as measured on a standalone basis, will constitute approximately 34% of the New MIC Common Stock. Excludes (i) 638,298 shares of New MIC Common Stock issuable upon conversion of Common Units issuable upon the exercise of Class A Units held by HS3, (ii) 2,250,000 shares of New MIC Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue and (iii) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue and (iv) 32,010 shares of New MIC Common Stock issuable upon conversion of 32,010 Common Units issuable upon the conversion (assuming vesting) of 32,010 LTIP Units granted to the non-management members of the MIC Board.

(12)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants and (ii) any shares of MIC Common Stock issued in connection with the conversion or redemption of the MIC Preferred Stock. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

(13)

Excludes (i) 2,553,192 shares of New MIC Common Stock issuable upon the exercise of the New MIC Warrants, (ii) 638,298 shares of New MIC Common Stock issuable upon conversion of 638,298 Common Units issuable upon exercise of 638,298 Class A Units held by HS3, (iii) 2,250,000 shares of New MIC

Common Stock issuable upon conversion of 2,250,000 Common Units issuable upon conversion (assuming vesting) of 2,250,000 Performance Units granted to Mr. Chavez and Ms. Hogue, (iv) 606,683 shares of New MIC Common Stock issuable upon conversion of 606,683 Common Units issuable upon conversion (assuming vesting) of 606,683 LTIP Units granted to Mr. Chavez and Ms. Hogue, (v) any shares of MIC Common Stock issued in connection with the redemption of the MIC Preferred Stock and (vi) 39,123 LTIP Units held by the non-management directors and Mr. Nelson (who retired from the MIC Board effective as of December 31, 2022). In connection with the conversion of the MIC Preferred Stock by the holders thereof or the redemption of the MIC Preferred Stock by MIC, in each case, such shares of MIC Preferred Stock may be converted or redeemed by MIC for cash or shares of MIC Common Stock at the sole election of MIC. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the Closing. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the Closing.

This unaudited pro forma financial information should be read in conjunction with:

•

MIC’s unaudited consolidated interim financial statements and the related notes thereto as of and for the three-months ended March 31, 2023, included elsewhere in this joint proxy statement/prospectus;

•	MIC’s audited consolidated financial statements and the related notes thereto as of and for the years ended December 31, 2022 and 2021, included elsewhere in this joint proxy statement/prospectus;

•

FWAC’s unaudited consolidated interim financial statements and the related notes thereto as of and for the three-months ended March 31, 2023, included elsewhere in this joint proxy statement/prospectus; and

•

FWAC’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, included elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2023

(amounts in thousands, except per share data)

			Assuming No Redemptions				Assuming Maximum Redemptions
	MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Investments in real estate
Land and improvements	166,225	—	—			166,225	—			166,225
Buildings and improvements	272,862	—	—			272,862	—			272,862
Construction in progress	1,418	—	—			1,418	—			1,418
Intangible assets	10,129	—	—			10,129	—			10,129

	450,634	—	—			450,634	—			450,634
Accumulated depreciation and amortization	(33,171)	—	—			(33,171)	—			(33,171)

Total investments in real estate, net	417,463	—	—			417,463	—			417,463

Fixed assets, net	203	—	—			203	—			203
Assets held for sale	—	—	—			—	—			—
Cash	3,119	125	280,747	(a	)	16,008	280,747	(a	)	11,461
			(11,179)	(b	)		(11,179)	(b	)
			—	(n	)		—	(n	)
			(11,603)	(d	)		(11,603)	(d	)
			(15,000)	(e	)		(15,000)	(e	)
			46,000	(l	)		46,000	(l	)
			(276,200)	(a	)		(280,747)	(f	)
Cash – restricted	3,951	—	—			3,951	—			3,951
Prepaid expenses	631	123	—			754	—			754
Accounts receivable, net	2,536	—	—			2,536	—			2,536
Due from related parties	—	—	—			—	—			—
Deferred offering costs	4,005	—	(4,005)	(c	)	—	(4,005)	(c	)	—
Other assets	217	—	—			217	—			217
Investments held in Trust Account	—	280,747	(280,747)	(a	)	—	(280,747)	(a	)	—

Total assets	432,125	280,995	(271,987)			441,132	(276,534)			436,586

LIABILITIES AND EQUITY
Liabilities
Notes payable, net	146,345	—	—			146,345	—			146,345
Revolving credit facility, net	72,929	—	(15,000)	(e	)	57,929	(15,000)	(e	)	57,929
Accounts payable and accrued expenses	16,126	2,648	(1,879)	(d	)	24,859	(1,879)	(d	)	24,859
			(7,449)	(b	)		(7,449)	(b	)
			15,414	(k	)		15,414	(k	)
Accrued preferred distributions	9,254	—	(9,254)	(d	)	4,600	(9,254)	(d	)	4,600
			4,600	(l	)		4,600	(l	)
Indemnification liability	2,596	—	—			2,596	—			2,596
Liabilities held for sale	—	—	—			—	—			—
Security deposits	166	—	—			166	—			166
Due to related parties	470	—	(470)	(d	)	—	(470)	(d	)	—
Deferred revenue	146	—	—			146	—			146
Deferred underwriting commissions	—	—	—			—	—			—

Total liabilities	248,032	2,648	(14,039)			236,641	(14,039)			236,641

			Assuming No Redemptions				Assuming Maximum Redemptions
	MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,500,000 at redemption value of approximately $10.033 and $10.000 per share as of December 31, 2022	—	280,647	(280,647)	(g	)	—	(280,647)	(g	)	—

Equity
New MIC common stock, $0.0001 par value	—	—	0	(g	)	1	0	(g	)	1
			1	(h	)		1	(h	)
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2022	—	—	—			—	—			—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of December 31, 2022	—	0	(0)	(g	)	—	(0)	(g	)	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of December 31, 2022	—	1	(1)	(g	)	—	(1)	(g	)	—
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of December 31, 2022)	—	—	—			—	—			—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of December 31, 2022)	—	—	—			—	—			—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 shares issued and outstanding (stated liquidation value of $46,000,000)	—	—	46,000	(l	)	46,000	46,000	(l	)	46,000
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—	—			—	—			—

			Assuming No Redemptions				Assuming Maximum Redemptions
	MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of December 31, 2022	0	—	—	(h	)	—	—	(h	)	—
Warrants issued and outstanding – 1,702,128 warrants as of December 31, 2022	3,319	—	—			3,319	—			3,319
Additional paid-in capital	192,426	—	(3,730)	(b	)	159,153	(3,730)	(b	)	155,631
			280,647	(g	)		280,647	(g	)
			(1)	(h	)		(1)	(h	)
			(12,270)	(i	)		(11,245)	(i	)
			(276,200)	(a	)		(280,747)	(f	)
			(2,300)	(j	)		(2,300)	(j	)
			(15,414)	(k	)		(15,414)	(k	)
			(4,005)	(c	)		(4,005)	(c	)

Accumulated deficit	(110,716)	(2,300)	6,377	(i	)	(108,939)	5,971	(i	)	(109,345)
			(4,600)	(l	)		(4,600)	(l	)
			2,300	(j	)		2,300	(j	)

Total Mobile Infrastructure Corporation Stockholders’ Equity	85,029	(2,299)	16,804			99,534	12,877			95,607
Non-controlling interest	99,064	—	5,894	(i	)	104,958	5,274	(i	)	104,338

Total equity	184,093	(2,299)	22,698			204,491	18,151			199,945

Total liabilities and equity	432,125	280,995	(271,987)			441,132	(276,534)			436,586

Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income

For the Three Months Ended March 31, 2023

(amounts in thousands, except per share data)

			Assuming No Redemptions			Assuming Max Redemptions
	MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues
Base rental income	2,080	—	—		2,080	—		2,080
Management income	—	—	—		—	—		—
Percentage rental income	5,023	—	—		5,023	—		5,023

Total revenues	7,103	—	—		7,103	—		7,103
Operating expenses
Property taxes	1,756	—	—		1,756	—		1,756
Property operating expense	518	—	—		518	—		518
General and administrative	2,620	1,245	—		3,865	—		3,865
General and administrative - related party	—	53	—		53	—		53
Professional fees, net of reimbursement of insurance proceeds	469	—	—		469	—		469
Organizational, offering and other costs	33	—	—		33	—		33
Depreciation and amortization	2,126	—	—		2,126	—		2,126

Total operating expenses	7,522	1,297	—		8,819	—		8,819

Other income (expense)
Interest expense	(3,599)	—	287	(bb)	(3,312)	287	(bb)	(3,312)
Gain on sale of real estate	660	—	—		660	—		660
PPP loan forgiveness	—	—	—		—	—		—
Other income	15	—	—		15	—		15
Gain on consolidation of DST	—	—	—		—	—		—
Settlement of deferred management internalization	—	—	—		—	—		—
Income from investments held in Trust Account	—	2,797	(2,797	)(aa)	—	(2,797	)(aa)	—
Transaction expenses	—	—	—		—	—		—

Total other income (expense)	(2,924)	2,797	(2,511)		(2,637)	(2,511)		(2,637)
Net loss	(3,343)	1,500	(2,511)		(4,354)	(2,511)		(4,354)
Less net loss attributable to non-controlling interest	(1,795)	—	(437	)(cc)	(2,232)	(474	)(cc)	(2,269)

Net loss attributable to common stockholders	(1,548)	1,500	(2,073)		(2,121)	(2,036)		(2,084)

Preferred stock distributions declared - Series A	(54)	—	—		(54)	—		(54)
Preferred stock distributions declared - Series 1	(696)	—	—		(696)	—		(696)
Preferred stock dividends - Series 2	—	—	—		—	—		—

Net loss attributable to common stockholders	(2,298)	1,500	(2,073)		(2,871)	(2,036)		(2,834)
Pro Forma Net Loss Per New MIC common stock
Basic and diluted					(0.22)			(0.22)
Pro Forma Weighted-Average New MIC common stock
Basic and diluted (#)					13,111,865			12,670,563

Unaudited Pro Forma Condensed Consolidated Statements of Income and Comprehensive Income

For the Year Ended December 31, 2022

(amounts in thousands, except per share data)

			Assuming No Redemptions			Assuming Max Redemptions
	MIC (Historical)	FWAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues
Base rental income	8,345	—	—		8,345	—		8,345
Management income	427	—	—		427	—		427
Percentage rental income	20,329	—	—		20,329	—		20,329

Total revenues	29,101	—	—		29,101	—		29,101
Operating expenses
Property taxes	6,885	—	—		6,885	—		6,885
Property operating expense	2,947	—	—		2,947	—		2,947
General and administrative	8,535	2,452	4,085	(dd)	15,072	4,085	(dd)	15,072
General and administrative - related party	—	210	—		210	—		210
Professional fees, net of reimbursement of insurance proceeds	2,690	—	—		2,690	—		2,690
Organizational, offering and other costs	5,592	—	—		5,592	—		5,592
Depreciation and amortization	8,248	—	—		8,248	—		8,248

Total operating expenses	34,897	2,662	4,085		41,644	4,085		41,644

Other income (expense)
Interest expense	(12,912)	—	829	(bb)	(12,083)	829	(bb)	(12,083)
Loss on sale of real estate	(52)	—	—		(52)	—		(52)
PPP loan forgiveness	328	—	—		328	—		328
Other income	106	—	—		106	—		106
Gain on consolidation of DST	—	—	—		—	—		—
Settlement of deferred management internalization	—	—	—		—	—		—
Income from investments held in Trust Account	—	2,937	(2,937	)(aa)	—	(2,937	)(aa)	—
Transaction expenses	—	—	—		—	—		—

Total other income (expense)	(12,530)	2,937	(2,108)		(11,701)	(2,108)		(11,701)
Net loss	(18,326)	275	(6,193)		(24,244)	(6,193)		(24,244)
Less net loss attributable to non-controlling interest	(10,207)	—	(2,223	)(cc)	(12,430)	(2,430	)(cc)	(12,637)

Net loss attributable to common stockholders	(8,119)	275	(3,970)		(11,814)	(3,762)		(11,607)

Preferred stock distributions declared - Series A	(216)	—	—		(216)	—		(216)
Preferred stock distributions declared - Series 1	(2,784)	—	—		(2,784)	—		(2,784)
Preferred stock dividends - Series 2	—	—	(4,600	)(ee)	(4,600)	(4,600	)(ee)	(4,600)

Net loss attributable to common stockholders	(11,119)	275	(8,570)		(19,414)	(8,362)		(19,207)
Pro Forma Net Loss Per New MIC common stock
Basic and diluted					(1.48)			(1.15)
Pro Forma Weighted-Average New MIC common stock
Basic and diluted (#)					13,111,865			12,670,563

NOTE 1 — DESCRIPTION OF THE MERGER

Subject to the terms of the Merger Agreement, the consideration for the Merger is funded through a combination of cash from FWAC, proceeds from the PIPE Investment and rollover equity from the MIC stockholders. As a result of the Merger, MIC stockholders collectively will hold a majority of the equity of New MIC. The Merger is structured as a customary Up-C transaction, whereby New MIC directly or indirectly will own equity in the Operating Company and will hold direct voting rights in the Operating Company. Pursuant to and in connection with the Merger, the following transactions will have occurred:

The Domestication

Pursuant to the Merger Agreement, prior to the consummation of the Merger, at or prior to the Closing, FWAC will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion to a Maryland corporation in accordance with Title 3, Subtitle 9 of the MGCL, and Part XII of the Cayman Islands Companies Act. Concurrently with the Domestication, FWAC shall file the Proposed Charter substantially in the form attached as Annex B hereto with the Maryland State Department of Assessments and Taxation, pursuant to which FWAC will adopt bylaws substantially in the form attached as Annex C hereto, with such changes as may be agreed in writing by FWAC and MIC.

At the effective time of the Domestication, (a) each then issued and outstanding FWAC Class A Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock and (b) each then issued and outstanding FWAC Class B Share will convert automatically, on a one-for-one basis, into one share of New MIC Common Stock.

The Conversion

Pursuant to the Merger Agreement, concurrently with the consummation of the Merger, at or prior to the Closing, the Operating Partnership will convert from a Maryland limited partnership to a Delaware limited liability company. In connection with the Conversion, each outstanding unit of partnership interest of the Operating Partnership will convert automatically, on a one-for-one basis, into an equal number of identical membership units of the Operating Company.

The Merger

Following the Domestication, (a) Merger Sub (a wholly-owned subsidiary of FWAC) will merge with and into MIC in accordance with the MGCL, with MIC continuing as the surviving entity and (b) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into FWAC in accordance with the MGCL, with FWAC continuing as the surviving entity.

Merger Consideration

Consideration; Conversion of Securities

•

Each share of MIC Common Stock (excluding shares owned by any Mobile Company) issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive such number of shares of New MIC Common Stock equal to the Exchange Ratio and will be automatically cancelled;

•

Each share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration and will be automatically cancelled; and

•	The First-Step Surviving Company will assume each MIC Common Stock Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such MIC Common

Stock Warrant will become a warrant to purchase that number of shares of New MIC Common Stock equal to the product of (a) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio.

Additional LTIP Consideration

Certain individuals shall be entitled to receive restricted stock, units or other equity interests in MIC or the Operating Company in such amounts as determined by the compensation committee of the MIC Board, to be issued by New MIC or the Operating Company, as applicable, as soon as reasonably practicable after the adoption and effectiveness of the Incentive Award Plan and the filing of an effective registration statement on Form S-8.

PIPE Investment

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. The Series 2 Preferred Stock converts at a conversion price of $3.67 per share of New MIC Common Stock, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 2 Preferred Stock, as set forth in the Proposed Charter.

In addition, the Merger Agreement contemplates other PIPE Investments through the entry into one or more additional Subscription Agreements with one or more investors to purchase FWAC Class A Ordinary Shares, New MIC Common Stock, New MIC Preferred Stock or convertible notes of New MIC.

Sources and Uses of Funds for the Merger

The following tables summarize the estimated sources and uses for funding the Merger assuming each of the No Redemptions and Maximum Redemptions scenarios. Where actual amounts are not known or knowable, the figures below represent MIC’s good faith estimate of such amounts as of the date of this joint proxy statement/prospectus.

Estimated Sources and Uses (No Redemptions, in millions)(1)

Sources		Uses
Proceeds from Trust Account	$4.5	Cash to Balance Sheet	$12.7
PIPE Investment(s)	46	Revolving Credit Facility	15
		Transaction Costs	11.2
		Accrued Preferred Stock distributions	9.3
		Payables	2.3

Total Sources	$50.5	Total Uses	$50.5

(1)	Assumes that no remaining Public Shares are redeemed.

Estimated Sources and Uses (Maximum Redemptions, in millions)(2)

Sources		Uses
Proceeds from Trust Account	$0	Cash to Balance Sheet	$8.2
PIPE Investment(s)	46	Revolving Credit Facility	15
		Transaction Costs	11.2
		Accrued Preferred Stock distributions	9.3
		Payables	2.3

Total Sources	$46	Total Uses	$46

(2)	Assumes that 100% outstanding Public Shares are redeemed in connection with the Merger at a per share redemption price of $10.00 per share.

NOTE 2 — BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Merger was completed on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three-months ended March 31, 2023 and the year ended December 31, 2022 gives pro forma effect to the Merger as if it had occurred on January 1, 2022.

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP, with MIC identified as the accounting acquirer. Accordingly, for accounting purposes, the financial statements of New MIC will represent a continuation of the financial statements of MIC with the acquisition being treated as the equivalent of MIC issuing stock for the net assets of FWAC. The net assets of MIC will be stated at historical cost, with no goodwill or other intangible assets recorded. These unaudited pro forma financial statements do not include the impact of any synergies that may be achieved through the transactions nor any strategies that management may consider in order to continue to efficiently manage its operations.

The pro forma adjustments reflecting the consummation of the Merger are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. MIC believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Merger contemplated based on information available to MIC at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

The Merger accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

a)

Reflects the reclassification of cash and cash equivalents held in the Trust Account of FWAC that will become available for merger consideration, transaction expenses, and the operating activities in conjunction with the Merger. The adjustment also reflects the redemption of 27,058,698 FWAC Class A Shares in May 2023 in connection with the extension of the Memorandum and Articles of Association.

b)

Represents the payment of certain transaction costs which are directly related to and incremental to the Merger and are reflected as an adjustment to additional paid-in capital. MIC has not currently identified any costs that are not considered directly related to or incremental to the Merger, but any such costs would be reflected in the unaudited pro forma condensed combined income statements.

c)	Represents the derecognition of MIC’s deferred offering costs through additional paid-in capital at Closing.

d)

Represents the payment of certain payables on MIC’s balance sheet including $9.3 million of accrued distributions on the MIC Preferred Stock, approximately $1.9 million of accrued expenses and other payables associated with the Merger and other prior offering transactions, and approximately $0.5 million for the settlement of certain related-party balances.

e)	In the No Redemptions and Maximum Redemptions scenarios, MIC assumes a pay-down on $15.0 million of the outstanding balance on the Revolving Credit Facility.

f)

This adjustment represents the amounts attributed to redemptions by the FWAC public shareholders, including the redemption of 27,058,698 FWAC Class A Shares in May 2023 in connection with the extension of the Memorandum and Articles of Association.

g)	Reflects the issuance of New MIC Common Stock before redemptions as well as the conversion of FWAC Class A Shares and FWAC Class B Shares.

h)	Reflects cancellation of 7,762,375 shares of MIC Common Stock.

i)	Reflects the reset of noncontrolling interest to the post-Merger ownership for each of the No Redemptions and Maximum Redemptions scenarios.

j)	Reflects the elimination of FWAC’s historical accumulated deficit balance as of March 31, 2023 such that the remaining accumulated deficit is that of MIC.

k)

Reflects the fair value of 2.0 million FWAC Class B Shares that convert to MIC Common Stock if the 5-day VWAP share price of MIC Common Stock exceeds $13.00 prior to December 31, 2026 and $16.00 prior to December 31, 2028. For purposes of these unaudited pro form combined financial statements and footnotes, we have recorded a preliminary estimate of this liability. MIC will engage a third-party valuation specialist to determine the final fair value to be recorded related to the FWAC Class B Shares.

l)	Reflects the issuance of 46,000 shares of Series 2 Preferred Stock and balance of paid in kind dividends.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 are as follows:

aa)	Reflects the elimination of FWAC’s income from investments held in the Trust Account.

bb)

Reflects the decrease in interest expense as a result of paying down amounts outstanding under MIC’s Revolving Credit Facility under the No Redemptions and Maximum Redemptions scenarios, as described in e above. The adjustment was calculated using actual coupon interest on the Revolving Credit Facility for the three months ended March 31, 2023.

cc)	Reflects the adjustment for the portion of net income attributable to non-controlling interests under the No Redemptions and Maximum Redemptions scenarios, as described in i above.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

aa)	Reflects the elimination of FWAC’s income from investments held in the Trust Account.

bb)

Reflects the decrease in interest expense as a result of paying down amounts outstanding under MIC’s Revolving Credit Facility under the No Redemptions and Maximum Redemptions scenarios, as described in e above. The adjustment was calculated using actual coupon interest on the Revolving Credit Facility for the year ended December 31, 2022.

MIC entered into its Revolving Credit Facility in March 2022. During the second quarter of 2022, MIC used proceeds from the Revolving Credit Facility to pay-off $56.1 million of then outstanding principal on mortgage loans. As described above, the unaudited pro forma condensed combined financial statements contemplate that MIC will pay-down some or all of the outstanding balance on the Revolving Credit Facility. However, since there was no Revolving Credit Facility until March 2022, and therefore no interest, there is an adjustment in 2022 to each scenario to reflect a decrease in interest expense as though MIC used proceeds from the Merger to pay-down $15.0 million of the $56.1 million of debt as of January 1, 2022.

cc)	Reflects the adjustment for the portion of net income attributable to non-controlling interests under the No Redemptions and Maximum Redemptions scenarios, as described in i above.

dd)

The $4.1 million adjustment reflects the non-cash compensation cost recognized for certain LTIP Units that were granted to MIC’s Chief Executive Officer and Chief Financial Officer on August 23, 2022 pursuant to the MIC Employment Agreements. These LTIP Units will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024; provided, that the executive remains continuously employed by MIC, the Operating Partnership or an affiliate thereof through the one year anniversary of the Liquidity Event. The grant date fair value of the awards was determined to be $4.1 million and is recognized over the 2022 pro forma period which assumes the Merger closes on January 1, 2022.

ee)

Reflects the recognition of dividends on Series 2 Preferred Stock at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference, which dividends will be paid in full on the conversion date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to (a) U.S. Holders and Non-U.S. Holders (each as defined below) of (i) FWAC Class A Shares immediately prior to the Domestication and exercise of redemption rights or (ii) MIC Securities immediately prior to the Merger and (b) Non-U.S. Holders of New MIC Common Stock immediately following the Domestication. This section applies only to persons that hold their FWAC Class A Shares, MIC Securities, or New MIC Common Stock, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or REITs;

•	expatriates or former long-term residents of the United States;

•

persons that actually or constructively own five percent or more of FWAC, MIC, or New MIC, as applicable, voting shares or five percent or more of the total value of all classes of shares of FWAC, MIC, or New MIC, as applicable, except as specifically discussed under the caption heading “U.S. Federal Income Tax Considerations Related to the Domestication and Exercise of Redemption Rights—U.S. Holders—Effects of Section 367 to U.S. Holders”;

•

persons that acquired FWAC Class A Shares, MIC Securities, or New MIC Common Stock, as applicable, pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold securities in FWAC. MIC, or New MIC as applicable, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	PFICs; or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to FWAC Class A Shares, MIC Securities, or New MIC Common Stock being taken into account in an applicable financial statement.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication, the exercise of redemption rights by holders of FWAC Class A Shares, the ownership of New MIC Common Stock by Non-U.S.

Holders immediately following the Domestication, or the Merger. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold FWAC Class A Shares, MIC Securities, or New MIC Common Stock, as applicable, through such entities. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds FWAC Class A Shares, MIC Securities, or New MIC Common Stock, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status and activities of the partner and the activities of the partnership. Partnerships holding any FWAC Class A Shares, MIC Securities, or New MIC Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of redemption rights by holders of FWAC Class A Shares, the ownership of New MIC Common Stock by Non-U.S. Holders immediately following the Domestication, and the Merger to them.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS BY HOLDERS OF FWAC CLASS A SHARES, THE OWNERSHIP OF NEW MIC COMMON STOCK BY NON-U.S. HOLDERS IMMEDIATELY FOLLOWING THE DOMESTICATION, OR THE MERGER, AS APPLICABLE, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of FWAC Class A Shares or MIC Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of FWAC Class A Shares, MIC Securities, or New MIC Common Stock that is not a U.S. Holder.

U.S. Federal Income Tax Considerations Related to the Domestication and Exercise of Redemption Rights

U.S. Holders

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, FWAC will change its jurisdiction of incorporation from the Cayman Islands to Maryland.

In reliance on the representation letter of FWAC that will be delivered to Gibson Dunn, and subject to the assumptions, covenants, qualifications and limitations described herein and in the opinion included as Exhibit 8.1 hereto, Gibson Dunn is of the opinion that the Domestication will qualify as an F reorganization.

The obligation of FWAC to complete the Domestication, however, is not conditioned upon the receipt by any party of a tax opinion from its counsel or any other counsel on the qualification of the Domestication as an F Reorganization. Additionally, the opinion described above is based on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the Domestication. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court. Further, no assurance can be given that the IRS will not challenge the treatment of the Domestication as an F Reorganization or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Domestication as an F Reorganization, the U.S. federal income tax consequences would differ from those set forth in this joint proxy statement/prospectus. In addition, the U.S. federal income tax consequences of the Domestication to U.S. Holders will turn on the application of certain rules relating to “passive foreign investment companies” and section 367, as described below.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of FWAC Class A Shares will not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “ —Effects of Section 367 to U.S. Holders” and “ —PFIC Considerations,” and the Domestication will be treated for U.S. federal income tax purposes as if FWAC (a) transferred all of its assets and liabilities to New MIC in exchange for all of the outstanding shares of New MIC Common Stock; and (b) then distributed the shares of New MIC Common Stock to the holders of securities of FWAC in liquidation of FWAC. The taxable year of FWAC will be deemed to end on the date of the Domestication.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to FWAC Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies an F Reorganization: (a) the tax basis of a share of New MIC Common Stock received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the FWAC Class A Share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New MIC Common Stock received by a U.S. Holder will include such U.S. Holder’s holding period for the FWAC Class A Share surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders of FWAC Class A Shares

Section 367 of the Code applies to certain transactions involving non-U.S. corporations, including a domestication of a non-U.S. corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication that own (actually or constructively) FWAC Class A Shares with a fair market value of more than $50,000. Because the Domestication will occur prior to the redemption of holders that exercise redemption rights with respect to

FWAC Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

“U.S. Shareholders” of FWAC

A U.S. Holder of FWAC Class A Shares who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of FWAC stock entitled to vote or 10% or more of the total value of all classes of FWAC stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the FWAC Class A Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its FWAC Class A Shares is the net positive earnings and profits of FWAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such FWAC Class A Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such FWAC Class A Shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a non-U.S. corporation is the ratably allocated portion of the non-U.S. corporation’s earnings and profits generated during the period the shareholder held the block of stock.

FWAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If FWAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its FWAC Class A Shares. It is possible, however, that the amount of FWAC’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of FWAC but Own FWAC Class A Shares with a Fair Market Value of More Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) FWAC Class A Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its FWAC Class A Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such holder’s FWAC Class A Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New MIC Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New MIC Common Stock over the U.S. Holder’s adjusted tax basis in the FWAC Class A Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its FWAC Class A Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. Holder is making the election that includes (a) a copy of the information that the U.S. Holder received from FWAC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s FWAC Class A Shares and (b) a representation that the U.S. Holder has notified FWAC (or New MIC) that the U.S. Holder is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to FWAC (or New MIC) no later than the date such tax return is filed. In connection with this election, FWAC intends to provide each U.S. Holder eligible to make such an election with information regarding FWAC’s earnings and profits upon request.

FWAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that FWAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its FWAC Class A Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own FWAC Class A Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) FWAC Class A Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

PFIC Considerations

In addition to the discussion under the heading “ —Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (b) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by FWAC would be considered to be passive income and cash held by FWAC would be considered to be a passive asset.

PFIC Status of FWAC

Based upon the composition of its income and assets, and upon a review of its financial statements, FWAC believes that it likely was a PFIC for its taxable year ended on December 31, 2022 and will likely be considered a PFIC for the current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

As discussed above, FWAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of FWAC Class A Shares upon the Domestication if:

•	FWAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such FWAC Class A Shares; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such FWAC Class A Shares or in which FWAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such FWAC Class A Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of FWAC.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s FWAC Class A Shares;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which FWAC was a PFIC will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of FWAC Class A Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their FWAC Class A Shares under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their FWAC Class A Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of FWAC, whether or not such amounts are actually distributed.

Any gain recognized by a U.S. Holder of FWAC Class A Shares as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of FWAC Class A Shares will depend on whether the U.S. Holder has made a timely and effective election to treat FWAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of FWAC Class A Shares during which FWAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s FWAC Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its FWAC Class A Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to FWAC is contingent upon, among other things, the provision by FWAC of a “PFIC Annual Information Statement” to such U.S. Holder. FWAC provided PFIC Annual Information Statements to U.S. Holders of FWAC Class A Shares, upon request, with respect to its taxable year that ended on December 31, 2021 and New MIC will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that FWAC or New MIC will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.”

The impact of the PFIC rules on a U.S. Holder of FWAC Class A Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a non-U.S. corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq and NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the FWAC Class A Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to FWAC Class A Shares.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares) of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of New MIC Common Stock (which was received in exchange for FWAC Class A Shares in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its New MIC Common Stock will depend on whether the redemption qualifies as a sale of New MIC Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New MIC Common Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in New MIC Common Stock redeemed.

The redemption of New MIC Common Stock will generally qualify as a sale of New MIC Common Stock redeemed if such redemption (a) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (b) results in a “complete termination” of such U.S. Holder’s interest in New MIC or (c) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New MIC Common Stock actually owned by such U.S. Holder, but also shares of New MIC Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New MIC Common Stock owned directly, New MIC Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New MIC Common Stock such U.S. Holder has a right to acquire by exercise of an option.

The redemption of New MIC Common Stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New MIC outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New MIC outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (a) all of the New MIC Common Stock actually or constructively owned by such U.S. Holder is redeemed or (b) all of the New MIC Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of New MIC Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New MIC shares. The redemption of New MIC Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New MIC. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to New MIC Common Stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New MIC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its New MIC Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in New MIC Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New MIC Common Stock or possibly in other New MIC Common Stock constructively owned by such U.S. Holder.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW MIC COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

Effects of the Domestication to Non-U.S. Holders of FWAC Class A Shares

We do not expect the Domestication to result in any U.S. federal income tax consequences to Non-U.S. Holders of FWAC Class A Shares.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New MIC Common Stock by a Non-U.S. Holder after the Domestication.

Effects to Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares) of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of New MIC Common Stock (which was received in exchange for FWAC Class A Shares in the Domestication) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its New MIC Common Stock will depend on whether the redemption qualifies as a sale of the New MIC Common Stock redeemed for U.S. federal income tax purposes, as described above under “—U.S. Holders—Effects to U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares) of Exercising Redemption Rights”. If such a redemption qualifies as a sale of New MIC Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “—Sale, Exchange or Other Taxable Disposition by Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)”. Subject to the discussion below under “Sale, Exchange or Other Taxable Disposition by Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)”, Non-U.S. Holders may be subject to withholding tax on a redemption. In such a case, however, they may be exempt from withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption. If such a redemption does not qualify as a sale of New MIC Common Stock, the Non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “ —Distributions to Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)”.

Distributions to Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)

In general, any distributions made to a Non-U.S. Holder with respect to New MIC Common Stock, to the extent paid out of New MIC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its New MIC Common Stock, in which case a Non-U.S. Holder may be subject to a 15% withholding tax on the amount realized (or such lower rate as may be specified by an applicable income tax treaty). In such case, the Non-U.S. Holder may be exempt from withholding tax if the Non-U.S. Holder is able to properly certify that it meets the requirements of an applicable exemption. To the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, such distribution will be treated as gain realized from the sale or other disposition of such New MIC Common Stock, which will be treated as described under “—Sale, Exchange or Other Taxable Disposition by Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)” below. For withholding tax purposes, we may treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions treated as dividends for U.S. federal income tax purposes and paid by New MIC to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition by Non-U.S. Holders of New MIC Common Stock (Received in Exchange for FWAC Class A Shares)

New MIC expects to be classified as a United States real property holding corporation within the meaning of the FIRPTA rules (as discussed below at “—U.S. Federal Income Tax Considerations Related to the Merger—Effects of the Merger to U.S. Holders and Non-U.S. Holders of MIC Securities—Effects of the Merger to Non-U.S. Holders of MIC Common Stock”) as a result of the Merger. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding New MIC’s potential status as a “United States real property holding corporation,” so long as New MIC Common Stock is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during the calendar year in which the sale or other disposition occurs, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of New MIC Common Stock unless:

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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States; in these cases, the Non-U.S. Holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

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the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any; provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

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the Non-U.S. Holder actually or constructively owns more than five percent of New MIC Common Stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held New MIC Common Stock.

In addition, if the disposition is a redemption that qualifies as a sale for U.S. federal income tax purposes (which qualifications are described above under “—U.S. Holders Effects to U.S. Holders of New MIC Common

Stock (Received in Exchange for FWAC Class A Shares) of Exercising Redemption Rights”), the Non-U.S. Holder may be subject to a 15% withholding tax on the amount realized (or such lower rate as may be specified by an applicable income tax treaty). In such case, the Non-U.S. Holder may be exempt from withholding tax if the Non-U.S. Holder is able to properly certify that they meet the requirements of an applicable exemption.

U.S. Federal Income Tax Considerations Related to the Merger

Effects of the Merger

In reliance on the representation letters of FWAC and MIC that will be delivered to Venable, and subject to the assumptions, covenants, qualifications and limitations described herein and in the opinion included as Exhibit 8.2 hereto, Venable is of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (a “Reorganization”).

The obligation of the parties to complete the Merger is not conditioned upon the receipt by any party of a tax opinion from its counsel or any other counsel on the qualification of the Merger as a Reorganization. Additionally, the opinion described above is based on the law in effect on the date of the opinion and assumes that there will be no change in applicable law between such date and the time of the Merger. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. An opinion of counsel is not binding on the IRS or any court. Additionally, no assurance can be given that the IRS will not challenge the treatment of the Merger as a Reorganization or that a court would not sustain such a challenge. If the IRS were to successfully challenge the status of the Merger as a Reorganization, the material U.S. federal income tax consequences would differ from those set forth in this joint proxy statement/prospectus.

Assuming the Merger qualifies as a Reorganization, the material U.S. federal income tax consequences of the Merger will be as follows.

Effects of the Merger to U.S. Holders and Non-U.S. Holders of MIC Securities

Treatment of the MIC Preferred Stock and the New MIC Preferred Stock as Debt or Equity

The characterization of an instrument as debt or equity for U.S. federal income tax purposes is dependent upon the analysis of all of the facts and circumstances. No single fact or criteria is determinative of the issue. Among the factors which courts have analyzed in considering the characterization of an instrument are the following: (i) the name given to the documents evidencing the instrument; (ii) the existence of a fixed and reasonably proximate maturity date; (iii) the existence of a fixed or determinable rate of interest, the payment of which is not dependent upon the profits of the issuer; (iv) the existence of adequate remedies in favor of the holder in the event of a default in the payment; (v) the subordination of the payment of the instrument in question to the claims of other creditors; (vi) the participation in the management or control of the business of the issuer by the holder; (vii) the state law characterization of the instrument and its treatment by the parties; (viii) the intent of the parties; (ix) whether the issuer is inadequately capitalized; (x) the existence of security for the instrument which is reasonably expected to provide a source of its repayment in whole or in part, and the ability of the issuer to comply with the payment terms of the instrument; (xi) the existence of guarantees or other similar arrangements provided by shareholders or other related persons; (xii) the history of payment on the obligation and the practices of the holder in enforcing remedies on default; (xiii) the intended use by the issuer of the funds received in exchange for issuing the instrument; and (xiv) the existence of a bona-fide business purpose in issuing the instrument.

Based on the terms of the MIC Preferred Stock and the New MIC Preferred Stock, MIC’s historic treatment of the MIC Preferred Stock, and New MIC’s anticipated financial position, the MIC Preferred Stock and the New

MIC Preferred Stock should be treated as equity for U.S. federal income tax purposes. However, no ruling is being obtained from the IRS concerning the classification of the MIC Preferred Stock and/or the New MIC Preferred Stock as debt or equity. The following discussion assumes that the MIC Preferred Stock and the New MIC Preferred Stock will be treated as equity for U.S. federal income tax purposes. Recharacterization of the MIC Preferred Stock and/or the New MIC Preferred Stock as debt for U.S. federal income tax purposes may materially adversely affect holders of MIC Preferred Stock and/or New MIC Preferred Stock. Stockholders should consult with their own tax advisors regarding the effect on them, if any, of a potential recharacterization of the MIC Preferred Stock and/or New MIC Preferred Stock as debt.

Treatment of the MIC Preferred Stock and New MIC Preferred Stock as Nonqualified Preferred Stock

The U.S. federal income tax consequences of the receipt of the New MIC Preferred Stock by holders of MIC Series 1 Preferred Stock and/or MIC Series A Preferred Stock in the Merger depends, amongst other factors, on whether the MIC Preferred Stock and the New MIC Preferred Stock constitute “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of (i) nonqualified preferred stock and/or stock other than nonqualified preferred stock in exchange for stock that is nonqualified preferred stock or (ii) stock other than nonqualified preferred stock in exchange for stock other than nonqualified preferred stock, in each case, in a transaction that otherwise qualifies as a tax-free reorganization for U.S. federal income tax purposes should not be taxable to the recipient. The receipt of nonqualified preferred stock in exchange for stock other than nonqualified preferred stock in a transaction that qualifies as a tax-free reorganization for U.S. federal income tax purposes, however, will be taxable to the recipient, unless the nonqualified preferred stock received is substantially identical to the stock exchanged and certain other conditions are satisfied.

Based on the terms of the MIC Preferred Stock and the New MIC Preferred Stock, the receipt of the New MIC Preferred Stock by holders of MIC Series 1 Preferred Stock and/or MIC Series A Preferred Stock in the Merger should not result in the recognition of taxable gain by holders of MIC Preferred Stock. MIC and New MIC will take the position, and the following discussion assumes, that no gain or loss was recognized on the exchange of MIC Preferred Stock for New MIC Preferred Stock. However, no ruling is being obtained from the IRS concerning the classification of the MIC Preferred Stock or the New MIC Preferred Stock as nonqualified preferred stock, as stock other than nonqualified preferred stock, or as equity more generally, for U.S. federal income tax purposes. Holders of MIC Preferred Stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the exchange of MIC Preferred Stock for New MIC Preferred Stock.

Effects of the Merger to U.S. Holders of MIC Securities

U.S. Holders of MIC Securities who exchange all of their MIC Common Stock, MIC Preferred Stock, or MIC Common Stock Warrants for New MIC Common Stock, New MIC Preferred Stock, or New MIC Warrants, respectively, will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of a fractional share of MIC Common Stock (discussed below). Each U.S. Holder’s aggregate tax basis in the shares of New MIC Common Stock or New MIC Preferred Stock received in the Merger (including any fractional shares of MIC Common Stock deemed received and exchanged for cash as described below) will equal such U.S. Holder’s aggregate adjusted tax basis in the shares of MIC Common Stock and MIC Preferred Stock, respectively, surrendered in the Merger. Each U.S. Holder’s aggregate tax basis in the New MIC Warrants received in the Merger will equal the U.S. Holder’s aggregate tax basis in the MIC Common Stock Warrants surrendered in the Merger. The holding period of the shares of New MIC Common Stock, the shares of New MIC Preferred Stock, or the New MIC Warrants received by a U.S. Holder in the Merger (including any fractional shares of MIC Common Stock deemed received and exchanged for cash as described below) will include such U.S. Holder’s holding period for the shares of MIC Common Stock, MIC Preferred Stock, or MIC Common Stock Warrants, respectively, surrendered in the Merger. If a U.S. Holder holds different blocks of MIC Securities (generally, MIC Securities acquired on different dates or at different prices), such U.S. Holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular New MIC Securities received in the Merger.

Receipt of Cash by a U.S. Holder of MIC Common Stock in Lieu of a Fractional Share

If a U.S. Holder of MIC Common Stock receives cash in lieu of a fractional share of New MIC Common Stock, the U.S. Holder will be treated as having received such fractional share of New MIC Common Stock pursuant to the Merger and then as having received cash in exchange for such fractional share of New MIC Common Stock. As a result, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s basis in the fractional share of New MIC Common Stock as set forth above. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the U.S. Holder’s holding period for such fractional share (including the holding period of shares of MIC Common Stock surrendered therefor) exceeds one year. For U.S. Holders of shares of MIC Common Stock that are non-corporate holders, long-term capital gain will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Effects of the Merger to Non-U.S. Holders of MIC Common Stock

A non-U.S. person’s gain from the disposition of a United States real property interest (“USRPI”) is generally subject to U.S. federal income tax, withholding, and filing requirements and is not exempt under applicable U.S. income tax treaties pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). A USRPI generally includes shares in a corporation organized in the United States that is a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897(c)(2) of the Code.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because substantially all of the assets of MIC consist of real property assets located in the United States, we believe MIC has been a USRPHC during the relevant period (and therefore, a USRPI because MIC is a domestic corporation). Accordingly, subject to the discussion below, a Non-U.S. Holder’s gain from the disposition of any MIC Common Stock will be subject to U.S. federal income tax, withholding and filing requirements and will not be exempted under applicable income tax treaties under the FIRPTA rules.

Any gain recognized by a non-U.S. person from the sale or other disposition of a USRPI, including an interest in a domestic USRPHC, is treated as income that is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business (referred to as “effectively connected income” or “ECI”), and the taxable amount is subject to U.S. federal income tax at graduated rates (“FIRPTA Tax”). Subject to certain exceptions, FIRPTA Tax is required to be collected by U.S. federal income tax withholding on the part of the purchaser (“Section 1445 Withholdings”). When applicable, and subject to the discussion below regarding withholding certificates Section 1445 Withholdings are required at a rate of 15% of the amount realized on the sale or exchange of the USRPI to the extent allocable to Non-U.S. Holders. In the event of a sale or disposition of a USRPI that constitutes shares in a domestic USRPHC, Section 1445 Withholdings may not be required if the sold or disposed USRPHC shares are “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations and the Non-U.S. Holder did not, at any time during a specified testing period, hold more than five percent of the stock of such corporation.

The Section 1445 Withholdings may be reduced or eliminated (in certain circumstances) if an application for a withholding certificate is timely filed with the IRS requesting a reduction in withholding and a withholding certificate is received from the IRS. A withholding certificate might be issued by the IRS if a non-U.S. person establishes that the actual tax on a particular transaction giving rise to FIRPTA Tax is expected to be less than the required withholding because, for example, the non-U.S. person suffers a loss on the sale. However, no assurance can be given that the IRS will approve a withholding certificate application.

Subject to certain limited exceptions, the FIRPTA Tax generally applies to the exchange of a USRPI by a non-U.S. person even if the exchange otherwise qualifies for nonrecognition treatment for U.S. federal income tax purposes under Section 368(a) of the Code. One such exception may apply if (i) a non-U.S. person exchanges one

USRPI for another USRPI, (ii) immediately after the exchange, the non-U.S. person would be subject to the FIRPTA Tax on a subsequent disposition of the USRPI received in the exchange, and (iii) certain filing requirements are satisfied. However, such nonrecognition exception generally should not apply to the exchange of a USRPI for shares of stock in a domestic USRPHC if the class of stock received in the exchange is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during the calendar year in which the exchange occurs and the non-U.S. person owns (actually or constructively) five percent or less (as measured based on fair market value) of such class of stock after the exchange.

The exchange by a Non-U.S. Holder of MIC Common Stock for New MIC Common Stock pursuant to the Merger will be treated as a disposition of a USRPI for purposes of the FIRPTA rules and therefore will trigger FIRPTA Tax so long as (i) the MIC Securities are not regularly traded on an established securities market and, so long as New MIC Common Stock is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during the calendar year in which the Merger takes place, and (ii) such Non-U.S. Holder owns (actually or constructively) five percent or less (as measured based on fair market value) of New MIC Common Stock after the exchange. In such case, any gain recognized by such Non-U.S. Holder in connection with the receipt of New MIC Common Stock in the Merger will give rise to Section 1445 Withholdings, which amounts will be withheld and paid over by New MIC at the time of the Merger. In addition, such Non-U.S. Holder is required to file a U.S. federal income tax return for the year of the Merger and may be subject to additional U.S. federal income tax in connection with such filing.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE MERGER.

Effects of the Merger to Non-U.S. Holders of MIC Preferred Stock

Further to the FIRPTA discussion above under “—Effects of the Merger to Non-U.S. Holders of MIC Common Stock,” a USRPI generally includes any interest (other than an interest solely as a creditor) in a domestic USRPHC. Accordingly, the FIRPTA Tax may apply to the disposition of preferred stock in a domestic USRPHC that is treated as equity for U.S. federal income tax purposes.

If a domestic USRPHC has at least one class of stock that is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations in a calendar year (referred to herein as a “publicly traded interest”), then stock in such domestic USRPHC that is that is not “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during such year (referred to herein as a “non-publicly traded interest”) should not be treated as a USRPI unless:

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Such non-publicly traded interest is convertible into a publicly traded interest and, on the date such non-publicly traded interest was acquired by its holder, such non-publicly traded interest had a fair market value greater than the fair market value of five percent of the publicly traded interest into which it is convertible; or

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On the date such non-publicly traded interest was acquired by its present holder, the non-publicly traded interest had a fair market value greater than the fair market value on that date of five percent of the class of publicly traded interest with the lowest fair market value.

Subject to the discussion above under “—Effects of the Merger to Non-U.S. Holders of MIC Common Stock,” an exception to the FIRPTA Tax may apply if a non-U.S. person exchanges one USRPI for another USRPI. However, such nonrecognition exception generally should not apply to the exchange of a USRPI for shares of stock in a publicly traded domestic USRPHC if the stock received in the exchange constitutes a non-publicly traded interest and on the date of the exchange, the stock received had a fair market value less than or equal to the fair market value on the date of the exchange of five percent of the publicly traded interest.

Here, the exchange by a Non-U.S. Holder of MIC Preferred Stock for New MIC Preferred Stock pursuant to the Merger will be treated as a disposition of a USRPI for purposes of the FIRPTA rules and therefore will trigger FIRPTA Tax (meaning that the nonrecognition exception discussed above does not apply) so long as (i) New MIC Common Stock is “regularly traded on an established securities market” within the meaning of Section 897 of the Code and applicable Treasury Regulations during the calendar year in which the Merger takes place, and (ii) on the date of the Merger, the New MIC Preferred Stock received by such Non-U.S. Holder had a fair market value less than or equal to the fair market value on the date of the Merger of five percent of the New MIC Common Stock. In such case, any gain recognized by such Non-U.S. Holder in connection with the receipt of New MIC Preferred Stock in the Merger will give rise to Section 1445 Withholdings, which amounts will be withheld and paid over by New MIC at the time of the Merger. In addition, such Non-U.S. Holder is required to file a U.S. federal income tax return for the year of the Merger and may be subject to additional U.S. federal income tax in connection with such filing.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE MERGER.

Effects of the Merger to Non-U.S. Holders of MIC Warrants

Under the FIRPTA rules, options and warrants to acquire interests in a domestic USRPHC should generally be treated as USRPIs. Moreover, under the ownership attribution rules applicable for FIRPTA purposes, a holder of options or warrants to acquire shares of stock will generally be constructively treated as owning such shares.

Accordingly, the FIRPTA Tax and Section 1445 Withholdings will apply to the exchange by a Non-U.S. Holder of MIC Warrants for New MIC Warrants pursuant to the Merger in a manner consistent with the discussion above under “—Effects of the Merger to Non-U.S. Holders of MIC Common Stock”.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE MERGER.

Receipt of Cash by a Non-U.S. Holder of MIC Common Stock in Lieu of a Fractional Share

If a Non-U.S. Holder of MIC Common Stock receives cash in lieu of a fractional share of New MIC Common Stock, the Non-U.S. Holder will be treated for U.S. federal income tax purposes as having received such fractional share of New MIC Common Stock pursuant to the Merger and then as having received cash in exchange for such fractional share of New MIC Common Stock. The U.S. federal income tax consequences to such a Non-U.S. Holder will be as described above under “—U.S. Federal Income Tax Considerations Related to the Domestication and Exercise of Redemption Rights—Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition by Non-U.S. Holders of New MIC Common Stock”.

Information Reporting Requirements Related to the Merger

As provided in Treasury Regulations Section 1.368-3(d), each holder of MIC Securities who receives New MIC Securities in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, any holders who (a) are required to file a U.S. federal income tax return and (b) owned immediately before the First Effective Time at least 1% (by vote or value) of the total outstanding stock of MIC, or MIC “securities” (as specially defined for U.S. federal income tax purposes) the aggregate U.S. federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in and fair market value of such holder’s shares of MIC Common Stock and/or MIC Preferred Stock, and any such “securities” surrendered in the Merger, the date of the Merger and the name and employer identification number of each of MIC and New MIC.

Backup Withholding and Information Reporting

Backup withholding and information reporting may apply to amounts paid (or deemed paid) to holders of FWAC Class A Shares, MIC Securities and/or New MIC Securities and to the proceeds of the sale or other disposition of FWAC Class A Shares, MIC Securities and/or New MIC Securities. Specifically, a holder may be subject to backup withholding at the rate of 24% unless such holder comes within certain exempt categories and, when required, demonstrates this fact, or provides to the applicable withholding agent a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding generally will be creditable against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Each holder is urged to consult its own tax advisor regarding the information reporting and backup requirements applicable to it. In addition, information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of MIC Securities and/or New MIC Common Stock.

A U.S. Holder may have to comply with certification procedures to establish that it is a United States person for U.S. federal income tax purposes, under penalties of perjury, to avoid backup or other withholding requirements. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes, under penalties of perjury, or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including MIC Securities and New MIC Securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which MIC Securities or New MIC Securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of MIC Securities or New MIC Securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (a) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (b) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in MIC Securities or New MIC Securities.

INFORMATION ABOUT FWAC

Unless the context otherwise requires, for purposes of this section, references to “we,” “our,” “us” and “FWAC” refer to FWAC.

Overview

FWAC was incorporated in the Cayman Islands on February 19, 2021. FWAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. FWAC is an early stage and emerging growth company and, as such, FWAC is subject to all of the risks associated with early stage and emerging growth companies. FWAC has until September 15, 2023 to consummate a business combination. If FWAC is unable to complete its initial business prior to September 15, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), it will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to FWAC to pay its taxes that were paid by FWAC or are payable by FWAC, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the FWAC Board, liquidate and dissolve, subject in the case of clauses (i) and (iii) to FWAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The FWAC Founders agreed not to propose an amendment to the Memorandum and Articles of Association that would modify the substance or timing of FWAC’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of FWAC’s Public Shares if FWAC does not complete its business combination within 24 months from the closing of the IPO, or May 27, 2023 (the “Initial Combination Period”), or with respect to any other provision relating to the rights of public shareholders, unless FWAC provides the public shareholders with the opportunity to redeem their FWAC Class A Shares in conjunction with any such amendment. On May 17, 2023, at an extraordinary general meeting of the FWAC shareholders, FWAC shareholders approved an amendment to the Memorandum and Articles of Association to extend the period of time in which FWAC must complete its initial business combination to September 15, 2023 from the Initial Combination Period (the “Combination Period”). In connection with the extraordinary general meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30, resulting in an aggregate reduction of the amount in the Trust Account by $278,780,559.38. Following the payment of the aggregate redemption amount approximately $4.5 million remains in the Trust Account.

Upon the closing of the IPO, management agreed that an amount equal to at least $10.00 per Public Share sold in the IPO, including the proceeds from the sale of the Private Placement Shares, would be held in the Trust Account, and be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. On May 25, 2023, prior to the Initial Combination Period, FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum.

The FWAC Founders agreed to waive their liquidation rights with respect to the FWAC Class B Shares and Private Placement Shares held by them if FWAC fails to complete a business combination within the Combination Period. However, if the FWAC Founders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if FWAC fails to complete a business combination within the Combination Period (or if such date is further extended at a duly called extraordinary general meeting, such later date). The FWAC IPO Underwriters agreed to waive their rights to their deferred underwriting commission held in the Trust Account, regardless of whether FWAC completes a business combination within the Combination Period, and such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to FWAC if and to the extent any claims by a third party for services rendered or products sold to FWAC, or a prospective target business with which FWAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under FWAC’s indemnity of the FWAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. FWAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding FWAC’s independent registered public accounting firm), prospective target businesses or other entities with which FWAC does business, execute agreements with FWAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Trust Account

Upon the closing of the IPO, management agreed that an amount equal to at least $10.00 per Public Share sold in the IPO, including the proceeds from the sale of the Private Placement Shares, would be held in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account.

The portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When FWAC’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When FWAC’s investments held in the Trust Account are comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds were presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities was included in income on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account was determined using available market information.

On May 25, 2023, prior to the Initial Combination Period, FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum.

Business Combination Activities

On December 13, 2022, we entered into the Merger Agreement, as later amended by the First Amendment. As a result of the Merger, MIC will merge with and into New MIC, and we will change our name to “Mobile Infrastructure Corporation.” In the event that the Merger is not consummated by September 15, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public shareholders.

Redemption Rights

The holders of FWAC Class A Shares, excluding shares issued pursuant to the PIPE Investment and the Private Placement Shares, will have the opportunity to redeem all or a portion of their FWAC Class A Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per FWAC Class A Share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we would have paid to the FWAC IPO Underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

We have until September 15, 2023 to consummate an initial business combination. If we are unable to consummate an initial business combination by September 15, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our Memorandum and Articles of Association provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The FWAC IPO Underwriters will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the FWAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked Sponsor to reserve for such indemnification obligations, nor have we independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

As noted, we will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Sponsor will also not be liable as to any claims under our indemnity of the FWAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,000,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $2,570,000, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $2,570,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.

If we file a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency laws, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Pursuant to the Letter Agreement, the Sponsor has waived its rights to liquidating distributions from the Trust Account with respect to its FWAC Class B Shares if we fail to consummate an initial business combination by September 15, 2023. However, if the Sponsor or members of our management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to consummate an initial business combination by September 15, 2023.

Our public shareholders will be entitled to receive funds from the Trust Account only (a) in the event of the redemption of our Public Shares if we do not consummate an initial business combination by September 15, 2023, (b) in connection with a shareholder vote to amend our Memorandum and Articles of Association to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not consummate an initial business combination by September 15, 2023 or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (c) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the Merger alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Memorandum and Articles of Association, like all provisions of our Memorandum and Articles of Association, may be amended with a shareholder vote.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the Merger process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

DIRECTORS AND EXECUTIVE OFFICERS OF FWAC

Unless the context otherwise requires, for purposes of this section, references to “we,” “our,” “us” and “FWAC” refer to FWAC.

Current Directors and Executive Officers

FWAC’s directors and executive officers are as follows as of the FWAC Record Date:

Name	Age	Position
Brendan Wallace	41	Chief Executive Officer, Chairman and Director
Andriy Mykhaylovskyy	38	Chief Financial Officer and Director
Adeyemi Ajao	40	Director
Alana Beard	41	Director
Poonam Sharma	46	Director
Amanda Parness	51	Director

Brendan Wallace. Brendan Wallace serves as our Chief Executive Officer and Chairman. Mr. Wallace also serves as a co-founder and Managing Partner at FWAC since May 2016, where he also serves as the chairman of the investment committee. Mr. Wallace is also the Chairman of the FWAC Board and Chief Executive Officer of Fifth Wall Acquisition Corp. II. Prior to starting FWAC, Mr. Wallace co-founded Identified Inc., a venture-backed data and analytics company, in January 2009, that was subsequently acquired by Workday, Inc. in February 2014. Mr. Wallace also was involved in the founding of Maxi Mobility Spain, S.L. (d/b/a Cabify) in September 2012. Mr. Wallace has been an active investor, leading more than 65 angel investments including Dollar Shave Club, Bonobos, Carbon38, Clutter, Inc., Philz Coffee, Inc., Allbirds, Inc., MasterClass, Roofstock, Inc. and Common Living, Inc. Mr. Wallace started his career at The Goldman Sachs Group, Inc. in the real estate, hospitality, and gaming investment banking before joining The Blackstone Group Inc.’s real estate private equity group where he was involved with the buyout of Hilton Hotels and Equity Office Properties. Mr. Wallace received his B.A. Summa Cum Laude in Political Science from Princeton University in 2004 and received his M.B.A. from Stanford University in 2010. We believe Mr. Wallace is well suited to be a member of our board of directors based on his extensive investment experience.

Andriy Mykhaylovskyy. Andriy Mykhaylovskyy serves as our Chief Financial Officer and director. Mr. Mykhaylovskyy is a Managing Partner and Chief Operating Officer at FWAC since April 2017, where he oversees the firm’s day-to-day operations and investing activities. Mr. Mykhaylovskyy also serves as Chief Financial Officer of Fifth Wall Acquisition Corp. II. Prior to joining FWAC, Mr. Mykhaylovskyy was a Principal and founding team member at Evergreen Coast Capital, a technology-focused private equity affiliate of Elliott Management Corporation, from January 2016 to March 2017. Mr. Mykhaylovskyy’s other previous leadership roles include serving as the Vice President at The Gores Group from May 2014 to January 2016 and Chief Financial Officer of Identified, Inc., a data and analytics company, from August 2013 to February 2014. Mr. Mykhaylovskyy started his career in investment banking at Morgan Stanley & Co. LLC, where he offered financial advisory and capital-raising services to global industrial corporations, before joining technology-focused private equity firm Francisco Partners as an associate. Mr. Mykhaylovskyy received his B.A. in Economics from Princeton University in 2007 and received his M.B.A. from Stanford University in 2013. We believe Mr. Mykhaylovskyy’s financial expertise and experience in evaluating and investing in technology and data analytics companies makes him well qualified to serve on our board of directors.

Adeyemi Ajao. Adeyemi Ajao has been a member of our board of directors since April 2021. Mr. Ajao has been a director of Fifth Wall Acquisition Corp. II since April 2021. Mr. Ajao is also Co-founder & Managing Partner at Base10 Partners which was founded in January 2017. Mr. Ajao was the co-founder and CEO of Tuenti (the “Spanish Facebook”) from January 2005 to July 2010 which was acquired by Telefonica in 2010 for $100M.

He also was the co-founder and CEO of Identified from June 2010 to February 2014 which was acquired by Workday in 2014. He was also a founding investor of Cabify in July 2011 (the largest ridesharing company in Latin America currently valued at over $1B). While at Workday from February 2014 to September 2016, Mr. Ajao led launch to Workday Ventures, the first fund focused on Applied AI for Enterprise Software and was VP of Technology Strategy. Mr. Ajao graduated from Icade University in Spain in 2005 with a Master of Science in Finance and a Juris Doctor. Mr. Ajao graduated from Stanford University in 2010 with a Master of Business Administration. Mr. Ajao also holds a certificate from Stanford University in Machine Learning. We believe Mr. Ajao’s prior leadership experience makes him well qualified to serve on our board of directors.

Alana Beard. Alana Beard has been a member of our board of directors since April 2021. Ms. Beard has been a director of Fifth Wall Acquisition Corp. II since April 2021. She is also President of the 318 Foundation, Inc., a non-profit organization, since January 2021. Ms. Beard is currently a director of SmartRent, Inc. Prior to joining SVB Capital, Alana was a member of the WNBA Los Angeles Sparks organization from April 2012 to January 2020 and an ESPN/ACC women’s college basketball analyst from October 2019 to March 2020. During her career with the Sparks, Ms. Beard was a four-time WNBA All-Star, won the WNBA championship in 2016 and was named WNBA Defensive Player of the Year for the 2017 and 2018 seasons. Ms. Beard graduated from Duke University in 2004 with a bachelor’s degree in Sociology. We believe Ms. Beard’s prior leadership experience makes her well qualified to serve on our board of directors.

Poonam Sharma. Poonam Sharma has been a member of our board of directors since April 2021. Ms. Sharma has been a director of Fifth Wall Acquisition Corp. II since April 2021. Ms. Sharma is also a serial entrepreneur, real estate industry veteran and public speaker with a passion for innovating around the built world. Most recently CEO of Raise, she aimed to revolutionize childcare for the future of work. Previously, she founded StealthForce (the gig economy of real estate; a resource and project management platform for CRE), which was exited in early 2019. Prior to StealthForce, she was Deputy to the Head of Global Real Estate Asset Management at Partners Group AG ($40 billion AUM), and earlier employee 13 at The Gerson Lehrman Group, which was the world’s first institutional expert network. Ms. Sharma earned her Bachelor of Arts at Harvard and Master of Business Administration at Wharton, and spent over a decade in real estate development and investment. Twice named a top female CEO in CREtech, she has been featured in The New York Times, Inc. Magazine, Harvard Business Review, NBC News, and more. She is also an author and experienced public speaker (ULI, ICSC, CREtech, etc.) who has published four books in five languages which have been printed worldwide. We believe Ms. Sharma’s prior leadership experience makes her well qualified to serve on our board of directors.

Amanda Parness. Amanda Parness has been a member of our board of directors since April 2021. Ms. Parness has been a director of Fifth Wall Acquisition Corp. II since April 2021. In January 2020, Ms. Parness became CEO and Founder of Spring Advisory Services. From May 2019 to December 2019, Ms. Parness was Managing Director, Head of U.S. Private Equity Funds at Caisse de Depot et Investment du Quebec (CDPQ). From September 1998 to May 2019, Ms. Parness was a Managing Principal at GoldPoint Partners, New York Life Insurance Company’s private equity subsidiary. Ms. Parness was a Financial Analyst in the Equity Research Group at Goldman Sachs & Co. from January 1994 to July 1996. Ms. Parness graduated from Barnard College at Columbia University in 1993 with a Bachelor of Arts in Economics and a Bachelor of Arts in English Literature, and in 1998 graduated with a Masters of Business Administration in Finance from Columbia Business School. We believe Ms. Parness’s prior leadership experience makes her well qualified to serve on our board of directors.

Audit Committee

Adeyemi Ajao, Poonam Sharma and Amanda Parness serve as members of our audit committee and Amanda Parness serves as chair of the audit committee. Our board of directors has determined that each of Adeyemi Ajao, Poonam Sharma and Amanda Parness is independent within the meaning of Nasdaq listing standards and SEC rules applicable to audit committee members.

Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Amanda Parness qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

Alana Beard, Poonam Sharma and Amanda Parness serve as members of the compensation committee and Poonam Sharma serves as chair of the compensation committee. Our board of directors has determined that each of Alana Beard, Poonam Sharma and Amanda Parness are independent within the meaning of Nasdaq listing standards applicable to compensation committee members.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Employment Agreements

FWAC has not entered into any employment agreements with its executive officers and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

On May 24, 2021, the Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness. None of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, our executive officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee reviews of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by FWAC to the Sponsor, our executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of FWAC’s initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed Merger. FWAC has not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Merger, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the FWAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF FWAC

The following discussion and analysis of FWAC’s financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements, including the related notes, contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this joint proxy statement/prospectus including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding FWAC’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “believe,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements.

For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements” in this joint proxy statement/prospectus. FWAC’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, FWAC disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Unless the context otherwise requires, for purposes of this section, references to “we”, “our”, “us”, “the Company” and “FWAC” refer to FWAC.

Overview

FWAC was incorporated as a Cayman Islands exempted company on February 19, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risk associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through December 31, 2022 relates to the Company’s formation and IPO described below and seeking an initial business combination following the IPO. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company. The registration statement on Form S-1 for the Company’s IPO was declared effective on May 24, 2021. On May 27, 2021, the Company consummated its IPO of 27,500,000 Public Shares, including 2,500,000 Public Shares as a result of the FWAC IPO Underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions.

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of 907,000 Private Placement Shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million.

Upon the closing of the IPO, management agreed that an amount equal to at least $10.00 per Public Share sold in the IPO, including the proceeds from the sale of the Private Placement Shares, would be held in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a- 7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below. On May 25, 2023, prior to the Initial Combination Period, FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that the Company will be able to complete an initial business combination successfully. The Company must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into an initial business combination. However, the Company will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes).

The Public Shares were classified as temporary equity in accordance with the FASB ASC Topic 480 “Distinguishing Liabilities from Equity”. The Company will proceed with an initial business combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of an initial business combination and, only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the initial business combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing an initial business combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with an initial business combination, the Initial Shareholders (as defined below) agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of an initial business combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of an initial business combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, the Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the FWAC Class A Shares sold in the IPO, without the prior consent of the Company.

The Company’s officers and directors and its Sponsor (the “Initial Shareholders”) agreed not to propose an amendment to the Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial business combination within the Combination Period, or with respect to any other provision relating to the rights of public shareholders, unless the Company provides the public shareholders with the opportunity to redeem their FWAC Class A Shares in conjunction with any such amendment.

If the Company has not completed an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (i) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete an initial business combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an initial business combination within the Combination Period. The FWAC IPO Underwriters agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the FWAC IPO Underwriters against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Merger

On December 13, 2022, the Company entered into the Merger Agreement, as amended by the First Amendment, with Merger Sub and MIC, pursuant to which, among other things, following the Domestication, (a) Merger Sub will merge with and into MIC in accordance with the MGCL, with MIC continuing as the surviving entity and (b) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into New MIC in accordance with the MGCL, with New MIC continuing as the surviving entity.

Lock-up Agreements

Sponsor Lock-up Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor, MIC and the Company entered into the Sponsor Lock-up Agreement. Pursuant to the Sponsor Lock-up Agreement, the Sponsor agreed, among other things, that its shares received in exchange for the FWAC Class A Shares in the Mergers, may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following the Closing and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

Seller Lock-up Agreement

Concurrently with the execution of the Merger Agreement, Color Up, FWAC and MIC entered into the Seller Lock-up Agreement. Pursuant to the Seller Lock-up Agreement, Color Up agreed, among other things, that their shares of New MIC Common Stock received in exchange for their shares of MIC Common Stock may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following Closing and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

Sponsor Agreement

The Company also entered into the Sponsor Agreement with the FWAC Founders and MIC, whereby the FWAC Founders have agreed to waive certain of their anti-dilution and conversion rights with respect to their Founder Shares. The Sponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,000,000 Founder Shares will vest at such time as the aggregate volume-weighted average price per share of New MIC Common Stock for any 5-consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c) the Sponsor will deliver to the Company for cancellation and for no consideration 4,775,000 Founder Shares in connection with the Closing. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which New MIC (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New MIC’s (or its successor’s) stockholders having the right to exchange their New MIC Common Stock for cash, securities or other property.

Pursuant to the Sponsor Agreement, the FWAC Founders are prohibited from voting any FWAC Ordinary Shares acquired after the FWAC IPO if voting such shares would violate Tender Offer Compliance and Disclosure Interpretation 166.01.

PIPE Investment (Private Placement)

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex K, with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. As a result, the Series 2 Preferred Stock (after giving effect to the dividend payable on such shares) represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock. For more information regarding potential dilution to FWAC shareholders and holders of New MIC Common Stock following the Merger, in each case, as a result of such conversion, see the section entitled “Questions and Answers—What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?”

The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Series 2 Preferred Stock are non-voting shares that rank senior to New MIC Common Stock. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

The Preferred Subscription Agreement contains customary representations and warranties of FWAC, on the one hand, and the applicable Preferred PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The Preferred Subscription Agreement further provides that the shares of New MIC Common Stock issued to the Preferred

PIPE Investor upon the conversion of the Series 2 Preferred Stock will be subject to a one year lock-up. The Preferred PIPE Investor has certain customary registration rights with respect to the shares of New MIC Common Stock issued upon the conversion of the Series 2 Preferred Stock pursuant to the Registration Rights Agreement. Series 2 Preferred Stock to be issued and sold to each Preferred PIPE Investor pursuant to the Preferred Subscription Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Support Agreements

Color Up Support Agreement

Concurrently with the execution of the Merger Agreement, the Company and Color Up entered into the Color Up Support Agreement pursuant to which Color Up agreed to vote its shares of MIC stock or units, as applicable, (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares of MIC Common Stock present in person or represented by proxy to constitute a quorum, (iii) against any Company Acquisition Proposal (as defined in the Color Up Support Agreement), (iv) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under the MIC Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve all of Color Up’s shares of MIC Common Stock held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (vi) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Mergers, and (vii) in favor of an amendment to the Partnership Agreement (including the conversion to a limited liability company), as contemplated by the Merger Agreement. The Color Up Support Agreement also contains customary termination provisions.

HS3 Support Agreement

Concurrently with the execution of the Merger Agreement, the Company HS3 entered into the A&R HS3 Support Agreement pursuant to which HS3 agreed to, among other things, enter into the Operating Agreement in connection with the consummation of the Merger. The A&R HS3 Support Agreement also contains customary termination provisions.

Extension Meeting

On May 17, 2023, at an extraordinary general meeting of the FWAC shareholders, FWAC shareholders approved an amendment to the Memorandum and Articles of Association to extend the period of time in which FWAC must complete its initial business combination to September 15, 2023 (from May 27, 2023). In connection with the extraordinary general meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30, resulting in an aggregate reduction of the amount in the Trust Account by $278,780,559.38. Following the payment of the aggregate redemption amount approximately $4.5 million remains in the Trust Account.

Results of Operations

Our entire activity from February 19, 2021 (inception) through March 31, 2021 was in preparation for our formation and the IPO and, thereafter, seeking an initial business combination. We will not be generating any operating revenues until the closing and completion of our initial business combination.

For the three months ended March 31, 2023, we had a net income of approximately $1.5 million, which consisted of approximately $2.8 million in income from investments held in Trust Account, partially offset by approximately $1.2 million of general and administrative expenses, and approximately $53,000 in related party general and administrative expenses.

For the three months ended March 31, 2022, we had a net loss of approximately $353,000, which consisted of approximately $330,000 of general and administrative expenses, and $30,000 in general and administrative expenses—related party, partially offset by approximately $7,000 in income from investments held in Trust Account.

Liquidity and Going Concern

As of March 31, 2023, the Company had approximately $125,000 in its operating bank account and working capital deficit of approximately $2.4 million.

The Company’s liquidity needs through March 31, 2023 have been satisfied through a payment of $25,000 by the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $109,000 from the Sponsor pursuant to a promissory note, dated as of February 24, 2021, between the Sponsor and the Company (the “Note”), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on May 28, 2021. In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company funds as may be required (“Working Capital Loans”). As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loan.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete an initial business combination before the mandatory liquidation date. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial business combination.

Contractual Obligations

Registration and Shareholder Rights

The holders of FWAC Class B Shares, Private Placement Shares and Public Shares that may be issued upon conversion of Working Capital Loans, were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial business combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s Initial Shareholders entered into and (ii) in the case of the Private Placement Shares, 30 days after the completion of the Company’s initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the FWAC IPO Underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,750,000 additional Public Shares to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On May 27, 2021, the FWAC IPO Underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A Shares.

The FWAC IPO Underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $5.5 million in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per Public Share, or approximately $9.6 million in the aggregate will be payable to the FWAC IPO Underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the Underwriting Agreement; however, subsequent to the entry into the Underwriting Agreement, each of the FWAC IPO Underwriters agreed to waive their rights to their deferred underwriting commission held in the Trust Account regardless of whether Company completes an initial business combination.

On February 24, 2023, Deutsche Bank Securities Inc., an underwriter to the Company’s IPO, waived its entitlement to its portion of its deferred underwriting fee payable upon consummation of an initial business combination pursuant to the underwriting agreement. As a result, there were no outstanding payables to underwriters for deferred underwriting commissions as of March 31, 2023.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Investments Held in Trust Account

The Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds were presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

On May 25, 2023, prior to the Initial Combination Period, FWAC instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of: (a) the completion of a business combination and (b) the distribution of the Trust Account as described below. Interest on bank deposit accounts is variable and the Trust Account currently yields interest of approximately 3.6% per annum.

Class A Shares Subject to Possible Redemption

The Company accounts for its FWAC Class A Shares are subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” FWAC Class A Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable FWAC Class A Shares (including FWAC Class A Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, FWAC Class A Shares are classified as shareholders’ equity. The Company’s redeemable FWAC Class A Shares sold as part of the IPO, feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 27,500,000 FWAC Class A Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s balance sheets. On May 17, 2023, at an extraordinary general meeting of the FWAC shareholders, FWAC shareholders approved an amendment to the Memorandum and Articles of Association to extend the period of time in which FWAC must complete its initial business combination to September 15, 2023 (from May 27, 2023). In connection with the extraordinary general meeting, holders of 27,058,698 FWAC Class A Shares elected to redeem such shares for a per share redemption price of approximately $10.30.

The Company recognizes changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the IPO (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as FWAC Class A Shares and FWAC Class B Shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Accretion associated with the redeemable FWAC Class A Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Off-Balance Sheet Arrangements

As of March 31, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

DESCRIPTION OF MIC’S BUSINESSES

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of MIC prior to the Closing, which will be the business of New MIC and its consolidated subsidiaries following the consummation of the Merger.

Our Company

Mobile Infrastructure Corporation (formerly known as The Parking REIT, Inc.) is a Maryland corporation formed on May 4, 2015. We focus on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. We target both parking garage and surface lot properties primarily in top 50 MSAs with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

As of March 31, 2023, we owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of March 31, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to our parking facilities.

We are led by an experienced management team with more than over 40 years of combined industry experience and relationships. Our management team, including our Chief Executive Officer and our President and Chief Financial Officer, has extensive experience acquiring and operating real estate and we have a seasoned investment team that uses a defined and disciplined approach to underwriting parking facilities for potential acquisition. Our Chief Executive Officer, Manuel Chavez, III, has over 20 years of principal investing and operations experience, all focused in parking and industrial related real estate assets and operating companies. Collectively, Mr. Chavez’s experience spans nearly 50,000 parking stalls and over 25 million square feet of real estate across the United States. In 2017, after an 18-year career at PCA, Inc. (“PCA”), a real estate services and parking business with more than 1,100 employees and offices in 15 markets, where he served as chief executive officer and president from 2007 to 2017, Mr. Chavez founded Bombe, where he has directed approximately $1 billion worth of transactions. Before she joined Bombe in 2020, Stephanie Hogue, our President and Chief Financial Officer, had over 15 years of relevant experience, having worked in mergers and acquisitions and debt capital markets for corporate clients in the infrastructure sector with PricewaterhouseCoopers Corporate Finance LLC in New York, São Paulo and Mumbai. Ms. Hogue has advised on more than $15 billion of transaction value to date, including two public-private partnerships that were the first in their respective asset classes.

Mr. Chavez and Ms. Hogue became part of the management team of MIC in connection with a series of transactions that occurred in 2021 pursuant to the Purchase and Contribution Agreement. In connection with the Purchase and Contribution Agreement, MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1.2 million square feet. In addition to the parking garages contributed, proprietary technology was contributed to MIC, which provides management with real-time information on the performance of its assets.

As of March 31, 2023, 29 of our leases, or 67.4% of our leases, with our tenants are governed under a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold, as further described below (the “New Lease Structure”). We believe that the New Lease Structure will result in an increase in our same property rental revenue compared to the prior leases. As of March 31, 2023, our annualized same property rental revenue (based on annualized contractual rents as of March 31, 2023) was approximately $26.5 million as compared to rental revenue of approximately $27.5 million for the twelve months ended December 31, 2022, excluding commercial revenue and tenant reimbursements, and average annualized same property revenue per available space (“RevPAS”) (based on annualized contractual rents as of March 31, 2023) as of March 31, 2023 was $1,717 as compared to $1,756 for the twelve months ended December 31, 2022. We define RevPAS as gross parking revenue generated by MIC’s properties divided by the total number of parking spaces in MIC’s portfolio.

We believe we operate in a highly fragmented industry across the United States where we believe most owners are local owner-operators owning one to five properties in a specific market. According to the “Parking Lots & Garages in the U.S.” industry report prepared by IBISWorld Inc. in November 2021 (the “IBIS Report”), of the approximately 17,000 parking structures in the United States, four single operators are expected to account for 37.6% of industry revenue in 2021, with the remaining 62.4% of industry revenue expected to come from other minor players, including sole proprietors, which typically own and manage as few as one facility. Because of our management team’s significant experience in the parking industry across the United States, we are able to leverage our network of industry connections to access off-market asset acquisition opportunities before those properties are marketed for sale. As such, we have identified a pipeline of acquisition opportunities that we believe is bespoke and actionable, while being largely off-market and unavailable to our competitors. As of March 31, 2023, we have identified and are evaluating several parking facilities with approximately $280 million in asset value as potential acquisition targets. There can be no assurance that we will enter into definitive documentation for these potential acquisitions or, even if we do, that any or all of them will be completed on the terms described above or at all. Given our investment strategy, coupled with the experience of our management team, we believe that we are well positioned to significantly grow our portfolio and achieve attractive risk-adjusted returns for our stockholders.

Industry Overview and Market Opportunity

The parking industry is comprised of property owners and operators who provide off-street, paid parking and valet services on an hourly, daily or monthly basis. Parking facilities are typically built in proximity to and serve commercial operations, transit hubs, hospitality, civic, medical and entertainment venues. Parking garage operations are typically run by local, regional or national parking operators subject to lease or management agreements. In addition to space for parking, many parking facilities offer consumers additional services such as cleaning, basic repairs and valet, typically for an additional charge.

Parking facilities are one of the most dominant physical features of U.S. cities with surface lots alone covering more than five percent (5.0%) of urban land in the Upper Great Lakes Region, according to Shoup, Donald. Parking and the City. Routledge, 2018. According to the “Economic Contributions of the US Parking Industry” report prepared for the National Parking Association (“NPA”), by Ernst & Young LLP, in July 2020, or the NPA Economic Report, there were over 1 billion parking spaces in the United States in 2018, or about four parking spaces for every vehicle, and the parking industry generated over $131 billion of revenue, with the industry supporting $262.0 billion of total gross economic output. The parking industry supported $176.0 billion of value added nationwide, equivalent to 1.0% of the U.S. gross domestic product and employed approximately 580,000 employees in 2018, accounting for approximately $69.0 billion in total wages and income. The parking industry contributed approximately $19.0 billion in state and local taxes and approximately $7.8 billion in property taxes in 2018, according to the NPA. The parking industry’s revenue sources stem from a variety of demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts. According to the IBIS Report, in 2021, 55.6% of parking industry revenue was expected to be derived from businesses, including hospitals, hotels, restaurants, sports and entertainment venues, 17.2% from airports and airlines, 14.7% from manufacturing and 12.5% from educational facilities.

The following chart sets forth the number of registered motor vehicles in the United States from 2010 through 2021:

Registered Motor Vehicles in the United States (In Millions)

Source: U.S. Department of Transportation. Includes private and commercial automobiles, buses, trucks and motorcycles.

According to the “Road to Recovery Index for Parking” report prepared for the NPA by Ernst & Young LLP in September 2021 (the “September 2021 NPA Report”), many cities rely on parking and transportation-related taxes (such as ridesharing and vehicle fuel taxes) to fund government services, making parking an essential part of a city’s budget. As such, many cities have ordinances that prevent parking garages from being converted to an alternative use. These restrictions do not apply to surface parking lots, which often have redevelopment or reuse strategies associated with them. In addition, many cities do not require newly constructed office or residential towers to offer parking within the same structure. As such, we view the market as one which will become supply compressed over time, with similar or increasing demand. This will allow us to adjust rates accordingly, which should see support from cities, as they continue to rely on the income from parking structures.

Parking facilities possess several attractive characteristics that are not found in most commercial real estate investments, including:

•	a customer base that tends to have a strong local component, providing for repeat users;

•	inflationary hedge given no long term leases and real time adjustments to parking rates;

•	negligible leasing commissions;

•	negligible tenant improvement requirements; and

•

minimal capital expenditure requirements, given that tenant improvements are not typically required when renewing leases or entering into new leases with tenants, which drives attractive net operating income, or NOI, to cash flow conversion.

The following chart sets forth the costs of recurring capital expenditure requirements as a percentage of NOI for us and five other industries we believe are comparable to the parking industry:

Capital Expenditures(1) as a Percentage of Net Operating Income

Source: Public Filings. Data as of March 31, 2023, unless otherwise indicated.

(1)	Maintenance, tenant improvements, leasing commissions and improvements other than major growth projects.
(2)	Represents FY 2022.
(3)	Represents sector average for all U.S. Farmland, as of June 2021.
(4)	Includes CubeSmart (NYSE: CUBE), Extra Space Storage Inc. (NYSE: EXR), Public Storage (NYSE: PSA), Life Storage, Inc. (NYSE: LSI) and National Storage Affiliates Trust (NYSE: NSA).
(5)

Represents Sabra Health Care REIT, Inc. (Nasdaq: SBRA) only and excludes National Health Investors, Inc. (NYSE: NHI), LTC Properties Inc. (NYSE: LTC) and CareTrust REIT, Inc. (NYSE: CTRE) due to lack of consistent data.

(6)

Includes Equity Residential (NYSE: EQR), Essex Property Trust, Inc. (NYSE: ESS), UDR, Inc. (NYSE: UDR), AvalonBay Communities Inc. (NYSE: AVB), Mid-America Apartment Communities, Inc. (NYSE: MAA), Elme Communities (NYSE: ELME), Camden Property Trust (NYSE: CPT), Apartment Income REIT Corp. (NYSE: AIRC), Veris Residential, Inc. (NYSE: VRE), Equity LifeStyle Properties, Inc. (NYSE: ELS), Sun Communities, Inc. (NYSE: SUI), Invitation Homes Inc. (NYSE: INVH) and American Homes 4 Rent (NYSE: AMH).

(7)

Includes Pebblebrook Hotel Trust (NYSE: PEB), Park Hotels & Resorts Inc. (NYSE: PK), Host Hotels & Resorts, Inc. (Nasdaq: HST), RLJ Lodging Trust (NYSE: RLJ), Sunstone Hotel Investors, Inc. (NYSE: SHO), Apple Hospitality REIT, Inc. (NYSE: APLE) and DiamondRock Hospitality Company. (NYSE: DRH).

In addition, we believe there are high barriers to entry for parking facility ownership. In addition to the costs to acquire or construct new parking facilities, which, according to WGI, Inc. is currently estimated to be approximately $27,900 per parking space (excluding the cost of land). This rate varies by state, but has generally seen constant, and at times, significant, yearly increases. Parking facilities are subject to numerous zoning restrictions and approval processes that may make it difficult for new owners and operators to enter the market. In particular, the scarcity of available land and new construction in central business districts and elsewhere present limited alternatives for those who desire to enter the parking facility industry.

Development Cost of Parking Structure Per Parking Space (Excluding Land)

Source: WGI, Inc.

Over the five years prior to the COVID-19 pandemic, the parking industry benefited from favorable economic conditions that drove demand for parking. Improving unemployment rates and increased airline, hotel and central commercial district activity all contributed to increased parking space utilization. However, the COVID-19 pandemic significantly impacted the parking industry. According to the “Road to Recovery Index for Parking, Vol. 2” report prepared for the NPA, by Ernst & Young LLP, in March 2022 (the “March 2022 NPA Report”), a survey of parking operators found that parking industry revenue fell by 50.0% in calendar year 2020 compared to 2019. However, the parking industry showed signs of recovery in the second half of 2020 and in 2021 as in-person work, travel and event attendance increased from pandemic lows. Based on the same survey, parking industry revenue in 2021 was expected to have recovered to only 75.0% of its pre-COVID-19 pandemic levels by the end of 2021 and parking revenue increased 47.0% in the last six months of 2021. According to survey respondents, Miami, Chicago and San Francisco had the largest gains in parking revenue, while metropolitan areas lagging in this parking revenue recovery included Los Angeles and New York City. It remains to be established whether domestic migration spurred on by the COVID-19 pandemic will remain or if a correction will occur. Through the increase of service rates, lowered costs, the expansion of offerings (such as electric vehicle charging and emergency repairs) and greater adoption of data analytics to make operations more efficient, parking industry profit was expected to grow from 8.0% of parking industry revenue in 2016 to 9.6% of parking industry revenue in 2021, according to the IBIS Report.

As the key drivers of parking demand continue to improve, there is significant potential for growth embedded in the COVID-19 pandemic recovery within the parking industry, presenting near-term growth potential that has largely already transpired in most other real estate asset classes. Further, commuter preferences have evolved as a result of the COVID-19 pandemic with interest in driving higher and interest in transit lower on average in July and August 2021 compared to January 2020 in many U.S. metropolitan areas, according to an analysis by Ernst & Young LLP of Apple Mobility contained in the September 2021 NPA Report. The result is more people driving, with vehicle miles traveled surpassing January 2020 levels in the first half of 2021.

The following chart sets forth consumer activities recovery in December of 2020 as compared to 2021 and 2022 and the recovery gap from these consumer activities to pre-COVID-19 levels.

Consumer Activities Recovery in 2021/2022

Indexed to Pre-Pandemic Levels (100%)

Source: EY analysis of data from Department of Transportation Statistics/FRED, OpenTable, US Transportation Security Agency, US Bureau of Labor Statistics, STR hospitality and National Bureau of Economic Research. Notes: generally, “pre-pandemic level” is defined as data from December 2019 or the 2019 annual average when available; 2022 is generally defined as the most recent data available from September 2022 through November 2022.

The following chart sets forth the percent change in U.S. passenger travel from 2019 through December 2021 by mode of travel:

U.S. Percent Change in Passenger Travel from 2019 by Mode

Source: U.S. Department of Transportation.

(1)	Roadways indicate interstate passenger vehicle miles of travel.
(2)	Aviation indicates person throughput at all airports.
(3)	Passenger rail indicates Amtrak ridership.
(4)	Transit indicates total monthly ridership.
(5)	Intercity bus indicates a national network carriers ridership.

According to Uber, in 2019, the cost per mile for consumers to own, operate and drive their own private vehicles and use parking facilities was approximately $0.50 per consumer, as compared to a cost per mile of approximately $2.00 - $8.00 per consumer for ridesharing services. In addition, Uber noted that weekly trip volume for private vehicles is 250 times higher than popular ridesharing services. Uber estimated a weekly trip volume of approximately 26.2 million for its ridesharing service, compared to approximately 6.6 billion for private vehicles in 2019. In 2019, Uber’s U.S. rideshare penetration was approximately 3.9%.

The following chart sets forth the number of rideshare users in the United States from 2017 through 2022:

Rideshare Users in the United States, in Millions Per Year

Source: Statista. Users defined as ride-hailing and taxi users. Data is as of Statista per most recent update December 2022.

Vehicle miles traveled by consumers tend to be fairly stable over time—even during periods of U.S. economic recession. For example, the financial crisis of 2008-2009 minimally impacted vehicle miles traveled.

The following chart sets forth the historical vehicle miles traveled from January 1998 through November 2022:

Source: U.S. Federal Highway Administration, Vehicle Miles Traveled, retrieved from FRED, Federal Reserve Bank of St. Louis.

The following chart sets forth vehicle miles traveled by U.S. customers from January 2020 through November 2022:

Vehicle Miles Traveled (Indexed to January 2020)

Source: U.S. Federal Highway Administration

In addition to elevated driving activity, travel and leisure sectors have seen increased volume as restrictions from the COVID-19 pandemic continue to lift. According to the U.S. Transportation Security Administration passenger volumes data, for full year 2022, U.S. consumers were resuming air travel at 89.8% of pre-COVID-19 pandemic, 2019 levels. Office utilization has continued to increase with the percentage of U.S. workers working remotely down from 35.0% in May 2020 to 13.0% in July 2021, according to the September 2021 NPA Report. This is still significantly above pre-COVID-19 remote work levels, likely providing further upside potential for parking industry demand as office activity continues to stabilize.

We believe the parking industry is highly fragmented, consisting of many small, private parking facility owners that own and operate a single or very few properties on a local basis and a small number of large owners operating on a national scale. Based on our management team’s experience, we believe that a majority of parking facility owners have a single property. Given the ongoing recovery from the impact of the COVID-19 pandemic, we believe many smaller scale owners lack the financial wherewithal to endure prolonged financial disruption. While some of the real estate markets have begun to recover from this disruption, the effects of the disruption continue to persist in other markets. The adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties.

Increased adoption of data analytics and technology within parking facilities will lead to greater operational efficiencies and the ability for well-invested facilities to differentiate themselves from competition within that specific market. Currently, less than 1% of the 250 million vehicles on the road in the U.S. are electric, according to Cage, Feilding, “The Long Road to Electric Cars”, Reuters, February 7, 2022, or the Reuters Article. The Reuters Article indicates that approximately 45.0% of new car sales could be electric by 2035 according to parking industry analyst IHS Markit, leading to about half of cars on the road being electric by 2050. Addressing the resulting demand for electric vehicle charging stations in parking facilities is one way in which owners with scale and resources can improve their assets and add value through the acquisition of less invested properties.

We intend to continue to consolidate the industry through acquisitions, partnering with both owners and tenant operators, to create a meaningful pipeline and scale.

Investment Strategy & Criteria

Our investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities, including parking lots, parking garages and other parking structures throughout the United States. We have historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In expanding our portfolio, we will seek geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use that are expected to generate positive cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following key demand drivers:

•	Commerce

•	Events and venues

•	Government and institutions

•	Hospitality

•	Multifamily central business districts

We generally target parking facilities that are near multiple key demand drivers so as not to be solely reliant on a single source of income. Parking garages in downtown cores constitute a large portion of our parking facilities as they serve multiple key demand drivers.

We work closely with our current tenants to understand the return of each individual market, both as we consider the key demand drivers of our current assets, as well as new assets that we may consider acquiring as part of our investment strategy. Our deep relationships with key tenants help facilitate collaboration with respect to our portfolio.

We are focused on acquiring properties that are expected to generate positive cash flow, located in populated MSAs and expected to produce income within 12 months of the properties’ acquisition. We intend to acquire under-managed parking facilities and collaborate with our tenants to implement a tailored, value-add approach that includes fostering the implementation of identified value levers and mitigating risk exposure, while fostering local business relationships to derive market knowledge and connectivity.

In the event of a future acquisition of properties, we would expect the foregoing criteria to serve as guidelines; however, management and our board of directors may vary from these guidelines to acquire properties which they believe represent value or growth opportunities.

Our investments are subject to various federal, state, local and foreign laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. We have obtained or intend to obtain all permits and approvals necessary under current law to operate our investments.

We cannot assure you that we will attain our investment objectives or that the value of our assets will not decrease. Our board of directors reviews our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders.

Our Properties

As of March 31, 2023, we owned 43 parking facilities in 21 separate markets throughout the United States with a total of 15,676 parking spaces and approximately 5.4 million square feet, including 24 parking lots and 19 parking garages. As of March 31, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to our parking facilities. As of March 31, 2023, our properties were 100% leased to 15 tenants. As of December 31, 2022, the total gross investment in real estate was approximately $450.6 million.

We believe that parking demand is heavily influenced by the key demand drivers surrounding a parking facility and stable performance is driven by diversification of those key demand drivers. In theory, a perfectly diversified parking facility can be 100% occupied during the day and at night, being used by various key demand drivers throughout the day, week and year, pushing the utilization of the parking facility well over 100%.

Our parking facilities consist of parking garages and surface lots. We currently do not own on-street parking. Parking garages are multi-level structures. We have both self-park and valet-assisted garages in our portfolio. Because valet-assisted garages require certain human capital, parking rates and multi-use optimization is paramount to realizing parking garage performance for these garages. While more cars can be parked in parking garages daily, they also have greater capital requirements than surface lots. Fewer cars can be parked in surface lots daily. Daily average parking rates may be lower but often experience the highest rates in particular markets for sporting and other events. Surface lots not only have low on-going capital requirements, but they also have the distinct benefit of a change in use in their value, as surface lots can easily be converted into residential or commercial multi-story use. As a result, surface lots very rarely become available for sale in large cities, as they are prime assets over the longer-term.

The following table sets forth the property name, location, property type and other information with respect to the properties that we owned as of March 31, 2023:

Properties(1)

Property Name	Location	Property Type	Number of Spaces	Property Size (Square Feet)
Bricktown Garage	Oklahoma City, OK	Garage	555	206,598
Bridgeport Fairfield Garage	Bridgeport, CT	Garage	878	232,964
322 Streeter Garage	Chicago, IL	Garage	1,154	473,522
Mabley Place Garage	Cincinnati, OH	Garage	772	353,700
Cincinnati Race Street	Cincinnati, OH	Garage	317	166,992
1W7 Garage	Cincinnati, OH	Garage	765	314,749
222W7 Garage	Cincinnati, OH	Garage	1,625	531,000
Clarksburg	Clarksburg, WV	Surface Lot	95	35,784
Cleveland West 9th	Cleveland, OH	Surface Lot	260	94,252
Crown Colony	Cleveland, OH	Surface Lot	82	23,460
Cleveland Lincoln	Cleveland, OH	Garage	471	294,361
Denver Sherman 1935	Denver, CO	Surface Lot	72	18,750
Denver Champa St. Garage	Denver, CO	Garage	450	177,650
Denver Sherman 1963	Denver, CO	Surface Lot	28	6,250
Detroit Renaissance Garage	Detroit, MI	Garage	1,273	382,470
Fort Worth Taylor	Fort Worth, TX	Garage	1,013	372,171
Hawaii Marks	Honolulu, HI	Garage	308	150,810
Houston Saks Garage	Houston, TX	Garage	265	90,750
Houston Preston Lot	Houston, TX	Surface Lot	46	10,000
Houston San Jacinto	Houston, TX	Surface Lot	85	28,326
Houston Preferred(2)	Houston, TX	Garage/Lot	528	130,00 /9,331
Indianapolis City Park Garage	Indianapolis, IN	Garage	354	20,473
Indianapolis Washington St	Indianapolis, IN	Surface Lot	150	46,174
Indianapolis Meridian	Indianapolis, IN	Surface Lot	36	10,454
Louisville West Broadway	Louisville, KY	Surface Lot	165	54,450
Raider Park Garage	Lubbock, TX	Garage	1,508	563,584
Memphis Poplar	Memphis, TN	Surface Lot	125	37,563
2nd Street Miami Garage	Miami, FL	Garage	118	36,129
Milwaukee Old World	Milwaukee, WI	Surface Lot	54	11,250
Milwaukee Wells	Milwaukee, WI	Surface Lot	148	43,580
Milwaukee Clybourn	Milwaukee, WI	Surface Lot	15	2,400
Milwaukee Arena	Milwaukee, WI	Surface Lot	75	48,344
Minneapolis Venture	Minneapolis, MN	Surface Lot	185	71,737

Property Name	Location	Property Type	Number of Spaces	Property Size (Square Feet)
Minneapolis City Parking	Minneapolis, MN	Surface Lot	270	86,283
Nashville White Front	Nashville, TN	Garage	155	44,944
New Orleans Rampart	New Orleans, LA	Surface Lot	77	27,105
St. Louis Spruce	St. Louis, MO	Surface Lot	180	53,153
St. Louis Washington	St. Louis, MO	Surface Lot	63	16,919
St. Louis Broadway	St. Louis, MO	Surface Lot	146	41,948
St. Louis 7th & Cerre	St. Louis, MO	Surface Lot	149	46,056
St. Louis Cardinal Lot	St. Louis, MO	Surface Lot	376	114,424
St. Paul Holiday Garage	St. Paul, MN	Garage	285	101,568

(1)	As of March 31, 2023.
(2)	Houston Preferred includes two properties.

The following map shows the location of our properties as of March 31, 2023 (based on annualized rental revenue):

As of March 31, 2023, 18.6% of our parking facilities were located in the top 15 MSAs and 88.4% were located in the top 50 MSAs (based on the number of parking facilities we owned as of that date). As of March 31, 2023, we had regional concentrations (based on the number of parking facilities we owned as of that date) as follows: Midwest (55.8%), Southwest (18.6%), Southeast (14.0%), Rocky Mountain Region (7.0%), Northeast (2.3%) and Pacific (2.3%). In addition, as of March 31, 2023, we had significant local concentrations (based on the gross book value of the parking facilities we owned as of that date) in Chicago (8.7%), Cincinnati (19.2%), Detroit (12.5%) and Houston (7.8%).

As of March 31, 2023, the weighted average remaining lease term for our properties was 3.6 years (based on the contractual rents, as of March 31, 2023, including straight line rent adjustments and excluding lease value amortization, adjusted for tenant concessions, including free rent and amounts reimbursed to tenants, plus estimated recurring expense reimbursements from tenants (annualized rental revenues may differ from actual historical rental revenues calculated pursuant to GAAP)). The following table sets forth the lease expiration schedule for our properties as of March 31, 2023:

Year	Number of tenants	Rented square feet expiring	% of total rented square feet expiring	Parking rental revenues expiring	% of total parking rental revenues expiring
2023	0	0	0.0%	$0	0.0%
2024	3	64,286	1.2%	$895,875	3.3%
2025	3	175,788	3.3%	$1,067,274	4.0%
2026	23	3,511,690	64.9%	$18,828,841	70.0%
2027	13	1,629,835	30.1%	$5,438,521	20.2%
2028	1	27,105	0.5%	$680,238	2.5%
Thereafter	0	0	0.0%	$0	0.0%

Total	43	5,408,704	100.0%	$26,910,748	100.0%

Recent Developments

Bricktown Parking Garage Acquisition

On June 7, 2022, MIC acquired the Bricktown Parking Garage, or the Bricktown Garage, a parking facility in Oklahoma City, Oklahoma with a total of 555 parking spaces and approximately 0.2 million square feet, for approximately $17.3 million, excluding closing costs. MIC entered into a lease agreement, effective as of June 7, 2022, with SP+, a Nasdaq listed company with a $681.2 million market capitalization and $41.1 million in total gross profits for the quarter ended March 31, 2023, for the Bricktown Garage, consistent with the terms of MIC’s other leases under the New Lease Structure.

Estimated NAV Per Share

On August 29, 2022, the MIC Board unanimously approved and established an estimated net asset value (the “Estimated NAV”) for MIC Common Stock of $14.76 per share. The Estimated NAV was based on the estimated value of MIC’s assets less the estimated value of MIC’s liabilities and MIC Preferred Stock, divided by the number of shares of MIC Common Stock outstanding on a fully diluted basis, each calculated as of August 1, 2022 (the “Valuation Date”). MIC provided the Estimated NAV to assist broker-dealers in connection with their obligations under FINRA Rule 2231, with respect to customer account statements. MIC believes that there were no material changes between the Valuation Date and August 29, 2022 that would materially impact the Estimated NAV.

The objective of the MIC Board in determining the estimated NAV per share of MIC Common Stock was to arrive at a value, based on recently available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with MIC’s management team. As with any valuation method, the methods used to determine the estimated NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially.

In the most recent estimation of NAV established on August 29, 2022, the MIC Board relied upon information provided by its management team regarding MIC’s real estate investments, other assets and liabilities and the number of shares of MIC Common Stock outstanding on a fully diluted basis after giving effect to the redemption, on a one-for-one basis, of the Common Units held by the limited partners of the Operating Partnership, which will not necessarily result in a reflection of fair value under GAAP. Different parties using different methods could derive an estimated NAV per share that is significantly different from the estimated NAV per share determined by the MIC Board. In valuing MIC’s real estate investments, the MIC management team used, in part, information provided by an independent third-party appraisal firm which performed a market appraisal of MIC’s real property assets. For further information, see “Risk Factors—Risks Related to MIC’s Business and Industry—Investors should not rely on MIC’s estimated NAV per share as being the primary measure of the current value of the shares of MIC Common Stock, and relying on estimated NAV in isolation could create a misleading or incomplete view of the current value of the shares of MIC Common Stock”.

MacKenzie Mini Tender Offer

On May 1, 2023, affiliates of MacKenzie Capital Management, LP, or the Bidder, launched an unsolicited “mini-tender” offer for up to 207,000 shares of MIC Common Stock, which represents approximately 2.67% of the outstanding shares of MIC Common Stock, and up to 1,070 shares of the MIC Preferred Stock, which represents 2.51% of the outstanding shares of the MIC Preferred Stock combined, each as of May 1, 2023. Also on May 1, 2023, MIC circulated a letter to its stockholders setting forth the reasons for the recommendation by the MIC Board that MIC’s stockholders reject the unsolicited “mini-tender” offer. The MIC Board does not endorse the Bidder’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares to the Bidder. Stockholders of MIC who have already tendered their shares may withdraw them at any time prior to 11:59 p.m., Pacific Time, on June 5, 2023, in accordance with the Bidder’s offering documents.

Our Leases

Many of our leases are modified net leases, pursuant to which our tenants pay fixed annual rent on a monthly basis, and also pay or reimburse us for all, or substantially all, property level operating and maintenance expenses, such as, insurance (excluding insurance covering the parking facility), utilities and repairs, including any increases with respect thereto. Many of our leases require our tenants to perform periodic line striping, routine janitorial cleaning (including annual pressure washing but excluding power sweeping), touch-up painting and elevator maintenance and repair (often subject to an agreed-upon cap) at our tenants’ sole cost and expense.

Many of our leases require us to provide for capital expenditures, structural repairs, replacements of systems, fixtures or equipment (including, without limitation, HVAC, fire protection, alarm, utility, plumbing, sewage, drainage, security, lighting and traffic control systems), expansion joints, overhead garage doors, light ballasts, paving, fencing, parking booths, landscaping, windows and doors, plate glass, stairwells, driveways, sidewalks and curbs, sealing and waterproofing, at our sole cost and expense. We are also responsible for all alterations or improvements to the parking facilities required by statutes, regulations or governmental requirements pertaining to air quality, environmental protection or persons with disabilities, including, without limitation, the Americans with Disabilities Act. Because we believe our parking facilities have been well maintained, we do not believe these expenses will be material to us during the remaining lease terms.

In addition, some of our leases are triple net leases, pursuant to which our tenants pay fixed annual rent on a monthly, basis, and also pay us for all, or substantially all, property level and maintenance expenses described above, real estate taxes and property insurance.

The term of our leases is typically for a period of five years, after which our leases auto-renew month-to-month. The majority of our parking leases requires tenants to pay us percentage rent. For the quarter ended March 31, 2023, 70.7% of our total revenues were derived from percentage rents.

New Lease Structure. As of March 31, 2023, 29 of our leases, or 67.4% of our leases, with our tenants provide for a modified net lease structure typically consisting of a base rent component plus percentage rent above a negotiated threshold, as further described below. Pursuant to the New Lease Structure, tenants pay us base rent (typically $500 to $1,000 per month) and percentage rent in an amount equal to a designated percentage, typically ninety percent (90.0%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. Percentage rent is based on the amount by which gross revenues of the parking facility exceeds a base amount. In certain of our leases under the New Lease Structure, the base amount included in the calculation of percentage rent is subject to an annual increase at the beginning of each lease year by the lesser of (a) two and one-half percent (2.5%), and (b) the percentage by which the U.S. Consumer Price Index for All Urban Consumers for the preceding month exceeds the index for the same month in the prior year (the “CPI Increase”). The remaining leases under the New Lease Structure do not contain an annual increase in the base amount. We negotiate base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, we expect that the rent we receive from our tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold.

We expect to evaluate whether to convert our remaining 14 leases to the New Lease Structure as the remaining leases mature and are renegotiated with tenants.

Other Real Property Investments

We may also seek to invest in properties other than parking facilities and enter into various leases for these properties. The terms and conditions of any lease we enter into with our tenants may vary substantially. However, we expect that our leases will be of the type customarily used between landlords and tenants for such properties in the geographic area where the property is located.

We may also derive revenue from other sources, including from the leasing of billboard space on certain of our properties.

Competitive Strengths

We believe the following competitive strengths distinguish us and allow us to successfully compete with many of our competitors for the following reasons:

Scaled Portfolio of High-Quality, Well-Located Parking Facilities. As of March 31, 2023, MIC owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of March 31, 2023, MIC also owned approximately 0.2 million square feet of commercial space adjacent to its parking facilities. The majority of MIC’s parking facilities are concentrated in the top 50 MSAs and have proximity to MIC’s key demand drivers. The average population of MSAs is approximately 3.0 million.

The following table sets forth the proximity of MIC’s parking facilities to MIC’s key demand drivers as of March 31, 2023:

Various Key Demand Drivers Signify Diversified Customer Base

As of March 31, 2023, we had 15 tenants. One of our tenants, SP+, leased properties that contributed approximately 60.9% of our parking rental revenues for the quarter ended March 31, 2023. SP+’s filings with the SEC, including its financial statements, are available on its website through its Investor Relations page at www.spplus.com. Our parking facilities are used for multiple purposes, typically categorized as monthly (36.5%), transient (38.1%), other parking revenue (9.5%), hotels (8.3%) and events (7.6%).

The following charts set forth the breakdown of our revenues by source for quarter ended March 31, 2023.

(1)	Non-contract parkers represent all other parking related activity aside from contract monthly parking. This could include general transient, valet, third party reservations, validations, etc.
(2)	Contract parkers represent monthly parkers within a variety of key demand drivers, including residential, retail, office, and hotel, among others.

Breakdown by Revenue Stream Chart only accounts for Parking Revenue, does not includes commercial and billboard revenue.

Technology-Driven Approach to Collaboration with Tenant Operators. We own and use two proprietary software systems which enable us to collaborate with our tenants and maximize revenues and profitability at our parking facilities:

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Inigma. Inigma is our real-time proprietary software management tool that we developed to monitor parking facilities. Inigma allows us to monitor in real-time the number of consumers in each parking facility, their parking duration and average parking fee paid. Inigma allows us to track both transient and monthly consumers, which gives us insight into how a parking facility is being utilized. To the extent a parking facility is not being optimally utilized, we can then work with our tenants to find new daily and monthly consumers. Inigma has been implemented across our parking facilities.

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pKatalyst. pKatalyst is our proprietary technology platform that will allow us to provide a virtual fence or perimeter around up to 14,000 parking facilities and to monitor consumer movement into and out of our parking facilities, as well as those of our competitors. pKatalyst can provide up to approximately six billion mobile location signals daily. pKatalyst pulls this data from approximately five million venues via advertising exchange auctions and more than 700 mobile phone applications with more than 210 million users. The aggregated data retrieved by pKatalyst can then be used to build highly targeted incentive-based digital advertising campaigns. pKatalyst is currently in pilot phase only. In 2021, we acquired pKatalyst for approximately $4.0 million.

Favorable Lease Structure with Recurring Base Rent and Upside Potential. Pursuant to the New Lease Structure, tenants pay us base rent (typically $500 to $1,000 per month) and percentage rent in an amount equal to a designated percentage, typically ninety percent (90.0%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. Percentage rent is based on the amount by which gross revenues of the parking facility exceeds a base amount, which allows the tenant to off-set some of its property-level operational expenses. In certain of our leases under the New Lease Structure, the base amount included in the calculation of percentage rent is subject to an annual increase at the beginning of each lease year by the lesser of (a) two and one-half percent (2.5%), and (b) the CPI Increase. The remaining leases under the New Lease Structure do not contain an annual increase in the base amount. We negotiate base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, we expect that the rent we receive from our tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold. We believe the New Lease Structure creates incentives for both us and our tenants, aligns our interests with those of our tenants and will increase our RevPAS and CAD in the long term.

Experienced Management Team with More than over 40 Years of Combined Industry Experience and Relationships. Our management team, including Manuel Chavez, III, our Chief Executive Officer, and Stephanie Hogue, our President and Chief Financial Officer, has extensive experience acquiring and operating real estate, and we have a seasoned investment team that uses a defined and disciplined approach to underwriting parking facilities for potential acquisition. Our team includes:

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Manuel Chavez, III, Chief Executive Officer. Mr. Chavez has served MIC’s Chief Executive Officer and chairman of the MIC Board since August 2021. Mr. Chavez is the founder of Bombe and is and has been its chief executive officer since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up. Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of PCA and held various other positions of increasing responsibility at PCA from 1999 to 2017. Mr. Chavez currently holds positions with The Port of Greater Cincinnati Development Authority, the Cincinnati State Technical and Community College, the Cincinnati Art Museum and the Cincinnati Regional Business Committee. Mr. Chavez has a B.A. in Literature from Miami University.

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Stephanie Hogue, President and Chief Financial Officer. Ms. Hogue has served as MIC’s President and a member of the MIC Board since August 2021, Secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022 and Chief Financial Officer since August 2022. Ms. Hogue has been the managing partner of Bombe since 2020. From 2017 to 2020, Ms. Hogue was managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club. Ms. Hogue has an MBA from the University of Rochester and a B.S. in Business from Miami University.

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Kyle Brown, Chief Accounting Officer. Mr. Brown has served as Chief Accounting Officer of MIC since August 2022. Mr. Brown previously served as vice president, technical accounting for Ventas, Inc., a publicly-traded healthcare REIT, or Ventas, from December 2021 until July 2022, where he was responsible for providing technical accounting support and analysis across the organization to implement policies in response to recently-issued accounting standards and completing regulatory financial statement filings. From October 2014 to November 2021, Mr. Brown served as director, technical accounting at Ventas. Mr. Brown is a Certified Public Accountant and member of the American Institute of Certified Public Accountants. Mr. Brown has a Bachelor of Science in Business Administration in Accounting and an MBA from Xavier University.

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Robert Tracy, Vice President of Asset Management. Mr. Tracy has served as a vice president of asset management of MIC since August 2021. Mr. Tracy has a 20-year technology career with a focus on software development and data analysis, including experience at pKatalyst, Inc., PowerIT Solutions LLC, Statzhub Sports, LLC and BME Engineering. Mr. Tracy has built global development teams to build and maintain a range of products. Mr. Tracy has a B.S. in Computer Science from The Pennsylvania State University.

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William Burns, Vice President of Asset Management. Mr. Burns has served as a vice president of asset management of MIC since September 2021. Mr. Burns has more than 20 years of parking and transportation operations and consulting experience. Before joining MIC, Mr. Burns served as Vice

President of Operations for SP+, our largest tenant. Mr. Burns was responsible for business development, operations, same-store-growth, contract compliance, budgeting of over 140 locations across nine markets. Mr. Burns has a B.A. in Business Finance from the University of Cincinnati.

Of the assets contributed by Bombe, we and our management team have exceeded 100.0% of our monthly property-level revenue thresholds since 2018. We believe our management team’s contacts and expertise in the parking industry will allow us to identify both off-market and brokered acquisition opportunities. Because of the experience, contacts and depth of our management team, we believe we will be able to acquire parking facilities throughout the United States and successfully compete with our competitors.

Our Growth Strategies

We intend to grow our portfolio by generating organic growth in our existing properties through collaboration with tenant operators and by investing in well located parking facilities that benefit from proximity to multiple key demand drivers where we can implement a value-add strategy. We believe we operate in a highly fragmented industry in which a majority of owners have a single property providing a unique opportunity to serve as a consolidation entity within our industry. We believe that by implementing our strategy, we will achieve our objective of maximizing stockholder value and generating attractive risk-adjusted returns.

Attractive Internal Growth Potential. As discussed above, we believe that the New Lease Structure will result in an increase in our same property rental revenue compared to the prior leases entered into with these tenants. As of March 31, 2023, our annualized same property rental revenue (based on annualized contractual rents as of March 31, 2023) was $26.5 million as compared to rental revenue of approximately $27.5 million for the twelve months ended December 31, 2022, excluding commercial revenue and tenant reimbursements, and average annualized same property RevPAS (based on annualized contractual rents as of March 31, 2023) as of March 31, 2023 was $1,717 as compared to $1,756 for the twelve months ended December 31, 2022. We believe the New Lease Structure creates incentives for both us and our tenants in challenging operating environments and aligns our interests with those of our tenants. We believe the New Lease Structure is sustainable for all parties and will increase RevPAS and CAD in the long term. We expect to evaluate whether to convert our remaining 14 leases to the New Lease Structure as the remaining leases mature and are renegotiated with tenants.

In addition to the increase in parking rental income which may result from the New Lease Structure, some of our parking facilities have commercial spaces that are used for purposes other than parking. We are working with brokers to maximize revenues from these spaces. We do not currently expect this to become a major source of revenue in the foreseeable future; however, we may undertake such activities on a selective basis.

Growth from Collaboration with Our Tenant Operators. We intend to grow our portfolio by generating organic growth in our existing properties through collaboration with tenant operators and by investing in well located parking facilities that benefit from proximity to multiple key demand drivers where we can implement a value-add strategy. Industry information related to parking facilities is typically owned by large parking operators, who collect data through a variety of methods for each parking facility. Such data, regarding types of users, average length of stay, average parking rate, and new or cancelled monthly contracts, is provided to owners approximately 30 to 45 days after the end of a month. By using our two proprietary software systems we are able to understand in real-time what is occurring at the property level. We can also monitor usage to assess trends at parking facilities and collaborate with our tenants. As we are able to analyze data in the current month, rather than waiting four to six weeks for that data, we are able to identify opportunities to maximize revenues and profitability at our parking facilities.

As part of our collaboration with our tenant operators, in April 2022, we entered into an agreement with Future Energy Solutions, a global green technology company that provides funded and capital purchase lighting solutions for large scale commercial and industrial businesses, in order to upgrade, retrofit and brighten our portfolio of parking facilities.

Our Management Team’s Ability to Increase NOI Through Implementation of Successful Parking Programs

The following is an example of how our existing management team has collaborated with tenant operators to implement successful parking programs to generate organic growth in NOI at one of our existing parking facilities. We believe the following acquisition is illustrative of our investment process and growth from the collaboration with our tenant operators described above; however, this is a property-specific experience at one of our existing parking facilities, and our other existing properties, or any additional parking facilities we may acquire in the future, may not experience the same or similar results. Accordingly, the information presented in the case study below should not be considered as indicative of our possible future results and you should not rely on this information as an indication of our future performance.

Situation

In February 2020, Bombe acquired the parking facility located at 322 East Illinois Street in Chicago, Illinois, or the 322 Streeter Garage, with a total of 1,154 parking spaces and approximately 0.5 million square feet, for an aggregate purchase price of approximately $31.4 million, net of a $1.6 million tax proration credit. At the time Bombe acquired the 322 Streeter Garage, the parking facility’s NOI was approximately $1.8 million, which represented NOI for the year ended December 31, 2019. At the time of acquisition, management sought to specifically improve the operations at the 322 Streeter Garage, including its NOI. Bombe entered into a management agreement with SP+, now the current tenant operator, in February 2020. Bombe contributed the 322 Streeter Garage to MIC in the transactions contemplated by the Purchase and Contribution Agreement. The management agreement was subsequently terminated on December 31, 2021 and the 322 Streeter Garage was converted to the New Lease Structure on January 1, 2022.

Solution & Benefits

Strategic asset management initiatives were implemented at the 322 Streeter Garage by focusing on the parking facility’s proximity to its main key demand drivers – events, venues and hospitality. The 322 Streeter Garage is located less than 500 feet from the Embassy Suites by Hilton Chicago Downtown Magnificent Mile and approximately 0.1 miles from the Loews Chicago Hotel, and our management team began collaborating with SP+ to create and maintain strong parking rates for visitors to these hotels. The tenant operator has set $50 overnight parking rates at these two hotels, respectively.

In addition, the 322 Streeter Garage has availed itself of one of these hotels’ loss of valet parking, which has created additional self-parking hotel customers, who pay a higher parking fee that is not shared with a valet company. Digital signage within the parking facility, which also provides information on dynamic pricing, was added to the 322 Streeter Garage, as well. The tenant operator has sustained approximately 100% contract pass retention such that, even with increasing rates, SP+ must turn away customers.

Since February 2020, management has committed approximately $186,100 to certain capital improvement initiatives at the 322 Streeter Garage. In 2021, management installed cradle grates to prevent additional revenue slippage, at a cost of approximately $6,100. In 2022, management completed a larger capital improvement project at the parking facility, which included upgrading its License Plate Recognition (LPR) camera system to increase customer safety and reduce revenue slippage, as well as the installation of sally gates, digital signage and non-reversing one-way lane spikes, at a cost of approximately $180,000.

Results

As a result of the implementation of these successful parking programs and the focus on certain capital improvements, our management team was able to effectively increase the NOI at the 322 Streeter Garage from approximately $1.8 million in 2020 to $3.1 million in 2022, which represents NOI for the period from January 2022 through December 2022. This approximately $1.3 million increase in NOI at the 322 Streeter Garage represents a compound annual growth rate of approximately 20.3%.

The tenant operator continues to implement the initiatives begun by the collaboration with our management team, and additional initiatives relating to pricing strategy in relation to competitors, planning around upcoming events, and other business development outreach efforts are in discussion in order to continue to generate organic growth in NOI at the 322 Streeter Garage. As a result of these discussions, SP+ added six electric vehicle chargers at the 322 Streeter Garage which were operational beginning in October 2022.

Growth from Recovery from the COVID-19 Pandemic. We expect further increases in our parking rental income if and when the parking industry fully recovers from the COVID-19 pandemic. While, according to the March 2022 NPA Report, consumer parking has not recovered to pre-COVID-19 pandemic levels, some of our parking facilities are performing at or above pre-COVID-19 pandemic levels, such as parking facilities located at or near hotels, sports and entertainment venues and airports. Additionally, in many markets, according to the September 2021 NPA Report, more consumers were driving on average in July and August 2021 compared to January 2020, rather than taking public transportation, which we believe will lead to improved utilization of our parking facilities.

External Growth Through Acquisitions. Our external growth strategy is to acquire additional parking facilities that we believe will produce rental revenues in excess of our cost of capital used to acquire the parking facilities. We intend to grow our business by investing primarily in parking facilities in core, urban high-barrier markets with proximity to certain key demand drivers and with high replacement costs.

According to the NPA Economic Report, there were over 1 billion parking spaces in the United States in 2018, or about four parking spaces for every vehicle, and the parking industry generated over $131 billion of revenue, with the industry supporting $262.0 billion of total gross economic output. The parking industry supported $176.0 billion of value added nationwide, equivalent to 1.0% of U.S. GDP, and employed approximately 580,000 employees in 2018. We believe the parking industry is highly fragmented, consisting of many small, private parking facility owners that own and operate a single or very few properties on a local basis and a small number of large owners operating on a national scale. Based on our management’s experience, we believe a majority of parking facility owners have a single property. Given the ongoing recovery from the impact of the COVID-19 pandemic, we believe many smaller scale owners lack the financial wherewithal to endure prolonged financial disruption. While some of the real estate markets have begun to recover from this disruption, the effects of the disruption continue to persist in other markets. The adverse developments in these real estate markets have created unique opportunities for investors willing to undertake the risk of acquiring properties.

Because of our management team’s long experience in the parking industry, we often receive pre-market calls for parking facilities that are not yet being marketed for sale, as well as pre-marketing notices for parking facilities. As such, we have a pipeline of acquisitions that we believe is both bespoke and actionable, that we believe are off-market and largely unavailable to our competitors. We intend to continue to consolidate the industry through acquisitions, partnering with both owners and tenant operators, to create a meaningful pipeline and scale.

We are focused on acquiring well-maintained parking facilities from regional owners who have a strong knowledge of the MSA. As of March 31, 2023, we have identified and are evaluating several parking facilities with approximately $280 million in asset value as potential acquisition targets.

Other Potential Growth Strategies. While our focus is to drive internal growth through collaboration with tenant operators and to pursue acquisitions, there are a number of other potential growth strategies that we may pursue in the future. These opportunities may be selectively implemented on an asset-by-asset basis, or across our entire portfolio.

Potential future growth strategies include:

Electric Vehicle Charging	According to President Biden’s electric vehicle growth targets, electric vehicles are expected to grow from approximately 1.0% of active vehicles to approximately 65.0% of total vehicles on the road by 2050, suggesting that there will be ample demand for electric vehicle charging stations. According to research from Reuters, there are approximately 104,000 public electric vehicle charging stations available in the United States, which is cited as an insufficient level to support current or expected demand. We may explore different business models to incorporate increased electric vehicle charging across our portfolio, including long-term leasing models with electric vehicle companies.

Rideshare Staging	Although private vehicle passenger miles represent the vast majority of vehicle trips today, we constantly monitor market trends and believe we are well-positioned to offer rideshare staging, particularly through 10-minute, short-term intervals, if our tenant operators decide to do so.

Data Warehousing	Proximity to key urban and central business district locations makes parking garages an ideal potential location for data centers. While data warehousing is not a current or planned future strategy for us, the industry has seen recent implementation of data warehousing in parking garages, including at The University of Texas Health Science Center.

Battery	The United States’ transition to clean energy will require an approximately $100.0 trillion investment through 2050, with approximately 194 gigawatts of installed energy storage, including substantial incremental battery capacity, by 2030.

Solar	Companies such as Fluence are in the process of building purpose-built energy products including synchronization with battery storage/solar power also known as a SunStack. Parking garage roofs are a potential expansion avenue for clean energy companies to implement solar strategies.

Ghost Kitchens	Ghost kitchens are cooking facilities that produce food only for delivery with no dine-in, storefront, or customer-facing areas. Ghost kitchens are an up-and-coming trend within the world of food preparation and have online delivery applications.

Air Rights Monetization	Air rights refer to the legal ability to occupy the vertical air space above a plot of real estate. Developers can buy air space with or without buying the building on ground level to increase a space’s property value. A majority of our properties have air rights with embedded call options, creating additional opportunity and strategic flexibility for us.

Concentration

One tenant, SP+, leased properties that contributed approximately 60.9% of our parking rental revenue for the quarter ended March 31, 2023. SP+ is one of the largest providers of parking management in the United States.

SP+ facilitates the efficient movement of people, vehicles and personal belongings with the goal of enhancing the consumer experience while improving bottom line results for its clients. SP+ provides technology-driven mobility solutions, professional parking management, ground transportation, remote baggage check-in and handling, facility maintenance, security, and event logistics to aviation, commercial, hospitality, healthcare and government clients across North America. SP+ typically enters into contractual relationships with property owners or managers as opposed to owning parking facilities. As of March 31, 2023, SP+ managed approximately 3,200 locations in North America. SP+’s filings with the SEC, including their financial statements, are available on its website through its Investor Relations page at www.spplus.com. Reports filed by

SP+ with the SEC may be obtained through the SEC’s website at www.sec.gov. The information contained in such reports is not incorporated by reference into this joint proxy statement/prospectus.

SP+, together with our next top four tenants, leased properties that contributed approximately 91.4% of our rental revenue for the quarter ended March 31, 2023. These four tenants are Premier Parking (12.5%), Park Place Parking (8.3%), Interstate Parking (6.7%) and Denison Parking (3.0%).

Although we are dependent on our largest tenant operators for the operations of our properties, we expect that in the event that any tenant operator terminates its relationship with us, we will be able to find suitable replacement tenant operators. In addition, under our New Lease Structure, the ultimate performance of a property depends on those individual customers who utilize the parking facilities, rather than specific tenant operators, who we believe, and in our experience, can be replaced quickly, if necessary. Our tenant operators provide parking services to a wide variety of customers, resulting in an average of approximately 100,000 individual customer transactions per month. We believe that the New Lease Structure will reduce the risk of tenant operator defaults and reduce our exposure to any single tenant operator because the New Lease Structure provides for our tenant operators to pay, in addition to a base rent component of typically $500 to $1,000 per month, a percentage rent that is based on the utilization of the asset by individual customers. Under the lease structure in use prior to the New Lease Structure, our tenant operators were required to pay rent, regardless of whether the stalls were utilized, thereby creating risk in non-payment of the leases.

Under the New Lease Structure, tenant operators have the right to cancel the lease upon 60 days’ notice, including in connection with a pandemic, natural disaster, or act of terrorism. We believe that the New Lease Structure reduces the risk of lease cancellation substantially, as a small base rent may be covered by modest parking volume and percentage rent is based on utilization. In the event that a tenant operator terminates a lease with us, we believe we will be able to find a suitable replacement with minimal disruption in operations as there are multiple suitable tenant operators known to us in each jurisdiction in which our parking facilities are located.

The following table sets forth our ten largest tenants and certain information about the properties we leased to these tenants as of March 31, 2023:

Tenant	Property location	Square feet	% of total square feet	% of rental revenues
1 SP Plus Corporation.	CO, CT, HI, IL, MI, MO, OH, OK, TX	3,296,758	61.0%	61.3%
2 Parking Company of America d/b/a Park Place	OH	798,166	14.8%	8.4%
3 Premier Parking Service, LLC	MO, TN, TX	377,515	7.0%	12.1%
4 LAZ Parking	OH	366,737	6.8%	2.7%
5 Interstate Parking Company	MN, WI	161,162	3.0%	6.7%
6 St. Louis Parking Company	MO	88,004	1.6%	0.7%
7 Denison Parking Inc	IN	77,101	1.4%	3.0%
8 The Car Park	KY	54,450	1.0%	0.1%
9 TNSH Landlord, LLC	WI	43,580	0.8%	0.9%
10 Best Parking	TN	37,563	0.7%	1.0%
TOTAL		5,301,036	98.0%	97.0%

(1)	Square feet pursuant to existing leases as of March 31, 2023.

Competition

We have significant competition with respect to the acquisition of real property. Competitors include owners and operators of parking facilities, private investment funds, hedge funds and other investors, many of which have significantly greater resources than us. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we pay higher prices for investments, our returns will be lower and the value of assets may not increase or may decrease significantly below the amount paid for such assets.

Our parking facilities face, and any parking facilities we may acquire or invest in will face, intense competition, which may adversely affect parking and rental income. The relatively low cost of entry has led to a strongly competitive, fragmented market consisting of competitors ranging from single-facility operators to large regional and national multi-facility operators, including several public companies. In addition, our parking facilities compete with building owners that provide on-site paid parking. Certain of our competitors have more experience in owning and operating parking facilities. Moreover, some of the competitors will have greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds. Competition for investments may reduce the number of suitable investment opportunities available, may increase acquisition costs and may reduce demand for parking facilities, all of which may adversely affect operating results.

We will compete with numerous other persons or entities seeking to attract tenants to parking facilities we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions.

Environmental, Social and Governance

We consider environmental, social and governance, or ESG, issues to be important considerations that influence our business and investment returns over time. We believe that by incorporating ESG attributes into our investment analysis, we have a more complete assessment of the risks associated with each investment.

We expect our asset management team to consider ESG factors such as climate change, natural resource sustainability, pollution and waste, human capital, product safety, social opportunity, corporate governance and ethics, along with a range of other potential factors, to assess the expected performance risk of our investments over time. We have implemented several ESG-related initiatives that we believe will improve the long-term performance of our business. These may include, but are not limited to:

•	A responsible use of energy, including renewable sources or LED-lighting;

•	Supporting the adoption of electrified vehicles;

•	Promoting the long-lived nature of our assets through weather protection and maintenance;

•	Responsible use of environmentally-friendly products to maintain the appearance of our assets;

•

Ensuring that the members of our board of directors and management team, including our asset management team, are made up of individuals with diverse backgrounds and experiences (we expect that, effective as of the date of the Form S-4 of which this joint proxy statement/prospectus forms a part, the members of our board of directors will be comprised of approximately 37.5% underrepresented minorities, 25.0% women and 12.5% LGBTQ+; and

•	Alignment of long-term performance based compensation for our executives with our investors.

To ensure that the material risk considerations are incorporated into our strategy, we regularly review our performance against ESG best practices.

Environmental Matters

Ownership of real estate is subject to risks associated with environmental hazards. We may be liable for environmental hazards at, or migrating from, our properties, including those created by prior owners or occupants, existing tenants, abutters or other persons. Various federal and state laws impose liabilities upon property owners, including us, for environmental damages arising at, or migrating from, owned properties, and we may be liable for the costs of environmental investigation and clean up at, or near, our properties. As an owner or previous owner of properties, we also may be liable to pay damages to government agencies or third parties for costs and damages they incur arising from environmental hazards at, or migrating from, our properties. The costs and damages that may arise from environmental hazards are often difficult to project and may be substantial. For more information regarding environmental matters, see “Risk Factors—Risks Related to MIC’s Business and Industry—Our investments in real estate will be subject to the risks typically associated with real estate” and “Risk Factors—Risks Related to MIC’s Business and Industry—Our costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high” in this joint proxy statement/prospectus.

Legal Proceedings

The nature of our business exposes our properties, us, the Operating Partnership and our other subsidiaries to the risk of claims and litigation in the normal course of business. Other than routine litigation arising out of the ordinary course of business, we are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us.

Insurance

Many of our leases for our properties provide that our tenants are responsible for the costs of insurance for the properties we lease to them, including for garage liability or commercial general liability, garage keeper’s legal liability, personal property and worker’s compensation. Our tenants generally are responsible for purchasing and maintaining such insurance directly and listing us as an insured party; however, if our tenants fail to do so, we have the right to purchase and maintain such insurance for the properties we lease to them and our tenants must reimburse us for the costs of maintaining such insurance. In the opinion of management, all of our properties are adequately covered by insurance.

Other Matters

Legislative and regulatory developments may occur at the federal, state and local levels that have direct or indirect impact on the ownership, leasing and operation of our properties. We may need to make expenditures due to changes in federal, state or local laws and regulations, or the application of these laws and regulations to us or our properties, including zoning regulations, land use controls, environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. Under some of our leases, some of these costs are required to be paid or reimbursed to us by our tenants. We intend to obtain all permits and approvals necessary under current law to operate our properties.

Human Capital

MIC has 17 employees as of the date of this joint proxy statement/prospectus. Employee levels are managed to align with the pace of business and management believes it has sufficient human capital to operate its business successfully.

Our key human capital management objectives are to attract, recruit, hire, develop and promote a deep and diverse bench of talent that translates into a strong and successful workforce.

Structure and Formation of Our Company

MIC, formerly known as The Parking REIT, Inc. and as MVP REIT II, Inc., is a Maryland corporation formed on May 4, 2015. MIC owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership. As of the date of this joint proxy statement/prospectus, MIC is the sole general partner of the Operating Partnership, and Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, are the limited partners of the Operating Partnership, and, in addition to MIC, each will be a member of the Operating Company following the Conversion. In connection with the Merger, we understand that Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company. The Operating Agreement provides that the Operating Company is operated in a manner to ensure that the Operating Company is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in the Operating Company being taxed as a corporation.

MIC elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed it to qualify as a REIT for federal income tax purposes through its taxable year ended December 31, 2019. As a consequence of lease modifications entered into during the COVID-19 pandemic, MIC earned income from a number of distressed tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, MIC was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, MIC did not qualify as a REIT in 2020 and has been taxed as a C corporation beginning with its taxable year ended December 31, 2020.

Upon consummation of the Merger, New MIC will continue the business and operations of MIC and, upon completion of the Conversion, will become a member of the Operating Company. As such, New MIC will use this structure to enable it to acquire real property in exchange for membership interests in the Operating

Company from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to New MIC in exchange for shares of New MIC Common Stock or cash.

Our Offices

Our principal executive offices are located at 30 W. 4th Street, Cincinnati, Ohio 45202, and our telephone number is (513) 834-5110. We maintain a website at www.mobileit.com. The information contained on our website or that can be accessed through our website neither constitutes part of this joint proxy statement/prospectus or the Form S-4 of which it forms a part nor is it incorporated by reference herein or therein.

MANAGEMENT OF MIC

Directors and Executive Officers of MIC

The following table sets forth the names and ages as of the date of this joint/proxy statement prospectus, and positions of the individuals who serve as MIC’s directors and executive officers as of the date of this joint/proxy statement prospectus:

Name	Age	Position
Executive Officers and Directors
Manuel Chavez, III	46	Chief Executive Officer and Director (Chairman)
Stephanie Hogue	44	President, Chief Financial Officer, Treasurer and Corporate Secretary, and Director
Kyle Brown	42	Chief Accounting Officer
Non-Employee Directors
Jeffrey B. Osher	46	Director
Lorrence Kellar	85	Director
Danica Holley	50	Director
Damon Jones	48	Director
David Garfinkle	56	Director

The following is a biographical summary of the experience of MIC’s directors and executive officers.

Executive Officers

Manuel Chavez, III has been MIC’s Chief Executive Officer and one of MIC’s directors since August 2021. Mr. Chavez has also served as chief executive officer and chairman of the MIC Board since August 2021. Mr. Chavez is and has been the chief executive officer and founder of Bombe, an Ohio-based alternative asset management firm, since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up, an entity formed for the purpose of investing in MIC Common Stock. Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of PCA, a provider of parking management services, and held various positions of increasing responsibility at PCA from 1999 to 2017. Mr. Chavez is currently the chairman of the board of directors of the Greater Cincinnati Port Authority, a community and economic development agency, a member of the board of trustees of the Cincinnati State Technical and Community College, a public technical and community college in Cincinnati, Ohio, the Cincinnati Art Museum, an art museum partially funded by the Ohio Arts Council and is a member of the Cincinnati Regional Business Committee, an organization focused on effecting change in the greater Cincinnati community, leveraging the unique assets, leadership and collective resources of business executives to have a long-term positive impact for sustainable growth and regional prosperity. Mr. Chavez was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

Mr. Chavez was selected to serve as a director of MIC because of his significant real estate experience and expansive knowledge of the real estate industry, and his relationships with chief executives and other senior management at numerous real estate companies.

Stephanie Hogue has served as MIC’s president and a member of the MIC Board since August 2021, secretary since October 2021, interim chief financial officer from November 2021 to August 2022, and chief financial officer since August 2022. Ms. Hogue has been a managing partner of Bombe, a Cincinnati, an Ohio-based alternative asset management firm, since 2020. From 2017 to 2020, Ms. Hogue was a managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, a firm specializing in advising domestic and international clients on global divestures and acquisitions, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up, an entity formed for the purpose of investing in MIC Common Stock. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club, a private golf club. Ms. Hogue was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

Ms. Hogue was selected to serve as a director of MIC because of her significant experience in finance, capital markets, and investing in infrastructure and real estate assets.

Kyle Brown has served as Chief Accounting Officer of MIC since August 2022. Mr. Brown, previously served as Vice President, Technical Accounting Research for Ventas, Inc. (NYSE: VTR), a publicly-traded healthcare REIT, from December 2021 until July 2022, where he was responsible for providing technical accounting support and analysis across the organization to implement policies in response to recently issued accounting standards and completing regulatory financial statement filings. Prior to that, Mr. Brown served as Director, Technical Accounting Research at Ventas, Inc. from October 2014 to December 2021. Mr. Brown graduated from Xavier University with a Bachelor of Science in Business Administration, Accountancy and is a Certified Public Accountant and member of the American Institute of Certified Public Accountants (AICPA).

Non-Employee Directors

Jeffrey B. Osher has served as a member of the MIC Board since August 2021. Mr. Osher founded No Street Capital LLC, an investment management firm, in 2018. Mr. Osher serves as the Managing Member of No Street Capital LLC, which serves as the investment manager of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. Prior to founding No Street Capital LLC, Mr. Osher served as a portfolio manager at Harvest Capital Strategies, LLC, an SEC-registered investment advisor, from 2005 to 2018, and as an analyst from 2002 to 2005. Prior to his tenure at Harvest Capital Strategies, LLC, Mr. Osher was an analyst at The Dowd Company, an investment management firm, where he focused on technology and emerging growth companies. He has served on the board of directors of the Seal Family Foundation, a non-profit organization that raises funds and awareness for special programs in direct support of the Naval Special Warfare families on a local, national and global scale, since 2016. He has also served on the board of directors of Green Dot Corporation (NYSE: GDOT), a NYSE-listed financial technology and registered bank holding company, since 2020 and was an advisor to the board of directors of Green Dot Corporation from 2017 to 2020. He is also a manager of Color Up, an entity formed for the purpose of investing in MIC Common Stock. Mr. Osher was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

The MIC Board concluded that Mr. Osher was qualified to serve as a director based upon, among other things, his significant experience in financial services and investment and his experience as an executive and a public company director.

Lorrence T. Kellar has served as a member of the MIC Board since August 2021. Mr. Kellar has been a trustee of Acadia Realty Trust, a NYSE-listed REIT, since November 2003. Mr. Kellar was vice president at Continental Properties, a retail and residential developer, from 2002 until his retirement in 2009, a director of Spar Group, Inc., a global merchandising and marketing services company, from 2003 to 2019 and chairman of Multi-Color Corporation, a global supplier of premium label solutions, from 1995 to 2012. Prior to joining Continental Properties, Mr. Kellar served as vice president of real estate with Kmart Corporation, a nationwide retailer of electronics, toys, clothing, bedding, furniture, and home decor, for six years and served with The Kroger Co., the United States’ largest supermarket company, for 31 years where his final position was group vice president of finance and real estate. Mr. Kellar currently serves as an emeritus trustee of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and an emeritus trustee of the Cincinnati Ballet. Mr. Kellar was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

The MIC Board concluded that Mr. Kellar was qualified to serve as a director based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Danica Holley has served as a member of the MIC Board since August 2021. Ms. Holley has served as the chief operating officer of Global Medical REIT Inc., a net-lease medical office REIT, since March 2016. Ms. Holley has served on the board of directors of Theralink Technologies, Inc., an OTC-traded proteomics-based, precision medicine company with a CLIA-certified laboratory, targeting multiple areas of oncology and drug development, since May 2022. Ms. Holley’s business development and management experience spans more than 18 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business rollouts and start-ups. As executive director for Safe Blood International Foundation, a non-profit organization assisting developing nations to achieve a safe and adequate blood supply free of transfusion transmissible infection, since April 2008, she oversaw international health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley held management positions as director of strategy, corporate business development for WorldSpace, Inc., a provider of satellite radio broadcasting services and content, from 1997 to 2000, director of marketing for corporate and business at ISI Professional Services, a Service-Disabled Veteran-Owned Small Business offering consulting services, from 2000 to 2001 and director of administration at Tanzus Development, an international trade firm, from 1996 to 1997 and SK&I Architectural Design Group, LLC, a company providing design and services for residential and mixed-use projects, from 2003 to 2007. Ms. Holley was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

The MIC Board concluded that Ms. Holley was qualified to serve as a director based upon, among other things, her significant business development and management experience, including as an executive officer at a publicly-traded REIT that has had a similar growth trajectory to MIC.

Damon Jones has served as a member of the MIC Board since August 2021. Mr. Jones has served as the chief communications officer of The Procter & Gamble Company, or P&G, a global provider of branded products, since April 2020. He served as vice president, global communications & advocacy at P&G from July 2018 to April 2020, and prior to that, as director, global company communications from August 2015 to June 2018. Prior to that, Mr. Jones held various other positions with increasing responsibility at P&G since 1997. Mr. Jones was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

The MIC Board concluded that Mr. Jones was qualified to serve as a director based upon, among other things, his significant communications experience and his experience as a public company executive.

David Garfinkle has served as a member of the MIC Board since January 2023. Mr. Garfinkle has served as the Executive Vice President and Chief Financial Officer of CoreCivic, Inc., a public company and the nation’s largest owner of partnership correctional, detention and residential reentry facilities in the United States, since May 1, 2014. Mr. Garfinkle served as CoreCivic, Inc.’s Vice President of Finance and Controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly-traded REIT. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University. Mr. Garfinkle also serves as a board member and as a member of the executive committee of Junior Achievement of Middle Tennessee, having previously served as the chair of that organization’s finance committee. Mr. Garfinkle was appointed to the MIC Board pursuant to the contractual rights contained in the Stockholders’ Agreement.

The MIC Board concluded that Mr. Garfinkle was qualified to serve as a director based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Family Relationships

There are no family relationships among any of the current executive officers and directors of MIC.

Corporate Governance

Composition of the Board of Directors. Prior Arrangements

Effective August 25, 2021, as contemplated by the Purchase and Contribution Agreement and Stockholders’ Agreement, dated as of August 25, 2021, between the Company and Color Up (the “Stockholders’ Agreement”), the number of directors of MIC was increased from four to seven and Manuel Chavez, III, Stephanie Hogue, Jeffrey B. Osher, Lorrence Kellar and Damon Jones were elected to the MIC Board in accordance with the Purchase and Contribution Agreement (the “Color Up Designated Directors”) by Color Up and the MIC Board appointed Danica Holley to the MIC Board. Mr. Shawn Nelson was an incumbent director. Subsequently, at the annual meeting of stockholders of MIC held on December 23, 2021, Messrs. Chavez, Osher, Kellar, Jones and Nelson and Mses. Hogue and Holley were elected to serve as the members of the MIC Board until the next annual meeting of stockholders and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. For more information on the Purchase and Contribution Agreement and Stockholders’ Agreement, please carefully review “Certain Relationships and Related Parties Transactions-MIC—Equity Purchase and Contribution Agreement and Transactions Contemplated Therein”.

On November 10, 2022, Shawn Nelson informed the MIC Board that he would resign as a director of the MIC Board, effective on December 31, 2022. Mr. Nelson’s resignation was due to personal and professional reasons and was not the result of any disagreement with MIC, the MIC Board, or management on any matter relating to its operations, policies (including accounting or financial policies) or practices. On January 31, 2023, the MIC Board voted to elect David Garfinkle as a director of the MIC Board to fill the vacancy and serve until the next annual meeting of stockholders and until his successor is duly elected and qualifies.

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the MIC Board to satisfy its oversight responsibilities effectively in light of its business and structure, the MIC Board focuses and the New MIC Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

The MIC Board currently consists of seven (7) members. During the year ended December 31, 2022, the MIC Board held six meetings (including regularly scheduled and special meetings). MIC does not have a formal policy regarding attendance by members of the MIC Board at MIC’s annual meeting of stockholders but MIC encourages all of its directors to attend.

Director Independence

Under the listing standards of either the NYSE or Nasdaq, upon a listing of MIC Common Stock, at least a majority of MIC’s directors would be required to qualify as “independent” as affirmatively determined by the MIC Board. Although the shares of MIC Common Stock are not listed for trading on the NYSE or Nasdaq, after review of all relevant transactions or relationships between each director, or any of his or her family members, and MIC, MIC’s senior management and MIC’s independent registered public accounting firm, the MIC Board has determined that Jeffrey B. Osher, Lorrence Kellar, Danica Holley, Damon Jones and David Garfinkle, who comprise a majority of the MIC Board, meet the current independence and qualifications requirements of the NYSE and Nasdaq.

Role of Board in Risk Oversight

The MIC Board has extensive involvement in the oversight of risk management related to MIC and its business and accomplishes this oversight through regular reporting to the MIC Board by the audit committee. The audit committee represents the MIC Board by periodically reviewing MIC’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of MIC’s business and summarizes for the MIC Board all areas of risk and the appropriate mitigating factors. In addition, the compensation committee and the nominating and governance committee review and report to the MIC Board with regard to areas of risk management that such board committees oversee.

Board Leadership Structure

The board leadership structure is currently comprised of a combined Chairman of the board of directors and Chief Executive Officer and an independent Chair for each of our three standing committees of the MIC Board.

MIC does not have a position of lead independent director. From time to time, the nominating and governance committee and the entire board of directors review MIC’s leadership structure, including the positions of Chairman of the board of directors and Chief Executive Officer and whether the MIC Board should have a lead independent director, to ensure the interests of MIC and its stockholders are best served. The nominating and governance committee and the board of MIC believe that the most effective leadership structure for MIC prior to the Closing is for Mr. Chavez to serve as both the Chairman of the board of directors and Chief Executive Officer. Mr. Chavez’s combined role as Chairman and Chief Executive Officer serves as a bridge between the board of directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans. The MIC Board also believes that the combined Chairman and Chief Executive Officer structure provides clearer accountability to our stockholders and allows one person to speak for and lead MIC and the board of directors. In addition, the MIC Board believes that its information flow, meetings, deliberations and decision-making processes are more focused, efficient and effective when the Chairman and Chief Executive Officer roles are combined. The combined role is counterbalanced and enhanced by the effective oversight and independence of the board of directors and independent committee Chairs. Moreover, the MIC Board believes that the use of executive sessions of the independent directors, along with the strong committee system, allows it to maintain effective oversight of management.

Committees of the Board of Directors

The MIC Board directs the management of its business and affairs, as provided by Maryland law, and conducts its business through meetings of the board of directors and standing committees. MIC has a standing audit committee, compensation committee and nominating and governance committee, each of which operate under a written charter. In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues.

Current copies of MIC’s committee charters are available on its website, www.mobileit.com. The information on or available through MIC’s website is not deemed incorporated in this joint proxy statement/prospectus and does not form part of this joint proxy statement/prospectus.

The charter of MIC’s audit committee provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee’s charter.

Audit Committee

MIC’s audit committee consists of Lorrence Kellar (Chair), Danica Holley and David Garfinkle. Mr. Kellar is the audit committee’s “financial expert.” Shawn Nelson served on MIC’s audit committee until his resignation from the MIC Board on December 31, 2022. Mr. Garfinkle was appointed to the audit committee on March 14, 2023. Each member of MIC’s audit committee is financially literate, knowledgeable and qualified to review financial statements. In arriving at this determination, the MIC Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The purpose of MIC’s audit committee assists the MIC Board in fulfilling its responsibilities for oversight of: (a) MIC’s accounting and financial reporting processes; (b) the audits of MIC’s financial statements and internal control over financial reporting; (c) MIC’s compliance with legal and regulatory requirements and (d) MIC’s internal audit function generally. Under its charter, MIC’s audit committee is directly responsible for the appointment, compensation, retention and oversight, and the evaluation of the qualifications, performance and independence, of MIC’s independent auditor and the resolution of disagreements between management and MIC’s independent auditor regarding financial reporting. MIC’s independent auditor reports directly to MIC’s audit committee.

The audit committee held five meetings in the year ended December 31, 2022.

Compensation Committee

MIC’s compensation committee consists of Jeffrey B. Osher (Chair), Danica Holley and David Garfinkle. Shawn Nelson served on MIC’s compensation committee until his resignation from the MIC Board on December 31, 2022. Mr. Garfinkle was appointed to the compensation committee on March 14, 2023. The MIC Board determined that each of them is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The MIC Board also determined that each of them is “independent” as defined under the applicable Nasdaq and NYSE listing standards, including the standards specific to members of a compensation committee.

The purpose of MIC’s compensation committee will be to discharge directly, or assist the MIC Board in discharging, its responsibilities related to: (a) the evaluation of the performance and compensation of MIC’s business and property management services provider, Chief Executive Officer, President and Chief Financial Officer and any other executive officer that MIC may have; (b) the compensation of the members of the MIC Board and (c) the approval, evaluation and administration of any of MIC’s equity compensation plans.

The compensation committee held two meetings in the year ended December 31, 2022.

Nominating and Governance Committee

MIC’s nominating and governance committee consists of Danica Holley, Damon Jones (Chair) and David Garfinkle. Shawn Nelson served on MIC’s nominating and governance committee until his resignation from the MIC Board on December 31, 2022. Mr. Garfinkle was appointed to the nominating and governance committee on March 14, 2023. The MIC Board determined that each of them is “independent” as defined under the applicable listing standards of the NYSE and Nasdaq and SEC rules and regulations.

The principal purposes of MIC’s nominating and governance committee is: (a) to identify individuals qualified to become members of the MIC Board, consistent with criteria approved by the MIC Board, and to recommend candidates to the entire board of directors for nomination or selection as directors for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or when vacancies occur; (b) to perform certain assessments of the MIC Board and MIC’s management and (c) to develop and recommend to the MIC Board a set of governance guidelines applicable to MIC. Under its charter, MIC’s nominating and governance committee is also responsible for overseeing the evaluation of MIC’s management to the extent not overseen by MIC’s compensation committee or another committee of the MIC Board.

The nominating and governance committee held one meeting in the year ended December 31, 2022.

Compensation Committee Interlocks and Insider Participation

None of MIC’s executive officers currently serves, or has served during the last fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve as a member of the MIC Board.

Code of Ethics

MIC has adopted the MIC Code of Ethics, which contains general guidelines for conducting MIC’s business and is designed to help directors, employees, and independent consultants resolve ethical issues in an increasingly complex business environment. The MIC Code of Ethics applies to all of MIC’s officers, including MIC’s principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as all members of the MIC Board. The MIC Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel, and compliance with laws, rules and regulations. The MIC Code of Ethics is available on MIC’s website at https://mobileit.com under “Investor Relations—Corporate Governance.” A printed copy of the Code of Ethics may be obtained by stockholders upon written request to MIC’s Secretary at the address listed on the cover page of this joint proxy statement/prospectus.

Employee, officer and director hedging

MIC’s insider trading policy strongly discourages, but does not prohibit, MIC’s officers, directors and employees from hedging against potential changes in the value of the MIC Common Stock such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to MIC’s equity securities.

Stockholder Communications

MIC established procedures for stockholders or other interested parties to communicate directly with the MIC Board. Such parties can contact the board of directors by emailing secretary@mobilereit.com or by mail at the following address:

Board of Directors of Mobile Infrastructure Corporation

c/o Secretary

30 W. 4th Street

Cincinnati, Ohio 45202

The secretary of MIC will receive all communications made by these means and will distribute such communications to such member or members of the MIC Board as they deem appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by the secretary to the members of the audit committee for review.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS OF MOBILE INFRASTRUCTURE CORPORATION

The following discusses and analyzes the financial condition and results of operations of MIC. For more information regarding MIC’s historical financial condition and results of operations, you should read the consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” herein. MIC’s actual results could differ materially from the forward-looking statements included herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” and elsewhere in this joint proxy statement/prospectus. For the purposes of this subsection, “we,” “us” and “our” refers, as applicable, to MIC prior to the Merger. Numbers may not sum due to rounding.

Overview

We focus on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. We target both parking garage and surface lot properties primarily in top 50 MSAs, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.

As of March 31, 2023, we owned 43 parking facilities (including one property classified as held for sale) in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. As of March 31, 2023, we also owned approximately 0.2 million square feet of commercial space adjacent to its parking facilities.

Our management has been focused on the undertaking of four strategic objectives to reposition us for our next phase of growth and a potential liquidity event. We converted all management contracts back to leases under the New Lease Structure effective as of January 1, 2022, so that we once again have qualifying income from a REIT-test perspective beginning in 2022. The second objective was to focus on the balance sheet and our upcoming debt maturities. During the first quarter of 2022, we extended maturities and refinanced 2022 maturities with a revolving credit facility from KeyBank. Our management’s third objective was to focus heavily on the performance of each asset, working with the operators to create a business plan for each asset to improve cash flow and rental income to us. Those business plans were finalized in the first quarter of 2022 and are currently being implemented with our tenant-operators. We anticipate that asset-level performance will continue to improve through 2023. Finally, our management continues to focus on the fourth objective which is the remediation of REIT status for us and evaluating options for a potential liquidity event, including a potential listing on a national securities exchange.

Impact of COVID-19

The ongoing COVID-19 pandemic has significantly adversely impacted global economic activity, contributing to significant volatility. The return to normalized movement is relatively uneven among markets and industries, which has impacted the performance of our assets, as many of our properties are located in urban centers, near government buildings, entertainment centers, or hotels. While the employment level in the United States has nearly returned to 2019 levels, many companies continue to deploy a work-from-home or hybrid remote strategy for employees. We anticipate that a hybrid work structure for traditional central business district office workers will be the normalized state going-forward. This has impacted the performance of many of our assets that have office exposure and underscores the importance of a multi-key demand driver strategy in repositioning current and/or acquiring new assets. During 2020 and 2021, many state and local governments restricted public gatherings and implemented social distancing measures, which has, in some cases, eliminated or severely reduced the demand for parking. State governments and other authorities have lifted these measures which has encouraged greater movement around and between cities. Should public health restrictions be reinstated, our rental revenue may continue to be adversely affected and may be further materially adversely affected to the extent that economic conditions result in the elimination of jobs or the migration of jobs from the urban centers where our parking facilities are situated to other locations. In particular, a majority of our property leases call for additional percentage rent, which would be adversely impacted by a decline in the demand for parking. However, we see increasing demand for multi-use assets that have exposure to entertainment and sporting venues or have exposure to driving travel through hotel relationships. As restrictions continue to lift across the United States, we anticipate a return to normal, in particular a return to driving vacations, which may positively impact the longer-term outlook of central business districts.

The COVID-19 pandemic has had, and may continue to have, a material adverse effect on our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy debt service obligations, and its duration and ultimate lasting impact is unknown. Our business, financial condition, results of operations, cash flows, liquidity and ability to satisfy debt service obligations may continue to be negatively impacted as a result of the COVID-19 pandemic and may remain at depressed levels compared to pre-COVID-19 pandemic levels for an extended period.

Our 2021 annual financial results were more severely impacted by the COVID-19 pandemic in comparison with the 2022 annual financial results. In response to the COVID-19 pandemic, we entered into certain lease amendments and new lease agreements with tenants and operators during 2020. Under these lease amendments and agreements, the tenants operated parking facilities on our behalf and paid their operating expenses from gross parking revenue and were required to remit an agreed upon percentage of the remainder to us instead of base rent payments. Revenues from these properties were recorded as management income, which did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, we were not in compliance with the annual REIT income tests for our taxable year ended December 31, 2020. Accordingly, we did not qualify as a REIT in 2020 and have been taxed as a C corporation beginning with our taxable year ended December 31, 2020. We converted these lease amendments and new lease agreements to the New Lease Structure as described below and do not expect to recognize any management income from the New Lease Structure described below going forward.

Results of Operations for the three months ended March 31, 2023, compared to the three months ended March 31, 2022 (dollars in thousands):

	For the Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenues
Base rental income	$2,080	$1,931	$149	7.7%
Management income	—	427	(427)	(100.0)%
Percentage rental income	5,023	4,456	567	12.7%

Total revenues	$7,103	$6,814	$289	4.2%

Base rental income

The increase in base rental income for the three months ended March 31, 2023 compared to the same period in 2022 is due primarily to the acquisition of one parking asset in Oklahoma City in the second quarter of 2022 and an increase of tenant reimbursements.

Management income

The management income for the three months ended March 31, 2022 is attributable to operator collections for a management agreement that was converted into the New Lease Structure at the beginning of 2022.

Percentage rental income

The $0.6 million increase in percentage rent income is due primarily to (1) a $0.2 million increase related to one property acquired during the second quarter of 2022 and (2) demand for event parking, specifically in markets with sporting events, theatres, festivals, and other gatherings. This demand positively affects several of our properties in Chicago, Cincinnati and Denver and was partially offset by lower revenues from contract parking in Detroit.

	For the Three Months Ended March 31,
	2023	2022	$ Change	% Change
Operating expenses
Property taxes	$1,756	$1,631	$125	7.6%
Property operating expense	518	853	(335)	(39.3)%
Interest expense	3,599	2,457	1,143	46.5%
General and administrative	2,620	1,515	1,104	72.9%
Professional fees	469	574	(105)	(18.4)%
Organizational, offering and other costs	33	893	(860)	(96.3)%
Depreciation and amortization expenses	2,126	2,010	116	5.8%

Total operating expenses	$11,121	$9,933	$1,188	12.0%

Property taxes

The $0.1 million increase in property taxes during the three months ended March 31, 2023 compared to March 31, 2022 is attributable primarily to changes in estimated property tax assessments recognized in the first quarter of 2022.

Property operating expense

The $0.3 million decrease in property operating expense during the three months ended March 31, 2023 compared to March 31, 2022 is attributable primarily to lower professional services related to engineering surveys, legal fees, and insurance costs.

Interest expense

The increase in interest expense of approximately $1.1 million during the three months ended March 31, 2023 compared to the same period in the prior year is primarily attributable to (1) $1.6 million of first quarter 2023 interest expense on MIC’s Revolving Credit Facility (which includes $0.2 million of non-cash fee amortization), partially offset by the repayment of $56.1 million of mortgage loans during the second quarter of 2022.

General and administrative

The $1.1 million increase in general and administrative expenses during the three months ended March 31, 2023 compared to March 31, 2022 is primarily attributable to non-cash compensation cost for performance units granted on May 27, 2022 and certain executive LTIP Units granted on February 28, 2023 of approximately $1.4 million which was partially offset by a decrease in payroll and travel related costs.

Professional fees

Professional fees decreased by approximately $0.1 million during the three months ended March 31, 2023 compared to March 31, 2022. The decrease was primarily attributable to lower utilization of professional services firms including consulting, advisory and legal service providers.

Organizational, offering and other costs

The $0.9 million decrease in organizational, offering and other costs during the three months ended March 31, 2023 compared to March 31, 2022 is due to the termination of the MIT Merger Agreement and other transactions primarily attributable to legal and accounting fees.

Depreciation and amortization expenses

The $0.1 million increase in depreciation and amortization expenses during the three months ended March 31, 2023 compared to March 31, 2022 is due to the one property acquired during the second quarter of 2022.

	For the Three Months Ended March 31,
	2023	2022	$ Change	% Change
Other income (expense)
Gain on sale of real estate	660	—	660	100.0%
Other income	15	61	(46)	(75.4)%

Total other expense	$675	$61	$614	1006.8%

Gain on sale of real estate

On February 28, 2023, MIC sold a parking lot located in Wildwood, New Jersey for $1.5 million, resulting in a gain on sale of real estate of approximately $0.7 million. MIC received net proceeds of approximately $0.3 million after the repayment of the outstanding mortgage loan, interest and transaction costs.

Results of Operations for the year ended December 31, 2022 compared to the year ended December 31, 2021 (dollars in thousands).

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Revenues
Base rental income	$8,345	$11,970	$(3,625)	(30.3)%
Management income	427	4,466	(4,039)	(90.4)%
Percentage rental income	20,329	3,988	16,341	409.8%

Total revenues	$29,101	$20,424	$8,677	42.5%

Base rental income

The decrease in base rental income for the year ended December 31, 2022 compared to the same period in 2021 is due primarily to (a) a $5.1 million decrease in rental income from our same store properties as a result of restructuring most of our leases and management contracts to the New Lease Structure which require tenants to pay a lower base rent (typically $500-$1,000 per month), partially offset by (b) a $0.9 million increase in base rental income related to five parking facilities acquired in the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022 and (c) a $0.6 million increase in base rental income recognized through a consolidated variable interest entity that prior to the closing of the transactions contemplated by the Purchase and Contribution Agreement was accounted for under the equity method of accounting. We define same store properties as those that were owned and consolidated for the full period in both comparison periods.

Management income

The $4.0 million decrease in management income for the year ended December 31, 2022 compared to the same period in 2021 is due primarily to the restructuring of management contracts to the New Lease

Structure. Management income for 2021 reflects income from 13 management contracts that existed as of December 31, 2021. As of December 31, 2022, there were no management contracts in effect.

Percentage rental income

The $16.3 million increase in percentage rent income is due primarily to (a) a $8.4 million increase from our same store properties as a result of an increase in the demand for parking across our portfolio as well as the impact of the New Lease Structure whereby we are recognizing a higher percentage of parking revenues generated at our properties in lieu of the higher base rent, and (b) a $7.9 million increase in percentage rental income related to five parking facilities acquired in the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022. Under the New Lease Structure in addition to base rental income we recognize percentage rental income equal to a designated percentage, typically ninety percent (90%), of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount.

The demand for event parking during 2022 increased as a result of Major League Baseball and National Basketball Association producing full seasons with limited, if any, restrictions on capacity at sporting venues compared to the prior year restrictions due to COVID-19. This demand positively affected several of our properties in St. Louis, Minneapolis, Houston and Milwaukee. The demand for event parking also increased in our markets where theaters, festivals, and other gatherings resumed during 2022.

Additionally, the demand for hotel parking increased in key markets such as Chicago, Detroit, Denver and Cincinnati, driven by the corresponding increase in events, vacation and business travel during 2022 compared to 2021.

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Operating expenses
Property taxes	$6,885	$5,382	$1,503	27.9%
Property operating expense	2,947	1,583	1,364	86.1%
Interest expense	12,912	9,536	3,376	35.4%
Depreciation and amortization	8,248	5,850	2,398	41.0%
General and administrative	8,535	6,530	2,005	30.7%
Professional fees	2,690	2,645	45	1.7%
Organizational, offering and other costs	5,592	—	5,592	100.0%

Total operating expenses	$47,809	$31,526	$16,283	51.7%

Property taxes

The $1.5 million increase in property taxes during the year ended December 31, 2022 compared to the year ended December 31, 2021 is attributable primarily to (a) approximately $1.4 million related to new acquisitions, including the five properties acquired during the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022 and (b) the New Lease Structure, which increased the property tax burden on us as we are solely responsible for the property tax payments under the New Lease Structure.

Property operating expense

The $1.4 million increase in property operating expense during the year ended December 31, 2022 compared to the year ended December 31, 2021 is attributable primarily to increased insurance, professional services related to engineering surveys and other operating expenses attributable to the five properties acquired during the third and fourth quarters of 2021 and one property acquired during the second quarter of 2022.

Interest expense

The increase in interest expense of approximately $3.4 million during the year ended December 31, 2022 compared to the same period in the prior year is primarily attributable to (a) $3.9 million of 2022 interest expense on the Revolving Credit Facility (which includes $1.2 million of non-cash fee amortization), and (b) interest expense on loans assumed as part of the Transaction, partially offset by the repayment of $56.1 million of mortgage loans during the second quarter of 2022.

Depreciation and amortization expenses

The $2.4 million increase in depreciation and amortization expenses during the year ended December 31, 2022 compared to the year ended December 31, 2021 is primarily due to the five properties acquired during the third and fourth quarters of 2021, the one property acquired during the second quarter of 2022, and the $4.0 million of technology acquired as a result of the transactions contemplated by the Purchase and Contribution Agreement.

General and administrative

The $2.0 million increase in general and administrative expenses during the year ended December 31, 2022 compared to the year ended December 31, 2021 is primarily attributable to non-cash compensation cost for Performance Units granted on May 27, 2022 of approximately $2.5 million and increased payroll related costs of approximately $0.4 million, which was partially offset by a decrease in corporate directors and officers insurance of approximately $0.9 million.

Professional fees

Professional fees increased by approximately $0.1 million during the year ended December 31, 2022 compared to the year ended December 31, 2021. The increase was primarily due to insurance proceeds received in 2021 to reimburse us for legal fees for claims made against the director and officer insurance policy, partially offset by a decrease in legal fees.

Organizational, offering and other costs

During the year ended December 31, 2022, we incurred approximately $5.6 million in organizational and offering costs in connection with the proposed MIT Merger, legal and accounting fees, and certain litigation costs. See the section titled “Certain Relationships and Related Transactions—Certain Relationships and Related Transactions-MIC—MIT Merger Agreement”.

	For the Year Ended December 31,
	2022	2021	$ Change	% Change
Other income (expense)
Other income	$106	$217	$(111)	(51.0)%
Loss on sale of real estate	(52)	—	(52)	100.0%
PPP loan forgiveness	328	348	(20)	(5.6)%
Settlement of deferred management internalization	—	10,040	(10,040)	(100.0)%
Gain on consolidation of VIE	—	360	(360)	(100.0)%
Transaction expenses	—	(12,224)	12,224	(100.0)%

Total other expense	$382	$(1,259)	$1,641	(130.4)%

Loss on sale of real estate

On September 1, 2022, MIC sold a parking lot located in Canton, Ohio for $0.7 million, resulting in a loss on sale of real estate of approximately $0.1 million.

PPP loan forgiveness

During May 2021, MIC received notification from the U.S. Small Business Administration (“SBA”) stating that the first-round paycheck protection program loan was forgiven in full in the amount of $348,000. During April 2022, MIC received notification from the SBA stating that the second-round paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of these loans was recognized in the consolidated statements of operations in the month they were forgiven.

Gain on consolidation of VIE

The gain on consolidation of MVP St. Louis Cardinal Lot, DST, a Delaware statutory trust (the “DST”) is the result of consolidating our investment in the DST, beginning in the third quarter of 2021 which was previously accounted for under the equity method of accounting.

Settlement of deferred management internalization and Transaction expenses

As of the closing of the transactions contemplated by the Purchase and Contribution Agreement, transaction expenses of approximately $12.2 million, including investment banking, legal, lender consent and employee severance costs, and the settlement of the deferred management internalization liability of $10.0 million were recorded in transaction expenses and settlement of deferred management internalization, respectively.

Liquidity and Capital Resources

MIC’s principal source of funds to meet our operating expenses, pay debt service obligations and make distributions to our stockholders will be rental income from tenants at MIC’s parking facilities. Although MIC has no present intention to do so, MIC also may sell properties that MIC owns or place mortgages on properties that MIC owns to raise capital.

For the three months ended March 31, 2023, MIC incurred net losses attributable to its common stockholders of $2.3 million and as of the three months ended March 31, 2023, MIC had approximately $7.1 million in cash, cash equivalents and restricted cash. For the year ended December 31, 2022, MIC incurred net losses attributable to its common stockholders of $11.2 million and as of the year ended December 31, 2022 had approximately $11 million in cash, cash equivalents and restricted cash.

Our short-term and long-term liquidity needs will consist primarily of funds necessary for payments of indebtedness, acquisitions of assets, development of properties and capital expenditures, and costs associated with the Merger. Existing capital expenditure activities expected to be completed in the near-term for general deferred maintenance are expected to cost approximately $1.8 million.

On March 31, 2023, our outstanding fixed rate debt consisted of the following (dollars in thousands):

Loan (4)	Original Debt Amount	Monthly Payment	Balance as of 3/31/23	Lender	Term (in Years)	Interest Rate	Loan Maturity
MVP Clarksburg Lot	$476	I/O	$379	Vestin Realty Mortgage II	1	7.50%	8/25/2023
MVP Milwaukee Old World	$771	I/O	$1,871	Vestin Realty Mortgage II	1	7.50%	8/25/2023
MVP Milwaukee Clybourn	$191	I/O	$191	Vestin Realty Mortgage II	1	7.50%	8/25/2023
MVP Cincinnati Race Street	$2,550	I/O	$3,450	Vestin Realty Mortgage II	1	7.50%	8/25/2023
Minneapolis Venture	$2,000	I/O	$4,000	Vestin Realty Mortgage II	1	7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore	5	5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore	5	5.38%	3/6/2024
Mabley Place Garage	$9,000	$44	$7,583	Barclays	10	4.25%	12/6/2024
322 Streeter Holdco	$25,900	$130	$25,184	American National Insurance Co.	5*	3.50%	3/1/2025
MVP Houston Saks Garage	$3,650	$20	$2,935	Barclays Bank PLC	10	4.25%	8/6/2025
Minneapolis City Parking	$5,250	$29	$4,341	American National Insurance, of NY	10	4.50%	5/1/2026
MVP Bridgeport Fairfield Garage	$4,400	$23	$3,631	FBL Financial Group, Inc.	10	4.00%	8/1/2026
West 9th Properties II	$5,300	$30	$4,459	American National Insurance Co.	10	4.50%	11/1/2026
MVP Fort Worth Taylor	$13,150	$73	$11,095	American National Insurance, of NY	10	4.50%	12/1/2026
MVP Detroit Center Garage	$31,500	$194	$27,424	Bank of America	10	5.52%	2/1/2027
MVP St. Louis Washington (1)	$1,380	$8	$1,266	KeyBank	10*	4.90%	5/1/2027
St. Paul Holiday Garage (1)	$4,132	$24	$3,789	KeyBank	10*	4.90%	5/1/2027
Cleveland Lincoln Garage (1)	$3,999	$23	$3,666	KeyBank	10*	4.90%	5/1/2027
MVP Denver Sherman (1)	$286	$2	$262	KeyBank	10*	4.90%	5/1/2027
MVP Milwaukee Arena Lot (1)	$2,142	$12	$1,964	KeyBank	10*	4.90%	5/1/2027
MVP Denver 1935 Sherman (1)	$762	$4	$698	KeyBank	10*	4.90%	5/1/2027
MVP Louisville Broadway Station (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
MVP Whitefront Garage (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
MVP Houston Preston Lot (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
MVP Houston San Jacinto Lot (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
St. Louis Broadway (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
St. Louis Seventh & Cerre (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
MVP Indianapolis Meridian Lot (2)	$938	I/O	$938	Cantor Commercial Real Estate	10**	5.03%	5/6/2027
St Louis Cardinal Lot DST	$6,000	I/O	$6,000	Cantor Commercial Real Estate	10	5.25%	5/31/2027
MVP Preferred Parking	$11,330	$66	$11,199	Key Bank	10**	5.02%	8/1/2027

(1)	MIC issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.
(2)	MIC issued a promissory note to Cantor Commercial Real Estate Lending, L.P. for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.
*	2 Year Interest Only
**	10 Year Interest Only

I/O—Interest Only

In addition, effective March 29, 2022, MIC secured a $75.0 million Revolving Credit Facility with a $75.0 million accordion feature (the “Revolving Credit Facility”). During 2022, we utilized $73.7 million of the Revolving Credit Facility to pay off certain near-term debt maturities and fund the acquisition of a parking garage in June 2022. We borrow under the Revolving Credit Facility in U.S. dollars, and borrowings under the

Revolving Credit Facility bear interest at a floating rate based upon a Secured Overnight Financing Rate, or SOFR, benchmark rate or an alternate base rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on our leverage ratio as calculated pursuant to the Revolving Credit Facility. The Revolving Credit Facility matures on April 1, 2024. We expect that New MIC will assume this loan in connection with the Merger, but MIC may evaluate alternative refinancing options.

Material Cash Requirements

Our material cash requirements are associated with operating expenses and debt service obligations. We expect to satisfy these cash requirements through rents from tenants at our parking facilities, cash available from the PIPE Investment, together with any remaining funds available from the Trust Account after redemptions.

Our future acquisitions or development of properties cannot be accurately projected because such acquisitions or development activities depend upon available opportunities that come to our attention and upon our ability to successfully acquire, develop and lease such properties. However, we have identified a pipeline of acquisition opportunities that we believe is bespoke and actionable, while being largely off-market and unavailable to our competitors. As of March 31, 2023, we have identified and are evaluating several parking facilities with more than $275 million in asset value as potential acquisition targets.

Although we have no present intention to do so, we also may sell properties that we own or place mortgages on properties that we own to raise capital.

We have no commercial paper outstanding, nor have we entered into any swaps or hedges.

Sources and Uses of Cash

Comparison of the three months ended March 31, 2023 to the three months ended March 31, 2022:

The following table summarizes our cash flows for the three months ended March 31, 2023 and 2022 (dollars in thousands):

	For the Three Months Ended March 31,
	2023	2022
Net cash (used in) operating activities	$(3,063)	$(1,030)
Net cash provided by (used in) investing activities	$1,228	$(132)
Net cash (used in) financing activities	$(2,069)	$(1,288)

Cash flows from operating activities

The cash used in operating activities for the three months ended March 31, 2023 was primarily attributable to a $0.3 million increase in revenue and $0.3 decrease in property operating expenses (partially offset by an increase of $0.1 million in property taxes), an increase in cash paid for interest, real estate tax payments due earlier in the year and payment of certain general and administrative and professional fees that were accrued for in the fourth quarter of 2022.

Cash flows from investing activities

The cash provided by investing activities during the three months ended March 31, 2023 was primarily attributable to proceeds from the sale of one parking asset in February 2023. The cash used in investing activities during the three months ended March 31, 2022 was primarily attributable to routine and strategic capital expenditures.

Cash flows from financing activities

The cash used in financing activities during the three months ended March 31, 2023 was primarily attributable to principal payments on mortgage loans, including $1.0 million for the one parking asset sold in February 2023, as well as distribution payments to non-controlling interest holders in MVP St. Louis Cardinal Lot, DST. The cash used in financing activities during the three months ended March 31, 2022 was primarily attributable to principal payments on mortgage loans and loan fees on the Revolving Credit Facility.

Comparison of the year ended December 31, 2022 to the year ended December 31, 2021:

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021 (dollars in thousands):

	For the Years Ended December 31,
	2022	2021
Net cash provided by (used in) operating activities	$1,509	$(20,060)
Net cash (used in) investing activities	$(19,442)	$(20,252)
Net cash provided by financing activities	$12,211	$48,967

Cash flows from operating activities

The increase in cash provided by operating activities was primarily attributable to a $8.7 million increase in revenue (partially offset by an increase of $1.5 million and $1.4 million in property taxes and property operating expense, respectively), plus an increase in accounts payable resulting from organizational, offering and other costs related to the Merger Agreement and the MIT Merger Agreement. The net cash used in operating activities during the year ended December 31, 2021 was primarily attributable to expenses related to the transactions contemplated by the Purchase and Contribution Agreement of approximately $12.2 million.

Cash flows from investing activities

The cash used in investing activities during the year ended December 31, 2022 was primarily attributable to the acquisition of a $17.6 million parking garage in June 2022 as well as routine and strategic capital expenditures, partially offset by proceeds from the sale of one parking asset in September 2022. The cash used in investing activities during the year ended December 31, 2021 was primarily attributable to the acquisition of two parking garages in the third and fourth quarters of 2021.

Cash flows from financing activities

The cash provided by financing activities during the year ended December 31, 2022 was primarily attributable to proceeds from the Revolving Credit Facility of $73.7 million, partially offset by the repayment of $55.1 million of notes payable and the payment of loan fees on the Revolving Credit Facility and extension of certain other notes payable. The cash provided by financing activities during the year ended December 31, 2021 was primarily attributable to the cash contribution at the closing of the Purchase and Contribution Agreement and $20.0 million cash consideration received by the Operating Partnership in connection with the Class A Unit Agreement.

MIC Indebtedness

On March 29, 2022, MIC entered into the Credit Agreement which includes the Revolving Credit Facility. During 2022, we used $73.7 million of available capacity to refinance certain of our current loans for various properties and to finance the acquisition of a parking garage in June 2022. The remaining capacity of $1.3 million may also be available for our general corporate purposes, including liquidity, acquisitions and working capital. We borrow under the Revolving Credit Facility in U.S. dollars and expect borrowings to bear interest at a floating rate based upon a Secured Overnight Financing Rate, or SOFR, benchmark rate or an alternate base rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the leverage ratio as calculated pursuant to the Revolving Credit Facility.

The obligations under the Credit Agreement underlying the Revolving Credit Facility are guaranteed by us and other guarantors. The Credit Agreement contains customary representations, warranties, conditions to borrowing, covenants and events of default, including certain covenants that limit or restrict, subject to certain exceptions, the ability of us, the Operating Partnership and our other subsidiaries to sell or transfer assets, enter into a merger or consolidate with another company, create liens, make investments or acquisitions or incur certain indebtedness. The Credit Agreement also includes financial covenants that require us to (i) maintain a total leverage ratio not to exceed 65.0%, (ii) not to exceed certain fixed charge coverage ratios, and (iii) maintain a certain tangible net worth.

As of December 31, 2022 and March 31, 2023, $73.7 million was outstanding under the Revolving Credit Facility.

On November 17, 2022, MIC executed an amendment to the Credit Agreement which extends the maturity of the Revolving Credit Facility to April 1, 2024, amends certain financial covenants through the new term, and adds a requirement for us to use diligent efforts to pursue an equity raise or liquidity event by March 31, 2023. In connection with this extension, MIC paid an extension fee of $375,000 (plus expenses) which is being deferred and amortized over the new term of the Revolving Credit Facility to interest expense on the consolidated statement of operations.

The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2022 and March 31, 2023, MIC was not in compliance with all applicable covenants in agreements governing its debt, resulting in an events of default. Additionally, based on our expected financial performance for the twelve-month period subsequent to the filing of the March 31, 2023 Quarterly Report on Form 10-Q; MIC currently is not in compliance with a financial covenant under the Revolving Credit Facility, each of which resulted in an event of a default under MIC’s Revolving Credit Facility, which events of default are ongoing. Such events allow the lender to accelerate the maturity of the debt under the Revolving Credit Facility which carries a balance of $73.7 million as of March 31, 2023. Further, our independent auditor has included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2022, which constitutes an event of default under the Revolving Credit Facility at the time our financial statements for the year ending December 31, 2022 are filed. The Revolving Credit Facility also requires MIC to initiate an equity raise in order to achieve a fixed charge coverage ratio of 1.4 to 1.0 as of March, 31, 2023. MIC does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events raise substantial doubt about our ability to continue as a going concern.

In response to these conditions, management’s plans include the following:

1.

Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

2.	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

3.	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.

4.	We have initiated equity raise or liquidity events, including the proposed merger with FWAC.

However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus do not alleviate substantial doubt about our ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.

Over time, management intends to both extend and sculpt our maturity wall, so that our maturities are spread over multiple years. As of the date of this joint proxy statement/prospectus, we have significant CMBS debt with prohibitive defeasance terms, which will limit our ability to refinance our CMBS debt prior to the maturity date or any permitted prepayment date. As our loans approach maturity, we will assess the lowest cost, most flexible options available to us and refinance those loans accordingly. Our intent over the mid-term period is to work with lending relationships to maintain a revolver that can address upcoming maturities, should market conditions not permit us to refinance with longer-term debt.

MIC may establish capital reserves with respect to particular investments. MIC also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

On July 5, 2022, VRMI merged with and into Suncrest Holdings, LLC (“Suncrest”), an entity managed by an entity majority owned and controlled by Michael Shustek, our former Chief Executive Officer. On July 11, 2022, Suncrest assigned and sold five of the six notes issued originally by VRMI to certain of the subsidiaries of MIC (collectively, the “VRMI Notes”) to VRMII. As a result, the obligations of the MIC subsidiaries under the five VRMI Notes, including all repayment obligations, are now owed to VRMII. All of the loans evidenced by the VRMI Notes mature and were payable in full on August 25, 2022. However, in August 2022, MIC extended the term of the VRMI Notes to August 2023. In connection with this extension, the coupon rate was increased from 7.0% to 7.5% and MIC paid the lender a $0.6 million extension fee.

Distributions and Stock Dividends

On March 22, 2018, MIC suspended the payment of distributions on MIC Common Stock. There can be no assurance that cash distributions to MIC’s common stockholders will be resumed in the future. The actual amount and timing of distributions, if any, will be determined by the MIC Board in its discretion and typically will depend on various factors that the MIC Board deems relevant.

MIC does not currently, and may not in the future, generate sufficient cash flow from operations to fully fund distributions. MIC does not currently anticipate that it will be able to resume the payment of distributions. However, if distributions do resume, all or a portion of the distributions may be paid from other sources, such as cash flows from equity offerings, financing activities, borrowings, or by way of waiver or deferral of fees. MIC has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital (rather than a return on capital). If MIC pays distributions from sources other than cash flow from operations, the funds available to MIC for investments would be reduced and the share value may be diluted. The level of distributions will be determined by the MIC Board and depend on several factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the MIC Board.

MIC did not repurchase any of its shares in 2022 or during the three months ended March 31, 2023. No cash dividends can be made on the MIC Common Stock until the preferred distributions are paid.

Dividend Reinvestment Plan

From inception through March 22, 2018, when MIC suspended payment of distributions of MIC Common Stock, MIC had paid approximately $1.8 million in cash, issued 83,437 shares of MIC Common Stock as a Dividend Reinvestment Plan and issued 153,826 shares of MIC Common Stock in distributions to MIC’s stockholders. All of the cash distributions were paid from offering proceeds and constituted a return of capital.

Preferred Stock

On March 24, 2020, the MIC Board unanimously authorized the suspension of the payment of distributions on the MIC Series A Preferred Stock and MIC Series 1 Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the MIC Series A Preferred Stock and MIC Series 1 Preferred Stock.

As of March 31, 2023 and 2022, approximately $0.7 million and $0.4 million of accrued and unpaid MIC Series A Preferred Stock distributions, respectively, are included in accrued preferred distributions on the consolidated balance sheet.

As of December 31, 2022 and 2021, approximately $0.6 million and $0.4 million of accrued and unpaid MIC Series A Preferred Stock distributions, respectively, were included in accounts payable and accrued liabilities on the consolidated balance sheet.

As of March 31, 2023 and 2022, approximately $8.6 million and $5.8 million of accrued and unpaid MIC Series 1 Preferred Stock distributions, respectively, are included in accrued preferred distributions on the consolidated balance sheet.

As of December 31, 2022 and 2021, approximately $7.9 million and $5.1 million of accrued and unpaid MIC Series 1 Preferred Stock distributions, respectively, were included in accounts payable and accrued liabilities on the consolidated balance sheet.

Common Stock Warrants

On August 25, 2021, in connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, MIC entered into the Warrant Agreement with Color Up pursuant to which MIC issued the MIC Common Stock Warrant to Color Up to purchase up to 1,702,128 shares of MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million. Each whole MIC Common Stock Warrant entitles the registered holder thereof to purchase one whole share of MIC Common Stock at a price of $11.75 per share, subject to customary adjustments, at any time following a “Liquidity Event,” which is defined in the Warrant Agreement as an initial public offering and/or listing of the MIC Common Stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the NYSE. The MIC Common Stock Warrant will expire five years after the date of the Warrant Agreement. New MIC will assume the MIC Common Stock Warrant in the Merger.

We assess our warrants as either equity or a liability based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on our balance sheet and no further adjustments to their valuation are made. Our management estimated the fair value of these warrants using option pricing models and assumptions that are based on the individual characteristics of the warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate. As of December 31, 2022 and March 31, 2023, all outstanding warrants, including the MIC Common Stock Warrant, issued by MIC were classified as equity.

REIT Status

MIC elected to be treated as a REIT for federal income tax purposes for the year ended December 31, 2017 and continued to operate in a manner to qualify as a REIT for federal income tax purposes for the years ended

December 31, 2018 and 2019. In order to qualify as a REIT, there are a number of requirements that MIC must satisfy as set forth in sections 856 to 860 of the Code. As a consequence of lease modifications entered into during the COVID-19 pandemic, MIC earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, MIC was not in compliance with its annual REIT income tests for the year ended December 31, 2020. Accordingly, MIC did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation.

As a C corporation, MIC is subject to federal income tax on its taxable income at regular corporate rates and is generally not permitted to qualify for treatment as a REIT for federal income tax purposes again for four years following the year in which it no longer qualified as a REIT. Failing to qualify as a REIT could materially and adversely affect our net income. In addition, distributions to its stockholders will not be deductible by MIC. As a result, being taxed as a C corporation rather than as a REIT could reduce the cash available for distribution by MIC to its stockholders. Moreover, as a C corporation, MIC is not required to distribute any amounts to its stockholders and all distributions to stockholders are taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income.

Critical Accounting Estimates

Our accounting estimates have been established in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied, or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements.

Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Impairment of Long-Lived Assets

On a periodic basis, we assess our properties for possible impairment and record any impairment charges identified. The first step is the identification of potential triggering events, such as significant decreases in operating results, changes in useful life, a plan to dispose of an asset, or the inability to recover the net book value of the property over its remaining economic life based upon net operating income as forecasted for the current year or future years. In the event that the results of this first step indicate a triggering event for a property, MIC reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. These factors require a subjective evaluation based on the specific property and market. If impairment exists, due to the inability to recover the carrying value of a property, the property is written down to fair value and an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Acquisitions

All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by us (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.

In making estimates of fair values for purposes of allocating purchase price, we will utilize several sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

The value of lease intangibles is amortized to depreciation and amortization expense over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of the in-place lease intangibles is recognized over the shortened lease term.

DIRECTORS AND EXECUTIVE OFFICER COMPENSATION

Executive and Director Compensation of FWAC

On May 24, 2021, Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness. None of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, FWAC’s executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by FWAC to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed Merger. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Merger, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the FWAC Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of FWAC’s management team maintain their positions with New MIC after the consummation of the Merger, although it is possible that some or all of FWAC’s executive officers and directors may negotiate employment or consulting arrangements to remain with New MIC after the Merger. FWAC is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of MIC

Throughout this section, unless otherwise noted, “MIC,” “the Company,” “we,” “us,” “our” and similar terms refer to Mobile Infrastructure Corporation.

Summary Compensation Table

For the year ended December 31, 2022, MIC’s named executive officers for purposes of this joint proxy statement/prospectus are (a) each person who served as MIC’s principal executive officer during the year—Manuel Chavez, III; and (b) each executive officer of MIC, whether or not they remained with MIC at the end of the year, who received annual compensation of more than $100,000—Stephanie Hogue (collectively, the “named executive officers”).

The following “Summary Compensation Table” and footnotes summarize the total compensation (rounded to the nearest thousand) of our named executive officers for the year ended December 31, 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)	Total ($)
Manuel Chavez	2022	$600,000	—	4,195,313	[1]	—	$4,795,313
Chief Executive Officer	2021	$234,190	—	—		—	$234,190	[2]
Stephanie Hogue	2022	$450,000	—	2,517,188	[3]	—	$2,967,188
President, Chief Financial Officer, Treasurer and Secretary	2021	$141,346	—	—		—	$141,346

(1)

In accordance with his MIC Employment Agreement, Mr. Chavez is eligible to receive a target annual bonus of no more than 33.33% of his Base Salary (as defined in his MIC Employment Agreement), as determined by the MIC Compensation Committee for services provided to the Company during 2022. Mr. Chavez has elected to receive his 2022 annual bonus in equity and the MIC compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 13,550 fully vested LTIP Units granted in lieu of his target annual bonus. In accordance with his MIC Employment Agreement, Mr. Chavez is also eligible to receive a target equity bonus of no more than $1,000,000 for services provided to the Company during 2022. The MIC compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Mr. Chavez was granted 67,751 LTIP Units as his target equity bonus. Mr. Chavez is also eligible to receive stock awards including the 937,500 Performance Units that are subject to certain market, performance and service-based conditions, granted to Mr. Chavez on May 27, 2022 and 170,213 LTIP Units that are subject to completion of a Liquidity Event and certain service-based conditions, granted on August 23, 2022. The grant date fair values of all of the Performance Units and LTIP Units were determined in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Of the 937,500 Performance Units, the grant date fair value of 468,750 of those Performance Units was determined using a Monte Carlo valuation simulation model resulting in a grant date fair value of $4,195,313, the vesting of which is subject to certain market and performance conditions. As required pursuant to SEC disclosure rules, the grant-date fair values of the awards included in the table above were computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of the remaining 468,750 Performance Units and the LTIP Units, the achievement of certain performance, service and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 468,750 Performance Units and the LTIP Units, is $7,251,563 and $2,791,493, respectively. Mr. Chavez’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

(2)	As of December 31, 2022, the compensation earned by Mr. Chavez for fiscal year 2021 was unpaid.
(3)

In accordance with her MIC Employment Agreement, Ms. Hogue is eligible to receive a target annual bonus of no more than 33.33% of her Base Salary (as defined in her MIC Employment Agreement), as determined by the MIC Compensation Committee for services provided the Company during 2022. Ms. Hogue has elected to receive her 2022 annual bonus in equity and the MIC compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 10,163 fully vested LTIP Units in lieu of her target annual bonus. In accordance with her MIC Employment Agreement, Ms. Hogue is also eligible to receive a target equity bonus of no more than $600,000 for services provided to the Company during 2022. The MIC compensation committee determined such equity would be in the form of LTIP Units. On February 28, 2023, Ms. Hogue was granted 40,650 LTIP Units as her target equity bonus. Ms. Hogue is also eligible to receive stock awards including 562,500 Performance Units that are subject to certain market, performance and service-based conditions, granted to Ms. Hogue on May 27, 2022 and 102,128 LTIP Units that are subject to completion of a Liquidity Event and certain service-based conditions, granted on August 23, 2022. The grant date fair values of all of the Performance Units and LTIP Units were determined in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Of

those 562,500 Performance Units, the grant date fair value of 281,250 of those Performance Units was determined using a Monte Carlo valuation simulation model resulting in a grant date fair value of $2,517,188, the vesting of which are subject to certain market and performance conditions. As required pursuant to SEC disclosure rules, the grant-date fair values of the awards included in the table above were computed based on the probable outcomes of the performance conditions as of the applicable grant date; for purposes of calculating the grant-date fair value of the remaining 281,250 Performance Units and the LTIP Units, the achievement of certain performance, service and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 281,250 Performance Units and the LTIP Units, is $4,350,938 and $1,674,899, respectively. Ms. Hogue’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

2022 Outstanding Equity Awards at Fiscal Year End

During the years ended December 31, 2022 and 2021, no grants were made under the MIC Long-Term Incentive Plan (the “MIC Plan”) and there were no outstanding unvested equity awards as of either date. The MIC Plan provides up to 500,000 shares of MIC Common Stock may be issued under the terms of the MIC Plan. The MIC Plan was approved by the MIC Board.

On May 27, 2022, the MIC Compensation Committee and the MIC Board each approved performance-based equity awards (the “Performance Awards”) to each of Mr. Chavez and Ms. Hogue.

In approving the Performance Awards, the Committee and the MIC Board recognized MIC’s interest in rewarding, incentivizing and retaining Mr. Chavez and Ms. Hogue, through the award of certain Performance Units in the Operating Partnership, with the goal of creating appropriate incentives for Mr. Chavez and Ms. Hogue to continue to grow the value of MIC over the long-term. The Performance Awards approved by the MIC Compensation Committee and the MIC Board, including the disinterested directors, are aligned with the interests of MIC’s stockholders. The principal objective of the Performance Awards is to link Mr. Chavez’s and Ms. Hogue’s long-term compensation opportunities with significant long-term stockholder value creation.

Pursuant to the performance unit award agreements entered into with respect to the Performance Awards (the “Performance Award Agreements”), Mr. Chavez was awarded 937,500 Performance Units and Ms. Hogue was awarded 562,500 Performance Units, which will vest only to the extent that the market price of MIC Common Stock and MIC’s AFFO per share of MIC Common Stock achieve specified targets during the performance periods, as further described herein. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the market price of MIC Common Stock is $25.00 per share, based on a 90-day weighted average price, at any time from the date of grant through December 31, 2025. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if MIC’s AFFO per share of MIC Common Stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. Per share amounts are subject to adjustment, in the MIC compensation committee’s discretion, in the event of any stock split, stock dividend or other similar adjustment to the number of shares of MIC Common Stock outstanding. The MIC compensation committee and the MIC Board believe that the vesting requirements of the Performance Awards encourage long-term equity holding by Mr. Chavez and Ms. Hogue, further aligning the interests of Mr. Chavez and Ms. Hogue with the creation of stockholder value over the long-term.

The Performance Units are a class of partnership interests of the Operating Partnership and, following the Conversion, will be a class of membership units of the Operating Company. Once vested, the Performance Units are convertible into Common Units after a one-year holding period on a one-for-one basis. Common Units are redeemable for shares of MIC Common Stock, on a one-for-one basis, or cash at MIC’s option, pursuant and subject to the terms and provisions of the Partnership Agreement.

Upon Mr. Chavez’s or Ms. Hogue’s death, disability or termination of employment without Cause (as defined in their respective employment agreements), the Performance Units shall continue to be held by Mr. Chavez or Ms. Hogue, or their respective estates or heirs, as applicable, and shall otherwise vest, not vest, be forfeited or cancelled in accordance with the terms of the applicable Performance Award Agreement.

On August 23, 2022, each of Mr. Chavez and Ms. Hogue entered into an LTIP Agreement pursuant to which 170,213 and 102,128 LTIP Units, respectively, were granted to Mr. Chavez and Ms. Hogue, subject to the vesting and other terms and conditions set forth in the applicable LTIP Agreement. On December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into a First Amendment to LTIP Unit Agreement, pursuant to which the 170,213 and 102,128 LTIP Units previously granted to Mr. Chavez and Ms. Hogue, respectively, will vest in full only upon the occurrence of a Liquidity Event (defined in the MIC Employment Agreements as an initial public offering and/or listing of MIC Common Stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the NYSE, each, a Trading Market) prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason (as defined in the MIC Employment Agreements) within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

The LTIP Units are a class of partnership interest of the Operating Partnership and, following the Conversion, will be a class of membership units of the Operating Company. Once vested, each LTIP Unit is convertible at the option of the holder into a Common Unit subject to the holding period set forth in the Partnership Agreement. Each common unit acquired upon the conversion of an LTIP Unit is redeemable by the holder for shares of MIC Common Stock on a one-for-one basis. MIC may elect, at its option, to pay cash in lieu of issuing shares of MIC Common Stock for all or any redeemed partnership unit.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity awards held by MIC’s named executive officers as of December 31, 2022.

	Stock Awards
Name	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Securities or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Market or Payout Value of Unearned Securities or Other Rights That Have Not Vested ($)
Manuel Chavez(1)	1,107,713	4,195,313	—	—
Stephanie Hogue(2)	664,628	2,517,188	—	—

(1)

Mr. Chavez’s unvested stock awards consist of (i) 937,500 performance units of the Operating Partnership that vest upon satisfaction of certain performance criteria, and (ii) 170,213 LTIP Units of the Operating Partnership that vest upon the occurrence of a liquidity event and certain other requirements, all of which are subject to the terms, provisions and other requirements of the applicable performance unit or LTIP unit award agreements. On May 27, 2022, Mr. Chavez was granted a stock award of 937,500 Performance Units, the vesting of which is subject to certain market conditions. Of the 937,500 Performance Units, 468,750 have a grant date fair value of $4,195,313 determined in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. For purposes of calculating the grant-date fair value of the remaining 468,750 Performance Units, the achievement of certain performance and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly, no value is included in the table for these awards. On August 23, 2022, Mr. Chavez was granted 170,213 LTIP Units, the vesting of which is subject to completion of a Liquidity Event which was deemed not probable on the grant date in accordance with US GAAP and certain service-based conditions. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 468,750 Performance Units and the LTIP awards is $7,251,563 and $2,791,493, respectively. Mr. Chavez’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.
(2)

Ms. Hogue’s unvested stock awards consist of (i) 562,500 performance units of the Operating Partnership that vest upon satisfaction of certain performance criteria, and (ii) 102,128 LTIP Units of the Operating Partnership that vest upon the occurrence of a liquidity event and certain other requirements, all of which are subject to the terms, provisions and other requirements of the applicable performance unit or LTIP unit award agreements. On May 27, 2022, Ms. Hogue was a granted stock award of 562,500 Performance Units, the vesting of which is subject to certain market conditions. Of the 562,500 Performance Units, 281,250 Performance Units have a grant date fair value of $2,517,188 determined in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. For purposes of calculating the grant-date fair value of the remaining 281,250 Performance Units, the achievement of certain performance and liquidity event-based conditions was deemed not probable on the date of grant in accordance with US GAAP and, accordingly no value is included in the table for these awards. On August 23, 2022, Ms. Hogue was granted 102,128 LTIP Units, the vesting of which is subject to completion of a Liquidity Event which was deemed not probable on the grant date in accordance with US GAAP and certain service-based conditions. Assuming achievement of the performance, service and liquidity event conditions, the grant date fair value of the remaining 281,250 Performance Units and the LTIP awards is $4,350,938 and $1,674,899, respectively. Ms. Hogue’s LTIP Units will vest one year from a Liquidity Event, subject to certain change in control or termination conditions.

Potential Payments Upon Termination or Change in Control

MIC’s Employment Agreements and certain of the LTIP Unit award agreements provide for severance payments and vesting of units of the Operating Partnership (which are convertible into shares of MIC Common Stock) to our named executive officers in certain circumstances in connection with a qualifying termination, including following a change in control of MIC as further described below.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the Merger and that is payable or may become payable to MIC’s named executive officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Mr. Chavez and Ms. Hogue acknowledged that the Merger will not constitute a Change in Control as defined in the MIC Employment Agreements. For purposes of calculating golden parachute compensation related to the Merger, MIC has assumed:

•	A Liquidity Event has occurred prior to August 25, 2024; and

•

The employment of the named executive officers will be terminated on such date in a manner that entitles the named executive officers to receive the acceleration benefits under the terms of the LTIP Agreements (as described below). The employment of the named executive officers is not expected to be terminated following the Merger.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described below and elsewhere in this joint proxy statement/prospectus and in the footnotes to the table. As a result, the actual amounts, if any, that MIC’s named executive officers will receive, may materially differ from the amounts set forth in the table.

Name	Equity ($)(1)	Total ($)
Manuel Chavez	$2,791,493	$2,791,493
Stephanie Hogue	$1,674,899	$1,674,899

(1)

The amounts listed in this column represent the value of the full acceleration of vesting of the unvested LTIP awards granted to the named executive officer ($2,791,493 for Mr. Chavez and $1,674,899 for Ms. Hogue) on August 23, 2022. The acceleration of vesting of the named executive officers’ unvested LTIP awards is a double trigger benefit in that it will occur only if the executive experiences a qualifying termination of employment within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

Employment Agreements

MIC Employment Agreements

In connection with their employment, MIC entered into employment agreements (collectively, as amended, the “MIC Employment Agreements”) with each of Manuel Chavez, III and Stephanie Hogue on August 25, 2021. The MIC compensation committee retained an independent compensation consultant in 2021 to assist in determining Mr. Chavez’s and Ms. Hogue’s compensation packages under the MIC Employment Agreements.

The following is a brief summary and discussion of the terms of the MIC Employment Agreements:

Term. Each of the MIC Employment Agreements provides for a three-year initial term that commences on the Employment Effective Date (as defined in each of the MIC Employment Agreements) and ends on the third anniversary of such date. Thereafter, the employment term extends automatically for successive one-year periods unless either the executive or MIC provides notice of non-renewal to the other party at least ninety (90) days before the end of the then-existing term.

Duties. The MIC Employment Agreements provide that the Chief Executive Officer and the President will perform duties and provide services to us that are customarily associated with the duties, authorities and responsibilities of persons in similar positions as well as such other duties as may be assigned from time to time. The MIC Employment Agreements also provide that the executives generally will devote substantially all of their business time and attention to the business and affairs of MIC, except that the executives may engage in certain outside activities that do not materially interfere with the performance of their duties, including serving as an officer and in other capacities with respect to Color Up and its affiliates.

Compensation. The MIC Employment Agreements provide that the Chief Executive Officer and President will receive an annual initial base salary of $600,000 and $450,000, respectively. The Chief Executive Officer and President will be eligible to receive a target annual bonus of not more than 33.33% of their base salary, and each will be eligible to receive an annual target equity award of not more than $1,000,000, and $600,000 in restricted shares of common stock, respectively. Each annual equity award shall vest equally in annual installments over a three-year period. The amounts and conditions for the payment and vesting (as applicable) of each target annual incentive award and each annual target equity award will be determined by the MIC compensation committee. The Chief Executive Officer and President have the right to elect to receive their base salary and their target annual bonus payments in the form of restricted shares of common stock. The MIC compensation committee has the discretion to award any compensation set forth in the MIC Employment Agreements in shares of stock of MIC or in partnership interests of the Operating Partnership, including LTIP Units and Performance Units. Each of the executives will be eligible to participate in employee benefit programs made available to MIC’s employees from time to time and to receive certain other perquisites, each as set forth in their respective MIC Employment Agreements. In addition, the Chief Executive Officer and the President will receive $2,000,000 and $1,200,000 in unvested restricted shares of common stock, respectively, which shares shall vest only upon the occurrence of a Liquidity Event, within three years of the effective date of the MIC Employment Agreements, provided that the Chief Executive Officer and President, respectively, remain employed with MIC on the date of the Liquidity Event, unless such officer is terminated by MIC without Cause or resigns for Good Reason within 180 days of a Liquidity Event. The MIC compensation committee retained an independent compensation consultant to assist in determining the Chief Executive Officer’s and President’s compensation packages.

On August 23, 2022, MIC entered into a First Amendment to the MIC Employment Agreements (collectively, the “First Amendments”). Pursuant to the terms of the First Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) MIC’s grant of LTIP Units pursuant to the LTIP Agreements to each of Mr. Chavez and Ms. Hogue is in lieu and full satisfaction of MIC’s obligation to issue to them restricted shares of MIC Common Stock as set forth therein; (ii) the MIC compensation committee of the MIC Board has the discretion to award any compensation pursuant to the MIC Employment Agreements in shares of MIC Common Stock or in limited partnership units of the Operating Partnership; and (iii) the potential merger of the Company with or into MIT, would not constitute a Change in Control (as defined in the MIC Employment Agreements).

On December 13, 2022, MIC entered into a Second Amendment (collectively, the “Second Amendments”) to the MIC Employment Agreements. Pursuant to the terms of the Second Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger will not constitute a Change in Control.

Severance Payments. The MIC Employment Agreements provide that, subject to the execution of a release and other conditions set forth in the MIC Employment Agreements, upon a “qualifying termination” (as defined in the MIC Employment Agreements), the executives will be entitled to severance based on a multiple of the total of each executive’s then-current annual base salary plus the amount of the Target Bonus Amount (as defined in the MIC Employment Agreements) for MIC’s most recently completed fiscal year prior to termination (referred to herein as “total cash compensation”). If the qualifying termination results from the death or disability of the executive, the executive will be entitled to severance equal to one times (1x) their total cash compensation. If the executive is terminated by MIC without Cause, the executive quits for Good Reason or MIC elects not to renew the term of the MIC Employment Agreements, then the executive will be entitled to severance equal to two times (2x) their total cash compensation. In the event that any qualifying termination occurs on or within twelve (12) months after a change in control of MIC, the executives will be entitled to severance equal to three times (3x) their total cash compensation.

Upon termination where severance is due and payable, the MIC Employment Agreements also provide that the executives will be entitled to receive (a) unpaid base salary earned through the termination date; (b) any restricted shares of common stock that have vested as of the termination date; (c) all other equity-based awards held by each executive, to the extent subject to time-based vesting, will vest in full at the termination date; (d) health insurance coverage, including through COBRA, for an 18 month period following the termination date; and (e) reimbursements of unpaid business expenses.

Non-Competition, Non-Solicitation and Confidentiality. The MIC Employment Agreements provide that for a two-year period following the termination of an executive’s employment with us, each of the executives will not solicit our employees or consultants or any of our customers, vendors or other parties doing business with us.

Pursuant to the MIC Employment Agreements, each of the executives has agreed not to compete with us for a period of two years following the termination of their employment with us. Each MIC Employment Agreement also contains covenants relating to the treatment of confidential information, company property and certain other matters. The MIC Employment Agreements also contain a non-disparagement covenant.

Director Compensation

In fiscal 2022, each independent director earned an annual retainer of $70,000, pro-rated for any partial year of service. An additional $15,000 was earned by the chair of the MIC audit committee and $10,000 was earned by the chairs of the MIC compensation committee and the MIC nominating and governance committee, pro-rated for any partial year of service. The MIC Board has determined that, unless otherwise elected by the directors, the independent directors shall receive their annual retainer in the form of LTIP Units of the Operating Partnership.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the MIC Board. Directors who are also employees of MIC are not entitled to any compensation for services rendered as a director.

Independent Directors

On May 27, 2022, the MIC compensation committee and the MIC Board each approved long-term incentive equity awards in the form of LTIP Units to each of MIC’s non-employee directors with respect to their accrued but unpaid director compensation fees as disclosed in MIC’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “Accrued Director Fees”). The MIC Compensation Committee and the MIC Board approved the issuance of LTIP Units in an amount determined based on each such director’s Accrued Director Fees divided by $11.75, which was MIC’s latest NAV per share of MIC Common Stock determined by the MIC Board as of such date. The LTIP Units vest ratably in equal installments on each of the first three anniversaries of the date of grant, with vesting accelerating in the event of death, disability, retirement or a change in control, other than certain transactions whereby voting securities of MIC continue to represent a majority of the combined voting power of the successor entity after the transaction or in which no person or group owns 50% of the combined voting power of the successor entity. On February 28, 2023, the MIC compensation committee awarded each non-employee director the LTIP Units for their accrued director fees for fiscal 2022, which was determined based on their fees earned from their annual retainer divided by $14.76, which is MIC’s current NAV determined by the MIC Board in August 2022.

The following table sets forth information with respect to our independent director compensation during the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Jeffrey B. Osher	$80,000	$24,583	$104,583
Lorrence Kellar	85,000	28,333	113,333
Danica Holley	70,000	23,333	93,333
Damon Jones	80,000	24,583	104,583
Shawn Nelson(1)	70,000	13,007	83,007

Total	$385,000	$113,839	$498,839

(1)

Effective December 31, 2022, Mr. Shawn Nelson retired from the MIC Board. The MIC compensation committee determined Mr. Nelson’s retirement was a ‘qualifying termination’ under Mr. Nelson’s LTIP Unit Award Agreement dated May 27, 2022 (for his fiscal 2021 accrued director fees) and his LTIP Unit Award Agreement dated February 28, 2023 (for his fiscal 2022 accrued director fees) and accelerated the vesting of his LTIP Units thereunder.

(2)

Director compensation for the fiscal year ended December 31, 2022 was accrued and paid on February 28, 2023 in the form of LTIP Units in the following amounts: Jeffrey B. Osher – 5,420; Lorrence Kellar – 5,758; Danica Holley – 4,742; Damon Jones – 5,420; and Shawn Nelson – 4,742.

(3)

Reflects stock awards granted in May 2022 for services provided through December 31, 2021. Amounts reflect the fair value of LTIP Units of the Operating Partnership awarded to the independent directors on May 27, 2022 for accrued but unpaid director fees from August 21, 2021 through December 31, 2021.

Post-Merger Executive Compensation

For purposes of this section, unless otherwise indicated, references to “we," “our” and “us” mean only New MIC, and not MIC. New MIC has not historically maintained an executive officer or director compensation program; therefore, the summaries below will focus on the compensation policies and programs that we expect to put in place on a go-forward basis following the Merger.

Compensation Philosophy

We have not paid any cash or equity compensation to our executive officers or directors since our formation and do not expect to pay any such compensation prior to the completion of the Merger.

Following the completion of the Merger, we expect to pay our executive officers a base salary to compensate them for services rendered to us. The base salary payable to each executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our executive officers, Manuel Chavez, III and Stephanie Hogue, who are also currently executive officers and employees of MIC, entered into employment agreements with MIC with respect to their employment with MIC on August 25, 2021, which were amended on August 23, 2022 and further amended on December 13, 2022, as further described below, or collectively, as amended, the MIC Employment Agreements, setting forth their base salaries, among other things, as further discussed below. New MIC will assume the MIC Employment Agreements in the Merger.

Any annual bonus or incentive pay for our executive officers will be discretionary and determined by the compensation committee for our Chief Executive Officer, our President and Chief Financial Officer and any other executive officer with appropriate input from the Chief Executive Officer or the President and Chief Financial Officer, as applicable. Maximums for target incentive award amounts are set forth in the MIC Employment Agreements with respect to Mr. Chavez and Ms. Hogue, as detailed below.

Retirement Plans and Health and Welfare Benefits

Following the completion of the Merger, our executive officers will be eligible to participate in the health insurance, life insurance, disability benefits, other welfare programs and retirement plans that will be provided generally to our employees.

2023 Incentive Award Plan

For more information about the 2023 Incentive Award Plan, see the section titled “Proposal 6 — The Incentive Award Plan Proposal”.

MIC Executive Officer Employment Agreements

As noted above, upon the completion of the Merger, we will assume MIC’s rights and responsibilities under the MIC Employment Agreements with Mr. Chavez and Ms. Hogue. MIC’s compensation committee retained an independent compensation consultant to assist in determining Mr. Chavez’s and Ms. Hogue’s compensation packages under the MIC Employment Agreements.

The following is a brief summary and discussion of the terms of the MIC Employment Agreements:

Term. Each of the MIC Employment Agreements provides for a three-year initial term that commenced on August 25, 2021 and ends on the third anniversary of such date. Thereafter, the employment term extends automatically for successive one-year periods unless either we or the executive provides notice of non-renewal to the other party at least ninety (90) days before the end of the then-existing term.

Duties. The MIC Employment Agreements provide that Mr. Chavez and Ms. Hogue will each perform duties and provide services to us that are customarily associated with the duties, authorities and responsibilities of persons in similar positions as well as such other duties as may be assigned from time to time. The MIC Employment Agreements also provide that they will devote substantially all of their business time and attention to our business and affairs, except that the executives may engage in certain outside activities that do not materially interfere with the performance of their duties.

Compensation. The MIC Employment Agreements provide that Mr. Chavez and Ms. Hogue will receive an annual initial base salary of $600,000 and $450,000, respectively. Mr. Chavez and Ms. Hogue will be eligible to receive a target annual bonus of not more than 33.33% of their base salary, and each will be eligible to receive an annual target equity award of not more than $1,000,000 and $600,000, respectively, in restricted shares. Each annual target equity award shall vest equally in annual installments over a three-year period. The amounts and conditions for the payment and any additional vesting (as applicable) of each target annual bonus award and each annual target equity award will be determined by our compensation committee. Mr. Chavez and Ms. Hogue have the right to elect to receive their base salary and their target annual bonus payments in the form of restricted shares. The MIC compensation committee has the discretion to award any compensation set forth in the MIC Employment Agreements in shares of MIC or in limited partnership units of the Operating Partnership, including LTIP Units and Performance Units. Each of Mr. Chavez and Ms. Hogue are eligible to participate in employee benefit programs made available to our employees from time to time and to receive certain other perquisites, each as set forth in their respective MIC Employment Agreements. In addition, pursuant to the MIC Employment Agreements, Mr. Chavez and Ms. Hogue were entitled to receive a number of restricted shares of MIC Common Stock equal to $2,000,000 and $1,200,000, respectively, divided by the Fair Market Value (as defined in the MIC Employment Agreements) of such shares, which shares shall vest only upon the occurrence of a Liquidity Event, within three years of the effective date of the MIC Employment Agreements, provided that Mr. Chavez and Ms. Hogue, respectively, remain employed with us on the date of the Liquidity Event, unless such officer is terminated by us without Cause or resigns for Good Reason within 180 days of a Liquidity Event. For so long as the MIC Common Stock is not listed on a national securities exchange, established securities exchange, national market system or automated quotation system, Fair Market Value shall be equal to the estimated NAV per share of MIC Common Stock as approved by the MIC Board prior to such date, which, as of August 23, 2022 was $11.75. On August 23, 2022, Mr. Chavez and Ms. Hogue were awarded 170,213 and 102,128 LTIP Units, respectively, subject to the vesting as described in the preceding sentence and other terms and conditions set forth in the applicable LTIP Agreement, in lieu and full satisfaction of MIC’s obligation to issue to them restricted shares of MIC Common Stock under the MIC Employment Agreements. Once vested, each LTIP Unit is convertible at the option of the holder into a Common Unit subject to the holding period set forth in the Partnership Agreement. Common Units are redeemable for shares of MIC Common Stock, on a one-for-one basis, or cash at MIC’s option, pursuant and subject to the terms and provisions of the Partnership Agreement. The consummation of the Merger will constitute a Liquidity Event under these agreements and we will assume these grants and the related LTIP Unit agreements in connection with the Merger.

Severance Payments. The MIC Employment Agreements provide that, subject to the execution of a release and other conditions set forth in the MIC Employment Agreements, upon a Qualifying Termination (generally defined in the MIC Employment Agreements as a termination without cause, or a non-renewal of the MIC Employment Agreements by us), the executives will be entitled to severance based on a multiple of the total of the sum of each executive’s then-current annual base salary (disregarding any salary reduction constituting a “Good Reason” termination by us) and the amount of the Target Bonus Amount (as defined in the MIC Employment Agreements)

for our most recently completed fiscal year prior to termination (referred to herein as “base severance amount”). If the Qualifying Termination results from the death or disability of the executive, the executive will be entitled to severance equal to one times (1x) their base severance amount. If the Qualifying Termination results from the executive being terminated by us without Cause (as defined in the MIC Employment Agreements), the executive quitting for Good Reason (as defined in the MIC Employment Agreements) or we elect not to renew the term of the MIC Employment Agreements, then the executive will be entitled to severance equal to two times (2x) their base severance amount. In the event that any Qualifying Termination occurs on or within twelve (12) months after a change in control of us, the executives will be entitled to severance equal to three times (3x) their base severance amount.

Upon termination where severance is due and payable, the MIC Employment Agreements also provide that Mr. Chavez and Ms. Hogue will be entitled to receive (i) unpaid base salary earned through the termination date; (ii) any restricted shares that have vested as of the termination date; (iii) all other equity-based awards held by him or her, to the extent subject to time-based vesting, will vest in full at the termination date; (iv) health insurance coverage, including through COBRA, for an 18 month period following the termination date; and (v) reimbursements of unpaid business expenses.

Non-Competition, Non-Solicitation and Confidentiality. The MIC Employment Agreements provide that for a two-year period following the termination of his or her employment with us, Mr. Chavez and Ms. Hogue, as applicable, will not solicit our employees or consultants or any of our customers, vendors or other parties doing business with us. Pursuant to the MIC Employment Agreements, each of Mr. Chavez and Ms. Hogue has agreed not to compete with us for a period of two years following the termination of their employment with us. Each MIC Employment Agreement also contains covenants relating to the treatment of confidential information, company property and certain other matters. The MIC Employment Agreements also contain a non-disparagement covenant.

Amendment to Employment Agreements. On August 23, 2022, MIC entered into the First Amendments. Pursuant to the terms of the First Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) MIC’s grant of LTIP Units pursuant to the LTIP Agreements to each of Mr. Chavez and Ms. Hogue is in lieu and full satisfaction of MIC’s obligation to issue to them restricted shares of MIC Common Stock as set forth therein; (ii) the MIC compensation committee of the MIC Board has the discretion to award any compensation pursuant to the MIC Employment Agreements in shares of MIC Common Stock or in limited partnership units of the Operating Partnership; and (iii) the potential merger of the Company with or into MIT will not constitute a Change in Control.

On December 13, 2022, MIC entered into the Second Amendment. Pursuant to the terms of the Second Amendments, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger will not constitute a Change in Control.

MIC Executive Officer Performance Awards

On May 27, 2022, the compensation committee of the MIC Board and the MIC Board each approved performance-based equity awards, or the Performance Awards, to each of Mr. Chavez and Ms. Hogue.

In approving the Performance Awards, the compensation committee of the MIC Board and the MIC Board recognized MIC’s interest in rewarding, incentivizing and retaining Mr. Chavez and Ms. Hogue, through the award of Performance Units, with the goal of creating appropriate incentives for Mr. Chavez and Ms. Hogue to continue to grow the value of MIC over the long-term. The Performance Awards approved by the compensation committee of the MIC Board and the MIC Board, including the independent directors, are aligned with the interests of MIC stockholders. The principal objective of the Performance Awards is to link Mr. Chavez’s and Ms. Hogue’s long-term compensation opportunities with significant long-term stockholder value creation.

Pursuant to the Performance Award Agreements, Mr. Chavez was awarded 937,500 Performance Units and Ms. Hogue was awarded 562,500 Performance Units, which will vest only to the extent that the market price of MIC Common Stock and MIC’s AFFO per share of MIC Common Stock achieve specified targets during the performance periods as further described below. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if the market price of MIC Common Stock is $25.00 per share, based on a 90-day weighted average price, at any time from the date of grant through December 31, 2025. Pursuant to the applicable Performance Award Agreement, subject to the continued employment of Mr. Chavez and Ms. Hogue, respectively, fifty percent (50%) of his or her respective Performance Units will vest if MIC’s AFFO per share of MIC Common Stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. Per share amounts are subject to adjustment, in the discretion of the compensation committee of the MIC Board, in the event of any stock split, stock dividend or other similar adjustment to the number of shares of MIC Common Stock outstanding.

Once vested, the Performance Units are convertible into Common Units after a one-year holding period on a one-for-one basis. Common Units are redeemable for shares of MIC Common Stock, on a one-for-one basis, or cash at MIC’s option, pursuant and subject to the terms and provisions of the Partnership Agreement.

Upon Mr. Chavez’s or Ms. Hogue’s termination of employment without Cause and due to death or disability, the Performance Units will continue to be held by Mr. Chavez or Ms. Hogue, or their respective estates or heirs, as applicable, and will otherwise vest, not vest, be forfeited or cancelled in accordance with the terms of the applicable Performance Award Agreement.

New MIC will assume the Performance Awards and related Performance Award Agreements in connection with the Merger.

Compensation of Our Directors

On May 27, 2022, the compensation committee of the MIC Board and the MIC Board each approved long-term incentive equity awards, or LTIP Awards, in the form of LTIP Units to each of MIC’s non-employee directors with respect to their accrued but unpaid director compensation fees as disclosed in MIC’s Annual Report on Form 10-K for the year ended December 31, 2021, or the Accrued Director Fees. The compensation committee of the MIC Board and the MIC Board approved the issuance of LTIP Units in an amount determined based on each such director’s Accrued Director Fees divided by $11.75, which was MIC’s latest NAV per share of MIC Common Stock determined by the MIC Board as of such date. The LTIP Units vest ratably in equal installments on each of the first three anniversaries of the date of grant, with vesting accelerating in the event of death, disability, retirement or a change in control, other than certain transactions whereby voting securities of MIC continue to represent a majority of the combined voting power of the successor entity after the transaction or in which no person or group owns 50% of the combined voting power of the successor entity. New MIC will assume the LTIP Awards in connection with the Merger.

Following the Merger, New MIC will pay each of our independent directors an annual retainer of $70,000, payable in LTIP Units, subject to vesting requirements, which shall generally vest ratably in equal installments on each of the first three anniversaries of the date of grant, and which will be pro-rated for any partial year of service. An additional $15,000 fee will also be paid to the chair of the audit committee and $10,000 will be paid to the chairs of the compensation committee and nominating and governance committee, each payable in LTIP Units, subject to similar vesting requirements. Director compensation will be determined by New MIC’s compensation committee on an annual basis.

All directors will be reimbursed for travel expenses and for reasonable out of pocket expenses they incur in connection with their attending meetings of the New MIC Board. Directors who are also our employees are not entitled to any compensation for services rendered as a director.

Limitation of Liability and Indemnification

The Proposed Charter contains provisions that limit the liability of directors and officers to the maximum extent permitted by Maryland law, and under the Proposed Charter, directors and officers are entitled to indemnification and advancement of expenses to the maximum extent permitted by Maryland law, and New MIC will enter into indemnification agreements with our directors and officers. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. You can find more information about indemnification of directors and officers under “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws” in this joint proxy statement/prospectus.

Compensation in Connection with the Merger

None of New MIC’s or MIC’s executive officers or directors has any arrangement or understanding with either New MIC or MIC concerning any type of compensation based solely on the completion of the Merger.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee will be a current or former executive officer or employee of MIC or any of MIC’s subsidiaries. None of New MIC’s executive officers serves as a member of the board of directors or board of trustees or compensation committee of any company that has one or more of its executive officers serving as a member of the New MIC Board or compensation committee.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of MIC’s policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of the MIC Board without notice to or a vote of its stockholders.

Investment Policies

Investments in Real Estate Assets or Interests in Real Estate Assets

MIC owns parking facilities, including parking lots, parking garages and other parking structures throughout the United States. MIC conducts all of its investment activities through the Operating Partnership (and following the Conversion, the Operating Company) and its subsidiaries. MIC’s overall investment objectives are to preserve capital, generate current income and explore strategic alternatives to provide liquidity to stockholders.

MIC’s investment strategy has historically focused primarily on acquiring, owning and leasing parking facilities to third-party operators, including parking lots, parking garages and other parking structures throughout the United States. MIC historically focused primarily on investing in income-producing parking lots and garages with air rights in MSAs. In building its current portfolio, MIC seeks geographically diverse investments that address multiple key demand drivers and demonstrate consistent consumer use, that are expected to generate cash flows and provide greater predictability during periods of economic uncertainty. Such targeted investments include, but are not limited to, parking facilities near one or more of the following key demand drivers:

•	Commerce

•	Events and venues

•	Government and institutions

•	Hospitality

•	Multifamily central business districts

MIC targets parking facilities that are near multiple key demand drivers so as not to be solely reliant on a single source of income. Parking garages in downtown cores constitute a large portion of MIC’s parking facilities as they serve multiple key demand drivers.

MIC is focused on acquiring properties that are expected to generate cash flow, located in populated metropolitan areas and expected to produce income within 12 months of the properties’ acquisition.

In the event of a future acquisition of properties, MIC would expect the foregoing criteria to serve as guidelines; however, MIC management and the MIC Board may vary from these guidelines to acquire properties which they believe represent value or growth opportunities.

For a discussion of MIC’s portfolio, its business and its investment strategy and criteria, see “Description of MIC’s Businesses”.

MIC expects to pursue its investment objectives through the ownership of properties by its subsidiaries but may also make investments in other entities, including joint ventures. MIC anticipates that future investment activity will be focused primarily in the United States but will not be limited to any geographic area. MIC anticipates that its real estate investments will continue to be in a relatively concentrated number of tenants.

Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over MIC’s equity interest in such property. Investments are also subject to MIC’s policy not to be treated as an investment company under the Investment Company Act.

The MIC Board may change MIC’s acquisition and investment policies at any time without a vote of, or advance notice to, MIC’s stockholders, in which case stockholders may only be notified in MIC’s periodic or current reports filed pursuant to the Exchange Act after such changes have occurred. MIC may in the future adopt policies with respect to investments in real estate mortgages or securities of other entities engaged in real estate activities. MIC may in the future consider the possibility of entering into mergers, strategic combinations or joint ventures with other companies.

Joint Venture Investments

MIC may enter into joint ventures, partnerships and other co-ownership or participation arrangements for the purpose of obtaining interests in real property. MIC may also enter into joint ventures for the development or improvement of such property. Joint venture investments permit MIC to own interests in large properties and other investments without unduly limiting the diversity of its portfolio.

MIC has not established the specific terms it will require in its joint venture agreements. Instead, MIC will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after the MIC Board considers all the facts that are relevant, such as the nature and attributes of its potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and its operations, the liabilities and assets associated with the proposed joint venture and the size of its interest when compared to the interest owned by other partners in the venture. With respect to any joint ventures MIC enters into, MIC expects to consider the following types of concerns and safeguards:

•

MIC’s ability to manage and control the joint venture—MIC will consider whether it should obtain certain approval rights in joint ventures it does not control and for proposed joint ventures in which MIC is to share control with another entity, MIC will consider the procedures to address decisions in the event of an impasse.

•	MIC’s ability to exit the joint venture—MIC will consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•

MIC’s ability to control transfers of interests held by other partners to the venture—MIC will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Dispositions

The period that MIC will hold its investments in real property will vary depending on the type of asset, interest rates and other factors. MIC is not required to hold a real estate investment for any particular minimum term before it is sold, refinanced or otherwise disposed of. After MIC has paid down any acquisition financing on a property, if and when the property has increased in value, MIC may refinance the property and distribute the proceeds, after fees, expenses and payment of other obligations and reserves, to its stockholders. The determination of whether a particular real estate asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered when disposing of an investment include:

•	the prevailing economic, real estate and securities market conditions;

•	the extent to which the investment has realized its expected total return;

•	portfolio rebalancing and optimization;

•	diversification benefits;

•	opportunity to pursue a more attractive investment in real property; and

•	other factors that determine that the sale of the investment is in MIC’s best interests.

Borrowing Policy

MIC does not have a formal policy limiting the amount of debt MIC may incur and the MIC Board has broad authority to approve MIC’s incurrence of debt. MIC intends to employ borrowings in order to provide more funds available for investment. MIC’s use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, MIC may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

MIC will use its best efforts to obtain financing on the most favorable terms available to MIC and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

MIC may re-evaluate and change its debt strategy and policies in the future without a stockholder vote. Factors that MIC could consider when re-evaluating or changing its debt strategy and policies include current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of MIC’s properties to generate sufficient cash flow to cover debt service requirements, and other similar factors. Further, MIC may increase or decrease its ratio of debt to equity in connection with any change of its borrowing policies.

Other Policies

MIC may make investments other than as previously described. MIC may offer common stock or other equity or debt securities, including partnership interests in the Operating Partnership, in exchange for cash or property and repurchase or otherwise re-acquire common stock or other equity or debt securities, including partnership interests in the Operating Partnership, in exchange for cash or property. MIC may issue preferred stock from time to time, in one or more classes or series, as authorized by the MIC Board without the need for stockholder approval. MIC intends to make investments in such a way that MIC will not be treated as an “investment company” under the Investment Company Act. MIC’s policies with respect to such activities may be reviewed and modified from time to time by the MIC Board without notice to, or the vote of, MIC’s stockholders.

MIC will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. MIC will furnish its stockholders with annual reports containing financial statements audited by MIC’s independent registered public accounting firm and with quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

MIC has not engaged in trading, underwriting or agency distribution or sale of securities other than with respect to the Operating Partnership and does not intend to do so.

MANAGEMENT OF NEW MIC AFTER THE MERGER

Directors and Officers

The following sets forth certain information concerning the persons who are anticipated to be the directors and executive officers of New MIC upon Closing and assuming the election of the nominees at the FWAC Meeting as set forth in “Proposal 5 – The Directors Proposal”.

Name	Age	Position
Executive Officers and Directors
Manuel Chavez, III	46	Chief Executive Officer and Director nominee (Chairman)
Stephanie Hogue	44	President, Chief Financial Officer, Treasurer, Corporate Secretary, and Director nominee
Non-Employee Directors
Jeffrey B. Osher	46	Director nominee
Lorrence Kellar	85	Director nominee
Danica Holley	50	Director nominee
Damon Jones	48	Director nominee
David Garfinkle	56	Director nominee
Brad Greiwe	40	Director nominee

Executive Officers

Manuel Chavez, III. Upon consummation of the Merger, Mr. Chavez will serve as Chief Executive Officer and director of New MIC. Mr. Chavez has served as Chief Executive Officer and Chairman of the Board of MIC since August 2021. Mr. Chavez is and has been the chief executive officer and founder of Bombe since 2017. Mr. Chavez is also chief executive officer and a manager of Color Up. Prior to founding Bombe, Mr. Chavez served as chief executive officer and president of Parking Company of America, Inc., a provider of parking management services, and held various positions of increasing responsibility at PCA from 1999 to 2017. Mr. Chavez is currently the chairman of the board of directors of the Greater Cincinnati Port Authority, a community and economic development agency, a member of the board of trustees of the Cincinnati State Technical and Community College, a public technical and community college in Cincinnati, Ohio, the Cincinnati Art Museum, an art museum partially funded by the Ohio Arts Council and is a member of the Cincinnati Regional Business Committee, an organization focused on effecting change in the greater Cincinnati community, leveraging the unique assets, leadership and collective resources of business executives to have a long-term positive impact for sustainable growth and regional prosperity.

Mr. Chavez was selected to serve as a director of New MIC because of his significant real estate experience and expansive knowledge of the real estate industry, and his relationships with chief executives and other senior management at numerous real estate companies. Based on the foregoing, we believe that Mr. Chavez will bring a unique and valuable perspective to the New MIC Board.

Stephanie Hogue. Upon consummation of the Merger, Ms. Hogue will serve as Chief Financial Officer, President, Treasurer and Corporate Secretary, and a director of New MIC. Ms. Hogue served as MIC’s President and a member of the MIC Board since August 2021, secretary since October 2021, Interim Chief Financial Officer from November 2021 to August 2022, and Chief Financial Officer since August 2022. Ms. Hogue has been a managing partner of Bombe since 2020. From 2017 to 2020, Ms. Hogue was a managing director and New York branch manager at PricewaterhouseCoopers Corporate Finance LLC, a firm specializing in advising domestic and international clients on global divestures and acquisitions, and from 2010 to 2017, Ms. Hogue was a director at PricewaterhouseCoopers Corporate Finance LLC. Ms. Hogue is also a manager of Color Up. Ms. Hogue currently serves on the board of governors of Public Media Connect, Inc., a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and is a director of the Indian Hill Club, a private golf club.

Ms. Hogue was selected to serve as a director of New MIC because of her significant experience in finance, capital markets, and investing in infrastructure and real estate assets.

Non-Employee Director Nominees

Jeffrey B. Osher. Upon consummation of the Merger, Mr. Osher will serve as a director of New MIC. Mr. Osher has been a member of the MIC Board since August 2021. Mr. Osher founded No Street Capital LLC, an investment management firm, in 2018. Mr. Osher serves as the Managing Member of No Street Capital LLC, which serves as the investment manager of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. Prior to founding No Street Capital LLC, Mr. Osher served as a portfolio manager at Harvest Capital Strategies, LLC, an SEC-registered investment advisor, from 2005 to 2018, and as an analyst from 2002 to 2005. Prior to his tenure at Harvest Capital Strategies, LLC, Mr. Osher was an analyst at The Dowd Company, an investment management firm, where he focused on technology and emerging growth companies. He has served on the board of directors of the Seal Family Foundation, a non-profit organization that raises funds and awareness for special programs in direct support of the Naval Special Warfare families on a local, national and global scale, since 2016. He has also served on the board of directors of Green Dot Corporation, a NYSE-listed financial technology and registered bank holding company, since 2020 and was an advisor to the board of directors of Green Dot Corporation from 2017 to 2020. He is also a manager of Color Up.

We believe that Mr. Osher is qualified to serve as a director of New MIC based upon, among other things, his significant experience in financial services and investment and his experience as an executive and a public company director.

Lorrence Kellar. Upon consummation of the Merger, Mr. Kellar will serve as a director of New MIC. Mr. Kellar has served as a member of the MIC Board since August 2021. Mr. Kellar has been a trustee of Acadia Realty Trust, a NYSE-listed REIT, since November 2003. Mr. Kellar was vice president at Continental Properties, a retail and residential developer, from 2002 until his retirement in 2009, a director of Spar Group, Inc., a global merchandising and marketing services company, from 2003 to 2019 and chairman of Multi-Color Corporation, a global supplier of premium label solutions, from 1995 to 2012. Prior to joining Continental Properties, Mr. Kellar served as vice president of real estate with Kmart Corporation, a nationwide retailer of electronics, toys, clothing, bedding, furniture, and home decor, for six years and served with The Kroger Co., the United States’ largest supermarket company, for 31 years where his final position was group vice president of finance and real estate. Mr. Kellar currently serves as an emeritus trustee of Public Media Connect, Inc. a non-profit organization that owns southwest Ohio’s largest Public Broadcasting Service member television stations, and an emeritus trustee of the Cincinnati Ballet.

We believe that Mr. Kellar is qualified to serve as a director of New MIC based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Danica Holley. Upon consummation of the Merger, Ms. Holley will serve as a director of New MIC. Ms. Holley has served as a member of the MIC Board since August 2021. Ms. Holley has served as the chief operating officer of Global Medical REIT Inc., a net-lease medical office REIT, since March 2016. Ms. Holley has served on the board of directors of Theralink Technologies, Inc., an OTC-traded proteomics-based, precision medicine company with a CLIA-certified laboratory, targeting multiple areas of oncology and drug development, since May 2022. Ms. Holley’s business development and management experience spans more than 18 years with an emphasis on working in an international environment. She has extensive experience in international program management, government procurement, and global business rollouts and start-ups. As executive director for Safe Blood International Foundation, a non-profit organization assisting developing nations to achieve a safe and adequate blood supply free of transfusion transmissible infection, since April 2008, she oversaw international health initiatives in Africa and Asia, including an Ebola response project. Ms. Holley held management positions as director of strategy, corporate business development for WorldSpace, Inc., a provider of satellite radio broadcasting services and content, from 1997 to 2000, director of marketing for corporate and business at ISI Professional Services, a Service-Disabled Veteran-Owned Small Business offering consulting services, from 2000 to 2001 and director of administration at Tanzus Development, an international trade firm, from 1996 to 1997 and SK&I Architectural Design Group, LLC, a company providing design and services for residential and mixed-use projects, from 2003 to 2007.

We believe that Ms. Holley is qualified to serve as a director of New MIC based upon, among other things, her significant business development and management experience, including as an executive officer at a publicly-traded REIT that has had a similar growth trajectory to MIC.

Damon Jones. Upon consummation of the Merger, Mr. Jones will serve as a director of New MIC. Mr. Jones has served as a member of the MIC Board since August 2021. Mr. Jones has served as the chief communications officer of The Procter & Gamble Company, a global provider of branded products, or P&G, since April 2020. He served as vice president, global communications & advocacy at P&G from July 2018 to April 2020, and prior to that, as director, global company communications from August 2015 to June 2018. Prior to that, Mr. Jones held various other positions with increasing responsibility at P&G since 1997.

We believe that Mr. Jones is qualified to serve as a director of New MIC based upon, among other things, his significant communications experience and his experience as a public company executive.

David Garfinkle. Upon consummation of the Merger, Mr. Garfinkle will serve as a director of New MIC. Mr. Garfinkle has served as a member of the MIC Board since January 2023. Mr. Garfinkle has served as the Executive Vice President and Chief Financial Officer of CoreCivic, Inc., a public company and the nation’s largest owner of partnership correctional, detention and residential reentry facilities in the United States, since May 1, 2014. Mr. Garfinkle served as CoreCivic, Inc.’s Vice President of Finance and Controller from February 2001 to May 2014. From 1996 to 2001, Mr. Garfinkle served as Vice President and Controller for Bradley Real Estate, Inc., a publicly traded REIT. Prior to joining Bradley Real Estate, Inc., Mr. Garfinkle was a Senior Manager at KPMG Peat Marwick, LLP. Mr. Garfinkle is a Certified Public Accountant and holds a bachelor’s degree in business administration from St. Bonaventure University. Mr. Garfinkle also serves as a board member and as a member of the executive committee of Junior Achievement of Middle Tennessee, having previously served as the chair of that organization’s finance committee.

We believe that Mr. Garfinkle is qualified to serve as a director of New MIC based upon, among other things, his significant management and public company experience, including in the real estate industry and as a public company executive.

Brad Greiwe. Upon consummation of the Merger, Mr. Greiwe will serve as a director of New MIC. Mr. Greiwe has been the managing partner at FWAC Ventures, a venture capital firm, since 2016. Prior to starting FWAC Ventures, Mr. Greiwe co-founded Invitation Homes Inc. (NYSE: INVH), which owns single-family rental homes in the United States, in 2012 and served as Invitation Homes Inc.’s Chief Technology Officer from 2012 to 2015. Mr. Greiwe started his career at UBS Group AG in the real estate, lodging, and leisure group where he served as an investment banker from 2006 to 2007. He then worked in real estate private equity, focusing on acquisitions and development at Tishman Speyer Properties, a real estate company that owns, operates and develops real estate and manages funds, from 2007 to 2010, and at Starwood Capital Group, a private investment firm with a primary focus on global real estate, from 2010 to 2011. Mr. Greiwe graduated from Harvard University, where he received his BA in economics.

We believe that Mr. Greiwe is qualified to serve as a director of New MIC based upon, among other things, his significant experience in the real estate and finance industries.

Family Relationships

There are no family relationships among any of the proposed executive officers and director nominees of New MIC.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the New MIC Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New MIC Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

The New MIC Board will consist of eight (8) members upon the consummation of the Merger. Each director shall be nominated for a one (1) year term to be elected at the subsequent annual meeting of the stockholder following the effectiveness of the Proposed Charter. At each succeeding annual meeting of the stockholders of New MIC, beginning with the first annual meeting of the stockholders of New MIC following the effectiveness of the Proposed Charter, each of the successors elected to replace the directors whose term expires at that annual meeting shall be elected for a one-year term and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Director Independence

As a result of New MIC Common Stock being listed on NYSE following the consummation of the Merger, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Merger, the New MIC Board expects to undertake a review of the independence of the individuals named above.

Prior to the consummation of the Merger, the New MIC Board will vote as to and are expected to determine that each of Jeffrey B. Osher, Lorrence Kellar, Danica Holley, Damon Jones, David Garfinkle and Brad Greiwe qualifies as “independent” as defined under the applicable NYSE rules.

Under the corporate governance listing standards of the NYSE, to be considered independent:

•

the New MIC Board must affirmatively determine that the director has no material relationship with New MIC (either directly or as a partner, stockholder, or officer of an organization that has a relationship with New MIC). To facilitate the director independence assessment process, the New MIC Board will adopt written Corporate Governance Guidelines as described below; and

•	directors must not have any other disqualifying relationship set forth under the NYSE rules.

Additionally, audit committee members must meet certain criteria as defined for audit committee members under NYSE listing standards and the rules and regulations of the SEC.

Role of Board in Risk Oversight

The New MIC Board will have extensive involvement in the oversight of risk management related to New MIC and its business and will accomplish this oversight through the regular reporting to the New MIC Board by the audit committee. The audit committee will represent the New MIC Board by periodically reviewing New MIC’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New MIC’s business and summarize for the New MIC Board all areas of risk and the appropriate mitigating factors. In addition, the compensation committee and the nominating and corporate governance committee will review and report to the New MIC Board with regard to areas of risk management that such board committees oversee.

Committees of the Board of Directors

The New MIC Board will direct the management of its business and affairs, as provided by Maryland law, and will conduct its business through meetings of the board of directors and standing committees. New MIC will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the Merger, current copies of New MIC’s committee charters will be posted on its website, www.mobileit.com, as required by applicable SEC and NYSE rules. The information on or available through any of such website is not deemed incorporated in this joint proxy statement/prospectus and does not form part of this joint proxy statement/prospectus.

The charter of each of MIC’s standing committees will provide that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees will be subject to the provisions of the applicable committee’s charter.

Audit Committee

Upon the Closing, New MIC’s audit committee is expected to consist of Lorrence Kellar (Chair), Danica Holley and David Garfinkle. It is anticipated that the New MIC Board will determine that Lorrence Kellar will be the audit committee’s “financial expert.” Each member of New MIC’s audit committee will be financially literate, knowledgeable, and qualified to review financial statements. In arriving at this determination, the New MIC Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The purpose of New MIC’s audit committee will be to assist the New MIC Board in fulfilling its responsibilities for oversight of: (1) New MIC’s accounting and financial reporting processes; (2) the audits of New MIC’s financial statements and internal control over financial reporting; (3) New MIC’s compliance with legal and regulatory requirements; and (4) New MIC’s internal audit function generally. Under its charter, New MIC’s audit committee will be directly responsible for the appointment, compensation, retention, and oversight, and the evaluation of the qualifications, performance, and independence, of New MIC’s independent auditor and the resolution of disagreements between management and New MIC’s independent auditor regarding financial reporting. New MIC’s independent auditor will report directly to New MIC’s audit committee.

Compensation Committee

Upon the Closing, New MIC’s compensation committee is expected to consist of Jeffrey B. Osher (Chair), Danica Holley and David Garfinkle. The New MIC Board is expected to determine that each of them is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The New MIC Board also is expected to determine that each of them is “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee.

The purpose of the New MIC compensation committee will be to discharge directly, or assist the New MIC Board in discharging, its responsibilities related to: (1) the evaluation of the performance and compensation of New MIC’s business and property management services provider, Chief Executive Officer, President and Chief Financial Officer and any other executive officer that New MIC may have; (2) the compensation of the members of the New MIC Board; and (3) the approval, evaluation, and administration of any of the New MIC’s equity compensation plans.

Nominating and Governance Committee

Upon the Closing, New MIC’s nominating and corporate governance committee is expected to consist of Damon Jones (Chair), Danica Holley and David Garfinkle. The New MIC Board is expected to determine that each of them is “independent” as defined under the applicable listing standards of the NYSE and SEC rules and regulations.

The principal purposes of New MIC’s nominating and governance committee will be: (1) to identify individuals qualified to become members of the New MIC Board, consistent with criteria approved by the New MIC Board, and to recommend candidates to the entire board of directors for nomination or selection as directors for each annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) or when vacancies occur; (2) to oversee and periodically review the company’s environmental, social and governance (ESG) strategy, practices and policies; and (3) to develop and recommend to the New MIC Board a set of corporate governance guidelines, a code of business conduct and ethics and related policies applicable to New MIC. Under its charter, New MIC’s nominating and governance committee also will be responsible for overseeing the annual evaluation of the New MIC Board and its committees.

The forms of New MIC’s Corporate Governance Guidelines and the charters of New MIC’s audit, compensation, and nominating and governance committees, as well as New MIC’s Code of Business Conduct and Ethics, insider trading policy and policy for complaints regarding accounting, internal accounting controls or auditing matters, that will be in effect upon the Closing, will be posted on the New MIC website at www.mobileit.com following such time and also may be obtained free of charge by writing to Mobile Infrastructure Corporation, 30 W. 4th Street Cincinnati, Ohio 45202.

Compensation Committee Interlocks and Insider Participation

None of the expected New MIC executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who are expected to serve as a member of the New MIC Board.

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Related Person Transactions Policy of New MIC Code of Ethics

Upon the Closing, the New MIC Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the New MIC Board will adopt a Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of New MIC’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on New MIC’s website, following consummation of the Merger. New MIC intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Ethics on its website rather than by filing a Current Report on Form 8-K.

For the description of Related Person Transactions Policy that is anticipated to be adopted upon the Closing, please carefully review section titled “Certain Relationships And Related Transactions—MIC—Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions”.

Employee, Officer, and Director hedging

New MIC’s insider trading policy is expected to strongly discourage, but not prohibit, New MIC’s officers, directors, and employees from hedging against potential changes in the value of the New MIC Common Stock such as entering into or trading prepaid variable forward contracts, equity swaps, collars, puts, calls, options, exchange funds (also known as swap funds) or other derivative instruments related to New MIC’s equity securities.

Limitation on Liability and Indemnification Matters

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property, or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The MGCL requires a Maryland corporation to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity (unless its charter provides otherwise, which the Proposed Charter does not). The MGCL also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property, or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification (and then only for expenses). In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking (that may be unsecured but must be an unlimited general obligation) by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Proposed Charter will contain a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. It will also contain the provision mandating New MIC, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a pertinent proceeding.

Further, New MIC expects to enter into an indemnification agreement with each of its directors and executive officers that provides for indemnification to the maximum extent permitted by Maryland law. New MIC believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in the Proposed Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New MIC and its stockholders. In addition, your investment may be adversely affected to the extent New MIC pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management of MIC

The following table sets forth information regarding the beneficial ownership of MIC Common Stock and partnership interests of the Operating Partnership as of July 1, 2023, except as otherwise noted, by:

•

each person who is known to be the beneficial owner of more than 5% of the outstanding shares of MIC Common Stock or, in the case of the Operating Partnership, each person (other than MIC) who is known to be the beneficial owner of more than 5% of the outstanding partnership interests of the Operating Partnership;

•	each of MIC’s directors and named executive officers; and

•	all directors and executive officers of MIC as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days as of July 1, 2023. Shares of MIC Common Stock issuable upon the exercise of the MIC Common Stock Warrants, currently not exercisable that will become exercisable in the event of the Closing, are not deemed to be beneficially owned. All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to MIC by such beneficial owners.

The beneficial ownership percentages set forth in the following table are based on (i) 7,762,375 shares of MIC Common Stock and (ii) 16,959,593 Common Units outstanding as of July 1, 2023. MIC owns 7,762,375 Common Units, representing 45.8% of the outstanding Common Units.

Unless otherwise indicated, MIC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities of MIC and Common Units of the Operating Partnership beneficially owned by them, subject to community property laws. Unless otherwise indicated, the address of each individual listed below is c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

Name of Beneficial Owner	MIC Common Stock Beneficially Owned(1)		Percentage of MIC Common Stock, %(1)	Common Units Beneficially Owned(2)		Percentage of Common Units, %(2)
Five Percent Holders
Color Up(3)	2,624,831	(4)	33.82	7,495,090	(5)	44.19
HS3(6)	2,624,831	(4)	33.82	9,197,218	(7)	54.23
Directors and Executive Officers(11)
Manuel Chavez, III(8)	2,624,831	(4)	33.82	7,495,090	(5)	44.19
Stephanie Hogue(9)	2,624,831	(4)	33.82	7,495,090	(5)	44.19
Jeffrey B. Osher(10)	2,624,831	(4)	33.82	9,197,218	(7)	54.23
Lorrence T. Kellar	—		*	—		*
Danica Holley	—		*	—		*
Damon Jones	—		*	—		*
David Garfinkle	—		*	—		*
All directors and executive officers as a group (nine persons)	2,624,831	(4)	33.82	9,197,218	(7)	54.23

*	Represents beneficial ownership of less than 1%.

(1)

Does not include shares of MIC Common Stock, which may be issued upon redemption of Common Units (including the Common Units which such person may acquire upon the vesting and conversion to Common Units of outstanding Performance Units, LTIP Units and Class A Units) because MIC may redeem such Common Units for cash in lieu of conversion in its sole discretion.

(2)

Does not include Common Units which such person may acquire upon conversion of Series A Preferred Units, Series 1 Preferred Units, Performance Units, LTIP Units and Class A Units that are not vested or otherwise cannot be converted within 60 days as of July 1, 2023.

(3)

Based on information supplied by Color Up, HS3, Manuel Chavez, III, Stephanie Hogue, and Jeffrey B. Osher in a Schedule 13D filed with the SEC on December 14, 2022. Mr. Chavez, Ms. Hogue and Mr. Osher, the managers of Color Up, may be deemed to share voting and dispositive power with regard to the shares and Common Units directly held by Color Up. HS3, an equity holder of Color Up, may be deemed to share dispositive power with regard to the shares and Common Units directly held by Color Up. Mr. Osher is a control person of HS3. Each of HS3, Mr. Chavez, Ms. Hogue and Mr. Osher disclaims beneficial ownership of all applicable securities of MIC and the Operating Partnership except to the extent of their actual pecuniary interest therein. The address of Color Up is 30 W. 4th Street, Cincinnati, Ohio, 45202.

(4)	Consists of 2,624,831 shares of MIC Common Stock held directly by Color Up.
(5)	Consists of 7,495,090 Common Units held directly by Color Up.
(6)

Represents shares of MIC Common Stock and Common Units held by Color Up as to which shares HS3 may be deemed to share dispositive power, as discussed in footnote (3), and Common Units held directly by HS3. The address of HS3 is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.

(7)	Consists of 7,495,090 Common Units held directly by Color Up and 1,702,128 Common Units held directly by HS3.
(8)	Represents shares of MIC Common Stock and Common Units held by Color Up as to which shares Mr. Chavez may be deemed to share voting and dispositive power, as discussed in footnote (3).
(9)	Represents shares of MIC Common Stock and Common Units held by Color Up as to which shares Ms. Hogue may be deemed to share voting and dispositive power, as discussed in footnote (3).
(10)

Represents shares of MIC Common Stock held by Color Up and Common Units held by both Color Up and HS3 as to which shares Mr. Osher may be deemed to share voting and dispositive power, as discussed in footnote (3).

(11)	No director or executive officer owns any shares of MIC Preferred Stock.

Security Ownership of Certain Beneficial Owners and Management of FWAC and New MIC

The following table sets forth information regarding (i) actual the beneficial ownership of FWAC Ordinary Shares as of July 1, 2023 (except as otherwise noted) and (ii) the anticipated beneficial ownership of New MIC Common Stock and Series 2 Preferred Stock immediately following the Closing, assuming that no shares of New MIC Common Stock are redeemed in connection with the Merger and alternatively that all shares of New MIC Common Stock are redeemed in connection with the Merger by:

•	each person known by us to be the beneficial owner of more than 5% of either the outstanding FWAC Class A Shares or FWAC Class B Shares;

•	each of our executive officers and directors;

•	all our executive officers and directors as a group;

•	each person who will become an executive officer or director of New MIC; and

•	all executive officers and directors of New MIC as a group post-Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The pre-Merger percentage of beneficial ownership is calculated based on 1,348,302 FWAC Class A Shares and 6,875,000 FWAC Class B Shares outstanding as of July 1, 2023.

The expected beneficial ownership of shares of New MIC Common Stock immediately following the Closing, assuming that no additional Public Shares are redeemed, is based on an aggregate of 17,665,057 shares of New MIC Common Stock to be issued and outstanding immediately following the Closing, which assumes the following:

(A) 11,643,563 shares of New MIC Common Stock are issued to the holders of MIC Common Stock in connection with the Merger based on a per share consideration of 1.5 of a share of New MIC Common Stock;

(B) 1,348,302 shares of New MIC Common Stock are issued to the holders of FWAC Class A Shares in connection with the Merger;

(C) each share of MIC Series 1 Preferred Stock is exchanged for one share of New MIC Series 1 Preferred Stock and each share of MIC Series A Preferred Stock is exchanged for one share of New MIC Series A Preferred Stock;

(D) the outstanding MIC Common Stock Warrant will be exchanged for the New MIC Warrant;

(E) the issuance of 120,000 shares of New MIC Common Stock to the directors and officers of FWAC;

(F) the issuance of the Vesting Founder Shares and giving effect to the Sponsor Mandatory Forfeiture;

(G) the New MIC Warrants may be exercised within 60 days as of July 1, 2023; and

(H) no additional equity securities are issued by MIC prior to the Merger, and that no other event occurs that would change MIC per share consideration from what each would have been as of the date of this joint proxy statement/prospectus.

The expected beneficial ownership of shares of New MIC Common Stock immediately following the Closing, assuming the maximum number of the Public Shares is redeemed, is based on an aggregate of 17,223,755 shares of New MIC Common Stock to be issued and outstanding immediately following the Closing, based on the same assumptions set forth above.

The expected beneficial ownership of shares of Series 2 Preferred Stock immediately following the Closing is based on an aggregate of 46,000 shares of Series 2 Preferred Stock to be issued and outstanding immediately following the Closing and the assumption that there will be no outstanding options, warrants or other convertible securities exercisable for shares of Series 2 Preferred Stock following the Closing.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them.

	Before the Merger				After the Merger
					Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of Class B Shares	% of Class	Number of Class A Shares	% of Class	Shares of New MIC Common Stock	% of Class	Shares of New MIC Common Stock	% of Class
Directors and Executive Officers of FWAC(1)
Andriy Mykhaylovskyy(2)	6,755,000	98.25%	907,000	67.27%	2,907,000	16.45%	2,907,000	16.87%
Brendan Wallace(2)	6,755,000	98.25%	907,000	67.27%	2,907,000	16.45%	2,907,000	16.87%
Adeyemi Ajao	30,000	*	—	*	30,000	*	30,000	*
Alana Beard	30,000	*	—	*	30,000	*	30,000	*
Poonam Sharma	30,000	*	—	*	30,000	*	30,000	*
Amanda Parness	30,000	*	—	*	30,000	*	30,000	*
Jack Selby	—	*	—	*	—	*	—	*
All Directors and Executive Officers as a Group (7 Individuals)	6,875,000	100%	907,000	67.27%	3,027,000	17.13%	3,027,000	17.57%
Directors and Executive Officers of New MIC after Consummation of the Merger(3)
Manuel Chavez, III(4)	—	*	—	*	6,490,439	36.74%	6,490,439	37.68%
Stephanie Hogue(4)	—	*	—	*	6,490,439	36.74%	6,490,439	37.68%
Jeffrey B. Osher(4)	—	*	—	*	6,490,439	36.74%	6,490,439	37.68%
Lorrence Kellar	—	*	—	*	—	*	—	*
Danica Holley	—	*	—	*	—	*	—	*
Damon Jones	—	*	—	*	—	*	—	*
David Garfinkle	—	*	—	*	—	*	—	*
Brad Greiwe	—	*	—	*	—	*	—	*
All Directors and Executive Officers as a Group (8 Individuals)	—	*	—	*	6,490,439	36.74%	6,490,439	37.68%
Five Percent Holders
Fifth Wall Acquisition Sponsor III LLC(2)	6,755,000	98.25%	907,000	67.27%	2,907,000	16.45%	2,907,000	16.87%
Color Up(5)	—	*	—	*	6,490,439	36.74%	6,490,439	37.68%
HS3(6)	—	*	—	*	6,490,439	36.74%	6,490,439	40.60%

* Represents beneficial ownership of less than 1%.

(1)	Unless otherwise noted, the business address of each person is 6060 Center Drive, 10th Floor, Los Angeles, CA 90045.
(2)

Gives effect to the Sponsor Mandatory Forfeiture and includes the Vesting Founder Shares. Andriy Mykhaylovskyy and Brendan Wallace are the managing members of the Sponsor and therefore, may be deemed to have beneficial ownership of the securities held directly by the Sponsor. Each such person disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Mr. Mykhaylovskyy and Mr. Wallace are U.S. citizens.

(3)	Unless otherwise noted, the business address of each person is c/o Mobile Infrastructure Corporation, 30 W. 4th Street Cincinnati, Ohio 45202.
(4)

Consists of 3,937,247 shares of New MIC Common Stock and 2,553,192 shares of New MIC Common Stock issuable upon exercise of New MIC Warrants and to be held directly by Color Up upon the Closing. Additionally, HSCP Strategic III, L.P., Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Mr. Osher, will own 40,000 shares of Series 2 Preferred Stock, which is 87% of the total number of shares of Series 2 Preferred Stock issued and outstanding as of Closing. Bombe-MIC Pref, LLC, an entity controlled by Mr. Chavez and of which Ms. Hogue is a member, will own 6,000 shares of Series 2 Preferred Stock, which is 13% of the total number of shares of Series 2 Preferred Stock issued and outstanding as of Closing.

(5)

Mr. Chavez, Ms. Hogue, and Mr. Osher, the managers of Color Up, may be deemed to share voting and dispositive power with regard to the shares directly held by Color Up. HS3, the equity holder of Color Up, may be deemed to share dispositive power with regard to the shares directly held by Color Up. Mr. Osher is a control person of HS3. Each of HS3, Mr. Chavez, Ms. Hogue, and Mr. Osher disclaims beneficial ownership of all applicable securities of MIC and the Operating Partnership except to the extent of their actual pecuniary interest therein. The address of Color Up is 30 W. 4th Street, Cincinnati, Ohio, 45202.

(6)

Represents shares of New MIC Common Stock to be held by Color Up as to which shares HS3 may be deemed to share dispositive power, as discussed in footnote (4). The address of HS3 is 505 Montgomery Street, Suite 1250, San Francisco, California 94111.

(7)

Does not include shares of New MIC Common Stock which may be issued upon conversion of Series 2 Preferred Stock because shares of Series 2 Preferred Stock are not convertible or exchangeable into shares of New MIC Common Stock within 60 days as of the Closing.

After the Closing, MIC’s directors and officers may hold more than 50% of the voting power for the election of directors. While, as a result, New MIC may be a “controlled company” within the meaning of the rules of the NYSE and NYSE American, New MIC does not intend to utilize the exemptions from the NYSE and NYSE American corporate governance standards available to controlled companies. For more information regarding the risks of New MIC being a “controlled company”, see the Risk Factor entitled “New MIC may be a “controlled company” within the meaning of the applicable rules of NYSE or NYSE American and, as a result, may qualify for exemptions from certain corporate governance requirements. If New MIC relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions-FWAC

FWAC Ordinary Shares

On February 24, 2021, FWAC issued 4,312,500 FWAC Class B Shares to Sponsor in exchange for a payment of $25,000 to cover for certain expenses and offering costs on behalf of FWAC. In April 2021, FWAC effected a share capitalization for FWAC Class B Shares, resulting in an aggregate of 7,187,500 FWAC Class B Shares outstanding and an aggregate purchase price of approximately $0.003 per ordinary share; 312,500 FWAC

Class B Shares were subsequently forfeited by Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option, resulting in an aggregate of 6,875,000 FWAC Class B Shares outstanding.. All shares and associated amounts have been restated to reflect the share capitalization. On May 24, 2021, the Sponsor transferred 30,000 FWAC Class B Shares to each of Adeyemi Ajao, Alana Beard, Poonam Sharma and Amanda Parness.

The number of FWAC Class B Shares issued was determined based on the expectation that such FWAC Class B Shares would represent 20% of the outstanding shares upon completion of the IPO, excluding the Private Placement Shares.

312,500 FWAC Class B Shares were forfeited by the Sponsor due to the partial exercise of the FWAC IPO Underwriters’ over-allotment option. The shares transferred to certain of FWAC’s directors were not subject to forfeiture. The FWAC Class B Shares (including the FWAC Class A Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased 907,000 Private Placement Shares, at a price of $10.00 per ordinary share in a private placement concurrently with the closing of the IPO for an aggregate purchase price of $9,070,000. The Private Placement Shares are identical to the FWAC Class A Shares sold in the IPO, subject to certain limited exceptions as described in the IPO prospectus.

Finder’s and Consulting Fees

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, FWAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FWAC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or FWAC’s or the Sponsor’s affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on FWAC’s behalf.

FWAC entered into an Administrative Support Agreement with Fifth Wall Ventures Management, LLC. Pursuant to the terms of an Administrative Support Agreement, dated March 17, 2021, by and between us and Fifth Wall Ventures Management, LLC, Fifth Wall Ventures Management, LLC agreed to provide us with such office space and secretarial and administrative services as may be required by us until the earlier of (a) consummation of our initial business combination and (b) our liquidation (such earlier date, the “Termination Date”). In exchange for such arrangement, we agreed to reimburse Fifth Wall Ventures Management, LLC up to a sum of $10,000 per month until the Termination Date. We consider our current office space adequate for our operations.

Promissory Note

On February 24, 2021, the Sponsor agreed to loan FWAC an aggregate of up to $300,000 pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the IPO. FWAC borrowed approximately $109,000 through the IPO. FWAC repaid the Note in full upon closing of the IPO. Subsequent to the repayment, the facility was no longer available to FWAC.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of FWAC’s officers and directors may, but are not obligated to, loan FWAC funds as may be required. If FWAC completes an initial business combination, FWAC will repay such loaned amounts. In the event that the initial business combination does not close, FWAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into FWAC Class A Shares at a price of $10.00 per ordinary share at the option of the lender. The shares would be identical to the Private Placement Shares, including as to exercise price, exercisability and exercise period. The terms of such loans by FWAC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. FWAC does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as FWAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After the initial business combination, members of FWAC’s management team who remain with FWAC may be paid consulting, management or other fees from New MIC with any and all amounts being fully disclosed to FWAC’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to FWAC’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Private Placement Shares

FWAC entered into a registration and shareholder rights agreement with respect to the FWAC Class B Shares (including shares issuable upon conversion of the FWAC Class B Shares) and Private Placement Shares. Upon consummation of FWAC’s initial business combination and for so long as the Sponsor and its permitted transferees collectively hold at least 50% of the number of ordinary shares held by the Sponsor upon consummation of the IPO (after giving appropriate effect to any share sub-divisions, reverse share sub-divisions or other similar corporate transactions, or any adjustment to the conversion rate of the FWAC Class B Shares in connection with an initial business combination), through the Sponsor, FWAC will be entitled to nominate one person for appointment to our board of directors. The registration and shareholder rights agreement will be terminated in connection with the entry into the Registration Rights Agreement at Closing.

Certain Relationships and Related Transactions-MIC

Equity Purchase and Contribution Agreement and Transactions Contemplated Therein

On January 8, 2021, MIC entered into the Purchase and Contribution Agreement by and among MIC, the Operating Partnership, the Former Advisor and Color Up. The transactions contemplated therein closed on August 25, 2021. Pursuant to the Purchase and Contribution Agreement, at the Purchase and Contribution Agreement Closing, MIC acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio, and approximately 1,154 parking spaces located in Chicago, Illinois, totaling approximately 1,201,000 square feet. In addition to the parking garages contributed, proprietary technology, which provides management with real-time information on the performance of MIC’s assets, was contributed to MIC. MIC’s management has been implementing the contributed proprietary technology into its legacy garages. Additionally, at the Purchase and Contribution Agreement Closing, the Operating Partnership issued 7,495,090 Common Units at $11.75 per unit for total consideration of $84.1 million, net of transaction costs. The consideration received consisted of $35.0 million of cash and three parking assets with a fair value of approximately $98.8 million contributed to the Operating Partnership by Color Up and technology with a fair value of $4.0 million. MIC also assumed long-term debt with a fair value of approximately $44.5 million. In addition, MIC issued the MIC Common Stock Warrant to Color Up to purchase up to 1,702,128 shares of MIC Common Stock at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20 million. In connection with the Purchase and Contribution Agreement, MIC issued a $1.2 million Convertible Promissory Note to Color Up. The note accrued interest at a rate of 7.0% per annum and had a maturity date of December 31, 2021, unless an amount equal to the principal and accrued interest was converted into partnership interests of the Operating Partnership at the closing of the transactions contemplated by the Purchase and Contribution Agreement. The notes with Color Up were paid in full at the closing of the transactions contemplated by the Purchase and Contribution Agreement.

In connection with the closing of the transactions contemplated by the Purchase and Contribution Agreement, Messrs. Dawson, Aalberts and Shustek resigned from their positions as directors of MIC, and the Color Up Designated Directors and Ms. Holley were elected to the MIC Board.

Mr. Chavez, a manager and the chief executive officer of Color Up, was elected chairman of the board and appointed chief executive officer of MIC, effective August 25, 2021. Ms. Hogue, a manager and the president of Color Up, was appointed president of MIC and a member of the MIC Board, effective August 25, 2021. Mr. Osher, the third manager of Color Up, was elected to the MIC Board, effective August 25, 2021. Mr. Osher is a control person of HS3, a member of Color Up. On August 25, 2021, MIC also entered into the MIC Employment Agreements with each of Mr. Chavez and Ms. Hogue as more fully described in this joint proxy statement/prospectus.

Color Up was formed for the purpose of consummating the transactions contemplated by the Purchase and Contribution Agreement and investing in MIC Common Stock.

The Special Committee of the MIC Board approved the Purchase and Contribution Agreement prior to the date of the Purchase and Contribution Agreement Closing.

Tender Offer

Pursuant to the Purchase and Contribution Agreement, Color Up agreed that as promptly as practicable after the Purchase and Contribution Agreement Closing, it would commence the tender offer to purchase up to 900,506 shares of MIC Common Stock, at a purchase price of $11.75 per share, net to the applicable seller in cash, without interest, subject to any required withholding tax (the “Tender Offer”), and MIC agreed (a) that prior to the Purchase and Contribution Agreement Closing, the MIC Board would recommend that stockholders of MIC accept the Tender Offer and (b) to take all steps necessary to cause any offering memorandum relating to the Tender Offer to be distributed to MIC’s stockholders. In the event that MIC’s stockholders tendered a number of shares less than the Tender Offer amount, MIC agreed to, at Color Up’s sole discretion, offer to issue and sell to Color Up the MIC Backstop (as defined in the Purchase and Contribution Agreement) such that Color Up may acquire a total number of shares equal to the Tender Offer amount after giving effect to the Tender Offer and the Company Backstop (as such term is defined in the Purchase and Contribution Agreement).

On October 5, 2021, Color Up commenced the Tender Offer upon the terms and subject to the conditions set forth in that certain Offer to Purchase, dated October 5, 2021, and in the related Letter of Transmittal, copies of which are attached as exhibits to Schedule TO filed with the SEC on October 5, 2021, and the MIC Board recommended that the stockholders of MIC accept the offer by Color Up to purchase up to 900,506 shares of MIC Common Stock and tender their shares of MIC Common Stock pursuant to the Tender Offer. On November 8, 2021, Color Up, following the expiration of the Tender Offer on November 5, 2021, accepted for purchase an aggregate of 878,082 shares of MIC Common Stock that had been validly tendered and not validly withdrawn pursuant to the Tender Offer at $11.75 per share, or an aggregate consideration of $10,317,468. Also on November 8, 2021, MIC and Color Up entered into a subscription agreement pursuant to which Color Up purchased the remaining 22,424 shares of MIC Common Stock not tendered in the Tender Offer pursuant to the Company Backstop at $11.75 per share, or an aggregate consideration of $263,482.

In connection with the Tender Offer, the MIC Board agreed to reimburse Color Up for the fees and costs incurred in connection with the Tender Offer. MIC paid approximately $0.1 million as reimbursement of such Tender Offer fees and expenses.

Stockholders’ Agreement

MIC entered into a Stockholders’ Agreement with Color Up on August 25, 2021, pursuant to which, until such time as the Stockholders’ Agreement is terminated, the prior approval of one incumbent director and a majority of the Color Up Designated Directors shall be required for certain transactions, including without limitation, (a) any merger or sale of MIC or substantially all its assets, (b) amendments to the MIC Charter or Bylaws, (c) the authorization or issuance of any equity securities or any securities convertible into or exercisable for equity securities of MIC, (d) any change in the authorized number of directors of the MIC Board or establishment or abolition of any committee thereof; (e) any incurrence or repayment of indebtedness in an aggregate amount over a certain threshold, (f) any declaration of dividends, (g) any appointment or termination of any person as the chief executive officer, president or chief financial officer of MIC, (h) any related party transactions, (i) any amendment or waiver, or termination of certain provisions, of the Stockholders’ Agreement or (j) any amendment or waiver of the Tax Matters Agreement or the Warrant Agreement.

The Stockholders’ Agreement also contains certain standstill provisions restricting, subject to certain customary exclusions, Color Up from, among other things, acquiring (or seeking or making any proposal or offer with respect to acquiring) additional MIC Common Stock or any security convertible into MIC Common Stock or any assets of MIC. In addition, MIC has agreed that, in the event MIC proposes to issue additional securities, Color Up will have the right to purchase an amount of securities so that its ownership percentage will not be diluted by the issuance of additional securities. Under the terms of the Stockholders’ Agreement, except for limited circumstances, Color Up is prohibited from selling or transferring its MIC Common Stock until six months following an initial public offering or a listing of MIC Common Stock on a national securities exchange (a “Stockholders’ Agreement Liquidity Event”). A transfer of any of Color Up’s MIC Common Stock to a Permitted Transferee (defined in the Stockholders’ Agreement to include any member of Color Up) is permissible under the Stockholders’ Agreement. Except for the transfer restrictions set forth above, the Stockholders’ Agreement terminates upon a Stockholders’ Agreement Liquidity Event or written agreement of the parties. Until a Stockholders’ Agreement Liquidity Event and subject to certain limited exceptions, Color Up (and its Permitted Transferees) are prohibited from, directly or indirectly, (i) having an ownership interest in, or permitting such party’s name to be used in connection with, any business in any central business district in North America which is primarily engaged in the business of acquiring, investing in, owning, operating, or leasing parking lots or parking garages and (ii) soliciting or attempting to solicit any clients or customers of MIC or any of its subsidiaries for the purpose of diverting their business or service from MIC or any of its subsidiaries.

The terms of the Stockholders’ Agreement will terminate upon the consummation of the Merger; however, the transfer provisions restricting, subject to certain customary exclusions, Color Up from, among other things, selling MIC Common Stock or any security convertible into MIC Common Stock shall survive for a period of six months after the effective date of the Merger.

Tax Matters Agreement

On August 25, 2021, MIC, the Operating Partnership and Color Up entered into a Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify (a) Color Up, (b) any person holding Common

Units and who acquired such Common Units from Color Up in a transaction in which such person’s adjusted basis in such Common Units, as determined by federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of Color Up in such Common Units and (c) if at any time Color Up is a Pass Through Entity (as defined in the Tax Matters Agreement), and solely of the computing the amounts to be paid pursuant to certain provisions of the Tax Matters Agreement with respect to Color Up, any person who (i) holds an interest in Color Up, either directly or through one or more pass through entities, and (ii) is required to include all or a portion of the income of Color Up in its own gross income ((a)-(c), collectively, the “Protected Partners”) against certain adverse tax consequences in connection with (A) a taxable disposition of certain specified properties, (B) certain dispositions of the Protected Partners’ interests in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied) and (C) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the transactions contemplated by the Purchase and Contribution Agreement (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in the Purchase and Contribution Agreement Closing, MIC agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities beyond such period.

As of the date of this joint proxy statement/prospectus, the Protected Partners include Color Up, Manuel Chavez, III, Stephanie Hogue and Jeffrey B. Osher.

Warrant Agreement

On August 25, 2021, MIC entered into the Warrant Agreement with Color Up pursuant to which MIC issued the MIC Common Stock Warrants to purchase up to 1,702,128 shares of MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000. Each whole MIC Common Stock Warrant entitles the registered holder thereof to purchase one whole share of MIC Common Stock at the MIC Common Stock Warrant Price, subject to adjustment as discussed below, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the MIC Common Stock on a national securities exchange. The MIC Common Stock Warrants expire five years after the date of the Warrant Agreement, at 5:00 p.m., New York City time. The Warrant Agreement provides that if the exercise of the MIC Common Stock Warrants would require MIC to obtain stockholder approval pursuant to any applicable listing standards of the national securities exchange on which the MIC Common Stock is listed, MIC will, at its discretion, either obtain such stockholder approval or deliver cash in lieu of MIC Common Stock otherwise deliverable upon the exercise of such MIC Common Stock Warrant. If the number of outstanding shares of MIC Common Stock is increased by a stock dividend payable in shares of MIC Common Stock, or by a split of outstanding shares of MIC Common Stock or other similar event, or decreased by a consolidation, combination, reverse stock split or reclassification of MIC Common Stock or other similar event, then the number of shares of MIC Common Stock issuable upon exercise of each MIC Common Stock Warrant shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in MIC common stock. Whenever the number of shares of MIC Common Stock purchasable upon the exercise of the MIC Common Stock Warrants is adjusted, as described above, the MIC Common Stock Warrant Price will be adjusted (to the nearest cent) by multiplying such MIC Common Stock Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of MIC Common Stock purchasable upon the exercise of the MIC Common Stock Warrants immediately prior to such adjustment and (y) the denominator of which shall be the number of shares of MIC Common Stock so purchasable immediately thereafter. The Warrant Agreement further provides that, in lieu of issuing fractional shares, MIC will make a cash payment equal to the Fair Market Value (as defined in the Warrant Agreement) of one share of MIC Common Stock multiplied by such fraction.

Registration Rights Agreement

On August 25, 2021, MIC entered into a Registration Rights Agreement (as amended on November 2, 2021, the “MIC Registration Rights Agreement”) with Color Up, pursuant to which MIC granted the Holders (as defined in the MIC Registration Rights Agreement) certain registration rights with respect to the MIC Registrable Securities (as defined below), including the registration of the MIC Registrable Securities. Among other things, the MIC Registration Rights Agreement requires MIC to register (a) the shares of MIC Common Stock purchased pursuant to the Purchase and Contribution Agreement, (b) shares of MIC Common Stock, if any, issued upon the redemption of Common Units purchased pursuant to the Purchase and Contribution Agreement, (c) shares of MIC Common Stock acquired pursuant to the Tender Offer, (d) shares of MIC Common Stock issuable upon exercise of the MIC Common Stock Warrants, (e) the MIC Common Stock Warrants and (f) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of MIC Common Stock and Common Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise) (collectively, the “MIC Registrable Securities”). The Holders are entitled to make a written demand for registration under the Securities Act, of all or part of their MIC Registrable Securities; provided, however, that MIC is not required to file a registration statement prior to (a) 180 days after the initial listing of the MIC Registrable Securities on a national securities exchange or (b) the expiration of any other lock-up period imposed with respect to the MIC Registrable Securities pursuant to the Stockholders’ Agreement. In addition, the Holders are entitled to “piggy-back” registration rights to registration statements filed by MIC. MIC will bear all of the expenses incurred in connection with the filing of any such registration statement.

On November 2, 2021, MIC amended and restated the MIC Registration Rights Agreement granting the Holders (as defined in the MIC Registration Rights Agreement) certain registration rights with respect to the shares of MIC Common Stock issuable upon redemption of Additional Common Units (as defined in the MIC Registration Rights Agreement) issued upon exercise of the Class A Units in addition to the other MIC Registrable Securities. The MIC Registration Rights Agreement will be terminated in connection with the entry into the Registration Rights Agreement at Closing.

License Agreement

On August 25, 2021, MIC entered into the License Agreement with DIA Land Co., LLC (“DIA”) and Bombe, pursuant to which MIC granted to DIA a limited, non-exclusive, non-transferable, worldwide right and license to access and use the Inigma-branded software for a fee of $5,000 per month. DIA is an affiliate of, and under common control with, Bombe, and Mr. Chavez holds a majority of DIA’s membership interests. Mr. Chavez and Ms. Hogue are controlling persons of Bombe, the manager of DIA.

pKatalyst and Inigma, our proprietary software systems, are not protected by any patents, registered trademarks, or licenses and have not been licensed to third parties, other than to DIA, as noted above.

Partnership Agreement and Operating Agreement

On August 26, 2021, MIC entered into the Partnership Agreement to facilitate the transactions contemplated by the Purchase and Contribution Agreement and to admit Color Up as a limited partner.

On November 2, 2021, MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to facilitate the transactions contemplated by the Securities Purchase Agreement which, among other things, provided for the issuance by the Operating Partnership of Class A Units having the rights and preferences as may be set forth in the Class A Unit Agreement.

On March 18, 2022, MIC, the Operating Partnership, Color Up and HS3 amended and restated the Partnership Agreement to change the name of the Operating Partnership from “MVP REIT II Operating

Partnership, L.P.” to “Mobile Infra Operating Partnership, L.P.” and to reflect the merger of MIC’s wholly owned subsidiary and former limited partner of the Operating Partnership with and into MIC, such that MIC became the holder of the Common Units then held by such subsidiary.

New MIC, HS3 and the other limited partners of the Operating Partnership will become members of the Operating Company in accordance with the terms of the Operating Agreement in connection with the Merger and following the Conversion. See “The Operating Company and the Operating Agreement” in this joint proxy statement/prospectus. The Conversion is expected to occur immediately prior to the Merger, at which time MIC and the other members will enter into the Operating Agreement.

Securities Purchase Agreement and Transactions in Connection Therewith

Securities Purchase Agreement

On November 2, 2021, MIC entered into the Securities Purchase Agreement, by and among MIC, the Operating Partnership and HS3, pursuant to which on the Securities Purchase Closing Date, the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly-issued Common Units and (b) 425,532 newly-issued Class A Units, which entitle HS3 to purchase up to 425,532 Additional Common Units, at an exercise price equal to $11.75 per Additional Common Unit, subject to adjustment as provided in the Class A Unit Agreement related thereto, and HS3 paid to the Operating Partnership cash consideration of $20,000,000 (collectively, the “Securities Purchase Transactions”). The Securities Purchase Agreement and related agreements and transactions were evaluated, negotiated, and unanimously approved by the members of the MIC Board who were determined by the MIC Board to be disinterested with respect to the Securities Purchase Agreement and related agreements and transactions.

Under the Securities Purchase Agreement, the parties made customary representations and warranties for transactions of this type. Pursuant to the terms of the Securities Purchase Agreement, the representations and warranties made under the Securities Purchase Agreement will survive for six months after the Securities Purchase Closing Date and MIC and the Operating Partnership, on one hand, and HS3, on the other hand, will indemnify each other party and certain of their respective representatives against losses arising out of certain material breaches of, and certain third party claims related to, the Securities Purchase Agreement and the Securities Purchase Transactions.

In connection with the issuance of the Common Units and the Class A Units under the Securities Purchase Agreement, the MIC Board amended and restated the limited exception to the restrictions on ownership and transfer of MIC Common Stock set forth in the MIC Charter previously granted to Color Up, HS3 and certain of its affiliates to allow these parties to own, directly or indirectly, in the aggregate, up to 15,200,000 shares of MIC Common Stock, and up to five percent (5%) of any outstanding class of preferred stock of MIC. The grant of this exception was conditioned upon the receipt of various representations and covenants made by Color Up and HS3 to MIC, confirming, among other things, that none of HS3, Color Up, nor certain of their affiliates may own, directly or indirectly, more than 4.9% of the interests in a tenant of MIC (or a subsidiary of MIC) that comprises more than three percent (3%) of the gross income of MIC as determined for purposes of Section 856(c)(2) of the Code. The request also included representations intended to confirm that HS3, Color Up and certain of their affiliates’ ownership of MIC Common Stock would not cause MIC to otherwise fail to qualify as a REIT for federal income tax purposes.

Class A Unit Agreement

The Operating Partnership issued the Class A Units pursuant to the Class A Unit Agreement dated as of the Securities Purchase Closing Date which provides that each whole Class A Unit entitles the registered holder thereof to purchase one whole Common Unit at a price of $11.75 per share, or the Class A Unit Price (as defined in the Class A Unit Agreement), subject to adjustment as discussed below, at any time following a “Liquidity

Event,” which is defined as an initial public offering and/or listing of the MIC Common Stock on a national securities exchange. The Class A Units expire five years after the date of the Class A Unit Agreement, at 5:00 PM, New York City time. The Class A Units may also be exercised on a cashless basis by surrendering Additional Common Units in lieu of payment of the aggregate Class A Unit Price at the purchaser’s election. If the number of outstanding Common Units is increased by a dividend payable in Common Units, or by a split-up of Common Units or other similar event, or decreased by a consolidation, combination, reverse split or reclassification of Common Units or other similar event, then the number of Additional Common Units issuable on exercise of each Class A Unit shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in outstanding Common Units. Whenever the number of Additional Common Units purchasable upon the exercise of the Class A Units is adjusted, as described above, the Class A Unit Price will be adjusted (to the nearest cent) by multiplying such Class A Unit Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Units purchasable upon the exercise of the Class A Units immediately prior to such adjustment, and (y) the denominator of which shall be the number of Common Units so purchasable immediately thereafter. The Class A Unit Agreement further provides that, in lieu of issuing fractional units, the Operating Partnership will make a cash payment equal to the Fair Market Value (as defined in the Class A Unit Agreement) of one Common Unit multiplied by such fraction.

Relationship with Color Up, Bombe, and Affiliates Thereof

Mr. Chavez is the founder and managing partner of Bombe and has been its chief executive officer since 2017. Ms. Hogue has been a managing partner of Bombe since 2020.

As of the date of this joint proxy statement/prospectus, Mr. Chavez, Ms. Hogue, and Mr. Osher beneficially owned as controlling persons of Color Up, 2,624,831 shares of MIC Common Stock, or 33.8% of the outstanding shares of MIC Common Stock, the MIC Common Stock Warrant to purchase 1,702,128 shares of MIC Common Stock and 7,495,090 Common Units, or approximately 44.2% of the outstanding Common Units. The New MIC Warrant, by its terms, may be exercised by Color Up, the sole holder of the New MIC Warrant, immediately following the closing of the Merger. Color Up has informed MIC that it currently does not expect to exercise the New MIC Warrant in connection with the closing of the Merger; however, Color Up retains the legal right to exercise the New MIC Warrant following the closing of the Merger.

As of the date of this joint proxy statement/prospectus, Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley, Mr. Jones, and Mr. Nelson, individually, are the limited partners of the Operating Partnership.

As of the date of this joint proxy statement/prospectus, Mr. Osher beneficially owns as the controlling person of HS3 an additional 1,702,128 Common Units or approximately 10.0% of the outstanding Common Units, as of such date, and 425,532 Class A Units. As of the date of this joint proxy statement/prospectus, Mr. Chavez and Ms. Hogue beneficially own, in the aggregate, 1,500,000 Performance Units and Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones beneficially own, in the aggregate, 434,374 LTIP Units.

We anticipate that following the Closing, Color Up will be dissolved and its interests in the Operating Company will be distributed to the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

ProKids

In May 2022, MIC entered into a lease agreement with ProKids, an Ohio not-for-profit. An immediate family member of MIC’s CEO is a member of the Board of Trustees and President-Elect of that organization. ProKids leased 21,000 square feet of vacant unfinished commercial space in a 531,000 square foot building used primarily for parking rental in Cincinnati, Ohio for 120 months with no rent due to MIC throughout the lease term, other than a rental fee on parking spaces used by the ProKids staff. As of June 30, 2022, ProKids does not owe MIC rental income related to the lease agreement. No rental income from ProKids has been recognized during the six months ended June 30, 2022.

MIT Merger Agreement

On May 27, 2022, MIT and MIC entered into the MIT Merger Agreement. Pursuant to the MIT Merger Agreement, MIC was to merge with and into MIT one business day following completion of the MIT IPO, with MIT surviving the merger. As a result of the MIT Merger, (a) holders of shares of MIC Common Stock would have received one Class B common share of beneficial interest, par value $0.0001 per share, of MIT for each whole share of MIC Common Stock held immediately prior to the effective time of the MIT Merger and (b) holders of shares of MIC Series A Preferred Stock and MIC Series 1 Preferred Stock would receive, for each share of MIC Series A Preferred Stock and MIC Series 1 Preferred Stock held immediately prior to the effective time of the MIT Merger, one share of Series 1 Convertible Redeemable Preferred Shares, par value $0.0001 per share, of MIT or Series 1 Convertible Redeemable Preferred Shares, par value $0.0001 per share, of MIT plus an amount in cash equal to any accrued and unpaid dividends on such shares of MIC Preferred Stock through and including the most recently completed quarter prior to the effective time of the MIT Merger. MIT would also have assumed all outstanding warrants to purchase MIC Common Stock and MIC equity awards and such warrants and equity awards would have been converted into the right to receive Class B common shares of beneficial interest of MIT (or if exercised after the conversion of the Class B common shares of beneficial interest of MIT, common shares of beneficial interest of MIT). The Class B common shares of beneficial interest of MIT are identical to the MIT common shares of beneficial interest offered in the MIT IPO, except that (i) MIT did not intend to list the Class B common shares of beneficial interest on a national securities exchange in connection with the MIT IPO or the merger and (ii) upon the six-month anniversary of the MIT IPO for trading on a national securities exchange, each Class B common share of beneficial interest of MIT would have automatically, and without any shareholder action, converted into one listed common share of beneficial interest of MIT. MIC stockholders would have received cash in lieu of any fractional Class B common shares of beneficial interest of MIT or Series 1 Convertible Redeemable Preferred Shares of MIT or Series 1 Convertible Redeemable Preferred Shares of MIT to which they would have been entitled. MIT currently has 1,000 common shares of beneficial interest issued and outstanding, all of which are beneficially owned by Mr. Chavez and Ms. Hogue through Bombe. MIT and MIC mutually agreed to terminate the MIT Merger Agreement as of December 13, 2022, pursuant to Section 7.1 of the MIT Merger Agreement by entering the Merger Termination Agreement. Pursuant to the Merger Termination Agreement, (a) the MIT Merger Agreement was terminated; (b) MIC and MIT mutually agreed to release each other from all known and unknown claims related thereto; and (c) MIC and MIT acknowledged that all intellectual property rights to the name “Mobile Infrastructure” are owned exclusively by MIC and its subsidiaries. In addition, the Merger Termination Agreement provides for customary representations and warranties of the parties. Through December 31, 2022, MIC incurred costs of approximately $4.4 million in connection with the MIT Merger.

Transactions Contemplated in Connection with the Merger

Color Up Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, Color Up entered into the Lock-up Agreement with FWAC and MIC. Pursuant to the Lock-up Agreement, Color Up agreed, among other things, that its shares received as consideration in the Merger pursuant to the Merger Agreement may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a) six (6) months following Closing and (b) the date after the Closing on which FWAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of FWAC shareholders having the right to exchange their equity holdings in FWAC for cash, securities or other property.

Color Up Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and Color Up entered into the Color Up Support Agreement pursuant to which Color Up agreed to vote its MIC shares (a) in favor of the Merger and the transactions contemplated by the Merger Agreement, (b) in favor of the Charter Amendment Proposal, (c) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) or (b) above or if there are not sufficient shares of the MIC Common Stock present in person or represented by proxy to constitute a quorum, (d) against any Company Acquisition Proposal, (e) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under the MIC Charter or otherwise sought with respect to the Merger Agreement (including the Merger), to vote, consent or approve all of Color Up’s shares of MIC Common Stock held at such time in favor thereof, (f) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (g) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Merger and (h) in favor of an amendment to the Partnership Agreement. The Color Up Support Agreement also contains customary termination provisions.

PIPE Investment (Private Placement)

On June 15, 2023, the Preferred PIPE Investors each entered into a Preferred Subscription Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex K, with FWAC pursuant to which, among other things, the Preferred PIPE Investors agreed to subscribe for and purchase, and FWAC agreed to issue and sell to the Preferred PIPE Investors, a total of 46,000 shares of Series 2 Preferred Stock at $1,000 per share for an aggregate purchase price of $46,000,000, on the terms and subject to the conditions set forth therein. On the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, the Series 2 Preferred Stock will convert into approximately 12,534,060 shares of New MIC Common Stock. As a result, the Series 2 Preferred Stock (after giving effect to the dividend payable on such shares) represent an effective per share purchase price of underlying shares of New MIC Common Stock at a price of approximately $3.336 per share, assuming that Series 2 Preferred Stock are converted into New MIC Common Stock on December 31, 2023. Given that shares of New MIC Common Stock to be issued in connection with the Merger have a deemed issuance value of $10.00 per share, there is a risk that the conversion of Series 2 Preferred Stock into New MIC Common Stock at a price lower than the deemed issuance price of New MIC Common Stock in connection with the consummation of the Merger may be negatively perceived by the market and result in downward pressure on the market price of New MIC Common Stock at the time of such conversion. Moreover, the conversion of Series 2 Preferred Stock poses additional dilution risks to holders of New MIC Common Stock. For more information regarding potential dilution to FWAC shareholders and holders of New MIC Common Stock following the Merger, in each case, as a result of such conversion, see the section entitled “Questions and Answers—What equity stake will current FWAC shareholders and MIC common stockholders hold in New MIC after the consummation of the Merger?”

The Series 2 Preferred Stock will be entitled to receive dividends at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10% of the $1,000.00 per share liquidation preference for a period of one year, and will be paid in full on the conversion date. Dividends will be paid in kind and also convert into shares of New MIC Common Stock on the earlier of (a) a change of control of New MIC and (b) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023. Series 2 Preferred Stock are non-voting shares that rank senior to New MIC Common Stock. Shares of New MIC Common Stock are voting securities and are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC; however, New MIC Common Stock is not entitled to the dividends described above with respect to Series 2 Preferred Stock. Subject to the preferential rights of holders of preferred stock of New MIC (including Series 2 Preferred Stock), the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities. For additional information regarding the material terms of Series 2 Preferred Stock and New MIC Common Stock, see the section entitled “Description of New MIC’s Securities”.

The Preferred Subscription Agreement contains customary representations and warranties of FWAC, on the one hand, and the applicable Preferred PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. The Preferred Subscription Agreement further provides that the shares of New MIC Common Stock issued to the Preferred PIPE Investor upon the conversion of the Series 2 Preferred Stock will be subject to a one year lock-up. The Preferred PIPE Investor has certain customary registration rights with respect to the shares of New MIC Common Stock issued upon the conversion of the Series 2 Preferred Stock pursuant to the Registration Rights Agreement.

HS3 Support Agreement

Concurrently with the execution of the Merger Agreement, FWAC and HS3 entered into the HS3 Support Agreement, as amended, pursuant to which HS3 agreed to vote in favor of the Conversion and enter into the Operating Agreement. The HS3 Support Agreement also contains customary termination provisions.

Amendments to Employment Agreements & LTIP Units of Chavez and Hogue

On December 13, 2022, MIC entered into a Second Amendment to the Employment Agreements among MIC, the Operating Partnership and each of Mr. Chavez and Ms. Hogue. Pursuant to the terms of the Second Amendments to the Employment Agreements, among other things, each of Mr. Chavez and Ms. Hogue acknowledged that: (i) the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, will vest in full only upon the occurrence of a Liquidity Event (as defined in the MIC Employment Agreements) prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event; and (ii) the Merger will not constitute a Change in Control.

Also on December 13, 2022, each of Mr. Chavez and Ms. Hogue entered into the First LTIP Amendment, pursuant to which the 170,213 and 102,128 LTIP Units, respectively, previously granted to Mr. Chavez and Ms. Hogue, respectively, will vest in full only upon the occurrence of a Liquidity Event prior to August 25, 2024, provided that the executive remains continuously employed with MIC, the Operating Partnership or an affiliate through the one year anniversary of the Liquidity Event, unless the executive is terminated by MIC, the Operating Partnership or such affiliate without Cause or resigns for Good Reason within one hundred and eighty (180) days of a Liquidity Event or one year after the Liquidity Event.

Registration Rights Agreement

At the Closing, the RRA Holders will enter into the Registration Rights Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex M, pursuant to which New MIC will agree to register for resale the Registrable Securities. The Registration Rights Agreement requires New MIC to file a registration statement registering for resale the Registrable Securities as promptly as practicable following the Closing but no later than the first business day to occur 30 calendar days after Closing. New MIC shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or 135th calendar day if the SEC notifies New MIC that it will “review” the registration statement) following the filing date of the registration statement and (b) the 10th business day after the date New MIC is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

The Registration Rights Agreement further provides that RRA Holders of at least 150,000 Registrable Securities are entitled to make a written demand for registration for resale under the Securities Act of all or part of their Registrable Securities; provided, however, that New MIC is not required to file a registration statement prior to the expiration of any other lock-up period imposed with respect to the Registrable Securities pursuant to the Letter Agreement, Seller Lock-Up Agreement, Sponsor Lock-Up Agreement, Stockholders’ Agreement and the Preferred Subscription Agreement, as applicable. In addition, the RRA Holders are entitled to “piggy-back” registration rights to registration statements filed by New MIC, subject to customary cut-back provisions.

Other Matters

Two of MIC’s Cincinnati parking facilities, 1W7 Carpark and 222W7 Garage, which were acquired by MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement, are currently operated by PCA, d/b/a Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by Mr. Chavez’s father and uncle. Mr. Chavez is neither an owner nor a beneficiary of Park Place Parking. Park Place Parking has been operating these parking facilities for four and three years, respectively. Both parking facilities were acquired with their management agreements in place and at the same terms under which they were operating prior to the closing of the transactions contemplated by the Purchase and Contribution Agreement. As of January 1, 2022, both parking facilities are leased under the New Lease Structure and are no longer separately managed. For the year ended December 31, 2021, approximately $121,000 was paid to MIC from these arrangements. For the year ended December 31, 2022, approximately $0.1 million was due to MIC from these arrangements; this balance of approximately $0.1 million from Park Place Parking has been paid subsequent to March 31, 2023 within terms of the lease agreement.

MIC is an equity method investor in the DST. Pursuant to the closing of the transactions contemplated by the Purchase and Contribution Agreement, the Former Advisor was replaced as manager of MVP Parking, DST, LLC by Mr. Chavez.

Policies and Procedures Concerning Conflicts of Interest and Related Person Transactions

Effective prior to the completion of the Merger, we will adopt a Code of Business Conduct and Ethics, or our Code of Ethics, the provisions of which are intended to help us identify and adequately address or mitigate actual, potential or alleged conflicts of interest. This Code of Conduct and our Corporate Governance Guidelines will address the review and approval of activities, interests or relationships that conflict with, or appear to conflict with, our interests, including related person transactions. Persons subject to our Code of Ethics and Corporate Governance Guidelines will be under a continuing obligation to disclose any such conflicts of interest and may pursue a transaction or relationship which involves such conflicts of interest only if the transaction or relationship has been approved as follows:

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In the case of our directors or executive officers, such person must seek approval from our audit committee for related person transactions (involving a direct or indirect material interest) and other transactions or relationships which such person would like to pursue and which may otherwise constitute a conflict of interest or other action falling outside the scope of permissible activities under our Code of Ethics or Corporate Governance Guidelines. In determining whether to approve or ratify a transaction, our audit committee shall act in accordance with applicable provisions of our Code of Ethics and shall consider all of the relevant facts and circumstances.

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In addition, to the extent permitted by Maryland law, a contract or other transaction between us and any of our directors or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting of the board or committee at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof; provided that:

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the facts of the common directorship or interest are disclosed or known to our board of directors (or a committee of our board of directors), and our board of directors (or such committee) authorizes, approves or ratifies the transaction or contract by affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

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the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially owned by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to us.

The failure of any such contract or other transaction to satisfy any of the criteria set forth above will not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction will be valid to the maximum extent permitted by Maryland law. However, if the proposed contract or other transaction is not approved by either a majority of disinterested directors or disinterested stockholders, as noted above, the burden of proving that the contract or other transaction is fair and reasonable to us shifts to the person asserting the validity of the contract or other transaction.

Certain related person transactions described in this joint proxy statement/prospectus were reviewed and approved or ratified in accordance with our policies, Code of Ethics, charter and bylaws, and Maryland law. In the event of doubt, an officer or director must disclose a suspected related person transaction to our Director of Compliance, who may then engage the Chair of the audit committee to determine if the transaction requires the approvals set forth in the Code of Ethics. A copy of our Code of Ethics that will be in effect effective prior to the completion of the Merger will be posted on our website following such time and also may be obtained free of charge by writing to Secretary, c/o Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202.

Certain historical related person transactions described in this joint proxy statement/prospectus were reviewed and approved or ratified in accordance with MIC’s then existing policies, Code of Ethics, charter and bylaws, and Maryland law.

DESCRIPTION OF NEW MIC’S SECURITIES

The following summarizes the material terms of New MIC’s stock as will be set forth in Proposed Organizational Documents, which will govern the rights of holders of shares of New MIC’s stock as of the effective time of the Merger. Copies of the forms of the Proposed Charter and Proposed Bylaws are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. While we believe that the following description covers the material terms of the shares of New MIC stock, it may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the Proposed Organizational Documents and the other documents we refer to for a more complete understanding of the shares of New MIC stock following the Merger.

References in this section to “we,” “our,” or “us” generally refer to New MIC, unless otherwise specified.

General

The Proposed Charter provides that New MIC may issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and up to 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 97,000 are designated as shares of Series 1 Cumulative Redeemable Preferred Stock, 50,000 are designated as shares of Series A Cumulative Redeemable Preferred Stock and 60,000 are designated as shares of Series 2 Preferred Stock.

The Proposed Charter authorizes the New MIC Board to amend the Proposed Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Following the consummation of the Merger, (a) assuming no additional redemptions and after giving effect to the PIPE Investment, 26,899,330 shares of New MIC Common Stock will be issued and outstanding, (b) 39,811 shares of New MIC Series 1 Preferred Stock will be issued and outstanding, (c) 2,862 shares of New MIC Series A Preferred Stock will be issued and outstanding and (d) 46,000 shares of Series 2 Preferred Stock will be issued and outstanding.

Under Maryland law, stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.

Shares of Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of the Proposed Charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of New MIC Common Stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by the New MIC Board and declared by New MIC, and the holders of shares of New MIC Common Stock are entitled to share ratably in New MIC’s assets legally available for distribution to New MIC stockholders in the event of New MIC’s liquidation, dissolution or winding up after payment of or adequate provision for all of New MIC’s known debts and liabilities.

Subject to the provisions of the Proposed Charter regarding the restrictions on ownership and transfer of shares of New MIC Common Stock and except as may otherwise be specified in the Proposed Charter, each outstanding share of New MIC Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of New MIC directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining stockholders will not be able to elect any directors.

Holders of shares of New MIC Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of New MIC. Subject to the provisions of the Proposed Charter regarding the restrictions on ownership and transfer of our stock, shares of New MIC Common Stock will have equal dividend, liquidation and other rights.

Power to Reclassify Unissued Shares of New MIC Stock

The Proposed Charter authorizes the New MIC Board to classify and reclassify any unissued shares of New MIC Common Stock, New MIC Preferred Stock or Series 2 Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorizes us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the New MIC Board is required by Maryland law and by the Proposed Charter to set, subject to the provisions of the Proposed Charter regarding the restrictions on ownership and transfer of New MIC stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. The New MIC Board may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, the New MIC Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of New MIC Common Stock or otherwise be in New MIC’s best interests or in the best interests of New MIC stockholders.

Shares of Preferred Stock

The New MIC Board may classify any unissued shares of New MIC Preferred Stock and Series 2 Preferred Stock, and reclassify any previously classified but unissued preferred stock of New MIC of any class or series from time to time, into one or more classes or series of preferred stock.

Series A Preferred Stock

New MIC Series A Preferred Stock ranks senior to New MIC Common Stock, pari passu with New MIC Series 1 Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of New MIC Series A Preferred Stock are redeemable by New MIC and convertible, at the option of the holder, into New MIC Common Stock. Holders of New MIC Series A Preferred Stock do not have any voting rights.

Ranking. New MIC Series A Preferred Stock ranks senior to New MIC Common Stock and pari passu with New MIC Series 1 Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The New MIC Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to New MIC Series A Preferred Stock.

Stated Value. Each share of New MIC Series A Preferred Stock has an initial stated value of $1,000 (“Series A Preferred Stock Stated Value”), subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the New MIC Series A Preferred Stock, as set forth in the Proposed Charter.

Listing Event. Under the Proposed Charter, a Listing Event means either: (i) the listing of New MIC Common Stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by the New MIC Board in which holders of New MIC Common Stock will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants, as applicable.

Dividends. Subject to the rights of holders of any class or series of Senior Stock (as defined in the Proposed Charter), holders of New MIC Series A Preferred Stock are entitled to receive, when and as authorized by the New MIC Board and declared by New MIC out of legally available funds, cumulative, cash dividends on each share of New MIC Series A Preferred Stock at an annual rate of 7.50% of the Series A Preferred Stock Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.75% of the Series A Preferred Stock Stated Value.

Conversion. Subject to New MIC’s redemption rights as described below, each share of New MIC Series A Preferred Stock is convertible into New MIC Common Stock at the election of the holder thereof by delivery of a written notice to New MIC (each, a “Series A Preferred Stock Conversion Notice”), containing the information required by the Proposed Charter, at any time. Subject to New MIC’s redemption rights as described below, the conversion of New MIC Series A Preferred Stock into New MIC Common Stock, subject to a Series A Preferred Stock Conversion Notice will occur at the end of the 20th trading day after New MIC’s receipt of such Series A Preferred Stock Conversion Notice. Each share of New MIC Series A Preferred Stock will convert into a number of shares of New MIC Common Stock determined by dividing (i) the sum of (A) 100% of the Series A Preferred Stock Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion by (ii) the conversion price for each share of New MIC Series A Preferred Stock (the “Series A Preferred Stock Conversion Price”), determined as follows:

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Provided there has been a Listing Event, the Series A Preferred Stock Conversion Price for such share of New MIC Series A Preferred Stock will be equal to the volume weighted average price per share of New MIC Common Stock for the 20 trading days prior to the delivery date of the Series A Preferred Stock Conversion Notice.

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If a Listing Event has not occurred, the Series A Preferred Stock Conversion Price for such share of New MIC Series A Preferred Stock will be equal to 100% of New MIC’s NAV per share, if then established, and until New MIC establishes a NAV per share, the Series A Preferred Stock Conversion Price will be equal to $25.00, or the initial offering price per share of New MIC Common Stock in New MIC’s initial public offering.

Notwithstanding the foregoing, upon a holder providing a Series A Preferred Stock Conversion Notice, New MIC will have the right (but not the obligation) to redeem any or all of New MIC Series A Preferred Stock subject to such Series A Preferred Stock Conversion Notice at a redemption price, payable in cash, equal to 100% of the Series A Preferred Stock Stated Value, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by New MIC. At any time, from time to time, on and after the 20th trading day after the date of a Listing Event, if any, New MIC (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, New MIC Series A Preferred Stock at the redemption price equal to 100% of the Series A Preferred Stock Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of New MIC Series A Preferred Stock by New MIC, New MIC Series A Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the New MIC Board may determine. If full cumulative dividends on all outstanding shares of New MIC Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of New MIC Series A Preferred Stock may be redeemed, unless all outstanding shares of New MIC Series A Preferred Stock are simultaneously redeemed, and neither New MIC nor any of our affiliates may purchase or otherwise acquire New MIC Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of New MIC Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by New MIC of New MIC Series A Preferred Stock pursuant to the ownership and transfer restrictions in the Proposed Charter.

If New MIC (or its successor) chooses to redeem any shares of New MIC Series A Preferred Stock, New MIC (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of

New MIC Common Stock (or its successor), based on the volume weighted average price per share of New MIC Common Stock (or its successor) for the 20 trading days prior to the redemption, in exchange for New MIC Series A Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of New MIC, the holders of New MIC Series A Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of New MIC Series 1 Preferred Stock, junior to the holders of Series 2 Preferred Stock, and in preference to the holders of New MIC Common Stock, an amount per share equal to 100% of the Series A Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of New MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference. A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of New MIC Series A Preferred Stock do not have any voting rights.

Transfer Restriction. None of the shares of New MIC Series A Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to New MIC’s satisfaction, that such sale or other transfer of New MIC Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of New MIC Series A Preferred Stock made in violation of any federal or state securities laws shall be null and void. In addition, New MIC Series A Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Proposed Charter. These provisions may restrict the ability of a holder of New MIC Series A Preferred Stock to convert such shares into New MIC Common Stock.

Series 1 Preferred Stock

New MIC Series 1 Preferred Stock ranks senior to New MIC Common Stock, pari passu with New MIC Series A Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, in certain circumstances, the shares of New MIC Series 1 Preferred Stock are redeemable by New MIC and convertible, at the option of the holder, into New MIC Common Stock. Holders of New MIC Series 1 Preferred Stock do not have any voting rights.

Ranking. New MIC Series 1 Preferred Stock ranks senior to New MIC Common Stock, pari passu with New MIC Series A Preferred Stock and junior to Series 2 Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The New MIC Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to New MIC Series 1 Preferred Stock.

Stated Value. Each share of New MIC Series 1 Preferred Stock has an initial stated value of $1,000 (the “Series 1 Preferred Stock Stated Value”), subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the New MIC Series 1 Preferred Stock, as set forth in the Proposed Charter.

Listing Event. Under the Proposed Charter, a Listing Event means either: (i) the listing of New MIC Common Stock on a national securities exchange or (ii) a merger, sale of all or substantially all of our assets or another transaction, in each case, approved by the New MIC Board in which holders of New MIC Common Stock will receive common stock that is listed on a national securities exchange, or options or warrants to acquire common stock that is listed on a national securities exchange, in exchange for their existing shares, options and warrants, as applicable.

Dividends. Subject to the rights of holders of any class or series of Senior Stock holders of New MIC Series 1 Preferred Stock are entitled to receive, when and as authorized by the New MIC Board and declared by New

MIC out of legally available funds, cumulative, cash dividends on each share of New MIC Series 1 Preferred Stock at an annual rate of 7.00% of the Series 1 Preferred Stock Stated Value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the Series 1 Preferred Stock Stated Value.

Conversion. Subject to New MIC’s redemption rights as described below, each share of New MIC Series 1 Preferred Stock is convertible into New MIC Common Stock at the election of the holder thereof by delivery of a written notice to New MIC (each, a “Series 1 Preferred Stock Conversion Notice”), containing the information required by the Proposed Charter, at any time. Subject to New MIC’s redemption rights as described below, the conversion of New MIC Series 1 Preferred Stock into New MIC Common Stock, subject to a Series 1 Preferred Stock Conversion Notice will occur at the end of the 20th trading day after New MIC’s receipt of such Series 1 Preferred Stock Conversion Notice. Each share of New MIC Series 1 Preferred Stock will convert into a number of shares of New MIC Common Stock, determined by dividing (i) the sum of (A) 100% of the Series 1 Preferred Stock Stated Value, initially $1,000, plus (B) any accrued but unpaid dividends to, but not including, the date of conversion, by (ii) the conversion price for each share of New MIC Series 1 Preferred Stock (the “Series 1 Preferred Stock Conversion Price”) determined as follows:

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Provided there has been a Listing Event, the Series 1 Preferred Stock Conversion Price for such share of New MIC Series 1 Preferred Stock will be equal to the volume weighted average price per share of New MIC Common Stock for the 20 trading days prior to the delivery date of the Series 1 Preferred Stock Conversion Notice.

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If a Listing Event has not occurred, the Series 1 Preferred Stock Conversion Price for such share of New MIC Series 1 Preferred Stock will be equal to 100% of New MIC’s NAV per share if then established, and until New MIC establishes a NAV per share, the Series 1 Preferred Stock Conversion Price will be equal to $25.00, or the initial offering price per share of New MIC Common Stock in New MIC’s initial public offering.

Notwithstanding the foregoing, upon a holder providing a Series 1 Preferred Stock Conversion Notice, New MIC will have the right (but not the obligation) to redeem, in whole or in part, New MIC Series 1 Preferred Stock subject to such Series 1 Preferred Stock Conversion Notice at a redemption price, payable in cash, equal to 100% of the Series 1 Preferred Stock Stated Value, plus any accrued but unpaid dividends thereon to, but not including, the redemption date.

Optional Redemption by New MIC. At any time, from time to time, on and after the 20th trading day after the date of a Listing Event, if any, New MIC (or its successor) will have the right (but not the obligation) to redeem, in whole or in part, New MIC Series 1 Preferred Stock at the redemption price equal to 100% of the Series 1 Preferred Stock Stated Value, initially $1,000 per share, plus any accrued but unpaid dividends if any, to and including the date fixed for redemption. In case of any redemption of less than all of New MIC Series 1 Preferred Stock by New MIC, New MIC Series 1 Preferred Stock to be redeemed will be selected either pro rata or in such other manner as the New MIC Board may determine. If full cumulative dividends on all outstanding shares of New MIC Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of New MIC Series 1 Preferred Stock may be redeemed, unless all outstanding shares of New MIC Series 1 Preferred Stock are simultaneously redeemed, and neither New MIC nor any of our affiliates may purchase or otherwise acquire New MIC Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of New MIC Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by New MIC of New MIC Series 1 Preferred Stock pursuant to the ownership and transfer restrictions in the Proposed Charter.

If New MIC (or its successor) chooses to redeem any shares of New MIC Series 1 Preferred Stock, New MIC (or its successor) has the right, in its sole discretion, to pay the redemption price in cash or in equal value of New MIC Common Stock (or its successor), based on the volume weighted average price per share of New MIC Common Stock (or its successor) for the 20 trading days prior to the redemption, in exchange for New MIC Series 1 Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of New MIC, the holders of New MIC Series 1 Preferred Stock will be entitled to receive, in pari passu with the liquidation preferences of the holders of New MIC Series A Preferred Stock, junior to the holders of Series 2 Preferred Stock and in preference to the holders of New MIC Common Stock, an amount per share equal to 100% of the Series 1 Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not declared), if any, to and including the date of payment. A merger, acquisition or sale of all or substantially all of New MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference. A Listing Event will not be deemed a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of New MIC Series 1 Preferred Stock do not have any voting rights.

Transfer Restriction. None of the shares of New MIC Series 1 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to New MIC’s satisfaction, that such sale or other transfer of New MIC Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Any sale or transfer of New MIC Series 1 Preferred Stock made in violation of any federal or state securities laws shall be null and void. In addition, New MIC Series 1 Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Proposed Charter. These provisions may restrict the ability of a holder of New MIC Series 1 Preferred Stock to convert such shares into New MIC Common Stock.

Series 2 Preferred Stock

Series 2 Preferred Stock ranks senior to New MIC Common Stock and New MIC Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. In addition, the shares of Series 2 Preferred Stock are convertible into New MIC Common Stock. Holders of Series 2 Preferred Stock generally do not have any voting rights.

Ranking. Series 2 Preferred Stock ranks senior to New MIC Common Stock and New MIC Preferred Stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up. The New MIC Board has the authority to issue additional classes or series of preferred stock that could be junior, pari passu, or senior in priority to Series 2 Preferred Stock.

Stated Value. Each share of Series 2 Preferred Stock has an initial stated value of $1,000 (“Series 2 Preferred Stock Stated Value”).

Dividends. Subject to the rights of holders of any class or series of Senior Stock (as defined in the Proposed Charter), holders of Series 2 Preferred Stock are entitled to receive, when and as authorized by the New MIC Board and declared by New MIC, cumulative distributions on each share of Series 2 Preferred Stock which will be paid in kind at a cumulative annual rate of 10% during the period between the initial issuance of such shares and the conversion thereof into shares of New MIC Common Stock; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such share, the holder of such share of Series 2 Preferred Stock shall receive dividends at a cumulative annual rate of 10.0% of the $1,000.00 per share liquidation preference for a period of one year, and such dividends will be paid in full on the conversion date.

Conversion. Each share of Series 2 Preferred Stock is convertible into shares of New MIC Common Stock upon the earlier to occur of (a) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, and (b) a change of control of New MIC, at a conversion price of $3.67 per share of New MIC Common Stock, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Series 2 Preferred Stock, as set forth in the Proposed Charter. Such shares of New MIC Common Stock issued upon conversion of the Series 2 Preferred Stock may not be sold or transferred by the holders thereof until the earlier of (a) one year following the conversion and (b) the date after the Closing on which New MIC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the New MIC’s stockholders having the right to exchange their equity holdings in New MIC for cash, securities or other property.

Redemption. The Series 2 Preferred Stock is generally not redeemable automatically by its terms or at the option of New MIC or the holders thereof.

Preemptive Rights. Prior to the conversion of the Series 2 Preferred Stock into shares of New MIC Common Stock, the holders thereof have the right to participate on a pro rata basis (calculated on an as-converted, fully-diluted basis) in any offering of securities by New MIC following the consummation of the Merger, other than (1) the Series 2 Preferred Stock issued on or about Closing and shares of New MIC Common Stock issued upon conversion thereof, (2) shares of New MIC Common Stock and/or options, warrants or other purchase rights exercisable for shares of New MIC Common Stock, and the shares of New MIC Common Stock issued pursuant to such options, warrants or other rights issued or to be issued to employees, officers or directors of, or consultants to New MIC or any subsidiary of New MIC pursuant to the Incentive Award Plan or any other stock purchase, stock option or stock incentive plans, dividend reinvestment or other arrangements approved by the New MIC Board; (3) securities issued as consideration for New MIC’s bona fide arms-length acquisition of another business enterprise by merger, purchase of all or substantially all assets, purchase of shares, or other reorganization; (4) shares of New MIC Common Stock issued upon the redemption, exchange or conversion of equity interests in the Operating Company or its successor; (5) shares of New MIC Common Stock issued pursuant to options, warrants, notes or other rights to acquire securities of New MIC (or any subsidiary or predecessor entity) outstanding as of Closing; and (6) securities issued in any share split, stock dividend or recapitalization of New MIC for which an adjustment is made to the terms of conversion of the Series 2 Preferred Stock.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of New MIC, the holders of Series 2 Preferred Stock will be entitled to receive, in preference to the liquidation preferences of the holders of New MIC Preferred Stock and New MIC Common Stock, an amount per share equal to the greater of (a) 100% of the Series 2 Preferred Stock Stated Value, initially $1,000 per share, plus any accumulated, accrued and unpaid dividends (whether or not authorized or declared), if any, to and including the date of payment and (b) such amount per share as would have been payable had all shares of Series 2 Preferred Stock been converted into shares of New MIC Common Stock immediately prior to such liquidation, dissolution or winding up. A merger, acquisition or sale of all or substantially all of New MIC’s assets or statutory share exchange will not be deemed to be a liquidation for purposes of the liquidation preference.

No Voting Rights. Holders of Series 2 Preferred Stock generally do not have any voting rights.

Transfer Restriction. None of the shares of Series 2 Preferred Stock may be sold or otherwise transferred unless the holder thereof delivers evidence, to New MIC’s satisfaction, that such sale or other transfer of Series 2 Preferred Stock is made in compliance with all federal and state securities laws. In addition, Series 2 Preferred Stock is subject to all of the other restrictions on ownership and transfer contained in the Proposed Charter and the Preferred Subscription Agreement.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of the New MIC Board to amend the Proposed Charter to increase or decrease the number of authorized shares of stock, to authorize New MIC to issue additional authorized but unissued shares of New MIC Common Stock or preferred stock and to classify or reclassify unissued shares of New MIC Common Stock or preferred stock and thereafter to authorize New MIC to issue such classified or reclassified shares of stock will provide New MIC with increased flexibility in timely structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of New MIC Common Stock or preferred stock, will be available for issuance without further action by New MIC stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which New MIC securities may be listed or traded. Although the New MIC Board does not intend to do so, it could authorize New MIC to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of New MIC Common Stock or otherwise be in New MIC’s best interests or in the best interests of New MIC stockholders.

Restrictions on Ownership and Transfer of Stock

In order for New MIC to qualify as a REIT under the Code, shares of New MIC stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which our election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of New MIC’s stock may be owned, directly, indirectly, or through the application of certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which our election to be a REIT has been made). MIC previously was classified as a REIT but failed to qualify as a REIT beginning in its taxable year ending December 31, 2020. New MIC, as MIC’s successor-in-interest, is prohibited from electing to qualify as a REIT until the fifth calendar year following the year in which MIC failed to qualify. Further, although the restrictions on ownership and transfer will apply from the date the Proposed Charter is filed, no guarantee can be made that New MIC will satisfy the requirements to qualify as a REIT under the Code or make an election to qualify as a REIT with respect to any particular taxable year.

The Proposed Charter contains restrictions on the ownership and transfer of New MIC’s stock that are intended to, among other purposes, assist us in complying with these requirements. The relevant sections of the Proposed Charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate outstanding shares of all classes and series of New MIC’s stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of each class or series of New MIC’s stock. We refer to these limits collectively as the ownership limits. A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of New MIC’s stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of New MIC Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, New MIC Common Stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of the outstanding shares of New MIC Common Stock and thereby violate the ownership limit.

The New MIC Board may, prospectively or retroactively, waive either or both of the ownership limits and may establish a different ownership limit with respect to a particular stockholder if, among other limitations, it:

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determines that the stockholder’s ownership in excess of the ownership limit would not result in New MIC being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT; and

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determines that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of New MIC (or a tenant of any entity owned in whole or in part by New MIC) that would cause New MIC to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of its waiver or establishing a different ownership limit, the New MIC Board may, but is not required to, require (i) an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the

New MIC Board in order to determine or ensure New MIC’s qualification as a REIT and/or (ii) such representations and/or undertakings as are necessary to make the determinations above. The New MIC Board may impose such conditions or restrictions as it deems appropriate in connection with such an exception. The New MIC Board is expected to grant an exemption from the ownership limit to each of Color Up and HS3, HSCP Strategic III, L.P. and Harvest Small Cap Partners Master, Ltd., entities controlled by Jeffrey B. Osher, a director of MIC.

In addition, Existing Holders are further exempted from the ownership limits and certain other restrictions on ownership and transfer, subject to certain conditions, up to the Existing Holder Limit. “Existing Holders” are those persons who beneficially or constructively own shares of New MIC stock in excess of the ownership limits on the date immediately following Closing (the “Initial Date”), so long as, but only so long as, such person beneficially owns shares of New MIC stock in excess of one or both of the ownership limits. “Existing Holder Limit” means such Existing Holder’s percentage of stock beneficially owned by the Existing Holder on the Initial Date unless otherwise adjusted by the New MIC Board; provided that upon any issuance of shares of stock of New MIC or any sale of stock by an Existing Holder (a “Reduction Event”), the Existing Holder Limit shall be the higher of (a) the percentage as adjusted by the Reduction Event and (b) the ownership limits, as applicable. The Initial Date is 12:01 a.m., Eastern Time, on the day following the consummation of the Merger. The New MIC Board may decrease the Existing Holder Limit for one or more Existing Holders, except that a decreased Existing Holder Limit will not be effective for any person whose actual, beneficial or constructive ownership of New MIC’s stock exceeds the ownership limits at the time of the decrease until the person’s actual, beneficial or constructive ownership of New MIC’s stock falls below the ownership limits, although any further acquisition of New MIC’s stock will violate the ownership limits.

In connection with a waiver of the ownership limits or at any other time, the New MIC Board may increase or decrease one or both of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of New MIC’s stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of New MIC’s stock equals or falls below the decreased ownership limit, although any further acquisition of New MIC’s stock will violate the decreased ownership limit. The New MIC Board may not increase or decrease any ownership limit if the New ownership limit would allow five or fewer individuals to actually or beneficially own more than 49.9% in value of our outstanding stock or could cause us to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

The Proposed Charter further prohibits:

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any person from actually, beneficially or constructively owning shares of New MIC’s stock that could result in New MIC being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause New MIC to fail to qualify as a REIT; and

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any person from transferring shares of New MIC’s stock if such transfer would result in shares of New MIC’s stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of New MIC’s stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of New MIC’s stock described above must give written notice immediately to New MIC or, in the case of a proposed or attempted transaction, provide New MIC at least 15 days prior written notice, and provide New MIC with such other information as New MIC may request in order to determine the effect of such transfer on New MIC’s qualification as a REIT.

The ownership limits and other restrictions on ownership and transfer of New MIC’s stock described above will apply as of the date the Proposed Charter is filed, even though New MIC currently is not eligible to elect to qualify as a REIT. Such ownership limits and other restrictions on ownership and transfer of New MIC’s stock described above will cease to apply if the New MIC Board determines that it is no longer in New MIC’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for New MIC to qualify as a REIT.

Pursuant to the Proposed Charter, if any purported transfer of New MIC’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the New MIC Board, or would result in New MIC being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations New MIC selects. The prohibited owner will have no rights in shares of New MIC’s stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to New MIC’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the ownership limit or New MIC being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of New MIC’s stock would result in shares of New MIC’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of New MIC’s stock transferred to the trustee are deemed offered for sale to New MIC, or New MIC’s designee, at a price per share equal to the lesser of (1) the price per share paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date New MIC, or New MIC’s designee, accepts such offer. We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. New MIC has the right to accept such offer until the trustee has sold the shares of New MIC’s stock held in the trust. Upon a sale to New MIC, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If New MIC does not buy the shares, the trustee must, within 20 days of receiving notice from New MIC of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of New MIC’s stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sales price reported on the NYSE on the day of the event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery that shares of New MIC’s stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by New MIC and will be unaffiliated with New MIC and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions New MIC pays with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary. The prohibited owner will have no voting rights with regard to shares of New MIC’s stock held by the trustee and, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

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to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust. However, if New MIC has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the New MIC Board determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of New MIC’s stock set forth in the Proposed Charter, the New MIC Board may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing New MIC to redeem shares of stock, refusing to give effect to the transfer on New MIC’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of New MIC’s stock, within 30 days after the end of each taxable year, must give written notice to New MIC stating the name and address of such owner, the number of shares of each class and series of New MIC’s stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide New MIC with any additional information that New MIC requests in order to determine the effect, if any, of the person’s actual or beneficial ownership on New MIC’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of New MIC’s stock and any person (including the stockholder of record) who is holding shares of New MIC’s stock for an actual, beneficial or constructive owner must, on request, disclose to New MIC such information as New MIC may request in order to determine New MIC’s qualification as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance. Any certificates representing shares of New MIC’s stock will bear a legend referring to the restrictions on ownership and transfer of New MIC’s stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of New MIC that might involve a premium price for New MIC Common Stock that New MIC’s stockholders otherwise believe to be in their best interests.

Common Stock Warrants

The following is a brief summary of the MIC Common Stock Warrants and is subject to, and qualified in its entirety by, the terms set forth in the Warrant Agreement filed as an exhibit to the Form S-4 of which this joint proxy statement/prospectus forms a part.

On August 25, 2021, MIC entered into a warrant agreement with Color Up (the “Warrant Agreement”), pursuant to which it issued a warrant to Color Up (the “MIC Common Stock Warrant”), to purchase up to 1,702,128 shares of MIC Common Stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20,000,000. The outstanding MIC Common Stock Warrant will be assumed by New MIC in the Merger. Each whole MIC Common Stock Warrant entitles the registered holder thereof to purchase one whole share of New MIC Common Stock at a price of $11.75 per share (the “Common Stock Warrant Price”), subject to adjustment as discussed below, at any time following a Common Stock Warrant Liquidity Event, which is defined as an initial public offering and/or listing of shares of common stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the NYSE, (each, a “Trading Market”). At the First Effective Time, automatically and without any action on the part of the holder thereof, each such MIC Common Stock Warrant will become a warrant to purchase that number of shares of New MIC Common Stock equal to the product of (a) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (b) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio, and otherwise upon the same terms and conditions, as set forth in the applicable warrant agreement. The MIC Common Stock Warrants will expire on August 25, 2026, at 5:00 p.m., New York City time. The Warrant Agreement provides that if the exercise of the MIC Common Stock Warrants would require New MIC to obtain stockholder approval pursuant to any applicable listing standards of the Trading Market on which the shares of common stock are listed, New MIC will, at its discretion, either obtain such stockholder approval or deliver cash in lieu of shares of New MIC Common Stock otherwise deliverable upon the exercise of such MIC Common Stock Warrants.

As of March 31, 2023, MIC has one MIC Common Stock Warrant outstanding to purchase up to 1,702,128 shares of MIC Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of New MIC Common Stock and the shares of New MIC Preferred Stock will be Continental Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE PROPOSED CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of the Proposed Charter and Bylaws as they will be amended and restated as of the effective time of the Merger does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Proposed Charter and Proposed Bylaws, the forms of which are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. The provisions of the Proposed Charter and Bylaws discussed in this joint proxy statement/prospectus, unless the context provides otherwise, are referring to the provisions of New MIC’s charter and bylaws to be effective as of the effective time of the Merger. For purposes of this section, references to “we”, “our”, “us”, and “New MIC” refer to New MIC.

Board of Directors

The Proposed Organizational Documents provide that the number of directors we have may be established only by the New MIC Board but may not be fewer than the minimum number required under the MGCL, which is one, and the Proposed Bylaws provide that the number of our directors may not be more than 15. Upon the completion of the Merger, the New MIC Board will consist of seven directors.

We have elected by a provision of the Proposed Charter to be subject to provisions of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock of New MIC, vacancies on the New MIC Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Each member of the New MIC Board is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of New MIC Common Stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors.

The Proposed Charter provides that a director may be removed only for “cause,” and only by the affirmative vote of a majority of the votes entitled to be cast in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.

Advance Notice of Director Nominations and New Business

The Proposed Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the New MIC Board and the proposal of other business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the New MIC Board or (c) by any stockholder who was a stockholder of record at the record date set by the New MIC Board for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of provision of notice and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in the Proposed Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day before the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.

With respect to special meetings of stockholders, only the business specified in our notice of the special meeting may be brought before the meeting. Nominations of individuals for election to the New MIC Board may be made only (a) by or at the direction of the New MIC Board or (b) provided that the meeting has been called in accordance with the Proposed Bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by the New MIC Board for the purposes of determining stockholders entitled to vote at the special meeting, at the time of provision of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the special meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in the Proposed Bylaws. Stockholders generally must provide notice to our secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the New MIC Board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the New MIC Board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although the Proposed Bylaws do not give the New MIC Board the power to disapprove timely stockholder nominations and proposals, the Proposed Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the New MIC Board or to approve its own proposal.

Limitation of Liability and Indemnification of Directors and Officers and Others

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Proposed Charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless the Proposed Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Proposed Charter obligates us to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of New MIC and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Proposed Charter also permits us, with the approval of the New MIC Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of New MIC or a predecessor of New MIC.

We expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Stockholder Liability

Under Maryland law, a stockholder is generally not personally liable for the obligations of a corporation formed under Maryland law solely as a result of his or her status as a stockholder.

Forum for Certain Disputes

The Proposed Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any “Internal Corporate Claim” as defined by the MGCL, (b) any derivative action or proceeding brought on our behalf other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or the Proposed Charter or the Proposed Bylaws or (e) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine and no such action may be brought in any court sitting outside of the State of Maryland unless we consent in writing to the selection of any such court. Any person or entity purchasing or otherwise acquiring any interest in shares of our stock will be deemed to have notice of and consented to the provisions of the Proposed Organizational Documents, including the exclusive forum provisions in the Proposed Bylaws. However, it is possible that a court could find the exclusive forum provision to be inapplicable or unenforceable. This choice of forum provision may limit a stockholder’s right to bring a claim in a judicial forum that the stockholder believes is favorable for such claims and may tend to discourage lawsuits against us and any of our directors, officers or other employees. We believe that requiring these claims to be filed in a single court in Maryland is advisable because (i) litigating these claims in a single court avoids unnecessarily redundant, inconvenient, costly and time-consuming litigation in multiple forums; (ii) Maryland judges have more experience in dealing with issues of Maryland corporate law than judges in any other state; and (iii) Maryland courts are authoritative on matters of Maryland law.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The MGCL permits the New MIC Board to provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, by resolution of the New MIC Board, we have opted out of the business combination provisions of the MGCL and provide that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by the New MIC Board (including a majority of directors who are not affiliates or associates of such person).

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition, (b) an officer of the corporation or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), that would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved).

Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

The Proposed Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Proposed Charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be as of the effective time of the Merger), vacancies on the New MIC Board may be filled only by the remaining directors and that directors elected by the New MIC Board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Proposed

Organizational Documents unrelated to Subtitle 8, we already (1) vest in the New MIC Board the exclusive power to fix the number of directorships and (2) require, unless called by our chair of the board, our chief executive officer, our president or the New MIC Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Under the Proposed Bylaws, annual meetings of stockholders will be held each year at a date, time and place determined by the New MIC Board. Special meetings of stockholders may be called by the New MIC Board, chair of the New MIC Board, the chief executive officer or the president. Additionally, subject to the provisions of the Proposed Bylaws, special meetings of the stockholders must be called by New MIC’s secretary upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Amendments to the Proposed Organizational Documents

Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for those amendments permitted to be made without stockholder approval under Maryland law or the Proposed Charter, the Proposed Charter generally may be amended only if the amendment is first declared advisable by the New MIC Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

The New MIC Board has the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert to, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. The Proposed Charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The Proposed Organizational Documents and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of New MIC Common Stock or otherwise be in the best interests of our stockholders, including advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in the Proposed Bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

REIT Qualification

The Proposed Charter provides that, if New MIC elects to qualify for federal income tax treatment as a REIT, the New MIC Board may revoke or otherwise terminate New MIC’s REIT status under the Code, without approval of New MIC’s stockholders, if it determines that it is no longer in New MIC’s best interests to attempt to qualify, or to continue to qualify, for taxation as a REIT. The Proposed Charter also provides that the New MIC Board may determine that compliance with the restrictions on ownership and transfer of New MIC’s stock is no longer required for New MIC to qualify for taxation as a REIT.

THE OPERATING COMPANY AND THE OPERATING AGREEMENT

The following summary of certain provisions of the Limited Liability Company Agreement of the Operating Company (the “Operating Agreement”) as of the effective time of the Merger does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and the Operating Agreement, the form of which is attached as Annex D to this joint proxy statement/prospectus. For purposes of this section, references to “we,” “our,” “us” and “New MIC” refer to New MIC, in its capacity as a member of the Operating Company after giving effect to the Conversion and Merger.

General

We conduct our business through a traditional umbrella partnership structure, in which our properties are owned by the Operating Partnership that was initially formed in June 2015 as a Maryland limited partnership and is expected to convert into a Delaware limited liability company immediately prior to consummation of the Merger. As of the date of this joint proxy statement/prospectus, MIC is the general partner of the Operating Partnership and Color Up and HS3, and each of Mr. Chavez, Ms. Hogue, Mr. Osher, Mr. Kellar, Ms. Holley and Mr. Jones, individually, are the limited partners of the Operating Partnership. Upon the consummation of the Conversion, and the Merger, New MIC will become a member of, and New MIC will acquire all of MIC’s interest in the Operating Company, and the Operating Company will be managed under the direction of a two member board of directors. In addition, we understand that following the Merger, Color Up will be dissolved and its interests in the Operating Company will be distributed to its current members, which are: Bombe, which is controlled by Mr. Chavez and Ms. Hogue; HS3, which is controlled by Mr. Osher; and three entities that contributed certain parking facilities to MIC in connection with the transactions contemplated by the Purchase and Contribution Agreement, which are controlled by Mr. Chavez, collectively, the Color Up Members. We understand that the Color Up Members will each further distribute the interests received by them to their respective members or partners and that the final direct holders of the interests will become members of the Operating Company.

Substantially all of our assets are held by, and all of our business activities, including all activities pertaining to the acquisition or disposition of properties, are conducted through, the Operating Partnership, either directly or through its subsidiaries, and following the Conversion and Merger, will be conducted through the Operating Company, either directly or through its subsidiaries. We do not intend to list any Common Units on any exchange or any national market system.

Provisions in the Operating Agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of the Operating Company without the concurrence of the board of directors of the Operating Company (the “board”). These provisions include, among others:

•	redemption rights of members and certain assignees of Common Units;

•	transfer restrictions on Common Units and other company interests;

•	a requirement that, so long as we own any units of the Operating Company, we will have the right to appoint one individual to the board;

•

a requirement that the Operating Agreement may not be amended without our consent and the board may cause the Operating Company to issue preferred membership interests in the Operating Company with terms that it may determine, in either case, without the approval or consent of any member; and

•

the right of the members to consent to certain transfers of our membership interests in the Operating Company (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).

Purpose, Business and Management

The Operating Company was formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Limited Liability Company Act (the “Act”). The Operating Company may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Act, subject to any consent rights set forth in the Operating Agreement.

Except as otherwise expressly provided in the Operating Agreement and subject to the rights of holders of any class or series of membership interests in the Operating Company, all management powers over the business and affairs of the Operating Company are exclusively vested in the board of the Operating Company. The board will consist of two members. One director will be appointed by us, for so long as New MIC owns any membership interests of the Operating Company, and the other director will be appointed by the consent of the Non-MIC Members (as defined in the Operating Agreement). A director may be removed at any time, with or without cause, by the member or members authorized to appoint such director. The director appointed by us will have the power to cast two votes with respect to any matter presented to the board. The director appointed by the Non-MIC Members will have the power to cast one vote with respect to any matter presented to the board.

Restrictions on the Board’s Authority

The Operating Agreement prohibits the board from taking any action that would make it impossible to carry out the ordinary business of the Operating Company or performing any act that would subject a member to liability except as provided under the Operating Agreement or under the Act. We may not, without the consent of a majority in interest of the Non-MIC Members, voluntarily withdraw as a member except in connection with a permitted transfer of all of our membership interests in the Operating Company or in connection with a termination transaction and, in each case, upon the admission of the transferee as a successor member of the Operating Company pursuant to the Act and the Operating Agreement. In addition, we may not, without the consent of a majority in interest of the common members, transfer all or any portion of our membership interests in the Operating Company to non-affiliates, subject to the exceptions described in the section titled “—Transfers of Membership Interests—Restrictions on Transfers by New MIC”.

Without the consent of each affected member or in connection with a transfer of all of our membership interests in the Operating Company in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in our outstanding shares of stock permitted without the consent of the members as described in the section titled “—Transfers of Membership Interests—Restrictions on Transfers by New MIC,” or a permitted termination transaction, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts the board, the directors or the Operating Company from performing our or its specific obligations in connection with a redemption of units or that expressly prohibits or restricts a member from exercising its redemption rights in full. In addition to any approval or consent required by any other provision of the Operating Agreement, we may not, without the consent of each affected member, amend the Operating Agreement or take any other action that would:

•	adversely modify in any material respect the limited liability of a member;

•

alter the rights of any member to receive the distributions to which such member is entitled, or alter the allocations specified in the Operating Agreement, except to the extent permitted by the Operating Agreement, including in connection with the creation or issuance of any new class or series of membership interests or to effect or facilitate a permitted termination transaction;

•	alter or modify the redemption or conversion rights of holders of Common Units (except as permitted under the Operating Agreement to effect or facilitate a permitted termination transaction); or

•	amend the provisions of the Operating Agreement requiring the consent of each affected member before taking any of the actions described above or the related definitions specified in the Operating

Agreement (except as permitted under the Operating Agreement to effect or facilitate a permitted termination transaction).

Any amendment to the Operating Agreement also requires to the consent of New MIC. In addition, pursuant to the Operating Agreement, we may not consummate (a) a termination transaction; (b) a merger, consolidation or other combination of the assets of the Operating Company with another entity or (c) a sale of all or substantially all of the assets of the Operating Company, in each case which transaction is submitted for the approval of the stockholders of New MIC, without notice to the common members and consent of the holders of the Common Units at the same percentage as would be required by New MIC stockholders to approve such matter. This restriction on us shall terminate on the first date on which Bombe and its affiliates who are members of the Operating Company, and any of their respective affiliates, own less than 9.8% of the aggregate number of shares of stock of New MIC and Common Units acquired by Bombe and its affiliates on August 26, 2021, pursuant to the Purchase and Contribution Agreement.

Additional Members

The board may cause the Operating Company to issue additional units in one or more classes or series or other membership interests and to admit additional members to the Operating Company from time to time, on such terms and conditions and for such capital contributions as the board may establish in its sole and absolute discretion, without the approval or consent of any member.

The Operating Agreement authorizes the Operating Company to issue Class A Units, Common Units, Performance Units, LTIP Units and preferred units, and the Operating Company may issue additional membership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing units) as the board may determine, in its sole and absolute discretion, without the approval of any member or any other person. Without limiting the generality of the foregoing, the board may specify, as to any such class or series of membership interests, the allocations of items of income, gain, loss, deduction and credit to each such class or series of membership interests.

Ability to Engage in Other Businesses; Conflicts of Interest

The Operating Agreement provides that we may not conduct any business other than in connection with the ownership, acquisition and disposition of membership interests, the management of the business and affairs of the Operating Company, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT (if applicable), the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to the Operating Company or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to the Operating Company whether as capital contributions, loans or otherwise, as appropriate, in exchange for additional membership interests in the Operating Company. We may, however, in the sole and absolute discretion of the board, from time to time hold or acquire assets in our own name or otherwise other than through the Operating Company so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in the Operating Company.

In addition, the Operating Agreement provides that the members agree that (i) the directors of the Operating Company are acting for the benefit of the Operating Company, the members and New MIC’s stockholders collectively and (ii) notwithstanding any duty otherwise existing at law or equity, in the event of a conflict between the interests of the Operating Company or any member, on the one hand, and the separate interests of New MIC or its stockholders, on the other hand, the directors may give priority to the separate interests of New MIC or the stockholders of New MIC (including, without limitation, with respect to tax consequences to members, assignees or New MIC’s stockholders), and, in the event of such a conflict, any action or failure to act on the part of the directors (or New MIC’s directors, officers or agents) that gives priority to the separate interests of New MIC or its stockholders that does not result in a violation of the contract rights of the members under the Operating Agreement does not violate any other duty owed by the directors to the Operating Company and/or the members.

Distributions

The Operating Company will distribute such amounts, at such times, as the board may in its sole and absolute discretion determine:

•

first, with respect to any membership interests that are entitled to any preference in distribution, including the preferred units, in accordance with the rights of such class(es) of membership interests, and, within each such class, among the holders pro rata in proportion to their respective percentage interests of such class; and

•

second, with respect to any membership interests that are not entitled to any preference in distribution, including the Common Units and, except as described below with respect to liquidating distributions and as may be provided in any incentive award plan or any applicable award agreement and the LTIP Units and Performance Units, in accordance with the rights of such class(es) of membership interests, and, within such class, among the holders, pro rata in proportion to their respective percentage interests in such class of membership interests held.

Exculpation and Indemnification

The Operating Agreement provides that a member is not liable to the Operating Company for any action or omission taken in his or her capacity as a member, for the debts or liabilities of the Operating Company or for the obligations of the Operating Company under the Operating Agreement, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnity given to the Operating Company by the member. The Operating Agreement contains a provision that eliminates the liability of the directors and officers of the Operating Company to the Operating Company, any members or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if such director or officer, as applicable, acted in good faith. The Operating Agreement also provides that any obligation or liability of New MIC that may arise at any time under the Operating Agreement or any other instrument, transaction or undertaking contemplated by the Operating Agreement will be satisfied, if at all, out of our assets or the assets of the Operating Company only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents.

In addition, the Operating Agreement requires the Operating Company to indemnify its directors, officers or employees and any other person designated by the board against any and all losses, claims, damages, liabilities, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Operating Company, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (iii) such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the Operating Agreement. The Operating Company must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by or on behalf of the person to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. The Operating Company is not permitted to indemnify or advance funds to any person (a) with respect to any action initiated by the person seeking indemnification without the board’s approval (except for any proceeding brought to enforce such person’s right to indemnification under the Operating Agreement) or (b) if the person is found to be liable to the Operating Company on any portion of any claim in the action.

Redemption Rights of Qualifying Parties

Beginning six months after first acquiring Common Units, each member and some assignees of members will have the right, subject to the terms and conditions set forth in the Operating Agreement, to require the Operating Company to redeem all or a portion of the Common Units held by such member or assignee in exchange for a cash amount per Common Unit equal to the value of one share of New MIC Common Stock, determined in accordance with and subject to adjustment under the Operating Agreement. The Operating Company’s obligation to redeem Common Units does not arise and is not binding upon the Operating Company until the sixth business day after we receive the holder’s notice of redemption or, if earlier, the day we notify the holder seeking redemption that we have declined to acquire some or all of the Common Units tendered for redemption in exchange for New MIC Common Stock.

On or before the close of business on the fifth business day after a holder of Common Units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our shares of stock set forth in our charter and described in “Description of New MIC’s Securities—Restrictions on Ownership and Transfer of Stock” in this joint proxy statement/prospectus, elect to acquire some or all of the Common Units tendered for redemption from the tendering party in exchange for shares of New MIC Common Stock, based on an exchange ratio of one share of New MIC Common Stock for each Common Unit, subject to adjustment as provided in the Operating Agreement. The Operating Agreement does not require us to register, qualify or list any share of New MIC Common Stock issued in exchange for Common Units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange.

Transfers of Membership Interests

Restrictions on Transfers by the Members. Until the expiration of six months after the date on which a member acquires an membership interest, the member generally may not directly or indirectly transfer all or any portion of such membership interest without the board’s consent, which it may give or withhold in its sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of membership interests to lending institutions in connection with bona fide loans. After the expiration of such initial holding period, the member will have the right to transfer all or any portion of its membership interest without the board’s consent to any person that is an “accredited investor,” within meaning set forth in Rule 501 promulgated under the Securities Act, upon ten business days prior notice to us, subject to the satisfaction of conditions specified in the Operating Agreement, including minimum transfer requirements and our right of first refusal.

Restrictions on Transfers by New MIC. Except as described below, any transfer of all or any portion of our interest in the Operating Company, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of a majority in interest of the common members (excluding us, if we are a common member, and any common member 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of holders of any class or series of membership interests, we may not, without the consent of Non-MIC Members, transfer all of our interest in the Operating Company in connection with (a) a merger, consolidation or other combination of our or the Operating Company’s assets with another entity, (b) a sale of all or substantially all of our or the Operating Company’s assets not in the ordinary course of the Operating Company’s business or (c) a reclassification, recapitalization or change of any of our outstanding shares of New MIC stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of our stockholders (each, a “Termination Transaction”), unless:

•

in connection with such Termination Transaction, all of the common members will receive, or will have the right to elect to receive, for each unit an amount of cash, securities and/or other property equal to the product of the Adjustment Factor (as defined in the Operating Agreement) and the greatest amount of cash, securities or other property paid to a holder of one share of common stock of New MIC in consideration of one share of common stock pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding shares of common stock, each holder of units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of units would have received had it exercised its right to redemption and received shares of common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

•

all of the following conditions are met: (a) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Operating Company or another limited liability company or limited partnership which is the survivor of a merger, consolidation or combination of assets with the Operating Company, (b) the common members that held Common Units immediately prior to such Termination Transaction own a percentage interest of the surviving entity based on the relative fair market value of the net assets of the Operating Company and the other net assets of the surviving entity immediately prior to the consummation of such transaction; (c) the rights, preferences and privileges of the common members in the surviving entity are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving entity; and (d) the rights of the common members include at least one of the following: (i) the right to redeem their interests in the surviving entity for the consideration available to such persons pursuant to the Operating Agreement or (ii) the right to redeem their interests in the surviving entity for cash on terms substantially equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the surviving entity has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the shares of common stock of New MIC.

We may also transfer all (but not less than all) of our interest in the Operating Company to an affiliate of us without the consent of any Non-MIC Members, subject to the rights of holders of any class or series of membership interests.

In addition, any transferee of our interest in the Operating Company must be admitted as a member of the Operating Company, assume, by operation of law or express agreement, all of our obligations under the Operating Agreement, accept all of the terms and conditions of the Operating Agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a member.

Term

The term of the Operating Company will continue indefinitely until dissolution upon the first to occur of any of the following:

•	an election to dissolve the Operating Company made by the board in its sole and absolute discretion, with consent of the common members;

•	entry of a decree of judicial dissolution of the Operating Company pursuant to the Act; or

•

the termination of the legal existence of the last remaining member of the Operating Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Operating Company in the Operating Company unless the Operating Company is continued without dissolution in a manner permitted by the Operating Agreement or the Act.

LTIP Units

The Operating Company is authorized to issue a class of units of membership interests designated as LTIP Units. As of the date of this joint proxy statement/prospectus, there are 440,223 LTIP Units outstanding, subject to vesting requirements. The board may cause the Operating Company to issue LTIP Units to persons who provide services to or for the benefit of the Operating Company, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as members of the Operating Company without the approval or consent of any member. Further, the board may cause the Operating Company to issue LTIP Units in one or more classes or series, with such terms as the board may determine, without the approval or consent of any member. LTIP Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the LTIP Units.

Distributions. Holders of LTIP Units shall be entitled to receive distributions in an amount per LTIP Unit equal to the amount that would have been payable if such LTIP Unit had been a Common Unit, except that distributions payable to the holders of LTIP Units upon the liquidation, dissolution or winding up of the Operating Company may not exceed the positive capital account balances attributable to the LTIP Units.

Conversion Rights. Vested LTIP Units are convertible at the option of each member and some assignees of the members (in each case, that hold vested LTIP Units) into Common Units, upon notice to us and the Operating Company, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP Units is at least equal to our capital account balance with respect to an equal number of Common Units. The board may cause the Operating Company to convert vested LTIP Units eligible for conversion into an equal number of Common Units at any time, upon at least 10 and not more than 60 days’ notice to the holder of the LTIP Units.

If we or the Operating Company are party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which Common Units are exchanged for or converted into the right, or holders of Common Units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause the Operating Company to convert any vested LTIP Units then eligible for conversion into Common Units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. The Operating Company must use commercially reasonable efforts to cause each member (other than a party to such a transaction or an affiliate of such a party) holding LTIP Units that will be converted into Common Units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such Common Units that each holder of Common Units receives in the transaction.

Transfer. Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP Units, LTIP Units are transferable to the same extent as Common Units, as described above in the section titled “—Transfers of Membership Interests”.

Voting Rights. Members holding LTIP Units are entitled to vote together as a class with members holding Common Units and Performance Units on all matters on which members holding Common Units are entitled to vote or consent, and may cast one vote for each LTIP Unit so held.

Adjustment of LTIP Units. If the Operating Company takes certain actions, including making a distribution of units on all outstanding Common Units, combining or subdividing the outstanding Common Units into a different number of Common Units or reclassifying the outstanding Common Units, the board must adjust the number of outstanding LTIP Units or subdivide or combine outstanding LTIP Units to maintain a one-for-one conversion ratio and economic equivalence between Common Units and LTIP Units.

Performance Units

The Operating Company is authorized to issue a class of units of membership interest designated as Performance Units. As of the date of this joint proxy statement/prospectus, there are 1,500,000 Performance Units outstanding, subject to vesting requirements. The board may cause the Operating Company to issue Performance Units in one or more classes or series, with such terms as the board may determine, to persons who provide services to or for the benefit of the Operating Company, for such consideration or for no consideration as the board may determine to be appropriate, and the board may admit such persons as members of the Operating Company without the approval or consent of any member. Performance Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the Performance Units.

Distributions. Holders of vested Performance Units shall be entitled to receive distributions in an amount per Performance Unit equal to the amount that would have been payable if such Performance Unit had been a Common Unit and holders of unvested Performance Units shall be entitled to receive distributions in an amount per Performance Unit equal to the product of the distribution made to the holders of Common Units per Common Unit multiplied by 10%, except that distributions payable to the holders of Performance Units upon the liquidation, dissolution or winding up of the Operating Company may not exceed the positive capital account balances attributable to the Performance Units.

Conversion Rights. Vested Performance Units are convertible at the option of each member and some assignees of members (in each case, that hold vested Performance Units) into Common Units, and the board may also cause the Operating Company to convert vested Performance Units eligible for conversion into an equal number of Common Units, in each case subject to certain limitations.

If New MIC or the Operating Company is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which Common Units are exchanged for or converted into the right, or holders of Common Units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause the Operating Company to convert any vested Performance Units then eligible for conversion into Common Units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. The Operating Company must use commercially reasonable efforts to cause each member (other than a party to such a transaction or an affiliate of such a party) holding Performance Units that will be converted into Common Units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such Common Units that each holder of Common Units receives in the transaction.

Transfer. Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of Performance Units, Performance Units are transferable to the same extent as Common Units, as described above in “—Transfers of Membership Interests”.

Voting Rights. Members holding Performance Units are entitled to vote together as a class with members holding Common Units and LTIP Units on all matters on which members holding Common Units are entitled to vote or consent, and may cast one vote for each Performance Unit so held.

Adjustment of Performance Units. If the Operating Company takes certain actions, including making a distribution of units on all outstanding Common Units, combining or subdividing the outstanding Common Units into a different number of Common Units or reclassifying the outstanding Common Units, the board must adjust the number of outstanding Performance Units or subdivide or combine outstanding Performance Units to maintain a one-for-one conversion ratio and economic equivalence between Common Units and Performance Units.

Series A and Series 1 Preferred Units

As of the date of this joint proxy statement/prospectus, there were 2,862 Series A Convertible Redeemable Preferred Units, or Series A Preferred Units, and 39,811 Series 1 Convertible Redeemable Preferred Units, or Series 1 Preferred Units, issued and outstanding and the Operating Company owned 100% of the outstanding Series A Preferred Units and Series 1 Preferred Units. Series A Preferred Units and Series 1 Preferred Units rank senior to the Common Units, LTIP Units, Performance Units and Class A Units. Holders of Series A Preferred Units are entitled to receive preferential cash distributions at an annual rate of 7.50% on the stated value of $1,000 per Series A Preferred Unit until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.75% on the stated value of $1,000 per Series A Preferred Unit, and holders of Series 1 Preferred Units are entitled to receive preferential cash distributions at an annual rate of 7.00% on the stated value of $1,000 per Series 1 Preferred Unit until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% on the stated value of $1,000 per Series 1 Preferred Unit. Holders of Series A Preferred Units and Series 1 Preferred Units are also entitled to receive a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Company that are substantially similar to those of the Series A Preferred Stock and Series 1 Preferred Stock. Series A Preferred Units and Series 1 Preferred Units are also subject to redemption by the Operating Company in connection with our acquisition of Series A Preferred Stock and Series 1 Preferred Stock. See “Description of New MIC’s Securities—Shares of Preferred Stock”. The Series A Preferred Units and Series 1 Preferred Units are not listed on any exchange nor are they quoted on any national market system.

Conversion Rights. Series A Preferred Units and Series 1 Preferred Units will be converted into Common Units, in the event of a conversion of Series A Preferred Units and Series 1 Preferred Units, as applicable, at the option of holders of Series A Preferred Stock and Series 1 Preferred Stock pursuant to the Proposed Charter designating the terms of the Series A Preferred Stock and Series 1 Preferred Stock, as described above in “Description of New MIC’s Securities—Shares of Preferred Stock”.

Transfer. Series A Preferred Units and Series 1 Preferred Units are transferrable to the same extent as Common Units, as described above in “—Transfers of Partnership Interests—Restrictions on Transfers by New MIC”.

Voting Rights. New MIC will not have any voting or consent rights in respect of its membership interest represented by the Series A Preferred Units and Series 1 Preferred Units.

Series 2 Preferred Units

As of the date of this joint proxy statement/prospectus, there are 60,000 Series 2 Convertible Preferred Units, or Series 2 Preferred Units, authorized under the Operating Agreement. In connection with the consummation of the Preferred PIPE Investment, we expect 46,000 Series 2 Preferred Units will be issued and outstanding (assuming the aggregate offering price of the Preferred PIPE Investment is $46,000,000), 100% of which will be owned by New MIC. The Series 2 Preferred Units rank senior to the Series A Preferred Units, Series 1 Preferred Units, Common Units, LTIP Units, Performance Units and Class A Units. New MIC, as the holder of Series 2 Preferred Units, will be entitled to receive preferential distributions payable in kind in additional Series 2 Preferred Units at a cumulative annual rate of 10% during the period between the initial issuance of such units and the conversion thereof into Common Units; provided that if the date of distribution occurs prior to the first anniversary of the original date of issuance of such unit, the unitholder shall receive distributions at a cumulative annual rate of 10.0% of the $1,000.00 per unit liquidation preference for a period of one year, which shall be paid on the date such units are convertible into Common Units. New MIC, as the holder of Series 2 Preferred Units, will also be entitled to receive a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Operating Company that are substantially similar to those of the Series 2 Preferred Stock. Series 2 Preferred Units are generally not subject to redemption by the Operating Company, but will be redeemed in connection with our acquisition of any shares of Series 2 Preferred Stock. See “Description of New MIC’s Securities—Shares of Preferred Stock”. The Series 2 Preferred Units are not listed on any exchange nor are they quoted on any national market system.

Conversion Rights. Series 2 Preferred Units will automatically convert into Common Units upon the earlier of (i) a change of control of New MIC and (ii) thirty (30) days after the date that the New MIC Common Stock first becomes listed on Nasdaq or the NYSE; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023, simultaneously with the conversion of the Series 2 Preferred Stock into New MIC Common Stock pursuant to the Proposed Charter designating the terms of the Series 2 Preferred Stock, as described in “Description of New MIC’s Securities—Shares of Preferred Stock”.

Transfer. Series 2 Preferred Units are generally not transferrable except upon the redemption thereof or to a successor member in accordance with the Operating Agreement, as described in “—Transfers of Partnership Interests—Restrictions on Transfers by New MIC”.

Voting Rights. New MIC will not have any voting or consent rights in respect of its membership interests represented by the Series 2 Preferred Units.

Class A Units

As of the date of this joint proxy statement/prospectus, there are 425,532 Class A Units outstanding. Each Class A Unit entitles the holder thereof to purchase one Common Unit at an exercise price equal to $11.75 per Common Unit, subject to adjustment as provided in the Class A Unit Agreement. The Operating Company issued the Class A Units pursuant to the Class A Unit Agreement, which provides that each whole Class A Unit entitles the registered holder thereof to purchase one whole Common Unit at the Class A Unit Price, subject to adjustment as discussed below, at any time following an initial public offering and/or listing of our shares of common stock on a Trading Market. The Class A Units expire five years after the date of the Class A Unit Agreement, at 5:00 PM, New York City time. The Class A Units may also be exercised on a cashless basis in lieu of payment of the aggregate Class A Unit Price at the purchaser’s election. If the number of outstanding Common Units is increased by a dividend payable in Common Units, or by a split-up of Common Units or other similar event, or decreased by a consolidation, combination, reverse split or reclassification of Common Units or other similar event, then the number of Common Units issuable on exercise of each Class A Unit shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in outstanding Common Units. Whenever the number of Common Units purchasable upon the exercise of the Class A Units is adjusted, as described above, the Class A Unit Price will be adjusted (to the nearest cent) by multiplying such Class A Unit Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Common Units redeemable upon the exercise of the Class A Units immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of common stock so redeemable immediately thereafter. The Class A Unit Agreement further provides that, in lieu of issuing fractional units, the Operating Company will make a cash payment equal to the Fair Market Value (as defined in the Class A Unit Agreement) of one Common Unit multiplied by such fraction.

COMPARISON OF RIGHTS OF NEW MIC STOCKHOLDERS AND MIC STOCKHOLDERS

If the Merger is consummated, MIC stockholders will become New MIC stockholders. The rights of MIC stockholders are currently governed by and subject to the provisions of the MGCL, the MIC Charter and the MIC Bylaws. Upon the consummation of the Merger, the rights of the former MIC stockholders who receive shares of New MIC stock in connection with the Merger will continue to be governed by the MGCL and will be governed by the Proposed Organizational Documents.

The following is a summary comparison of material differences between the rights of MIC stockholders under the MGCL and the MIC Charter and the MIC Bylaws, on the one hand, and the rights of stockholders of New MIC under the MGCL, and the Proposed Organizational Documents (which will be the rights of stockholders of the combined company following the Merger), on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the Proposed Charter, (iii) the MIC Charter, (iv) the Proposed Bylaws and (v) the MIC Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the organizational documents of each of New MIC and MIC referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions under “Where You Can Find More Information”.

Rights of New MIC Stockholders	Rights of MIC Stockholders

Structure

New MIC is a Maryland corporation that is being taxed as a C corporation. The rights of New MIC stockholders are governed by the MGCL, the Proposed Charter and the Proposed Bylaws.	MIC is a Maryland corporation that is being taxed as a C corporation. The rights of MIC stockholders are governed by the MGCL, the MIC Charter and the MIC Bylaws.

Authorized Stock/Shares

New MIC is authorized to issue an aggregate of 600,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 97,000 are designated as shares of Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, 50,000 are designated as shares of Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, and 60,000 are designated as shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share.	MIC is authorized to issue an aggregate of 100,000,000 shares of capital stock, consisting of 98,999,000 shares of common stock, par value $0.0001 per share, 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 50,000 shares are designated as Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, and 97,000 shares are designated as Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, and 1,000 shares of convertible stock, par value $0.0001 per share.

Special Meeting of Stockholders

The Proposed Bylaws provide that special meetings of the stockholders (i) may be called by the chair of the New MIC Board, the chief executive officer, the president or the New MIC Board and (ii) must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter at such meeting.	The MIC Charter and the MIC Bylaws provide that special meetings of the stockholders (i) may be called by the president, the chief executive officer, the Chairman of the MIC Board, a majority of the MIC Board or a majority of the independent directors and (ii) must be called by the secretary upon the written request of stockholders entitled to cast not less than 10% of the votes entitled to be cast on any matter proposed to be considered at such meeting.

Rights of New MIC Stockholders	Rights of MIC Stockholders

Number of Directors

The Proposed Organizational Documents provide that the number of directors may be established only by the New MIC Board but may not be fewer than the minimum number required under the MGCL, which is one, and the Proposed Bylaws provide that the number of directors may not be more than 15. Upon the completion of the Merger, the New MIC Board will consist of seven directors.	The MIC Charter provides that the number of directors will be five, which number may be increased or decreased from time to time pursuant to the MIC Bylaws; provided that upon commencement of the initial public offering, the total number of directors shall not be fewer than three. The MIC Bylaws provide that the number of directors will never be less than the minimum number required by the MGCL nor more than 15. The current size of the MIC Board is seven. The MIC Charter provides that a majority of directors must be independent directors (as defined in the MIC Charter), except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of a successor independent director.

Removal of Directors

The Proposed Charter provides that a director may be removed only for “cause,” and only by the affirmative vote of a majority of the votes entitled to be cast in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to New MIC through bad faith or active and deliberate dishonesty.	The MIC Charter provides that any director, or the entire MIC Board, may be removed from office at any time, but only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors.

Filling of Board Vacancies

Except as may be provided by the New MIC Board in setting the terms of any class or series of shares of preferred stock, any and all vacancies on the New MIC Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.	Except as may be provided by the MIC Board in setting the terms of any class or series of preferred stock, any vacancy on the MIC Board may be filled only by a vote of a majority of the remaining directors, or in the case of election of an independent director, after nomination by a majority of the remaining independent directors (if any remaining directors are independent directors). Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

Limitation of Liability and Indemnification of Directors and Officers

The Proposed Charter limits the liability of directors and officers to New MIC and its stockholders for money damages to the maximum extent permitted by Maryland law. The Proposed Charter requires New MIC, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses	The MIC Charter limits the liability of MIC’s directors and officers to MIC and its stockholders for money damages and requires MIC to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of MIC, and who is threatened to be made party to a proceeding by reason of his or her service in that

Rights of New MIC Stockholders	Rights of MIC Stockholders
in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of New MIC or (ii) any individual who, while a director or officer of New MIC and at the request of New MIC, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacities.

capacity, (ii) any individual who, while a director or officer of MIC, and at the request of MIC, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is threatened to be made party to a proceeding by reason of his or her service in that capacity or (iii) the Advisor (as defined in the MIC Charter) or any of its affiliates acting as an agent of MIC.

However, MIC may indemnify a director, the Advisor or any affiliate of the Advisor, collectively, the MIC Indemnified Parties, for liability or loss suffered by any of them or hold a MIC Indemnified Party harmless for any loss or liability by MIC only if the following conditions are met: (i) the MIC Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of MIC, (ii) the MIC Indemnified Party was acting on behalf of or performing services for MIC, (iii) such liability or loss was not the result of negligence or misconduct by the MIC Indemnified Party (or gross negligence or willful misconduct in the case of an independent director) and (iv) such indemnification is recoverable only out of the net assets of MIC and not from its stockholders. In addition, MIC may not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by a MIC Indemnified Party unless one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the MIC Indemnified Party, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the MIC Indemnified Party, or (C) a court of competent jurisdiction approves a settlement of the claims against the MIC Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of MIC were offered or sold as to indemnification for violations of securities laws.

The MIC Charter further provides that a MIC Indemnified Party may be paid or reimbursed for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding as a

Rights of New MIC Stockholders	Rights of MIC Stockholders

result of any legal action for which indemnification is being sought only if (in addition to the procedures required by the MGCL) the following conditions are met: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of MIC, (ii) the MIC Indemnified Party provides MIC with written affirmation of the MIC Indemnified Party’s good faith belief that the MIC Indemnified Party has met the standard of conduct necessary for indemnification by MIC, (iii) the legal proceeding was initiated by a third party who is not a stockholder of MIC or the legal proceeding is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement and (iv) the MIC Indemnified Party undertakes to repay the amount paid or reimbursed by MIC, together with the applicable legal rate of interest thereon, if it is ultimately determined that the MIC Indemnified Party is not entitled to indemnification.

Voting Rights

Under the MGCL and the Proposed Charter, stockholders generally are entitled to vote at a duly held meeting at which a quorum is present on (i) amendments to the Proposed Charter (except as otherwise provided in the Proposed Charter or the MGCL), (ii) New MIC’s liquidation and dissolution, (iii) a merger, conversion or consolidation or statutory share exchange or sale or other disposition of all or substantially all of New MIC’s assets, (iv) election or removal of New MIC’s directors and (v) such other matters that the New MIC Board has declared advisable and directed that the matter be submitted to the stockholders for approval or ratification. Except with respect to the election of directors or as otherwise provided in the MGCL or the Proposed Organizational Documents, the vote of stockholders holding a majority of the outstanding shares of stock entitled to vote is required to approve any such action, and no such action can be taken by the New MIC Board without such majority vote of New MIC’s stockholders.	Under the MGCL and the MIC Charter, stockholders generally are entitled to vote at a duly held meeting at which a quorum is present on (i) amendments to the MIC Charter (except as otherwise provided in the MIC Charter or the MGCL), (ii) MIC’s liquidation and dissolution, (iii) a merger, conversion or consolidation or statutory share exchange or sale or other disposition of all or substantially all of MIC’s assets, (iv) election or removal of MIC’s directors and (v) such other matters that the MIC Board has declared advisable and directed that the matter be submitted to the stockholders for approval or ratification. Except with respect to the election of directors or as otherwise provided in the MGCL or the MIC Charter or MIC Bylaws, the vote of stockholders holding a majority of the outstanding shares of stock entitled to vote is required to approve any such action, and no such action can be taken by the MIC Board without such majority vote of MIC’s stockholders.

Charter/Bylaw Amendments

Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Proposed Charter, the Proposed Charter provides that, any amendment to the Proposed Charter will be valid only if declared advisable by the New MIC Board and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.	Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the MIC Charter, the MIC Charter provides that any amendment to the charter will be valid only if declared advisable by the MIC Board and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Rights of New MIC Stockholders	Rights of MIC Stockholders
The Proposed Bylaws provide that the New MIC Board has the exclusive power to adopt, alter or repeal any provision of the Proposed Bylaws and to make new bylaws.	The MIC Charter and the MIC Bylaws provide that the MIC Board has the exclusive power to adopt, alter or repeal any provisions of the MIC Bylaws and to make new bylaws.

Restrictions on Ownership and Transfer

The Proposed Charter contains limitations on the ownership and transfer of New MIC’s shares of stock which prohibit: (i) any person from beneficially or constructively owning shares of stock of New MIC in excess of 9.8% in value of the aggregate of New MIC’s then outstanding shares of stock of New MIC or (ii) more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of New MIC’s then outstanding shares of each class or series of stock of New MIC, including common stock and preferred stock, collectively, the 9.8% ownership limit. Further, no person for whom the New MIC Board establishes an ownership limit other than the 9.8% ownership limit (such person, an “Excepted Holder” and such ownership limit, the “Excepted Holder Limit”) or whom beneficially or constructively owns shares of stock of New MIC in excess of the 9.8% ownership limit on the Initial Date (such person, an “Existing Holder”, such Existing Holder’s percentage of stock of New MIC beneficially or constructively owned on the Initial Date, the “Existing Holder Limit” and, together with the 9.8% ownership limit and Excepted Holder Limit, the “ownership limits”) shall beneficially or constructively own shares of stock of New MIC in excess of the Excepted Holder Limit or Existing Holder Limit, as applicable.

Except with respect to any shares of stock of New MIC beneficially or constructively owned by an Existing Holder as of the Initial Date, no person shall beneficially or constructively own shares of stock of New MIC that result in New MIC being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, beneficial or constructive ownership that would result in New MIC owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by New MIC from such tenant would cause New MIC to fail to satisfy any of the gross income requirements of Section 856(c) of the Code). Any transfer of shares of stock of New MIC that, if effective, would result in the stock of New MIC being

The MIC Charter contains limitations on the ownership and transfer of MIC’s shares which prohibit: (i) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value of the aggregate of MIC’s then outstanding shares of capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of MIC’s then outstanding shares of common stock, collectively, the 9.8% ownership limit, (ii) any person or entity from owning or acquiring, directly or indirectly, MIC’s shares to the extent such ownership would result in MIC being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise failing to qualify as a REIT; and (iii) any transfer of or other event or transaction with respect to MIC’s shares that would, if effective, result in the beneficial ownership of MIC’s outstanding shares by fewer than 100 persons.

The MIC Charter provides that in the event that a person’s ownership or transfer of shares of MIC’s capital stock would: (i) result in a violation of the 9.8% ownership limit, (ii) result in MIC being “closely held” within the meaning of Section 856(h) of the Code or (iii) otherwise cause MIC to fail to qualify as a REIT, then that number of shares that would cause such person to violate the restrictions (rounded up to the nearest share) will be transferred automatically to a charitable trust for the benefit of a charitable beneficiary effective as of the close of business on the business day prior to the date of the purported transfer of such shares. MIC will designate a trustee of the trust that will not be affiliated with MIC or the purported transferee or record holder. MIC will also name a charitable organization as beneficiary of the trust. The trustee will receive all distributions on the shares in the trust and will hold such distributions in trust for the benefit of the charitable beneficiary. The trustee also will have all voting rights with respect to the shares held in the trust and, subject to Maryland law, will have the authority (at the trustee’s sole discretion) to (i) rescind as void any vote cast by the purported

Rights of New MIC Stockholders	Rights of MIC Stockholders

beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of stock of New MIC.

If any transfer of shares of stock of New MIC occurs which, if effective, would result in (i) a violation of the any of the ownership limits, (ii) New MIC being “closely held” within the meaning of Section 856(h) of the Code or (iii) otherwise cause New MIC to fail to qualify as a REIT, then that number of shares of stock of New MIC the beneficial constructive ownership of which otherwise would cause such person to violate such restrictions (rounded up to the nearest whole share) shall be automatically transferred to a trust for the benefit of a charitable beneficiary effective as of the close of business on the business day prior to the date of such transfer, and such person shall acquire no rights in such shares; or if the transfer to the trust would not be effective for any reason to prevent the violation of such restrictions, the transfer of that number of shares of stock of New MIC that otherwise would cause any person to violate such restrictions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of stock of New MIC. To the extent that, upon a transfer of shares of stock of New MIC to a trust for the benefit of a charitable beneficiary, a violation of any restrictions on ownership would nonetheless be continuing, then shares of stock of New MIC shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or charitable beneficiaries that are distinct from those of each other trust, such that there is no violation of any provision of the Proposed Charter.

If the New MIC Board shall at any time determine that a transfer or other event has taken place that results in a violation of the foregoing restrictions or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership of any shares of stock of New MIC in violation of the foregoing restrictions (whether or not such violation is intended), the New MIC Board shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, causing New MIC to redeem shares, refusing to give effect to such transfer on the books of New MIC or instituting proceedings to enjoin such transfer or other event; provided, however, that any transfer or attempted transfer or other event in violation of the foregoing restrictions shall automatically result in the transfer to the trust, and, where applicable, such transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the New MIC Board.

transferee prior to MIC’s discovery that the shares have been transferred to the trust and (ii) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary; provided, however, that if MIC has already taken irreversible corporate action then the trustee shall not have the authority to rescind and recast such vote. The purported transferee will acquire no rights in such shares. In addition, the MIC Charter provides that any transfer of MIC’s shares that would result in MIC’s shares being owned by fewer than 100 persons will be null and void and the purported transferee will acquire no rights in such shares.

Shares of stock transferred to the trustee are deemed offered for sale to MIC, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the Market Price (as such term is defined in the MIC Charter) at the time of such devise or gift and (ii) the Market Price on the date MIC or its designee accepts such offer. MIC has the right to accept such offer until the trustee has sold the shares of stock held in the trust as discussed below. Upon a sale to MIC, the interest of the charitable beneficiary in the shares sold shall terminate and the charitable trustee shall distribute the net proceeds of the sale to the purported transferee. MIC may reduce the amount so payable to the purported transferee by the amount of any distribution made to the proposed transferee before MIC discovered that the shares had been automatically transferred to the trust and that are then owed by the proposed transferee to the trustee as described above, and MIC may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary.

Within 20 days of receiving notice from MIC that shares of stock of MIC have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. During this 20-day period, MIC will have the option of repurchasing such shares as discussed above. Upon any such transfer or repurchase, the purported transferee will receive a per share price equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other transaction), the Market Price (as

Rights of New MIC Stockholders	Rights of MIC Stockholders

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of stock of New MIC that will or may violate the foregoing restrictions or any person who would have owned shares of stock of New MIC that resulted in a transfer to the trust shall immediately give written notice to New MIC of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to New MIC such other information as New MIC may request in order to determine the effect, if any, of such transfer on New MIC’s prospective or ongoing status as a REIT. Every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of stock of New MIC, within 30 days after the end of each taxable year, shall give written notice to New MIC stating the name and address of such owner, the number of shares of stock of New MIC beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to New MIC such additional information as New MIC may request in order to determine the effect, if any, of such beneficial ownership on New MIC’s prospective or ongoing status as a REIT and to ensure compliance with the 9.8% ownership limit. Each person who is a beneficial or constructive owner of stock of New MIC and each person (including the stockholder of record) who is holding stock of New MIC for a beneficial or constructive owner shall provide to New MIC such information as New MIC may request, in order to determine New MIC’s prospective or ongoing status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

The New MIC Board may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and may establish or increase an Excepted Holder Limit for such person if (i) the New MIC Board obtains such representations and undertakings from such person as are reasonably necessary for the New MIC Board to ascertain that no person’s beneficial or constructive ownership of such shares of stock of New MIC would result in New MIC being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in New MIC’s failure to maintain its qualification as a REIT, (ii) such person does not and represents that it will not own, actually or constructively, an interest in a tenant of New MIC (or a tenant of any entity owned or controlled by New MIC) that would cause New MIC to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the such term is defined in the MIC Charter) of the shares on the day of the event causing the shares to be held in the charitable trust and (ii) the price per share received by the trustee net of any commission and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The amount payable to the purported transferee may be reduced by the amount of dividends and other distributions which have been paid to such purported transferee and are owed by such purported transferee to the trustee. The charitable beneficiary will receive any net proceeds in excess of the amount payable to the purported transferee.

Any person who acquires or attempts or intends to acquire MIC’s shares in violation of the foregoing restrictions or who would have owned shares of stock of MIC that were otherwise transferred to the trust is required to give immediate written notice to MIC, or, in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and, in either case provide MIC with such information as MIC may request in order to determine the effect, if any, of the transfer on MIC’s qualification as a REIT.

The foregoing restrictions will continue to apply unless the MIC Board determines it is no longer in MIC’s best interests to attempt to, or to continue to, qualify as a REIT or that compliance with the restrictions is no longer required in order for MIC to qualify as a REIT. The MIC Board, in its sole discretion, may exempt a person (prospectively or retroactively) from the 9.8% ownership limit. However, the MIC Board may not exempt any person whose ownership of MIC’s outstanding stock would result in MIC being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in MIC’s failure to maintain its qualification as a REIT. Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, the MIC Board may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the MIC Board, in its sole discretion, in order to determine or ensure MIC’s status as a REIT and such representations and undertakings from the person requesting the exception as the MIC directors may require in its sole discretion to make the determinations above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of MIC’s

Rights of New MIC Stockholders	Rights of MIC Stockholders

Code) in such tenant and the New MIC Board obtains such representations and undertakings from such person as the New MIC Board determines are reasonably necessary to ascertain this fact and (iii) such person agrees that any violation or attempted violation of such representations or undertakings will result in such shares of stock of New MIC being automatically transferred to a trust.

Prior to establishing an Excepted Holder Limit, the New MIC Board may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the New MIC Board, as it may deem necessary or advisable in order to determine or ensure New MIC’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the New MIC Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

An underwriter which participates in a public offering, forward sale or a private placement of stock of New MIC (or securities convertible into or exchangeable for stock of New MIC) may beneficially or constructively own shares of stock of New MIC (or securities convertible into or exchangeable for stock of New MIC) in excess of the 9.8% ownership limit, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

The New MIC Board may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer beneficially or constructively owns shares of stock of New MIC in excess of the 9.8% ownership limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit may be reduced to a percentage that is less than the 9.8% ownership. The New MIC Board may reduce the Existing Holder Limit as in effect from time to time. An Existing Holder shall not be deemed to have violated the 9.8% ownership limit until such time as such Existing Holder’s percentage of ownership of stock of New MIC, having fallen below the 9.8% ownership limit, again exceeds the 9.8% ownership limit. The New MIC Board may increase or decrease the 9.8% ownership limit for one or more persons and increase or decrease the 9.8% ownership limit for all other persons. No decreased ownership limit will be effective for any outstanding stock is required, within 30 days after the end of each taxable year, to give MIC written notice stating his, her or its name and address, the number of shares of each class and series of stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide MIC with such additional information as MIC may request in order to determine the effect, if any, of his, her or its beneficial ownership on MIC’s qualification as a REIT and to ensure compliance with the 9.8% ownership limit discussed above. In addition, each stockholder shall upon demand be required to provide MIC with such information as MIC may request in order to determine MIC’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Rights of New MIC Stockholders	Rights of MIC Stockholders

person whose percentage of ownership of stock of New MIC is in excess of such decreased ownership limit until such time as such person’s percentage of ownership of stock of New MIC equals or falls below the decreased ownership limit; provided, however, any further acquisition of stock of New MIC by any such person in excess of the stock of New MIC owned by such person on the date the decreased ownership limit became effective will be in violation of the such ownership limit. No increase to the 9.8% ownership limit may be approved if, following the Initial Date, the New ownership limit would allow five or fewer people to beneficially own, in the aggregate, more than 49.9% in value of the outstanding stock of New MIC or otherwise cause New MIC to fail to qualify as a REIT. Prior to increasing or decreasing the 9.8% ownership limit, the New MIC Board may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the New MIC Board, as it may deem necessary or advisable in order to determine or ensure New MIC’s qualification as a REIT.

Upon any purported transfer or other event that would result in a transfer of shares of stock of New MIC to a trust, such shares of stock of New MIC shall be deemed to have been transferred to the trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. Such transfer to the trustee shall be deemed to be effective as of the close of business on the business day prior to the purported transfer or other event that results in the transfer to the trust. The trustee shall be appointed by New MIC and shall be a person unaffiliated with New MIC and any prohibited owner. Shares of stock of New MIC held by the trustee shall be issued and outstanding shares of stock of New MIC. The prohibited owner shall have no rights in the shares held by the trustee. The prohibited owner shall not benefit economically from ownership of any shares held in trust by the trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of stock of New MIC held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by New MIC that the shares of stock of New MIC have been transferred to the trustee shall be paid by the recipient of such dividend or other distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or other distribution so paid to the trustee shall be held in

Rights of New MIC Stockholders	Rights of MIC Stockholders

trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock of New MIC held in the trust and the trustee has the authority (at the trustee’s sole and absolute discretion) to (i) rescind as void any vote cast by a prohibited owner prior to the discovery by New MIC that the shares of stock of New MIC have been transferred to the trust and (ii) recast such vote; provided, however, that if New MIC has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Until New MIC has received notification that shares of stock of New MIC have been transferred into a trust, New MIC shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Within 20 days of receiving notice from New MIC that shares of stock of New MIC have been transferred to the trust, the trustee of the trust shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not result in a violation of the above ownership restrictions. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as such term is defined in the Proposed Charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner shall be immediately paid to the charitable beneficiary. If, prior to the discovery by New MIC that shares of stock of New MIC have been transferred to the trustee, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner

Rights of New MIC Stockholders	Rights of MIC Stockholders

received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess shall be paid to the trustee upon demand.

Shares of stock of New MIC transferred to the trustee shall be deemed to have been offered for sale to New MIC, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date New MIC, or its designee, accepts such offer. New MIC may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which has been paid to the prohibited owner and is owed by the prohibited owner to the trustee. New MIC may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. New MIC shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to New MIC, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

By written notice to the trustee, New MIC shall designate one or more nonprofit organizations to be the charitable beneficiary or charitable beneficiaries of the interest in the trust such that (i) the shares of stock of New MIC held in the trust would not violate the restrictions set forth in the foregoing ownership restrictions in the hands of such charitable beneficiary or charitable beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of New MIC to make such designation nor the failure of New MIC to appoint the trustee before the automatic transfer shall make such transfer ineffective, provided that New MIC thereafter makes such designation and appointment.

Roll-Up Transactions

The Proposed Charter does not include any provision related to Roll-Up Transactions.	The MIC Charter requires that, in connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction offer to holders of common stock who vote against the proposed Roll-Up Transaction the choice of either (i) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or (ii) one of the following: (A) remaining as MIC stockholders and preserving their interest therein on the same terms

Rights of New MIC Stockholders	Rights of MIC Stockholders

and conditions as existed previously or (B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of MIC.

The MIC Charter prohibits MIC from participating in any Roll-Up Transaction: (i) that would result in the holders of MIC Common Stock having democracy rights in a Roll-Up Entity that are less than the rights provided for in the MIC Charter, (ii) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (iii) in which investor’s rights to access records of the Roll-Up Entity will be less than those described in the MIC Charter or (iv) in which any of the costs of the Roll-Up Transaction will be borne by MIC if the Roll-Up Transaction is not approved by the holders of shares of MIC Common Stock.

The term Roll-up Transaction does not include: (i) a transaction involving MIC’s securities that have been for at least 12 months listed on a national securities exchange or (ii) a transaction involving MIC’s conversion to a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: stockholder voting rights; the term of MIC’s existence; compensation to the Advisor; or MIC’s investment objectives.

Takeover Defenses

Business Combinations: The MGCL contains a provision which regulates business combinations with interested stockholders. For a description of the Merger provisions, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Business Combinations”. As permitted by the MGCL, by resolution of the New MIC Board, we have opted out of the business combination provisions of the MGCL and any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by the New MIC Board (including a majority of directors who are not affiliates or associates of such person).

Business Combinations: The MGCL contains a provision which regulates business combinations with interested stockholders. For a description of the Merger provisions, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Business Combinations”. The MIC Board has by resolution exempted any business combination involving MIC and any other person.

Control Share Acquisitions: The MGCL contains a provision which regulates control share acquisitions. For a description of the control share provisions, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Control Share Acquisitions”. The MIC Bylaws contain a provision exempting any and all acquisitions by any person of

Rights of New MIC Stockholders	Rights of MIC Stockholders

Control Share Acquisitions: The MGCL contains a provision which regulates control share acquisitions. For a description of the control share provisions, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Control Share Acquisitions”. The Proposed Bylaws contain a provision exempting any and all acquisitions by any person of New MIC’s stock from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Subtitle 8: For a description of Subtitle 8, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Subtitle 8”. The Proposed Charter provides that, effective at such time as New MIC is able to make a Subtitle 8 election, vacancies on the New MIC Board may be filled only by a majority of the remaining directors and that directors elected by the New MIC Board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through other provisions in the Proposed Organizational Documents unrelated to Subtitle 8, New MIC (i) vests in the New MIC Board the exclusive power to fix the number of New MIC’s directors, and (ii) requires, unless called by the chair, chief executive officer, president or the New MIC Board, the request of stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on such matter to call a special meeting of stockholders. New MIC has not elected to be subject to the other provisions of Subtitle 8, but the New MIC Board may cause New MIC to do so at any time in the future without stockholder approval.

Stockholder Rights Plan: New MIC does not currently have a stockholder rights plan.

MIC stock from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Subtitle 8: For a description of Subtitle 8, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Subtitle 8”. MIC has opted into the Subtitle 8 provision providing that vacancies on the MIC Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the MIC Charter and the MIC Bylaws unrelated to Subtitle 8, MIC vests in the MIC Board the exclusive power to fix the number of directors provided that the number is not fewer than three nor more than 15. MIC has not elected to be subject to the other provisions of Subtitle 8, but the MIC Board may cause MIC to do so at any time in the future without stockholder approval.

Stockholder Rights Plan: MIC does not currently have a stockholder rights plan.

Tender Offers

The Proposed Charter does not include any provision related to tender offers.

The MIC Charter provides that any tender offer made by a person, including, without limitation any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act and provide MIC notice of such tender offer at least 10 business days before initiating the tender offer.

If any person initiates a tender offer without complying with the MIC Charter provisions, no stockholder may transfer MIC’s shares to such person as part of the tender offer unless the stockholder shall have first offered such shares to MIC for purchase at the tender offer price. The non-complying offeror shall also be responsible for all of MIC’s expenses in connection with that person’s noncompliance or the enforcement of these restrictions.

Rights of New MIC Stockholders	Rights of MIC Stockholders
Dividends and Distributions

The New MIC Board may from time to time authorize payments to stockholders in connection with their shares of stock, in cash or other assets of New MIC or in securities of New MIC or from any other source as the New MIC Board in its discretion determines.	The MIC Board may authorize payments to stockholders in connection with their stock. Distributions in kind are not permitted, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of MIC and the liquidation of its assets in accordance with the terms of the MIC Charter or (iii) distributions in which (A) the MIC Board advises each stockholder of the risks associated with direct ownership of the property, (B) the MIC Board offers each stockholder the election of receiving such in-kind distributions and (C) in-kind distributions are made only to those stockholders that accept such offer.

Election of Directors; Quorum

The Proposed Bylaws provide that a plurality of all the votes cast for the election of directors at a meeting of New MIC’s stockholders duly called and at which a quorum is present is required to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum.	The MIC Charter and MIC Bylaws provide that the holders of a majority of the shares of stock of MIC entitled to vote who are present in person or represented by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the MIC Board, vote to elect a director. The presence in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at a meeting of stockholders constitutes a quorum.

Access to Books and Records

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws, (ii) minutes of the proceedings of stockholders, (iii) an annual statement of affairs, (iv) any voting trust agreements and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding shares of common stock of any class for at least six months, have the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The Proposed Charter does not provide additional rights of inspection.

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws, (ii) minutes of the proceedings of stockholders, (iii) an annual statement of affairs, (iv) any voting trust agreements and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding shares of common stock for at least six months, have the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The MIC Charter provides that, subject to certain limitations and requirements set forth therein, an alphabetical list of the names, addresses and telephone numbers of the MIC stockholders, along with the number of shares of stock held by each of them, will be available for inspection by any stockholder of MIC or such stockholder’s designated agent at the home office of MIC upon the request of such stockholder, and that a copy of the stockholder

Rights of New MIC Stockholders	Rights of MIC Stockholders
list will be mailed to any stockholder of MIC so requesting within ten days of receipt by MIC of the request. The MIC Charter further provides that a stockholder may request a copy of the stockholder list in connection with matters including, without limitation, those relating to the stockholder’s voting rights and the exercise of stockholder rights under federal proxy laws.

Reports to Stockholders

Under Maryland law, New MIC must prepare, or cause to be prepared, annually a full and correct statement of affairs of New MIC, to include a balance sheet and a financial statement of operations for the preceding fiscal year.

The Proposed Charter does not provide additional rights to reports.

Under Maryland law, MIC must prepare, or cause to be prepared, annually a full and correct statement of affairs of the corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year.

The MIC Charter further provides that MIC will cause to be prepared and mailed or delivered to each stockholder of MIC as of a record date after the end of the fiscal year and each holder of other publicly held securities of MIC within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year that will include: (i) financial statements prepared in accordance with generally accepted accounting principles that are audited and reported on by independent certified public accountants, (ii) the ratio of the costs of raising capital during the period to the capital raised, (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any affiliate thereof by MIC, including fees or charges paid to the Advisor and any affiliate thereof by third parties doing business with MIC, (iv) the total operating expenses of MIC, stated as a percentage of average invested assets and as a percentage of its net income, (v) a report from the independent directors that the policies being followed by are in the best interests of its stockholders and the basis for such determination and (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving MIC and the Advisor, the Sponsor (as defined in the MIC Charter), any director or affiliate of MIC thereof occurring in the year for which the annual report is made.

Suitability of Stockholders/Stockholders

The Proposed Organizational Documents do not include provisions regarding suitability of stockholders.	The MIC Charter provides that, subject to suitability standards established by individual states and until such time as MIC Common Stock is listed on a national securities exchange, to become a MIC stockholder, such prospective stockholder must represent to MIC (or, in the case of sales to fiduciary accounts, the fiduciary account must represent to

Rights of New MIC Stockholders	Rights of MIC Stockholders
MIC with respect to the beneficiary), among other requirements as MIC may require from time to time, that such prospective stockholder or beneficiary has (i) a minimum annual gross income of $70,000 and a net worth of not less than $70,000 or (ii) a net worth of not less than $250,000, in each case excluding home, furnishings and automobiles from the calculation of net worth.

Minimum Investment and Transfer

The Proposed Organizational Documents do not include provisions regarding minimum investments or transfers.	The MIC Charter provides that, subject to certain individual state requirements and except with respect to the issuance of common stock under MIC’s reinvestment plan, no initial sale of common stock in a public offering or transfer of common stock purchased in a public offering of less than $10,000, or other amount as determined by the MIC Board, will be permitted.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, (a) the FWAC Founders and (b) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after FWAC has completed the Merger, assuming FWAC otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, (a) FWAC Founders and their permitted transferees are subject to certain transfer restrictions set forth in the Letter Agreement, Sponsor Agreement and Sponsor Lock-Up Agreement and (b) certain persons to receive merger consideration and their permitted transferees are subject to certain transfer restrictions set forth in the Seller Lock-Up Agreements.

FWAC anticipates that following the consummation of the Merger, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New MIC, Sponsor, the Preferred PIPE Investors and certain of the New MIC stockholders will enter into a Registration Rights Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex M, and will terminate the Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and between MIC and certain MIC security holders, and the Registration and Shareholder Rights Agreement, dated as of May 24, 2021, by and among FWAC, the Sponsor and the holders of FWAC Class B Shares and Private Placement Shares.

Pursuant to the Registration Rights Agreement, New MIC granted the RRA Holders certain registration rights with respect to the Registrable Securities of New MIC. Among other things, the Registration Rights Agreement requires New MIC to register the Registrable Securities. The Registration Rights Agreement requires New MIC to file a registration statement registering for resale the Registrable Securities as promptly as practicable following the Closing but in any event no later than the first business day to occur 30 calendar days after Closing. New MIC shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day (or 135th calendar day if the SEC notifies New MIC that it will “review” the registration statement) following the filing date of the registration statement and (b) the 10th business day after the date New MIC is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

The Registration Rights Agreement further provides that RRA Holders of at least 150,000 Registrable Securities are entitled to make a written demand for registration for resale under the Securities Act of all or part of their Registrable Securities; provided, however, that New MIC is not required to file a registration statement prior to the expiration of any other lock-up period imposed with respect to the Registrable Securities pursuant to the Letter Agreement, Seller Lock-Up Agreement, Sponsor Lock-Up Agreement, the Stockholders’ Agreement and the Preferred Subscription Agreement, as applicable. In addition, the RRA Holders are entitled to “piggy-back” registration rights to registration statements filed by New MIC, subject to customary cut-back provisions.

TRADING MARKET AND DIVIDENDS

FWAC

Ordinary Shares

FWAC Class A Shares are traded on Nasdaq under the symbol “FWAC” and commenced public trading on May 25, 2021. There is no trading market for our FWAC Class B Shares.

FWAC’s Dividend Policy

FWAC has not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of our Initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Initial business combination. The payment of any cash dividends subsequent to our Initial business combination will be within the discretion of our board of directors at such time and we will only pay such dividend out of our profits or share premium (subject to solvency requirements) as permitted under Cayman Islands law. If we incur any indebtedness in connection with a business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

MIC

Ticker Symbol and Market

There is no public market for MIC’s equity securities.

As of March 31, 2023, there were approximately 3,270 holders of record of shares of MIC Common Stock.

MIC’s Dividend Policy

Although MIC had a history of paying dividends, MIC does not currently and may not in the future generate sufficient cash flow from operations to resume paying and fully fund future dividends.

New MIC

Ticker Symbol and Market

New MIC intends to apply for listing, to be effective at the time of the Closing, of the New MIC Common Stock on NYSE under the proposed symbol “BEEP”.

New MIC’s Dividend Policy

Following completion of the Merger, the New MIC Board will consider whether or not to institute a dividend policy. It is presently intended that New MIC retain its earnings for use in business operations and accordingly, we do not anticipate the New MIC Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition.

COMPARISON OF STOCKHOLDERS’ RIGHTS

FWAC is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Memorandum and Articles of Association govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Memorandum and Articles of Association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New MIC, your rights will differ in some regards as compared to when you were a shareholder of FWAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of FWAC and New MIC according to applicable law or the organizational documents of FWAC and New MIC. For specific material amendments to the provisions of the Memorandum and Articles of Association, as will be adopted via the Proposed Charter, please see the sections entitled “Proposal 3—The Charter Proposal” and “Proposals 4(A)-4(I) — The Governance Proposals”.

This summary is qualified by reference to the complete text of the Memorandum and Articles of Association and the Proposed Charter and Proposed Bylaws, copies of which are attached to this joint proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Charter, Proposed Bylaws and Memorandum and Articles of Association in their entirety for a more complete description of its terms, as well as the relevant provisions of the MGCL.

	Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Maryland)
Stockholder / Shareholder Approval of Business Combinations

Mergers require a special resolution and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Pursuant to the Memorandum and Articles of Association, approval of the Merger Proposal requires the affirmative vote of at least a majority of the votes of the FWAC Ordinary Shares entitled to vote thereon which are present at the FWAC Meeting.

The MGCL contains a provision which regulates business combinations with interested stockholders. As permitted by the MGCL, by resolution of the New MIC Board, New MIC has opted out of the business combination provisions of the MGCL and provided that any business combination between New MIC and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by the New MIC Board (including a majority of directors who are not affiliates or associates of such person).

The MGCL contains a provision which regulates control share acquisitions. For a description of the control share provisions, see “Certain Provisions of Maryland Law and of the Proposed Charter and Bylaws—Control Share Acquisitions”. The Proposed Bylaws contain a provision exempting any and all acquisitions by any person of New MIC’s stock from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

	Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Maryland)
Stockholder / Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Act, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote thereon).

The Memorandum and Articles of Association are consistent with this requirement.

Under the MGCL and Proposed Charter, stockholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to the Proposed Charter (except as otherwise provided in the Proposed Charter or the MGCL), (2) New MIC’s liquidation and dissolution, (3) a merger, conversion or consolidation or statutory share exchange or sale or other disposition of all or substantially all of New MIC’s assets, (4) election or removal of New MIC’s directors, and (5) such other matters that the New MIC Board has declared advisable and directed that the matter be submitted to the stockholders for approval or ratification. Except with respect to the election of directors or as otherwise provided in the MGCL or the Proposed Charter or the Proposed Bylaws, the vote of stockholders holding a majority of the outstanding shares of stock entitled to vote is required to approve any such action, and no such action can be taken by the New MIC Board without such majority vote of New MIC’s stockholders.

Appraisal Rights

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

The Memorandum and Articles of Association do not expand upon or otherwise limit statutorily provided appraisal rights. There are no appraisal rights of shareholders in connection with the proposed Merger.

Holders of shares of New MIC Common Stock do not have appraisal rights unless the board of directors upon such terms and conditions as may be specified by the board of directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Inspection of Books and Records

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

The Memorandum and Articles of Association provide that shareholders are only entitled to inspection rights if expressly provided by law, or by resolution made by FWAC’s directors or passed by ordinary resolution.

Under Maryland law, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding shares of common stock of any class for at least six months, have the right to inspect the corporation’s books of account and its stock ledger, and may request a verified list of stockholders.

The Proposed Charter does not provide additional rights of inspection.

	Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Maryland)
Stockholder / Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Memorandum and Articles of Association do not expand upon or otherwise limit statutorily provided rights.

Under Maryland law, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A stockholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Proposed Bylaws provide that the Circuit Court for Baltimore City, Maryland (or in certain circumstances, the United States District Court for the District of Maryland, Northern Division) will be the sole and exclusive forum for: (1) any “Internal Corporate Claim” as defined by the MGCL; (2) any derivative action or proceeding brought on New MIC’s behalf; (3) any action asserting a claim for breach of a duty owed by any of New MIC’s directors, officers or employees to New MIC or its stockholders; (4) any action asserting a claim against New MIC or any of New MIC’s directors, officers or employees arising pursuant to the MGCL, the Proposed Charter or the Proposed Bylaws; or (5) any action asserting a claim against New MIC or any of New MIC’s directors, officers or employees governed by the internal affairs doctrine of the State of Maryland.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors of FWAC owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

The Memorandum and Articles of Association provide for an explicit waiver of corporate opportunities with respect to any member of the Sponsor Group serving as a director or officer of FWAC.

Under Maryland law, each of the directors owe legal duties to New MIC, including to act in good faith, in a manner reasonably believed to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances, whereas certain shareholders who are not bound by any legal duty may act only in their own interests.

Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

The Memorandum and Articles of Association provide that our current and former officers and directors will be indemnified by us against all liabilities,

The MGCL requires us (unless the Proposed Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. The MGCL permits us to

Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Maryland)
actions, proceedings, costs, damages, losses or expenses, including legal expenses, incurred by such officers and directors in carrying out their duties or otherwise in connection with FWAC’s business or affairs, other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•  the director or officer actually received an improper personal benefit in money, property or services; or

•  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Proposed Charter requires New MIC, to the maximum extent permitted by Maryland law in effect from time to time to indemnify, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of New MIC or (ii) any individual who, while a director or officer of New MIC and at the request of New MIC, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacities.

	Memorandum and Articles of Association (Cayman Islands)	Proposed Organizational Documents (Maryland)

Limited Liability of Directors

Liability of directors may be limited, except with regard to their own fraud or willful default.

Pursuant to the Memorandum and Articles of Association, FWAC may by special resolution release its current and former directors and officers from liability for any loss or damage arising out of or in connection with the discharge of their duties, except with regard to any such person’s own actual fraud, willful default, or willful neglect.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action.

The Proposed Charter limits the liability of directors and officers to New MIC and its stockholders for money damages to the maximum extent permitted by Maryland law.

LEGAL MATTERS

The validity of the New MIC Common Stock to be issued pursuant to the Merger Agreement will be passed upon by Hogan Lovells US LLP, counsel to FWAC.

EXPERTS

The audited financial statements of Fifth Wall Acquisition Corp. III as of December 31, 2022 and 2021 and for the year ended 2022 and period from February 19, 2021 (inception) through December 31, 2021, included in this joint proxy statement/prospectus have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Mobile Infrastructure Corporation as of December 31, 2022 and 2021, and for each of the two years then ended, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

APPRAISAL RIGHTS

FWAC shareholders do not have appraisal rights in connection with the Merger under Cayman Islands law.

MIC stockholders do not have appraisal rights in connection with the Merger under Maryland law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, FWAC and MIC and servicers that they employ to deliver communications to FWAC’s shareholders and MIC’s stockholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the joint proxy statement/prospectus. Upon written or oral request, FWAC and MIC will deliver a separate copy of the joint proxy statement/prospectus to any shareholder at a shared address to which a single copy of the joint proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the joint proxy statement/prospectus may likewise request that we deliver single copies of the joint proxy statement/prospectus in the future.

Shareholders of FWAC may notify FWAC of their requests by calling or writing to Morrow Sodali at:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Call Collect: +1 (203) 658-9400

Call Toll Free: (800) 662-5200

Email: IMRA@info.morrowsodali.com

Stockholders of MIC may notify MIC of their requests by calling (513) 834-5110 or writing to Mobile Infrastructure Corporation, 30 W. 4th Street, Cincinnati, Ohio 45202, or calling or writing MIC’s proxy solicitor at:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

All Stockholders Call Toll-Free: (866) 431-2105

TRANSFER AGENT AND REGISTRAR

The transfer agent for FWAC’s securities is Continental.

SUBMISSION OF STOCKHOLDER PROPOSALS

As of the date of this joint proxy statement/prospectus, the FWAC Board is aware of no other matter that may be brought before the FWAC Meeting. Under Cayman Islands law, only business that is specified in the notice of an extraordinary general meeting to shareholders may be transacted at the FWAC Meeting.

As of the date of this joint proxy statement/prospectus, the MIC Board does not know of any matters that will be presented for consideration at the MIC Meeting other than as described in this joint proxy statement/prospectus. In accordance with the MIC Bylaws and Maryland law, business transacted at the MIC Meeting will be limited to those matters set forth in the accompanying notice of the MIC Meeting. Nonetheless, if any other matter is properly presented at the MIC Meeting, or any postponement or adjournment of the special meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares of MIC Common Stock represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

FUTURE STOCKHOLDER PROPOSALS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the FWAC Board, (b) otherwise properly brought before such meeting by or at the direction of the FWAC Board, or (c) otherwise properly brought before such meeting by a stockholder who (i) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed) both at the time of giving the notice and at the time of the FWAC Meeting, (ii) is entitled to vote at the FWAC Meeting and (iii) has complied with the notice procedures set forth in the Proposed Bylaws as to such business. To be timely for New MIC’s annual meeting of stockholders, New MIC’s secretary must receive the written notice at New MIC’s principal executive offices not earlier than the 120th day and not later than the 90th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the first anniversary of the previous year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Accordingly, for New MIC’s 2023 Annual Meeting of Stockholders, or the 2023 annual meeting, assuming the FWAC Meeting is held on                , 2023, notice of a nomination or proposal must be delivered to New MIC no later than the later of                , 2023, or the 10th day following the date on which the public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairperson of the New MIC Board of Directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 must be received at our principal office a reasonable time prior to the printing of the proxy statement and must comply with Rule 14a-8.

Stockholder proposals, including director nominations, for the 2023 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2023 annual meeting and not later than the later of (a) the close of business on the 90th day before the 2023 annual meeting or (b) the close of business on the 10th day following the first day on which we publicly announce the date of the 2023 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2023 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New MIC’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New MIC’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

MIC 2023 Annual Meeting of Stockholders and Stockholder Proposals

If the Merger is completed on the expected timetable, MIC does not intend to hold a 2023 annual meeting of its stockholders. However, if the Merger is not completed, or if MIC is otherwise required to do so under applicable law, MIC will hold a 2023 annual meeting of stockholders. Under the MIC Bylaws, for a stockholder proposal (including, but not limited to, nominations of candidates for director) to be properly submitted for presentation at the next annual meeting of stockholders, MIC’s secretary must have received written notice of the proposal at its principal executive offices no earlier than the 150th day and no later than 5:00 p.m. Pacific Time, on the 120th day prior to the 2023 annual meeting. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

Under SEC regulations, any stockholder desiring to make a proposal to be considered for inclusion in MIC’s proxy statement for the next annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must have caused such proposal to be received at MIC’s principal executive offices in a reasonable time before MIC begins to print and send its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

FWAC and MIC file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including FWAC and MIC, that file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of MIC for more information concerning the Merger. The website of MIC is www.mobilereit.com. Information included on this website is not incorporated by reference into this joint proxy statement/prospectus.

FWAC has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of New MIC Common Stock and New MIC Preferred Stock to be issued to MIC stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about New MIC Common Stock and New MIC Preferred Stock. The rules and regulations of the SEC allow FWAC and MIC to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows FWAC and MIC to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

If you are a shareholder of FWAC or a stockholder of MIC and would like to request documents, please do so by                , 2023, to receive them before the FWAC Meeting and the MIC Meeting. If you request any documents from FWAC or MIC, FWAC or MIC will mail them to you by first-class mail, or by another equally prompt means, within one business day after FWAC or MIC receives your request.

This document is a prospectus of FWAC and is a joint proxy statement of FWAC and MIC for the FWAC Meeting and the MIC Meeting. Neither FWAC nor MIC has authorized anyone to give any information or make any representation about the Merger or the transactions contemplated by the Merger Agreement or FWAC or MIC that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that FWAC or MIC has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Fifth Wall Acquisition Corp. III

Page
Condensed Consolidated Financial Statements as of March 31, 2023 (unaudited) and December 31, 2022, and for the three months ended March 31, 2023 and 2022 (unaudited)
Condensed Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2023 and 2022	F-3
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2023 and 2022	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Consolidated Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 100)	F-23
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-24
Consolidated Statements of Operations for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-25
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-26
Consolidated Statements of Cash Flows for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-27
Notes to Consolidated Financial Statements	F-28
Mobile Infrastructure Corporation

Page
Consolidated Financial Statements as of March 31, 2023 (unaudited) and December 31, 2022, and for the three months ended March 31, 2023 and 2022 (unaudited)
Consolidated Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-46
Consolidated Statements of Operations for the Three Months Ended March 31, 2023 and 2022 (Unaudited)	F-47
Consolidated Statements of Changes in Equity for the Three Months Ended March 31, 2023 and 2022 (Unaudited)	F-48
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022 (Unaudited)	F-49
Notes to Consolidated Financial Statements	F-50

Consolidated Financial Statements as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 34)	F-66
Consolidated Balance Sheets	F-69
Consolidated Statements of Operations	F-70
Consolidated Statements of Changes in Equity	F-71
Consolidated Statements of Cash Flows	F-72
Notes to the Consolidated Financial Statements	F-73

F-1

FIFTH WALL ACQUISITION CORP. III
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$125,052	$442,673
Prepaid expenses	123,125	282,500

Total current assets	248,177	725,173
Investments held in Trust Account	280,746,517	277,949,215

Total Assets	$280,994,694	$278,674,388

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$341,402	$287,528
Accrued expenses	2,306,149	1,539,695

Total current liabilities	2,647,551	1,827,223
Deferred underwriting commissions	—	3,609,375

Total liabilities	2,647,551	5,436,598

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $ 0.0001 par value; 27,500,000 at redemption value of $ 10.21 and $ 10.10 per share as of March 31, 2023 and December 31, 2022, respectively	280,646,517	277,849,215
Shareholders’ Deficit:
Preferred shares, $ 0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Class A ordinary shares, $ 0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	91	91
Class B ordinary shares, $ 0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	688	688
Additional paid-in capital	—	—
Accumulated deficit	(2,300,153)	(4,612,204)

Total shareholders’ deficit	(2,299,374)	(4,611,425)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$280,994,694	$278,674,388

See accompanying notes to unaudited condensed financial statements.

F-
2

FIFTH WALL ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For t he Three Months Ended March 31,
	2023	2022
General and administrative expenses	$1,244,824	$329,666
General and administrative expenses—related party	52,500	30,000

Loss from operations	(1,297,324)	(359,666)
Other income:
Income from investments held in Trust Account	2,797,302	6,781

Net income (loss)	$1,499,978	$(352,885)

Weighted average number of shares outstanding of Class A ordinary shares	28,407,000	28,407,000

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.04	$(0.01)

Weighted average number of shares outstanding of Class B ordinary shares	6,875,000	6,875,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.04	$(0.01)

See accompanying notes to unaudited condensed financial statements.

F-
3

FIFTH WALL ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2022	907,000	$91	6,875,000	$688	$—	$(4,612,204)	$(4,611,425)
Net income	—	—	—	—	—	1,499,978	1,499,978
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	812,073	812,073

Balance—March 31, 2023 (Unaudited)	907,000	$91	6,875,000	$688	$—	$(2,300,153)	$(2,299,374)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Ordinary shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2021	907,000	$91	6,875,000	$688	$—	$(8,053,173)	$(8,052,394)
Net loss	—	—	—	—	—	(352,885)	(352,885)

Balance—March 31, 2022 (Unaudited)	907,000	$91	6,875,000	$688	$—	$(8,406,058)	$(8,405,279)

See accompanying notes to unaudited condensed financial statements.

F-
4

FIFTH WALL ACQUISITION CORP. III
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$1,499,978	$(352,885)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from investments held in Trust Account	(2,797,302)	(6,781)
Changes in operating assets:
Prepaid expenses	159,375	169,110
Accounts payable	53,874	33,009
Accrued expenses	766,454	83,902

Net cash used in operating activities	(317,621)	(73,645)

Net change in cash	(317,621)	(73,645)
Cash—beginning of the period	442,673	737,986

Cash—end of the period	$125,052	$664,341

Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions	$3,609,375	$—

See accompanying notes to unaudited condensed financial statements.

F-
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNA
U
DITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
NOTE 1. DESCR
I
PTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Fifth Wall Acquisition Corp. III (the “Company”) was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risk associated with early stage and emerging growth companies.
As of March 31, 2023, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through March 31, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and seeking a Business Combination following the Initial Public Offering. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering (as defined below).
The Company’s sponsor is Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement on Form S-1 for the Company’s Initial Public Offering was declared effective on May 24, 2021. On May 27, 2021, the Company consummated its Initial Public Offering of
27,500,000
Class A ordinary shares (the “Public Shares”), including
2,500,000
Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $
10.00
per Public Share, generating gross proceeds of $
275.0
 million, and incurring offering costs of approximately $
16.1
 million, of which approximately $
9.6
 million was for deferred underwriting commissions (
see
Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of
907,000
Class A ordinary shares (the “Private Placement Shares”), at a price of $
10.00
per Private Placement Share to the Sponsor, generating gross proceeds of approximately $
9.1
 million (
see
Note 4).
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $
10.00
per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, are held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least
80
% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires
50
% or more of the outstanding voting securities of the target or otherwise acquires a

F-
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $
10.00
per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
These redeemable Public Shares were classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480
,
“Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $
5,000,001
upon consummation of such a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note
4
) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of
15
% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem
100
% of the Company’s Public Shares if the Company does not complete its Business Combination within
24
months from the closing of the Initial Public

F-
7

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Offering, or May 27, 2023 (the “Combination Period”), or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten
business days thereafter, redeem the Public Shares, at a
per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to $
100,000
of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note

5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $
10.00
per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $
10.00
per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $
10.00
per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Merger
On December 13, 2022, the Company (together with its successors, including after the Domestication (as defined below)), entered into an agreement and plan of merger (as it may be amended, supplemented or otherwise

F-
8

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

modified from time to time, the “Merger Agreement”), by and among the Company, Queen Merger Corp. I, a Maryland corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”). The transactions set forth in the Merger Agreement, including the Mergers (defined below), will constitute an “initial business combination” as contemplated by the Amended and Restated Memorandum and Articles of Association and is referred to herein as the “Merger”.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing
reorganizational steps of MIC affiliates.
The Mergers
The Merger Agreement provides for, among other things, the following transactions: (i) the Company will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance with Title 3, Section 9 of the Maryland General Corporation Law, as amended (the “MGCL”), and Part XII of the Cayman Islands Companies Act (as revised), and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share, par value $
0.0001
per share, of the Company (the “Class A Shares”) will convert automatically, on
a
one-for-one basis,
into one share of common stock, par value $0.0001, of Surviving Pubco (the “Surviving Pubco Shares”); and (B) each then issued and outstanding Class B ordinary share, par value $
0.0001
per share, of the Company will convert automatically, on
a
one-for-one basis,
into one Surviving Pubco Share; and (ii) following the Domestication, (A) Merger Sub will merge with and into MIC in accordance with the MGCL (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (B) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”).
Lock-up Agreements
Sponsor Lock-up Agreement
Concurrently with the execution of the Merger Agreement,
the Sponsor
, MIC and the Company entered into a
lock-up
agreement (“Sponsor
Lock-up
Agreement”). Pursuant to the Sponsor
Lock-up
Agreement,
the Sponsor
agreed, among other things, that its shares received in exchange for the Class A Shares in the Mergers, may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)
six (6) months
following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Seller Lock-up Agreement
Concurrently with the execution of the Merger Agreement, certain security holders of MIC (“MIC Holders”), the Company and MIC entered into a lock-up agreement
(“Seller Lock-up Agreement”).
Pursuant to the
Seller Lock-up Agreement,
MIC Holders agreed, among other things, that their shares of Surviving Pubco Shares received in exchange for their shares of MIC Common Stock may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)
six (6) months
following Closing and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other

F-
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FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.

Sponsor Agreement
Concurrently with the execution of the Merger Agreement, the Company also entered into a Sponsor Agreement (the “Sponsor Agreement”) with the Sponsor
, and certain holders of the Company’s Class B ordinary shares, par value $
0.0001
per share (the “Class B Holders”), whereby
the Sponsor
and the Class B Holders, have agreed to waive certain of their anti-dilution and conversion rights with respect to their Class B ordinary shares.
The Sponsor
also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a)
1,658,750
 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive trading
day period after the date on which the Closing occurs (the “Closing Date”) equals or exceed $
16.00
per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to
December 31, 2026
), (b)
1,658,750
Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive trading
day period after the Closing Date equals or exceeds $
20.00
per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to
December 31, 2028
), (c)
the Sponsor
will deliver to the Company for cancellation and for no consideration
1,375,000
Founder Shares and any portion of
2,062,500
Founder Shares not transferred to third-party investors in connection with the Closing, and (d) if the aggregate cash proceeds generated from additional Subscription Agreements (defined below) entered into with other investors ( the “PIPE Investments”) (excluding the Initial PIPE Investment (defined below) and PIPE Investments by MIC’s directors, officers and affiliates) and any other third-party financing (other than debt financing) to be funded at the Closing are less than $
40,000,000
,
the Sponsor
will deliver to the Company for cancellation and for no consideration
1,375,000
Founder Shares, which number of shares shall be reduced to
1,000,000
Founder Shares if such cash proceeds at Closing equal or exceed $
40,000,000
but are less than $
50,000,000
. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which Surviving Pubco (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property.
PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into a subscription agreement (the “Subscription Agreement”) with each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. (collectively, the “Initial PIPE Investor”), pursuant to which, among other things, the Initial PIPE Investor has agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Initial PIPE Investor an aggregate of
1,200,000
Surviving Pubco Shares for a purchase price of $
10.00
per
1.2
 shares, on the terms and subject to the conditions set forth therein (the “Initial PIPE Investment”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Surviving Pubco Shares to be issued and sold to the Initial PIPE Investor pursuant to the Subscription Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreement provides the Initial PIPE Investor with certain customary registration rights. The Subscription Agreement further provides that one-sixth of
the Surviving Pubco Shares issued to the PIPE Investors will be subject to certain transfer restrictions.

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FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Support Agreements

Color Up Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and Color Up, LLC, a Delaware limited liability company (“Color Up”), entered into an agreement (the “Color Up Support Agreement”) pursuant to which Color Up agreed to vote its shares of MIC Common Stock (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares of MIC’s common stock present in person or represented by proxy to constitute a quorum, (iii) against any merger, purchase of all or substantially all of the MIC’s assets or other business combination transaction (other than the Merger Agreement), (iv) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under MIC’s Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve all of Color Up’s MIC Common Stock held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (vi) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Mergers, and (vii) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. (including the conversion to a limited liability company, the “LLCA”), as contemplated by the Merger Agreement. The Color Up Support Agreement also contains customary termination provisions.
HS3 Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and HSCP Strategic III, L.P., a Delaware limited partnership (“HS3”), entered into an agreement (as amended by the First Amendment, the “A&R HS3 Support Agreement”) pursuant to which HS3 agreed to, among other things, enter into the LLCA in connection with the consummation of the Merger. The A&R HS3 Support Agreement also contains customary termination provisions.

Additional information regarding MIC and the Merger is available in the proxy statement/prospectus most recently filed by the Company with the SEC on January 13, 2023.
Liquidity and Going Concern Consideration
As of March 31, 2023, the Company had approximately $
125,000
in its operating bank account and working capital deficit of approximately $
2.4
 million.
The Company’s liquidity needs through March 31, 2023 have been satisfied through a payment of $
25,000
by the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 4), the loan of approximately $
109,000
from the Sponsor pursuant to the Note (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on May 28, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loan.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to

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FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Conti
nue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2023. The unaudited condensed consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. On May 1, 2023, the Company filed a definitive proxy statement seeking approval from its shareholders to, among other things, amend the governing documents of the Company to extend the mandatory liquidation date from May 27, 2023 to September 15, 2023 to provide additional time for the Company to complete a Business Combination. The Company shareholder meeting to vote on such amendments is scheduled for May 17, 2023. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures
, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 8 of Regulation
S-X.
Certain disclosures included in the annual financial statements have been condensed or omitted from these unaudited condensed consolidated financial statements as they are not required for interim unaudited condensed consolidated financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022, as filed with the SEC on April 7, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2022, as filed with the SEC on April 7, 2023.
Principles of Consolidation
The unaudited condensed consolidated financial statements of the Company include its wholly owned subsidiary in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging Growth Company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F
-12

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Furth
er, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used
.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no
cash equivalents as of March 31, 2023 and December 31, 2022.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation

F-1
3

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

coverage limit of $250,000. As of March 31, 2023 and December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equals or approximates the carrying amounts represented in the condensed consolidated balance sheets due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are

F-1
4

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

classified as shareholders’ equity. As part of the Private Placement, the Company issued
907,000
shares of Class A ordinary shares to the Sponsor. These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the initial business combination, as such are considered non-redeemable
and presented as permanent equity in the Company’s condensed consolidated balance sheets. The Company’s redeemable Class A ordinary shares sold as part of the Initial Public Offering, feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly,
27,500,000
Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit equity section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table present
s
a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per ordinary share for each class of ordinary shares:

	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$1,207,694	$292,284	$(284,122)	$(68,763)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	28,407,000	6,875,000	28,407,000	6,875,000

Basic and diluted net income (loss) per ordinary share	$0.04	$0.04	$(0.01)	$(0.01)

Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return.

F-1
5

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Fo
r those benefits to be recognized, a tax position must be more likely than not to be
sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no
unrecognized tax benefits and
no
amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Standards
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual unaudited condensed consolidated financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the unaudited condensed consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
On May 27, 2021, the Company consummated its Initial Public Offering of
27,500,000
Public Shares, including
2,500,000
Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $
10.00
per Public Share, generating gross proceeds of $
275.0
 million, and incurring offering costs of approximately $
16.1
 million, of which approximately $
9.6
 million was for deferred underwriting commissions.
NOTE 4. RELATED PARTY TRANSACTIONS
Founder Shares
On February 24, 2021, the Sponsor paid $
25,000
of certain of the Company’s expenses as consideration for
4,312,500
Class B ordinary shares, par value $
0.0001
per share (the “Founder Shares”). In April 2021, the Company effected a share capitalization for Class B ordinary shares, resulting in an aggregate of
7,187,500
Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to
937,500
Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent
20.0
% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional
2,500,000
Class A ordinary shares. On
August
9, 2021, the Sponsor forfeited
312,500
Class B ordinary shares.

F-1
6

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A)
one year
after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $
12.00
per share (as adjusted for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any
20
trading days within any
30
-trading

day period commencing at least
150
days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of
907,000
Class A ordinary shares, at a price of $
10.00
per Private Placement Share to the Sponsor, generating gross proceeds of approximately $
9.1
 million.
The Private Placement Shares will not be transferable or salable until
30
days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
Related Party Loans
On February 24, 2021, the Sponsor agreed to loan the Company an aggregate of up to $
300,000
pursuant to a promissory note (the “Note”). This loan was
non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $
109,000
through the Initial Public Offering. The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $
1.5
 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $
10.00
per share. The shares would be identical to the Private Placement Shares. As of March 31, 2023 and December 31, 2022, the Company had
no
outstanding borrowing under the Working Capital Loan.
Administrative Services Agreement
The Company entered into an Administrative Support Agreement (the “Administrative Support Agreement”) with Fifth Wall Ventures Management, LLC (“Management Company”) pursuant to which it agreed to pay Management Company a total of up to $
17,500
per month for office space and professional, secretarial, administrative and support services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three

7

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

months ended March 31, 2023 and 202
2
, the Company incurred expenses of approximately $
53,000
and $
30,000
, respectively, under this agreement. As of March 31, 2023 and December 31, 2022, the Company had approximately $
337,000
and $
284,000
, respectively,
as a
balance outstanding for services in connection with such agreement on the accompanying condensed consolidated balance sheets.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account.
As of
March 31, 2023 and December 31, 2022,
no
such amounts were reimbursed or
accrued
.
NOTE 5. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three
demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provide
s
that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Shares,
30
days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. As of March 31, 2023 and December 31, 2022, there were no
amounts incurred or accrued for such expenses.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the final prospectus relating to the Initial Public Offering to purchase up to
3,750,000
additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional
2,500,000
Class A ordinary shares. On July 8, 2021, the over-allotment option expired.
The underwriters were entitled to an underwriting discount of $
0.20
per Public Share, or $
5.5
 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $
0.35
per Public Share, or approximately $
9.6
 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In 2022,
Goldman Sachs & Co. LLC and BofA Securities, Inc., two of the representatives of the underwriters of the Company’s IPO, waived their deferred underwriting fee that accrued from their participation in the IPO, resulting in a gain from settlement of deferred underwriting commissions of approximately $
6.0
 million
.

F
-18

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31,
2023

On
February 24, 2023, Deutsche Bank Securities Inc., an underwriter to the Company’s IPO, waived its entitlement to its portion of its deferred underwriting fee payable upon consummation of an initial business combination pursuant to the underwriting agreement
.
As a result, there

were
no
outstanding payable to underwriters for deferred underwriting commissions as of March 31, 2023.

Risks and Uncertainties
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business co mbination. In r
esponse to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a business combination and the value of the Company’s securities.
NOTE 6. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE
REDEMPTION
Some of the Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue
200,000,000
shares of Class A ordinary shares with a par value of $
0.0001
per share. Holders of the Company’s Class A ordinary shares are entitled to one
vote for each share. As of March 31, 2023 and December 31, 2022, there were
28,407,000
shares of Class A ordinary shares outstanding, of which
27,500,000
shares were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets.
As of March 31, 2023 and December 31, 2022, the Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:

Gross proceeds	$275,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(16,046,813)
Increase in redemption value of Class A ordinary shares subject to possible redemption	(3,166,410)
Plus:
Accretion of carrying value to redemption value	16,046,813
Waiver of offering costs allocated to Class A ordinary shares subject to possible redemption	6,015,625

Class A ordinary shares subject to possible redemption as of December 31, 2022	277,849,215
Plus:
Accretion of carrying value to redemption value	2,797,302

Class A ordinary shares subject to possible redemption as of March 31, 2023	$280,646,517

F-
19

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares
-The Company is authorized to issue
1,000,000
preference shares with a par value of $
0.0001
per share. As of March 31, 2023 and December 31, 2022, there were no
preference shares issued or outstanding.
Class
 A Ordinary Shares-
The Company is authorized to issue
200,000,000
Class A ordinary shares with a par value of $
0.0001
per share. As of March 31, 2023 and December 31, 2022, there were
28,407,000
Class A ordinary shares outstanding, of which
27,500,000
shares are classified as temporary equity (see Note 6).
Class
 B Ordinary Shares
- The Company is authorized to issue
20,000,000
Class B ordinary shares with a par value of $
0.0001
per share. As of March 31, 2023 and December 31, 2022, there were
6,875,000
Class B ordinary shares issued and outstanding (see Note 4).

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one
basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the Sponsor; or (b) automatically on the day of the consummation of a Business Combination. Notwithstanding the Initial Conversion Ratio, in the case that additional Class A ordinary shares or any other equity-linked securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the Initial Public Offering and related to the consummation of a Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20 per cent of the sum of all Class B ordinary shares in issue upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (after giving effect to any redemptions of Class A ordinary shares by public shareholders), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement shares issued to the Sponsor, officers or directors upon conversion of working capital loans. The automatic conversion of the Class B ordinary shares into
Class A ordinary shares on the day of consummation of the initial Business Combination is not subject to any further triggering events.
NOTE 8. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets—Investments held in Trust Account—Money Market Fund
March 31, 2023	$280,746,517	$—	$—
December 31, 2022	$277,949,215	$—	$—

F-2
0

FIFTH WALL ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. For the pe riod f
rom February 19, 2021 (inception) through March 31, 2023, there were no
transfers to/from Levels 1, 2, and 3.
Level 1 instruments include investments in money market funds invested in U
.
S
.
government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. No money has been withdrawn from the Trust.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date and up to the date unaudited condensed consolidated financial statements were issued. Based upon this review, other than below, the Company did not identify any other subsequent events, that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
On April 17, 2023, the Company filed a preliminary proxy statement for its shareholders to consider and vote upon certain amendments to the governing documents of the Company to (i) extend the date by which the Company must complete an initial business combination from May 27, 2023 to September 15, 2023 and (ii) remove certain restrictions regarding the ability to redeem Class A ordinary shares to the extent that such redemption would cause the Company’s net tangible assets to be less than $
5,000,001.
On May 1, 2023, the Company filed the definitive proxy statement regarding the above, with a shareholder meeting set for May 17, 2023.
On May 11, 2023, parties to that certain letter agreement, dated May 24, 2021, by and among the Company and its officers and directors, amended and restated the letter agreement in its entirety to clarify certain voting obligations of the parties thereto with respect to securities of the Company acquired after the Initial Public Offering.
On May 11, 2023, parties to that certain Sponsor Agreement dated December 13, 2022, by and among the Company, its officers and directors, and MIC, amended and restated the Sponsor Agreement in its entirety to clarify certain voting obligations of the parties thereto with respect to securities of the Company acquired after the Initial Public
Offering
.

1

INDEX TO FINANCIAL STATEMENTS
Fifth Wall Acquisition Corp. III

Page
Consolidated Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 100)	F-23
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-24
Consolidated Statements of Operations for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-25
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-26
Consolidated Statements of Cash Flows for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021	F-27
Notes to Consolidated Financial Statements	F-28
Mobile Infrastructure Corporation

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Fifth Wall Acquisition Corp. III
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Fifth Wall Acquisition Corp. III (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year then ended and for the period from February 19, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year then ended December 31, 2022, and the period from February 19, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matter – Restatement of Unaudited Interim Financial Statements
As discussed in Note 2 to the consolidated financial statements, the Company previously did not account for the partial waiver of the deferred underwriting fee waiver on its balance sheet. Management has determined that the forgiveness should have been treated as a credit to stockholders’ deficit. Accordingly, the 2022 unaudited interim financial statements have been restated within Note 2 to correct the accounting and related disclosure for the forgiveness of the deferred underwriting fee.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 27, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
April 6, 2023
PCAOB ID Number 100

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$442,673	$737,986
Prepaid expenses	282,500	1,121,860

Total current assets	725,173	1,859,846
Investments held in Trust Account	277,949,215	275,012,561

Total Assets	$278,674,388	$276,872,407

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$287,528	$87,097
Accrued expenses	1,539,695	212,704

Total current liabilities	1,827,223	299,801
Deferred underwriting commissions	3,609,375	9,625,000

Total liabilities	5,436,598	9,924,801
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 27,500,000 at redemption value of $10.10 and $10.00 per share as of December 31, 2022 and 2021, respectively	277,849,215	275,000,000
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 907,000 shares issued and outstanding (excluding 27,500,000 shares subject to possible redemption) as of December 31, 2022 and 2021	91	91
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,875,000 shares issued and outstanding as of December 31, 2022 and 2021	688	688
Additional paid-in capital	—	—
Accumulated deficit	(4,612,204)	(8,053,173)

Total shareholders’ deficit	(4,611,425)	(8,052,394)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$278,674,388	$276,872,407

The accompanying notes are an integral part of these consolidated financial statements.

F-2
4

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 19, 2021 (Inception) Through December 31, 2021

General and administrative expenses	$2,452,095	$1,039,142
General and administrative expenses — related party	210,000	74,000

Loss from operations	(2,662,095)	(1,113,142)
Other income:
Income from investments held in Trust Account	2,936,654	12,561

Net income (loss)	$274,559	$(1,100,581)

Weighted average number of shares outstanding of Class A ordinary shares	28,407,000	19,687,130

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.01	$(0.04)

Weighted average number of shares outstanding of Class B ordinary shares	6,875,000	6,683,149

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.01	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

F-2
5

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount

Balance — February 19, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Sale of private placement shares to Sponsor	907,000	91	—	—	9,069,909	—	9,070,000
Accretion of Class A ordinary shares subject to possible redemption amount	—	—	—	—	(9,094,190)	(7,005,176)	(16,099,366)
Forfeiture of Class B ordinary shares	—	—	(312,500)	(31)	31	—	—
Subsequent measurement of Class A ordinary shares subject to redemption against additional paid-in capital and accumulated deficit	—	—	—	—	(31)	52,584	52,553
Net loss	—	—	—	—	—	(1,100,581)	(1,100,581)

Balance — December 31, 2021	907,000	91	6,875,000	688	—	(8,053,173)	(8,052,394)
Adjustment for accretion of Class A ordinary share subject to possible redemption amount	—	—	—	—	—	3,166,410	3,166,410
Net income	—	—	—	—	—	274,559	274,559

Balance — December 31, 2022	907,000	$91	6,875,000	$688	$—	$(4,612,204)	$(4,611,425)

The accompanying notes are an integral part of these consolidated financial statements.

F-2
6

FIFTH WALL ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 19, 2021 (Inception) Through December 31, 2021

Cash Flows from Operating Activities:
Net income (loss)	$274,559	$(1,100,581)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	—	25,000
Income from investments held in Trust Account	(2,936,654)	(12,561)
Changes in operating assets and liabilities:
Prepaid expenses	839,360	(1,121,860)
Accounts payable	200,431	87,097
Accrued expenses	1,396,991	142,704

Net cash used in operating activities	(225,313)	(1,980,201)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(275,000,000)

Net cash used in investing activities	—	(275,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	—	(108,892)
Proceeds from note payable to related party	—	108,892
Proceeds received from private placement	—	9,070,000
Proceeds received from initial public offering, gross	—	275,000,000
Offering costs paid	(70,000)	(6,351,813)

Net cash provided by financing activities	(70,000)	277,718,187

Net change in cash	(295,313)	737,986
Cash — beginning of the period	737,986	—

Cash — end of the period	$442,673	$737,986

Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$70,000
Deferred Underwriting commissions in connection with the initial public offering	$—	$9,625,000
Extinguishment of deferred underwriting commissions allocated to Public Shares	$6,015,625	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-2
7

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Fifth Wall Acquisition Corp. III (the “Company”) was incorporated as a Cayman Islands exempted company on February 19, 2021 (inception). The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risk associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and seeking a Business Combination following the Initial Public Offering. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering (as defined below).
The Company’s sponsor is Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement on Form
S-1
for the Company’s Initial Public Offering was declared effective on May 24, 2021. On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Class A ordinary shares (the “Public Shares”), including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 907,000 Class A ordinary shares (the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million (Note 4).
Upon the closing of the Initial Public Offering, management agreed that an amount equal to at least $10.00 per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Shares, are held in a trust account (“Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

F-
2
8

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5).
These redeemable Public Shares were classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such a Business Combination and only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or vote at all. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares, Private Placement Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or May 27, 2023 (the “Combination Period”), or with respect to any other provision relating to the

F-
29

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes that were paid by the Company or are payable by the Company, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note
5
) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share due to reductions in the value of the trust assets. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Merger
On December 13, 2022, the Company (together with its successors, including after the Domestication (as defined below)), entered into an agreement and plan of merger (as it may be amended, supplemented or otherwise

F-
3
0

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

modified from time to time, the “Merger Agreement”), by and among the Company, Queen Merger Corp. I, a Maryland corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”). The transactions set forth in the Merger Agreement, including the Mergers (defined below), will constitute an “initial business combination” as contemplated by the Amended and Restated Memorandum and Articles of Association and is referred to herein as the “Merger”.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing reorganizational steps of MIC affiliates.
The Mergers
The Merger Agreement provides for, among other things, the following transactions: (i) the Company will transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance with Title 3, Section 9 of the Maryland General Corporation Law, as amended (the “MGCL”), and Part XII of the Cayman Islands Companies Act (as revised), and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share, par value $
0.0001 per share, of the Company (the “Class A Shares”) will convert automatically, on
a
one-for-one
 basis,
into one share of common stock, par value $0.0001, of Surviving Pubco (the “Surviving Pubco Shares”); and (B) each then issued and outstanding Class B ordinary share, par value $
0.0001
per share, of the Company will convert automatically, on
a
one-for-one
 basis,
into one Surviving Pubco Share; and (ii) following the Domestication, (A) Merger Sub will merge with and into MIC in accordance with the MGCL (the “First Merger”), with MIC continuing as the surviving entity (the “First-Step Surviving Company”) and (B) immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”).
Lock-up Agreements
Sponsor Lock-up Agreement
Concurrently with the execution of the Merger Agreement, our sponsor, MIC and the Company entered into a lock-up
agreement (“Sponsor
Lock-up
Agreement”). Pursuant to the Sponsor
Lock-up
Agreement, our sponsor agreed, among other things, that its shares received in exchange for the Class A Shares in the Mergers, may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)

six (6) months
following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and (b) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Seller Lock-up Agreement
Concurrently with the execution of the Merger Agreement, certain security holders of MIC (“MIC Holders”), the Company and MIC entered into a lock-up agreement
(“Seller Lock-up Agreement”).
Pursuant to the
Seller Lock-up Agreement,
MIC Holders agreed, among other things, that their shares of Surviving Pubco Shares received in exchange for their shares of MIC Common Stock may not be transferred until, subject to certain customary exceptions, the earlier to occur of (a)
six (6) months
following Closing and (b) the date after the

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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Sponsor Agreement
Concurrently with the execution of the Merger Agreement, the Company also entered into a Sponsor Agreement (the “Sponsor Agreement”) with our sponsor
, and certain holders of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Holders”), whereby our sponsor
and the Class B Holders, have agreed to waive certain of their anti-dilution and conversion rights with respect to their Class B ordinary shares

(such shares, together with any Class A Shares or Surviving Pubco Shares issuable upon conversion thereof, the “Founder Shares”).
Ou
r
s
ponsor also has agreed to certain restrictions with respect to its Founder Shares, as follows: (a) 1,658,750
 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5
-consecutive trading
day period after the date on which the Closing occurs (the “Closing Date”) equals or exceed $
16.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2026), (b) 1,658,750 Founder Shares will vest at such time as the aggregate volume-weighted average price per Surviving Pubco Share for any
5-consecutive trading
day period after the Closing Date equals or exceeds $20.00 per share (provided that such Founder Shares will be cancelled if the Founder Shares have not vested prior to December 31, 2028), (c)
our sponsor
will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares and any portion of 2,062,500 Founder Shares not transferred to third-party investors in connection with the Closing, and (d) if the aggregate cash proceeds generated
from
additional Subscription Agreements (defined below) entered into with other investors

(

the “
PIPE Investments
”)
(excluding
the Initial PIPE Investment
 (defined below)
and PIPE Investments by MIC’s directors, officers and affiliates) and any other third-party financing (other than debt financing) to be funded at the Closing are less than $40,000,000, our
s
ponsor will deliver to the Company for cancellation and for no consideration 1,375,000 Founder Shares, which number of shares shall be reduced to 1,000,000 Founder Shares if such cash proceeds at Closing equal or exceed $40,000,000 but are less than $50,000,000. If earlier, the Founder Shares described in the foregoing clauses (a) and (b) shall vest on the date after the Closing on which Surviving Pubco (or its successors) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property.

PIPE Investment (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into a subscription agreement (the “Subscription Agreement”) with each of Harvest Small Cap Partners, L.P. and Harvest Small Cap Partners Master, Ltd. (collectively, the “Initial PIPE Investor”), pursuant to which, among other things, the Initial PIPE Investor has agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the Initial PIPE Investor an aggregate of 1,200,000 Surviving Pubco Shares for a purchase price of $10.00 per 1.2 shares, on the terms and subject to the conditions set forth therein (the “Initial PIPE Investment”). The Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Merger Agreement. Surviving Pubco Shares to be issued and sold to the Initial PIPE Investor pursuant to the Subscription Agreement will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreement provides the Initial PIPE Investor with certain customary registration rights. The Subscription Agreement further provides that one-sixth of
the Surviving Pubco Shares issued to the PIPE Investors will be subject to certain transfer restrictions.
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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Support Agreements
Color Up Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and Color Up, LLC, a Delaware limited liability company (“Color Up”), entered into an agreement (the “Color Up Support Agreement”) pursuant to which Color Up agreed to vote its shares of MIC Common Stock (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the MIC stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient shares of MIC’s common stock present in person or represented by proxy to constitute a quorum, (iii) against any merger, purchase of all or substantially all of the MIC’s assets or other business combination transaction (other than the Merger Agreement), (iv) subject to certain exceptions, in any circumstances upon which a consent or other approval is required under MIC’s Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve all of Color Up’s MIC Common Stock held at such time in favor thereof, (v) against and withhold consent with respect to any merger, purchase of all or substantially all of MIC’s assets or other business combination transaction (other than the Merger Agreement), (vi) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of the Color Up Support Agreement, the Merger Agreement, or the Mergers, and (vii) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. (including the conversion to a limited liability company), as contemplated by the Merger Agreement. The Color Up Support Agreement also contains customary termination provisions.
HS3 Support Agreement
Concurrently with the execution of the Merger Agreement, the Company and HSCP Strategic III, L.P., a Delaware limited partnership (“HS3”), entered into an agreement (as amended by the First Amendment, the “A&R HS3 Support Agreement”) pursuant to which HS3 agreed to, among other things, enter into the Operating Agreement in connection with the consummation of the Merger. The A&R HS3 Support Agreement also contains customary termination provisions.
Additional information regarding MIC and the Merger is available in the proxy statement/prospectus most recently filed by the Company with the SEC on January 13, 2023.
Liquidity and Going Concern
As of December 31, 2022, the Company had approximately $443,000 in its operating bank account and working capital deficit
 of approximately $1.1 million.
The Company’s liquidity needs through December 31, 2022 have been satisfied through a payment of $25,000 by the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares (as defined in Note 5), the loan of approximately $109,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on May 28, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loan.
In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to

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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Continue as a Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 27, 2023. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company had recognized a liability upon closing of their initial public offering in May 2021 for a portion of the underwriters’ commissions which was contingently payable upon closing of a future business combination, with the offsetting entry resulting in an initial discount to the securities sold in the initial public offering. On June 6, 2022, Goldman Sachs & Co. LLC irrevocably waived its rights to the deferred underwriting commissions due under the underwriting agreement. The Company did not recognize the waiver in the Company’s Form
10-Qs
for the quarterly periods ended June 30, 2022 and September 30, 2022 (the “Affected Quarterly Periods”). Upon subsequent review and analysis, management concluded that the Company should have recognized the extinguishment of contingent liability allocated to Public Shares as an adjustment to the carrying value of the Class A ordinary shares subject to possible redemption.
Therefore, the Company’s management and the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) concluded that the Company’s Affected Quarterly Periods should no longer be relied upon and that it is appropriate to restate them. As such, the Company will restate its financial statements in this Form
10-K.
The previously presented Affected Quarterly Period should no longer be relied upon.
Impact of the Restatement
The impact of the restatement on the unaudited interim balance sheets, statements of changes in stockholders’ deficit and statements of cash flows for the affected period is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

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4

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2022:

	As of June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Total Assets	$276,393,463	$—	$276,393,463

Total current liabilities	412,495	—	412,495
Deferred underwriting commissions	9,625,000	(3,609,375)	6,015,625

Total liabilities	10,037,495	(3,609,375)	6,428,120

Class A ordinary shares subject to possible redemption	275,043,954	—	275,043,954
Preferred shares	—	—	—
Class A ordinary shares	91	—	91
Class B ordinary shares	688	—	688
Additional paid-in capital	—	—	—
Accumulated deficit	(8,688,765)	3,609,375	(5,079,390)

Total shareholders’ deficit	(8,687,986)	3,609,375	(5,078,611)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$276,393,463	$—	$276,393,463

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of September 30, 2022:

	As of September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Total Assets	$276,978,583	$—	$276,978,583

Total current liabilities	467,636	—	467,636
Deferred underwriting commissions	9,625,000	(3,609,375)	6,015,625

Total liabilities	10,092,636	(3,609,375)	6,483,261

Class A ordinary shares subject to possible redemption	275,905,944	—	275,905,944
Preferred shares	—	—	—
Class A ordinary shares	91	—	91
Class B ordinary shares	688	—	688
Additional paid-in capital	—	—	—
Accumulated deficit	(9,020,776)	3,609,375	(5,411,401)

Total shareholders’ deficit	(9,019,997)	3,609,375	(5,410,622)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$276,978,583	$—	$276,978,583

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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Changes in Stockholders’ Deficit:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported accumulated deficit in the statement of changes in stockholders’ deficit for the six months ended June 30, 2022:

	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Balance—December 31, 2021	$(8,053,173)	$—	$(8,053,173)
Adjustment for accretion of Class A ordinary shares subject to possible redemption amount	(43,954)	3,609,375	3,565,421
Net loss	(591,638)	—	(591,638)

Balance—June 30, 2022	$(8,688,765)	$3,609,375	$(5,079,390)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported accumulated deficit in the statement of changes in stockholders’ deficit for the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Balance—December 31, 2021	$(8,053,173)	$—	$(8,053,173)
Adjustment for accretion of Class A ordinary shares subject to possible redemption amount	(905,944)	3,609,375	2,703,431
Net loss	(61,659)	—	(61,659)

Balance—September 30, 2022	$(9,020,776)	$3,609,375	$(5,411,401)

Statement of Cash Flows:
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2022:

	For the Six Months Ended June 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions allocated to Public Shares	$—	$3,609,375	$3,609,375
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the nine months ended September 30, 2022:

	For the Nine Months Ended September 30, 2022
	As Previously Reported	Restatement Adjustment	As Restated
Supplemental disclosure of noncash financing activities:
Extinguishment of deferred underwriting commissions allocated to Public Shares	$—	$3,609,375	$3,609,375

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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Principles of Consolidation
The consolidated financial statements of the Company include its wholly-owned subsidiary in connection with the Proposed Business Combination. All inter-company accounts and transactions are eliminated in consolidation.
Emerging growth company
As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

F-
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7

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheet due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations
derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

F-
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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering costs associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. As part of the Private Placement, the Company issued 907,000 shares of Class A ordinary shares to the Sponsor. These Private Placement Shares will not be transferable, assignable or salable until 30 days after the completion of the initial business combination, as such are considered non-redeemable
and presented as permanent equity in the Company’s

consolidated balance sheets. The Company’s redeemable Class A ordinary shares sold as part of the Initial Public Offering, feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 27,500,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Net income (loss) per ordinary share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Year Ended December 31, 2022		For the Period from February 19, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$221,059	$53,500	$(821,655)	$(278,926)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	28,407,000	6,875,000	19,687,130	6,683,149

Basic and diluted net income (loss) per ordinary share	$0.01	$0.01	$(0.04)	$(0.04)

Income taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent accounting standards
In June 2022, the FASB issued ASU
2022-03,
ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

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0

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INITIAL PUBLIC OFFERING
On May 27, 2021, the Company consummated its Initial Public Offering of 27,500,000 Public Shares, including 2,500,000 Public Shares as a result of the underwriters’ partial exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of $275.0 million, and incurring offering costs of approximately $16.1 million, of which approximately $9.6 million was for deferred underwriting commissions.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 24, 2021, the Sponsor paid $25,000 of certain of the Company’s expenses as consideration for 4,312,500 Class B ordinary shares
, par value $0.0001 per share (the “Founder Shares”). In April 2021, the Company effected a share capitalization for Class B ordinary shares, resulting in an aggregate of 7,187,500 Class B ordinary shares outstanding. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding ordinary shares (excluding the Private Placement Shares) after the Initial Public Offering. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On August 9, 2021, the Sponsor forfeited 312,500 Class B ordinary shares.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 907,000 Class A ordinary shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $9.1 million.
The Private Placement Shares will not be transferable or salable until 30 days after the completion of the initial Business Combination. Certain proceeds from the Private Placement Shares were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
Related Party Loans
On February 24, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest
bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $109,000 through the Initial Public Offering. The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the repayment, the facility was no longer available to the Company.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

F-
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FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into shares of the post Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of December 31, 2022 and 2021 the Company had no outstanding borrowing under the Working Capital Loan.
Administrative Services Agreement
The Company entered into an Administrative Support Agreement (the “Administrative Support Agreement”) with Fifth Wall Ventures Management, LLC (“Management Company”) pursuant to which it agreed to pay Management Company a total of up to $17,500 per month for office space and professional, secretarial, administrative and support services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, the Company incurred expenses of $210,000 and $74,000, under this agreement, respectively. As of December 31, 2022 and 2021, the Company had $284,000 and $74,000, respectively, in balance outstanding for services in connection with such agreement on the accompanying consolidated balance sheets.
In addition, the Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket
expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or the Company’s or their affiliates. Any such payments prior to an initial Business Combination will be made from funds held outside the Trust Account. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and 2021,
no
such amounts were reimbursed or accrued
respectively
.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Shares and Private Placement Shares that may be issued upon conversion of Working Capital Loans, were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon consummation of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registered such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up
period, which occurs (i) in the case of the Founder Shares, in accordance with the letter agreement the Company’s initial shareholders entered into and (ii) in the case of the Private Placement Shares, 30 days after the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration

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2

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

statements. For the year ended December 31, 2022 and for the period from February 19, 2021 (inception) through December 31, 2021, and as of December 31, 2022 and 2021,
no
such amounts were reimbursed or accrued respectively
.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the final prospectus relating to the Initial Public Offering to purchase up to 3,750,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On May 27, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 Class A ordinary shares. On July 8, 2021, the over-allotment option expired.
The underwriters were entitled to an underwriting discount of $0.20 per Public Share, or $5.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $9.6 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In 2022, Goldman Sachs & Co. LLC (“Goldman”) and BofA Securities, Inc. (“BofA”), two of the representatives of the underwriters of the Company’s IPO, waived their deferred underwriting fee that accrued from their participation in the IPO, resulting in a gain from settlement of deferred underwriting commissions of approximately $
6.0
million.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.
Various social and political circumstances in the United States and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the United States and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the United States and worldwide. Specifically, the rising conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the United States and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to
complete a business combination and the value of the Company’s securities.
NOTE 7

—

CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
Some of the Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021,

F-
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3

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

there were
28,407,000
shares of Class A ordinary shares outstanding, of which
27,500,000
were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets is reconciled on the following table:

Gross proceeds	$275,000,000
Less:
Offering costs allocated to Class A ordinary shares subject to possible redemption	(16,046,813)
Plus:
Accretion of carrying value to redemption value	16,046,813

Class A ordinary shares subject to possible redemption as of December 31, 2021	275,000,000
Plus:
Waiver of offering costs allocated to Class A ordinary shares subject to possible redemption	6,015,625
Less:
Increase in redemption value of Class A ordinary shares subject to possible redemption	(3,166,410)

Class A ordinary shares subject to possible redemption as of December 31, 2022	$277,849,215

NOTE 8. SHAREHOLDERS’ DEFICIT
Preference Shares
-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares-
The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 28,407,000 Class A ordinary shares outstanding, of which 27,500,000 are classified as temporary equity (see Note 6).
Class
 B Ordinary Shares
–The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 6,875,000 Class B ordinary shares issued and outstanding (see Note 4).
Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law; provided, that, prior to the initial Business Combination, holders of Class B ordinary shares will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of Class A ordinary shares will not be entitled to vote on the appointment of directors during such time.
Class B ordinary shares will automatically convert into Class A ordinary shares on a one-for-one
basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the Sponsor; or (b) automatically on the day of the consummation of a Business Combination. Notwithstanding the Initial Conversion Ratio, in the case that additional Class A ordinary shares or any other equity-linked securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the Initial Public Offering and

F-
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4

FIFTH WALL ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

related to the consummation of a Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the Sponsor agrees to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis, 20 per cent of the sum of all Class B ordinary shares in issue upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (after giving effect to any redemptions of Class A ordinary shares by public shareholders), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement shares issued to the Sponsor, officers or directors upon conversion of working capital loans. The automatic conversion of the Class B ordinary shares into Class A ordinary shares
on the day of consummation of the initial Business Combination is not subject to any further triggering events.
NOTE 9. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 by level within the fair value hierarchy:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets — Investments held in Trust Account — Money Market Fund
December 31, 2022	$277,949,215	$—	$—
December 31, 2021	$275,012,561	$—	$—
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. For the period from February 19, 2021 (inception) through December 31, 2022, there were no transfers to/from Levels 1, 2, and
3
.
Level 1 instruments include investments in money market funds invested in US government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. No money has been
withdrawn from the Trust.
NOTE 10.  SUBSEQUENT EVENTS
On February 24, 2023, Deutsche Bank Securities Inc., an underwriter to the Company’s IPO, waived its entitlement to its portion of its deferred underwriting fee payable upon consummation of an initial business combination pursuant to the underwriting agreement.
On March 23, 2023, the Company, Merger Sub and MIC entered into the First Amendment to the Agreement and Plan of Merger (the “First Amendment”) to, among other things, clarify the intended tax treatment of the Merger, expand the size of the post-closing board of directors, and revise certain pre-closing reorganizational steps of MIC affiliates.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date and up to the date consolidated financial statements were issued. Based upon this review, other than as disclosed above, the Company did not identify any other subsequent events, that would have required adjustment or disclosure in the consolidated financial statements.

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5

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	As of March 31, 2023	As of December 31, 2022
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$166,225	$166,225
Buildings and improvements	272,862	272,605
Construction in progress	1,418	1,206
Intangible assets	10,129	10,106

	450,634	450,142
Accumulated depreciation and amortization	(33,171)	(31,052)

Total investments in real estate, net	417,463	419,090

Fixed assets, net	203	210
Assets held for sale	—	696
Cash	3,119	5,758
Cash — restricted	3,951	5,216
Prepaid expenses	631	953
Accounts receivable, net	2,536	1,849
Due from related parties	—	156
Deferred offering costs	4,005	2,086
Other assets	217	99

Total assets	$432,125	$436,113

LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$146,345	$146,948
Revolving credit facility, net	72,929	72,731
Accounts payable and accrued expenses	16,126	16,351
Accrued preferred distributions	9,254	8,504
Indemnification liability	2,596	2,596
Liabilities held for sale	—	968
Security deposits	166	161
Due to related parties	470	470
Deferred revenue	146	376

Total liabilities	248,032	249,105

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of March 31, 2023 and December 31, 2022)	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of March 31, 2023 and December 31, 2022)	—	—
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Warrants issued and outstanding – 1,702,128 warrants as of March 31, 2023 and December 31, 2022, respectively	3,319	3,319
Additional paid-in capital	192,426	193,176
Accumulated deficit	(110,716)	(109,168)

Total Mobile Infrastructure Corporation Stockholders’ Equity	85,029	87,327
Non-controlling interest	99,064	99,681

Total equity	184,093	187,008

Total liabilities and equity	$432,125	$436,113

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended March 31,
	2023	2022
Revenues
Base rental income	$2,080	$1,931
Management income	—	427
Percentage rental income	5,023	4,456

Total revenues	7,103	6,814
Operating expenses
Property taxes	1,756	1,631
Property operating expense	518	853
Interest expense	3,599	2,457
Depreciation and amortization	2,126	2,010
General and administrative	2,620	1,515
Professional fees, net of reimbursement of insurance proceeds	469	574
Organizational, offering and other costs	33	893

Total expenses	11,121	9,933
Other income (expense)
Gain on sale of real estate	660	—
Other income	15	61

Total other income (expense)	675	61

Net loss	(3,343)	(3,058)
Net loss attributable to non-controlling interest	(1,795)	(1,622)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,548)	$(1,436)

Preferred stock distributions declared — Series A	(54)	(54)
Preferred stock distributions declared — Series 1	(696)	(696)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(2,298)	$(2,186)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders — basic and diluted	$(0.30)	$(0.28)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,762,375

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022
(In thousands, unaudited)

	Preferred stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-in Capital	Accumulated Deficit	Non- controlling interest	Total
Balance, December 31, 2022	42,673	$—	7,762,375	$—	$3,319	$193,176	$(109,168)	$99,681	$187,008

Equity based payments	—	—	—	—	—	—	—	1,484	1,484
Distributions to non-controlling interest holders	—	—	—	—	—	—	—	(306)	(306)
Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,548)	(1,795)	(3,343)

Balance, March 31, 2023	42,673	$—	7,762,375	$—	$3,319	$192,426	$(110,716)	$99,064	$184,093

	Preferred stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-in Capital	Accumulated Deficit	Non- controlling interest	Total
Balance, December 31, 2021	42,673	$—	7,762,375	$—	$3,319	$196,176	$(101,049)	$107,378	$205,824

Declared distributions — Series A ($18.75 per share)	—	—	—	—	—	(54)	—	—	(54)
Declared distributions — Series 1 ($17.5 per share)	—	—	—	—	—	(696)	—	—	(696)
Net loss	—	—	—	—	—	—	(1,929)	(1,622)	(3,551)

Balance, March 31, 2022	42,673	$—	7,762,375	$—	$3,319	$195,426	$(102,978)	$105,756	$201,523

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net Loss	$(3,343)	$(3,058)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization expense	2,126	2,010
Amortization of loan costs	390	100
Gain on sale of real estate	(660)	—
Equity based payment	1,397	—
Changes in operating assets and liabilities
Due to/from related parties	156	(136)
Accounts payable	(503)	(413)
Deposits	—	(340)
Security deposits	5	(46)
Other assets	(118)	105
Deferred offering costs	(1,919)	—
Deferred revenue	(230)	(91)
Accounts receivable	(686)	820
Prepaid expenses	322	19

Net cash (used in) operating activities	(3,063)	(1,030)
Cash flows from investing activities:
Capital expenditures	(224)	(80)
Capitalized technology	(23)	(52)
Proceeds from sale of investment in real estate	1,475	—

Net cash provided by (used in) investing activities	1,228	(132)
Cash flows from financing activities:
Payments on notes payable	(1,763)	(821)
Distributions to non-controlling interest holders	(306)	—
Loan fees	—	(467)

Net cash (used in) financing activities	(2,069)	(1,288)

Net change in cash and cash equivalents and restricted cash	(3,904)	(2,450)
Cash and cash equivalents and restricted cash, beginning of period	10,974	16,696

Cash and cash equivalents and restricted cash, end of period	$7,070	$14,246

Reconciliation of Cash and Cash Equivalents and Restricted Cash:
Cash and cash equivalents at beginning of period	$5,758	$11,805
Restricted cash at beginning of period	5,216	4,891

Cash and cash equivalents and restricted cash at beginning of period	$10,974	$16,696

Cash and cash equivalents at end of period	$3,119	$8,870
Restricted cash at end of period	3,951	5,376

Cash and cash equivalents and restricted cash at end of period	$7,070	$14,246

Supplemental disclosures of cash flow information:
Interest Paid	$2,774	$2,439
Non-cash investing and financing activities:
Dividends declared not yet paid	$750	$750
Accrued capital expenditures	$309	$—
The accompanying notes are an integral part of these consolidated financial statements

MOBILE INFRASTRUCTURE CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2023
(UNAUDITED)
Note A — Organization and Business Operations
Mobile Infrastructure Corporation (the “Company,” “we,” “us” or “our”), is a Maryland corporation formed on May 4, 2015. The Company focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. The Company targets both parking garage and surface lot properties primarily in top 50 U.S. Metropolitan Statistical Areas (“MSAs”), with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.
As of March 31, 2023, the Company owned 43 parking facilities in 21 separate markets throughout the United States, with a total of 15,676 parking spaces and approximately 5.4 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities.
The Company is the sole general partner of Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”). The Company owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership, is the sole general partner of the Operating Partnership and owns approximately 45.8% of the common units of the Operating Partnership (the “OP Units”). Color Up, LLC, a Delaware limited liability company (“Color Up”) and HSCP Strategic III, LP, a Delaware limited partnership (“HS3”), are limited partners of the Operating Partnership and own approximately 44.2% and 10%, respectively, of the outstanding OP Units. Color Up is our largest stockholder and is controlled by the Company’s Chief Executive Officer and a director, Manuel Chavez, the Company’s President, Chief Financial Officer and a director, Stephanie Hogue, and a director of the Company, Jeffrey Osher. HS3 is controlled by Mr. Osher.
The Company previously elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of lease modifications entered into during the
COVID-19
pandemic, the Company earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is not required to distribute any amounts to its stockholders.
Merger with Fifth Wall Acquisition Corp. III
On December 13, 2022, the Company and Fifth Wall Acquisition Corp. III (“FWAC”), a special purpose acquisition company sponsored by Fifth Wall Acquisition Sponsor III LLC (“Fifth Wall”), entered into a definitive merger agreement, which was subsequently amended by the First Amendment to Agreement and Plan of Merger dated March 23, 2023 (the “Merger Agreement”). Upon closing of the merger (the “Merger”), FWAC will be the surviving entity and will be renamed “Mobile Infrastructure Corporation”. The combined company following the Merger (“New MIC”) expects to be publicly traded on the New York Stock Exchange under the ticker “BEEP.” Following the steps of the Merger as provided in the Merger Agreement:

•	each then issued and outstanding Class A Share of FWAC will convert, on a one-for-one basis, into one share of New MIC common stock;

•	each then issued and outstanding share of the Company’s common stock will convert, on a one-to-1.5 basis, into one share of New MIC common stock;

•	each share of the Company’s Series 1 and Series A preferred stock issued and outstanding will be converted into the right to receive one share of Series 1 and Series A preferred stock of New MIC; and

•
each of the Company’s common stock warrants will become a warrant to purchase that number of shares of New MIC common stock equal to the product of (a) the number of shares of common stock that would have been issuable upon the exercise of such common stock warrant and (b) 1.5.

Additionally, in connection with the execution of the Merger Agreement, FWAC entered into subscription agreements with an initial PIPE investor (the “Initial PIPE Investor”), pursuant to which the Initial PIPE Investor agreed to purchase from New MIC, prior to or substantially concurrently with the closing of the Merger, $10 million of common stock, par value $0.0001 per share, of New MIC (the “New MIC Common Stock”) at $10.00 per 1.2 shares. The Initial PIPE Investor is controlled by Jeffrey Osher, a member of the Company’s Board of Directors and a control person of HS3.
The Merger Agreement also contemplates other PIPE investments through the entry into one or more additional subscription agreements with one or more investors to purchase Class A Shares of FWAC, New MIC Common Stock, New MIC preferred stock or convertible notes of New MIC.
Pursuant to the Merger, the Operating Partnership will convert from a Maryland limited partnership to a Delaware limited liability company (the “Operating Company”). As a limited liability company, the Operating Company will continue to be treated as a partnership and a disregarded entity for tax and accounting purposes. Following the conversion, the Company will be a member of the Operating Company and the Operating Company will be managed by a board consisting of board members, one appointed by the Company and one appointed by the other members of the Operating Company.
During the three months ended March 31, 2023 and the year ended December 31, 2022, the Company incurred costs of approximately $1.9 million and $2.1 million, respectively, associated with the Merger. These costs are being accounted for as deferred offering costs in accordance with FASB ASC Topic 340,
Other Assets and Deferred Costs
and are reflected within deferred offering costs on our Consolidated Balance Sheets.
Note B
—
 Summary of Significant Accounting Policies
Basis of Accounting
The consolidated financial statements of the Company are prepared on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained in the FASB ASC, and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Certain prior period amounts have been reclassified to conform to the current period presentation. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. There were no significant changes to our significant accounting policies during the three months ended March 31, 2023. For a full summary of our accounting policies, refer to our 2022 Annual Report on Form
10-K
as originally filed with the SEC on March 22, 2023.
Going Concern
The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred net losses since its inception and anticipates net losses for the near future. As of March 31, 2023, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default. Additionally, based on the Company’s expected financial performance for the twelve-month period subsequent to the filing of the March 31, 2023 Form
10-Q,
the Company expects that it will not be in compliance with a financial covenant under the Revolving Credit Facility, which would result in an event of default. Such event allows the lender to accelerate the maturity of the debt under the Revolving Credit Facility which carries a balance of $73.7 million as of March 31, 2023. Further, our independent auditor included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ended December 31, 2022 (as included in our Form
10-K), which
constitutes an event of default under our Revolving Credit Facility. The Revolving Credit Facility also requires the Company to initiate an equity raise in order to achieve a fixed charge coverage ratio (“FCCR”) of 1.4 to 1.0 as of March, 31, 2023. The Company does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, management’s plans include the following:

1.
Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

2.	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

3.	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.

4.	We have initiated equity raise or liquidity events, including the proposed merger with Fifth Wall Acquisition Corporation III.
However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.
Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership, each of their wholly owned subsidiaries, and all other entities in which the Company has a controlling financial interest. For entities that meet the definition of a variable interest entity (“VIE”), the Company consolidates those entities when the Company is the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it possesses both the power to direct activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company continually evaluates whether it qualifies as the primary beneficiary and reconsiders its determination of whether an entity is a VIE upon reconsideration events. All intercompany activity is eliminated in consolidation.
Noncontrolling interests on our Consolidated Balance Sheets represent the portion of equity that we do not own in the entities we consolidate. Net income or loss attributable to non-controlling
interest in our Consolidated Statements of Operations represents our partners’ share of net income or loss that is generally allocated on a pro-rata
basis based on ownership percentage.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding asset impairment and purchase price allocations to record investments in real estate, as applicable.
Concentration
The Company had fifteen and fourteen parking tenant-operators during the three months ended March 31, 2023 and 2022, respectively. One tenant/operator, SP + Corporation (Nasdaq: SP) (“SP+”), represented 60.9% and 56.1% of the Company’s revenue, excluding commercial revenue, for the three months ended March 31, 2023 and 2022, respectively. Premier Parking Service, LLC represented 12.5% and 15.0% of the Company’s revenue, excluding commercial revenue, for the three months ended March 31, 2023 and 2022, respectively.
In addition, the Company had concentrations in Cincinnati (19.2%), Detroit (12.5%), Chicago (8.7%), and Houston (7.8%) based on gross book value of real estate as of March 31, 2023 and December 31, 2022.
As of March 31, 2023 and December 31, 2022, 49.8% and 59.2% of the Company’s outstanding accounts receivable balance, respectively, was with SP+.
Acquisitions
All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by the Company (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.
In making estimates of fair values for purposes of allocating purchase price, the Company will utilize several sources, including independent third-party valuations that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition
due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if
vacant basis. The Company utilizes various estimates, processes and information to determine the as-if
vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place
leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place
leases is primarily the difference between the property valued with existing in-place
leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place
lease intangibles include an estimate of carrying costs during the expected lease-up
period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up
period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

The value of lease intangibles is amortized to depreciation and amortization expense in our Consolidated Statements of Operations over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of any lease intangible is recognized over the shortened lease term.
Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
We periodically evaluate our long-lived assets, primarily investments in real estate, for indicators of impairment. When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the assets for potential impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property through future undiscounted cash flows, we recognize an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.
When we determine that a property should be classified as held for sale, we recognize an impairment loss to the extent the property’s carrying value exceeds its fair value less estimated cost to dispose of the asset.
At least annually, we review indefinite-lived intangible assets for indicators of impairment. We first evaluate qualitative factors to determine if it is more likely than not that the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value. Such qualitative factors include the impact of macroeconomic conditions, changes in the industry or market, cost factors, and financial performance. If we then conclude that impairment exists, we will recognize a charge to earnings representing the difference between the carrying amount and the estimated fair value of the indefinite-lived intangible asset.
Immaterial Correction
During the year ended December 31, 2022, the Company identified certain errors impacting our first quarter filing of 2022. A summary of such errors is outlined in the table below and includes errors related to the cut-off
and classification of accruals, cash, prepaids and expenses, accounting and record keeping for tenant billings and deposits, accounting related to interest expense, elimination of intercompany receivables and payables, and corrections related to the calculation of noncontrolling interest.

	As of March 31, 2022
	As reported	Adjustments	As Corrected
	(in thousands)
Consolidated Balance Sheet:
Buildings and improvements	$254,482	$(156)	$254,326
Fixed assets, net	56	(43)	13
Cash	9,418	(548)	8,870
Cash — restricted	5,043	333	5,376
Prepaid expenses	462	194	656
Accounts receivable	3,312	(197)	3,115
Due from related parties	—	156	156
Other assets	103	(47)	56
Accounts payable and accrued liabilities	15,589	(954)	14,635
Security Deposit	166	(46)	120
Deferred revenue	99	(35)	64
Accumulated deficit	(102,855)	370	(102,485)
Non-controlling interest	104,906	850	105,756

	Three Months Ended March 31, 2022
	As reported	Adjustments	As Corrected
	(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,051	$(120)	$1,931
Management agreement	—	427	427
Percentage rent	4,329	127	4,456
Property taxes	1,836	(205)	1,631
Property operating expense	837	16	853
General and administrative	1,506	9	1,515
Professional fees	1,988	(520)	1,468
Depreciation and amortization	1,967	43	2,010
Interest expense	(2,539)	83	(2,457)
Other income	15	46	61
Net loss	(4,278)	1,220	(3,058)
Net income attributable to non-controlling interest	(2,472)	850	(1,622)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,556)	370	(2,186)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders — basic and diluted	$(0.33)	$0.05	$(0.28)
Reportable Segments
Our principal business is the ownership and operation of parking facilities. We do not distinguish our principal business, or group our operations, by geography or size for purposes of measuring performance. Accordingly, we have presented our results as a single reportable segment.
Equity Compensation
Equity compensation is based on the grant date fair value of the equity awards and is recognized as general and administrative expense in our Consolidated Statement of Operations over the requisite service or performance period. Forfeitures are recognized as incurred. Certain equity awards are subject to vesting based upon the satisfaction of various service, market, or performance conditions.
Note C
 —
 Acquisitions and Dispositions of Investments in Real Estate
2023
On February 28, 2023, the Company sold a parking lot located in Wildwood, New Jersey for $1.5 million, resulting in a gain on sale of real estate of approximately $0.7 million. The Company received net proceeds of approximately $0.3 million after the repayment of the outstanding mortgage loan, interest and transaction costs.
2022
In June 2022, the Company acquired a 555 space garage located in Oklahoma City, Oklahoma for $17.5 million.

Note D — Intangible Assets
A schedule of the Company’s intangible assets and related accumulated amortization as of March 31, 2023 and December 31, 2022 is as follows (dollars in thousands):

	As of March 31, 2023		As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
In-place lease value	$2,564	$1,702	$2,564	$1,621
Lease commissions	165	113	165	106
Indefinite lived contract	3,160	—	3,160	—
Acquired technology	4,240	672	4,217	561

Total intangible assets	$10,129	$2,487	$10,106	$2,288

Amortization of
the in-place
lease value, lease commissions and acquired technology are included in depreciation and amortization in the accompanying Consolidated Statements of Operations. Amortization expense associated with intangible assets totaled approximately $0.2 million for both the three months ended March 31, 2023 and 2022.
A schedule of future amortization of acquired intangible assets for the three months ended March 31, 2023 and thereafter is as follows (dollars in thousands):

	In-place lease value	Lease commissions	Acquired technology
2023 (Remainder)	$241	$19	$342
2024	303	20	448
2025	189	9	448
2026	102	3	447
2027	27	1	419
Thereafter	—	—	1,464

	$862	$52	$3,568

Note E — Notes Payable
As of March 31, 2023, the principal balances on notes payable are as follows (dollars in thousands):

Loan	Original Debt Amount	Monthly Payment	Balance as of 3/31/23	Lender		Interest Rate	Loan Maturity
MVP Clarksburg Lot	$476	I/O	$379	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Milwaukee Old World	$771	I/O	$1,871	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Milwaukee Clybourn	$191	I/O	$191	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Cincinnati Race Street, LLC	$2,550	I/O	$3,450	Vestin Realty Mortgage II		7.50%	8/25/2023
Minneapolis Venture	$2,000	I/O	$4,000	Vestin Realty Mortgage II		7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore		5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore		5.38%	3/6/2024
Mabley Place Garage, LLC	$9,000	$44	$7,583	Barclays		4.25%	12/6/2024
322 Streeter Holdco LLC	$25,900	$130	$25,184	American National Insurance Co.		3.50%	3/1/2025
MVP Houston Saks Garage, LLC	$3,650	$20	$2,935	Barclays Bank PLC		4.25%	8/6/2025
Minneapolis City Parking, LLC	$5,250	$29	$4,341	American National Insurance, of NY		4.50%	5/1/2026
MVP Bridgeport Fairfield Garage, LLC	$4,400	$23	$3,631	FBL Financial Group, Inc.		4.00%	8/1/2026
West 9th Properties II, LLC	$5,300	$30	$4,459	American National Insurance Co.		4.50%	11/1/2026
MVP Fort Worth Taylor, LLC	$13,150	$73	$11,095	American National Insurance, of NY		4.50%	12/1/2026
MVP Detroit Center Garage, LLC	$31,500	$194	$27,424	Bank of America		5.52%	2/1/2027
MVP St. Louis Washington, LLC (1)	$1,380	$8	$1,266	KeyBank	*	4.90%	5/1/2027
St. Paul Holiday Garage, LLC (1)	$4,132	$24	$3,789	KeyBank	*	4.90%	5/1/2027
Cleveland Lincoln Garage, LLC (1)	$3,999	$23	$3,666	KeyBank	*	4.90%	5/1/2027
MVP Denver Sherman, LLC (1)	$286	$2	$262	KeyBank	*	4.90%	5/1/2027
MVP Milwaukee Arena Lot, LLC (1)	$2,142	$12	$1,964	KeyBank	*	4.90%	5/1/2027
MVP Denver 1935 Sherman, LLC (1)	$762	$4	$698	KeyBank	*	4.90%	5/1/2027
MVP Louisville Broadway Station, LLC (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Whitefront Garage, LLC (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Houston Preston Lot, LLC (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Houston San Jacinto Lot, LLC (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St. Louis Broadway, LLC (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St. Louis Seventh & Cerre, LLC (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate	**	5.03%	5/6/2027
MVP Indianapolis Meridian Lot, LLC (2)	$938	I/O	$938	Cantor Commercial Real Estate	**	5.03%	5/6/2027
St Louis Cardinal Lot DST, LLC	$6,000	I/O	$6,000	Cantor Commercial Real Estate	**	5.25%	5/31/2027
MVP Preferred Parking, LLC	$11,330	$66	$11,199	Key Bank	**	5.02%	8/1/2027
Less unamortized loan issuance costs			$(791)

			$146,345

(1)	The Company issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.

(2)	The Company issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.

*	2 Year Interest Only
**	10 Year Interest Only
I/O - Interest Only
Reserve funds are generally required for repairs and replacements, real estate taxes, and insurance premiums. Some notes contain various terms and conditions including debt service coverage ratios and debt yield limits. As of March 31, 2023, borrowers for three of the Company’s loans totaling $55.3 million, failed to meet certain loan covenants. As a result, we are subject to additional cash management procedures, which resulted in approximately $0.6 million of restricted cash at March 31, 2023. In order to exit cash management, certain debt service coverage ratios or debt yield tests must be exceeded for two consecutive quarters to return to less restrictive cash management procedures. During the three months ended March 31, 2023, two loans exited cash management as the properties have maintained consecutive quarters of the minimum debt service coverage ratio.
As of March 31, 2023, future principal payments on notes payable are as follows (dollars in thousands):

2023 (remainder)	$12,262
2024	16,012
2025	29,091
2026	22,708
2027	67,063
Thereafter	—

Total	$147,136
Note F — Revolving Credit Facility
On March 29, 2022, the Company entered into a Credit Agreement (the “Credit Agreement”) with KeyBank Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent. The Credit Agreement refinanced the Company’s then current loan agreements for certain properties. The Credit Agreement provides for, among other things, a $75.0 million revolving credit facility, originally maturing on April 1, 2023 (the “Revolving Credit Facility”). The Revolving Credit Facility may be increased by up to an additional $75.0 million provided that no event of default has occurred and certain other conditions are satisfied. Borrowings under the Revolving Credit Facility bear interest at a Secured Overnight Financing Rate (“SOFR”) benchmark rate or Alternate Base Rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the Company’s leverage ratio as calculated under the Credit Agreement. The Credit Agreement is secured by a pool of properties and requires compliance with certain financial covenants. The Credit Agreement also includes financial covenants that require the Company to (i) maintain a total leverage ratio not to exceed 65.0%, (ii) not to exceed certain fixed charge coverage ratios, and (iii) maintain a certain tangible net worth.
During 2022, the Company drew $73.7 million on the Revolving Credit Facility to pay-off
certain mortgage loans and fund an acquisition of a single garage.
On November 17, 2022, the Company executed an amendment to the Credit Agreement which extends the maturity of the Revolving Credit Facility to April 1, 2024, amends certain financial covenants through the new term, and adds a requirement for the Company to use diligent efforts to pursue an equity raise or liquidity event by March 31, 2023. As of March 31, 2023, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default.

As of March 31, 2023, the balance of unamortized loan fees associated with the Revolving Credit Facility is $0.8 million which is being amortized to interest expense in the Consolidated Statements of Operations over the remaining term.
Note G — Equity
Series A Preferred Stock
On November 1, 2016, the Company commenced an offering of up to $50 million in shares of the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, together with warrants to acquire the Company’s Common Stock, in a Regulation D 506(c) private placement to accredited investors.
The holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share. Since a Listing Event, as defined in the charter, did not occur by March 31, 2018, the cash dividend rate has been increased to 7.50%, until a Listing Event at which time, the annual dividend rate will be reduced to 5.75% of the stated value.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series A Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the Series A Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $1.3 million of which approximately $0.6 million had been paid to Series A stockholders. As of March 31, 2023 and December 31, 2022, approximately $0.7 million and $0.6 million of Series A Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Series 1 Preferred Stock
On March 29, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1 Preferred Stock”), par value $0.0001 per share. On April 7, 2017, the Company commenced the Regulation D 506(b) private placement of shares of Series 1 Preferred Stock, together with warrants to acquire the Company’s common stock, to accredited investors.
The holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by the Company’s Board of Directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 5.50% of the stated value pari passu with the dividend preference of the Series A Preferred Stock and in preference to any payment of any dividend on the Company’s common stock; provided that since a Listing Event, as defined in the charter, has not occurred by April 7, 2018, the annual dividend rate on all Series 1 Preferred Stock shares has been increased to 7.00% of the stated value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the stated value.
Each holder of Series 1 Preferred Stock received, for every $1,000 in shares subscribed by such holder, detachable warrants to purchase 35 shares of the Company’s common stock if the Company’s common stock is listed on a national securities exchange. Since a Listing Event did not occur on or prior to the fifth anniversary of the final closing date of the offering (ie. January 31, 2023), the outstanding warrants automatically expired.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series 1 Preferred Stock, however, such distributions will continue to accrue in accordance with the terms of the Series 1 Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $15.0 million of which approximately $6.4 million had been paid to Series 1 Preferred Stock stockholders. As of March 31, 2023 and December 31, 2022, approximately $8.6 million and $7.9 million of Series 1 Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the consolidated balance sheet.
Warrants
In accordance with its warrant agreement between the Company and Color Up, dated August 25, 2021 (the “Warrant Agreement”), Color Up has the right to purchase up to 1,702,128 shares of common stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million (the “Common Stock Warrants”). Each whole Common Stock Warrant entitles the registered holder thereof to purchase one whole share of common stock at a price of $11.75 per share, subject to customary adjustments, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the common stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange. The Common Stock Warrants will expire on August 25, 2026.
The Common Stock Warrants are classified as equity and recorded at the issuance date fair value.
Securities Purchase Agreement
On November 2, 2021, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) by and among the Company, the Operating Partnership, and HS3, pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly issued OP Units; and (b) 425,532 newly-issued Class A units of limited partnership of the Operating Partnership (“Class A Units”) which entitle HS3 to purchase up to 425,532 additional OP Units (the “Additional OP Units”) at an exercise price equal to $11.75 per Additional OP Unit, subject to adjustment as provided in the Class A Unit agreement, and HS3 paid to the Operating Partnership cash consideration of $20.0 million. The Additional OP Units are available to be exercised only upon completion of a Liquidity Event, as defined in the Securities Purchase Agreement.
Convertible Noncontrolling Interests
As of March 31, 2023, the Operating Partnership had approximately 17.0 million OP Units outstanding, excluding any equity incentive units granted. Under the terms of the Third Amended and Restated Limited Partnership Agreement, OP Unit holders may elect to exchange certain OP Units for shares of the Company’s Common Stock upon completion of a liquidity event. The OP Units outstanding as of March 31, 2023 are classified as noncontrolling interests within permanent equity on our Consolidated Balance Sheet.
Dividend Reinvestment Plan
The Company has a Dividend Reinvestment Plan (“DRIP”) which allows its stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent estimated value per share. On March 22, 2018, the Company suspended payment of distributions and as such there are currently no distributions to invest in the DRIP.
Share Repurchase Program
On May 29, 2018, the Company’s Board of Directors suspended the Share Repurchase Program, other than for hardship repurchases in connection with a shareholder’s death. Repurchase requests made in connection with the death of a stockholder can be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once the Company had established an estimated NAV per share, 100% of such amount as determined by the Company’s Board of Directors, subject to any special distributions previously made to the Company’s stockholders. On March 24, 2020, the Board of Directors suspended all repurchases, even in the case of a stockholder’s death.

Note H — Equity Compensation
On February 28, 2023, Mr. Chavez and Ms. Hogue were granted 81,301 and 50,813 LTIP Units, respectively, in lieu of their 2022 target annual bonus. Of these awards granted to Mr. Chavez and Ms. Hogue, 13,550 and 10,163 LTIP Units vested immediately, with the remaining scheduled to vest over a three year period. The grant date fair value was determined to be $13.48 per unit for each of the LTIP Units awarded. Additionally, the non-management
members of the Board of Directors were granted 26,082 LTIP Units in lieu of their 2022 compensation. The Director’s LTIP Units will vest over a three year period, with the exception of immediate vesting for LTIP Units granted to Shawn Nelson, a former director that retired from the Board effective December 31, 2022. The grant date fair value was determined to be $14.76 per unit for each of the LTIP Units awarded to the non-management
members of the Board.
For the three months ended March 31, 2023, the Company recognized $1.4 million in non-cash
amortization of equity awards. No amortization expense was recognized for the three months ended March 31, 2022. As of March 31, 2023 there was $20.3 million of unrecognized non-cash
amortization, including $15.7 million for LTIP Units and Performance LTIP Units (“PUs”) granted in 2022 which vest upon the achievement of a Liquidity Event (as defined in the respective LTIP agreements) and/or certain performance measures, which are considered not probable.
The following table sets forth a roll forward of all incentive equity awards for the three months ended March 31, 2023:

	As of March 31, 2023
	Number of Incentive Equity Awards	Weighted Avg Grant FV Per Share
Unvested — January 1, 2023	1,782,027	$12.65
Granted	158,196	(13.69)
Vested	(29,562)	13.76
Forfeited	—	—

Unvested — March 31, 2023	1,910,661	$12.72

Note I — Earnings Per Share
Basic and diluted loss per weighted average common share (“EPS”) is calculated by dividing net income (loss) attributable to the Company’s common stockholders, including any participating securities, by the weighted average number of shares outstanding for the period. The Company includes the effect of participating securities in basic and diluted earnings per share computations using the two-class
method of allocating distributed and undistributed earnings when the two-class
method is more dilutive than the treasury stock method. Outstanding warrants were antidilutive as a result of the net loss for the three months ended March 31, 2023 and 2022 and therefore were excluded from the dilutive calculation. The Company includes unvested PUs as contingently issuable shares in the computation of diluted EPS once the market criteria is met, assuming that the end of the reporting period is the end of the contingency period. The Company had 150,000 additional performance units that were granted to our executive officers on May 27, 2022, which are considered antidilutive to the dilutive loss per share calculation for the three months ended March 31, 2023. The Company did not have any additional dilutive shares resulting in basic loss per share equaling dilutive loss per share for the three months ended March 31, 2022.

The following table reconciles the numerator and denominator used in computing the Company’s basic and diluted per-share
amounts for net loss attributable to common stockholders for the three months ended March 31, 2023 and 2022 (dollars in thousands):

	For the three months ended
	March 31, 2023	March 31, 2022
Numerator:
Net loss attributable to MIC	$(2,298)	$(2,186)
Net loss attributable to participating securities	—	—

Net loss attributable to MIC common stock	$(2,298)	$(2,186)
Denominator:
Basic and dilutive weighted average shares of Common Stock outstanding	7,762,375	7,762,375
Basic and diluted loss per weighted average common share:
Basic and dilutive	$(0.30)	$(0.28)
Note J — Variable Interest Entities
The Company, through a wholly owned subsidiary of its Operating Partnership, owns a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware Statutory Trust (“MVP St. Louis”). MVP St. Louis is the owner of a 2.56-acre, 376-vehicle
commercial parking lot, known as the Cardinal Lot.
MVP St. Louis is considered VIE and the Company concludes that it is the primary beneficiary since the power to direct the activities that most significantly impact the economic performance of MVP St. Louis was held by MVP Parking DST, LLC (the “Manager”) and certain subsidiaries of the Manager, which is controlled by Mr. Chavez.
As a result, the Company consolidates its investment in MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC, which had total assets of approximately $11.9 million (substantially all real estate investments) and liabilities of approximately $6.0 million (substantially all mortgage debt) as of March 31, 2023.
Note K — Income Taxes
The Company previously elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of the
COVID-19 pandemic,
the Company earned management income in lieu of lease income from a number of distressed tenants, which did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for the year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is subject to federal income tax on its taxable income at regular corporate rates.
A full valuation allowance for deferred tax assets was historically provided each year since the Company believed that as a REIT it was more likely than not that it would not realize the benefits of its deferred tax assets. As a taxable C Corporation, the Company has evaluated its deferred tax assets for the three months ended March 31, 2023, which consist primarily of net operating losses and its investment in the Operating Partnership. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2022. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. Despite substantial growth in property-level operations, the Company has continued to generate a net loss and as such the Company has determined that it will continue to record a full valuation allowance against its deferred tax assets for the three months ended March 31, 2023. A change in circumstances may cause the Company to change its judgment about whether deferred tax assets should be recorded, and further whether any such assets would more likely than not be realized. The Company would generally report any change in the valuation allowance through its Consolidated Statements of Operations in the period in which such changes in circumstances occur.
Note L
 —
Fair Value
A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability in an orderly transaction. The hierarchy for inputs used in measuring fair value are as follows:
Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 – Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable.
Level 3 – Model-derived valuations with unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable and accounts payable. Due to their short maturities, the carrying amounts of these assets and liabilities approximate fair value. The estimated fair value of the Company’s debt (including notes payable and the Revolving Credit Facility) was derived using Level 2 inputs and approximate $207.6 million and $207.4 million as of March 31, 2023 and December 31, 2022, respectively.
Our real estate assets are measured and recognized at fair value on a nonrecurring basis when we determine an impairment has occurred. To estimate fair value the Company may use internally developed valuation models or independent third-parties. In either case, the fair value of real estate may be based on a number of approaches including the income capitalization approach, sales comparable approach or discounted cash flow approach. Each of these approaches utilized estimates and assumptions regarding an assets’ future performance and cash flows as well as market conditions, capitalization rates and discount rates which are all considered Level 2 inputs.
Note M
—
Commitments and Contingencies
The nature of the Company’s business exposes our properties, the Company, the Operating Partnership and its other subsidiaries to the risk of claims and litigation in the normal course of business. Other than as noted below, or routine litigation arising out of the ordinary course of business, the Company is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against the Company.
The Company has previously disclosed stockholder class action lawsuits alleging direct and derivative claims against the Company, certain of its then-officers, then-directors, the Former Advisor and/or Mr. Shustek captioned
Arthur Magowski v. The Parking REIT, Inc., et. al,
No.
24-C-19003125
(filed on May 31, 2019),
Michelle Barene v. The Parking REIT, Inc., et. al,
No.
24-C-19003527
(filed on June 27, 2019) and
SIPDA Revocable Trust v. The Parking REIT, Inc., et al,
Case No.
2:19-cv-00428
(filed on March 12, 2019). As a result of the Transaction, the Settlement Agreement (as defined in the Purchase Agreement) was entered into subject to completion of Color Up’s Tender Offer (as defined in the Purchase Agreement) for up to 900,506 shares of the Company’s outstanding Common Stock at $11.75 per share. Upon the expiration of the Tender Offer on November 5, 2021, the terms of the Settlement Agreement were satisfied and the prior lawsuits settled.

The Company has previously disclosed that the SEC was conducting an investigation relating to the Company. On March 11, 2021, the SEC notified the Company that they do not intend to recommend an enforcement action by the Commission against the Company.
The SEC investigation also related to the conduct of the Company’s former chairman and chief executive officer, Mr. Shustek. On July 29, 2021, the SEC filed a civil lawsuit against Mr. Shustek and his advisory firm Vestin Mortgage LLC, alleging violations of the securities laws (Case
 2
-
21
-civ-
01416
-JCM-BNW,
U.S. District Court, District of Nevada). The SEC seeks disgorgement, injunctions, and bars against Mr. Shustek, and related penalties. Pursuant to the Transaction, Mr. Shustek’s right to indemnification by the Company for certain claims related to the SEC’s investigation shall not exceed $2 million. This liability was recognized by the Company upon the closing of the Transaction and is included in indemnification liability on our Consolidated Balance Sheet. Effective as of the closing of the Transaction, Mr. Shustek resigned as Chief Executive Officer and director of the Company.
On August 25, 2021, the Company also entered into an Assignment of Claims, Causes of Action, and Proceeds Agreement, or the Assignment of Litigation Agreement, pursuant to which the Company assigned to the Former Advisor certain claims and claim proceeds that the Company had against Ira S. Levine, Levine Law Group, Inc. (or any other name by which a firm including Ira Levine was known), Edwin Herbert Bentzen IV and Andrew Fenton. The Settlement Agreement is not related to the Assignment of Litigation Agreement. On April 3, 2023, the parties entered into a settlement agreement and mutual release related to the Ira Levine matter.
In January 2023, the 43rd District Court of Parker County, Texas entered summary judgment in favor of the plaintiff, John Roy, who alleges he is due a commission relating to a proposed sale of the Fort Worth Taylor parking facility which was never consummated. The Company has filed an appeal. As a result of the court’s summary judgment, in December 2022 we recognized a charge of $0.7 million for the full estimated amount of damages (including legal fees and costs). The $0.7 million was recognized within organizational, offering and other costs in our Consolidated Statements of Operations and indemnification liability on our Consolidated Balance Sheets. During the first quarter of 2023, and as part of the appeals process, the Company posted cash collateral of $0.7 million for an appeals bond, which is reflected in Cash—Restricted on our Consolidated Balance Sheets.
Note N — Related Party Transactions and Arrangements
Two of the Company’s assets, 1W7 Carpark and 222W7, are currently operated by PCA, Inc., dba Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by relatives of the Company’s CEO. The Company’s CEO is neither an owner nor beneficiary of Park Place Parking. Park Place Parking has been operating these assets for five and four years, respectively. Both assets were acquired in 2021 with their management agreements in place. As of March 31, 2023 and 2022, the Company recorded a balance of approximately $0.1 million from Park Place Parking which is included in accounts receivable, net on the Consolidated Balance Sheets and has been paid subsequent to March 31, 2023 within terms of the lease agreement.
In connection with the Company’s recapitalization transaction in August 2021, the Company owes approximately $469,231 to certain member entities of Color Up relating to prorated revenues for the month of August 2021 of the three properties contributed by Color Up. The accrual is reflected within due to related parties on the Consolidated Balance Sheets.
Additionally, in connection with the Company’s recapitalization transaction in August 2021, the Company was due approximately $156,000 from Color Up as consideration for OP Units then issued which was reflected within due from related parties on the Consolidated Balance Sheet as of December 31, 2022. The Company received all amounts due in March 2023.

License Agreement
On August 25, 2021, the Company entered into a Software License and Development Agreement with an affiliate of Bombe Asset Management, Ltd., an affiliate of the Company’s CEO and CFO, or the Supplier, pursuant to which the Company granted to the Supplier a limited, non-exclusive,
non-transferable,
worldwide right and license to access certain software and services for a fee of $5,000 per month.
Tax Matters Agreement
On August 25, 2021, the Company, the Operating Partnership and Color Up entered into the Tax Matters Agreement, or the Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify Color Up and certain affiliates and transferees of Color Up, together, the Protected Partners, against certain adverse tax consequences in connection with (1) (i) a taxable disposition of certain specified properties and (ii) certain dispositions of the Protected Partners’ interest in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied); and (2) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in the Transaction, the Company agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Mobile Infrastructure Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Mobile Infrastructure Corporation and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company does not have sufficient cash on hand or available liquidity to repay its outstanding debt as a result of the event default caused by noncompliance with debt covenants, which raises substantial doubt about its ability to continue as a going concern. Managements’ plans in regard to these matters are also described in Note B of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
–
Evaluation of Impairment
–
Refer to Note B to the financial statements
Critical Audit Matter Description
The Company’s evaluation of real estate assets for impairment involves an initial assessment of each property to determine whether events or changes in circumstances exist that may indicate that the carrying amounts of real estate assets are no longer recoverable. Possible indications of impairment may include significant decreases in operating results, changes in useful life, or a plan to dispose of an asset. When events or changes in circumstances exist, the Company evaluates its properties for impairment by comparing undiscounted future cash flows expected to result from the property’s use and eventual disposition to the respective carrying amount. If the carrying amount of a property exceeds the undiscounted future cash flows, an analysis is performed to determine the fair value of the property.
The Company makes significant assumptions to evaluate properties for possible indications of impairment. Changes in these assumptions could have a significant impact on the properties identified for further analysis. For those properties where indications of impairment have been identified, the Company makes significant estimates and assumptions to determine the fair value using undiscounted future cash flows expected to result from the property’s use and eventual disposition, including estimates and assumptions related to the rental and net operating income growth rates. No impairment losses were recorded for the years ended December 31, 2022 or 2021.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the identification and analysis of properties for possible indications of impairment, and our procedures related to the estimate of future undiscounted cash flows and the determination of fair value for unrecoverable properties, included the following, among others:
We evaluated the Company’s identification and analysis of impairment indicators by:

•
Searching for adverse asset-specific and market conditions through review of third-party industry reports, real estate industry news sources, board minutes, inquiries with management, and websites and financial reports, among other sources.

•	Independently evaluating impairment indicators, such as projected net operating income, and comparing the results of our analysis to the indicators identified by management.

•	Reviewing management’s specific property disposition plans and assessing for impairment properties with potential sales prices below the recorded property value.
We evaluated the Company’s estimate of undiscounted future cash flows and the determination of fair value for unrecoverable properties by:

•	Comparing the projections included in management’s estimate of future undiscounted cash flows to the Company’s historical results and external market sources.

•
Assessing the rental and net operating income growth rates and terminal capitalization rate used to determine the terminal value of the properties against third party industry reports and recent comparable sales information.

•	Discussing with management the assumptions used in the Company’s valuation models and evaluating the consistency of the assumptions used with evidence obtained in other areas of the audit.
/s/ Deloitte & Touche LLP
Cincinnati, OH
March 22, 2023
We have served as the Company’s auditor since 2021.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,
	2022	2021
ASSETS
Investments in real estate
Land and improvements	$166,225	$166,224
Buildings and improvements	272,605	254,379
Construction in progress	1,206	89
Intangible assets	10,106	9,756

	450,142	430,448
Accumulated depreciation and amortization	(31,052)	(22,873)

Total investments in real estate, net	419,090	407,575

Fixed assets, net	210	61
Assets held for sale	696	—
Cash	5,758	11,805
Cash – restricted	5,216	4,891
Prepaid expenses	953	676
Accounts receivable, net	1,849	4,031
Due from related parties	156	—
Deferred offering costs	2,086	—
Other assets	99	108

Total assets	$436,113	$429,147

LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$146,948	$207,153
Revolving credit facility, net	72,731	—
Accounts payable and accrued expenses	16,351	8,345
Accrued preferred distributions	8,504	5,504
Indemnification liability	2,596	2,000
Liabilities held for sale	968	—
Security deposits	161	166
Due to related parties	470	—
Deferred revenue	376	155

Total liabilities	249,105	223,323

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,862 shares issued and outstanding (stated liquidation value of $2,862,000 as of December 31, 2022 and 2021)	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 39,811 shares issued and outstanding (stated liquidation value of $39,811,000 as of December 31, 2022 and 2021)	—	—
Non-voting, non-participating convertible stock, $0.0001 par value, 1,000 shares authorized, 0.0001 par value, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 98,999,000 shares authorized, 7,762,375 shares issued and outstanding as of December 31, 2022 and 2021	—	—
Warrants issued and outstanding – 1,702,128 warrants as of December 31, 2022 and 2021	3,319	3,319
Additional paid-in capital	193,176	196,176
Accumulated deficit	(109,168)	(101,049)

Total Mobile Infrastructure Corporation Stockholders’ Equity	87,327	98,446
Non-controlling interest	99,681	107,378

Total equity	187,008	205,824

Total liabilities and equity	$436,113	$429,147

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended December 31,
	2022	2021
Revenues
Base rental income	$8,345	$11,970
Management income	427	4,466
Percentage rental income	20,329	3,988

Total revenues	29,101	20,424
Expenses
Property taxes	6,885	5,382
Property operating expense	2,947	1,583
Interest expense	12,912	9,536
Depreciation and amortization	8,248	5,850
General and administrative	8,535	6,530
Professional fees, net of reimbursement of insurance proceeds	2,690	2,645
Organizational, offering and other costs	5,592	—

Total expenses	47,809	31,526
Other income (expense)
Loss on sale of real estate	(52)	—
PPP loan forgiveness	328	348
Other income	106	217
Gain on consolidation of VIE	—	360
Settlement of deferred management internalization	—	10,040
Transaction expenses	—	(12,224)

Total other income (expense)	382	(1,259)

Net loss	(18,326)	(12,361)
Net loss attributable to non-controlling interest	(10,207)	(1,297)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(8,119)	$(11,064)

Preferred stock distributions declared—Series A	(216)	(216)
Preferred stock distributions declared—Series 1	(2,784)	(2,784)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(11,119)	$(14,064)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(1.43)	$(1.82)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,741,192

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(In thousands)

	Preferred stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Warrants	Additional Paid-in Capital	Accumulated Deficit	Non- controlling interest	Total
Balance, January 1, 2021	42,673	$—	7,727,696	$—	$—	$198,769	$(89,985)	$2,034	$110,818

Issuance of common stock	—	—	34,679	—	—	407	—	—	407
Issuance of OP units	—	—	—	—	—	—	—	104,088	104,088
Issuance of warrants	—	—	—	—	3,319	—	—	—	3,319
Consolidation of VIE	—	—	—	—	—	—	—	2,553	2,553
Declared distributions – Series A ($75.00 per share)	—	—	—	—	—	(216)	—	—	(216)
Declared distributions – Series 1 ($70.00 per share)	—	—	—	—	—	(2,784)	—	—	(2,784)
Net loss	—	—	—	—	—	—	(11,064)	(1,297)	(12,361)

Balance, December 31, 2021	42,673	$—	7,762,375	$—	$3,319	$196,176	$(101,049)	$107,378	$205,824

Equity based payments	—	—	—	—	—	—	—	2,510	2,510
Declared distributions – Series A ($75.00 per share)	—	—	—	—	—	(216)	—	—	(216)
Declared distributions – Series 1 ($70.00 per share)	—	—	—	—	—	(2,784)	—	—	(2,784)
Net income (loss)	—	—	—	—	—	—	(8,119)	(10,207)	(18,326)

Balance, December 31, 2022	42,673	$—	7,762,375	$—	$3,319	$193,176	$(109,168)	$99,681	$187,008

The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31
	2022	2021
Cash flows from operating activities:
Net Loss	$(18,326)	$(12,361)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	8,248	5,850
Amortization of loan costs	1,733	346
PPP loan forgiveness	(328)	(348)
Loss on sale of real estate	52	—
Amortization of right of use lease asset	—	28
Equity based payment	2,510	144
Income from or gain on consolidation of VIE	—	(360)
Settlement of deferred management internalization	—	(10,040)
Changes in operating assets and liabilities
Due to related parties	470	(192)
Accounts payable	6,509	(4,080)
Indemnification liability	596	2,000
Right of use lease liability	—	(28)
Deferred offering costs	(2,086)	—
Security deposits	(5)	16
Other assets	10	86
Deferred revenue	221	15
Accounts receivable	2,182	(2,882)
Prepaid expenses	(277)	1,746

Net cash provided by (used in) operating activities	1,509	(20,060)
Cash flows from investing activities:
Capital expenditures	(2,408)	(665)
Capitalized technology	(171)	(46)
Purchase of investment in real estate	(17,513)	(19,541)
Proceeds from sale of investment in real estate	650	—

Net cash (used in) investing activities	(19,442)	(20,252)
Cash flows from financing activities
Proceeds from line of credit	73,700	—
Proceeds from notes payable	—	3,866
Payments on notes payable	(58,755)	(6,343)
Issuance of OP Units	—	51,335
Issuance of common stock	—	263
Loan fees	(2,734)	(154)

Net cash provided by financing activities	12,211	48,967

Net change in cash, cash equivalents and restricted cash	(5,722)	8,655
Initial consolidation of VIE	—	146

Cash, cash equivalents and restricted cash, beginning of period	16,696	7,895

Cash, cash equivalents and restricted cash, end of period	$10,974	$16,696

Reconciliation of Cash, Cash Equivalents and Restricted Cash:
Cash, cash equivalents at beginning of period	11,805	4,235
Restricted cash at beginning of period	4,891	3,660

Cash, cash equivalents and restricted at beginning of period	$16,696	$7,895

Cash and cash equivalents at end of period	5,758	11,805
Restricted cash at end of period	5,216	4,891

Cash, cash equivalents and restricted at end of period	$10,974	$16,696

Supplemental disclosures of cash flow information:
Interest Paid	$10,613	$9,882
Non-cash investing and financing activities:
Dividends declared not yet paid	$3,000	$3,000
Consolidation of variable interest entities, net	$—	$3,181
Assumption of debt through acquisition	$—	$44,478
Acquisition of properties through OP units and warrants	$—	$56,074
Amounts due from related party	$156	$—
Accrued capital expenditures	$1,371	$—
The accompanying notes are an integral part of these consolidated financial statements.

MOBILE INFRASTRUCTURE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note A
—
 Organization and Business Operations
Mobile Infrastructure Corporation (formerly known as The Parking REIT, Inc.) (the “Company,” “we,” “us” or “our”), is a Maryland corporation formed on May 4, 2015. The Company focuses on acquiring, owning and leasing parking facilities and related infrastructure, including parking lots, parking garages and other parking structures throughout the United States. The Company targets both parking garage and surface lot properties primarily in top 50 U.S. Metropolitan Statistical Areas, with proximity to key demand drivers, such as commerce, events and venues, government and institutions, hospitality and multifamily central business districts.
As of December 31, 2022, the Company owned 44 parking facilities (including one property classified as held for sale) in 22 separate markets throughout the United States, with a total of 15,750 parking spaces and approximately 5.4 million square feet. The Company also owns approximately 0.2 million square feet of commercial space adjacent to its parking facilities.
The Company is the sole general partner of Mobile Infra Operating Partnership, L.P., formerly known as MVP REIT II Operating Partnership, LP, a Maryland limited partnership (the “Operating Partnership”). The Company owns substantially all of its assets and conducts substantially all of its operations through the Operating Partnership, is the sole general partner of the Operating Partnership and owns approximately 45.8% of the common units of the Operating Partnership (the “OP Units”). Color Up, LLC, a Delaware limited liability company (“Color Up”) and HSCP Strategic III, LP, a Delaware limited partnership (“HS3”), are limited partners of the Operating Partnership and own approximately 44.2% and 10%, respectively, of the outstanding OP Units. Color Up is our largest stockholder and is controlled by the Company’s Chief Executive Officer and a director, Manuel Chavez, the Company’s President, Chief Financial Officer, and a director, Stephanie Hogue, and a director of the Company, Jeffrey Osher. HS3 is controlled by Mr. Osher.
The Company previously elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of lease modifications entered into during the
COVID-19 pandemic,
the Company earned income from a number of tenants that did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for its taxable year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is not required to distribute any amounts to its stockholders.
Merger with Fifth Wall Acquisition Corp. III
On December 13, 2022, the Company and Fifth Wall Acquisition Corp. III (“FWAC”), a special purpose acquisition company sponsored by Fifth Wall Acquisition Sponsor III LLC (“Fifth Wall”), entered into a definitive merger agreement (the “Merger Agreement”). Upon closing of the merger (the “Merger”), FWAC will be the surviving entity and will be renamed “Mobile Infrastructure Corporation”. The combined company following the Merger (“New MIC”) expects to be publicly traded on the New York Stock Exchange under the ticker “BEEP.” Following the steps of the Merger as provided in the Merger Agreement:

•	each then issued and outstanding Class A Share of FWAC will convert, on a one-for-one basis, into one share of New MIC common stock;

•	each then issued and outstanding share of the Company’s common stock will convert, on a 1.5-to-one basis, into one share of New MIC common stock;

•	each share of the Company’s Series 1 and Series A preferred stock issued and outstanding will be converted into the right to receive one share of Series 1 and Series A preferred stock of New MIC; and

•
each of the Company’s common stock warrants will become a warrant to purchase that number of shares of New MIC common stock equal to the product of (a) the number of shares of common stock that would have been issuable upon the exercise of such common stock warrant and (b) 1.5.

Additionally, in connection with the execution of the Merger Agreement, FWAC entered into subscription agreements with an initial PIPE investor (the “Initial PIPE Investor”), pursuant to which the Initial PIPE Investor agreed to purchase from New MIC, prior to or substantially concurrently with the closing of the Merger, $10 million of common stock, par value $0.0001 per share, of New MIC (the “New MIC Common Stock”) at $10.00 per 1.2 shares. The Initial PIPE Investor is controlled by Jeffrey Osher, a member of the Company’s Board of Directors.
The Merger Agreement also contemplates other PIPE investments through the entry into one or more additional subscription agreements with one or more investors to purchase Class A Shares of FWAC, New MIC common stock, New MIC preferred stock or convertible notes of New MIC.
Pursuant to the Merger, the Operating Partnership will convert from a Maryland limited partnership to a Delaware limited liability company. As a limited liability company, the Operating Partnership will continue to be treated as a partnership and a disregarded entity for tax and accounting purposes.
During the year ended December 31, 2022, the Company incurred costs of approximately $2.1 million associated with the Merger. These costs are being accounted for as deferred offering costs in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 340,
Other Assets and Deferred Costs
and are reflected within deferred offering costs on our Consolidated Balance Sheets as of December 31, 2022.
Terminated Merger with Mobile Infrastructure Trust
On May 27, 2022, the Company entered into an Agreement and Plan of Merger (the “MIT Merger Agreement”) by and between the Company and Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”), which is 100% owned by Bombe Asset Management LLC (“Bombe”), an Ohio limited liability company owned by Mr. Chavez and Ms. Hogue. Pursuant to the terms of the MIT Merger Agreement, the Company would merge with and into MIT, with MIT continuing as the surviving entity resulting from the transaction. Prior to and as a condition to the merger with MIT, MIT expected to undertake an initial public offering (the “MIT IPO”) of its common shares of beneficial interest. Also, in March 2022, the Company had entered into an agreement with MIT, requiring the Company to be allocated, bear and (where practicable) pay directly certain costs and expenses related to the merger with MIT and the MIT IPO.
In connection with the execution of the Merger Agreement with FWAC, the MIT Merger Agreement and the cost allocation agreement with MIT were terminated.
During the year ended December 31, 2022, the Company incurred costs of approximately $4.6 million pursuant to the cost allocation agreement with MIT. Such amounts are included on organizational, offering and other costs on the Consolidated Statements of Operations.
2021 Recapitalization
On January 8, 2021, the Company entered into an equity purchase and contribution agreement (the “Purchase Agreement”) by and among the Company, the Operating Partnership, Vestin Realty Mortgage I, Inc., (“VRMI”) Vestin Realty Mortgage II, Inc. (“VRMII”), and Michael V. Shustek (“Mr. Shustek” and together with VRMI and VRMII, the “Former Advisor”) and Color Up, LLC (the “Purchaser”). The transactions contemplated by the Purchase Agreement are referred to herein collectively as the “Transaction.”

On August 25, 2021, we completed the Transaction and as a result, the Company acquired three multi-level parking garages consisting of approximately 765 and 1,625 parking spaces located in Cincinnati, Ohio and approximately 1,154 parking spaces located in Chicago, Illinois totaling approximately 1.2 million square feet. In addition to the parking garages contributed, proprietary technology was contributed to the Company, which provides management of the Company with real-time information on the performance of its assets. Pursuant to the closing of the Transaction, the Operating Partnership issued 7,495,090 newly issued OP Units at $11.75 per unit for total consideration of $84.1 million, net of transaction costs. The consideration received consisted of $35.0 million of cash, three parking assets with an estimated fair value of approximately $98.8 million and technology with an estimated fair value of $4.0 million. The Company also assumed long-term debt with an estimated fair value of approximately $44.5 million. In addition, the Company issued warrants to Color Up to purchase up to 1,702,128 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at an exercise price of $11.75 for an aggregate cash purchase price of up to $20 million. The estimated fair value of the warrants recorded as of the closing date of the Transaction was approximately $3.3 million. Transaction expenses not directly related to the acquisition of the three contributed real estate assets or issuance of OP Units of approximately $12.2 million and the settlement of the deferred management internalization liability of $10.0 million were recorded in transaction expenses and settlement of deferred management internalization, respectively, in the Consolidated Statements of Operations.
Management assessed the potential accounting treatment for the Transaction by applying ASC 805 and determined that the Transaction did not result in a change of control. As a result, the three contributed real estate assets and the technology platform acquired, described above, were accounted for by the Company as asset acquisitions in the financial statements, which required recognition of assets and liabilities at acquired cost and reflect the capitalization of any transaction costs directly attributable to the asset acquisition.
Note B
—
 Summary of Significant Accounting Policies
Basis of Accounting
The consolidated financial statements of the Company are prepared on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America (“GAAP”) for financial information as contained in the FASB ASC, and in conjunction with rules and regulations of the SEC. In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included. Certain prior period amounts have been reclassified to conform to the current period presentation.
Going Concern
The accompanying consolidated financial statements are prepared in accordance with GAAP applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has incurred net losses since its inception and anticipates net losses for the near future. As of December 31, 2022, the Company was not in compliance with all applicable covenants in agreements governing its debt, resulting in events of default. Additionally, based on the Company’s expected financial performance for the twelve-month period subsequent to the filing of the December 31, 2022 Form
10-K,
the Company expects that it will not be in compliance with a financial covenant under the Revolving Credit Facility, which would result in another event of default. Such event allows the lender to accelerate the maturity of the debt under the Revolving Credit Facility which carries a balance of $73.7 million as of December 31, 2022. Further, our independent auditor has included an explanatory paragraph regarding our ability to continue as a “going concern” in its report on our financial statements for the year ending December 31, 2022, which constitutes an event of default under our Revolving Credit Facility at the time our financial statements for the year ending December 31, 2022 are filed. The Revolving Credit Facility also requires the Company to initiate an equity raise in order to achieve a fixed charge coverage ratio (“FCCR”) of 1.4 to 1.0 as of March, 31, 2023. The Company does not currently have sufficient cash on hand, liquidity or projected future cash flows to repay these outstanding amounts upon an event of default. These conditions and events raise substantial doubt about the Company’s ability to continue as a going concern.
In response to these conditions, management’s plans include the following:

1.
Capitalizing on recent business development initiatives that we anticipate will improve total revenues through increased utilization of our parking assets and in many cases at higher average ticket rates.

2.	Management is budgeting reduced overhead costs in 2023 through the reduction or elimination of certain controllable expenses.

3.	We are pursuing further amendments and/or extensions with respect to the Revolving Credit Facility, including waivers of noncompliance with covenants.

4.	We have initiated equity raise or liquidity events, including the proposed merger with Fifth Wall Acquisition Corporation III.
However, there can be no assurance that we will be successful in completing any of these options. As a result, management’s plans cannot be considered probable and thus does not alleviate substantial doubt about our ability to continue as a going concern.
The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts of liabilities that might result from the outcome of this uncertainty.
Consolidation
The consolidated financial statements include the accounts of the Company, the Operating Partnership, each of their wholly owned subsidiaries, and all other entities in which the Company has a controlling financial interest. For entities that meet the definition of a variable interest entity (“VIE”), the Company consolidates those entities when the Company is the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it possesses both the power to direct activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company continually evaluates whether it qualifies as the primary beneficiary and reconsiders its determination of whether an entity is a VIE upon reconsideration events. All intercompany activity is eliminated in consolidation.
Noncontrolling interests on our Consolidated Balance Sheets represent the portion of equity that we do not own in the entities we consolidate. Net income or loss attributable to non-controlling
interest in our Consolidated Statements of Operations represents our partners’ share of net income or loss that is generally allocated on a pro-rata
basis based on ownership percentage.
Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company’s share of its equity method investees’ earnings or losses is included in other income in the accompanying Consolidated Statements of Operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding asset impairment and purchase price allocations to record investments in real estate, as applicable.

Concentration
The Company had fifteen and fourteen parking operators during the years ended December 31, 2022 and 2021, respectively. One tenant/operator, SP + Corporation (Nasdaq: SP) (“SP+”), represented 60.5% of the Company’s revenue, excluding commercial revenue, for both the years ended December 31, 2022 and 2021. Premier Parking Service, LLC represented 12.4% and 12.6% of the Company’s revenue, excluding commercial revenue, for the years ended December 31, 2022 and 2021, respectively.
In addition, the Company had concentrations in Cincinnati (19.2% and 20.8%), Detroit (12.5% and 13.8%), Chicago (8.7% and 9.5%), and Houston (7.8% and 8.5%) based on gross book value of real estate as of December 31, 2022 and 2021, respectively.
As of December 31, 2022 and 2021, 59.2% and 52.2% of the Company’s outstanding accounts receivable balance, respectively, was with SP+.
Acquisitions
All assets acquired and liabilities assumed in an acquisition of real estate accounted for as a business combination are measured at their acquisition date fair values. For acquisitions of real estate accounted for as an asset acquisition, the fair value of consideration transferred by the Company (including transaction costs) is allocated to all assets acquired and liabilities assumed on a relative fair value basis.
In making estimates of fair values for purposes of allocating purchase price, the Company will utilize several sources, including independent third-party valuations that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company’s pre-acquisition
due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.
The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their relative fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if
vacant basis. The Company utilizes various estimates, processes and information to determine the as-if
vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on valuations performed by independent third parties or on the Company’s analysis of comparable properties in the Company’s portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place
leases, and the value of customer relationships, as applicable. The aggregate value of intangible assets related to in-place
leases is primarily the difference between the property valued with existing in-place
leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place
lease intangibles include an estimate of carrying costs during the expected lease-up
period for each property, considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up
period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.
The value of lease intangibles is amortized to depreciation and amortization expense in our Consolidated Statements of Operations over the remaining term of the respective lease. If a tenant terminates its lease with us, the unamortized portion of any lease intangible is recognized over the shortened lease term.

Impairment of Long-Lived Assets and Indefinite-Lived Intangible Assets
We periodically evaluate our long-lived assets, primarily investments in real estate, for indicators of impairment. When circumstances indicate the carrying value of a property may
not
be recoverable, the Company reviews the assets for potential impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property through future undiscounted cash flows, we recognize an impairment loss to the extent that the carrying value exceeds the estimated fair value of the property.
When we determine that a property should be classified as held for sale, we recognize an impairment loss to the extent the property’s carrying value exceeds its fair value less estimated cost to dispose of the asset.
At least annually, we review indefinite-lived intangible assets for indicators of impairment. We first evaluate qualitative factors to determine if it is more likely than not that the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value. Such qualitative factors include the impact of macroeconomic conditions, changes in the industry or market, cost factors, and financial performance. If we then conclude that impairment exists, we will recognize a charge to earnings representing the difference between the carrying amount and the estimated fair value of the indefinite-lived intangible asset.
Cash
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts and money market funds. From time to time, the cash and cash equivalent balances at one or more of our financial institutions may exceed the Federal Depository Insurance Corporation coverage.
Balances of cash and cash equivalents held at financial institutions may, at times, be in excess of the Federal Deposit Insurance Corporation (FDIC) insurance limit. The Company mitigates credit risk by placing cash and cash equivalents with major financial institutions.
Restricted Cash
Restricted cash primarily consists of escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums and other amounts required to be escrowed pursuant to loan agreements.
Leases
The majority of the Company’s revenue is rental income derived from leases of our real estate assets. We account for our leases in accordance with ASC Topic 842, Leases (“ASC 842”). The majority of the Company’s leases are structured such that tenants pay base rent and percentage rent in an amount equal to a designated percentage of the amount by which gross revenues at the property during any lease year exceed a negotiated base amount; tenants are also financially responsible for all, or substantially all, property-level operating and maintenance expenses, subject to certain exceptions. The Company negotiates base rent, percentage rent and the base amount used in the calculation of percentage rent with the applicable tenant based on economic factors applicable to the particular parking facility and geographic market. In general, the Company expects that the rent received from tenants will constitute the majority of the gross receipts generated at such parking facility above the applicable negotiated threshold.

A lease is determined to be an operating, sales-type, or direct financing lease using the criteria established in ASC 842. Leases will be considered either sales-type or direct financing leases if any of the following criteria are met:

•	if the lease transfers ownership of the underlying asset to the lessee by the end of the term;

•	if the lease grants the lessee an option to purchase the underlying asset that is reasonably certain to be exercised;

•	if the lease term is for the major part of the remaining economic life of the underlying asset; or

•	if the present value of the sum of the lease payments and any residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset.
If none of the criteria listed above are met, the lease is classified as an operating lease. Currently, all of the Company’s leases are classified as operating leases.
Certain of our lease agreements provide for tenant reimbursements of property taxes and other operating expenses that are variable depending upon the applicable expenses incurred. These reimbursements are accrued as base rental income in our Consolidated Statements of Operations in the period in which the applicable expenses are incurred. Certain assumptions and judgments are made in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursements.
Lease receivables are reviewed each reporting period to determine whether or not it is probable that we will realize substantially all lease payments from our tenants. If it is not probable substantially all of the remaining lease payments from a tenant will be collected, we will recognize a charge to rental income for any accrued rent receivables, including straight-line receivables. Future rental income for that tenant will then be recognized on a cash basis, including any amounts relating to tenant reimbursement of expenses. Recording lease income on an accrual basis will resume for tenants once the Company believes the collection of rent for the remaining lease term is probable, which will generally be after a period of regular payments. Additionally, the Company records a general reserve based on a review of operating lease receivables at a company level to ensure they are properly valued based on analysis of historical bad debt, outstanding balances, and the current economic climate. As of December 31, 2022 and 2021, the reserve in accounts receivable for uncollectible amounts was $0.1 million.
Revenue Recognition
In 2020, as a result of the
COVID-19
pandemic, the Company transitioned certain leases to management contracts. Under these contracts, the operator managed our real estate assets on our behalf and paid operating expenses from gross parking revenues. The operator was then required to remit an agreed upon percentage of the remainder to the Company. These management contracts were accounted for in accordance with ASC Topic 606,
Revenue from Contracts with Customers
and revenues associated with these management contracts are recorded as management income in the Consolidated Statements of Operations. During the course of 2021, the Company reverted all management contracts back to leases. There were no management contracts in effect after January 1, 2022 and all management income recognized during 2022 represents collections from operators subsequent to the termination of our management contract.
Investments in Real Estate
Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is recognized on a straight-line method over the estimated useful lives of each asset type. We periodically assess the reasonableness of useful lives which generally have the following lives, by asset class: up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests, generally one to 20 years.

Stock-Based Compensation
Stock-based compensation for equity awards is based on the grant date fair value of the equity awards and is recognized as general and administrative expense in our Consolidated Statement of Operations over the requisite service or performance period. Forfeitures are recognized as incurred. Certain equity awards are subject to vesting based upon the satisfaction of various service, market, or performance conditions.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that all or some portion of the deferred tax asset will not be realized. A full valuation allowance has been recorded for deferred tax assets due to the Company’s history of taxable losses.
The Company uses a
two-step
approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolutions of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized upon ultimate settlement. The Company believes that its income tax filing positions and deductions would be sustained upon examination; thus, the Company has not recorded any uncertain tax positions as of December 31, 2022 and 2021.
Reportable Segments
Our principal business is the ownership and operation of parking facilities. We do not distinguish our principal business, or group our operations, by geography or size for purposes of measuring performance. Accordingly, we have presented our results as a single reportable segment.
Note C
—
Acquisitions and Dispositions of Investments in Real Estate
2022
The following table is a summary of the one parking asset acquisition completed during the year ended December 31, 2022 (dollars in thousands).

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Commercial Sq. Ft.	Purchase Price
222 Sheridan Bricktown Garage LLC	Oklahoma City, OK	6/7/2022	Garage	555	0.64	15,628	$17,513
The following table is a summary of the allocated acquisition value of the property acquired by the Company during the year ended December 31, 2022 (dollars in thousands).

	Land and Improvements	Building and improvements	In-Place Lease Value	Total assets acquired
222 Sheridan Bricktown Garage LLC	$1,314	$16,020	$179	$17,513

On September 1, 2022, the Company sold a parking lot located in Canton, Ohio for $0.7 million, resulting in a loss on sale of real estate of approximately $0.1 million. The Company received net proceeds of approximately $0.1 million after the repayment of the outstanding mortgage loan, interest and transaction costs.

In February 2023, the Company sold a parking lot located in Wildwood, NJ for $1.5 million and we anticipate recognizing an estimated gain on sale of real estate of approximately $0.7 million during the first quarter of 2023. The assets (substantially all real estate) and liabilities (substantially all mortgage debt) for this property were classified as held for sale on our Consolidated Balance Sheet as of December 31, 2022.
2021
The following table is a summary of the parking asset acquisitions completed during the year ended December 31, 2022 (dollars in thousands).

Property	Location	Date Acquired	Property Type	# Spaces	Size / Acreage	Retail Sq. Ft.	Purchase Price
1W7 Carpark, LLC	Cincinnati, OH	8/25/2021	Garage	765	1.21	18,385	$32,122
222W7 Holdco, LLC	Cincinnati, OH	8/25/2021	Garage	1625	1.84	—	$28,314
322 Streeter Holdco, LLC	Chicago, IL	8/25/2021	Garage	1154	2.81	—	$38,483
2nd Street Miami Garage, LLC	Miami, FL	9/9/2021	Contract	118	N/A	—	$3,253
Denver 1725 Champa Street Garage, LLC	Denver, CO	11/3/2021	Garage	450	0.72	—	$16,274
The following table is a summary of the allocated acquisition value of all properties acquired by the Company for the year ended December 31, 2022 (dollars in thousands).

	Land and Improvements	Building and improvements	In-Place Lease Value	Contract Value	Total assets acquired
1W7 Carpark, LLC	$2,995	$28,819	$308	$—	$32,122
222W7 Holdco, LLC	4,391	23,923	—	—	28,314
322 Streeter Holdco, LLC	11,387	27,096	—	—	38,483
2nd Street Miami Garage, LLC (a)	93	—	—	3,160	3,253
Denver 1725 Champa Street Garage, LLC	7,414	8,860	—	—	16,274

	$26,280	$88,698	$308	$3,160	$118,446

(a)
The value of
in-place
lease assets and the 2nd Street Miami Garage, LLC contract value are included in intangible assets on the consolidated balance sheet. The useful life of the in-place
lease value at 1W7 Carpark, LLC is 5 years. The 2nd Street Miami Garage, LLC contract value has an indefinite life.

There were no dispositions of real estate for the year ended December 31, 2021.
Note D
—
Intangible Assets
A schedule of the Company’s intangible assets and related accumulated amortization for the years ended December 31, 2022 and 2021 is as follows (dollars in thousands):

	2022		2021
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
In-place lease value	$2,564	$1,621	$2,398	$1,311
Lease commissions	165	106	152	82
Indefinite lived contract	3,160	—	3,160	—
Acquired technology	4,217	561	4,046	133

Total intangible assets	$10,106	$2,288	$9,756	$1,526

Amortization of the
in-place
lease value, lease commissions and acquired technology are included in depreciation and amortization in the accompanying Consolidated Statements of Operations. Amortization expense associated with intangible assets totaled $0.8 million and $0.3 million for the years ended December 31, 2022 and 2021, respectively.
A schedule of future amortization of acquired intangible assets for the year ended December 31, 2022 and thereafter is as follows (dollars in thousands):

	Acquired in- place leases	Lease commissions	Technology
2023	$320	$24	$448
2024	303	21	443
2025	189	9	443
2026	102	4	443
2027	29	1	415
Thereafter	—	—	1,464

	$943	$59	$3,656

Note E — Notes Payable
As of December 31, 2022 and 2021, the principal balances on notes payable are as follows (dollars in thousands):

Loan (4)	Original Debt Amount	Monthly Payment	Balance as of 12/31/22	Lender	Term (in Years)		Interest Rate	Loan Maturity
MVP Milwaukee Old World	$771	I/O	$1,871	Vestin Realty Mortgage II	1		7.50%	8/25/2023
Minneapolis Venture	$2,000	I/O	$4,000	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Milwaukee Clybourn	$191	I/O	$191	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Clarksburg Lot	$476	I/O	$379	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Cincinnati Race Street	$2,550	I/O	$3,450	Vestin Realty Mortgage II	1		7.50%	8/25/2023
MVP Memphis Poplar (3)	$1,800	I/O	$1,800	LoanCore	5		5.38%	3/6/2024
MVP St. Louis (3)	$3,700	I/O	$3,700	LoanCore	5		5.38%	3/6/2024
Mabley Place Garage	$9,000	$44	$7,635	Barclays	10		4.25%	12/6/2024
322 Streeter Holdco	$25,900	$130	$25,352	American National Insurance Co.	5	*	3.50%	3/1/2025
MVP Houston Saks Garage	$3,650	$20	$2,963	Barclays Bank PLC	10		4.25%	8/6/2025
Minneapolis City Parking	$5,250	$29	$4,379	American National Insurance, of NY	10		4.50%	5/1/2026
MVP Bridgeport Fairfield Garage	$4,400	$23	$3,664	FBL Financial Group, Inc.	10		4.00%	8/1/2026
West 9th Properties II	$5,300	$30	$4,497	American National Insurance Co.	10		4.50%	11/1/2026
MVP Fort Worth Taylor	$13,150	$73	$11,189	American National Insurance, of NY	10		4.50%	12/1/2026
MVP Detroit Center Garage	$31,500	$194	$27,625	Bank of America	10		5.52%	2/1/2027
MVP Denver Sherman (1)	$286	$2	$264	KeyBank	10	*	4.90%	5/1/2027
MVP Milwaukee Arena Lot (1)	$2,142	$12	$1,977	KeyBank	10	*	4.90%	5/1/2027
MVP Denver 1935 Sherman (1)	$762	$4	$703	KeyBank	10	*	4.90%	5/1/2027
MVP St. Louis Washington (1)	$1,380	$24	$1,274	KeyBank	10	*	4.90%	5/1/2027
St. Paul Holiday Garage (1)	$4,132	$8	$3,814	KeyBank	10	*	4.90%	5/1/2027
Cleveland Lincoln Garage (1)	$3,999	$23	$3,691	KeyBank	10	*	4.90%	5/1/2027
MVP Indianapolis Meridian Lot (2)	$938	I/O	$938	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Louisville Broadway Station (2)	$1,682	I/O	$1,682	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Whitefront Garage (2)	$6,454	I/O	$6,454	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Houston Preston Lot (2)	$1,627	I/O	$1,627	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
MVP Houston San Jacinto Lot (2)	$1,820	I/O	$1,820	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St. Louis Broadway (2)	$1,671	I/O	$1,671	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St. Louis Seventh & Cerre (2)	$2,057	I/O	$2,057	Cantor Commercial Real Estate	10	**	5.03%	5/6/2027
St Louis Cardinal Lot DST	$6,000	I/O	$6,000	Cantor Commercial Real Estate	10		5.25%	5/31/2027
MVP Preferred Parking	$11,330	$66	$11,257	Key Bank	10	**	5.02%	8/1/2027
Less unamortized loan issuance costs			$(974)

			$146,948

(1)	The Company issued a promissory note to KeyBank for $12.7 million secured by the pool of properties.

(2)	The Company issued a promissory note to Cantor Commercial Real Estate Lending, L.P. (“CCRE”) for $16.25 million secured by the pool of properties.
(3)	The loan is secured by a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing on each of the properties owned by MVP St. Louis 2013 and MVP Memphis Poplar.
(4)
The table above excludes mortgage debt related to the MVP Wildwood NJ Lot, LLC. This property was classified as held for sale as of December 31, 2022. As such, the $1.0 million outstanding principal and related unamortized loan issuance costs are reported as liabilities held for sale on the Consolidated Balance Sheets.

* 2 Year Interest Only
** 10 Year Interest Only
I/O - Interest Only
In April 2022, the Company received notification from the Small Business Administration stating that the round two paycheck protection program loan was forgiven in full in the amount of $328,000. The forgiveness of this loan was recognized in the consolidated statements of operations for the year ended December 31, 2022.
During 2021, VRMI and VRMII acquired $11.5 million of outstanding notes payable the Company had with various lenders. On July 5, 2022, VRMI merged with and into Suncrest Holdings, LLC (“Suncrest”), an entity managed by an entity majority owned and controlled by Mr. Shustek, the Company’s former Chief Executive Officer. On July 11, 2022, Suncrest assigned and sold five of the six notes issued originally by VRMI to certain of the subsidiaries of the Company (collectively, the “VRMI Notes”) to VRMII. As a result, the obligations of Company subsidiaries under the five VRMI Notes, including all repayment obligations, are now owed to VRMII. All of the loans evidenced under the five VRMI Notes originally matured and were payable in full on August 25, 2022. However, in August 2022, the Company extended the term of the VRMI Notes to August 2023. In connection with this extension, the coupon rate was increased from 7.0% to 7.5% and the Company paid VRMII a $0.6 million extension fee.
Reserve funds are generally required for repairs and replacements, real estate taxes, and insurance premiums. Some notes contain various terms and conditions including debt service coverage ratios and debt yield limits. As of December 31, 2022 and 2021, borrowers for three of the Company’s loans totaling $55.6 million and seven loans totaling $96.0 million, respectively, failed to meet certain loan covenants. As a result, we are subject to additional cash management procedures, which resulted in approximately $0.7 million and $1.0 million of restricted cash at December 31, 2022 and 2021, respectively. In order to exit cash management, certain debt service coverage ratios or debt yield tests must be exceeded for two consecutive quarters to return to less restrictive cash management procedures. As of December 31, 2022, $1.0 million of our restricted cash was for two borrowers that had consecutive debt service coverage ratios in excess of required amounts during 2022 and were in process of being released from cash management.
As of December 31, 2022, future principal payments on notes payable are as follows (dollars in thousands):

2023	$13,048
2024	16,012
2025	29,091
2026	22,708
2027	67,063
Thereafter	—

Total	$147,922

Note F — Revolving Credit Facility
On March 29, 2022, the Company entered into a Credit Agreement (the “Credit Agreement”) with KeyBank Capital Markets, as lead arranger, and KeyBank, National Association, as administrative agent. The Credit Agreement refinanced the Company’s then current loan agreements for certain properties. The Credit Agreement provides for, among other things, a $75.0 million revolving credit facility, originally maturing on April 1, 2023 (the “Revolving Credit Facility”). The Revolving Credit Facility may be increased by up to an additional $75.0 provided that no event of default has occurred and certain other conditions are satisfied. Borrowings under the Revolving Credit Facility bear interest at a Secured Overnight Financing Rate (“SOFR”) benchmark rate or Alternate Base Rate, plus a margin of between 1.75% and 3.00%, with respect to SOFR loans, or 0.75% to 2.00%, with respect to base rate loans, based on the Company’s leverage ratio as calculated under the Credit Agreement. The Credit Agreement is secured by a pool of properties and requires compliance with certain financial covenants. The Credit Agreement also includes financial covenants that require the Company to (i) maintain a total leverage ratio not to exceed 65.0%, (ii) not to exceed certain fixed charge coverage ratios, and (iii) maintain a certain tangible net worth.
On April 15, 2022, the Company drew on the Revolving Credit Facility to pay a loan in full with LoanCore in the amount of $37.9 million. The loan had a maturity date of December 9, 2022 and was secured by a pool of six properties. On April 21, 2022, the Company drew on the Revolving Credit Facility to pay two loans in full with Associated Bank in a combined amount of $18.2 million. The loans had maturity dates of May 1, 2022 and October 1, 2022, respectively, and were secured by two properties. On June 6, 2022, the Company drew on the Revolving Credit Facility for $17.6 million to fund the acquisition of 222 Sheridan Bricktown Garage LLC. As of December 31, 2022, the Company had drawn $73.7 million of the available $75.0 million in the Credit Agreement.
On November 17, 2022, the Company executed an amendment to the Credit Agreement which extends the maturity of the Revolving Credit Facility to April 1, 2024, amends certain financial covenants through the new term, and adds a requirement for the Company to use diligent efforts to pursue an equity raise or liquidity event by March 31, 2023. In connection with this extension, the Company paid an extension fee of $375,000 (plus fees), which is being deferred and amortized over the new term of the Revolving Credit Facility.
As of December 31, 2022, the balance of unamortized loan fees associated with the Revolving Credit Facility is $1.0 million which is being amortized to interest expense in the Consolidated Statements of Operations over the remaining term.
Note G — Leases
Lessee
From January 10, 2020 through closing of the Transaction the Company leased corporate office space in Las Vegas for its former headquarters. The lease was accounted for as an operating leases in accordance with ASC 842 and we recognized zero and $0.2 million of lease expense for the years ended December 31, 2022 and 2021, respectively, which is reported in general and administrative expense in our Consolidated Statements of Operations.
Lessor
All of the Company’s leases are classified as operating leases. The following table summarizes the components of operating lease revenue recognized during the years ended December 31, 2022 and 2021 included within the Company’s Consolidated Statements of Operations (dollars in thousands):

	Year Ended December 31,
Lease revenue	2022	2021
Fixed contractual payments	$7,107	$9,154
Variable lease payments	$21,542	$6,939
Straight-line rental income	$25	$135

Future fixed contractual lease payments to be received under non-cancelable
operating leases in effect as of December 31, 2022, assuming no new or renegotiated leases or option extensions on lease agreements are executed, are as follows (dollars in thousands):

Years Ending December 31,	Future lease payments due
2023	$5,010
2024	$4,484
2025	$3,504
2026	$2,626
2027	$523
Thereafter	$—
Note H – Equity
Series A Preferred Stock
On November 1, 2016, the Company commenced an offering of up to $50 million in shares of the Company’s Series A Convertible Redeemable Preferred Stock (“Series A Preferred Stock”), par value $0.0001 per share, together with warrants to acquire the Company’s Common Stock, in a Regulation D 506(c) private placement to accredited investors.
The holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share. Since a Listing Event, as defined in the charter, did not occur by March 31, 2018, the cash dividend rate has been increased to 7.50%, until a Listing Event at which time, the annual dividend rate will be reduced to 5.75% of the stated value.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series A Preferred Stock; however, such distributions will continue to accrue in accordance with the terms of the Series A Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $1.2 million of which approximately $0.6 million had been paid to Series A stockholders. As of December 31, 2022 and 2021, approximately $0.6 million and $0.4 million of Series A Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Series 1 Preferred Stock
On March 29, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary to the charter of the Company classifying and designating 97,000 shares of its authorized capital stock as shares of Series 1 Convertible Redeemable Preferred Stock (“Series 1 Preferred Stock”), par value $0.0001 per share. On April 7, 2017, the Company commenced the Regulation D 506(b) private placement of shares of Series 1 Preferred Stock, together with warrants to acquire the Company’s common stock, to accredited investors.
The holders of the Series 1 Preferred Stock are entitled to receive, when and as authorized by the Company’s Board of Directors and declared by us out of legally available funds, cumulative, cash dividends on each share at an annual rate of 5.50% of the stated value pari passu with the dividend preference of the Series A Preferred Stock and in preference to any payment of any dividend on the Company’s common stock; provided that since a Listing Event, as defined in the charter, has not occurred by April 7, 2018, the annual dividend rate on all Series 1 Preferred Stock shares has been increased to 7.00% of the stated value until the occurrence of a Listing Event, at which time, the annual dividend rate will be reduced to 5.50% of the stated value.

Each holder of Series 1 Preferred Stock received, for every $1,000 in shares subscribed by such holder, detachable warrants to purchase 35 shares of the Company’s common stock if the Company’s common stock is listed on a national securities exchange. Since a Listing Event did not occur on or prior to the fifth anniversary of the final closing date of the offering (ie. January 31, 2023), the outstanding warrants automatically expired.
On March 24, 2020, the Company’s Board of Directors unanimously authorized the suspension of the payment of distributions on the Series 1 Preferred Stock, however, such distributions will continue to accrue in accordance with the terms of the Series 1 Preferred Stock. Since initial issuance, the Company had declared distributions of approximately $14.3 million of which approximately $6.4 million had been paid to Series 1 Preferred Stock stockholders. As of December 31, 2022 and 2021, approximately $7.9 million and $5.1 million of Series 1 Preferred Stock distributions that were accrued and unpaid, respectively, are included in accounts payable and accrued expenses on the Consolidated Balance Sheet.
Warrants
On August 25, 2021, in connection with the closing of the Transaction, the Company entered into a warrant agreement (the “Warrant Agreement”) pursuant to which it issued to Color Up warrants to purchase up to 1,702,128 shares of common stock, at an exercise price of $11.75 per share for an aggregate cash purchase price of up to $20.0 million (the “Common Stock Warrants”). Each whole Common Stock Warrant entitles the registered holder thereof to purchase one whole share of common stock at a price of $11.75 per share, subject to customary adjustments, at any time following a “Liquidity Event,” which is defined as an initial public offering and/or listing of the common stock on the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange. The Common Stock Warrants will expire on August 25, 2026.
The Common Stock Warrants are classified as equity and recorded at the issuance date fair value. The issuance date fair value was determined using option pricing models and assumptions that were based on the individual characteristics of the Common Stock Warrants or other instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield and risk-free interest rate.
Tender Offer
On October 5, 2021, Color Up initiated a Tender Offer (the “Offer”) to purchase up to 900,506 shares of common stock of the Company, at a price of $11.75 per share. On November 5, 2021, a total of 878,082 shares of common stock were validly tendered and not validly withdrawn pursuant to the Offer and Color Up accepted for purchase all such shares. Color Up initiated payment of an aggregate of approximately $10.3 million to the stockholders participating in the Offer.
Effective November 8, 2021, Color Up executed a subscription agreement with the Company pursuant to which Color Up acquired the remaining 22,424 shares of common stock not purchased through the Offer at $11.75 per share.
Securities Purchase Agreement
On November 2, 2021, the Company, entered into a securities purchase agreement (the “ Securities Purchase Agreement”) by and among the Company, the Operating Partnership, and HS3, pursuant to which the Operating Partnership issued and sold to HS3 (a) 1,702,128 newly issued OP Units; and (b) 425,532 newly-issued Class A units of limited partnership of the Operating Partnership (“Class A Units”) which entitle HS3 to purchase up to 425,532 additional OP Units (the “Additional OP Units”) at an exercise price equal to $11.75 per Additional OP Unit, subject to adjustment as provided in the Class A Unit agreement, and HS3 paid to the Operating Partnership cash consideration of $20.0 million. The Company used proceeds from the Securities Purchase Agreement for working capital purposes, including expenses related to the Securities Purchase Agreement and the acquisition of two parking lots and related assets. The Additional OP Units are available to be exercised only upon completion of a Liquidity Event, as defined in the Securities Purchase Agreement.

Convertible Noncontrolling Interests
As of December 31, 2022, the Operating Partnership had approximately 17.0 million OP Units outstanding, excluding any equity incentive units granted. Under the terms of the Third Amended and Restated Limited Partnership Agreement, OP Unit holders may elect to exchange certain OP Units for shares of the Company’s Common Stock upon completion of a liquidity event. The OP Units outstanding as of December 31, 2022 are classified as noncontrolling interests within permanent equity on our consolidated balance sheets.
Dividend Reinvestment Plan
The Company has a Dividend Reinvestment Plan (“DRIP”) which allows its stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent estimated value per share. On March 22, 2018, the Company suspended payment of distributions and as such there are currently no distributions to invest in the DRIP.
Share Repurchase Program
On May 29, 2018, the Company’s Board of Directors suspended the Share Repurchase Program, other than for hardship repurchases in connection with a shareholder’s death. Repurchase requests made in connection with the death of a stockholder can be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once the Company had established an estimated NAV per share, 100% of such amount as determined by the Company’s Board of Directors, subject to any special distributions previously made to the Company’s stockholders. On March 24, 2020, the Board of Directors suspended all repurchases, even in the case of a stockholder’s death.
Note I—Stock-Based Compensation
On May 27, 2022, the Operating Partnership issued long-term incentive equity awards in the form of Director LTIP units of the Operating Partnership (“Director LTIP Units”) to the Company’s five independent directors in consideration for their accrued but unpaid director compensation fees. The Director LTIP Units will vest ratably in equal installments on each of the next three anniversaries of the grant date, subject to the director’s continued employment, contractual or other service relationship with the Company or an affiliate of the Company on the vesting date. The grant date fair value was determined to be $15.47. Prior to the granting of the Director LTIP Units, the associated compensation was anticipated to be paid in cash, and as such, the expense was accrued as a liability in the Consolidated Balance Sheets. Upon vesting, the Director LTIP Units are redeemable in cash or shares, at the option of the holder. As a result, the Director LTIP Units are classified as a liability within accounts payable and accrued expenses in the Consolidated Balance Sheet as of December 31, 2022.
Also on May 27, 2022, the Operating Partnership granted an aggregate of 1,500,000 Performance Units of the Operating Partnership (“PUs”) to the executive officers of the Company pursuant to performance unit award agreements entered into with respect to the PUs. The PUs vest, subject to the continued employment of the executive officers, upon the achievement of a 50% market condition and a 50% performance condition. The performance period for the market and performance conditions are May 27, 2022 through December 31, 2025 and May 27, 2022 through December 31, 2027, respectively, subject to the executive’s continued performance of the services of the Company, the Operating Partnership or an affiliate. The grant date fair value of the 750,000 PUs with market conditions was estimated at $8.95 per unit using a Monte Carlo simulation for the future stock prices of the Company and its corresponding peer group. The 750,000 PUs subject to a performance condition will vest if the Company’s adjusted funds from operations per share of common stock is at least $1.25 for four consecutive quarters prior to the fourth quarter of 2025 and then for an additional four consecutive quarters prior to December 31, 2027. The PUs subject to a performance condition were deemed not probable of achievement as of December 31, 2022. The probability of achievement of the performance condition will continue to be assessed throughout the performance period.

PUs are subject to restrictions on transfer and may be subject to a risk of forfeiture if the executive ceases to be an employee of the Company, the Operating Partnership or an affiliate prior to vesting of the award. Each vested PU is entitled to receive a dividend equivalent payment equal to the dividend paid on the number of shares of OP Units issued. Each unvested PU is entitled to receive 10% of the distributions payable on OP Units.
On August 23, 2022, the Board granted 272,341 LTIP Units of the Operating Partnership to Mr. Chavez and Ms. Hogue, in lieu of full satisfaction of the Company’s obligation to issue to Mr. Chavez and Ms. Hogue restricted shares of common stock under their respective employment agreements with the Company (the “Executive LTIP Units”). As of the original grant date, the Executive LTIP Units were to vest in full only upon the occurrence of a Liquidity Event (as defined in Mr. Chavez and Ms. Hogue’s respective employment agreements) prior to August 25, 2024. On December 13, 2022, in connection with the Merger, the agreements granting these Executive LTIP Units were amended to require a service condition for a period of one year from a Liquidity Event. The modified grant date fair value of these Executive LTIP Units was determined to be $15.00 per unit. These Executive LTIP Units were deemed not probable of achievement as of the modification date and December 31, 2022.
The following table sets forth a roll forward of all incentive equity awards for the year ended December 31, 2022:

	As of December 31, 2022
	Number of Incentive Equity Awards	Weighted Avg Grant FV Per Share
Balance—January 1, 2022	—	$—
Granted	1,782,027	12.65
Vested	—	—
Forfeited	—	—

Total unvested units	1,782,027	$12.65

The Company recognized $2.5 million and $0.1 million of amortization of stock-based compensation for the years ended December 31, 2022 and 2021, respectively, which is included in general and administrative expenses in the Consolidated Statements of Operations. The remaining unrecognized compensation cost of approximately $4.2 million for PUs with market conditions is expected to be recognized over the remaining derived service period of 12 months. No amortization was recognized for the Executive LTIPs or PUs with performance conditions as they were deemed not probable of achievement. The unrecognized compensation cost of $15.7 million of these awards will be recognized once the performance conditions are deemed to be probable of achievement.
Long-Term Incentive Plan
The Company’s board of directors has adopted a long-term incentive plan which the Company may use to attract and retain qualified directors, officers, employees and consultants. The Company’s long-term incentive plan will offer these individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company currently anticipates that it will not issue awards under the Company’s long-term incentive plan, although it may do so in the future, including possible equity grants to the Company’s independent directors as a form of compensation.
The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of the Company and the Company’s affiliates selected by the board of directors for participation in the Company’s long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of the Company’s common stock on the date of grant.

The Company’s Board of Directors or a committee appointed by its Board of Directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code (if applicable) or otherwise violate the ownership and transfer restrictions imposed under its charter. Unless otherwise determined by the Company’s Board of Directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.
The Company has authorized and reserved an aggregate maximum number of 500,000 common shares for issuance under the long-term incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share
value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off,
rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the Board of Directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.
The Company’s Board of Directors may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the Board of Directors and stockholders, unless extended or earlier terminated by the Board of Directors. The Company’s Board of Directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant’s consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. The Board of Directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the long-term incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. There are no awards outstanding under the long-term incentive plan.
Note J — Employee Benefit Plan
Effective July 1, 2019, the Company began participating in 401(k) Safe Harbor Plan (the “Plan”), which is a defined contribution plan covering all eligible employees. Under the provisions of the Plan, participants may direct the Company to defer a portion of their compensation to the Plan, subject to limitations in the Code. The Company provides for an employer matching contribution equal to 100% of the first 6% of eligible compensation contributed by each employee, which is funded in cash. All contributions vest immediately.
Total expense recorded for the matching 401(k) contribution in the years ended December 31, 2022 and 2021 was approximately $147,000 and $46,000, respectively.
Note K – Earnings (Loss) Per Share
Basic and diluted loss per weighted average common share (“EPS”) is calculated by dividing net income (loss) attributable to the Company’s common stockholders, including any participating securities, by the weighted average number of shares outstanding for the period. The Company includes the effect of participating securities in basic and diluted earnings per share computations using the two-class
method of allocating distributed and undistributed earnings when the two-class
method is more dilutive than the treasury stock method. Outstanding warrants were antidilutive as a result of the net loss for the years ended December 31, 2022 and 2021 and therefore were excluded from the dilutive calculation. The Company includes unvested PUs as contingently issuable shares in the computation of diluted EPS once the market criteria is met, assuming that the end of the reporting period is the end of the contingency period. The Company had 150,000 additional performance units that were granted to our executive officers on May 27, 2022, which are considered antidilutive to the dilutive loss per share calculation for the year ended December 31, 2022. The Company did not have any additional dilutive shares resulting in basic loss per share equaling dilutive loss per share for the year ended December 31, 2021.
The following table reconciles the numerator and denominator used in computing the Company’s basic and diluted per-share
amounts for net loss attributable to common stockholders for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Numerator:
Net loss attributable to MIC	$(11,119)	$(14,064)
Net loss attributable to participating securities	—	—

Net loss attributable to MIC common stock	$(11,119)	$(14,064)
Denominator:
Basic and dilutive weighted average shares of Common Stock outstanding	7,762,375	7,741,192
Basic and diluted loss per weighted average common share:
Basic and dilutive	$(1.43)	$(1.82)
Note L
 –
Variable Interest Entities
The Company, through a wholly owned subsidiary of its Operating Partnership, owns a 51.0% beneficial interest in MVP St. Louis Cardinal Lot, DST, a Delaware Statutory Trust (“MVP St. Louis”). MVP St. Louis is the owner of a 2.56-acre, 376-vehicle
commercial parking lot, known as the Cardinal Lot.
At the time of its initial investment, the Company concluded that MVP St. Louis was a VIE and that the power to direct the activities that most significantly impact the economic performance of MVP St. Louis was held by MVP Parking DST, LLC (the “Manager”) and certain subsidiaries of the Manager. As a result, the investment in MVP St. Louis was accounted for using the equity method of accounting through August 25, 2021.
In connection with the closing of the Transaction, the former advisor of the Company, MVP Realty Advisors, LLC (“MVPRA”) transferred ownership of the Manager to Mr. Chavez. This change in structure was deemed a reconsideration event and the Company concluded that it was the primary beneficiary of the MVP St. Louis. As a result, the Company began consolidating its investment in MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC, which had total assets of approximately $12.0 million (substantially all real estate investments) and liabilities of approximately $6.2 million (substantially all mortgage debt) as of August 25, 2021. These assets and liabilities were recorded at fair value as of the date of consolidation, and a gain of approximately $0.4 million was recognized in the Consolidated Statement of Operations. MVP St. Louis and MVP St. Louis Cardinal Lot Master Tenant, LLC had total assets of approximately $12.6 million (substantially all real estate investments) and liabilities of approximately $6.2 million (substantially all mortgage debt) as of December 31, 2022.
Note M
—
Income Taxes
The Company previously elected to be taxed as a REIT for federal income tax purposes and operated in a manner that allowed the Company to qualify as a REIT through December 31, 2019. As a consequence of the
COVID-19 pandemic,
the Company earned management income in lieu of lease income from a number of distressed tenants, which did not constitute qualifying REIT income for purposes of the annual REIT gross income tests, and, as a result, the Company was not in compliance with the annual REIT income tests for the year ended December 31, 2020. Accordingly, the Company did not qualify for taxation as a REIT in 2020 and continues to be taxed as a C corporation. As a C corporation, the Company is subject to federal income tax on its taxable income at regular corporate rates.
A full valuation allowance for deferred tax assets was historically provided each year since the Company believed that as a REIT it was more likely than not that it would not realize the benefits of its deferred tax assets. As a taxable C Corporation, the Company has evaluated its deferred tax assets for the year ended December 31, 2022, which consist primarily of net operating losses and its investment in the Operating Partnership. Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2022. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. Despite substantial growth in property-level operations, the Company has continued to generate a net loss and as such the Company has determined that it will continue to record a full valuation allowance against its deferred tax assets for the year ended December 31, 2022. A change in circumstances may cause the Company to change its judgment about whether deferred tax assets should be recorded, and further whether any such assets would more likely than not be realized. The Company would generally report any change in the valuation allowance through its Consolidated Statements of Operations in the period in which such changes in circumstances occur.
The provision for income taxes for the years ended December 31, 2022 and 2021 consisted of the following, which is included in general and administrative expense in the Consolidated Statements of Operations (dollars in thousands):

	2022	2021
Current
Federal	—	—
State	29	31

Total Current	$29	$31
Deferred
Federal	—	—
State	—	—

Total Deferred	—	—

Total	$29	$31

The following table presents a reconciliation of the statutory corporate U.S. federal income tax rate to the Company’s effective tax rate as of December 31, 2022:

	2022	2021
Tax at U.S. statutory rate	21.00%	21.00%
State taxes, net of federal effect	2.29%	5.16%
Non-Deductible Expenses	0.89%	0.64%
Change in Valuation Allowance	(24.54)%	(27.08)%

Effective income tax rate	—	—

The balances for deferred taxes for the years ended December 31, 2022 and 2021 consisted of the following (dollars in thousands):

	Year Ended December 31,
	2022	2021
Deferred Tax Assets:
NOL Carryforward	$14,030	$11,307
Intangible Assets	4,676	5,661
Investment in Operating Partnership	8,388	10,576

Gross deferred tax assets	$27,094	$27,544
Less valuation allowance	(27,094)	(27,544)

Total deferred tax assets	$—	$—
Deferred Tax Liabilities:
Straight-line Rent	—	—

Total deferred tax liabilities	$—	$—

Total net deferred taxes	$—	$—

Note N
—
 Fair Value
A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability in an orderly transaction. The hierarchy for inputs used in measuring fair value are as follows:
Level 1 – Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 – Inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations whose inputs are observable.
Level 3 – Model-derived valuations with unobservable inputs.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
The Company’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable and accounts payable. Due to their short maturities, the carrying amounts of these assets and liabilities approximate fair value. The estimated fair value of the Company’s debt (including notes payable and the Revolving Credit Facility) was derived using Level 2 inputs and approximate $207.4 million and $161.2 million as of December 31, 2022 and 2021, respectively.
Our real estate assets are measured and recognized at fair value on a nonrecurring basis when we determine an impairment has occurred. To estimate fair value the Company may use internally developed valuation models or independent third-parties. In either case, the fair value of real estate may be based on a number of approaches including the income capitalization approach, sales comparable approach or discounted cash flow approach. Each of these approaches utilized estimates and assumptions regarding an assets’ future performance and cash flows as well as market conditions, capitalization rates and discount rates which are all considered Level 2 inputs.
Note O
—
 Commitments and Contingencies
The nature of the Company’s business exposes our properties, the Company, the Operating Partnership and its other subsidiaries to the risk of claims and litigation in the normal course of business. Other than as noted below, or routine litigation arising out of the ordinary course of business, the Company is not
 presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against the Company.

The Company has previously disclosed stockholder class action lawsuits alleging direct and derivative claims against the Company, certain of its then-officers, then-directors, the Former Advisor and/or Mr. Shustek captioned
Arthur Magowski v. The Parking REIT, Inc., et. al,
No.
24-C-19003125
(filed on May 31, 2019),
Michelle Barene v. The Parking REIT, Inc., et. al,
No.
24-C-19003527
(filed on June 27, 2019) and
SIPDA Revocable Trust v. The Parking REIT, Inc., et al,
Case No.
2:19-cv-00428
(filed on March 12, 2019). As a result of the Transaction, the Settlement Agreement (as defined in the Purchase Agreement) was entered into subject to completion of Color Up’s Tender Offer (as defined in the Purchase Agreement) for up to 900,506 shares of the Company’s outstanding Common Stock at $11.75 per share. Upon the expiration of the Tender Offer on November 5, 2021, the terms of the Settlement Agreement were satisfied and the prior lawsuits settled.
The Company has previously disclosed that the SEC was conducting an investigation relating to the Company. On March 11, 2021, the SEC notified the Company that they do not intend to recommend an enforcement action by the Commission against the Company.
The SEC investigation also related to the conduct of the Company’s former chairman and chief executive officer, Mr. Shustek. On July 29, 2021, the SEC filed a civil lawsuit against Mr. Shustek and his advisory firm Vestin Mortgage LLC, alleging violations of the securities laws (Case
 2
-
21
-civ-
01416
-JCM-BNW,
U.S. District Court, District of Nevada). The SEC seeks disgorgement, injunctions, and bars against Mr. Shustek, and related penalties. Pursuant to the Transaction, Mr. Shustek’s right to indemnification by the Company for certain claims related to the SEC’s investigation shall not exceed $2 million. This liability was recognized by the Company upon the closing of the Transaction and is included in indemnification liability on our Consolidated Balance Sheet. Effective as of the closing of the Transaction, Mr. Shustek resigned as Chief Executive Officer and director of the Company.
On August 25, 2021, the Company also entered into an Assignment of Claims, Causes of Action, and Proceeds Agreement, or the Assignment of Litigation Agreement, pursuant to which the Company assigned to the Former Advisor certain claims and claim proceeds that the Company had against Ira S. Levine, Levine Law Group, Inc. (or any other name by which a firm including Ira Levine was known), Edwin Herbert Bentzen IV and Andrew Fenton. The Settlement Agreement is not related to the Assignment of Litigation Agreement.
In January 2023, the 43rd District Court of Parker County, Texas entered summary judgment in favor of the plaintiff, John Roy, who alleges he is due a commission relating to a proposed sale of the Fort Worth Taylor parking facility which was never consummated. The Company has filed an appeal. As a result of the court’s summary judgment, we recognized a charge of $0.7 million for the full estimated amount of damages (including legal fees and costs). The $0.7 million was recognized within organizational, offering and other costs in our Consolidated Statements of Operations and indemnification liability on our Consolidated Balance Sheets.
Note P
 —
 Related Party Transactions and Arrangements
Two of the Company’s assets, 1W7 Carpark and 222W7, are currently operated by PCA, Inc., dba Park Place Parking. Park Place Parking is a private parking operator that is wholly owned by relatives of the Company’s CEO. The Company’s CEO is neither an owner nor beneficiary of Park Place Parking. Park Place Parking has been operating these assets for five and four years, respectively. Both assets were acquired with their management agreements in place and at the same terms under which they were operating prior to the Transaction. As of December 31, 2022 and 2021, respectively, the Company recorded a balance of approximately $0.1 million from Park Place Parking which is included in accounts receivable, net on the Consolidated Balance Sheets and has been paid subsequent to December 31 within terms of the lease agreement.
In May 2022, the Company entered into a lease agreement with ProKids, an
Ohio not-for-profit.
An immediate family member of the Company’s CEO is a member of the Board of Trustees and President-Elect of that organization. ProKids leased 21,000 square feet of vacant unfinished commercial space in a 531,000 square foot building in Cincinnati, Ohio for 120 months. ProKids will invest in the tenant improvements in this space and ultimately use it as their headquarters location. ProKids will have no rent due to the Company throughout the lease term, other than a rental fee on parking spaces used by the ProKids staff and visitors. As of December 31, 2022, ProKids does not owe the Company rental income related to the lease agreement.
The Company has agreed to pay for certain tax return preparation services of Color Up and certain member entities of Color Up. The Company has incurred $129,490 related to these services which is reflected in general and administrative expenses in the consolidated statements of income for the year ended December 31, 2022.
In connection with the Transaction, the Company owes approximately $469,231 to certain member entities of Color Up relating to prorated revenues for the month of August 2021 of the three properties contributed by Color Up. The accrual was established in the fourth quarter of 2021 and is reflected within due to related parties on the Consolidated Balance Sheets. Additionally, in connection with the Transaction, the Company is due approximately $156,000 from Color Up as consideration for OP Units then issued which is reflected within due from related parties on the Consolidated Balance Sheets.
License Agreement
On August 25, 2021, the Company entered into a Software License and Development Agreement, or the License Agreement, with an affiliate of Bombe, or the Supplier, pursuant to which the Company granted to the Supplier a limited, non-exclusive,
non-transferable,
worldwide right and license to access certain software and services for a fee of $5,000 per month.
Tax Matters Agreement
On August 25, 2021, the Company, the Operating Partnership and Color Up entered into the Tax Matters Agreement, or the Tax Matters Agreement, pursuant to which the Operating Partnership agreed to indemnify Color Up and certain affiliates and transferees of Color Up, together, the Protected Partners, against certain adverse tax consequences in connection with (1) (i) a taxable disposition of certain specified properties and (ii) certain dispositions of the Protected Partners’ interest in the Operating Partnership, in each case, prior to the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied); and (2) the Operating Partnership’s failure to provide the Protected Partners the opportunity to guarantee a specified amount of debt of the Operating Partnership during the period ending on the tenth anniversary of the completion of the Transaction (or earlier, if certain conditions are satisfied). In addition, and for so long as the Protected Partners own at least 20% of the units in the Operating Partnership received in the Transaction, the Company agreed to use commercially reasonable efforts to provide the Protected Partners with similar guarantee opportunities.
Note Q
 –
Revision of Previously Issued Quarterly Financial Information (Unaudited)
During the year ended December 31, 2022, the Company identified certain errors impacting our first, second, and third quarterly filings of 2022. A summary of such errors is outlined in the tables below and include errors related to the cut-off
and classification of accruals, cash, prepaids and expenses, accounting and record keeping for tenant billings and deposits, accounting related to interest expense and loan fee amortization, elimination of intercompany receivables and payables, and corrections related to the calculation of noncontrolling interest.
Management assessed the materiality of these errors and concluded the misstatements were not material to the unaudited financial statements for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022. Presented below are revisions to the previously issued quarterly financial statements for the effect of the revisions on the consolidated balance sheets and statements of operations as of and for the three months ended March 31, 2022, three and six months ended June 30, 2022, and three and nine months ended September 30, 2022, respectively.

	As of March 31, 2022			As of June 30, 2022			As of September 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands)			(in thousands)			(in thousands)
Consolidated Balance Sheet:
Buildings and improvements	$254,482	$(156)	$254,326	$271,046	$(156)	$270,890	$271,964	$(156)	$271,808
Fixed assets, net	56	(43)	13	296	(81)	215	207	—	207
Cash	9,418	(548)	8,870	8,623	(441)	8,182	5,862	—	5,862
Cash – restricted	5,043	333	5,376	5,357	226	5,583	6,721	—	6,721
Prepaid expenses	462	194	656	544	(138)	406	1,021	(13)	1,008
Accounts receivable	3,312	(197)	3,115	2,494	(291)	2,203	2,578	(85)	2,493
Due from related parties	—	156	156	—	156	156	—	156	156
Other assets	103	(47)	56	121	(127)	(6)	64	—	64
Notes payable, net	205,965	—	205,965	150,299	(37)	150,262	148,278	—	148,278
Revolving Credit Facility, net	—	—	—	72,106	290	72,396	72,648	195	72,843
Accounts payable and accrued liabilities	15,589	(954)	14,635	18,530	(856)	17,674	21,604	(119)	21,485
Security Deposit	166	(46)	120	185	(46)	139	97	61	158
Deferred revenue	99	(35)	64	101	(35)	66	372	—	372
Accumulated deficit	(102,855)	370	(102,485)	(104,541)	(305)	(104,846)	(106,692)	(40)	(106,732)
Non-controlling interest	104,906	850	105,756	102,986	(352)	102,634	101,609	(56)	101,553

	Three Months Ended March 31, 2022
	As reported	Adjustments	As Corrected
	(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,051	$(120)	$1,931
Management agreement	—	427	427
Percentage rent	4,329	127	4,456
Property taxes	1,836	(205)	1,631
Property operating expense	837	16	853
General and administrative	1,506	9	1,515
Professional fees	1,988	(520)	1,468
Depreciation and amortization	1,967	43	2,010
Interest expense	(2,539)	83	(2,457)
Other income	15	46	61
Net loss	(4,278)	1,220	(3,058)
Net income attributable to non-controlling interest	(2,472)	850	(1,622)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,556)	370	(2,186)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.33)	$0.05	$(0.28)

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands, except per share data)			(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,122	$(120)	$2,002	$4,173	$(120)	$4,053
Management agreement	427	(427)	(0)	427	(114)	313
Percentage rent	4,856	175	5,031	9,185	271	9,456
Property taxes	1,844	(105)	1,739	3,680	(105)	3,575
Property operating expense	731	(32)	699	1,568	(97)	1,471
General and administrative	1,882	(44)	1,838	3,388	(44)	3,344
Professional fees	532	(38)	494	1,562	(387)	1,175
Organizational, offering and other costs	1,567	309	1,876	2,525	197	2,722
Depreciation and amortization	2,021	43	2,064	3,988	43	4,031
Interest expense	(3,168)	(198)	(3,366)	(5,707)	(250)	(5,957)
Other income	15	46	61	30	46	76
Net loss	(3,997)	(656)	(4,653)	(8,275)	225	(8,050)
Net income attributable to non-controlling interest	(2,311)	(352)	(2,663)	(4,783)	126	(4,657)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,436)	(305)	(2,741)	(4,992)	99	(4,893)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.31)	$(0.04)	$(0.35)	$(0.64)	$0.01	$(0.63)

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	As reported	Adjustments	As Corrected	As reported	Adjustments	As Corrected
	(in thousands, except per share data)			(in thousands, except per share data)
Consolidated Statement of Operations:
Base rent income	$2,173	$120	$2,293	$6,346	$120	$6,466
Management agreement	—	—	—	427	(114)	313
Percentage rent	6,245	(187)	6,058	15,430	(187)	15,243
Property taxes	1,912	(106)	1,806	5,592	(106)	5,486
Property operating expense	501	(17)	484	2,069	(97)	1,972
General and administrative	2,455	44	2,499	5,843	(9)	5,834
Professional fees	525	(47)	478	2,087	(326)	1,761
Organizational, offering and other costs	2,168	(197)	1,971	4,693	—	4,693
Depreciation and amortization	2,137	(43)	2,094	6,125	(43)	6,082
Interest expense	(3,387)	(288)	(3,675)	(9,094)	(383)	(9,477)
Other income	123	(107)	16	153	(107)	46
Net loss	(4,596)	(96)	(4,692)	(12,871)	(89)	(12,960)
Net income attributable to non-controlling interest	(2,445)	(56)	(2,501)	(7,228)	(52)	(7,280)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	(2,901)	(40)	(2,941)	(7,893)	(37)	(7,930)
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.37)	$(0.01)	$(0.38)	$(1.02)	$0.01	$(1.01)

Note R
 –
Quarterly Financial Data (Unaudited)
The interim financial statements for the quarterly periods in 2022 are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the periods presented. Information for the three months ended March 31, 2022, June 30, 2022, and September 30, 2022 have been adjusted to correct immaterial errors. See Note Q, Revision of Previously Issued Quarterly Financial Information, for additional information.

	For the 2022 Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Revenues
Base rental income	$1,931	$2,002	$2,293	$2,119
Management income	427	—	—	—
Percentage rental income	4,456	5,031	6,058	4,785

Total revenues	$6,814	$7,033	$8,351	$6,904
Expenses
Property taxes	$1,631	$1,739	$1,806	$1,709
Property operating expense	853	699	484	912
Interest expense	2,457	3,366	3,675	3,415
Depreciation and amortization	2,010	2,064	2,094	2,080
General and administrative	1,515	1,838	2,499	2,683
Professional fees, net of reimbursement of insurance proceeds	1,468	494	478	250
Organizational, offering and other costs	—	1,876	1,971	1,745

Total expenses	$9,933	$12,075	$13,007	$12,794
Other income (expense)
Loss on sale of real estate	$—	$—	$(52)	$—
PPP loan forgiveness	—	328	—	—
Other income	61	61	16	(32)

Total other income (expense)	$61	$389	$(36)	$(32)
Net loss	$(3,058)	$(4,653)	$(4,692)	$(5,923)
Net loss attributable to non-controlling interest	(1,622)	(2,663)	(2,501)	(3,422)

Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,436)	$(1,990)	$(2,191)	$(2,501)
Preferred stock distributions declared—Series A	(54)	(54)	(54)	(54)
Preferred stock distributions declared—Series 1	(696)	(696)	(696)	(696)

Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(2,186)	$(2,740)	$(2,941)	$(3,251)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders—basic and diluted	$(0.28)	$(0.35)	$(0.38)	$(0.42)

Weighted average common shares outstanding, basic and diluted	7,762,375	7,762,375	7,762,375	7,762,375

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2022
(dollars in thousands)

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
West 9th Street (3)	OH	$4,497	$5,675	$—	$243	$—	$5,918	$—	$5,918	$60	2016	15
Crown Colony (3)	OH	—	3,030	—	19	—	2,954	—	2,954	7	2016	15
Cincinnati Race Street	OH	3,450	2,142	2,358	1,870	—	1,904	3,966	5,870	943	2016	39,15
St Louis Washington	MO	1,274	3,000	—	7	—	1,637	—	1,637	2	2016	15
St Paul Holiday Garage	MN	3,814	1,673	6,527	385	—	1,673	6,912	8,585	1,145	2016	39,15
Louisville Station	KY	1,682	3,050	—	57	—	3,007	—	3,007	22	2016	15
Whitefront Garage	TN	6,454	3,116	8,380	176	—	3,116	8,556	11,672	1,407	2016	39,15
Cleveland Lincoln Garage	OH	3,691	2,195	5,122	5,163	—	1,378	8,377	9,755	1,789	2016	39,15
Houston Preston	TX	1,627	2,800	—	20	—	2,820	—	2,820	7	2016	15
Houston San Jacinto	TX	1,820	3,200	—	50	—	3,250	—	3,250	18	2016	15
MVP Detroit Center Garage	MI	27,625	7,000	48,000	743	—	7,000	48,743	55,743	7,504	2017	39,15
St. Louis Broadway	MO	1,671	2,400	—	—	—	2,400	—	2,400	—	2017	N/A
St. Louis Seventh & Cerre	MO	2,057	3,300	—	—	—	3,300	—	3,300	—	2017	N/A
MVP Preferred Parking	TX	11,257	15,800	4,700	720	—	15,230	5,250	20,480	857	2017	39,15

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
MVP Raider Park Garage	TX	*	2,005	9,057	2,713	—	2,005	11,770	13,775	1,741	2017	39,15
MVP PF Memphis Poplar 2013	TN	1,800	3,658	—	24	—	3,670	12	3,682	17	2017	15
MVP PF St. Louis 2013	MO	3,700	5,041	—	—	—	5,041	—	5,041	36	2017	15
Mabley Place Garage	OH	7,635	1,585	19,018	971	—	1,360	17,214	18,574	2,339	2017	39,15
MVP Denver Sherman	CO	264	705	—	—	—	705	—	705	—	2017	N/A
MVP Fort Worth Taylor	TX	11,189	2,845	24,405	5	—	2,845	24,410	27,255	3,169	2017	39,15
MVP Milwaukee Old World	WI	1,871	2,003	—	8	—	2,003	8	2,011	24	2017	15
MVP Houston Saks Garage	TX	2,963	4,931	5,221	177	—	3,713	4,116	7,829	604	2017	39,15
MVP Milwaukee Wells	WI	*	4,994	—	—	—	4,374	—	4,374	83	2017	15
MVP Wildwood NJ Lot (4)	NJ	1,000	1,631	—	—	—	696	—	696	—	2017	N/A
MVP Indianapolis City Park	IN	*	2,056	8,557	114	—	2,056	8,671	10,727	1,146	2017	39,15
MVP Indianapolis WA Street Lot	IN	*	5,618	—	—	—	5,618	—	5,618	27	2017	15
MVP Minneapolis Venture	MN	4,000	4,013	—	109	—	4,013	109	4,122	1	2017	N/A
MVP Indianapolis Meridian Lot	IN	938	1,573	—	—	—	1,523	—	1,523	7	2017	15
MVP Milwaukee Clybourn	WI	191	257	—	—	—	257	—	257	3	2017	15

			Initial Cost		Costs Capitalized Subsequent to Acquisition		Gross Carrying Amount at December 31, 2022 (1)
Description	ST	Encumbrance	Land and Improvements	Buildings and Improvements	Improvements	Carrying Costs	Land	Building and Improvements	Total	Accumulated Depreciation (2)	Date Acquired	Life on which depr in latest statement is computed
MVP Milwaukee Arena	WI	1,977	4,631	—	22	—	4,641	12	4,653	—	2017	N/A
MVP Clarksburg Lot	WV	379	701	—	—	—	611	—	611	3	2017	15
MVP Denver 1935 Sherman	CO	703	2,533	—	—	—	2,533	—	2,533	—	2017	N/A
MVP Bridgeport Fairfield Garage	CT	3,664	498	7,555	12	—	498	7,567	8,065	1,027	2017	39,15
Minneapolis City Parking	MN	4,379	9,633	—	—	—	7,513	—	7,513	100	2017	15
MVP New Orleans Rampart	LA	*	8,105	—	—	—	7,835	—	7,835	—	2018	N/A
MVP Hawaii Marks	HI	*	9,119	11,715	421	—	8,570	11,435	20,005	1,406	2018	39,15
1W7 Carpark	OH	*	2,995	28,762	18	—	2,995	28,780	31,775	988	2021	39,15
222W7	OH	*	4,391	23,879	85	—	4,391	23,964	28,355	823	2021	39
322 Streeter	IL	25,352	11,387	27,035	405	—	11,387	27,440	38,827	941	2021	39
2nd Street	FL	—	93	—	—	—	93	—	93	—	2021	N/A
Denver 1725 Champa Street Garage	CO	*	7,414	8,860	362	—	7,414	9,222	16,636	275	2021	39
Bricktown	OK	*	1,314	16,020	32	—	1,314	16,052	17,366	241	2022	39
MVP St. Louis Cardinal Lot DST	MO	6,000	11,660	19	—	—	11,660	19	11,679	1	2017	N/A

		$148,922	$175,770	$265,190	$14,931	$—	$166,921	$272,605	$439,526	$28,763

(1)	The aggregate gross cost of property included above for federal income tax purposes approximately $413.3 million as of December 31, 2022.
(2)
The initial costs of buildings are depreciated over 39 years using a straight-line method of accounting; improvements capitalized subsequent to acquisition are depreciated over the shorter of the lease term or useful life, generally ranging from one to 20 years.

(3)	These properties are held by West 9th St. Properties II, LLC
(4)	Wildwood lot classified as held for sale at December 31, 2022
*	Property financed under the Revolving Credit Facility
The following table reconciles the historical cost of total real estate held for investment for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Balance at beginning of period	$420,603	$292,076
Additions during period:
Acquisitions	17,334	126,651
Improvements	2,289	1,876
Deductions during period:
Dispositions	(700)	—
Impairments	—	—

Balance at close of period	$439,526	$420,603

(1)
This amount does not include intangible assets and construction in progress totaling approximately $10.1 million and $1.2 million, respectively, as of December 31, 2022 and approximately $9.8 million and $0.1 million as of December 31, 2021, respectively.

The following table reconciles the accumulated depreciation for the years ended December 31, 2022 and 2021 (dollars in thousands):

	2022	2021
Balance at beginning of period	$21,348	$15,890
Deductions during period:	—	—
Depreciation of real estate	7,415	5,458

Balance at close of period	$28,763	$21,348

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FIFTH WALL ACQUISITION CORP. III,

as the Acquiror,

QUEEN MERGER CORP. I,

as Merger Sub, and

MOBILE INFRASTRUCTURE CORPORATION,

as MIC or the Company,

Dated as of December 13, 2022

i

ii

Exhibit A – Form of Domesticated Charter
Exhibit B – Form of Domesticated Bylaws
Exhibit C – Sponsor Support Agreement
Exhibit D – Color Up Support Agreement
Exhibit E – Form of A&R OP LPA
Exhibit F – HS3 Support Agreement
Exhibit G-1 – Form of Company Lock-Up Agreement
Exhibit G-2 – Form of Sponsor Lock-Up Agreement
Exhibit H – Form of Initial Subscription Agreement
Exhibit I – Company Charter Amendment

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) FIFTH WALL ACQUISITION CORP. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Acquiror”), (ii) QUEEN MERGER CORP. I, a Maryland corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub” and together with the Acquiror, the “Acquiror Entities”), and (iii) MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation, (“MIC” or the “Company” and, together with its Subsidiaries, the “Mobile Companies”). The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

B. The Acquiror owns all of the issued and outstanding shares of common stock of Merger Sub, which was formed for the sole purpose of the Mergers (as defined below);

C. Prior to the consummation of the First Merger (as defined below), at or prior to the Closing, the Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance with Title 3 Subtitle 9 of the Maryland General Corporation Law, as amended (the “MGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (as amended, the “CICA”);

D. Concurrently with the Domestication, the Acquiror shall file articles of incorporation substantially in the form attached hereto as Exhibit A (the “Domesticated Charter”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and adopt bylaws substantially in the form attached hereto as Exhibit B (the “Domesticated Bylaws”), with such changes as may be agreed in writing by the Acquiror and the Company;

E. At the effective time of the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Maryland) (the “Surviving Pubco Shares”); and (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one Surviving Pubco Share;

F. Following the Domestication, but prior to the Mergers (as defined below), Surviving Pubco intends to contribute to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”) (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing;

G. Upon the terms and subject to the conditions set forth herein, following the Domestication, the Parties intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company in accordance with the MGCL (the “First Merger”), with the Company continuing as the surviving entity (the “First-Step Surviving Company”);

H. Immediately following the effectiveness of the First Merger and upon the terms and subject to the conditions of this Agreement, the Parties intend to effect a business combination transaction pursuant to which

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the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”);

I. Concurrently with the execution hereof, Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Sponsor”), has entered into a support agreement substantially in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote its shares of Acquiror Common Stock in favor of the Acquiror Transaction Proposals;

J. The Acquiror has received a voting and support agreement substantially in the form attached hereto as Exhibit D (the “Color Up Support Agreement”) from Color Up, LLC, a Delaware limited liability company (“Color Up”), pursuant to which Color Up has agreed to, upon the terms and subject to the conditions set forth therein, (i) vote its shares of MIC Common Stock in favor of the approval of the Merger and the Company Charter Amendment, and (ii) enter into a Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership substantially in the form attached hereto as Exhibit E (the “A&R OP LPA”);

K. The Acquiror has received a support agreement substantially in the form attached hereto as Exhibit F (the “HS3 Support Agreement”), pursuant to which HSCP Strategic III, L.P. (“HS3”) has agreed to, upon the terms and subject to the conditions set forth therein, enter into the A&R OP LPA;

L. Simultaneously with the execution and delivery of this Agreement, (a) the Acquiror and the Company entered into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit G-1 (each, a “Company Lock-Up Agreement”), with Color Up, which shall become effective as of the Closing, and (b) the Acquiror and the Company entered into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit G-2 (each, a “Sponsor Lock-Up Agreement”), with the Sponsor, which shall become effective as of the Closing;

M. On or prior to the date hereof, Acquiror entered into a Subscription Agreement substantially in the form attached hereto as Exhibit H (the “Initial Subscription Agreement”) with the Initial PIPE Investor pursuant to which the Initial PIPE Investor agreed to purchase from Surviving Pubco, prior to or substantially concurrently with the Closing but following the Domestication, $10,000,000 (the “Initial PIPE Investment Amount”) of Surviving Pubco Shares at $10.00 per 1.2 shares, in each case on terms and subject to the conditions set forth therein, the form of which is attached hereto as Exhibit H;

N. Concurrent with the Closing, Surviving Pubco, Sponsor and certain of the MIC Shareholders, will enter into an amended and restated registration rights agreement in a form to be mutually agreed by the parties hereto with substantially the same rights as set forth in the Acquiror’s and the Company’s registration rights agreements in effect as of the date hereof (the “Registration Rights Agreement”);

O. For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the Parties intend that (i) the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Mergers, taken together, are treated as integrated steps of a single transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which the Parties are parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

P. Simultaneously with the execution and delivery of this Agreement, the Company entered into an amendment to each Executive Employment Agreement and to the LTIP Unit Agreement related thereto.

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Q. Certain capitalized terms used herein are defined in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“2022 Financial Statements” has the meaning specified in Section 6.3(a).

“A&R OP LPA” has the meaning specified in the Recitals hereto.

“Acceptable Confidentiality Agreement” has the meaning specified in Section 8.6(b).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” has the meaning specified in Section 8.6(h)(i).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Surviving Pubco Shares.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror D&O Tail Policy” has the meaning specified in Section 8.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Entities” has the meaning specified in the Preamble hereto.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(c)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror and its Subsidiaries, mutatis mutandis) shall be deemed to constitute an

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Acquiror Material Adverse Effect or be taken into account in determining whether an Acquiror Material Adverse Effect pursuant to clause (a) has occurred); provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Company Material Adverse Effect disproportionately adversely affects Acquiror and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Acquiror and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred.

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Share Amount” means the number of Surviving Pubco Shares to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Acquiror Transaction Proposals or any Extension Proposal, as applicable.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approvals” means the approval of those Acquiror Transaction Proposals identified in clauses (A), (B), (C), (D), (E) and (F) of Section 8.2(b), at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICA, the Governing Documents of Acquiror, and Nasdaq rules and regulations.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Extension Meeting” has the meaning specified in Section 8.12(e).

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of Acquiror and its Subsidiaries paid or payable (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, and (iii) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Transaction Proposals” has the meaning specified in Section 8.2(b).

“Additional LTIP Consideration” means up to 687,500 restricted stock units of the Company or incentive units of the Operating Partnership (or a similar type of incentive equity security permitted under the Incentive Plan) issuable to certain officers and directors of the Company as determined by the Compensation Committee of the Company’s Board of Directors.

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“Adverse Recommendation Change” has the meaning specified in Section 8.6(c)(i).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Alternative Acquisition Agreement” has the meaning specified in Section 8.6(c)(ii).

“Alternative PIPE Investment” has the meaning specified in Section 7.5(c).

“Alternative Subscription Agreement” has the meaning specified in Section 7.5(c).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.9(a).

“Breakup Fee” has the meaning specified in Section 10.3(b)(ii).

“Business Combination” has the meaning specified in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Cincinnati, Ohio or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“CICA” has the meaning specified in the Recitals hereto.

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“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“COBRA” has the meaning specified in Section 4.14(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Color Up” has the meaning specified in the Recitals hereto.

“Color Up Support Agreement” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Book Entry Share” means each share in book-entry form evidencing any shares of MIC Common Stock or MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Certificate” means each certificate representing any shares of MIC Common Stock or MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Charter” means the Articles of Amendment and Restatement of MIC, dated as of September 22, 2015, as amended and supplemented as of the date hereof.

“Company Charter Amendment” means the amendment to the Company Charter, substantially in the form attached hereto as Exhibit I.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company D&O Policy” has the meaning specified in Section 8.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financing Certificate” has the meaning specified in Section 2.4(c)(ii).

“Company IP” means all Intellectual Property owned or purported to be owned by any of the Mobile Companies.

“Company IP Licenses” has the meaning set forth in Section 4.21(b).

“Company Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Mobile Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage,

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military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated herein or the condition set forth in Section 9.2(a) to the extent related to such representations); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Mobile Companies, taken as a whole, compared to other Persons operating in the same industry as the Mobile Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Real Property Leases” has the meaning specified in Section 4.20(b).

“Company Registered IP” has the meaning specified in Section 4.21(a).

“Company SEC Filings” has the meaning specified in Section 4.8.

“Company Shareholder Approval” means the approval of the Company Transaction Proposal identified in clauses (A) and (B) of Section 8.2(c), at a Company Shareholders’ Meeting duly called by the Board of Directors of the Company and held for such purpose, in accordance with the MGCL and the Governing Documents of the Company.

“Company Shareholders’ Meeting” has the meaning specified in Section 8.2(c).

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Mobile Companies paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee,

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consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Contracts” means any legally binding contracts, side letters, agreements, subcontracts, leases, covenants not to sue, licenses, sublicenses and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, or directive by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“D&O Persons” has the meaning specified in Section 8.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Bylaws” has the meaning specified in the Recitals hereto.

“Domesticated Charter” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Environmental Laws” means any and all applicable Laws relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) pollution, or the protection or management of the environment or natural resources, or (c) protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(b).

“Exchange Ratio” means the quotient of (a) the Total Share Consideration divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting, (i) including, without duplication, the number of shares of MIC Common Stock underlying (A) the OP LTIP Units and OP Class A Units (in each case, which, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for OP Common Units in accordance with their terms) and OP Common Units and (B) any new class of securities of the Company, the Operating Partnership or any of their respective Subsidiaries issued on or after the date hereof and convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, in each case without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of the Company or the Operating Partnership was issued for a per share or unit consideration of less than $15.00 and (ii) excluding (A) the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, OP Performance Units, OP Class A Units, OP LTIP Units and MIC Common Stock Warrants (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable, as applicable, in accordance with their terms) and (B) the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) the Executive Employment Agreements. For illustrative purposes, Schedule 1.1(a) sets forth the calculation of the Exchange Ratio.

“Executive Employment Agreements” means those employment agreements set forth on Section 4.13(a)(viii) of the Company Disclosure Letter.

“Existing OP LPA” means the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Extension Period” has the meaning specified in Section 8.12(a).

“Extension Proposal” has the meaning specified in Section 8.12(a).

“Extension Proxy Statement” has the meaning specified in Section 8.12(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 4.9(a).

“First Articles of Merger” has the meaning specified in Section 2.3(a).

“First Effective Time” has the meaning specified in Section 2.3(a).

“First Merger” has the meaning specified in the Recitals hereto.

“First-Step Surviving Company” has the meaning specified in the Recitals hereto.

“Founder Group” has the meaning specified in Section 11.18(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

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“GDC” has the meaning specified in Section 11.18(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, solid, liquid, gas, material, substance, or waste that is listed, defined, designated or classified as “toxic,” “hazardous,” “hazardous waste”, “hazardous material,” or a “hazardous substance” (or words of similar intent or meaning) under any Environmental Law, including materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity or reactivity characteristics, or (ii) petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, chlorofluorocarbons, or per- and polyfluoroalkyl substances.

“HS3” has the meaning specified in the Recitals hereto.

“HS3 Support Agreement” has the meaning specified in the Recitals hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning specified in Section 8.11.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Initial PIPE Investment” means the purchase of Surviving Pubco Shares pursuant to the Initial Subscription Agreement.

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“Initial PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“Initial PIPE Investor” means No Street Capital LLC or its applicable Affiliate participating in the Initial PIPE Investment pursuant to the Initial Subscription Agreement.

“Initial Subscription Agreement” has the meaning specified in the Recitals hereto.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (ii) trademarks, logos, service marks, trade dress and trade names, slogans and other indicia of source, including all registrations and pending applications to register any of the foregoing together with the goodwill associated therewith (collectively, “Trademarks”); (iii) works of authorship and copyrights (whether registered and unregistered), and applications for registration of copyright (including all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Copyrights”); (iv) internet domain names and social media accounts and handles (collectively, “Internet Assets”); (v) software (including object code, source code, or other form); and (vi) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.

“Interim Balance Sheet Date” has the meaning specified in Section 4.9(a).

“Interim Period” has the meaning specified in Section 6.1.

“Intervening Event” has the meaning specified in Section 8.6(h)(iii).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 4.9(b).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 4.11.

“Letter of Transmittal” has the meaning specified in Section 3.3(c).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims, licenses, covenants not to sue or other liens of any kind whether consensual, statutory or otherwise.

“Listing Event” shall have the meaning assigned to such term in the MIC Series 1 Preferred Stock Common Warrant.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“MGCL” has the meaning specified in the Recitals hereto.

“MIC” has the meaning specified in the Preamble hereto.

“MIC Common Stock” means the shares of common stock, $0.0001 par value per share, of the Company.

“MIC Common Stock Merger Consideration” has the meaning specified in Section 3.2(a)(i).

“MIC Common Stock Warrants” means the warrants issued by the Company to purchase MIC Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the First Effective Time.

“MIC Convertible Securities” means, collectively, the options, warrants or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the MIC Common Stock Warrants.

“MIC Preferred Stock” means, collectively, (i) the MIC Series 1 Preferred Stock and (ii) the MIC Series A Preferred Stock.

“MIC Preferred Stock Merger Consideration” means, (i) in the case of the MIC Series 1 Preferred Stock, the MIC Series 1 Preferred Stock Merger Consideration and (ii) in the case of the MIC Series A Preferred Stock, the MIC Series A Preferred Stock Merger Consideration.

“MIC Securities” means, collectively, the MIC Stock and the MIC Convertible Securities.

“MIC Security Holders” means, collectively, the holders of MIC Securities.

“MIC Series 1 Preferred Stock” means the Series 1 convertible redeemable preferred stock, par value $0.0001 per share, of MIC, as more particularly described in the Company Charter.

“MIC Series 1 Preferred Stock Common Warrant” means each detachable warrant to purchase thirty-five (35) shares of MIC Common Stock issued to a holder of MIC Series 1 Preferred Stock in connection with every $1,000 in MIC Series 1 Preferred Stock subscribed for by such holder.

“MIC Series 1 Preferred Stock Merger Consideration” means, with respect to each share of MIC Series 1 Preferred Stock, one Surviving Pubco Series 1 Preferred Share.

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“MIC Series A Preferred Stock” means the Series A convertible redeemable preferred stock, par value $0.0001 per share, of MIC, as more particularly described in the Company Charter.

“MIC Series A Preferred Stock Common Warrant” means each detachable warrant to purchase thirty (30) shares of MIC Common Stock issued to a holder of MIC Series A Preferred Stock in connection with every $1,000 in MIC Series A Preferred Stock subscribed for by such holder.

“MIC Series A Preferred Stock Merger Consideration” means, with respect to each share of MIC Series A Preferred Stock, one Surviving Pubco Series A Preferred Share.

“MIC Shareholders” means the holders of MIC Stock.

“MIC Stock” means, collectively, the MIC Common Stock and the MIC Preferred Stock.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.16.

“Mobile Awards” has the meaning specified in Section 4.7(c).

“Mobile Companies” has the meaning specified in the Preamble hereto.

“Nasdaq” has the meaning specified in Section 5.6(c).

“Off-the-Shelf Software” has the meaning set forth in Section 4.21(b).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“OP Class A Units” means the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Existing OP LPA.

“OP Class A Unit Agreement” means the Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3.

“OP Common Unit” means the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Existing OP LPA.

“OP LTIP Unit” means the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Existing OP LPA.

“OP Performance Unit” means the class of partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Existing OP LPA.

“OP Series 1 Preferred Units” means the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA.

“OP Series A Preferred Units” means the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA.

“Open Source Software” means software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (ii) any Reciprocal License.

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“Operating Partnership” has the meaning specified in the Recitals hereto.

“Other PIPE Investment” shall mean, collectively, the entry into, following the date hereof, one or more additional Subscription Agreements with one or more investors (collectively with such investors’ permitted assignees or transferees, the “Other PIPE Investors”) for the Other PIPE Investors to purchase Acquiror Class A Common Stock, Surviving Pubco Shares or preferred stock or convertible notes of Surviving Pubco, which purchases of (i) Acquiror Class A Common Stock shall be completed prior to the Domestication and (ii) Surviving PubCo Shares or preferred stock or convertible notes of Surviving Pubco shall be completed prior to the First Effective Time but following the consummation of the Domestication.

“Other PIPE Investors” shall have the meaning set forth in the definition of “Other PIPE Investment”.

“Outbound IP License” has the meaning set forth in Section 4.21(c).

“Owned Real Estate” has the meaning specified in Section 4.20(a).

“Owned Real Property Leases” has the meaning specified in Section 4.20(a).

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Per Share Merger Consideration” means, (i) with respect to each share of MIC Common Stock, the MIC Common Stock Merger Consideration and (ii) with respect to each share of MIC Preferred Stock, the applicable MIC Preferred Stock Merger Consideration.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title (except with respect to Intellectual Property), easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Estate or the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Estate or the Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (ix) non-exclusive licenses to Company IP granted in the ordinary course of business and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the Initial PIPE Investment and any Other PIPE Investments.

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“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror upon the closing of the Initial PIPE Investment, any Other PIPE Investment and any Alternative PIPE Investment.

“PIPE Investors” means the Initial PIPE Investor and any Other PIPE Investors.

“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.1(b).

“Preferred Units” has the meaning specified in the Recitals hereto.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Purchaser Payments” has the meaning set forth in Section 6.6.

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Q1 Staleness Deadline” has the meaning specified in Section 6.3(b).

“Q3 Financial Statements” has the meaning specified in Section 4.9(a).

“Reciprocal License” means a license of an item of software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other software (other than such item of software in its unmodified form) be at no charge; and (ii) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software.

“Redeemable Share Classification Changes” has the meaning set forth in Section 5.5.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Related Person” has the meaning specified in Section 4.27.

“Release” means the release, spill, emission, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Material into or through the environment.

“Representatives” has the meaning specified in Section 8.6(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SDAT” has the meaning specified in the Recitals hereto.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step Surviving Company” has the meaning specified in the Recitals hereto.

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“Second Articles of Merger” has the meaning specified in Section 2.3(b).

“Second Effective Time” has the meaning specified in Section 2.3(b).

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” means the subscription agreements, including any amendments, side letters or other supplements thereto, entered into by Acquiror with certain PIPE Investors in relation to the PIPE Investment, including the Initial Subscription Agreement.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or of which such first person is the general partner, manager or managing member. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary. For the avoidance of doubt, the Operating Partnership shall be a Subsidiary of MIC for all purposes of this Agreement.

“Subsidiary Awards” has the meaning set forth in Section 4.7(c).

“Surviving Pubco” has the meaning specified in the Recitals hereto.

“Surviving Pubco Series 1 Preferred Share” means a share of Series 1 Preferred Stock of the Step-Two Surviving Company, par value $0.0001, with such terms and conditions as are set forth in the charter of Surviving Pubco.

“Surviving Pubco Series A Preferred Share” means a share of Series A Preferred Stock of the Step-Two Surviving Company, par value $0.0001, with such terms and conditions as are set forth in the charter of Surviving Pubco.

“Surviving Pubco Shares” has the meaning specified in the Recitals hereto.

“Surviving Pubco Warrant” has the meaning set forth in Section 3.2(a)(iv).

“Systems” means all of the following that are owned by, used, or relied on by the Mobile Companies: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Mobile Companies.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law (including Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL).

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“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Total Share Consideration” means a number of Surviving Pubco Shares equal to the quotient of (a) $254,539,185 divided by (b) $10.00.

“Transaction Consideration Schedule” has the meaning specified in Section 2.5.

“Transfer Taxes” has the meaning specified in Section 8.4(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Termination Letter” has the meaning specified in Section 7.2.

“Trustee” has the meaning specified in Section 5.8.

“Venable” has the meaning specified in Section 11.18(b).

“Waived 280G Benefits” has the meaning specified in Section 6.6.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a business combination.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

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(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Any actions reasonably taken in good faith (or reasonably omitted to be taken in good faith) by the Mobile Companies as a result of or in response to COVID-19 Measures shall be deemed to be in the ordinary course of business and all references to the “ordinary course of business” or “ordinary course of business consistent with past practice”, in each case of the Mobile Companies in this Agreement, shall be interpreted and qualified accordingly.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

ARTICLE II

THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) Contribution. Following the Domestication and the consummation of the PIPE Investment, but prior to the Mergers, Surviving Pubco will contribute to the Operating Partnership (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing.

(b) Merger. At the First Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the MGCL, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the First-Step Surviving Company.

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(c) Second Merger. Immediately following the consummation of the First Merger, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the MGCL, the First-Step Surviving Company and Surviving Pubco shall consummate the Second Merger, pursuant to which the First-Step Surviving Company shall be merged with and into Surviving Pubco, following which the separate corporate existence of the First-Step Surviving Company shall cease and Surviving Pubco shall continue as the Second-Step Surviving Company.

Section 2.2. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036-5306, or by the electronic exchange of documents, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Effective Times.

(a) Subject to the conditions of this Agreement, the Parties hereto shall cause the First Merger to be consummated by filing articles of merger for the merger of Merger Sub with and into the Company (the “First Articles of Merger”) with the SDAT in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the time of such filing, or such later time as may be specified in the First Articles of Merger (not to exceed 30 days from the date of filing of the First Articles of Merger), being the “First Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the Company, Surviving Pubco or Merger Sub under the MGCL in connection with the Merger.

(b) Immediately following the First Effective Time, the Parties hereto shall cause the Second Merger to be consummated by filing articles of merger for the merger of the First-Step Surviving Company with and into Surviving Pubco (the “Second Articles of Merger”) with the SDAT in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the time of such filing, or such later time as may be specified in the Second Articles of Merger (not to exceed 30 days from the date of filing of the Second Articles of Merger), being the “Second Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the First-Step Surviving Company or Surviving Pubco under the MGCL in connection with the Merger.

(c) For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by Color Up and HS3;

(iii) to each of Color Up and HS3, a counterpart to the A&R OP LPA, duly executed by the Company; and

(iv) to Acquiror, a duly executed and completed IRS Form W-9 from the Company and each holder of MIC Common Stock Warrants that are outstanding and unexpired as of the Closing provided, however, that the sole remedy of Acquiror for the failure to provide any such IRS Forms W-9 shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 3.5.

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(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(d) have been fulfilled;

(ii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, the Sponsor and the Holders (as defined in the Sponsor Agreement);

(iii) a copy of the Trust Termination Letter, duly executed by a duly authorized representative of Acquiror; and

(iv) to the Company, the written resignations of all of the directors and officers of the Acquiror Entities (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 7.6 or as otherwise agreed between the parties), effective as of the Effective Time.

(c) Closing Financing Certificates.

(i) Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Surviving Pubco at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, (D) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions pursuant to Section 7.2 and (E) the amounts outstanding under any Working Capital Loans or other Indebtedness of Acquiror.

(ii) Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the Transaction Consideration Schedule calculated in accordance with Section 2.5, and (B) the unpaid Company Transaction Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(iii) Each of the financing certificates delivered pursuant to this Section 2.4(c) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.5. Transaction Consideration Schedule. The Company acknowledges and agrees that the Total Share Consideration is being allocated among the MIC Security Holders in accordance with the schedule set forth on Schedule 2.5 (the “Transaction Consideration Schedule”). The Transaction Consideration Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Acquiror at least three (3) Business Days prior to the anticipated Closing Date in accordance with Section 2.4(c)(iii). In each case, the Company agrees that the allocation among the MIC Security Holders shown

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thereof is and will be in accordance with the Governing Documents of the Company and applicable Law. In addition, the Transaction Consideration Schedule to be delivered to Acquiror in advance of the Closing Date (A) will set forth (1) the number and class of MIC Securities owned by each MIC Security Holder, (2) the number of shares of Surviving Pubco Shares allocated to each MIC Security Holder, and (3) with respect to each holder of MIC Common Stock Warrants, the number of Surviving Pubco Shares subject to, and the exercise price per Surviving Pubco Shares of, each Surviving Pubco Warrant, and (B) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material), provided that, notwithstanding the foregoing, the Transaction Consideration Schedule set forth on Schedule 2.5 (but not, for the avoidance of doubt, the updated schedule delivered in accordance with the second sentence of this Section 2.5) may provide the information specified in the preceding clauses (A)(1), (2) and (3) in aggregated form by type of MIC Security, rather than individualized by MIC Security Holder). The Acquiror shall be entitled to conclusively rely on the Transaction Consideration Schedule (as updated prior to the Closing Date), and neither the Acquiror nor its Affiliates shall have any Liability with respect to the allocation of the Total Share Consideration among the MIC Security Holders or the calculation of the number of shares of Surviving Pubco Shares subject to, or the exercise price per share of Surviving Pubco Shares of (as applicable), Surviving Pubco Warrants under this Agreement.

Section 2.6. Governing Documents. At the First Effective Time, the charter and bylaws of Merger Sub, each as in effect immediately prior to the First Effective Time, shall become the charter and bylaws, respectively, of the First-Step Surviving Company. At the Second Effective Time, the Domesticated Charter and the Domesticated Bylaws, each as in effect immediately prior to the Second Effective Time, shall remain the charter and bylaws, respectively, of Surviving Pubco, except that the name of the Second-Step Surviving Company shall be amended to be “Mobile Infrastructure Corporation”, in each case until thereafter amended in accordance with the MGCL and as provided in such charter or bylaws, as applicable.

Section 2.7. Directors and Officers.

(a) The Parties will take all actions necessary (including by so providing in the First Articles of Merger) so that, from and after the First Effective Time, the persons identified on Section 2.7(a) of the Company Disclosure Letter as the initial directors and officers of the First-Step Surviving Company shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.7(a) of the Company Disclosure Letter), respectively, of the First-Step Surviving Corporation, each to hold office in accordance with the charter and bylaws of the First-Step Surviving Corporation.

(b) The Parties will take all actions necessary (including by so providing in the Second Articles of Merger) so that, from and after the Second Effective Time, the Persons identified as the initial directors of the Second-Step Surviving Company in accordance with the provisions of Section 7.7 and the initial officers of the Second-Step Surviving Company as set forth on Section 2.7(b) of the Company Disclosure Letter shall be the initial directors and officers of the Second-Step Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Second-Step Surviving Corporation.

ARTICLE III

EFFECTS OF THE MERGERS; CONSIDERATION

Section 3.1. Effects of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the

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First-Step Surviving Company, which shall include the assumption by the First-Step Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Company and the Surviving Pubco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second-Step Surviving Company, which shall include the assumption by the Second-Step Surviving Company of any and all agreements, covenants, duties and obligations of the First-Step Surviving Company and the Surviving Pubco set forth in this Agreement to be performed after the Second Effective Time.

Section 3.2. Conversion of Securities.

(a) First Merger. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the First Merger and without any action on the part of any party, at the First Effective Time:

(i) MIC Common Stock. Each share of MIC Common Stock (excluding any shares of MIC Common Stock described in Section 3.2(a)(iii) below) issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive such number of Surviving Pubco Shares equal to the Exchange Ratio (the “MIC Common Stock Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each Company Book Entry Share representing any share of MIC Common Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of MIC Common Stock issued and outstanding immediately prior to the Effective Time, if any, shall thereafter represent only the right to receive the applicable number of Surviving Pubco Shares, subject to the receipt of cash for any fractional Surviving Pubco Shares that would otherwise be issuable.

(ii) MIC Preferred Stock. Each share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration, shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and each Company Book Entry Share representing any share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time, if any, shall thereafter represent only the right to receive the MIC Preferred Stock Merger Consideration.

(iii) MIC Common Stock held by Mobile Companies. Each share of MIC Common Stock issued and outstanding immediately prior to the First Effective Time that is held by any Mobile Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of either Merger, and shall cease to exist.

(iv) MIC Common Stock Warrant. At the First Effective Time, automatically and without any action on the part of the holder thereof, the First-Step Surviving Company shall assume each MIC Common Stock Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such MIC Common Stock Warrant shall become a warrant (each, a “Surviving Pubco Warrant”) to purchase that number of Surviving Pubco Shares equal to product of (x) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (y) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio, and otherwise upon the same terms and conditions, as set forth in the applicable warrant agreement. Other than as described in the two immediately preceding sentences, each such MIC Common Stock Warrant, so

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assumed, shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying MIC Common Stock Warrant immediately prior to the First Effective Time. Surviving Pubco shall take all company actions necessary to reserve for issuance a sufficient number of Surviving Pubco Shares for delivery upon exercise of the MIC Common Stock Warrants assumed by the Surviving Company pursuant to this Section 3.2(a)(iv). As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Surviving Pubco Warrant a document evidencing the foregoing assumption of such MIC Common Stock Warrant by Acquiror.

(v) Merger Sub Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the First-Step Surviving Company.

(vi) Additional LTIP Consideration. Concurrent with or after the issuance of the MIC Common Stock Merger Consideration, certain individuals shall be entitled to receive Additional LTIP Consideration in such amounts as determined by the Compensation Committee of the Company’s Board of Directors, to be issued by Surviving Pubco or the Operating Partnership, as applicable, as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8. The Additional LTIP Consideration shall vest in accordance with the terms set forth on Schedule 3.2(a)(vi), and each recipient of the Additional LTIP Consideration shall execute and deliver customary documents as may be reasonably required by Surviving Pubco as a condition to receipt of such Additional LTIP Consideration.

(vii) Fractional Shares. Notwithstanding anything to the contrary in this Section 3.2, no fractional Surviving Pubco Shares shall be issued in the Mergers. In respect of any such fractional shares, each holder of record of MIC Stock who would otherwise be entitled to such fractional shares shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.2(a)(vii), a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), as agent for former holders of MIC Stock, in one or more transactions of an aggregate number of Surviving Pubco Shares (which the Acquiror shall issue to the Exchange Agent on behalf of such former holders of MIC Stock) equal to the excess of (a) the aggregate number of shares to be delivered to the Exchange Agent by the Acquiror pursuant to Section 3.3(b) over (b) the aggregate number of whole Surviving Pubco Shares to be issued to the holders of MIC Stock pursuant to this Section 3.2. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MIC Stock in respect of any fractional share interests in Surviving Pubco Shares, the Exchange Agent shall make available such amounts, without interest, to the holders of MIC Stock entitled to receive such cash.

(b) Second Merger. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the Second Merger and without any action on the part of any party, at the Second Effective Time, each share of common stock, par value $0.01 per share, of the First-Step Surviving Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the Second Merger, and shall cease to exist.

(c) Adjustments. The Surviving Pubco Shares issuable pursuant to this Section 3.2 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Acquiror Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Class A Common Stock occurring on or after the date hereof and prior to the Domestication; provided that the foregoing shall not be construed to permit Acquiror to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

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Section 3.3. Exchange Procedures.

(a) Appointment of Exchange Agent. The Acquiror and the Company shall appoint DST Systems or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the MIC Shareholders pursuant to this Section 3.3 and an exchange agent agreement in form and substance mutually agreeable to the Acquiror and the Company (“Exchange Agent Agreement”).

(b) Delivery of Consideration to Exchange Agent. Immediately prior to the First Effective Time, the Acquiror will deliver or cause to be delivered to the Exchange Agent a number of Surviving Pubco Shares equal to the total Per Share Merger Consideration in respect of the MIC Common Stock, a number of Surviving Pubco Series 1 Preferred Shares equal to the total Per Share Merger Consideration in respect of the MIC Series 1 Preferred Stock, and a number of Surviving Pubco Series A Preferred Shares equal to the total Per Share Merger Consideration in respect of the MIC Series A Preferred Stock (together with any amounts payable in lieu of any fractional Surviving Pubco Shares that would otherwise be issuable, the “Exchange Fund”). The Exchange Agent will be deemed to be the agent for the MIC Shareholders for the purpose of receiving the Per Share Merger Consideration, and delivery of the Per Share Merger Consideration to the Exchange Agent will be deemed to be delivery to the MIC Shareholders at the First Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares and Surviving Pubco Series A Preferred Shares held by the Exchange Agent will be deemed to be outstanding from and after the First Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, are distributed to the applicable MIC Shareholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, to such former MIC Shareholders.

(c) Letters of Transmittal and Delivery of Per Share Merger Consideration. As soon as reasonably practicable after the First Effective Time (but in no event later than two (2) Business Days thereafter), the Acquiror shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Company Certificate or Company Book Entry Share representing shares of MIC Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Acquiror and reasonably acceptable to the Company (which shall require the return of a duly completed IRS Form W-8 or W-9, as applicable, and specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) or transfer of any Company Book Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificates or the transfer of Company Book Entry Shares in exchange for the applicable Per Share Merger Consideration into which the number of shares of MIC Stock previously represented by such Company Certificate or Company Book Entry Share shall have been converted pursuant to this Agreement. Upon (A) surrender of a Company Certificate (or affidavit of loss in lieu thereof) or transfer of any Company Book Entry Share representing shares of MIC Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Company Book Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Company Book Entry Share representing shares of MIC Stock shall be entitled to receive in exchange therefor (i) the applicable Per Share Merger Consideration into which such shares of MIC Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with this Section 3.3, if any, after the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof) or “agent’s message”

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or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Company Book Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) and Company Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Company Certificate or Company Book Entry Share representing shares of MIC Stock shall be deemed, at any time after the First Effective Time to represent only the right to receive, upon such surrender, the applicable Per Share Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book Entry Shares on the Per Share Merger Consideration payable upon the surrender of the Company Certificates or Company Book Entry Shares. No dividends or other distributions declared or made after the First Effective Time with respect to Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, with a record date after the First Effective Time shall be paid to any holder entitled by reason of the Mergers to receive certificates or Company Book Entry Shares representing Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, and no cash payment (including cash payment in lieu of a fractional Surviving Pubco Share, Surviving Pubco Series 1 Preferred Share or Surviving Pubco Series A Preferred Share) shall be paid to any such holder pursuant to Section 3.2 until such holder shall have surrendered its Company Certificates or Company Book Entry Share pursuant to this Section 3.3 and all such dividends and other distributions shall be paid by Surviving Pubco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Company Certificate or Company Book Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, represented by the certificate or Company Book Entry Shares received by such holder and having a record date on or after the First Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, and having a record date on or after the First Effective Time but prior to such surrender and a payment date on or after such surrender. In the event of a transfer of ownership of shares of MIC Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate or Company Book Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the person requesting such payment shall have paid any Taxes required by reason of the payment of the applicable Per Share Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or Company Book Entry Share transferred, or shall have established to the reasonable satisfaction of Acquiror that such Tax either has been paid or is not applicable.

(d) Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, the Acquiror shall instruct the Exchange Agent to deliver to the Acquiror any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the MIC Shareholders pursuant to instructions provided to the Exchange Agent by the Acquiror at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any MIC Shareholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to the Acquiror for such amounts, and any such MIC Shareholder may deliver a Letter of Transmittal to the Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Acquiror shall deliver, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of the Acquiror, Merger Sub, the Company, Surviving Pubco or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws.

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Section 3.4. Dissenters Rights. No dissenters’ or appraisal rights or rights of an objecting stockholder shall be available under Section 3-201 et. seq of the MGCL with respect to the First Merger, the Second Merger or the other transactions contemplated hereby.

Section 3.5. Withholding. The Acquiror, Merger Sub, Surviving Pubco and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the MIC Shareholders, Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder as soon as practicable prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding); provided, that, no such notice or cooperation shall be required in the case of the failure to provide the forms described in Section 2.4(a)(iv). To the extent that amounts are so deducted and withheld, the Acquiror, Merger Sub, Surviving Pubco or any other applicable withholding agent, as applicable shall timely pay or otherwise remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Tax Law. Such deducted, withheld, and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made. For the avoidance of doubt, in the event that withholding is required under applicable Law, the Acquiror, Merger Sub, Surviving Pubco and/or any other applicable withholding agent shall have the right to take such measures as are reasonably necessary to obtain cash to satisfy the withholding requirements with respect to any non-cash payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Company SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.7, Section 4.16, Section 4.29, Section 4.30 and Section 4.31), or (ii) in the disclosure letter delivered to the Acquiror Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company hereby represents and warrants to the Acquiror, as follows:

Section 4.1. Company Organization. The Company has been duly organized and is validly existing under the Laws of Maryland, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability to the Company or otherwise materially interfere with the conduct of such business. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own,

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lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability the Subsidiaries of the Company or otherwise materially interfere with the conduct of such businesses. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

Section 4.3. Due Authorization.

(a) Other than the Company Shareholder Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other company or proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement, the Company Charter Amendment, the Mergers and the other documents to which the Company is a party contemplated hereby and the other transactions contemplated hereby and thereby are advisable and fair and reasonable to, and in the best interests of, the Company and the MIC Security Holders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Company Charter Amendment and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, (iii) declaring advisable the Mergers and the other transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement, (iv) directing that the First Merger and the Company Charter Amendment be submitted to the holders of MIC Common Stock for approval and (iv) resolving to recommend that the holders of MIC Common Stock vote in favor of the approval of the First Merger and the Company Charter Amendment, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 8.6. No other action or proceeding is required on the part of the Company or any of the MIC Security Holders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the First Merger and the Company Charter Amendment other than the Company Shareholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and the Company Shareholder Approval and except as set forth on

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Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Mobile Companies, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5. Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Mobile Companies with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the filings with the SDAT contemplated by Section 2.3.

Section 4.6. Capitalization.

(a) The issued and outstanding shares of MIC Stock or other equity interests of the Company, as of the date of this Agreement, consists of 7,762,375 shares of MIC Common Stock, 2,862 shares of MIC Series A Preferred Stock, 39,811 shares of MIC Series 1 Preferred Stock and MIC Common Stock Warrants exercisable for 1,708,128 shares of MIC Common Stock. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, the equity interests of the Company (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, those imposed under the Company’s Governing Documents and those arising under applicable securities Laws.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company

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Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c) Except as set forth in this Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) (i) Each issued and outstanding MIC Series A Preferred Stock Common Warrant has expired on March 24, 2022, in accordance with its terms, and (ii) unless a Listing Event is consummated on or before January 31, 2023, each issued and outstanding MIC Series 1 Preferred Stock Common Warrant will expire on January 31, 2023, in accordance with its terms.

Section 4.7. Capitalization of Subsidiaries.

(a) MIC is the sole general partner of the Operating Partnership. The issued and outstanding limited partnership or other equity interests of the Operating Partnership, as of the date of this Agreement, consists of 16,959,593 OP Common Units, 425,532 OP Class A Units, 282,027 OP LTIP Units, 1,500,000 OP Performance Units, 39,811 OP Series 1 Preferred Units and 2,862 OP Series A Preferred Units. A true and complete list, as of the date hereof, of all of the issued and outstanding partnership and other equity interests of the Operating Partnership is set forth on Section 4.7(a) of the Company Disclosure Letter, along with the record owners thereof. The outstanding shares of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.

(b) Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries (or, in the case of the Operating Partnership, the general partnership interest and the limited partnership interests set forth on Section 4.7(a) of the Company Disclosure Letter) free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Mobile Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except as set forth in this Section 4.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

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Section 4.8. SEC Filings. Except as set forth on Section 4.8 of the Company Disclosure Letter, the Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the January 1, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Company SEC Filings”). Each of the Company SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. To the knowledge of the Company none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.9. Financial Statements.

(a) As used herein, the term “Financial Statements” means the (i) audited consolidated financial statements of the Mobile Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Mobile Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited statements of operations, changes in equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Mobile Companies as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated statements of operations, changes in equity and statement of cash flows for the nine (9) months then ended (the “Q3 Financial Statements”). True and correct copies of the Financial Statements are included in the Company SEC Filings. The Financial Statements (i) accurately reflect the books and records of the Mobile Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present in all material respects the consolidated financial position of the Mobile Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Mobile Companies for the periods indicated (subject, in the case of the Q3 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). The Company maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals, including the principal executive officer and principal financial officer, responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Except as set forth in Section 4.9(b) of the Company Disclosure Letter, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with the Company.

(c) Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

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(d) There are no outstanding loans or other extensions of credit made by any Mobile Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Mobile Company. No Mobile Company has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) All accounts receivable reflected on the most recent balance sheet of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Letter, the Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.10. Undisclosed Liabilities. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Mobile Companies, (c) arising in connection with the transactions contemplated herein or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

Section 4.11. Litigation and Proceedings. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Mobile Companies or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any of the Mobile Companies, nor are any properties or assets of the Mobile Companies’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

Section 4.12. Legal Compliance.

(a) Except as set forth on Section 4.12(a) of the Company Disclosure Letter, each of the Mobile Companies is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

(b) For the past three (3) years, none of the Mobile Companies has received any written notice or any written allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Mobile Companies, taken as a whole.

Section 4.13. Contracts; No Defaults.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of

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this Agreement, “Company Material Contract” means the following Contracts with the Company or Company Subsidiary (or which the Company or a Company Subsidiary is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i) contains covenants that limit in any material respect the ability of any Mobile Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants (other than customary non-solicitation and non-hire provisions entered into in the ordinary course of business), exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Mobile Company having an outstanding principal amount in excess of $3,000,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Mobile Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Mobile Company, its business or material assets;

(vii) by its terms, individually or together with all other Contracts between the Mobile Companies, on the one hand, and such counterparty (or its affiliates), on the other hand, calls for aggregate payments or receipts by the Mobile Companies under such Contract or Contracts of at least $3,000,000 for calendar year 2022 and/or for calendar year 2023;

(viii) is between any Mobile Company and any directors, officers or employees of a Mobile Company providing annual base compensation in excess of $250,000;

(ix) obligates the Mobile Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(x) relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Mobile Company has outstanding obligations (other than customary confidentiality and release obligations);

(xi) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Mobile Company, other than (a) standard Mobile Company form employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, (b) non-exclusive licenses granted to customers in the ordinary course of business, and (c) Off-the-Shelf Software; and

(xii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xi) of this Section 4.13(a).

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing

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Date, all of the Company Material Contracts listed pursuant to Section 4.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Mobile Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c) Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Mobile Companies, taken as a whole, (x) the Mobile Companies have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.13(a) and none of the Mobile Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Mobile Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.14. Company Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Letter is a true and complete list of each material employee benefit plan of a Mobile Company (each, a “Company Benefit Plan”). No Mobile Company is or has in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity other than the Mobile Companies themselves.

(b) Each Company Benefit Plan is and during the past six (6) years has been operated in material compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a IRS approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or uses a form of trust agreement that is compatible with the plan’s IRS preapproved plan documents. To the Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Mobile Company, the Company has provided to Acquiror accurate and complete copies, if applicable, of: (i) all executed plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority since January 1, 2019.

(d) With respect to each Company Benefit Plan, except as would not result in material liability for the Company: (i) no breach of fiduciary duty has occurred; (ii) no Legal Proceeding is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company financial statements.

(e) Except as set forth in Section 4.14(e) of the Company Disclosure Letter, no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in

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Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Mobile Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Mobile Company currently maintains or has in the past three (3) years maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) No arrangement exists pursuant to which a Mobile Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) Each Mobile Company has during the past six (6) years complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).

(h) Except as set forth in Section 4.14(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Except to the extent required by COBRA or similar state Law, no Mobile Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Section 4.15. Labor Relations; Employees.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Letter, no Mobile Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Mobile Company, and the Company has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees in the past three (3) years. There has not occurred or, to the knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees in the past three (3) years. Section 4.15(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of the Company, threatened between any Mobile Company and Persons employed by or providing services as independent contractors to a Mobile Company. No current officer of a Mobile Company has provided any Mobile Company written or, to the knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Mobile Company.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Letter, each Mobile Company (i) is and has since January 1, 2019 been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against a Mobile Company, and (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material

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Legal Proceedings pending or, to the knowledge of the Company, threatened against a Mobile Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. In the past three (3) years, there have been no harassment allegations against any officer of any Mobile Company by any current or former employee of or service provider to any Mobile Company.

Section 4.16. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to any Mobile Company have been timely filed (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All income or other material Taxes owed by any Mobile Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b) The 2022 Financial Statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of any Mobile Company that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.

(c) Each Mobile Company has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d) There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Mobile Company by a Governmental Authority in a jurisdiction where the Mobile Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against a Mobile Company in respect of any Tax, and no Mobile Company has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against any Mobile Company, which deficiency has not been satisfied by payment, settled or withdrawn.

(f) There are no Liens with respect to any Taxes upon any Mobile Company’s property or assets, other than Permitted Liens.

(g) No Mobile Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Mobile Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) No Mobile Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by any Mobile Company with respect to a Tax matter is currently in effect.

(i) No Mobile Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(j) No Mobile Company is liable for Taxes of any other Person (other than another Mobile Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes).

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(k) No Mobile Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l) Except as set forth on Section 4.16(l) of the Company Disclosure Letter, no Mobile Company is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m) No Mobile Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the applicable Mobile Company is or was the common parent corporation.

(n) Each Mobile Company has complied with all Laws related to escheat or unclaimed property, including by filing with the appropriate Governmental Authority all unclaimed property reports as required under applicable Law.

(o) Section 4.16(o) of the Company Disclosure Letter lists the U.S. federal and state income Tax classification of each Mobile Company, and, except as set forth in Section 4.16(o) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(p) No Mobile Company has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as a result of, or is otherwise subject to any provision of any COVID-19 Response Law.

(q) No Mobile Company will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(r) No Mobile Company has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Solely for the purposes of the representations and warranties in this Section 4.16, where the context permits, each reference to a Mobile Company shall include a reference to (A) any Person converted into, merged with and into (whether formally or under a de facto merger doctrine) or liquidated into such entity, and/or (B) any Person that is treated as a predecessor of such entity or for which any such entity is treated as a continuation for U.S. federal income tax purposes.

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Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the certificates of insurance for all of the Insurance Policies as in effect as of the date hereof have been made available to Acquiror prior to the date hereof and copies of all such Insurance Policies will be made available to Acquiror prior to the Closing. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole. The Mobile Companies do not maintain any self-insurance programs.

Section 4.18. Licenses. The Mobile Companies maintain all Licenses necessary for the Mobile Companies to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, other than any such Licenses which if not held by a Mobile Company would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Mobile Companies: (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past three (3) years, to the knowledge of the Company, has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, or has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Mobile Companies as owned by a Mobile Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Mobile Companies are in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Mobile Companies.

Section 4.20. Real Property.

(a) Owned Real Estate. Section 4.20(a)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the real estate owned in fee by a Mobile Company with respect to the business of a Mobile Company (collectively, “Owned Real Estate”), including the name of the current owner of each such Owned Real Estate. The Owned Real Estate, together with the Leased Real Property, comprises all of the material real property used in the conduct of the business of the Mobile Companies as currently conducted. To the knowledge of the Company, each Mobile Company has good, marketable, and fee simple title to the respective Owned Real Estate of which it is the owner, free and clear of all Liens, except for Permitted Liens and any Liens arising from the Indebtedness secured by such Owned Real Estate. Except as set forth on Section 4.20(a)(ii) of the Company Disclosure Letter, there are no outstanding options or rights of first refusal to sell any Owned Real Estate or any portion thereof or any interest therein, nor any other contractual right to sell, dispose or lease any of the Owned Real Estate or any portion thereof or any interest therein. The Owned Real Estate is leased or subleased for the

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operation of the business of a Mobile Company to applicable third parties (each such lease or sublease, a “Owned Real Property Lease”). Other than the applicable Mobile Company and the tenants under such Owned Real Property Leases, no Person is in possession of, or has the right to use or occupy, any of the Owned Real Estate. The Company has provided to the Acquiror a true and complete copy of each of the Owned Real Property Leases. The Owned Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Mobile Company or any other party under any of the Owned Real Property Leases, and no Mobile Company has received notice of any such condition. Except as set forth in Section 4.20(a)(iii) of the Company Disclosure Letter: (i) neither any Mobile Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Estate, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, written threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Owned Real Estate or other matters materially and adversely affecting the current use or occupancy of the Owned Real Estate; (iii) neither any Mobile Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Owned Real Estate and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Mobile Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Owned Real Estate (or any part thereof).

(b) Leased Real Property. Section 4.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the Leased Real Property, and a complete and accurate list of the underlying leases and all amendments, modifications, extensions, renewals, and guarantees thereto (each such lease, a “Company Real Property Lease”), which includes the date of the applicable Company Real Property Lease, name of lessor, licensor or any other party thereto, as applicable. To the knowledge of the Company, each Mobile Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. Neither the Company nor any of its Subsidiaries has subleased to anyone the right to use or occupy the Leased Real Property or any portion thereof and no Person (other than a Subsidiary) is in possession of, or has the right to use or occupy, any of the Leased Real Property. To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Mobile Company or any other party under any of the Company Real Property Leases, and no Mobile Company has received notice of any such condition. Except as set forth in Section 4.20(b)(ii) of the Company Disclosure Letter: (i) neither any Mobile Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, written threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy of the Leased Real Property; (iii) neither any Mobile Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Leased Real Property and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Mobile Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Leased Real Property (or any part thereof).

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Section 4.21. Intellectual Property.

(a) Section 4.21(a)(i) of the Company Disclosure Letter sets forth: (i) all U.S. and foreign issued and applied-for Patents, registered and applied-for Trademarks, registered and applied-for Copyrights and Internet Assets in which a Mobile Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Mobile Company. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Copyrights, Patents and Trademarks are in good standing. Except as set forth on Section 4.21(a)(ii) of the Company Disclosure Letter, each Mobile Company owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company IP and all Company Registered IP is unexpired and valid, subsisting and enforceable in all material respects. Except as set forth on Section 4.21(a)(iii) of the Company Disclosure Letter, all Company IP is owned exclusively by the applicable Mobile Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the use of such Company Registered IP.

(b) Section 4.21(b) of the Company Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses and other Contracts or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other non-exclusive software licenses for commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Mobile Company is a licensee of Intellectual Property. All Company IP Licenses are valid and, to the knowledge of the Company, enforceable in accordance with their terms. The Company IP Licenses include all of the licenses, sublicenses and other Contracts or permissions necessary to operate the business of the Mobile Companies as presently conducted. Each Mobile Company has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Mobile Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. No Mobile Company is party to any Contract that requires a Mobile Company to assign to any third Person all of its rights in any Intellectual Property developed by a Mobile Company under such Contract.

(c) Except for non-exclusive licenses granted to customers in the ordinary course of business, Section 4.21(c) of the Company Disclosure Letter sets forth all licenses and sublicenses under which a Mobile Company is the licensor of Intellectual Property (each, an “Outbound IP License”). Each Mobile Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Mobile Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) Except as set forth in Section 4.21(d)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Mobile Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to any Company IP or any other Intellectual Property currently licensed, used or held for use by the Mobile Companies, which, individually or in the aggregate, would reasonably be expected to be material to the Mobile Companies, taken as a whole if determined adversely to the Company nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 4.21(d)(ii) of the Company Disclosure Letter, in the past six (6) years, no Mobile Company has received any written or, to the knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has occurred, as a consequence of the conduct

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of the business by any Mobile Company, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Mobile Company is a party or its otherwise bound that (i) restrict the rights of a Mobile Company to use, transfer, license or enforce any Company IP, (ii) restrict the conduct of the business of a Mobile Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Company IP. Except as set forth in Section 4.21(d)(iii) of the Company Disclosure Letter, no Mobile Company is currently infringing, misappropriating, or violating or has, in the past, infringed, misappropriated or violated (x) to the knowledge of the Company, any Patents or (y) any other any Intellectual Property, in each case (x) and (y) of any other Person or otherwise in connection with the conduct of the respective businesses of the Mobile Companies. Except as set forth in Section 4.21(d)(iv) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(e) No current or former officers, employees or independent contractors of a Mobile Company (i) except as set forth on Section 4.21(e) of the Company Disclosure Letter, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP nor (ii) have claimed any ownership interest in any Company IP. To the knowledge of the Company, there has been no violation of a Mobile Company’s policies related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company IP. Each Mobile Company has taken reasonable security measures standard in the industry in order to protect the secrecy, confidentiality and value of the material Company IP. No trade secrets included in the Company IP have, to the knowledge of the Company, been disclosed or authorized to be disclosed to any third Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement.

(f) The Mobile Companies own or have a valid right to access and use all Systems that are material to the operation of the businesses of the Mobile Companies. The Systems that are currently used by the Mobile Companies constitute all the information and communications technology reasonably necessary to carry on the business of the Mobile Companies as currently conducted. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Mobile Companies’ access to and use of, or their respect right to access and use, the Systems or any third-party databases or third-party data used in connection with the business of the Mobile Companies as currently conducted. The Mobile Companies have taken commercially reasonable steps in accordance with industry standards that are designed to secure the Systems from unauthorized access or use by any Person and to ensure the continued uninterrupted and error-free operation of the Systems. The Mobile Companies have in effect disaster recovery plans and procedures customary in the industry. Within the past three (3) years there: (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied; and (z) has been no material unplanned downtime or service interruption with respect to any Systems.

(g) The Mobile Companies are, as of the date of this Agreement, in compliance in all material respects with all applicable licenses with respect to the use by the Mobile Companies of any third party components that constitute Open Source Software and none of the proprietary software forming a part of the Company IP contains, incorporates, includes or is embedded with any Open Source Software subject to any Reciprocal License. None of the Mobile Companies has received any written demand from any Person for disclosure of any source code for proprietary software forming a part of the Company IP based on the use by the Mobile Companies of any Open Source Software or other software subject to any Reciprocal License.

(h) No Person has, to the knowledge of Company, obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Mobile Company, nor, to the knowledge of Company, has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Mobile Company. Each Mobile Company has, to the knowledge of Company, complied in all

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material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Mobile Companies does not violate any right to privacy or publicity of any third person.

(i) Except as set forth in Section 4.21(i) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Mobile Company, owned by a Mobile Company or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Mobile Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Mobile Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Mobile Companies would otherwise be required to pay in the absence of such transactions.

Section 4.22. Environmental Matters.

(a) Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Mobile Companies are and for the past three (3) years been in compliance with all Environmental Laws, except where failure to be in compliance would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and none of the Mobile Companies has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c) To the knowledge of the Company, there has been no Release of any Hazardous Materials (i) at, in, on or under any Owned Real Estate or the Leased Real Property or (ii) at, in, on or under any formerly Owned Real Estate or Leased Real Property during the time that the Company owned or leased such property, except as would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(d) Except as set forth in Section 4.22(d) of the Company Disclosure Letter, none of the Mobile Companies are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Mobile Companies or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(e) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Mobile Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(f) Except as set forth on Section 4.22(f) of the Company Disclosure Letter or as provided in the Company Real Property Leases, none of the Mobile Companies has, pursuant to any contract expressly agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

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(g) The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Mobile Companies concerning any non-compliance of the Mobile Companies with, or liability of any Mobile Company under, Environmental Law.

Section 4.23. Absence of Changes. Except as set forth in Section 4.23 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Mobile Companies have conducted the business in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of the transactions contemplated herein and COVID-19 Measures), (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Mobile Companies, including any Mobile Award and (d) any action taken or agreed upon by any of the Mobile Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 4.24. Anti-Corruption Compliance.

(a) For the past five (5) years, none of the Mobile Companies, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Mobile Companies, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses (i) and (ii) in violation of the Anti-Bribery Laws.

(b) Each of the Mobile Companies has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Mobile Companies.

Section 4.25. [Reserved].

Section 4.26. Information Supplied. None of the information supplied or to be supplied by the Mobile Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.27. Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business, transactions solely between Mobile Companies or as disclosed on Section 4.27 of the Company Disclosure Letter, none of the Mobile Companies nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Mobile Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Mobile Company, including any Contract or other arrangement (a) providing for the furnishing of services by

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(other than as officers, directors or employees of the Mobile Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Mobile Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 4.27 of the Company Disclosure Letter, no Mobile Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Mobile Company.

Section 4.28. MIT Merger Agreement. That certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2022, by and between the Company and Mobile Infrastructure Trust, a Maryland real estate investment trust, has been validly terminated by the parties thereto, effective as of prior to the date hereof, and each party has released the other party and its Representatives from any claims or Liabilities in connection with such agreement or its termination to the extent set forth in the documentation in respect of such termination. The Company has provided a true and complete copy of the documentation in respect of such termination and release to the Acquiror.

Section 4.29. Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of December 12, 2022, of B. Riley Securities, Inc. that, as of the date of this Agreement and subject to the limitations and assumptions set forth in such opinion, the MIC Common Stock Merger Consideration is fair, from a financial point of view, to the holders of MIC Common Stock. True, correct and complete executed copied of the written opinion described in the preceding sentence will be delivered to the Acquiror solely for information purposes promptly (and in any event within twenty four (24) hours) after the receipt thereof by the Company.

Section 4.30. State Takeover Laws. No Takeover Statute is, or at the First Effective Time or Second Effective Time will be, applicable to this Agreement, either Merger, the other transactions contemplated hereby, or the parties hereto. The Mobile Companies have no rights plan, “poison-pill” or other similar agreement or arrangement.

Section 4.31. Brokers’ Fees. Except as set forth on Section 4.31 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Mobile Companies or any of their Affiliates for which Acquiror or any of the Mobile Companies has any obligation.

Section 4.32. No Additional Representation or Warranties; No Reliance. Except as provided in this Article IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Mobile Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 4.32 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data,

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or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.8, Section 5.11, Section 5.12 and Section 5.13), or (ii) in the case of Acquiror Entities, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror Entities represent and warrant to the Company as follows:

Section 5.1. Acquiror Organization. Each Acquiror Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability to the Acquiror Entities, taken as a whole, or otherwise materially interfere with the conduct of their businesses. The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2. Due Authorization.

(a) Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and

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approved by the Board of Directors of Acquiror, and by Acquiror as the sole stockholder of Merger Sub, and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. On or prior to the date of this Agreement, the board of directors of the Acquiror has duly adopted a written consent or resolutions (i) determining that this Agreement, the Domestication and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of Acquiror’s shareholders, (ii) authorizing and approving the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) authorizing the issuance of the Total Share Consideration in connection with the Mergers, the issuance of Surviving Pubco Shares in connection with the PIPE Investment and the issuance of Surviving Pubco Shares in connection with the conversion or redemption of Surviving Pubco Series 1 Preferred Shares and/or Surviving Pubco Series 1 Preferred Shares. No other action or proceeding on the part of the Acquiror Entities is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each Acquiror Entity is, and has since its inception been, in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) to Acquiror’s historical or current accounting of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) and except for any delays in the filing of Acquiror’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Acquiror SEC Filings”). Subject to the Redeemable Share Classification Changes, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley

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Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Financial Statements; Internal Controls; Listing.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Capital Market of Nasdaq Stock Market (the “Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICA and the MGCL, (iii) the filings with the SDAT contemplated by Section 2.3 and Section 7.6, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing with Nasdaq and such other compliance with Nasdaq rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (vi) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8. Trust Account; Financial Capacity. As of the date of this Agreement, Acquiror has at least $278,201,700 in the Trust Account (including, if applicable, deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of May 24, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Acquiror and to the knowledge of Acquiror, the Trustee, enforceable against it and, to the knowledge of Acquiror, the Trustee in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. No Undisclosed Liabilities. Except for any fees and expenses payable by the Acquiror Entities as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against an Acquiror Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most

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recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of the Acquiror Entities, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is (i) 200,000,000 shares of Acquiror Class A Common Stock, 28,407,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 6,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Except for the Subscription Agreements, the Working Capital Loans, Acquiror’s Governing Documents and this Agreement, there is no outstanding Indebtedness of the Acquiror and there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), and the Working Capital Loans, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Total Share Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound, and shall not be subject to any Lien other than those set forth in the Ancillary Agreements and the Governing Documents of Acquiror and those arising under applicable securities Laws.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12. Brokers’ Fees. Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

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Section 5.13. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All income or other material Taxes owed by Acquiror or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.

(b) Acquiror’s financial statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Acquiror Entities that have accrued but are not yet due and payable or that are being contested in good faith as of the dates thereof.

(c) The Acquiror Entities have collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d) There is no Legal Proceeding currently pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Subsidiaries by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against the Acquiror or any of its Subsidiaries in respect of any Tax, and neither the Acquiror nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against the Acquiror or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.

(f) There are no Liens with respect to Taxes upon the property or assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(g) Neither the Acquiror nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Acquiror or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) Neither the Acquiror nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by the Acquiror or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(i) Neither the Acquiror nor any of its Subsidiaries has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(j) Neither Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes.

(k) No Acquiror Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

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(l) No Acquiror Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m) No Acquiror Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which an Acquiror Entity is or was the common parent corporation.

(n) Each Acquiror Entity has complied with all Laws related to escheat or unclaimed property, including by filing with the appropriate Governmental Authority all unclaimed property reports as required under applicable Law.

(o) Section 5.13(o) of the Acquiror Disclosure Letter lists the U.S. federal and state income Tax classification of each Acquiror Entity, and, except as set forth in Section 5.13(o) of the Acquiror Disclosure Letter, such classification has not changed since the formation of each such entity.

(p) No Acquiror Entity has applied for any relief under, taken advantage of, or deferred the payment of Tax or the recognition of taxable income or gain as a result of, or is otherwise subject to any provision of any COVID-19 Response Law.

(q) No Acquiror Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(r) Neither the Acquiror nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 5.14. Business Activities.

(a) Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the

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effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. No Acquiror Entity owns or leases any real property or personal property.

(b) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.15. Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “FWAC”. Acquiror is in compliance with the rules of Nasdaq and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.16. PIPE Investment. Acquiror has made available to the Company true, correct and complete copies of the executed Initial Subscription Agreement, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the Initial PIPE Investor has agreed to provide the Initial PIPE Investment to Acquiror in connection with the transactions contemplated by this Agreement. As of the date hereof, the Initial Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The shares and other securities, as applicable, to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the applicable PIPE Investor against full payment therefor in accordance with the terms of the applicable Subscription Agreement, such shares or securities, as applicable, will be validly issued, fully paid and non-assessable. There are no other Contracts between Acquiror and the Initial PIPE Investor relating to the Initial Subscription Agreement and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Initial Subscription Agreement not being satisfied, or $10,000,000 (such amount, the “Minimum PIPE Investment Amount”) not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, has constituted or would constitute a default or breach on the part of Acquiror or the applicable PIPE Investor under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreements.

Section 5.17. Compensation and Benefit Matters. As of the date of this Agreement, none of Acquiror and Merger Sub sponsors, maintains or contributes to (or has any liability, contingent or otherwise with respect to) or has made any plan or commitment to establish or adopt (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) any other bonus, profit-sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock unit, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, individual employment, individual consulting, executive compensation, incentive, commission, retention, change-in-control plan, policy, program, arrangement or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider of each of the Acquiror Entities or its dependents,

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spouses, or beneficiaries, in each case, prior to the Effective Time. Neither the execution and delivery of this Agreement by each of the Acquiror Entities nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any employee or individual independent contractor of each of the Acquiror Entities, (ii) result in any forgiveness of indebtedness to any employee or individual independent contractor of each of the Acquiror Entities, (iii) increase any benefits otherwise payable by the each of the Acquiror Entities, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. There is no Contract or plan by which each of the Acquiror Entities is bound to compensate any Person for excise Taxes pursuant to Section 4999 of the Code.

Section 5.18. Transactions with Affiliates. Except as disclosed in the Acquiror SEC Filings, none of the Acquiror Entities nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquiror Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently a party to any transaction with an Acquiror Entity.

Section 5.19. Anti-Corruption Compliance. Since its inception, none of the Acquiror Entities, nor, to the knowledge of the Acquiror, any director, officer, employee or agent acting on behalf of the Acquiror Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. Each of the Acquiror Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws. To the knowledge of the Acquiror, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror Entities.

Section 5.20. Information Supplied. None of the information supplied or to be supplied by the Acquiror Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Mobile Companies for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.21. Certain Ancillary Agreements.

(a) Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any other party thereto. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party of, nor the performance of any party’s

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obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. To the knowledge of Acquiror, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or any other party of the Sponsor Support Agreement.

(b) Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Lock-Up Agreement. The Sponsor Lock-Up Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any Acquiror Shareholder party thereto. The Sponsor Lock-Up Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each Acquiror Shareholder party thereto and neither the execution or delivery by any party of, nor the performance of any party’s obligations under, the Sponsor Lock-Up Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. To the knowledge of Acquiror, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or any Acquiror Shareholder party thereto of the Sponsor Lock-Up Agreement.

Section 5.22. No Additional Representation or Warranties. Except as provided in this Article V (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 5.22 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF THE ACQUIROR ENTITIES MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE MOBILE COMPANIES OR BLOCKER COMPANIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THE ACQUIROR ENTITIES OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Mobile Companies or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.1 of the Company Disclosure Letter, as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law (including for

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this purpose any COVID-19 Measures) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent, other than in connection with Section 6.1(b), shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measures):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or, except for amendments or changes to the Governing Documents of the Company’s Subsidiaries in connection with the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, form or cause to be formed any new Subsidiary of the Company;

(b) (i) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Mobile Companies (including Mobile Awards), other than (x) securities of any Subsidiary of the Company (excluding any securities of the Operating Partnership and securities convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) issued on arm’s length terms to non-Affiliates of the Company or securities of any Subsidiary of the Company (excluding any securities of the Operating Partnership and securities convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) pledged in connection with the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice or (y) securities issued pursuant to the exercise, exchange or conversion of any securities of the Mobile Companies outstanding on the date hereof, or (ii) make or declare any cash or non-cash dividend or distribution to the MIC Security Holders, or make any other distributions in respect of any of the equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Mobile Companies, except for (i) the acquisition by the Mobile Companies of any shares of capital stock, membership interests or other equity interests of the Mobile Companies in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iii) transactions pursuant to Company Material Contracts in effect as of the date hereof;

(e) enter into, modify or otherwise amend in a manner adverse to the Mobile Companies, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) any Contract of a type required to be listed on Section 4.13(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practices or as required by Law or (ii) in accordance with Section 8.13;

(f) enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company (other than Agreements between or among the Mobile Companies) other than in the ordinary course of business consistent with past practices or as required by Law;

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Mobile Companies, except for (i) transactions among the Company and its wholly owned Subsidiaries or

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among its wholly owned Subsidiaries, (ii) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence, and (iii) dispositions of assets and properties of the Mobile Companies pursuant to Company Material Contracts in effect as of the date hereof;

(h) except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.13 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Mobile Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation in excess of $300,000, other than terminations for cause or due to death, disability, resignation or retirement, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to Acquiror prior to the date hereof, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Mobile Companies, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Mobile Companies, except in the ordinary course of business consistent with past practice;

(i) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Mobile Companies as the bargaining representative for any employees of the Mobile Companies;

(j) (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business (it being acknowledged that, solely for purposes of this clause (y), ordinary course of business shall include the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, so long as such acquisition does not involve any merger or consolidation of the Company or the Operating Partnership);

(k) except for (x) incurrences of Indebtedness under the existing credit facilities of the Mobile Companies or the refinancing thereof or (y) Indebtedness (excluding any Indebtedness convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) not exceeding, in connection with an acquisition of assets in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, an amount equal to a loan-to-value of sixty-five percent (65%) with respect to such assets, (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Mobile Companies, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act) in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $500,000 individually or $1,000,000 in the aggregate, except (x) in the ordinary course of business consistent with past practice or (y) for guarantees of Indebtedness of wholly-owned Subsidiaries which Indebtedness exists as of the date hereof or is incurred in accordance with this Section 6.1(k), (iv) make or commit to make capital expenditures other than in an amount not in excess of $2,000,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Mobile Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(l) (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of

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Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment, other than any extensions or waivers requested in the ordinary course of business in connection with any property Tax claims or assessments;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Mobile Company (other than the Mergers or the liquidation and dissolution of a Subsidiary of the Company following the disposition of substantially all of the assets of such Subsidiary in the ordinary course of business);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than (i) in the ordinary course of business, (ii) where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing or (iii) pursuant to Company Material Contracts in effect as of the date hereof;

(o) transfer, dispose of, abandon or permit to lapse any rights to any Company IP, Company IP Licenses or Outbound IP Licenses;

(p) terminate without replacement or amend in a manner materially detrimental to the Mobile Companies, taken as a whole any License or Insurance Policy; or

(q) authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, by the Mobile Companies or its Subsidiaries in response to the COVID-19 pandemic (including pursuant to any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority related to the COVID-19 pandemic) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable and permitted by applicable Law, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act.

The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and its Subsidiaries any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Mobile Companies by third parties that may be in the Mobile Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Mobile Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Mobile Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Mobile Companies as such representatives may reasonably request, including all monthly income statements prepared by the Mobile

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Companies; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Mobile Companies without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Mobile Companies in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. Neither Acquiror nor its accountants, counsel and other representatives will contact any employee, customer, or supplier of any Mobile Company without the prior written consent of the Company, and the Company shall have the right to have a representative participate in any such discussion.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Mobile Companies as of and for the year ended December 31, 2022 (the “2022 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to May 15, 2023 (the “Q1 Staleness Deadline”), the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of the Mobile Companies as of and for the three-month period ended March 31, 2023 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

Section 6.4. Affiliate Agreements. All Contracts set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Mobile Companies or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.6. 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the

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meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.6 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Purchaser Payments”), together with all other payments described in Section 280G(b)(2)(A)(i) of the Code, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, there shall be no breach of the covenant contained herein or the representation set forth in Section 4.14(f) and Section 4.14(g), above to the extent caused by such inaccurate or omitted information. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the MIC Security Holders was solicited in accordance with the foregoing and whether the requisite number of votes was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. This Section 6.6 shall become operative only if the Parties, acting in good faith consultation with each other, determine that it shall become operative.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the

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Acquiror Share Redemptions, (ii) pay all amounts due in respect of the unpaid Company Transaction Expenses and unpaid Acquiror Transaction Expenses as of the Closing Date, and (iii) immediately following the payments described in clauses (i) and (ii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Domestication, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq, (b) prepare and submit to Nasdaq or the NYSE (as reasonably agreed by the Parties in good faith) a listing application, if required under Nasdaq or NYSE rules and regulations, as promptly as practicable after the execution of this Agreement, covering the Surviving Pubco Shares, and (c) obtain approval for the listing of such Surviving Pubco Shares. The Company shall reasonably cooperate with Acquiror with respect to such listing and shall be given a reasonable opportunity to review and comment on such application and other proposed filings with Nasdaq or NYSE.

Section 7.4. Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of Acquiror in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i) change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of the Acquiror Entities, except as contemplated by the Acquiror Transaction Proposals or the Extension Proposal;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries, other than Working Capital Loans up to $1,500,000;

(iv) other than in connection with any Pre-Approved Arrangements, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuances contemplated by Article III or issuances of Surviving Pubco Shares pursuant to the PIPE Investment or any Alternative PIPE Investment, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(v) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Domestication and the Mergers);

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(vi) except for the Ancillary Agreements, enter into, review or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vii) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(viii) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(ix) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(x) (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment; or

(xi) enter into any agreement to do any action prohibited under this Section 7.4.

(b) During the Interim Period, (i) Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement, and (ii) Acquiror shall remain a “blank check company” as defined under the Securities Act and shall use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC.

(c) The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Company, directly or indirectly, the right to control or direct the business or operations of the Acquiror and Merger Sub any time prior to the Effective Time. Prior to the Effective Time, Acquiror and Merger Sub will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 7.5. PIPE Subscriptions.

(a) Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any amendments or modifications that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount or the subscription amount under the Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacement of, the Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Surviving Pubco Shares contemplated thereby. Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreement on the terms described therein, including using its

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reasonable best efforts to (i) comply with respective obligations under the Subscription Agreement, (ii) subject to the immediately preceding sentence, maintain in effect the Subscription Agreement in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the Subscription Agreement within its control, (iv) in the event that all conditions in the Subscription Agreement have been satisfied or waived (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing), consummate the PIPE Investment when required pursuant to this Agreement, and (v) enforce its rights under the Subscription Agreement, in the event that all conditions in the Subscription Agreement (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, to cause the applicable PIPE Investor to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreement in accordance with its terms.

(b) Without limiting the generality of Section 7.5(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to the Subscription Agreement (other than as a result of any assignments or transfers by investors as expressly contemplated therein or otherwise expressly permitted thereby), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to a Subscription Agreement known to Acquiror, (iii) of the receipt of any written notice or other written communication from any party to a Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of a Subscription Agreement and (iv) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount under the Subscription Agreements in accordance with their respective terms.

(c) If all or any portion of the Initial PIPE Investment becomes unavailable, (i) Acquiror shall promptly use its reasonable best efforts to promptly obtain the Initial PIPE Investment or such portion of the Initial PIPE Investment from alternative sources in an amount, when added to any portion of the Initial PIPE Investment that is available, equal to the Initial PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Surviving Pubco Shares containing terms and conditions not less favorable from the standpoint of Acquiror and the Company than those in the Initial Subscription Agreement entered into as of the date hereof (as determined in the reasonable good-faith judgment of Acquiror and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreement” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Surviving Pubco Shares under any Alternative Subscription Agreement.

(d) Acquiror and the Company shall use commercially reasonable efforts to obtain commitments from the Other PIPE Investors. The Parties acknowledge and agree that, during the Interim Period, Acquiror and the Company may execute additional Subscription Agreements with Other PIPE Investors in relation to any Other PIPE Investment, and subject to the Pre-Approved Arrangements, the Parties shall cooperate and negotiate in good faith to enter into additional Subscription Agreements providing for such Other PIPE Investment on commercially reasonable terms with such Other PIPE Investors. In connection with the Pre-Approved Arrangements and any Other PIPE Investment, Acquiror and the Company agree to cooperate in good faith, and shall cause the appropriate officers and employers thereof, to use commercially reasonable efforts in connection with the arrangement of such Pre-Approved Arrangements or Other PIPE Investment as may be reasonably requested by Acquiror, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency

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presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with such financing, and (c) providing financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with the arrangement of such Pre-Approved Arrangements or such Other PIPE Investment. Acquiror shall provide to the Company true, correct and complete copies of any Subscription Agreements in respect of Other PIPE Investments promptly following Acquiror’s execution thereof.

Section 7.6. Domestication(a) . Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the SDAT an articles of conversion with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Domesticated Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Domesticated Bylaws, (c) causing the directors and officers set forth on Section 7.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal, (d) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (e) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall remain outstanding as one (1) Surviving Pubco Share; and (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall remain outstanding as one (1) Surviving Pubco Share.

Section 7.7. Post-Closing Directors of Surviving Pubco. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Second Effective Time:

(a) the Board of Directors of Surviving Pubco shall consist of seven (7) directors, a majority of which will be independent under Nasdaq or NYSE rules and regulations, as applicable, and shall initially include:

(i) six (6) director nominees designated by the Company; and

(ii) one (1) director nominee designated by the Acquiror, who shall be Brad Greiwe.

(b) Within 45 days after the date hereof, each of the Company and the Acquiror shall provide to the other Party a list of such Party’s director designees pursuant to Section 7.7(a).

(c) If any Person nominated pursuant to Section 7.7(a) is not duly elected at the Acquiror’s Shareholders’ Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.7(a).

Section 7.8. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in the Acquiror’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror, to all of the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror as such representatives may reasonably request. All information obtained by the Company and its respective representatives pursuant to this Section 7.8 shall be subject to the Confidentiality Agreement.

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ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if required. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if required, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d) With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror and the Company, as applicable, shall file with the SEC, mutually acceptable materials which shall include a joint proxy statement to be sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and to the holders of MIC Common Stock relating to the MIC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the Surviving Pubco Shares to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock in the Domestication, and (B) the Surviving Pubco Shares issuable as Total Share Consideration, including any such Surviving Pubco Shares underlying the Surviving Pubco Warrants (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE and Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when the Proxy Statement or Proxy Statement/Registration Statement, as applicable, has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or Proxy Statement/Registration Statement, as applicable, or for additional information. To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement or Proxy Statement/Registration Statement, as applicable, and any Offer Document each time before any such document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel. To the extent not prohibited by Law, each Party shall provide the other and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to

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the Proxy Statement or Proxy Statement/Registration Statement, as applicable, or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approvals. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Acquiror Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of the Mergers, (B) adoption and approval of the Domestication in accordance with applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the Domesticated Charter (with such changes as may be agreed in writing by Acquiror and the Company), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Total Share Consideration in connection with the Mergers, the issuance of Surviving Pubco Shares in connection with the conversion or redemption of Surviving Pubco Series 1 Preferred Shares and/or Surviving Pubco Series 1 Preferred Shares and the issuance of Surviving Pubco Shares in connection with the PIPE Investment, (E) approval of the adoption of the Incentive Plan, (F) election of directors effective as of the Closing as contemplated by Section 7.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Acquiror Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the shareholders of Acquiror that they vote in

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favor of the Acquiror Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in this Section 8.2(b), a “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Acquiror Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Shareholder Approval. The Company shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to MIC Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) in accordance with the Company’s Governing Documents, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of MIC Common Stock to vote in favor of each of the Company Transaction Proposals. The Company shall, through its Board of Directors, recommend to its shareholders the (A) approval of the First Merger in accordance with applicable Law and exchange rules and regulations, (B) approval of the Company Charter Amendment, (C) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (E) postponement or adjournment of the Company Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), together, the “Company Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of the Company shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the shareholders of the Company that they vote in favor of the Company Transaction Proposals (any such withdrawal, amendment, qualification or modification of its recommendation to the shareholders of the Company described in this Section 8.2(c) or public proposal to do the same, a “Company Modification in Recommendation”), except in the case of an Adverse Recommendation Change specifically permitted by Section 8.6(c). To the fullest extent permitted by applicable Law, (x) Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be affected by any Company Modification in Recommendation, (y) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting and submit for approval the Company Transaction Proposals and (z) the Company agrees that if the Company Shareholder Approval shall not have been obtained at any such Company Shareholders’ Meeting, then the Company shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(c), and hold additional Company Shareholders’ Meetings in order to obtain the Company Shareholder Approval. The

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Company may only postpone or adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Company Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting; provided that the Company Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4. Certain Tax Matters.

(a) Intended Tax Treatment.

(i) The Parties intend that each of (1) the Domestication and (2) the Mergers, taken together, qualifies for the Intended Tax Treatment. The Domestication, and the Mergers shall be reported by the Parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, and the Parties will not take any inconsistent position on any Tax Return or during the course of any action, audit, or other similar proceeding with respect to Taxes, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii) The Acquiror shall promptly notify the Company if, at any time before the First Effective Time, the Acquiror becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify the Acquiror if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(iii) Each of the Parties shall use its reasonable best efforts to cause each of the Domestication and the Mergers, taken together, to qualify for the Intended Tax Treatment, and no such Party shall take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment, including by taking the actions set forth on Section 8.4(a) of the Company Disclosure Letter.

(iv) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Transfer Taxes. Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or

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based upon income or gains. The Party responsible for filing Tax Returns and other documentation with respect to Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Domestication or the Mergers.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6. No Solicitation.

(a) The Acquiror shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Acquiror or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, commence or continue due diligence with respect to, or the making or completion of, any Acquiror Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquiror Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquiror Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Acquiror shall, and shall cause each of its Subsidiaries and the Representatives of the Acquiror and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, immediately terminate all physical and electronic data room access previously granted to any such Person and immediately cease use of access to any electronic data room previously granted by any such Person to Acquiror, its Subsidiaries and their respective Affiliates, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such

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agreement. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(b) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Board of Directors of the Company has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Company Acquisition Proposal to the Board of Directors of the Company in compliance with this Section 8.6 and (II) would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives a written Company Acquisition Proposal that the Board of Directors of the Company believes in good faith to be bona fide, (2) such Company Acquisition Proposal did not result from a breach of this Section 8.6, (3) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide the Acquiror a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 8.6 and (II) any non-public information provided to any such Person shall have been previously provided to the Acquiror or shall be provided to the Acquiror prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal. The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 8.6, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to the Acquiror or its Representatives.

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(c) Neither the Board of Directors of the Company nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to the Acquiror or Merger Sub) the recommendation or declaration of advisability by the Board of Directors of the Company or any such committee of the First Merger, the Company Charter Amendment or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Company Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 8.6(c)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement offered by the Acquiror pursuant to this Section 8.6, (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that did not result from a breach of this Section 8.6, cause the Company to terminate this Agreement in accordance with Section 10.1(i) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 10.1(i) unless:

a) the Company notifies the Acquiror in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period); and

b) if the Acquiror makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Board of Directors of the Company, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Acquiror, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law;

provided further, that the Board of Directors of the Company may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1) the Company provides the Acquiror with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2) the Company keeps the Acquiror reasonably informed of developments with respect to such Intervening Event;

(3) the Company notifies the Acquiror in writing at least five Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

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(4) if the Acquiror makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Board of Directors of the Company, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Acquiror, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Acquiror in good faith (to the extent the Acquiror seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Acquiror. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 10.3(b), if applicable).

(d) In addition to the obligations of the Company set forth in Section 8.6(b) and Section 8.6(c), the Company promptly (and in any event within 24 hours of receipt) shall advise the Acquiror in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it will be making a Company Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to a Company Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep the Acquiror informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify the Acquiror orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 8.6(b) or Section 8.6(c) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall provide the Acquiror with at least 24 hours prior notice (or such shorter notice as may be provided to the Board of Directors of the Company) of a meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Company Acquisition Proposal.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 8.6 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) The Company shall not take any action to exempt any Person (other than the Acquiror, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 3-602 of the MGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 10.1(i).

(g) Nothing contained in Section 8.6(b) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 10.1(g)) unless the Board of

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Directors of the Company expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Mergers in such disclosure and expressly rejects any applicable Company Acquisition Proposal.

(h) For purposes of this Agreement:

(i) “Acquiror Acquisition Proposal” means any proposal or offer with respect to any (x) direct or indirect acquisition or purchase by Acquiror or its Subsidiaries, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of all or substantially all, or a material portion, of the equity interests, assets or businesses of any other Person, or (y) Business Combination between Acquiror or its Subsidiaries, on the one hand, and any other Person, on the other hand, in each case other than the Mergers and other transactions contemplated by this Agreement.

(ii) “Company Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value as determined in good faith by the Board of Directors of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(iii) “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Board of Directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Board of Directors of the Company prior to the receipt of the Company Shareholder Approval that does not relate to (A) a Company Acquisition Proposal, (B) the Acquiror or its Subsidiaries (including any Acquiror Material Adverse Effect), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of MIC Stock or of the Acquiror Common Stock (provided that the underlying causes of any such changes in price may be taken into account in determining whether there has been an Intervening Event).

(iv) “Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal that is fully financed (including through cash on hand) or has fully committed financing that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the financing terms and the ability of the proposed acquiror to finance such Company Acquisition Proposal) and the Person making the proposal, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Company Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

Section 8.7. Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty

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made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

Section 8.8. Indemnification; Directors’ and Officers’ Insurance.

(a) Each of the Acquiror and the Company agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Acquiror and Company and their respective Subsidiaries, as provided in the Acquiror’s Governing Documents and the Company’s Governing Documents and the Governing Documents of such Subsidiaries or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years (or until the final resolution of any Legal Proceedings commenced during such period), and (ii) Surviving Pubco will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period (or such longer period of resolution), Surviving Pubco shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents, Acquiror’s Governing Documents, the Governing Documents of their respective Subsidiaries or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and the Acquiror’s Governing Documents and the Governing Documents of their respective Subsidiaries, or otherwise, shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company or the Acquiror or who served as a director, officer, member, trustee or fiduciary of another Person at the request of the Company, the Acquiror or their respective Subsidiaries (the “D&O Persons”) to be so indemnified, receive advances of expenses, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company or the Acquiror or any other such Person prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Acquiror or the Company shall have any obligation under this Section 8.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at its option and at or prior to the Closing, and the Surviving Pubco shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, an insurance policy or “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Policy”). Any such Company D&O Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof. Notwithstanding the foregoing, if the coverage described in this Section 8.8(c) cannot be obtained, or can only be obtained by paying aggregate premiums in excess of 250% of the annual amount currently paid by the Company for such coverage, the Surviving Pubco shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 250% of the aggregate annual amount currently paid by the Company for such coverage.

(d) Prior to the Effective Time, Acquiror shall, at its sole option, purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date

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hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the Effective Time, the Surviving Pubco will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e) If Surviving Pubco, Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Surviving Pubco, Acquiror or the Company shall assume all of the obligations set forth in this Section 8.8 unless otherwise assumed by operation of Law.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.8 are intended to be third-party beneficiaries of this Section 8.8. This Section 8.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Acquiror or the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.9. Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.10. Employment Agreements. If assignment would not occur automatically by operation of Law, the First-Step Surviving Company and Surviving Pubco shall work in good faith to assign or cause to be assigned to Surviving Pubco at the Closing the Executive Employment Agreements.

Section 8.11. Incentive Plan. Prior to the Acquiror Shareholders’ Meeting, the Board of Directors of the Acquiror shall adopt and approve an equity incentive plan (the “Incentive Plan”). The Incentive Plan shall (a) be in such form and on such terms as may be mutually agreed upon by the Company and Acquiror and (b) subject to approval of the Acquiror Transaction Proposals by the Acquiror Shareholders, become effective as of immediately prior to the Closing.

Section 8.12. Extension of Time Period to Consummate a Business Combination.

(a) In the event that the Proxy Statement has not been disseminated to Acquiror Shareholders prior to March 27, 2023 in accordance with Section 8.2(b), as promptly as practicable following such date, Acquiror shall, with the Company’s reasonable cooperation, prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) with respect to a meeting of the Acquiror Shareholders called for the purpose of approving an amendment of the Acquiror Governing Documents and, if deemed necessary by Acquiror, the Trust Agreement, on terms and conditions agreed by the Parties, to extend the period of time that Acquiror is afforded thereunder to consummate an initial business combination from May 27, 2023 to the date that is one hundred and fifty (150) days after the six-month anniversary of the date of this Agreement or such earlier period as may be mutually agreed by the Parties (such proposal, the “Extension Proposal,” and such extension period, the “Extension Period”).

(b) Each of Acquiror and the Company shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each of Acquiror and the

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Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Extension Proxy Statement.

(c) To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel. To the extent not prohibited by Law, each Party shall provide the other and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(d) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in Extension Proxy Statement will (i) at the time the Extension Proxy Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Extension Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any information relating to the Company, Acquiror or any of their respective Subsidiaries is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that it would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(e) Acquiror shall as promptly as practicable after the definitive Extension Proxy Statement is filed with the SEC, (i) cause the Extension Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Extension Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than May 22, 2023, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Extension Proposal; provided that, notwithstanding anything to the contrary set forth in this Section 8.12 to the extent (1) the Acquiror Shareholder Approvals are obtained at any time before the Acquiror Shareholders’ Extension Meeting is held and (2) the Closing has occurred on or prior to May 27, 2023, all obligations under this Section 8.12, shall terminate and be of no further force or effect. Acquiror shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Extension Proposal. Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Extension Meeting and submit for approval the Extension Proposal, and Acquiror agrees that if the approval of the Acquiror Shareholders of the Extension Proposal shall not have been obtained at any such Acquiror Shareholders’ Extension Meeting, then

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Acquiror shall promptly continue to use its reasonable best efforts to take actions and hold additional Acquiror Shareholders’ Extension Meetings in order to obtain such approval. Acquiror may only adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Acquiror Shareholders’ Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the requisite approval of the Extension Proposal, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Extension Meeting; provided that the Acquiror Shareholders’ Extension Meeting may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law). Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Extension Meeting, as required by Acquiror’s Governing Documents.

Section 8.13. Consents. The Mobile Companies shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, or Section 8.13 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. The Mobile Companies shall be entitled to agree to such amendments, modifications and/or full or partial prepayments to, or to the establishment of reserves under, such agreements as may be reasonably necessary to obtain any such required consent; provided that the Company shall (i) give Acquiror written notice reasonably in advance of agreeing to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and (ii) provide timely updates of any discussions with third parties relating to such required consents or to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and, in each case of (i) and (ii), consider in good faith any comments that Acquiror may provide with respect to such matters. Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall (a) cooperate in the preparation and submission of each application or filing for any such consent or Governmental Authorization, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to the applicable Persons who are party to the agreements in connection with such consent, (b) deliver to each Person who is a party to such agreements or who has the authority to grant such Governmental Authorizations, as applicable, on a confidential basis all documents and information required by the applicable documents relating to Acquiror and its Subsidiaries, and such other information or documentation as such Persons who are party to the agreements or who have the authority to grant such Governmental Authorizations may request with respect to Acquiror, including, without limitation, financial statements, income tax returns and other financial information, and (c) reasonably cooperate and assist the Mobile Companies in connection with soliciting and obtaining such consents and Governmental Authorizations, including the preparation and delivery of any information relating to Acquiror and all other information required under the applicable documents and as may be reasonably requested by any such Persons who are party to such agreements or who have the authority to grant such Governmental Authorizations (or any servicer on behalf of any such Person).

Section 8.14. Takeover Statutes. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transactions contemplated hereby and refrain from taking any actions that would cause the applicability of any Takeover Statute and (b) if any Takeover Statute becomes applicable to Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transaction contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers and the other transactions contemplated hereby.

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Section 8.15. Operating Partnership Equity Securities. The Parties acknowledge and agree that the equity securities of the Operating Partnership shall be treated in the following manner in connection with the consummation of the transactions contemplated by this Agreement:

(a) Each OP Common Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of such OP Common Units being adjusted to give effect to the Exchange Ratio. For the avoidance of doubt, the number of OP Common Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Shares outstanding immediately following the Second Effective Time.

(b) Each OP LTIP Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding OP LTIP Units to be adjusted in accordance with the A&R OP LPA.

(c) Each OP Performance Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding OP Performance Units to be adjusted in accordance with the A&R OP LPA.

(d) Each OP Series 1 Preferred Unit that is owned by the Company immediately prior to the First Effective Time shall remain outstanding as one OP Series 1 Preferred Unit and, immediately following the Second Effective Time, shall be held by Surviving Pubco, and no payment shall be made with respect thereto. For the avoidance of doubt, the number of OP Series 1 Preferred Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Series 1 Preferred Shares outstanding immediately following the Second Effective Time.

(e) Each OP Series A Preferred Unit that is owned by Company immediately prior to the First Effective Time shall remain outstanding as one OP Series A Preferred Unit and, immediately following the Second Effective Time, shall be held by Surviving Pubco, and no payment shall be made with respect thereto. For the avoidance of doubt, the number of OP Series A Preferred Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Series A Preferred Shares outstanding immediately following the Second Effective Time.

(f) Each OP Class A Unit outstanding immediately prior to the First Effective Time shall remain outstanding and each such OP Class A Unit shall have (i) the right to purchase that number of OP Common Units equal to product of (x) the number of OP Common Units that would have been issuable upon the exercise of such OP Class A Unit immediately prior to the First Effective Time and (y) the Exchange Ratio, and (ii) an exercise price per unit equal to the per unit exercise price of such OP Class A Unit immediately prior to the First Effective Time divided by the Exchange Ratio, and otherwise be subject to the same terms and conditions as set forth in the OP Class A Unit Agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Mutual Closing Conditions. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approvals shall have been obtained;

(b) The Company Shareholder Approval shall have been obtained;

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(c) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d) The Proxy Statement/Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Registration Statement; and

(e) The waiting period or periods under the HSR Act, if applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated; and

(f) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

Section 9.2. Conditions to Obligations of Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.31 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Mobile Companies shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement; and

(d) The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a) and Section 2.4(c)(ii).

Section 9.3. Conditions to the Obligations of the Mobile Companies. The obligation of the Mobile Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a

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specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b) The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) The Surviving Pubco Shares (including the Surviving Pubco Shares underlying the Surviving Pubco Warrants) to be issued in connection with the Mergers and Closing shall have been approved for listing on Nasdaq or NYSE pursuant to Section 7.3, and, immediately following the Closing, Surviving Pubco shall, after giving effect to the Acquiror Share Redemption, satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq, as applicable, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Closing;

(d) No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(e) The Sponsor Support Agreement shall be in full force and effect; and

(f) Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(c)(i).

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or Governmental Order and such action or failure to perform constitutes a breach of this Agreement;

(c) by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such Acquiror Shareholder Approvals is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement;

(d) by written notice of the Company or Acquiror if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Shareholder Approval is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement; provided, further, that the right to terminate the Agreement pursuant to this Section 10.1(d) shall

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expire and Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Company Shareholder Approval has been obtained and delivered to Acquiror prior to the time that this Agreement is terminated pursuant to this Section 10.1(d);

(e) by written notice of the Company or Acquiror if the Closing has not occurred on or before May 27, 2023 (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article IX); provided, however, that if the Acquiror Shareholders have approved the Extension Proposal, the Agreement End Date shall be extended until the expiration of the Extension Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Party’s (or, in the case of Acquiror, Merger Sub’s) breach of this Agreement proximately caused the failure of the Closing to occur on or before the Agreement End Date;

(f) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement (other than with respect to a breach of Section 8.2(c) or Section 8.6, as to which Section 10.1(g) will apply) on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and neither Acquiror nor Merger Sub are then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(g) by written notice to the Company from Acquiror if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, failed to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm its recommendation of the Mergers within 10 Business Days after the date any Company Acquisition Proposal shall have been announced, or (D) a willful or material breach by the Company of Section 8.6 shall have occurred;

(h) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

(i) by written notice to Acquiror from the Company at any time prior to obtaining the Company Shareholder Approval, in order to accept a Superior Proposal in accordance with Section 8.6(c); provided that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 8.6(c), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 10.3(b).

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Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 10.3. Fees and Expenses.

(a) Except as otherwise provided in this Section 10.3, upon the termination of this Agreement pursuant to Section 10.1, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by the Acquiror and the Company. Notwithstanding anything to the contrary in this Section 10.3, nothing herein shall relieve any Party from any liability for any actual fraud or any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Acquiror pursuant to Section 10.1(g); or

(ii) this Agreement is terminated by the Company pursuant to Section 10.1(i);

then, in any such event, the Company shall pay to the Acquiror a fee of Four Million U.S. dollars ($4,000,000) (the “Breakup Fee”), it being understood that in no event shall the Company be required to pay the Breakup Fee on more than one occasion.

(c) Payment of the Breakup Fee shall be made by wire transfer of same-day funds to the accounts designated by the Acquiror (i) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Acquiror pursuant to Section 10.1(g), or (ii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 10.1(i).

(d) Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 10.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 10.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-255292) (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its

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securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to an Acquiror Entity, to:

Fifth Wall Acquisition Corp. III

6060 Center Drive, 10th floor

Los Angeles, CA 90045

Attention: Finance Department

Email: finance@fifthwall.com

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with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036

Attention: Evan D’Amico

Email: EDAmico@gibsondunn.com

(b) If to the Mobile Companies prior to the Closing (or to Surviving Pubco, MIC or the Operating Partnership after the Closing), to:

Mobile Infrastructure Corporation

30 West 4th Street

Cincinnati, OH 45202

Attention: Manuel Chavez, Chief Executive Officer

Email: manuel@mobileit.com

with copies (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

Attention: Hirsh M. Ament

Email: HMAment@Venable.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.4 shall be null and void, ab initio.

Section 11.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.8 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 11.18 (which shall be for the benefit of GDC and Venable), and (c) the provisions of Section 11.16 (which shall be for the benefit of the Persons described therein).

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 7.2.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Mutual Confidential Disclosure Agreement, dated as of August 5, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), (c) the Domesticated Charter, (d) the Domesticated Bylaws, (e) the A&R OP LPA, (f) the Sponsor Support Agreement, (g) the Color Up Support Agreement and the HS3 Support Agreement, (h) the Company Lock-Up Agreements and the Sponsor Lockup Agreements, (i) the Subscription Agreements, (j) the Registration Rights Agreement, (k) the Company Charter Amendment, and (l) the Incentive Plan (clauses (b) through (m), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to

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violate this Section 11.12. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company Shareholders and their respective equityholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities, so long as such recipients are obligated to keep such information confidential.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, (d) agrees, in the case of any action relating to this Agreement or the transactions contemplated hereby in the Circuit Court for Baltimore City, Maryland, to request and consent to the assignment of such action to the Business and Technology Case Management Program, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (f) agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division. Each of the Acquiror, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Notwithstanding the foregoing, the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the applicable Laws of the Cayman Islands.

(b) Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.14(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.3. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise

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breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or their respective Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Founder Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Founder Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Founder Group, on the one

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hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Founder Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror; provided that if after the Closing a dispute arises between Surviving Pubco or any of its Affiliates, on the one hand, and a third party other than the Sponsor or any of its respective Affiliates, on the other hand, Surviving Pubco may assert the attorney-client privilege to prevent disclosure of such communications to such third party (but, for the avoidance of doubt, neither Surviving Pubco or any of its Affiliates may waive such privilege without the prior written consent of the Sponsor). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Founder Group, on the other hand, any legal counsel, including Venable LLP (“Venable”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Venable, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

QUEEN MERGER CORP. I

By:	/s/ Brendan Wallace
Name:	Brendan Wallace
Title:	President

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Manuel Chavez III
Name:	Manuel Chavez III
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-2

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2023 (this “Amendment”), by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication, the “Acquiror”), (ii) Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub”), and (iii) Mobile Infrastructure Corporation, a Maryland corporation, (“MIC” or the “Company”). The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of December 13, 2023 (the “Existing Agreement”);

WHEREAS, Mobile Infra Operating Partnership, L.P. (the “Operating Partnership”), a subsidiary of the Company, is currently organized as a Maryland limited partnership;

WHEREAS, the Company has determined that it is advisable and in the best interests of the Company and its stockholders to convert the Operating Partnership into a Delaware limited liability company immediately prior to the Closing (the “Conversion”);

WHEREAS, the Parties intend that the Conversion be treated as a partnership-to-partnership conversion under Revenue Ruling 95-37, 1995-1 C.B. 130, subject to the principles of Revenue Ruling 84-52, 1984-1 C.B. 157;

WHEREAS, the Existing Agreement contemplates that the size of the board of directors of Surviving Pubco will be set at seven, with six director nominees designated by the Company;

WHEREAS, the Parties have determined that it is advisable and in the best interests of the Company and its stockholders to expand the size of the board of directors of Surviving Pubco to eight, with seven director nominees designated by the Company (the “Board Expansion”);

WHEREAS, the Parties desire to amend the Existing Agreement in order to reflect the Conversion and the Board Expansion; and

WHEREAS, capitalized terms used in this Amendment and not defined herein shall have the meaning provided in the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to modify the Existing Agreement as follows:

1.	Existing Agreement. The Existing Agreement is hereby modified as follows:

(a) Whereas Clause “F.” is hereby deleted in its entirety and replaced with the following:

“F. Immediately following the Mergers (as defined below), Surviving Pubco intends to contribute to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (i) all of the cash and cash

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equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing”.

(b) Clause (ii) of Whereas Clause “J.” is hereby deleted in its entirety and replaced with the following:

“(ii) in connection with the Conversion, enter into a Limited Liability Company Agreement of the Operating Partnership substantially in the form attached hereto as Exhibit E (the “LLCA”)”.

(c) Whereas Clause “K.” is hereby deleted in its entirety and replaced with the following:

“K. The Acquiror has received an amended and restated support agreement substantially in the form attached hereto as Exhibit F (the “HS3 A&R Support Agreement”), pursuant to which HSCP Strategic III, L.P. (“HS3”) has agreed to, upon the terms and subject to the conditions set forth therein, enter into the LLCA;”.

(d) The definition of “OP Class A Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Class A Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Class A Units” pursuant to the LLCA.”.

(e) The definition of “OP Common Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Common Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Common Units” pursuant to the LLCA.”.

(f) The definition of “OP LTIP Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP LTIP Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “LTIP Units” pursuant to the LLCA.”.

(g) The definition of “OP Performance Unit” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Performance Units” means (a) prior to the Conversion, the class of partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Existing OP LPA, and (b) from and after the Conversion, the class of membership units of the Operating Partnership designated as “Performance Units” pursuant to the LLCA.”.

(h) The definition of “OP Series 1 Preferred Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Series 1 Preferred Units” means (a) prior to the Conversion, the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA, and (b) from and after the Conversion, the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the LLCA.”.

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(i) The definition of “OP Series A Preferred Units” set forth in Section 1.1 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

““OP Series A Preferred Units” means (a) prior to the Conversion, the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA, and (b) from and after the Conversion, the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the LLCA.”.

(j) The following is hereby added as Section 1.2(h) to the Existing Agreement:

“The term “Operating Partnership” shall (i) prior to the Conversion refer to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership, and (ii) from and after the Conversion refer to Mobile Infra Operating Company, LLC, a Delaware limited liability company, as successor-in-interest to Mobile Infra Operating Partnership, L.P.”.

(k) Section 2.1(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Contribution. Immediately following the Mergers, Surviving Pubco will contribute to the Operating Partnership (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing.”

(l) The first sentence of Section 4.7(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Prior to the Conversion, MIC is the sole general partner of the Operating Partnership, and from and after Conversion, MIC is a member of the Operating Partnership.”.

(m) Section 4.7(b) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries (or, in the case of the Operating Partnership, (i) prior to the Conversion, the general partnership interest and the limited partnership interests set forth on Section 4.7(a) of the Company Disclosure Letter, and (ii) from and after the Conversion, an equivalent number of membership interests) free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.”.

(n) The following is hereby added as Section 6.7 to the Existing Agreement:

“Conversion. Immediately prior to the consummation of the Mergers, the Company shall take or cause to be taken all actions necessary or advisable in order to convert the Operating Partnership from a Maryland limited partnership to a Delaware limited liability company (the “Conversion”). The Company shall provide to the Acquiror for its review and comment drafts of all documentation prepared for the purpose of consummating the Conversion at least five (5) Business Days prior to the anticipated date of consummation of the Conversion, and shall consider in good faith any reasonable changes requested by the Acquiror.”.

(o) Section 7.7(a) of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“the Board of Directors of Surviving Pubco shall consist of eight (8) directors, a majority of which will be independent under Nasdaq or NYSE rules and regulations, as applicable, and shall initially include: (i) seven (7) director nominees designated by the Company; and (ii) one (1) director nominee designated by the Acquiror, who shall be Brad Greiwe.”.

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(p) All references in the Existing Agreement to “A&R OP LPA” are hereby deleted and replaced with “LLCA”.

(q) All references in the Existing Agreement to “HS3 Support Agreement” are hereby deleted and replaced with “HS3 A&R Support Agreement”.

2.

Exhibit E. The Form of A&R OP LPA attached as Exhibit E to the Existing Agreement shall be deleted in its entirely and replaced with the form of limited liability company agreement attached as Exhibit A to this Amendment.

3.

Exhibit F. The Form of HS3 Support Agreement attached as Exhibit F to the Existing Agreement shall be deleted in its entirely and replaced with the Amended and Restated Form of HS3 Support Agreement attached as Exhibit B to this Amendment.

4.

Binding Effect. The provisions of the Existing Agreement, as supplemented and modified hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.

Transaction Document References. From and after the date hereof, all references contained in any of the Ancillary Agreements to the Existing Agreement shall be deemed to be to the Existing Agreement as amended by this Amendment.

6.

Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

7.	Continuing Effect. Except as amended by this Amendment, all terms of the Existing Agreement remain in full force and effect.

8.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.

Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment on the date first written above.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

QUEEN MERGER CORP. I

By:	/s/ Brendan Wallace
Name:	Brendan Wallace
Title:	President

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President and CFO

[Signature page to First Amendment to Agreement and Plan of Merger]

EXHIBIT A

Form of Limited Liability Company Agreement

[See attached]

EXHIBIT B

Form of Amended and Restated HS3 Support Agreement

[See attached]

Annex B

[FIFTH WALL ACQUISITION CORP. III]

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: [Fifth Wall Acquisition Corp. III], a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

                        , whose address is c/o                     , being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on                     , 2023.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

[Fifth Wall Acquisition Corp. III]

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be eight, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Manuel Chavez, III

Stephanie Hogue

Jeffrey B. Osher

Lorrence Kellar

Damon Jones

Danica Holley

David Garfinkle

Bradley Greiwe

The Directors shall be elected in the manner provided in the Bylaws and, subject to the immediately succeeding paragraph, any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or for the purpose of qualifying as a REIT under the Code), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, core earnings, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.6 REIT Qualification. From and after the date that the Board of Directors determines that it is in the best interest of the Corporation to qualify as a REIT for U.S. federal income tax purposes, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to cause the Corporation to qualify as a REIT and to preserve its status as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for prospective or ongoing REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.7 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), 50,000 of which have been classified as Series A Convertible Redeemable Preferred Stock, 97,000 of which have been classified as Series 1 Convertible Redeemable Preferred Stock and 60,000 of which have been classified as Series 2 Convertible Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $60,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 6.3.1 Series A Convertible Redeemable Preferred Stock. 50,000 shares of Preferred Stock shall be classified as Series A Convertible Redeemable Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex A hereto.

Section 6.3.2 Series 1 Convertible Redeemable Preferred Stock. 97,000 shares of Preferred Stock shall be classified as Series 1 Convertible Redeemable Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex B hereto.

Section 6.3.3 Series 2 Convertible Preferred Stock. 60,000 shares of Preferred Stock shall be classified as Series 2 Convertible Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex C hereto.

Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of the proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. Except as may otherwise be provided in the terms of any class or series of Preferred Stock, in determining whether a distribution (other than upon liquidation, dissolution or winding up) is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter or such other percentage that the Board of Directors determines appropriate, relying on the type of information and representations described in Section 7.2.7 of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Existing Holder. The term “Existing Holder” shall mean any Person who is the Beneficial Owner or Constructive Owner of shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or Ownership Limit, as applicable, on the Initial Date, so long as, but only so long as, such Person Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or Ownership Limit, as applicable.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.7, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Existing Holder Limit. The term “Existing Holder Limit” shall mean the Existing Holder’s percentage of the outstanding Capital Stock Beneficially Owned or Constructively Owned by such Existing Holder on the Initial Date, unless otherwise adjusted pursuant to Section 7.2.7(e); provided, however, that such Person’s Existing Holder Limit upon any Reduction Event shall be the higher of (x) the foregoing percentage as adjusted by the Reduction Event and (y) the Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable.

Individual. The term “Individual” means an “individual” within the meaning of Section 542(a)(2) of the Code, but not including a qualified trust subject to the look through rule of Section 856(h)(3)(A)(i) of the Code.

Initial Date. The term “Initial Date” shall mean 12:01 a.m., Eastern Time, on the date immediately following the consummation of the Transaction.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

NYSE. The term “NYSE” shall mean the New York Stock Exchange or the NYSE American.

Ownership Limit. The term “Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of each class or series of stock of the Corporation, including Common Stock and Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter or such other percentage that the Board of Directors determines appropriate, relying on the type of information and representations described in Section 7.2.7 of the Charter.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Reduction Event. The term “Reduction Event” shall mean the issuance of Capital Stock by the Corporation or any sale of Capital Stock by an Existing Holder.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to attempt to, or continue to, qualify as a REIT.

Transaction. The term “Transaction” means the merger of Queen Merger Sub I, a Maryland corporation, with and into Mobile Infrastructure Corporation, a Maryland corporation (as the surviving entity, the “Surviving Company”), followed by the merger of the Surviving Company with and into the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of any class or series of stock of the Corporation, including Common Stock and Preferred Stock, in excess of the Ownership Limit, (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (4) no Existing Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Existing Holder Limit for such Existing Holder.

(ii) Except with respect to any shares of Capital Stock Beneficially Owned or Constructively Owned by an Existing Holder as of the Initial Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s prospective or ongoing status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s prospective or ongoing status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s prospective or ongoing status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.5 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s prospective or ongoing status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7 Exceptions.

(a) Subject to Section 7.2.1(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b) Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, (2) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Ownership Limit or the Aggregate Stock Ownership Limit or (3) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit or the Aggregate Stock Ownership Limit.

(e) The Board of Directors is hereby expressly vested with the full power and authority to reduce the Existing Holder Limit as in effect from time to time on and after the date hereof for an Existing Holder. No such reduction shall constitute or be deemed to constitute an amendment of the Charter, and shall take effect automatically without any action on the part of any stockholder as of the date specified by the Board of Directors that is subsequent to the Board resolution approving and effecting such reduction. An Existing Holder shall not be deemed to have violated either the Aggregate Stock Ownership Limit or the Ownership Limit, as applicable, until such time as such Existing Holder’s percentage of ownership of Capital Stock, having fallen below the Ownership Limit or Aggregate Stock Ownership Limit, as applicable, again exceeds the Ownership Limit or Aggregate Stock Ownership Limit, as applicable.

Section 7.2.8 Increase or Decrease in Ownership or Aggregate Stock Ownership Limits. Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time following the Initial Date increase or decrease the Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Ownership Limit and the Aggregate Stock Ownership Limit for all other

Persons. No decreased Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Ownership Limit or Aggregate Stock Ownership Limit may be approved if, following the Initial Date, the new Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Individuals to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock or otherwise cause the Corporation to fail to qualify as a REIT. Prior to increasing or decreasing the Ownership Limit or the Aggregate Stock Ownership Limit pursuant to this Section 7.2.8, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

Section 7.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s prospective or ongoing status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

AND ADVANCE OF EXPENSES

Section 9.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 9.2 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

Section 9.3 Amendment or Repeal. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sections of this Article IX with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was                                 , consisting of                                      shares of Common Stock, $0.0001 par value per share and                          shares of Preferred Stock, $0.0001 par value per share. The aggregate par value of all shares of stock having par value was $                    .

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 600,000,000, consisting of 500,000,000 shares of

Common Stock, $0.0001 par value per share, and 100,000,000 shares of Preferred Stock, $0.0001 par value per share, 50,000 of which have been classified as shares of Series A Convertible Redeemable Preferred Stock, 97,000 of which have been classified as shares of Series 1 Convertible Redeemable Preferred Stock and 60,000 of which have been classified as shares of Series 2 Convertible Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $60,000.

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this                      day of                     , 2023.

ATTEST:	[FIFTH WALL ACQUISITION CORP. III]

	By:	(SEAL)

ANNEX A

SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

Annex A

Series A Convertible Redeemable Preferred Stock

1. Designation and Number. A series of Preferred Stock, designated the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 50,000. The par value of the Series A Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the holders of Common Stock will receive shares of common stock that are listed on a national securities exchange, or options or warrants to acquire shares of common stock that are listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) “Merger” shall mean the merger of Mobile (as defined below) with and into the Corporation, as contemplated by the [Business Combination Agreement, dated as of [                , 2022], by and between the Corporation and Mobile].

(c) “Mobile” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

(d) “Mobile Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Mobile.

(e) “Nasdaq” shall mean the Nasdaq Stock Market.

(f) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(g) “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on Nasdaq but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on Nasdaq during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on Nasdaq (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of such class or series (the “Junior Stock”); (b) on a parity with the Series 1 Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $57.50 per share); provided, however, that the annual dividend rate on each share of Series A Preferred Stock shall be increased to 7.50% of the Stated Value (equivalent to a fixed annual rate of $75.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series A Preferred Stock will revert automatically to 5.75% per annum of the Stated Value. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Dividend Payment Date before the date such shares of Series A Preferred Stock are issued. Notwithstanding anything to the contrary contained herein, any and all accrued but unpaid dividends (whether or not declared) on each share of Mobile Preferred Stock exchanged in the Merger for a share of Series A Preferred Stock shall be treated for purposes of the Charter as if accrued by the Corporation with respect to such share of Series A Preferred Stock, including any unpaid dividends prior to the Original Issue Date and otherwise in accordance with this Section 4(a) (such amount with respect to each share of Series A Preferred Stock, not including the amount of any accrued and unpaid dividends paid in cash as part of the consideration paid in the Merger to the holder of such share of Mobile Preferred Stock for which the Series A Preferred Stock was exchanged, the “Mobile Preferred Accrual”). Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the “Dividend Record Date”) 15 days preceding the applicable Dividend Payment Date. The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears (including the Mobile Preferred Accrual).

(d) When dividends are not paid in full upon the Series A Preferred Stock (including the Mobile Preferred Accrual) or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VII of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment (including the Mobile Preferred Accrual). Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock (including the Mobile Preferred Accrual) shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series A Preferred Stock is convertible into shares of Common Stock at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”). The Conversion Notice shall state: (i) the number of shares of Series A Preferred Stock to be converted; and (ii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the Series A Preferred Stock. Each such share of Series A Preferred Stock will convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

i. Provided there has been a Listing Event, the Conversion Price for such share of Series A Preferred Stock will be equal to the VWAP per share of Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

ii. If a Listing Event has not occurred, the Conversion Price for such share of Series A Preferred Stock will be equal to 100% of the Corporation’s net asset value per share of Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of Common Stock in Mobile’s initial public offering.

A holder may elect to convert all or any portion of its shares of Series A Preferred Stock by delivering a Conversion Notice stating its desire to convert such number of shares of Series A Preferred Stock into Common Stock. Subject to the Corporation’s redemption rights set forth in Section 6(b) and Section 7, the conversion of the Series A Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, equal to 100% of the Stated Value of each share of Series A Preferred Stock, plus any accrued but unpaid dividends (including the Mobile Preferred Accrual) thereon to, but not including, the redemption date (the “Redemption Price”).

The Corporation, in its discretion, may elect to redeem any such shares of Series A Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series A Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series A Preferred Stock are being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VII of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series A Preferred Stock are not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series A Preferred Stock, together with all other stock of the

Corporation, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of Series A Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (including the Mobile Preferred Accrual) (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends (including the Mobile Preferred Accrual) on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VII of the Charter.

(e) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series A Preferred Stock are being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Conversion Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of such Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of Common Stock if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00 or the initial offering price per share of Common Stock in Mobile’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series A Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series A Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share, (ii) arrange for the disposition of a fractional interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock for the purpose of registering shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series A Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three

(3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion or redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series A Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series A Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series A Preferred Stock pursuant to Section 6, Section 7 or Section 8 occurs less than 20 Trading Days after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other person, or engages in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series A Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series A Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series A Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series A Preferred Stock are subject to the provisions of Article VII of the Charter. In addition, no shares of Series A Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Series A Preferred Stock shall include the following legend and any other legends required by state securities laws and the Charter and Bylaws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series A Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

ANNEX B

SERIES 1 CONVERTIBLE REDEEMABLE PREFERRED STOCK

1. Designation and Number. A series of Preferred Stock, designated the “Series 1 Convertible Redeemable Preferred Stock” (the “Series 1 Preferred Stock”), is hereby established. The number of shares of Series 1 Preferred Stock shall be 97,000. The par value of the Series 1 Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the holders of Common Stock will receive shares of common stock that are listed on a national securities exchange, or options or warrants to acquire shares of common stock that are listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b) “Merger” shall mean the merger of Mobile (as defined below) with and into the Corporation, as contemplated by the [Business Combination Agreement, dated as of [                , 2022], by and between the Corporation and Mobile].

(c) “Mobile” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

(d) “Mobile Preferred Stock” shall mean the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Mobile.

(e) “Nasdaq” shall mean the Nasdaq Stock Market.

(f) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(g) “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on Nasdaq but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on Nasdaq during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on Nasdaq (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series 1 Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series 1 Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with the Series A Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series 1 Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 1 Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series 1 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.50% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $55.00 per share); provided, however, that the annual dividend rate on each share of Series 1 Preferred Stock shall be increased to 7.00% of the Stated Value (equivalent to a fixed annual rate of $70.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series 1 Preferred Stock will revert automatically to 5.50% per annum of the Stated Value. The dividends on each share of Series 1 Preferred Stock shall be cumulative from the first date on which such shares of Series 1 Preferred Stock is issued (the “Original Issue Date”) and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series 1 Preferred Stock shall be entitled to receive any dividends paid or payable on the Series 1 Preferred Stock with a Dividend Payment Date before the date such shares of Series 1 Preferred Stock are issued. Notwithstanding anything to the contrary contained herein, any and all accrued but unpaid dividends (whether or not declared) on each share of Mobile Preferred Stock exchanged in the Merger for a share of Series 1 Preferred Stock shall be treated for purposes of the Charter as if accrued by the Corporation with respect to such share of Series 1 Preferred Stock, including any unpaid dividends prior to the Original Issue Date and otherwise in accordance with this Section 4(a) (such amount with respect to each share of Series 1 Preferred Stock, not including the amount of any accrued and unpaid dividends paid in cash as part of the consideration paid in the Merger to the holder of such share of Mobile Preferred Stock for which the Series 1 Preferred Stock was exchanged, the “Mobile Preferred Accrual”). Any dividend payable on the Series 1 Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the 24th day of each month (the “Dividend Record Date”). The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

(b) Holders of Series 1 Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series 1 Preferred Stock. Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears (including the Mobile Preferred Accrual).

(d) When dividends are not paid in full upon the Series 1 Preferred Stock (including the Mobile Preferred Accrual) or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series 1 Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series 1 Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series 1 Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VII of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment (including the Mobile Preferred Accrual). Until the holders of the Series 1 Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series 1 Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series 1 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of holders of shares of the Series 1 Preferred Stock (including the Mobile Preferred Accrual) shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series 1 Preferred Stock is convertible into shares of Common Stock at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”). The Conversion Notice shall state: (i) the number of shares of Series 1 Preferred Stock to be converted; and (ii) that the shares of Series 1 Preferred Stock are to be converted pursuant to the applicable terms of the Series 1 Preferred Stock. Each such share of Series 1 Preferred Stock will convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

i. Provided there has been a Listing Event, the Conversion Price for such share of Series 1 Preferred Stock will be equal to the VWAP per share of Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

ii. If a Listing Event has not occurred, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 100% of the Corporation’s net asset value per share of Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of common stock in Mobile’s initial public offering.

A holder may elect to convert all or any portion of its shares of Series 1 Preferred Stock by delivering a Conversion Notice stating its intent to convert such number of shares of Series 1 Preferred Stock into Common Stock. Subject to the Corporation’s redemption rights set forth in Section 6(b) and Section 7, the conversion of the shares of Series 1 Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into shares of Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, equal to 100% of the Stated Value of each share of Series 1 Preferred Stock, plus any accrued but unpaid dividends (including the Mobile Preferred Accrual) thereon to, but not including, the redemption date (the “Redemption Price”):

The Corporation, in its discretion, may elect to redeem, in whole or in part, any such shares of Series 1 Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series 1 Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series 1 Preferred Stock, holders of any Series 1 Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series 1 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series 1 Preferred Stock is being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series 1 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series 1 Preferred Stock will be entitled to convert such shares of Series 1 Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VII of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series 1 Preferred Stock are not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series 1 Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series 1 Preferred Stock, together with all other stock of the Corporation, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of Series 1 Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series 1 Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (including the Mobile Preferred Accrual) (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends (including the Mobile Preferred Accrual) on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series 1 Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of Series 1 Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series 1 Preferred Stock pursuant to Article VII of the Charter.

(e) If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.

(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series 1 Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series 1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series 1 Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Conversion Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of such Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series 1 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series 1 Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of Common Stock if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of common stock in Mobile’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series 1 Preferred Stock to be redeemed shall be paid in cash.

(b) Redemptions of shares of Series 1 Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share, (ii) arrange for the disposition of a fractional interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock for the purpose of registering shares of Series 1

Preferred Stock and of transfers of shares of Series 1 Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series 1 Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion or redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series 1 Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series 1 Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any share of Series 1 Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series 1 Preferred Stock pursuant to Section 6, Section 7 or Section 8 occurs less than 20 Trading Days after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other person, or engages in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series 1 Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series 1 Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series 1 Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series 1 Preferred Stock are subject to the provisions of Article VII of the Charter. In addition, no shares of Series 1 Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Shares of Series 1 Preferred Stock shall include the following legend and any other legends required by state securities laws and the Charter and Bylaws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR

DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series 1 Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

ANNEX C

MOBILE INFRASTRUCTURE CORPORATION (F/K/A FIFTH WALL ACQUISITION CORP. III)

SERIES 2 CONVERTIBLE PREFERRED STOCK

1. Designation and Number. A series of Preferred Stock, designated the “Series 2 Convertible Preferred Stock” (the “Series 2 Preferred Stock”), is hereby established. The par value of the Series 2 Preferred Stock is $0.0001 per share. The number of shares of Series 2 Preferred Stock shall be 60,000.

2. Rank. The Series 2 Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior or senior to the Series A Convertible Redeemable Preferred Stock of the Corporation, the Series 1 Convertible Redeemable Preferred Stock of the Corporation, any class or series of Common Stock of the Corporation and any other class or series of equity securities, if the holders of Series 2 Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series 2 Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accrued and unpaid dividends per share (if any) or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to any class or series of equity securities of the Corporation if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 2 Preferred Stock (“Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series 2 Preferred Stock.

3. Dividends.

(a) Holders of shares of the Series 2 Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, dividends at a cumulative annual rate of 10.0% of the $1,000.00 per share liquidation preference for the period beginning from, and including, the original date of issuance of such share of Series 2 Preferred Stock and ending on the Dividend Payment Date (as defined below); provided that the if the Dividend Payment Date occurs prior to the first anniversary of the original date of issuance of such share of Series 2 Preferred Stock, Holders of such share shall receive dividends at a cumulative annual rate of 10.0% of the $1,000.00 per share liquidation preference for a period of one year, which shall be paid in full on the Dividend Payment Date. Dividends shall be payable in kind only on a single payment date and shall not be payable in cash. Dividends shall be payable on the date (and immediately preceding the time) that the Series 2 Preferred Stock converts into Common Stock in accordance with Section 5 (the “Dividend Payment Date”); provided, that if the Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding or succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums shall accrue thereon. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series 2 Preferred Stock at the close of business one (1) Business Day immediately preceding the Dividend Payment Date (the “Dividend Record Date”). For the avoidance of doubt, each share of Series 2 Preferred Stock outstanding on the Dividend Record Date shall be entitled to the same dividend on the Dividend Payment Date, whether or not such share was issued and outstanding for the entire dividend period.

(b) The number of shares of Series 2 Preferred Stock to be issued in payment of such dividend in kind with respect to each outstanding share of Series 2 Preferred Stock shall be determined by dividing (i) the amount of such dividend per share by (ii) the $1,000.00 liquidation preference per share of Series 2 Preferred Stock.

(c) No dividends on shares of Series 2 Preferred Stock shall be authorized by the Board of Directors or declared or paid or set apart for payment by the Corporation if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

(d) In determining for purposes of Section 2-311 of the Maryland General Corporation Law or otherwise under the Maryland General Corporation Law whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series 2 Preferred Stock will not be added to the total liabilities of the Corporation.

(e) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution shall be made to or set apart for the holders of any Junior Stock, the holders of Series 2 Preferred Stock shall be entitled to receive a liquidation preference equal to the greater of (i) $1,000.00 per share, plus an amount equal to all accrued and unpaid dividends, determined, for purposes of calculating any accrued and unpaid dividends, as if the date of final distribution to such holders is the Dividend Payment Date (the “Liquidation Amount”), and (ii) such amount per share as would have been payable had all shares of Series 2 Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series 2 Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series 2 Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 2 Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series 2 Preferred Stock and any holders of Parity Stock, any other class or series of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series 2 Preferred Stock shall not be entitled to share therein.

(c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 10 or more than 60 days prior to the payment date stated therein, to each record holder of the Series 2 Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(d) None of a consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease or conveyance of all or substantially all of the Corporation’s property or business shall be considered a liquidation, dissolution or winding up of the Corporation.

5. Mandatory Conversion.

(a) Upon the earlier of (i) thirty (30) days after the date that the Common Stock first becomes listed on Nasdaq, the New York Stock Exchange or the NYSE American; provided that (x) there has been no suspension or removal from listing during such thirty (30)-day period and (y) such date shall, in no case, occur prior to December 31, 2023; or (ii) a Change of Control (as defined below), all outstanding shares of

Series 2 Preferred Stock will automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Amount by the Conversion Price in effect at the time of conversion. The “Conversion Price” means $3.67, which initial Conversion Price, and the rate at which shares of Series 2 Preferred Stock shall be converted into shares of Common Stock, is subject to adjustment in accordance with this Section 5. “Change of Control” means (i) any sale, transfer, conveyance or disposition in one or a series of transactions of all or substantially all of the consolidated assets of the Corporation to a person, other than to a subsidiary of the Corporation or a person that becomes a subsidiary of the Corporation; or (ii) any sale, consolidation, merger, recapitalization or other transaction of the Corporation with or into another person (whether or not the Corporation is the surviving entity) that results in the holders of Common Stock (including shares of Common Stock determined on an as-converted basis assuming all Series 2 Preferred Stock then outstanding had been converted pursuant to this Section 5 as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the shares of Common Stock (or other stock of the resulting entity or its parent company, as determined on an as-converted basis); provided that the initial business combination of the Corporation’s predecessor, Fifth Wall Acquisition Corp. III, shall not constitute a Change of Control.

(b) Procedural Requirements. The Corporation shall notify in writing or by electronic transmission all holders of record of shares of Series 2 Preferred Stock of the mandatory conversion of the shares of Series 2 Preferred Stock pursuant to Section 5(a). Unless otherwise provided herein, the notice need not be sent in advance of the occurrence of the mandatory conversion. Effective upon the mandatory conversion or as soon as practicable thereafter, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof in book-entry form, together with cash as provided in Section 5(c) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series 2 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of the Common Stock as reported by the NYSE American (or such other national securities exchange or automated quotation system on which the Common Stock is listed) on the effective date of the conversion (or if such date is not a trading day, then the closing price shall be determined as of the next succeeding trading day). Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Series 2 Preferred Stock held by a stockholder at the time and the aggregate number of shares of Common Stock issuable to the stockholder upon such conversion.

(d) Reservation of Shares. For the purpose of effecting the conversion of the Series 2 Preferred Stock, the Corporation shall at all times while any share of Series 2 Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued stock, that number of its authorized but unissued shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding shares of Series 2 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then-outstanding shares of Series 2 Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(e) Effect of Conversion. All shares of Series 2 Preferred Stock that shall have been converted into Common Stock as provided herein shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the conversion time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5(c). Any shares of Series 2 Preferred Stock so converted shall be returned to the status of authorized but unissued shares of Series 2 Preferred Stock.

(f) Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of Series 2 Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date”) effects a subdivision of the outstanding shares of Common Stock (including a subdivision effected by payment of a stock dividend), the Conversion Price for the Series 2 Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series 2 Preferred Stock will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock, the Conversion Price for the Series 2 Preferred Stock in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(f) becomes effective at the close of business on the date the subdivision or combination becomes effective.

(g) No Voluntary Conversion. Except as set forth in this Section 5, the shares of Series 2 Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, and shares of Series 2 Preferred Stock shall not be voluntarily convertible at the election of the holder thereof or otherwise.

6. Limited Voting Rights. Except as otherwise set forth herein, the holders of Series 2 Preferred Stock shall not have any voting rights, and the consent of the holders thereof shall not be required for the taking of any action by the Corporation. In any matter in which the holders of Series 2 Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series 2 Preferred Stock held by such holder. The holders of shares of Series 2 Preferred Stock shall have exclusive voting rights on any amendment to the Charter that would alter the contract rights, as expressly set forth in the Charter, of only the Series 2 Preferred Stock.

7. No Redemption Rights. Except in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the shares of Series 2 Preferred Stock are not otherwise redeemable at the election of the Corporation.

8. Preemptive Rights.

(a) Each holder of Series 2 Preferred Stock shall have the right to purchase its Pro Rata Amount (as defined below) of any New Securities (as defined below) that the Corporation may, from time to time, propose to sell and issue. In the event the Corporation proposes to issue any New Securities, it shall give all holders of Series 2 Preferred Stock written or electronic notice, at their last addresses as they shall appear on the stock transfer records of the Corporation, at least 10 days before such issuance, describing the New Securities, the price and number of shares (or principal amount) and the general terms upon which the Corporation proposes to issue the same. Each such holder shall have 10 days from the date of receipt of any such notice to agree to purchase up to the amount of New Securities equal to such holder’s Pro Rata Amount of such New Securities for the price and upon the general terms specified in the notice by giving written notice to the Corporation at its principal office or such other address as may be specified by the Corporation in its notice to the holders, of such holder’s intention to purchase such New Securities at the initial closing of the sale of New Securities and the number of such New Securities that such holder intends to purchase.

(b) If a holder of Series 2 Preferred Stock fails to exercise in full its right of participation within said 10 day period as set forth in Section 8(a), the Corporation shall have 180 days thereafter to sell additional amounts of New Securities as to which such holder’s option was not exercised, at the same price as specified in the Corporation’s notice and upon terms (other than price) no more favorable in any material respect to the buyer thereof than the terms specified in the Corporation’s notice. The Corporation shall not issue or sell any additional amounts of New Securities after the expiration of such 180-day period without first offering such securities to the holders of Series 2 Preferred Stock in the manner provided in Section 8(a) above.

(c) For purposes of this Section 8, the term “Pro Rata Amount” means, at any time, with respect to any holder of Series 2 Preferred Stock, the ratio of (a) the number of shares of Common Stock into which the Series 2 Preferred Stock held by such holder are then convertible, to (b) the total number of shares of Common Stock of the Corporation outstanding (on a fully diluted basis), including all outstanding securities convertible into or exchangeable or exercisable for shares of Common Stock on an as-converted or exercised basis (including, without limitation, the Series 2 Preferred Stock and outstanding options and warrants exercisable for shares of Common Stock); and “New Securities” means any shares of stock of the Corporation, whether or not now authorized, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for shares of stock, other than (1) the Series 2 Preferred Stock issued on or about [            , 2023] and shares of Common Stock issued upon conversion thereof, (2) shares of Common Stock and/or options, warrants or other purchase rights exercisable for shares of Common Stock, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued or to be issued to employees, officers or directors of, or consultants to the Corporation or any subsidiary of the Corporation pursuant to the Corporation’s 2023 Incentive Award Plan or any other stock purchase, stock option or stock incentive plans, dividend reinvestment or other arrangements approved by the Board of Directors; (3) securities issued in the initial business combination of the Corporation’s predecessor, Fifth Wall Acquisition Corp. III, or as consideration for the Corporation’s bona fide arms-length acquisition of another business enterprise by merger, purchase of all or substantially all assets, purchase of shares, or other reorganization approved by the Board of Directors; (4) shares of Common Stock issued upon the redemption, exchange or conversion of equity interests in Mobile Infra Operating Company, LLC or its successor; (5) shares of Common Stock issued pursuant to options, warrants, notes or other rights to acquire securities of the Corporation (or any subsidiary or predecessor entity) outstanding as of [            , 2023]; and (6) securities issued in any share split, stock dividend or recapitalization of the Corporation for which an adjustment is made to the terms of conversion of the Series 2 Preferred Stock under Section 5 herein.

(d) The preemptive rights provided for in this Section 8 shall terminate and be of no further force and effect from and after a conversion effected under Section 5 above.

9. Restrictions on Ownership and Transfer of Shares. The Series 2 Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, shares of Series 2 Preferred Stock together with other shares of Capital Stock owned by a stockholder in excess of the Aggregate Stock Ownership Limit or Ownership Limit, as applicable, shall automatically be transferred to a Trust for the benefit of the Charitable Beneficiary.

10. Status of Reacquired Shares. Any shares of Series 2 Preferred Stock that shall at any time have been acquired by the Corporation shall have the status of authorized but unissued shares of Series 2 Preferred Stock until such shares are once more reclassified and designated as part of a particular class or series of stock by the Board of Directors.

11. Waiver of Notice. Whenever any notice is required to be given pursuant to the terms of the Series 2 Preferred Stock set forth herein or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12. Withholding. The Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from any amount actually or deemed paid or distributed with respect to the Series 2 Preferred Stock, Common Stock or other securities issued upon conversion of the Series 2 Preferred Stock and any adjustments to the Conversion Price of the Series 2 Preferred Stock, in each case, to the extent required by applicable law. To the extent that any amount is so deducted or withheld, such amount shall be treated as having been paid to the person in respect of which such deduction and withholding was made.

Annex C

Form of Domesticated Bylaws

[FIFTH WALL ACQUISITION CORP. III]

BYLAWS

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting. The Board of Directors is authorized to determine that a meeting not be held at any place, but instead may be held partially or solely by means of remote communication. In accordance with these Bylaws and subject to any guidelines and procedures adopted by the Board of Directors, stockholders and proxy holders may participate in any meeting of stockholders held by means of remote communication and may vote at such meeting as permitted by Maryland law. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 2. ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. SPECIAL MEETINGS.

(a) General. Each of the chair of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”).

(b) Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing

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accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (ii) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (C) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (iv) be sent to the secretary by registered mail, return receipt requested, and (v) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke such stockholder’s request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on

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the 30th day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5) If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chair of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of [Ohio] are authorized or obligated by law or executive order to close.

Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

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Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(4) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following individuals present at the meeting in the following order: the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, or, in the absence of such officers, a chair chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chair of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chair of the meeting, shall record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. The date, time and place of the meeting, as reconvened, shall be either (a) announced at the meeting or (b) provided at a future time through means announced at the meeting.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share entitles the holder thereof to vote for as many

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individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.

Section 8. PROXIES. A holder of record of shares of stock of the Corporation may cast votes in person or by proxy that is (a) executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law, (b) compliant with Maryland law and these Bylaws and (c) filed in accordance with the procedures established by the Corporation. Such proxy or evidence of authorization of such proxy shall be filed with the record of the proceedings of the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate. On receipt by the secretary of the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

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Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

(2) For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information and certifications required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(4) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3) Such stockholder’s notice shall set forth:

(i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii) as to any other business that the stockholder proposes to bring before the meeting, (A) a description of such business (including the text of any proposal), the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom and (B) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Regulation 14A (or any successor provision) of the Exchange Act;

(iii) as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A) the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including

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any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C) whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any entity that was listed in the Peer Group in the Stock Performance Graph in the most recent annual report to security holders of the Corporation (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company);

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv) as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A) the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B) the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v) the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal;

(vi) to the extent known by the stockholder giving the notice, the name and address of any other person supporting the nominee for election or reelection as a director or the proposal of other business;

(vii) if the stockholder is proposing one or more Proposed Nominees, a representation that such stockholder, Proposed Nominee or Stockholder Associated Person intends or is part of a group which intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of Proposed Nominees in accordance with Rule 14a-19 of the Exchange Act; and

(viii) all other information regarding the stockholder giving the notice and each Stockholder Associated Person that would be required to be disclosed by the stockholder in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

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(4) Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a:

(i) written undertaking executed by the Proposed Nominee:

(A) that such Proposed Nominee (I) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (II) will serve as a director of the Corporation if elected and will notify the Corporation simultaneously with the notification to the stockholder of the Proposed Nominee’s actual or potential unwillingness or inability to serve as a director and (III) does not need any permission or consent from any third party to serve as a director of the Corporation, if elected, that has not been obtained, including any employer or any other board or governing body on which such Proposed Nominee serves;

(B) attaching copies of any and all requisite permissions or consents;

(C) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded); and

(ii) certificate executed by the stockholder certifying that such stockholder will:

(A) comply with Rule 14a-19 promulgated under the Exchange Act in connection with such stockholder’s solicitation of proxies in support of any Proposed Nominee;

(B) notify the Corporation as promptly as practicable of any determination by the stockholder to no longer solicit proxies for the election of any Proposed Nominee as a director at the annual meeting;

(C) furnish such other or additional information as the Corporation may request for the purpose of determining whether the requirements of this Section 11 have been complied with and of evaluating any nomination or other business described in the stockholder’s notice; and

(D) appear in person or by proxy at the meeting to nominate any Proposed Nominees or to bring such business before the meeting, as applicable, and acknowledges that if the stockholder does not so appear in person or by proxy at the meeting to nominate such Proposed Nominees or bring such business before the meeting, as applicable, the Corporation need not bring such Proposed Nominee or such business for a vote at such meeting and any proxies or votes cast in favor of the election of any such Proposed Nominee or of any proposal related to such other business need not be counted or considered.

(5) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(4) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by clause (iii) of paragraph (a)(1) of this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(6) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder or another Stockholder Associated Person or who is otherwise a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in the

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solicitation, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting and, except as contemplated by and in accordance with the next two sentences of this Section 11(b), no stockholder may nominate an individual for election to the Board of Directors or make a proposal of other business to be considered at a special meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of the Board of Directors or (2) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information and certifications required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) If any information or certification submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders, including any information or certification from a Proposed Nominee, shall be inaccurate in any material respect, such information or certification may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information or certification. Upon written request by the secretary or the Board of Directors, any such stockholder or Proposed Nominee shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting and, if applicable, satisfy the requirements of Rule 14a-19(a)(3)) submitted by the stockholder pursuant to this Section 11 as of an earlier date and (iii) an updated certification by each Proposed Nominee that such individual will serve as a director of the Corporation if elected. If a stockholder or Proposed Nominee fails to provide such written verification, update or certification within such period, the information as to which such written verification, update or certification was requested may be deemed not to have been provided in accordance with this Section 11.

(2) Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. A stockholder proposing a Proposed Nominee shall have no right to (i) nominate a number of Proposed Nominees that exceed the number of directors to be elected at the meeting or (ii) substitute or replace any Proposed Nominee unless such substitute or replacement is nominated in accordance with this Section 11 (including the timely provision of all information

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and certifications with respect to such substitute or replacement Proposed Nominee in accordance with the deadlines set forth in this Section 11). If the Corporation provides notice to a stockholder that the number of Proposed Nominees proposed by such stockholder exceeds the number of directors to be elected at a meeting, the stockholder must provide written notice to the Corporation within five Business Days stating the names of the

Proposed Nominees that have been withdrawn so that the number of Proposed Nominees proposed by such stockholder no longer exceeds the number of directors to be elected at a meeting. If any individual who is nominated in accordance with this Section 11 becomes unwilling or unable to serve on the Board of Directors, then the nomination with respect to such individual shall no longer be valid and no votes may validly be cast for such individual. The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3) Notwithstanding the foregoing provisions of this Section 11, the Corporation shall disregard any proxy authority granted in favor of, or votes for, director nominees other than the Corporation’s nominees if the stockholder or Stockholder Associated Person (each, a “Soliciting Stockholder”) soliciting proxies in support of such director nominees abandons the solicitation or does not (i) comply with Rule 14a-19 promulgated under the Exchange Act, including any failure by the Soliciting Stockholder to (A) provide the Corporation with any notices required thereunder in a timely manner or (B) comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act or (ii) timely provide sufficient evidence in the determination of the Board of Directors sufficient to satisfy the Corporation that such Soliciting Stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence. Upon request by the Corporation, if any Soliciting Stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or is not required to provide notice because the information required by Rule 14a-19(b) has been provided in a preliminary or definitive proxy statement previously filed by such Soliciting Stockholder), such Soliciting Stockholder shall deliver to the Corporation, no later than five Business Days prior to the applicable meeting, sufficient evidence in the judgment of the Board of Directors that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(4) For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by, or routine solicitation contacts made by or on behalf of, the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person.

(6) Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chair of the meeting, if the stockholder giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting.

Section 12. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the

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“MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2. NUMBER, TENURE AND RESIGNATION. A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering a resignation to the Board of Directors, the chair of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chair of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at such director’s business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or such director’s agent is personally given such notice in a telephone call to which the director or such director’s agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such

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meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7. VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chair of the board or, in the absence of the chair, the chief executive officer shall act as chair of the meeting. Even if present at the meeting, the director named herein may designate another director to act as chair of the meeting. In the absence of both the chair of the board and chief executive officer the lead independent director, if one, or, in the absence of all such individuals, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chair of the meeting. The secretary or, in the secretary’s absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11. VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 12. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

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Section 13. RELIANCE. Each director and officer of the Corporation shall, in the performance of such director’s or officer’s duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14. RATIFICATION. The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 15. CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. Any director or officer, in such director’s or officer’s personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 16. EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2. POWERS. The Board of Directors may delegate to any committee appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole discretion.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a

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quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors, or in the absence of such designation, the applicable committee, may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

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ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chair of the board, a vice chair of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until such officer’s successor is elected and qualifies or until such officer’s death, or such officer’s resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering a resignation to the Board of Directors, the chair of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHAIR OF THE BOARD. The Board of Directors may designate from among its members a chair of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chair of the board as an executive or non-executive chair. The chair of the board shall preside over the meetings of the Board of Directors. The chair of the board shall perform such other duties as may be assigned to the chair of the board by these Bylaws or the Board of Directors.

Section 5. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the chair of the board shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. The chief executive officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 8. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating

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officer by the Board of Directors, the president shall be the chief operating officer. The president may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 10. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to the secretary by the chief executive officer, the president or the Board of Directors.

Section 11. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to the treasurer by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all the transactions as treasurer and of the financial condition of the Corporation.

Section 12. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13. COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other

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document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or such owner’s legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

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Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its sole discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

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ARTICLE XI

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, other than actions arising under federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

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Annex D

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOBILE INFRA OPERATING COMPANY, LLC

a Delaware limited liability company

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Dated as of [ ], 2023

D-i

D-ii

D-iii

D-iv

LIMITED LIABILITY COMPANY AGREEMENT

OF MOBILE INFRA OPERATING COMPANY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF MOBILE INFRA OPERATING COMPANY, LLC, dated as of [    ], 2023, is made and entered into by and among the undersigned.

WHEREAS, Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Partnership”), initially was formed pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act by the filing of a Certificate of Limited Partnership with the SOS (as defined herein) on June 8, 2015 (the “Formation Date”);

WHEREAS, the Partnership was converted from a Delaware limited partnership to a Maryland limited partnership by the filing of a Certificate of Limited Partnership of the Partnership and Articles of Conversion with the Maryland State Department of Assessments and Taxation (the “SDAT”) on August 26, 2021 (the “Maryland Conversion”);

WHEREAS, the Partnership was converted from a Maryland limited partnership to a Delaware limited liability company by the filing of Articles of Conversion with the SDAT and a Certificate of Formation of the Company and a Certificate of Conversion with the SOS (as defined below) on [    ], 2023 (the “Delaware Conversion”);

WHEREAS, the Parties intend that each of the Maryland Conversion and the Delaware Conversion be treated as a partnership-to-partnership conversion under Revenue Ruling 95-37, 1995-1 C.B. 130, subject to the principles of Revenue Ruling 84-52, 1984-1 C.B. 157; and

WHEREAS, the undersigned Persons desire to enter into this Agreement to provide for the operation of the Company and the relations of its Members.

NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.7 hereof.

“Additional Funds” has the meaning set forth in Section 4.3.A hereof.

“Additional Member” means a Person who is admitted to the Company as a member pursuant to the Act and Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other applicable period, after giving effect to the following adjustments:

(i) increase such Capital Account by any amounts that such Member is obligated to restore pursuant to this Agreement upon liquidation of such Member’s Interest or that such Person is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) decrease such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year or other applicable period.

“Adjusted Net Income” means for each Fiscal Year or other applicable period, an amount equal to the Company’s Net Income or Net Loss for such year or other period (other than any Net Income or Net Loss or items thereof allocated with respect to such year or other period prior to the allocation of Adjusted Net Income), computed without regard to the items set forth below; provided, that if the Adjusted Net Income for such year or other period is a negative number (i.e., a net loss), then the Adjusted Net Income for that year or other period shall be treated as if it were zero:

(i) Depreciation; and

(ii) Net gain or loss realized in connection with the actual or hypothetical sale of any or all of the assets of the Company, including but not limited to net gain or loss treated as realized in connection with an adjustment to the Gross Asset Value of the Company’s assets as set forth in the definition of “Gross Asset Value.”

“Adjustment Event” has the meaning set forth in Section 19.3 hereof.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i) MIC (a) declares or pays a dividend on its outstanding Shares wholly or partly in Shares or makes a distribution to all holders of its outstanding Shares wholly or partly in Shares, (b) splits or subdivides its outstanding Shares or (c) effects a reverse stock split or otherwise combines its outstanding Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(ii) MIC distributes any rights, options or warrants to all holders of its Shares to subscribe for or to purchase or to otherwise acquire Shares, or other securities or rights convertible into, exchangeable for or exercisable for Shares (other than Shares issuable pursuant to a Qualified DRIP / COPP), at a price per share less than the Value of a Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Shares purchasable under such Distributed Rights times the minimum purchase price per Share under such Distributed Rights and (2) the denominator of which is the Value of a Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights (or, if applicable, the later time that the Distributed Rights become exercisable), to reflect a reduced maximum number of Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii) MIC shall, by dividend or otherwise, distribute to all holders of its Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by MIC pursuant to a pro rata distribution by the Company, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the applicable record date by a fraction (a) the numerator of which shall be such Value of a Share as of the record date and (b) the denominator of which shall be the Value of a Share as of the record date less the then fair market value (as determined by MIC, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Share.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class or series of Interests to the extent that the Company makes or effects any correlative distribution or payment to all of the Members holding Interests of such class or series, or effects any correlative split or reverse split in respect of the Interests of such class or series. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Limited Liability Company Agreement of Mobile Infra Operating Company, LLC, as now or hereafter amended, restated, modified, supplemented or replaced.

“Applicable Percentage” means the proportion of a Tendering Party’s Tendered Common Units that will be acquired by MIC for Shares in accordance with Section 15.1 to the Tendering Party’s Tendered Common Units.

“Approval Right Termination Date” means the first date on which the Specified Members and any of their Affiliates (whether or not such Affiliates are or become Members pursuant to this Agreement) own less than 9.8% of the aggregate number of Shares and Common Units acquired by the initial Specified Member and its Affiliates on August 26, 2021, pursuant to that certain Equity Purchase and Contribution Agreement, dated as of January 8, 2021, by and among Mobile Infrastructure Corporation, the Company, the initial Specified Member, and certain other persons.

“Assignee” means a Person to whom an Interest has been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Member, and who has the rights set forth in Section 11.5 hereof.

“Assumed Tax Rate” has the meaning set forth in Section 5.3 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i) the sum, without duplication, of:

(1) the Company’s Net Income or Net Loss (as the case may be) for such period,

(2) Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

(3) the amount of any reduction in reserves of the Company referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the Board determines such amounts are no longer necessary),

(4) the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Company property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

(5) all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Company for such period that was not included in determining Net Income or Net Loss for such period.

(ii) less the sum, without duplication, of:

(1) all principal debt payments made during such period by the Company,

(2) capital expenditures made by the Company during such period,

(3) investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

(5) any amount included in determining Net Income or Net Loss for such period that was not received by the Company during such period,

(6) the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the Board determines are necessary or appropriate in its sole and absolute discretion,

(7) any amount distributed or paid in redemption of any Interest or Units, including, without limitation, any Cash Amount paid, and

(8) the amount of any working capital accounts and other cash or similar balances that the Board determines to be necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Company or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

“Bipartisan Budget Act” means the Bipartisan Budget Act of 2015 (P.L. 114-74).

“Board” has the meaning set forth in Section 7.1 hereof.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York or Cincinnati, Ohio are authorized by law to close.

“Capital Account” means, with respect to any Member, the capital account maintained by or at the direction of the Board for such Member on the Company’s books and records in accordance with the following provisions:

(i) To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.2.E, 6.2.F, 6.2.G, 6.2.H and 6.2.I or Section 6.3 hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(ii) From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant Section 6.2.E, 6.2.F, 6.2.G, 6.2.H and 6.2.I or Section 6.3 hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (except to the extent already reflected in the amount of such Member’s Capital Contribution).

(iii) In the event any interest in the Company is Transferred in accordance with the terms of this Agreement (which Transfer does not result in the termination of the Company for U.S. federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(iv) In determining the amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Code Section 704, and shall be interpreted and applied in a manner consistent with such Regulations. If the Board shall determine that it is necessary or appropriate to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Board may make such modification, provided that such modification is not likely to have any material effect on the amounts distributable to any Member pursuant to Article 13 hereof upon the dissolution of the Company. The Board may, in its sole discretion, (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any modifications that are necessary or appropriate in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

“Capital Account Limitation” means (x) the Economic Capital Account Balance of such Member, to the extent attributable to his or her ownership of LTIP Units or Performance Units, as applicable, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Property that such Member contributes or is deemed to contribute to the Company pursuant to Article 4 hereof.

“Capital Share” means a share of any class or series of stock of MIC now or hereafter authorized other than a Share.

“Cash Amount” means an amount of cash equal to the product of (i) the Value of a Share and (ii) the Shares Amount determined as of the applicable Valuation Date.

“Certificate” means the Certificate of Formation of the Company filed with the SOS, as amended from time to time in accordance with the terms hereof and the Act.

“Charity” means an entity described in Code Section 501(c)(3) or any trust all the beneficiaries of which are such entities.

“Charter” means the charter of MIC, within the meaning of Section 1-101(f) of the Maryland General Corporation Law.

“Class A Unit” has the meaning set forth in Section 21.1 hereof.

“Class A Unit Agreement” means the written agreement between the Company and a recipient of Class A Units evidencing the terms and conditions of such Class A Units.

“Closing Price” has the meaning set forth in the definition of “Value.”

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Equivalent Unit” means a Common Unit, an LTIP Unit, a Performance Unit or any other unit or fractional, undivided share of the Interests that the Board has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof that is neither a Preferred Unit nor any other Unit that is specified in a Unit Designation as being other than a Common Equivalent Unit.

“Common Member” means any Member that is a Holder of Common Units, including any Substituted Common Member, in its capacity as such.

“Common Stock” means the Shares classified as common stock, $0.0001 par value per share, in the Charter.

“Common Unit” means a fractional, undivided share of the Interests of all Members issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Preferred Unit, LTIP Unit, Performance Unit, Class A Unit or any other Unit specified in a Unit Designation as being other than a Common Unit.

“Common Unit Economic Balance” means (i) the Capital Account balance of MIC, plus the amount of MIC’s share of any Member Minimum Gain or Company Minimum Gain, in either case to the extent attributable to MIC’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.2.F hereof, divided by (ii) the number of MIC’s Common Units.

“Common Unit Notice of Redemption” means the Common Unit Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“Company” means the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee or other service provider of the Company or an employee of a Subsidiary of the Company, if any, acting in such capacity.

“Company Equivalent Units” shall have the meaning set forth in Section 4.7.A hereof.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Company Vote” has the meaning set forth in Section 11.2.E hereof.

“Compensatory Units” has the meaning set forth in Section 4.2.B.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article 14 hereof. The terms “Consented” and “Consenting” have correlative meanings.

“Consent of the Common Members” means the Consent of a Majority in Interest of the Common Members, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Common Member in its sole and absolute discretion.

“Consent of MIC” means the Consent of MIC, which Consent, except as otherwise specifically required by this Agreement, may be obtained prior to or after the taking of any action for which it is required by this Agreement and may be given or withheld by MIC in its sole and absolute discretion.

“Consent of the Non-MIC Members” means the Consent of a Majority in Interest of the Members other than (i) MIC and/or (ii) any Member fifty percent (50%) or more of whose equity is owned, directly or indirectly, by MIC, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Member in its sole and absolute discretion.

“Consent of the Members” means the Consent of a Majority in Interest of the Members, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the Members in their sole and absolute discretion; provided, however that if any such action affects only certain classes or series of Interests, “Consent of the Members” means the Consent of a Majority in Interest of Members of the affected classes or series of Interests.

“Constituent Person” has the meaning set forth in Section 19.9.F hereof.

“Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

“Controlled Entity” means, as to any Member, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Member or such Member’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Member or such Member’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Member or its Affiliates are the managing partners and in which such Member, such Member’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner or its Affiliates are the managers and in which such Member, such Member’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Conversion Date” has the meaning set forth in Section 19.9.B hereof.

“Conversion Notice” has the meaning set forth in Section 19.9.B hereof.

“Conversion Right” has the meaning set forth in Section 19.9.A hereof.

“Cut-Off Date” means the fifth (5th) Business Day after MIC’s receipt of a Common Unit Notice of Redemption.

“Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Delaware Conversion” has the meaning set forth in the Recitals hereof.

“Delaware Courts” has the meaning set forth in Section 15.9.B hereof.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning set forth in Section 10.3.A hereof.

“Disregarded Entity” means, with respect to any Person, (i) any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of such Person, (ii) any entity treated as a disregarded entity for federal income tax purposes with respect to such Person, or (iii) any grantor trust if the sole owner of the assets of such trust for federal income tax purposes is such Person.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Economic Capital Account Balance” means, with respect to a Holder of LTIP Units or a Holder of Performance Units, as applicable, its Capital Account balance, plus the amount of its share of any Member Minimum Gain or Company Minimum Gain, in either case to the extent attributable to its ownership of LTIP Units or Performance Units, as applicable.

“Eligible Unit” means, as of the time any Liquidating Gain is available to be allocated to an LTIP Unit or a Performance Unit, an LTIP Unit or Performance Unit to the extent, since the date of issuance of such LTIP Unit or Performance Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit or Performance Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit or Performance Unit, as applicable.

“Equity Plan” means the Plans and any other option, stock, unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, including any Stock Option Plan, in each case, now or hereafter adopted by the Company or MIC, including the Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Board to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder and any successor statute thereto.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, nieces and nephews and inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person and his or her spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters and nieces and nephews are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 9.2 hereof.

“Flow-Through Entity” has the meaning set forth in Section 3.4.C hereof.

“Flow-Through Members” has the meaning set forth in Section 3.4.C hereof.

“Forced Conversion” has the meaning set forth in Section 19.9.C hereof.

“Forced Conversion Notice” has the meaning set forth in Section 19.9.C hereof.

“Formation Date” has the meaning set forth in the Recitals hereof.

“Funding Debt” means any Debt incurred by or on behalf of MIC for the purpose of providing funds to the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as determined by the Board and agreed to by the contributing Person.

(ii) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in clauses (1) through (5) below shall be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by MIC pursuant to Section 4.2 hereof) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(4) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (including the grant of an LTIP Unit or a Performance Unit), if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; and

(5) at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(iii) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that Board reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

(vi) The Gross Asset Values of Company assets shall be adjusted at the times and in the manner provided in Regulations Section 1.704-1(b)(2)(iv)(s).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holder” means either (a) a Member or (b) an Assignee owning an Interest.

“Incapacity” or “Incapacitated” means: (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person subject to a claim or demand, or made a party or threatened to be made a party to a proceeding, by reason of its status as (a) a Director or (b) an officer or employee of the Company and (ii) such other Persons (including Affiliates of the Company) as the Board may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Initial Holding Period” means as to any Qualifying Party or any of their successors-in-interest, a period ending on the day before the first six-month anniversary of such Qualifying Party’s first becoming a Holder of Interests; provided however, that the Board may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten or lengthen the Initial Holding Period applicable to such Qualifying Party and its successors-in-interest to a period of shorter or longer than six (6) months. For sake of clarity, (i) as applied to a Common Unit that is issued upon conversion of an LTIP Unit or a Performance Unit, pursuant to Section 19.9 or Section 20.9, respectively (and subject to the proviso in the immediately preceding sentence, if applicable), the

Initial Holding Period of such Common Unit shall end on the day before the first six-month anniversary of the date that the underlying LTIP Unit or Performance Unit was first issued, (ii) as applied to a Common Unit that is issued upon the exercise of a Class A Unit pursuant to Section 21.9 (and subject to the proviso in the first sentence of this paragraph, if applicable), the Initial Holding Period of such Common Unit shall end on the day before the first six-month anniversary of the date that such Common Unit was issued and (iii) as applied to a Common Unit issued pursuant to the conversion of the Partnership into the Company, the Initial Holding Period of such Common Unit shall include the period such Qualifying Party first became a Holder of such interest in the Partnership.

“Interest” means an ownership interest in the Company held by a Member and includes any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Interests. An Interest may be expressed as a number of Common Units, Preferred Units or other Units. The Interests represented by the Common Units, the Series A Preferred Units, the Series 1 Preferred Units, the Series 2 Preferred Units and each such type of Unit is a separate class of Interest for purposes of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net gain realized in connection with an adjustment to the Gross Asset Value of Company assets under the definition of Gross Asset Value in Article 1 of this Agreement.

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Company (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net loss realized in connection with an adjustment to the Gross Asset Value of Company assets under the definition of Gross Asset Value in Article 1 of this Agreement.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“LTIP Unit Agreement” means any written agreement(s) between the Company and any recipient of LTIP Units evidencing the terms and conditions of any LTIP Units, including any vesting, forfeiture and other terms and conditions as may apply to such LTIP Units, consistent with the terms hereof and of the Plans (or other applicable Equity Plan governing such LTIP Units).

“LTIP Unit Distribution Payment Date” has the meaning set forth in Section 19.4.C hereof.

“LTIP Units” means the Units designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in the Plans and under the applicable LTIP Unit Agreement. LTIP Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the Board shall determine in its sole and absolute discretion subject to Delaware law and this Agreement.

“Majority in Interest of the Common Members” means Common Members (other than (i) MIC, if MIC is a Common Member and (ii) any Common Member fifty percent (50%) or more of whose equity is owned, directly or indirectly, by MIC) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Common Members entitled to Consent to or withhold Consent from a proposed action.

“Majority in Interest of the Non-MIC Members” means Members (other than (i) MIC and/or (ii) any Member fifty percent (50%) or more of whose equity is owned, directly or indirectly, by MIC) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Members entitled to Consent to or withhold Consent from a proposed action.

“Majority in Interest of the Members” means Members holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Members entitled to Consent to or withhold Consent from a proposed action.

“Management Director” has the meaning set forth in Section 7.1.G hereof.

“Market Price” has the meaning set forth in the definition of “Value.”

“Maryland Conversion” has the meaning set forth in the Recitals hereof.

“Member” means any Person that is admitted from time to time to the Company as a member pursuant to the Act and this Agreement and has not ceased to be a member, including any Substituted Member or Additional Member, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“MIC” means Mobile Infrastructure Corporation, a Maryland corporation.

“MIC Affiliate” means any Affiliates of MIC, each of which shall be designated as a “MIC Affiliate” and shown as such in the books and records of the Company.

“Net Income” or “Net Loss” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other applicable period;

(vi) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2.G, 6.2.H and 6.2.I or Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss;” and

(viii) To the extent any Adjusted Net Income has been allocated for a Fiscal Year or other applicable period, the terms Net Income and Net Loss for that year or other period shall thereafter refer to the remaining items of Net Income or Net Loss, as applicable.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares or Preferred Shares, excluding grants under the Stock Option Plans, or (ii) any Debt issued by MIC that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Ownership Limit” means, with respect to any Person, the applicable restriction or restrictions on the ownership and transfer of shares of MIC imposed under the Charter, as such restrictions may be modified for any Excepted Holder (as such term is defined in the Charter) pursuant to an Excepted Holder Limit (as such term is defined in the Charter).

“Parity Preferred Unit” means any class or series of Interests of the Company now or hereafter issued and outstanding, which, by its terms ranks on a parity with the Series A Preferred Units or Series 1 Preferred Units, as applicable, with respect to distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, or both, as the context may require.

“Partnership Representative” shall have the meaning set forth in Section 10.3.A hereof.

“Percentage Interest” means, with respect to each Member, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of all classes and series held by such Member and the denominator of which is the total number of Units of all classes and series held by all Members; provided, however, that, to the extent applicable in context, the term “Percentage Interest” means, with respect to a Member, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of a specified class or series (or specified group of classes and/or series) held by such Member and the denominator of which is the total number of Units of such specified class or series (or specified group of classes and/or series) held by all Members.

“Performance Unit Agreement” means any written agreement(s) between the Company and any recipient of Performance Units evidencing the terms and conditions of any Performance Units, including any vesting, forfeiture and other terms and conditions as may apply to such Performance Units, consistent with the terms hereof and of the Plans (or other applicable Equity Plan governing such Performance Units).

“Performance Unit Distribution Payment Date” has the meaning set forth in Section 20.4.C hereof.

“Performance Unit Sharing Percentage” means ten percent (10%).

“Performance Units” means the Units designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in the Plans and under the applicable Performance Unit Agreement. Performance Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the Board shall determine in its sole and absolute discretion subject to Delaware law and this Agreement. For the avoidance of doubt, Performance Units do not include Class A Units.

“Permitted Transfer” has the meaning set forth in Section 11.3.A hereof.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Plans” means Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Plan and any other equity incentive plan of MIC.

“Pledge” has the meaning set forth in Section 11.3.A hereof.

“Preferred Share” means a share of stock of MIC of any class or series now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Shares.

“Preferred Unit” means a fractional, undivided share of the Interests that MIC has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Units. Preferred Units shall include, but not be limited to, Series A Preferred Units, Series 1 Preferred Units and Series 2 Preferred Units. For the avoidance of doubt, Preferred Units do not include Class A Units.

“Properties” means any assets and property of the Company such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Company may hold from time to time and “Property” means any one such asset or property.

“Proposed Section 83 Safe Harbor Regulation” has the meaning set forth in Section 19.11 hereof.

“Qualified DRIP / COPP” means a dividend reinvestment plan or a cash option purchase plan of MIC that permits participants to acquire Shares using the proceeds of dividends paid by MIC or cash of the participant, respectively; provided, however, that if such shares are offered at a discount, such discount must (i) be designed to pass along to the stockholders of MIC the savings enjoyed by MIC in connection with the avoidance of stock issuance costs, and (ii) not exceed 5% of the value of a Share as computed under the terms of such plan.

“Qualified Transferee” means an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Member, (b) an Assignee of a Member, or (c) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of an Interest in a Permitted Transfer; provided, however that a Qualifying Party shall not include MIC.

“Record Date” means the record date established by the Board for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a distribution of Available Cash pursuant to Section 5.1 hereof, shall generally be the same as the record date established by MIC for a distribution to its stockholders of some or all of its portion of such distribution or, as applicable, any Series A Distribution Record Date or Series 1 Distribution Record Date.

“Redemption” has the meaning set forth in Section 15.1.A hereof.

“Redemption Right” has the meaning set forth in Section 15.1.A hereto.

“Register” has the meaning set forth in Section 4.1 hereof.

“Registered Share” means any Share issued by MIC pursuant to an effective registration statement under the Securities Act.

“Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.A(8) hereof.

“REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Member” means (a) MIC or any Affiliate of MIC to the extent such Person has in place an election to qualify as a REIT and, (b) any Disregarded Entity with respect to any such Person.

“REIT Payment” has the meaning set forth in Section 15.12 hereof.

“REIT Requirements” means the requirements that MIC reasonably determines it must meet in order to qualify as a REIT within the meaning of Section 856 of the Code and to avoid the imposition of any income taxes on MIC during the period of time in which it qualifies as a REIT within the meaning of Section 856 of the Code.

“Related Party” means, with respect to any Person, any other Person to whom ownership of shares of MIC’s stock by the first such Person would be attributed under Code Section 544 (as modified by Code Section 856(h)(1)(B)) or Code Section 318(a) (as modified by Code Section 856(d)(5)).

“Restricted Taxable Year” shall mean any Fiscal Year during which the Board determines the Company may not satisfy the private placement safe harbor of Regulations Section 1.7704-1(h). Unless the Board otherwise notifies the Members prior to the commencement of a Fiscal Year, each Fiscal Year of the Company shall be a Restricted Taxable Year.

“Rights” has the meaning set forth in the definition of “Shares Amount.”

“Safe Harbors” has the meaning set forth in Section 11.3.C hereof.

“SDAT” has the meaning set forth in the Recitals hereof.

“SEC” means the Securities and Exchange Commission.

“Section 83 Safe Harbor” has the meaning set forth in Section 19.11 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Preferred Unit” shall mean the Series A Preferred Units, the Series 1 Preferred Units, the Series 2 Preferred Units and any class or series of Interests of the Company now or hereafter authorized, issued or outstanding expressly designated by the Company to rank on parity with the Series 2 Preferred Units or the Series A Preferred Units and the Series 1 Preferred Units, as applicable, with respect to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Company, as the context may require.

“Series 1 Distribution Record Date” with respect to any distribution payable on Series 1 Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series 1 Preferred Shares entitled to receive a distribution on such Series 1 Preferred Shares.

“Series 1 Preferred Share” means a share of the Series 1 Convertible Redeemable Preferred Stock, $0.0001 par value per share, of MIC.

“Series 1 Preferred Shares Terms” means the terms of the Series 1 Preferred Shares, as set forth in the Charter of MIC for the Series 1 Preferred Shares, as such terms may be amended or restated or incorporated into the Charter from time to time.

“Series 1 Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series 1 Preferred Unit Initial Accrual Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series 1 Preferred Units” means the Company’s Series 1 Convertible Redeemable Preferred Units, with the rights, priorities and preferences set forth herein.

“Series 1 Priority Return” shall mean, with respect to any Series 1 Preferred Unit, an amount equal to 5.50% per annum on the stated value of $1,000.00 of the Series 1 Preferred Unit (equivalent to the fixed annual amount of $55.00 per Series 1 Preferred Unit), commencing on the Series 1 Preferred Unit Initial Accrual Date, subject to adjustment as specified in Section 17.2.E. For any distribution period greater than or less than a full distribution period, the amount of the Series 1 Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series 2 Distribution Record Date” with respect to any distribution payable on Series 2 Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series 2 Preferred Shares entitled to receive a distribution on such Series 2 Preferred Shares.

“Series 2 Preferred Share” means a share of the Series 2 Convertible Preferred Stock, $0.0001 par value per share, of MIC.

“Series 2 Preferred Shares Terms” means the terms of the Series 2 Preferred Shares, as set forth in the Charter of MIC for the Series 2 Preferred Shares, as such terms may be amended or restated or incorporated into the Charter from time to time.

“Series 2 Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 18.2.A hereof.

“Series 2 Preferred Units” means the Company’s Series 2 Convertible Preferred Units, with the rights, priorities and preferences set forth herein.

“Series 2 Priority Return” shall mean, with respect to any Series 2 Preferred Unit, an amount equal to a cumulative annual rate of 10.0% on the stated value of $1,000.00 of the Series 2 Preferred Unit (equivalent to the fixed amount of $100.00 payable in kind per Series 2 Preferred Unit) for the period beginning from, and including, the original date of issuance of such Series 2 Preferred Unit and ending on the Series 2 Preferred Unit Distribution Payment Date; provided that if the Series 2 Preferred Unit Distribution Payment Date occurs prior to the first anniversary of the original date of issuance of such Series 2 Preferred Unit, such Series 2 Preferred Unit shall receive distributions at a cumulative annual rate of 10.0% of the $1,000.00 per unit liquidation preference for a period of one year, which shall be paid in full on the Series 2 Preferred Unit Distribution Payment Date.

“Series A Distribution Record Date” with respect to any distribution payable on Series A Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series A Preferred Shares entitled to receive a distribution on such Series A Preferred Shares.

“Series A Preferred Share” means a share of the Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of MIC.

“Series A Preferred Shares Terms” means the terms of the Series A Preferred Shares, as set forth in the Charter of MIC for the Series A Preferred Shares, as such terms may be amended or restated or incorporated into the Charter from time to time.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 16.2.A hereof.

“Series A Preferred Unit Initial Accrual Date” shall have the meaning set forth in Section 16.2.A hereof.

“Series A Preferred Units” means the Company’s Series A Convertible Redeemable Preferred Units, with the rights, priorities and preferences set forth herein.

“Series A Priority Return” shall mean, with respect to any Series A Preferred Unit, an amount equal to 5.75% per annum on the stated value of $1,000.00 of the Series A Preferred Unit (equivalent to the fixed annual amount of $57.50 per Series A Preferred Unit), commencing on the Series A Preferred Unit Initial Accrual Date, subject to adjustment as specified in Section 16.2.E. For any distribution period greater than or less than a full distribution period, the amount of the Series A Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Share” means a share of common stock, $0.0001 par value per share, of MIC (but shall not include any series or class of MIC’s common stock classified after the date of this Agreement).

“Shares Amount” means a number of Shares equal to the product of (a) the number of Tendered Common Units and (b) the Adjustment Factor; provided, however, that, in the event that MIC issues to all holders of Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling MIC’s stockholders to subscribe for or purchase Shares, or any other securities or property (collectively, the

“Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Common Unit Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Shares Amount shall also include such Rights that a holder of that number of Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Shares determined by MIC in good faith.

“SOS” means the Secretary of State of the State of Delaware.

“Specified Member” means Bombe, Ltd. and any of its Affiliates who are or become a Member pursuant to this Agreement.

“Special Redemption” has the meaning set forth in Section 15.1.A hereof.

“Specified Redemption Date” means (i) in the case of a year that is not a Restricted Taxable Year, the tenth (10th) Business Day after the receipt by MIC of a Common Unit Notice of Redemption or (ii) in the case of a Restricted Taxable Year, the sixty-first (61st) calendar day after the receipt by MIC of a Common Unit Notice of Redemption; provided, however, that no Specified Redemption Date shall occur during the Initial Holding Period (except pursuant to a Special Redemption).

“Stock Option Plans” means any stock option plan now or hereafter adopted by the Company or MIC.

“Stockholder Meeting” means a meeting of the holders of Shares convened for the purposes of conducting a Stockholder Vote as contemplated in Section 11.2.E hereof.

“Stockholder Vote” has the meaning set forth in Section 11.2.E hereof.

“Stockholder Vote Transaction” has the meaning set forth in Section 11.2.E hereof.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Company, “Subsidiary” means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership or as a Disregarded Entity and not as an association or publicly traded partnership taxable as a corporation) of which the Company is a member or any “taxable REIT subsidiary” of MIC in which the Company owns shares of stock, unless MIC determines that ownership of shares of stock of a corporation or other entity (other than a “taxable REIT subsidiary”) will not jeopardize MIC’s status as a REIT or any MIC Affiliate’s status as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), in which event the term “Subsidiary” shall include such corporation or other entity.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to the Act and (i) Section 11.4 hereof or (ii) pursuant to any Unit Designation.

“Surviving Company” has the meaning set forth in Section 11.2.B(2) hereof.

“Tax Distributions” has the meaning set forth in Section 5.3 hereof.

“Tax Distribution Amount” has the meaning set forth in Section 5.3 hereof.

“Tax Distribution Per Common Equivalent Unit” means, with respect to any Member that owns one or more Common Equivalent Units, such Member’s Tax Distribution Amount divided by the total number of Common Equivalent Units owned by such Member.

“Tax Items” has the meaning set forth in Section 6.4.A hereof.

“Tendered Common Units” has the meaning set forth in Section 15.1.A hereof.

“Tendering Party” has the meaning set forth in Section 15.1.A hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company, in any case, not in the ordinary course of the Company’s business.

“Termination Transaction” has the meaning set forth in Section 11.2.B hereof.

“Transaction” has the meaning set forth in Section 19.9.F hereof.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary, involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, except as otherwise expressly provided, “Transfer” does not include (a) any Redemption or acquisition of Tendered Common Units by MIC, pursuant to Section 15.1, (b) any conversion of LTIP Units into Common Units pursuant to Section 19.9 hereof, (c) any conversion of Performance Units into Common Units pursuant to Section 20.9 hereof, (d) any exercise of Class A Units for Common Units pursuant to Section 21.9 hereof, or (e) any redemption of Units pursuant to any Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Unit” means a Common Unit, an LTIP Unit, a Preferred Unit, a Performance Unit or any other unit or fractional, undivided share of the Interests that the Board has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof. For avoidance of doubt, a Class A Unit does not, itself, constitute a Unit.

“Unit Designation” shall have the meaning set forth in Section 4.2.A hereof.

“Units Junior to the Series 1 Preferred Units” means any Unit representing any class or series of Interest ranking, as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to Series 1 Preferred Units.

“Units Junior to the Series A Preferred Units” means any Unit representing any class or series of Interest ranking, as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, junior to Series A Preferred Units.

“Unvested LTIP Units” has the meaning set forth in Section 19.2.A hereof.

“Unvested Performance Units” has the meaning set forth in Section 20.2.A hereof.

“Valuation Date” means (a) in the case of a Fiscal Year that is not a Restricted Taxable Year, the date of receipt by MIC of (i) a Common Unit Notice of Redemption pursuant to Section 15.1 herein, or (ii) such other date as specified herein; provided, in each case, that if such date is not a Business Day, then the Valuation Date shall be the immediately preceding Business Day, and (b) in the case of a Fiscal Year that is a Restricted Taxable Year, the Specified Redemption Date.

“Value” means, on any Valuation Date with respect to a Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The term “Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date means the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the board of directors of MIC or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the board of directors of MIC.

In the event that the Shares Amount includes Rights that a holder of Shares would be entitled to receive, then the Value of such Rights shall be determined by MIC acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 19.2.A hereof.

“Vested Performance Units” has the meaning set forth in Section 20.2.A hereof.

“Vesting Date” has the meaning set forth in Section 4.4.C(2) hereof.

Article 2

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Company is a limited liability company heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Interest of each Member shall be personal property for all purposes.

Section 2.2 Name. The name of the Company is “Mobile Infra Operating Company, LLC” The Company’s business may be conducted under any other name or names deemed advisable by the Board, including the name of any Member or any Affiliate thereof. The words “Limited Liability Company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Board in its sole and absolute discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office and Registered Agent; Principal Executive Office. The address of the registered office of the Company in the State of Delaware as of the date hereof is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 , and the registered agent for service of process on the Company in the State of Delaware at such registered office as of the date hereof is The Corporation Trust Company. The Board may, from time to time, designate a new registered agent and/or registered office for the Company and, notwithstanding any provision in this Agreement, may amend this Agreement and the Certificate to reflect such designation without the Consent of the Members or any other Person. The principal executive office of the Company is located at 250 East Fifth Street, Suite 2110, Cincinnati, Ohio 45202 or such other place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board may from time to time designate.

Section 2.4 Power of Attorney.

A. Each Member and Assignee hereby irrevocably constitutes and appoints the Company, each Director, any Liquidator, and authorized officers, designees and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1) execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the Board or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Board or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Board or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the Board or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Company pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Member pursuant to the terms of this Agreement or the Capital Contribution of any Member; and (f) all certificates, documents and other instruments relating to the determination, in accordance with the terms hereof, of the rights, preferences and privileges relating to Interests; and

(2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Board or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement.

Nothing contained herein shall be construed as authorizing the Board or any Director or Liquidator to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members and Assignees will be relying upon the power of the Directors or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Company, and it shall survive and not be affected by the subsequent Incapacity of any Member or Assignee and the Transfer of all or any portion of such Person’s Interest and shall extend to such Person’s heirs, successors, assigns and personal representatives. Each such Member and Assignee hereby agrees to be bound by any representation made by the Directors or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Directors or the Liquidator, taken in good faith under such power of attorney. Each Member and Assignee shall execute and deliver to the Board or the Liquidator, within fifteen (15) days after receipt of the Board’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the Board or the Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Company. Notwithstanding anything else set forth in this Section 2.4.B, no Member shall incur any personal liability for any action of any Director or the Liquidator taken under such power of attorney.

Section 2.5 Term. The term of the Company commenced on the Formation Date, and shall continue indefinitely unless the Company is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

Section 2.6 Interests Are Securities. All Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Delaware Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

Article 3

PURPOSE

Section 3.1 Purpose and Business.

A. The purpose and nature of the Company is to conduct any business, enterprise or activity permitted by or under the Act, including, without limitation, (i) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, conveyance and exchange of the Properties, (ii) to acquire and invest in any securities and/or loans relating to the Properties, (iii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iv) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (v) to do anything necessary or incidental to the foregoing.

Section 3.2 Powers.

A. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property and lease, sell, transfer and dispose of real property.

B. Notwithstanding any other provision in this Agreement, the Company shall not take, or refrain from taking, any action that, in the judgment of Board, in its sole and absolute discretion, (i) could adversely affect the ability of MIC to continue to or once again qualify as a REIT (it being understood that such requirement shall not apply for the taxable year ending December 31, 2020 and for any subsequent taxable year unless and until MIC determines it is realistically able to re-qualify as a REIT), (ii) could subject MIC to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over MIC, its securities or the Company, unless, in any such case, such action (or inaction) under clause (i), clause (ii), or clause (iii) above shall have been specifically consented to by MIC which consent may be given or withheld in its sole and absolute discretion.

Section 3.3 Nature of Relationship of Members. The Company shall be a limited liability company formed pursuant to the Act, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Members or any other Persons with respect to any activities whatsoever other than the activities within the purposes of the Company as specified in Section 3.1 hereof. Except as otherwise provided in this Agreement, no Member shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Members.

A. Each Member that is an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject, (ii) if five percent (5%) or more (by value) of the Company’s interests are or will be owned by such Member within the meaning of Code Section 7704(d)(3), such Member does not, and for so long as it is a Member will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) MIC or any Disregarded Entity with respect to MIC, (II) the Company or (III) any partnership, venture or limited liability company of which MIC, any Disregarded Entity with respect to MIC, or the Company is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) MIC or any Disregarded Entity with respect to MIC, (II) the Company or (III) any partnership, venture, or limited liability company of which MIC, any Disregarded Entity with respect to MIC, or the Company is a direct or indirect member, (iii) such Member has the legal capacity to enter into this Agreement and perform such Member’s obligations hereunder, and (iv) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms. Notwithstanding the foregoing, a Member that is an individual shall not be subject to the ownership restrictions set forth in clause (ii) of the immediately preceding sentence to the extent such Member obtains the written Consent of MIC prior to violating any such restrictions, which consent MIC may give or withhold in its sole and absolute discretion. Each Member that is an individual shall also represent and warrant to the Company that such Member is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

B. Each Member that is not an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) if five percent (5%) or more (by value) of the Company’s interests are or will be owned by such Member within the meaning of Code Section 7704(d)(3), such Member does not, and for so long as it is a Member will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) MIC or any Disregarded Entity with respect to MIC, (II) the Company or (III) any partnership, venture or limited liability company of which MIC, any Disregarded Entity with respect to MIC, or the Company is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) MIC, or any Disregarded Entity with respect to MIC, (II) the Company or (III) any partnership, venture or limited liability company for which MIC, any Disregarded Entity with respect to MIC, or the Company is a direct or indirect member, and (iv) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms. Notwithstanding the foregoing, a Member that is not an individual shall not be subject to the ownership restrictions set forth in clause (iii) of the immediately preceding sentence to the extent such Member obtains the written Consent of MIC prior to violating any such restrictions, which consent MIC may give or withhold in its sole and absolute discretion. Each Member that is not an individual shall also represent and warrant to the Company that such Member is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

C. Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents, warrants and agrees that (i) it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws, (ii) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a highly speculative and illiquid investment, and (iii) without the consent of the Board, which consent may be given or withheld in the Board’s sole discretion, it shall not take any action that would cause (a) the Company at any time to have more than 100 members, including for these purposes as members those Persons (“Flow-Through Members”) indirectly owning an interest in the Company through an entity treated as a partnership, Disregarded Entity or S corporation (each such entity, a “Flow-Through Entity”), but only if substantially all of the value of such Person’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Company; or (b) the Interest initially issued by the Company to such Member or its predecessors to be held by more than three (3) Persons, including as equity holders of any Flow-Through Members.

D. The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

E. Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or MIC have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

F. Notwithstanding the foregoing, the Board may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C above as applicable to any Member (including, without limitation any Additional Member or Substituted Member or any transferee of either), provided that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Article 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Members. The Members have heretofore made Capital Contributions to the Company. Except as provided by law or in Section 4.2, 4.3, or 10.4 hereof, the Members shall have no obligation or, except with the consent of the Board, right to make any additional Capital Contributions or loans to the Company. The Board shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Board, the books and records of the Company, which shall include, among other things, a register containing the name, address, and number, class and series of Units of each Member, and such other information as the Board may deem necessary or desirable (the “Register”). The Register shall not be part of this Agreement. The Board shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Board may take any action authorized hereunder in respect of the Register without any need to obtain the consent or approval of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2 Issuances of Additional Interests. Subject to the rights of any Holder of any Interest set forth in a Unit Designation:

A. General. The Board is hereby authorized to cause the Company to issue additional Interests, in the form of Units, for any Company purpose, at any time or from time to time, to the Members (including Directors) or to other Persons, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Board in its sole and absolute discretion, all without the approval of any Member or any other Person. Without limiting the foregoing, the Board is expressly authorized to cause the Company to issue Units: (i) upon the conversion, redemption or exchange of any Debt, Units, or other securities issued by the Company; (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Company or (v) upon contribution of property or assets to the Company. Any additional Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Board, in its sole and absolute discretion without the approval of any Member or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Unit Designation”), without the approval of any Member or any other Person. Without limiting the generality of the foregoing, the Board shall have authority to specify: (a) the allocations of items of Company income, gain, loss, deduction and credit to each such class or series of Interests; (b) the right of each such class or series of Interests to share (on a pari passu, junior or preferred basis) in Company distributions; (c) the rights of each such class or series of Interests upon dissolution and liquidation of the Company; (d) the voting rights, if any, of each such class or series of Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Interests. Except as expressly set forth in any Unit Designation or as may otherwise be required under the Act, an Interest of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Interest, the Board shall update (or direct the update of) the Register and the books and records of the Company as appropriate to reflect such issuance.

B. Issuances of Compensatory Units. Without limiting the generality of the foregoing, the Board is hereby authorized to create one or more classes or series of additional Interests, in the form of Units (each such class or series of Interests is referred to as “Compensatory Units”), including, without limitation, LTIP Units and Performance Units, for issuance at any time or from time to time to directors, officers or employees of MIC or any Affiliate of the foregoing, and to admit such Persons as Additional Members, for such consideration and on such terms and conditions as shall be established by the Board, all without approval of any Member or any other Person. The Board shall determine, in its sole and absolute discretion without the approval of any Member or any other Person, and set forth in a Unit Designation, the designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Compensatory Units (including, without limitation, the extent to which the value or number of each such class or series of Compensatory Units is subject to adjustment based on the financial performance of MIC). Upon the issuance of any class or series of Compensatory Units, the Board shall amend this Agreement, including the Register and the books and records of the Company as appropriate to reflect such issuance.

C. Issuances to MIC. No Units shall be issued to MIC unless (i) the additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in Common Units, (ii) (a) the additional Units are (x) Common Units issued in connection with an issuance of Shares, or (y) Company Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in MIC (other than Shares), and (b) MIC contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such Shares, Preferred Shares, New Securities or other interests in MIC, (iii) the additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company, or (iv) the additional Units are issued pursuant to Section 4.3.B, Section 4.3.E, Section 4.4 or Section 4.5.

D. No Preemptive Rights. Except as expressly specified in this Agreement or any Unit Designation, no Person, including, without limitation, any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Interest.

Section 4.3 Additional Funds and Capital Contributions.

A. General. The Board may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Units or for such other purposes as the Board may determine, in its sole and absolute discretion. Additional Funds may be obtained by the Company, at the election of the Board, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

B. Additional Capital Contributions. The Board, on behalf of the Company, may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution (of cash or property), the Board is hereby authorized to cause the Company from time to time to issue additional Units (as set forth in Section 4.2 above) in consideration therefor and the Percentage Interests of the Members shall be adjusted to reflect the issuance of such additional Units.

C. Loans by Third Parties. The Board, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than MIC (but, for this purpose, disregarding any Debt that may be deemed incurred to MIC by virtue of clause (iii) of the definition of Debt)) upon such terms as the Board determines appropriate, including making such Debt convertible, redeemable or exchangeable for Units or Shares; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

D. MIC Loans. The Board, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to MIC if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by MIC, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if (a) any Member (or any Affiliate, partner, member, stockholder, principal, director, officer, adviser, beneficiary or trustee of any Member) would be personally liable for the repayment of such Debt (unless such Member or other affected Person otherwise agrees in writing) or (b) a breach or violation of, or default under, the terms of such Debt would be deemed to occur by virtue of the Transfer of any Units or Interest held by any Person other than MIC.

E. Issuance of Securities by MIC. MIC shall not issue any additional Shares, Capital Shares or New Securities unless MIC contributes the cash proceeds or other consideration received from the issuance of such additional Shares, Capital Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Shares or New Securities to the Company in exchange for (x) in the case of an issuance of Shares, Common Units, or (y) in the case of an issuance of Capital Shares or New Securities, Company Equivalent Units; provided, however, that notwithstanding the foregoing, MIC may issue Shares, Capital Shares or New Securities (a) pursuant to Section 4.4 or Section 15.1.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of Shares, Capital Shares or New Securities to all of the holders of Shares, Capital Shares or New Securities (as the case may be), (c) upon a conversion, redemption or exchange of Capital Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, or (e) in connection with an acquisition of Units or a property or other asset to be owned, directly or indirectly, by MIC. In the event of any issuance of additional Shares, Capital Shares or New Securities by MIC, and the contribution to the

Company, by MIC, of the cash proceeds or other consideration received from such issuance (or property acquired with such proceeds), if any, if the cash proceeds actually received by MIC are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then MIC shall be deemed to have made a Capital Contribution to the Company in the amount equal to the sum of the cash proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by MIC (which discount and expense shall be treated as an expense for the benefit of the Company for purposes of Section 7.4). In the event that MIC issues any additional Shares, Capital Shares or New Securities and contributes the cash proceeds or other consideration received from the issuance thereof to the Company, the Company is expressly authorized to issue a number of Common Units or Company Equivalent Units to MIC equal to the number of Shares, Capital Shares or New Securities so issued, divided by the Adjustment Factor then in effect, in accordance with this Section 4.3.E without any further act, approval or vote of any Member or any other Persons.

Section 4.4 Stock Option Plans and Equity Plans; Warrants

A. Options Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in MIC to a Person other than a Company Employee is duly exercised:

(1) MIC, shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to MIC by such exercising party in connection with the exercise of such stock option.

(2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, MIC shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of an additional Interest (expressed in and as additional Common Units), an amount equal to the Value of a Share as of the date of exercise multiplied by the number of Shares then being issued in connection with the exercise of such stock option.

(3) An equitable Percentage Interest adjustment shall be made in which MIC shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

B. Options Granted to Company Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in MIC to a Company Employee is duly exercised:

(1) MIC shall sell to the Optionee, and the Optionee shall purchase from MIC, for a cash price per share equal to the Value of a Share at the time of the exercise, the number of Shares equal to (a) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (b) the Value of a Share at the time of such exercise.

(2) MIC shall sell to the Company (or if the Optionee is an employee or other service provider of a Company Subsidiary, MIC shall sell to such Company Subsidiary), and the Company (or such subsidiary, as applicable) shall purchase from MIC, a number of Shares equal to (a) the number of Shares as to which such stock option is being exercised less (b) the number of Shares sold pursuant to Section 4.4.B(1) hereof. The purchase price per Share for such sale of Shares to the Company (or such subsidiary) shall be the Value of a Share as of the date of exercise of such stock option.

(3) The Company shall transfer to the Optionee (or if the Optionee is an employee or other service provider of a Company Subsidiary, the Company Subsidiary shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Shares described in Section 4.4.B(2) hereof.

(4) MIC shall, as soon as practicable after such exercise, make a Capital Contribution to the Company of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by MIC in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made as a result of such contribution.

C. Restricted Stock Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any Shares are issued to a Person other than a Company Employee in consideration for services performed for MIC:

(1) MIC shall issue such number of Shares as are to be issued to such Person in accordance with the Equity Plan; and

(2) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Person, the following events will be deemed to have occurred: (a) MIC shall be deemed to have contributed the Value of such Shares to the Company as a Capital Contribution, and (b) the Company shall issue to MIC on the Vesting Date a number of Common Units equal to the number of newly issued Shares divided by the Adjustment Factor then in effect.

D. Restricted Stock Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any Shares are issued to a Company Employee (including any Shares that are subject to forfeiture in the event such Company Employee terminates his employment by the Company or the Company Subsidiaries) in consideration for services performed for the Company or the Company Subsidiaries:

(1) MIC shall issue such number of Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(2) On the Vesting Date, the following events will be deemed to have occurred: (a) MIC shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee or other service provider of a Company Subsidiary, to such Company Subsidiary) for a purchase price equal to the Value of such shares, (b) the Company (or such Company Subsidiary) shall be deemed to have delivered the shares to the Company Employee, (c) MIC shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (d) in the case where the Company Employee is an employee of a Company Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Company Subsidiary; and

(3) The Company shall issue to MIC on the Vesting Date a number of Common Units equal to the number of newly issued Shares divided by the Adjustment Factor then in effect in consideration for the Capital Contribution described in Section 4.4.D(2)(c) above.

E. Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain MIC from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of MIC, the Company or any of their Affiliates or from issuing Shares, Capital Shares or New Securities pursuant to any such plans. MIC may implement such plans and any actions taken under such plans (such as the grant or exercise of options to acquire Shares, or the issuance of restricted Shares), whether taken with respect to or by an employee or other service provider of MIC, the Company or its Subsidiaries, in a manner determined by MIC, which may be set forth in plan implementation guidelines that MIC may establish or amend from time to time. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by MIC, or for any other reason as determined by MIC, amendments to this Agreement may become necessary or advisable, any approval or Consent to any such amendments requested by MIC shall be deemed granted by the Members. The Company is expressly authorized to issue Units (i) in accordance with the terms of any such stock incentive plans, or (ii) in an amount equal to the number of Shares, Capital Shares or New Securities issued pursuant to any such stock incentive plans, without any further act, approval or vote of any Member or any other Persons.

F. Warrants. If at any time or from time to time a warrant granted for stock in MIC is duly exercised:

(1) MIC, shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to MIC by such exercising party in connection with the exercise of such warrant.

(2) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.F(1) hereof, MIC shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of an additional Interest (expressed in and as additional Common Units), an amount equal to the Value of a Share as of the date of exercise multiplied by the number of Shares then being issued in connection with the exercise of such warrant.

(3) An equitable Percentage Interest adjustment shall be made in which MIC shall be treated as having made a cash contribution equal to the amount described in Section 4.4.F(2) hereof.

Section 4.5 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article 4, all amounts received or deemed received by MIC in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by MIC to effect open market purchases of Shares, or (b) if MIC elects instead to issue new Shares with respect to such amounts, shall be contributed by MIC to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to MIC a number of Common Units equal to the quotient of (i) the number of new Shares so issued divided by (ii) Adjustment Factor then in effect.

Section 4.6 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.7 Conversion or Redemption of Capital Shares.

A. Conversion of Capital Shares. If, at any time, any of the Capital Shares are converted into Shares, in whole or in part, then a number of Units with preferences, conversion and other rights, restrictions (other than restrictions on transfer), rights and limitations as to dividends and other distributions and qualifications that are substantially the same as the preferences, conversion and other rights, restrictions (other than restrictions on transfer), rights and limitations as to distributions and qualifications as those of such Capital Shares (“Company Equivalent Units”) (for the avoidance of doubt, Company Equivalent Units need not have voting rights, redemption rights or restrictions on transfer that are substantially similar to the corresponding Capital Shares) equal to the number of Capital Shares so converted shall automatically be converted into a number of Common Units equal to the quotient of (i) the number of Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect, and the Percentage Interests of the Members shall be adjusted to reflect such conversion.

B. Redemption or Repurchase of Capital Shares or Shares. Except as otherwise provided in Section 7.4.C, if, at any time, any Capital Shares are redeemed or otherwise repurchased (whether by exercise of a put or call, automatically or by means of another arrangement) by MIC, the Company shall, immediately prior to such redemption or repurchase of Capital Shares, redeem an equal number of Company Equivalent Units held by MIC upon the same terms and for the same price per Company Equivalent Unit as such Capital Shares are redeemed or repurchased. If, at any time, any Shares are redeemed or otherwise repurchased by MIC, the Company shall, immediately prior to such redemption or repurchase of Shares, redeem or repurchase a number of Common Units held by MIC equal to the quotient of (i) the Shares so redeemed or repurchased, divided by (ii) the Adjustment Factor then in effect, such redemption or repurchase to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Shares are redeemed or repurchased. Notwithstanding the foregoing, the provisions of this Section 4.7.B shall not apply in the event that such repurchase of Shares is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of Shares as were outstanding prior to such repurchase and subsequent stock split or stock dividend.

Section 4.8 Excess Cash Contributions. Notwithstanding anything to the contrary set forth herein, in the event that, following any cash distribution made by the Company to the Members pursuant to Section 5.3 of this

Agreement, MIC determines in its sole discretion that it does not intend to use all the cash it receives in such distribution to pay its tax liabilities or any other liabilities and that it will contribute any such unused cash back to the Company (in each case, an “Excess Cash Contribution”), then, in order to maintain the Adjustment Factor at 1.0 and in lieu of issuing additional Common Units or other Units to MIC in consideration for such Excess Cash Contribution, the Company may elect, at the Board’s sole discretion, to effect a reverse unit split of the outstanding Units held by the Members (in each case, a “Reverse Unit Split”), provided, however, that in lieu of the Reverse Unit Split, the Board, in its sole discretion, may take other actions, including, without limitation, redemptions, reclassifications, combinations, subdivisions and other adjustments, in each case intended to achieve the same economic result as the Reverse Unit Split (in each case, an “Alternative Adjustment”). In the event that any Reverse Unit Split or Alternative Adjustment made in accordance with this Section 4.8 would result in a Member being entitled to receive a fraction of a Unit, then in lieu of holding such fractional Unit following the effectiveness of such Reverse Unit Split or Alternative Action the Company may pay such Member an amount in cash in respect of such fractional Unit. Each Member acknowledges and agrees that no consent or approval of any Member and no amendment to this Agreement shall be required in connection with any Excess Cash Contribution made or any Reverse Unit Split or Alternative Action effected in accordance with this Section 4.8, and the Board shall reflect the effects of each such Excess Cash Contribution and Reverse Unit Split or Alternative Action in the books and records of the Company and shall provide written notice to each Member holding Units of the amount of any such Excess Cash Contribution and the total number of Units held by such Member after giving effect to any such Reverse Unit Split or Alternative Action as well as the amount of cash, if any, to be paid to such Member in lieu of such Member holding a fractional interest in a Unit after giving effect to such Reverse Unit Split or Alternative Action. The Company shall deliver to each Member holding Units the notice contemplated by the preceding sentence and any cash payment to which such Member is entitled in accordance with the second preceding sentence not later than 15 Business Days following the effectiveness of such Excess Cash Contribution.

Section 4.9 Other Contribution Provisions. In the event that any Member is admitted to the Company and is given a Capital Account in exchange for services rendered to the Company, such transaction shall be treated by the Company and the affected Member as if the Company had compensated such Member in cash and such Member had contributed the cash that the Member would have received to the capital of the Company. In addition, with the consent of the Board, one or more Members may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company (and/or a wholly owned Subsidiary of the Company).

Article 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of Sections 16.2 and 17.2 and/or the rights of any Holder of any Interest set forth in a Unit Designation, the Board may cause the Company to distribute such amounts, at such times, as the Board may, in its sole and absolute discretion, determine, to the Holders as of any Record Date:

A. First, with respect to any Units that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Units (and, within such class(es), among the Holders pro rata in proportion to their respective Percentage Interests in each class of Units held on such Record Date); and

B. Second, with respect to any Units that are not entitled to any preference in distribution, in accordance with the rights of such class of Units, as applicable (and, within such class, among the Holders pro rata in proportion to their respective Percentage Interests in such class of Units held on such Record Date).

Distributions payable with respect to any Units that were not outstanding during the entire quarterly period in respect of which any distribution is made, other than any Units issued to MIC in connection with the issuance of Shares or Capital Shares by MIC, shall be prorated based on the portion of the period that such Units were outstanding. MIC shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with MIC’s intent to qualify as a REIT, to cause the Company to distribute sufficient amounts to enable MIC, for so long as MIC has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the REIT Requirements (it being understood that such requirement shall not apply for the taxable year ending December 31, 2020 and for any subsequent taxable year unless and until MIC determines it is realistically able to re-qualify as a REIT) and (b) except to the extent otherwise determined by the Board, eliminate any federal income or excise tax liability of MIC. Notwithstanding anything in the foregoing to the contrary, (i) a Holder of LTIP Units will only be entitled to distributions with respect to an LTIP Unit as set forth in Article 19 hereof and (ii) a Holder of Performance Units will be entitled to distributions with respect to a Performance Unit as set forth in Article 20 hereof, and, in each case, in making distributions pursuant to this Section 5.1, the Board shall take into account the provisions of Section 19.4 hereof and Section 20.4 hereof, as applicable.

Section 5.2 Distributions in Kind. Except as expressly provided herein, no right is given to any Holder to demand and receive property other than cash as provided in this Agreement. The Board may determine, in its sole and absolute discretion, to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 13 hereof; provided, however, that the Board shall not make a distribution in kind to any Holder unless the Holder has been given 90 days prior written notice of such distribution.

Section 5.3 Tax Distributions. The Board shall cause the Company to make distributions to each Member holding Common Equivalent Units (“Tax Distributions”), pro rata in proportion to the Members’ respective ownership of Common Equivalent Units, in an amount such that the Member with the highest Tax Distribution Per Common Equivalent Unit receives an amount equal to such Member’s Tax Distribution Amount, on a quarterly basis at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit each Member to timely pay its estimated tax obligations for each such Estimated Tax Period (or portion thereof). The “Tax Distribution Amount” for a Member for an Estimated Tax Period (or portion thereof) shall be equal to the sum of (a) the product of (i) the highest marginal combined federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, or San Francisco, California, whichever is higher, (after giving effect to income tax deductions (if allowable) for state and local income taxes and excluding, for this purpose, any reduction in rate attributable to Code Section 199A) for such Estimated Tax Period (or portion thereof) (the “Assumed Tax Rate”), and (ii) the aggregate amount of taxable income or gain of the Company that is allocated or is estimated to be allocated to such Member for U.S. federal income tax purposes (including, for the avoidance of doubt, any income allocation to a Member with respect to Preferred Units held by such Member) for such Estimated Tax Period (or portion thereof) and all prior Estimated Tax Periods (to the extent no Tax Distribution has previously been made with respect to any amounts of taxable income or gain including to the extent such amounts of taxable income or gain were not taken into account in calculating the Tax Distribution Amount for which a Tax Distribution was previously made (e.g., if upon filing the Company’s final tax return for the applicable taxable year taxable income or gain of the Company is higher than estimated)) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Member and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount, plus (b) solely with respect to MIC, to the extent the amounts described in clause (a) are not sufficient to permit MIC to timely pay the income and other tax liabilities for which it remains responsible under Section 7.4.B (final sentence), any incremental amount required to permit MIC to timely pay such actual tax liabilities (with all Tax Distribution Amounts updated to reflect the final Company tax returns and MIC tax returns for each applicable taxable year). The Board may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 5.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Code Sections 734(b), 743(b), and 754. Notwithstanding the foregoing, final Tax Distributions in respect of the applicable quarterly period (or portion thereof) shall be made immediately prior to and in connection with any distributions made pursuant to Section 5.5 below. The Assumed Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of the Member or its direct or indirect owners. The Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Equivalent Units) to take into account increases or decreases in the number of Units held by each Member during the relevant period. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, current or subsequent distributions under Section 5.1 in respect of Common Equivalent Units.

Section 5.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state, local or non-United States tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.5 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other amounts distributed after the occurrence of a Liquidating Event, shall be distributed to the Holders in accordance with Section 13.2 hereof.

Section 5.6 Distributions to Reflect Additional Units. In the event that the Company issues additional Units pursuant to the provisions of Article 4 hereof, subject to the rights of any Holder of any Interest set forth in a Unit Designation, the Board is hereby authorized to make such revisions to this Article 5 and to Articles 6, 11 and 12 hereof as it determines are necessary or desirable to reflect the issuance of such additional Units, including, without limitation, making preferential distributions to Holders of certain classes of Units.

Section 5.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Article 6

ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, provided, that the Board may in its discretion allocate Net Income and Net Loss for a shorter period as of the end of such period (and, for purposes of this Article 6, references to the term “Fiscal Year” may include such shorter periods). Except to the extent otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 Allocations of Net Income and Net Loss.

A. In General. Except as otherwise provided in this Article 6 and Section 11.6.C, Net Income and Net Loss allocable with respect to a class of Interests shall be allocated to each of the Holders holding such class of Interests in accordance with their respective Percentage Interest of such class.

B. Net Income. Except as provided in Sections 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I and 6.3, Net Income (or, in the case of clauses (5) and (6) below, Adjusted Net Income) for any Fiscal Year shall be allocated in the following manner and order of priority:

(1) First, 100% to MIC in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to MIC pursuant to clause (5) in Section 6.2.C for all prior Fiscal Years minus the cumulative Net Income allocated to MIC pursuant to this clause (1) for all prior Fiscal Years;

(2) Second, 100% to each Holder in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Holder pursuant to clause (4) in Section 6.2.C for all prior Fiscal Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (2) for all prior Fiscal Years;

(3) Third, 100% to the Holders of Series 2 Preferred Units in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Holder pursuant to clause (3) in Section 6.2.C for all prior Fiscal Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (3) for all prior Fiscal Years;

(4) Fourth, 100% to the Holders of Senior Preferred Units (other than Series 2 Preferred Units) in an amount equal to (A) with respect to each Holder of Series A Preferred Units, the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (2)(A) in Section 6.2.C for all prior Fiscal Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (4)(A) for all prior Fiscal Years, and (B) with respect to each Holder of Series 1 Preferred Units, the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (2)(B) in Section 6.2.C for all prior Fiscal Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (4)(B) for all prior Fiscal Years;

(5) Fifth, any remaining Adjusted Net Income (or Net Income to the extent there is insufficient Adjusted Net Income) to the Holders of Series 2 Preferred Units in an amount equal to the excess of the cumulative Series 2 Priority Return to the last day of the current Fiscal Year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (5) for all prior Fiscal Years;

(6) Sixth, any remaining Adjusted Net Income (or Net Income to the extent there is insufficient Adjusted Net Income) to the Holders of Senior Preferred Units (other than Series 2 Preferred Units) in an amount equal to (A) with respect to Holders of Series A Preferred Units the excess of the cumulative Series A Priority Return to the last day of the current Fiscal Year or to the date of redemption, to the extent Series A Preferred Units are redeemed during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (6)(A) for all prior Fiscal Years, and (B) with respect to Holders of Series 1 Preferred Units the excess of the cumulative Series 1 Priority Return to the last day of the current Fiscal Year or to the date of redemption, to the extent Series 1 Preferred Units are redeemed during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (6)(B) for all prior Fiscal Years; and

(7) Seventh, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units.

To the extent the allocations of Net Income set forth above in any paragraph of this Section 6.2.B are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

C. Net Loss. Except as provided in Sections 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I and 6.3, Net Losses for any Fiscal Year shall be allocated in the following manner and order of priority:

(1) First, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units (to the extent consistent with this clause (1)) until the Adjusted Capital Account of all such Holders is zero (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Company or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the portion of any such Holder’s Capital Account attributable to Series A Preferred Units, Series 1 Preferred Units or Series 2 Preferred Units);

(2) Second, 100% to the Holders of Senior Preferred Units (other than Series 2 Preferred Units) (A) with respect to each Holder of Series A Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the

Company or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the portion of any such Holder’s Capital Account attributable to the Series 2 Preferred Units), until the Adjusted Capital Account (as so modified) of each such Holder is zero, and (B) with respect to each Holder of Series 1 Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Company or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the portion of any such Holder’s Capital Account attributable to the Series 2 Preferred Units), until the Adjusted Capital Account (as so modified) of each such Holder is zero;

(3) Third, 100% to the Holders of Series 2 Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Company or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of each such Holder is zero;

(4) Fourth, 100% to the Holders (other than MIC) to the extent of, and in proportion to, the positive balance (if any) in their Adjusted Capital Accounts; and

(5) Fifth, 100% to MIC.

To the extent the allocations of Net Loss set forth above in any paragraph of this Section 6.2.C are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

D. Allocations to Reflect Issuance of Additional Interests. In the event that the Company issues additional Interests to MIC or any Additional Member pursuant to Section 4.2 or 4.3, the Board shall make such revisions to this Section 6.2 or to Section 12.2.C or 13.2.A as it determines are necessary to reflect the terms of the issuance of such additional Interests, including making preferential allocations to certain classes of Interests, subject to Article 16 and Article 17 below and the terms of any Unit Designation with respect to Interests then outstanding.

E. Special Allocations Regarding Preferred Units. Subject to Sections 6.2.G and 6.3, if any Preferred Units are redeemed pursuant to Section 4.7.B hereof (treating a full liquidation of MIC’s Interest for purposes of this Section 6.2.E as including a redemption of any then outstanding Preferred Units pursuant to Section 4.7.B hereof), for the Fiscal Year that includes such redemption (and, if necessary, for subsequent Fiscal Years) (a) gross income and gain (in such relative proportions as the Board in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the redemption amounts paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed) exceed the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the Board in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) exceeds the redemption amount paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed).

F. Special Allocations with Respect to Eligible Units. Subject to Section 6.2.E, in the event that Liquidating Gains are allocated under this Section 6.2.F, Net Income allocable under Section 6.2.B and any Net Losses allocable under Section 6.2.C shall be recomputed without regard to the Liquidating Gains so allocated. After giving effect to the special allocations set forth in Section 6.3.A hereof, and notwithstanding the provisions of Sections 6.2.B and 6.2.C above, any Liquidating Gains shall first be allocated to the Holders of Eligible Units until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of Eligible Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their Eligible Units. Any such allocations shall be made among the Holders of Eligible Units in proportion to the amounts required to be allocated to each under this Section 6.2.F. The parties agree that the intent of this Section 6.2.F is to make the Capital Account balances of the Holders of LTIP Units and Performance Units with respect to their LTIP Units or Performance Units, as applicable, economically equivalent to the Capital Account balance of MIC with respect to its Common Units (on a per unit basis), but only to the extent that, at the time any

Liquidating Gain is to be allocated, the Company has recognized cumulative net gains with respect to its assets since the issuance of the LTIP Unit or Performance Unit, as applicable.

G. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article 6 to the contrary but subject to Section 6.3, in the event that the Company disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Company pursuant to Article 13 hereof, then: (i) any Liquidating Gains shall first be allocated in accordance with Section 6.2.F; and (ii) any Net Income or Net Loss realized in connection with such transaction and thereafter (recomputed without regard to the Liquidating Gains allocated pursuant to clause (i) above) shall be specially allocated for such Fiscal Year (and to the extent permitted by Code Section 761(c), for the immediately preceding Fiscal Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article 5 hereof. If there is an adjustment to the Gross Asset Value of the assets of the Company pursuant to subsection (ii) of the definition of Gross Asset Value, allocations of Net Income or Net Loss arising from such adjustment shall be allocated in the same manner as described in the prior sentence.

H. Offsetting Allocations. Notwithstanding the provisions of Sections 6.1, 6.2.B and 6.2.C, but subject to Sections 6.3 and 6.4, in the event Net Income or items thereof are being allocated to a Member to offset prior Net Loss or items thereof which have been allocated to such Member, the Board shall attempt to allocate such offsetting Net Income or items thereof which are of the same or similar character (including without limitation Section 704(b) book items versus tax items) to the original allocations with respect to such Member.

I. Notwithstanding Section 6.2.F or 6.3.A(1), the allocations under such sections shall be made only if and to the extent such allocations will not alter the amounts otherwise allocable with respect to the Series A Preferred Units, the Series 1 Preferred Units or the Series 2 Preferred Units, as applicable, under Sections 6.2 and 6.3, as determined by the Board.

Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

A. Regulatory Allocations.

(1) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.A(1) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.A(1) hereof, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704- 2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This

Section 6.3.A(2) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(3) Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(4) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(4) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(4) were not in the Agreement. It is intended that this Section 6.3.A(4) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(5) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Interest (including the Holder’s interest in outstanding Preferred Units and other Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(5) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(5) and Section 6.3.A(4) hereof were not in the Agreement.

(6) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated (x) first, among the other Holders of Common Units in accordance with their respective Percentage Interests with respect to Common Units and (y) thereafter, among the Holders of other classes of Units as determined by the Board, subject to the limitations of this Section 6.3.A(6).

(7) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their respective Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(8) Curative Allocations. The allocations set forth in Sections 6.3.A(1), (2), (3), (4), (5), (6) and (7) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1 and 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(9) Forfeiture Allocations. Upon a forfeiture of any Unvested LTIP Units or Unvested Performance Units by any Member, gross items of income, gain, loss or deduction shall be allocated to such Member if and to the extent required by final Regulations promulgated after the Effective Date to ensure that allocations made with respect to all unvested Interests are recognized under Code Section 704(b).

(10) LTIP Units and Performance Units. For purposes of the allocations set forth in this Section 6.3.A, each issued and outstanding LTIP Unit or Vested Performance Unit will be treated as one outstanding Common Unit and each Unvested Performance Unit will be treated as the product of one outstanding Common Unit multiplied by the Performance Unit Sharing Percentage.

(11) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Common Units, except as otherwise determined by the Board.

Section 6.4 Tax Allocations.

A. In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

B. Section 704(c) Allocations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the Board. Allocations pursuant to this Section 6.4.B are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, or any other items or distributions pursuant to any provision of this Agreement.

Article 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A. Board Powers. Except as otherwise expressly provided in this Agreement, including any Unit Designation, all management powers over the business and affairs of the Company are and shall be exclusively vested in the board of directors of the Company (the “Board”) established hereby, and no Member shall have any right to participate in or exercise control or management power over the business and affairs of the Company.

In addition to the powers now or hereafter granted to the Board under any other provision of this Agreement, the Board, subject to the other provisions hereof including, without limitation, Section 3.2, Section 7.3, and the rights of any Holder of any Interest set forth in a Unit Designation, shall have full and exclusive power and authority, without the consent or approval of any Member, to do or authorize all things deemed necessary or desirable by it to conduct the business and affairs of the Company, to exercise or direct the exercise of all of the powers of the Company and to effectuate the purposes of the Company, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money or selling of assets (including, without limitation, making prepayments on loans and borrowing money to permit the Company to make distributions to the Holders in such amounts as will permit MIC (so long as MIC qualifies as a REIT) to prevent the imposition of any federal income tax on MIC (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders and payments to any taxing authority sufficient to permit MIC to maintain REIT status or otherwise to satisfy the REIT Requirements if MIC qualifies or intends to qualify as a REIT), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Company’s assets) and the incurring of any obligations to conduct the activities of the Company;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(3) the taking of any and all acts to ensure that the Company will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704;

(4) subject to Section 11.2 hereof, the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity;

(5) the mortgage, pledge, encumbrance or hypothecation of any assets of the Company, the assignment of any assets of the Company in trust for creditors or on the promise of the assignee to pay the debts of the Company, the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that the Board sees fit, including, without limitation, the financing of the operations and activities of MIC, the Company or any of the Company’s Subsidiaries, the lending of funds to other Persons (including, without limitation, MIC and/or the Company’s Subsidiaries) and the repayment of obligations of the Company, its Subsidiaries and any other Person in which the Company has an equity investment, and the making of capital contributions to and equity investments in the Company’s Subsidiaries;

(6) the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property;

(7) the negotiation, execution and performance of any contracts, including leases (including ground leases), easements, management agreements, rights of way and other property-related agreements, conveyances or other instruments to conduct the Company’s operations or implement the Board’s powers under this Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation, as applicable, out of the Company’s assets;

(8) the distribution of Company cash or other Company assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Company, and the collection and receipt of revenues, rents and income of the Company;

(9) the selection and dismissal of employees of the Company (if any) (including, without limitation, employees having titles or offices such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Company and the determination of their compensation and other terms of employment or hiring;

(10) the maintenance of such insurance (including, without limitation, directors and officers insurance) for the benefit of the Company and the Members (including, without limitation, MIC);

(11) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which MIC has an equity investment from time to time);

(12) the control of any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(13) the undertaking of any action in connection with the Company’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Company to such Persons);

(14) the determination of the fair market value of any Company property distributed in kind using such reasonable method of valuation as the Board may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;

(15) the enforcement of any rights against any Member pursuant to representations, warranties, covenants and indemnities relating to such Member’s contribution of property or assets to the Company;

(16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Company;

(17) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Company or any other Person in which the Company has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18) the exercise of any of the powers of the Board enumerated in this Agreement on behalf of any Person in which the Company does not have an interest, pursuant to contractual or other arrangements with such Person;

(19) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, confessions of judgment or any other legal instruments or agreements in writing;

(20) the issuance of additional Units in connection with Capital Contributions by Additional Members and additional Capital Contributions by Members pursuant to Article 4 hereof;

(21) an election to dissolve the Company pursuant to Section 13.1.B hereof;

(22) the distribution of cash to acquire Common Units held by a Common Member in connection with a Redemption under Section 15.1 hereof;

(23) an election to acquire Tendered Common Units in exchange for Shares;

(24) the redemption of Series A Preferred Units or Series 1 Preferred Units;

(25) the maintenance of the Register from time to time to reflect accurately at all times the Capital Contributions and Percentage Interests of the Members as the same are adjusted from time to time to reflect redemptions, Capital Contributions, the issuance of Units, the admission of any Additional Member or any Substituted Member or otherwise, which shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in the Register otherwise is authorized by this Agreement;

(26) the registration of any class of securities of the Company under the Securities Act or the Exchange Act, and the listing of any debt securities of the Company on any exchange; and

(27) the authorization of the individual Directors or other agents of the Company to act on behalf of the Company and to enter into and execute, deliver and/or perform any agreement or other document in the name or on behalf of the Company.

B. Execution of Documents. Each of the Members agrees that, except as provided in Section 7.3 hereof and subject to the rights of any Holder of any Interest set forth in a Unit Designation, the Board may authorize the individual Directors and any officers of the Company to execute and deliver any affidavit, agreement, certificate, consent, instrument, notice, power of attorney, waiver or other writing or document in the name and on behalf of the Company and to otherwise exercise any power of the Board under this Agreement and the Act on behalf of the Company without any further act, approval or vote of the Members or any other Persons, notwithstanding any other provision of the Act or any applicable law, rule or regulation and, in the absence of any specific action on the part of the Company to the contrary, the taking of any action or the execution of any such document or writing by a Director or officer, in the name and on behalf of the Company, as authorized by the Board, shall conclusively evidence (1) the approval thereof by the Board, (2) the Board’s determination that such action, document or writing is necessary, advisable, appropriate, desirable or prudent to conduct the business and affairs of the Company, exercise the powers of the Company under this Agreement and the Act or effectuate the purposes of the Company, or any other determination by the Board required by this Agreement in connection with the taking of such action or execution of such document or writing, and (3) the authority of such Director or officer with respect thereto.

C. Insurance. At all times from and after the date hereof, the Board may cause the Company to obtain and maintain (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder.

D. Working Capital/Reserves. At all times from and after the date hereof, the Board may cause the Company to establish and maintain working capital and other reserves in such amounts as the Board, in its sole and absolute discretion, determines from time to time.

E. Board Determinations. The determination as to any of the following matters, made by or at the direction of the Board consistent with this Agreement and the Act, shall be final and conclusive and shall be binding upon the Company and every Member: the amount of assets at any time available for distribution or the redemption of Common Units; the amount and timing of any distribution; any determination to redeem Tendered Common Units; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the amount of any Member’s Capital Account, Adjusted Capital Account or Adjusted Capital Account Deficit; the amount of Net Income, Net Loss or Depreciation for any period; any special allocations of Net Income or Net Loss pursuant to Sections 6.2.D, 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I, 6.3, 6.4, 18.5 or 19.5; the Gross Asset Value of any Company asset; the Value of any Share; the timing and amount of any adjustment to the Adjustment Factor; any adjustment to the number of outstanding LTIP Units pursuant to Section 19.3, Performance Units pursuant to Section 20.3, or Class A Units pursuant to Section 21.2; the timing, number and redemption or repurchase price of the redemption or repurchase of any Units pursuant to Section 4.7.B; any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Interest or Class A Units; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Interest or Class A Unit; the number of authorized or outstanding Units of any class or series; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Board.

F. Tax Liabilities. In exercising its authority under this Agreement and subject to Section 7.8.B, the Board may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken (or not taken) by it. The Directors and the Company shall not have liability to a Member under any circumstances as a result of any tax liability incurred by such Member as a result of an action (or inaction) by the Board pursuant to its authority under this Agreement.

G. Board Composition. The Board shall at all times be comprised of two (2) individuals (each, a “Director” and, collectively, the “Directors”). No Person shall have any right or authority to act for or bind the Company except as authorized by the Board or as expressly permitted in this Agreement. The Directors shall be appointed as follows: (i) for so long as MIC owns any Units, MIC shall have the right to appoint one (1) individual to the Board (the “Management Director”); and (ii) one (1) individual shall be appointed to the Board by the Consent of the Non-MIC Members. Each Director will serve until his or her death, disability, removal or resignation. A Director may resign at any time by delivering his or her resignation to the Board. Any such resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. A Director may be removed at any time, with or without cause, by the Member or Members authorized to appoint such Director. Any replacement Management Director shall be appointed by MIC and any replacement non-Management Director shall be appointed by the Consent of the Non-MIC Members.

H. Voting; Quorum. The Management Director shall have the power to cast two (2) votes with respect to any matter presented to the Board or any committee of the Board to which the Management Director is appointed. The non-Management Director shall have the power to cast one (1) vote with respect to any matter presented to the Board or any committee of the Board to which the non-Management Director is appointed. The presence of the Directors entitled to cast a majority of the votes entitled to be cast by the Directors shall constitute a quorum for the transaction of business at any meeting of the Board. The affirmative vote of a majority of the votes entitled to be cast by the Directors (i.e., two (2) out of three (3) votes) at a meeting at which a quorum is present shall be the action of the Board. Directors may participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by Directors entitled to cast not less than the minimum number of votes that would have been necessary to take the action at a meeting, assuming that all of the Directors were present and voting at that meeting, and such consent is filed with the minutes of proceedings of the Board. If any action is taken by the Directors by a written consent of fewer than all of the Directors, prompt notice of any such action shall be furnished to each Director who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

I. Board Committees. The Board may establish such committees with the power and authority of the Board as the Board shall determine and the Board may determine which Directors will be appointed to each such committee; provided that the Management Director shall be appointed to each committee. The presence of the members of the committee entitled to cast a majority of the votes entitled to be cast by the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The affirmative vote of a majority of the votes entitled to be cast by the members of the committee at a meeting at which a quorum is present shall be the action of the committee. Directors may participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of a committee of the Board may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by members of the committee entitled to cast not less than the minimum number of votes that would have been necessary to take the action at a meeting, assuming that all of the members of the committee were present and voting at that meeting, and such consent is filed with the minutes of proceedings of the committee. If any action is taken by a written consent of fewer than all of the members of the committee, prompt notice of any such action shall be furnished to each member of the committee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

J. Officers. The Board may appoint, elect, authorize and direct one or more officers to act on behalf of the Company. Such officers shall have such titles, authority, rights, and duties, and be subject to such limitations, as are specified in the written resolutions creating such positions or as otherwise provided by the Board. Any number of offices may be held by the same Person. Officers shall be chosen in such manner and shall hold their offices for such terms as are prescribed in the written resolutions adopted by the Board or as provided in this Agreement. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. Any vacancy occurring in any office by death, resignation, removal or otherwise shall be filled by action of the Board. Officers shall receive such compensation, if any, as may be established from time to time by the Board. Except as otherwise provided in this Agreement, at any time, the Board may change the composition of the Company’s officers or alter their duties, responsibilities or authorities, and all such officers shall be understood to serve at the will of the Board and may at any time be removed, with or without cause, by action of the Board.

Section 7.2 Certificate. The Board may file amendments to and restatements of the Certificate and do all the things to maintain the Company as a limited liability company under the laws of the State of Delaware and each other state, the District of Columbia or any other jurisdiction, in which the Company may elect to do business or own property. Subject to the terms of Section 8.5.A hereof, the Board shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Member. The Board shall use all reasonable efforts to cause to be filed such other certificates or documents for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware and any other state, or the District of Columbia or other jurisdiction, in which the Company may elect to do business or own property.

Section 7.3 Restrictions on Board’s Authority.

A. Proscriptions. The Board may not take any action in contravention of this Agreement, including, without limitation:

(1) take any action that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(2) perform any act that would subject a Member to any liability except as provided herein or under the Act; or

(3) enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or that has the effect of prohibiting or restricting, (a) the Board, the Directors, or the Company from performing its specific obligations under Section 15.1 hereof in full, or (b) a Common Member from exercising its rights under Section 15.1 hereof to effect a Redemption in full, except, in the case of either clause (a) or (b), (x) with the written Consent of each Member affected by the prohibition or restriction or (y) in connection with or as a result of a Termination Transaction that, in accordance with Section 11.2.B(1) and/or (2), does not require the Consent of the Non-MIC Members.

B. Actions Requiring Consent of the Members. Except as provided in Section 7.3.C hereof, the Board shall not, without the prior Consent of the Members, amend, modify or terminate this Agreement.

C. Amendments without Consent. Notwithstanding Sections 7.3.B and 14.2 hereof but subject to the terms of any Unit Designation with respect to Interests then outstanding, the Board shall have the power, without the Consent of the Members or the consent or approval of any Member or any other Person, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to add to the obligations of MIC or surrender any right or power granted to MIC or any Affiliate of MIC for the benefit of the Members;

(2) to reflect the admission, substitution or withdrawal of Members, the Transfer of any Interest or the termination of the Company in accordance with this Agreement, or the adjustment of outstanding LTIP Units as contemplated by Section 19.3, Performance Units as contemplated by Section 20.3, or Class A Units as contemplated by Section 21.2, and to update the Register in connection with such admission, substitution, withdrawal, Transfer or adjustment;

(3) to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(4) to set forth or amend the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Holders of any additional Interests issued pursuant to Article 4;

(5) to reflect any change to the designation or terms of the Series A Preferred Units as set forth in Article 16 or otherwise in this Agreement;

(6) to reflect any change to the designation or terms of the Series 1 Preferred Units as set forth in Article 17 or otherwise in this Agreement;

(7) to reflect any change to the designation or terms of the Series 2 Preferred Units as set forth in Article 18 or otherwise in this Agreement;

(8) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(9) if MIC qualifies or intends to qualify as a REIT, (a) to reflect such changes as are reasonably necessary for MIC to maintain its status as a REIT or to satisfy the REIT Requirements or (b) to reflect the Transfer of all or any part of an Interest among MIC and any Disregarded Entity;

(10) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article 4 or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent otherwise provided in this Agreement);

(11) the issuance of additional Interests in accordance with Section 4.2;

(12) as contemplated by the last sentence of Section 4.3;

(13) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or MIC and which does not violate Section 7.3.D; and

(14) to effect or facilitate a Termination Transaction that, in accordance with Section 11.2.B(1) and/or (2), does not require the Consent of the Non-MIC Members and, if the Company is the Surviving Company in any Termination Transaction, to modify Section 15.1 or any related definitions to provide that the holders of interests in such Surviving Company have rights that are consistent with Section 11.2.B(2).

D. Actions Requiring Consent of Affected Members. Notwithstanding Sections 7.3.B, 7.3.C (other than as set forth below in this Section 7.3.D) and 14.2 hereof, this Agreement shall not be amended, and no action may be taken by the Board, without the Consent of each Member adversely affected thereby, if such amendment or action would: (i) adversely modify in any material respect the limited liability of a Member; (ii) alter the rights of any Member to receive the distributions to which such Member is entitled, pursuant to Article 5 or Section 13.2.A hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2, 5.5, 7.3.C and Article 6 hereof); (iii) alter or modify the redemption rights, conversion rights, Cash Amount or Shares Amount as set forth in Section 15.1 hereof (except, in any case, as permitted pursuant to clause (13) of Section 7.3.C hereof); or (iv) amend this Section 7.3.D, or, in each case for all provisions referenced in this Section 7.3.D, amend or modify any related definitions or Exhibits (except as permitted pursuant to clause (11) of Section 7.3.C hereof). Further, no amendment may alter the restrictions on the Board’s authority set forth elsewhere in this Agreement without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.4 Compensation; Reimbursement.

A. Directors shall not receive any compensation for their services as Directors. Directors shall be indemnified by the Company pursuant to Section 7.7 and may be reimbursed for reasonable out-of-pocket expenses of attendance, if any, at each meeting of the Board or of any committee thereof and for their reasonable out-of-pocket expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as Directors; but nothing herein contained shall be construed to preclude any Directors from serving the Company, MIC or any Affiliate thereof in any other capacity and receiving compensation therefor.

B. Subject to Sections 7.4.C and 15.12 hereof, the Company shall be liable for, and shall reimburse MIC on a monthly basis, or such other basis as the Board may determine in its sole and absolute discretion, for all sums expended by MIC in connection with the Company’s business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans, of MIC or the Company that may provide for stock units, or phantom stock, pursuant to which employees of MIC or the Company will receive payments based upon dividends on or the value of Shares, (iii) director or manager fees and expenses of MIC or its Affiliates, and (iv) all costs and expenses of MIC being a public company, including costs of filings with the SEC, reports and other deliveries to its stockholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by MIC with respect to bank accounts or other instruments or accounts held by it on behalf of the Company. Such reimbursements shall be in addition to any reimbursement of MIC as a result of indemnification pursuant to Section 7.7 hereof. For this avoidance of doubt, this Section 7.4.B does not apply to MIC’s income tax liabilities (including income-based franchise tax liabilities), and does not apply to the amount of franchise tax liabilities (if measured by net worth, taxable capital or similar bases under applicable state or local law) to the extent the same would not have been owed by MIC but for its lack of REIT qualification and taxation in a particular taxable year, it being understood that in each such case any such tax liabilities remain the obligation of MIC itself.

C. To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, subject to Section 15.12 hereof, if and to the extent any reimbursements to MIC or any of its Affiliates by the Company pursuant to this Section 7.4 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.5 Outside Activities of MIC. MIC shall not, directly or indirectly, enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Interests, (b) the management of the business and affairs of the Company, (c) the operation of MIC as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) its operations as a REIT, if applicable, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Company or its assets or activities, and (g) such activities as are incidental thereto; provided, however, that, except as otherwise provided herein, any funds raised by MIC pursuant to the preceding clauses (e) and (f) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate; and, provided, further, that MIC may, in the sole and absolute discretion of the Board, from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as MIC takes commercially reasonable measures to ensure that the economic benefits and burdens of such Property are otherwise vested in the Company, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend this Agreement, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by MIC. Nothing contained herein shall be deemed to prohibit MIC from executing guarantees of Company debt. MIC and all Disregarded Entities with respect to MIC, taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Company) other than (i) interests in Disregarded Entities with respect to MIC, (ii) Interests held by MIC, (iii) a minority interest in any Subsidiary of the Company that MIC holds to maintain such Subsidiary’s status as a partnership for federal income tax purposes or otherwise, and (iv) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for MIC to qualify as a REIT, if applicable, and for MIC to carry out its responsibilities contemplated under this Agreement and the Charter. Any Affiliates of MIC may acquire Interests and shall, except as expressly provided in this Agreement, be entitled to exercise all rights of a Member relating to such Interests.

Section 7.6 Transactions with Affiliates.

A. The Company may lend or contribute funds to, and borrow funds from, Persons in which the Company has an equity investment, and such Persons may borrow funds from, and lend or contribute funds to, the Company, on terms and conditions established in the sole and absolute discretion of the Board. The foregoing authority shall not create any right or benefit in favor of any Person.

B. Except as provided in Section 7.5 hereof, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

C. Except as expressly permitted by this Agreement, neither MIC, any Director, nor any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, except pursuant to transactions that are determined by the Board in good faith to be fair and reasonable.

D. MIC, with the approval of the Board, may propose and adopt (on behalf of the Company) employee benefit plans (including without limitation plans that contemplate the issuance of LTIP Units or Performance Units) funded by the Company for the benefit of employees of MIC, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of MIC, the Company or any of the Company’s Subsidiaries.

Section 7.7 Indemnification.

A. To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorney’s fees and other reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Company shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, if the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any transaction for which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement; and provided, further, that no payments pursuant to this Agreement shall be made by the Company to indemnify or advance funds to any Indemnitee (x) with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the Board or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) in connection with one or more Actions or claims brought by the Company or involving such Indemnitee if such Indemnitee is found liable to the Company on any portion of any claim in any such Action.

Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including, without limitation, any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Company is hereby authorized to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Company shall indemnify each Indemnitee to the fullest extent permitted by law and this Agreement. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, and neither MIC, any Director, nor any other Holder shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.7.

B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D. The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company or MIC (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission that such Indemnitee had reasonable cause to believe was unlawful, or (iii) any transaction in which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement or applicable law.

F. Notwithstanding anything to the contrary in this Agreement, in no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement, and any such indemnification shall be satisfied solely out of the assets of the Company.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I. It is the intent of the parties that any amounts paid by the Company to MIC or any other Person who is a Member pursuant to this Section 7.7 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

J. The Company shall indemnify each Member and its Affiliates, their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs (including costs of defense) incurred by it as a result of any litigation or other proceeding in which any Member is named as a defendant or any claim threatened or asserted against any Member, in either case which relates to the operations of the Company or any obligation assumed by the Company, unless such costs are the result of intentional harm or gross negligence on the part of, or a breach of this Agreement by, such Member; provided, however, that no Member shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Company.

K. Any obligation or liability whatsoever of MIC which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of MIC or the Company only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of MIC’s directors, stockholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 7.8 Liability of the Directors and Officers.

A. Notwithstanding anything to the contrary set forth in this Agreement, the Directors and officers of the Company shall not be liable or accountable in damages or otherwise to the Company, any Members, or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if such Director or officer, as applicable, acted in good faith.

B. The Members agree that (i) the Directors are acting for the benefit of the Company, the Members and MIC’s stockholders collectively and (ii) notwithstanding any duty otherwise existing at law or equity, in the event of a conflict between the interests of the Company or any Member, on the one hand, and the separate interests of MIC or its stockholders, on the other hand, the Directors may give priority to the separate interests of MIC or the stockholders of MIC (including, without limitation, with respect to tax consequences to Members, Assignees or MIC’s stockholders), and, in the event of such a conflict, any action or failure to act on the part of the Directors (or MIC’s directors, officers or agents) that gives priority to the separate interests of MIC or its stockholders that does not result in a violation of the contract rights of the Members under this Agreement does not violate any other duty owed by the Directors to the Company and/or the Members.

C. The Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the officers, employees or agents of the Company. Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Directors’ and/or MIC’s and its officers’ and directors’ liability to the Company and the Members under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E. Notwithstanding anything herein to the contrary, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Company by any Member pursuant to any other written instrument, no Member shall have any personal liability whatsoever, to the Company or to the other Members, or for the debts or liabilities of the Company or the Company’s obligations hereunder, and the full recourse of the other Member(s) shall be limited to the interest of that Member in the Company. Without limitation of the foregoing, and except for liability for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of MIC solely as officers of the same and not in their own individual capacities.

F. To the extent that, under applicable law, any Director or MIC has duties (including fiduciary duties) and liabilities relating thereto to the Company or the Members, the Director or MIC, as applicable, shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or modify the duties and liabilities of the Directors or MIC under the Act or otherwise existing under applicable law, are agreed by the Members to replace such other duties and liabilities of such Directors or MIC, as applicable.

G. Whenever in this Agreement the Board is permitted or required to make a decision in (i) its “sole and absolute discretion,” “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Board shall be entitled to consider only such interests and factors as it desires, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Company or the Members or any of them, or (ii) in its “good faith” or under another expressed standard, the Directors shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. If any question should arise with respect to the operation of the Company, which is not otherwise specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the Board is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem, in its sole discretion, to be fair and equitable, and its determination and interpretations so made shall be final and binding on all parties. The Board’s “sole and absolute discretion,” “sole discretion” and “discretion” under this Agreement shall be exercised consistently with the duty of care and the obligation of good faith and fair dealing under the Act (as modified by the Agreement).

H. Director Duties. Except for contractual duties expressly provided under this Agreement, and to the extent permitted by Section 18-1101(e) of the Act, no Director shall have any duties (including any fiduciary duties) to the Company, MIC, or any Subsidiary of the Company, or any of their respective direct and indirect stockholders, or to any Member or creditor of the Company, whether or not such duties arise or exist at law or in equity, other than the implied contractual covenant of good faith and fair dealing, and each Member and Director hereby expressly waives any such duties (including any fiduciary duties). The Directors, in their capacity as such, shall have no other duty, fiduciary or otherwise, to the Company, any Member or any other Person (including any creditor of the Company or any Member or any Assignee of Interest). The provisions of this Agreement other than this Section 7.8 shall create contractual obligations of the Directors only, and no such provision shall be interpreted to expand or modify the fiduciary duties of the Directors under the Act. The provisions of this Section 7.8, to the extent that they restrict or modify the duties and liabilities of the Directors under the Act or otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Directors. Each Director is entitled to a presumption that any act or failure to act on the part of the Director, and any decision or determination made by the Director, is presumed to satisfy the duties of a Director under the Act, modified as set forth in this Section 7.8, and no act or failure to act on the part of the Director, or decision or determination made by the Director (whether with respect to a change of control of the Company or otherwise) shall be subject to any duty, standard of conduct, burden of proof or scrutiny, whether at law or in equity, other than as set forth in this Section 7.8.

Section 7.9 Other Matters Concerning the Board.

A. The Board may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the Board reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. The Board shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized Directors, officers or agents and a duly appointed attorney or attorneys-in-fact (including, without limitation, Directors and officers of the Company). Each such attorney shall, to the extent provided by the Board in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the Board hereunder.

D. Notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, any action of the Board on behalf of the Company or any decision of the Board to refrain from acting on behalf of the Company, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of MIC to qualify or re-qualify as a REIT, (ii) for MIC otherwise to satisfy the REIT Requirements, (iii) for MIC to avoid incurring any taxes under Code Section 857 or Code Section 4981, or (iv) for any MIC Affiliate to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or “taxable REIT subsidiary” (within the meaning of Code Section 856(1)), is expressly authorized under this Agreement and is deemed approved by all of the Members and does not violate any duty or obligation, fiduciary or otherwise, of the Board to the Company or any other Member.

Section 7.10 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, MIC or one or more nominees, as the Board may determine, including Affiliates of MIC. MIC hereby declares and warrants that any Company assets for which legal title is held in the name of MIC or any nominee or Affiliate of MIC shall be held by MIC or such nominee or Affiliate for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board has full power and authority, without the consent or approval of any other Member, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Board as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board in connection with any such dealing. In no event shall any Person dealing with the Board or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Board or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by an Officer or other authorized person by or at the direction of the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Article 8

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Limitation of Liability. No Member shall have any liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

Section 8.2 Management of Business. No Member or Assignee (other than any Director who is a Member, MIC, any of its Affiliates or any officer, director, member, employee, partner, agent, representative or trustee of the Company, MIC or any of their Affiliates, in their capacities as such) shall take part in, or have any liability in respect of, the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by or at the direction of the Board, MIC, any of its Affiliates or any officer, director, member, employee, partner, agent, representative or trustee of the Company, MIC or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Members or Assignees under this Agreement.

Section 8.3 Outside Activities of Members. Subject to any agreements entered into pursuant to Section 7.6 hereof and any other agreements entered into by a Member or any of its Affiliates with MIC, the Company or a Subsidiary (including, without limitation, any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or Assignee (other than MIC). Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Person (other than MIC), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 hereof and any other agreements entered into by a Member or its Affiliates with MIC, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person. In deciding whether to take any actions in such capacity, the Members and their respective Affiliates shall be under no obligation to consider the separate interests of the Company or its subsidiaries and to the maximum extent permitted by applicable law shall have no fiduciary duties or similar obligations to the Company or any other

Members, or to any subsidiary of the Company, and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Members in connection with such acts except for liability for fraud, willful misconduct or gross negligence.

Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 15.1 hereof, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Company as provided herein. Except to the extent provided in Articles 5 and 6 hereof or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Members Relating to the Company.

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, the Company shall deliver to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of MIC as soon as practicable after such mailing.

B. The Company shall notify any Member that is a Qualifying Party, on request, of the then current Adjustment Factor and any change made to the Adjustment Factor shall be set forth in the quarterly report required by Section 9.3.B hereof immediately following the date such change becomes effective.

C. Notwithstanding any other provision of this Section 8.5, the Company may keep confidential from the Members (or any of them), for such period of time as the Board determines in its sole and absolute discretion to be reasonable, any information that (i) the Board believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interests of the Company or MIC or (ii) the Company or MIC is required by law or by agreement to keep confidential.

D. Upon written request by any Member, the Board shall cause the ownership of Units by such Member to be evidenced by a certificate for units in such form as the Board may determine with respect to any class of Units issued from time to time under this Agreement. Any officer of the Company may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated. Unless otherwise determined by the Board, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Company a bond in such sums as the Board may direct as indemnity against any claim that may be made against the Company.

Section 8.6 Company Right to Call Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Members (other than MIC) are less than one percent (1%), the Company shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Interests by treating any Member (other than MIC) as a Tendering Party who has delivered a Common Unit Notice of Redemption for the amount of Common Units to be specified by the Board, in its sole and absolute discretion, by notice to such Member that the Company has elected to exercise its rights under this Section 8.6. Such notice given by the Company to a Member pursuant to this Section 8.6 shall be treated as if it were a Common Unit Notice of Redemption delivered to MIC by such Member. For purposes of this Section 8.6, (a) any Member (whether or not otherwise a Qualifying Party) may, in the Board’s sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party, as applicable, and (b) the provisions of Sections 15.1.F(2) and 15.1.F(3) hereof shall not apply, but the remainder of Section 15.1 hereof shall apply, mutatis mutandis.

Section 8.7 Rights as Objecting Members. No Member and no Holder of an Interest shall be entitled to exercise any of the rights of an objecting stockholder provided for under Section 262 of the Delaware General Corporation Law or any successor statute in connection with a merger of the Company.

Article 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting.

A. The Board shall keep or cause to be kept at the principal place of business of the Company any records and documents required to be maintained by the Act and any other books and records deemed by the Board to be appropriate with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 8.5.A, Section 9.3 or Article 13 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on any information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

B. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the Board determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Company and MIC may operate with integrated or consolidated accounting records, operations and principles.

Section 9.2 Fiscal Year. For purposes of this Agreement, “Fiscal Year” means the fiscal year of the Company, which shall be the same as the tax year of the Company. The tax year shall be the calendar year unless otherwise required by the Code.

Section 9.3 Reports.

A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Fiscal Year, the Company shall cause to be mailed to each Member of record as of the close of the Fiscal Year, financial statements of the Company, or of MIC if such statements are prepared solely on a consolidated basis with MIC, for such Fiscal Year, presented in accordance with generally accepted accounting principles.

B. As soon as practicable, but in no event later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), the Company shall cause to be mailed to each Member of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Company for such calendar quarter, or of MIC if such statements are prepared solely on a consolidated basis with MIC, and such other information as may be required by applicable law or regulation or as the Board determines to be appropriate.

C. The Company shall have satisfied its obligations under Section 9.3.A and Section 9.3.B by posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Company or MIC, provided, that such reports are able to be printed or downloaded from such website.

Article 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Board shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred eighty (180) days of the close of each taxable year, the tax information reasonably required by the Members for federal and state income tax and any other tax reporting purposes. The Members shall promptly provide the Company with such information relating to the Contributed Properties as is readily available to the Members, including tax basis and other relevant information, as may be reasonably requested by the Company from time to time.

Section 10.2 Tax Elections. Except as otherwise provided herein, the Board shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754, and any available tax elections under state or local tax law. The Board shall have the right to seek to revoke any such election (including, without limitation, any election under Code Section 754 or any applicable state or local tax law) upon the Board’s determination in its sole and absolute discretion that such revocation is in the best interests of the Members. In the event of a transfer of all or any part of the Interest of any Member, the Company, at the option of the Board, may elect pursuant to Code Section 754 to adjust the tax basis of the Properties. Notwithstanding anything contained in Article 5 of this Agreement but subject to subsection (iv) of the definition of Gross Asset Value, any adjustments made pursuant to Code Section 754 shall affect only the successor in interest to the transferring Member and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Members for any purpose under this Agreement. Each Member will furnish the Company with all information necessary to give effect to such election.

Section 10.3 Tax Matters Partner; Partner Representative.

A. For each taxable year of the Company beginning on or after January 1, 2018, the Board shall designate MIC or another Person to be the partnership representative of the Company (the “Partnership Representative”) within the meaning of Code Section 6223 in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. If the Person designated by the Board to serve as the Partnership Representative is not an individual, the Board shall also appoint an individual (the “Designated Individual’) through whom the Partnership Representative acts in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. The Board shall also designate a new Partnership Representative if the Partnership Representative resigns or is deemed ineligible or appoint a new Designated Individual if the Designated Individual resigns or is deemed ineligible. The Board is authorized to revoke and replace from time to time the Partnership Representative or the Designated Individual in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. The Board shall make all designations and appointments under similar or analogous state, local or non-U.S. laws. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code and Regulations (and, as applicable, analogous state, local and non-U.S. laws) for the Partnership Representative. The taking of any action and the incurring of any expense by the Partnership Representative in connection with any applicable proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Partnership Representative, and the provisions relating to indemnification of the Indemnitees set forth in Section 7.7 hereof shall be fully applicable to the Partnership Representative and the Designated Individual, if any, acting as such.

B. Each Member agrees that such Member shall not treat any Company-related item inconsistently on such Member’s federal, state, local or non-U.S. tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member with respect to such Member’s interest in the Company (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such Member. If the Company is required to pay (and actually pays) an imputed underpayment (including penalties, additions to tax or interest imposed with respect to such taxes, pursuant to Code Section 6225) with respect to a reviewed year, or bears the economic burden of imputed underpayments made by entities in which it is a member, such amounts paid will be treated as taxes paid on behalf of the appropriate Members (as determined by the Board in its reasonable discretion) and recoverable from the reviewed-year Members in accordance with Section 10.4 or by any other reasonable means determined by the Board. To the extent that the Company or the Partnership Representative, as applicable, does not make an election under Code Sections 6221(b) (if available) or 6226, the Company shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c), and (ii) if requested by a Member, provide to such Member information allowing such Member to file an amended federal income tax return, as described in Code Section 6225(c)(2), to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by the Company; similar principles shall apply under state, local and non-U.S. laws. Each Member shall, including any time after such Member withdraws from or otherwise ceases to be a Member, take all actions requested by the Board, including timely provision of requested information and consents in connection with implementing any elections or decisions made by the Company or the Partnership Representative (or Person acting in a similar capacity under similar or analogous state, local or non-U.S. laws) related to any tax audit or examination of the Company (including to implement any modifications to any imputed underpayment or similar amount under Code Section 6225(c), any elections under Code Sections 6221 or 6226 and any administrative adjustment request under Code Section 6227).

C. Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms, or documentation provided pursuant to this Section 10.3 may be disclosed to any applicable taxing authority. Each Member agrees to be bound by the provisions of this Section 10.3 at all times, including any time after such Member ceases to be a Member solely with respect to matters directly related to such Member’s interest in the Company, and the provisions of Section 7.8 shall survive the winding up, liquidation and dissolution of the Company. For the avoidance of doubt, all references to Code Sections in this Section 10.3.C are to such Code Sections as amended by the Bipartisan Budget Act (and any applicable subsequent amendments thereto).

Section 10.4 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount withheld with respect to a Member pursuant to this Section 10.4 shall be treated as paid or distributed, as applicable, to such Member for all purposes under this Agreement. Any amount paid on behalf of or with respect to a Member, in excess of any such withheld amount, shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within thirty (30) days after the affected Member receives written notice from the Company that such payment must be made; provided, that the Member shall not be required to repay such deemed loan if either (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Board determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Company that would, but for such payment, be distributed to the Member. Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., thirty (30) days after the Member receives written notice of such amount) until such amount is paid in full.

Section 10.5 Organizational Expenses. The Board may cause the Company to elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Code Section 709.

Article 11

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A. No part of the Interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B. No Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of an Interest not made in accordance with this Article 11 shall be null and void ab initio.

C. No Transfer of any Interest may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Board; provided, however, that as a condition to such Consent, the lender may be required to enter into an arrangement with the Company and MIC to redeem or exchange for the Shares Amount any Units in which a security interest is held by such lender simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Code Section 752 (provided, that for purpose of calculating the Shares Amount in this Section 11.1.C, “Tendered Common Units” shall mean all such Units in which a security interest is held by such lender).

Section 11.2 Transfer of MIC’s Interest.

A. Except as provided in this Section 11.2 and subject to the rights of any Holder of any Interest set forth in a Unit Designation, MIC shall not Transfer all or any portion of its Interests (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Common Members. It is a condition to any Transfer of an Interest of MIC otherwise permitted hereunder (including any Transfer permitted pursuant to Section 11.2.B or 11.2.C) that: (i) coincident with such Transfer, the transferee is admitted as a Member; (ii) the transferee assumes, by operation of law or express agreement, all of the obligations of MIC under this Agreement with respect to such Transferred Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Interest so acquired and the admission of such transferee as a Member.

B. Certain Transactions of MIC. Subject to the rights of any Holder of any Interest set forth in a Unit Designation, MIC may not, without the Consent of the Non-MIC Members, transfer all of its Interests in connection with (a) a merger, consolidation or other combination of its or the Company’s assets with another entity, (b) a sale of all or substantially all of its or the Company’s assets not in the ordinary course of the Company’s business or (c) a reclassification, recapitalization or change any of outstanding shares of MIC’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of MIC’s stockholders (each, a “Termination Transaction”) unless:

(1) in connection with such Termination Transaction, all of the Common Members will receive, or will have the right to elect to receive (and shall be provided the opportunity to make such an election if the holders of Shares generally are also provided such an opportunity), for each Unit an amount of cash, securities and/or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one Share in consideration of one Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding Shares, each holder of Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Units would have received had it exercised its right to redemption pursuant to Article 15 hereof and received Shares in exchange for its Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(2) all of the following conditions are met: (w) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Company or another limited liability company or limited partnership which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (x) the Common Members that held Common Units immediately prior to such Termination Transaction own a percentage interest of the Surviving Company based on the relative fair market value of the net assets of the Company and the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of Common Members in the Surviving Company are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Company (other than the holders of any preferred units therein); and (z) the rights of the Common Members include at least one of the following: (a) the right to redeem their interests in the Surviving Company for the consideration available to such persons pursuant to Section 11.2.B(1) or (b) the right to redeem their interests in the Surviving Company for cash on terms substantially equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Company has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the Shares.

C. Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), MIC may Transfer all of its Interests at any time to any Person that is, at the time of such Transfer an Affiliate of MIC, including any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), without the Consent of the Non-MIC Members. The provisions of Section 11.2.B, 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this Section 11.2.C.

D. MIC may not voluntarily withdraw as a Member of the Company without the Consent of the Non-MIC Members, except in connection with a Transfer of MIC’s entire Interest permitted in this Article 11 or in connection with a Termination Transaction and, in each case, upon the admission of the transferee as a successor Member of the Company pursuant to the Act and this Agreement.

E. Prior to the Approval Right Termination Date, MIC may not consummate (x) a Termination Transaction, (y) a merger, consolidation or other combination of the assets of the Company with another entity or (z) a sale of all or substantially all of the assets of the Company, in each case which transaction (a “Stockholder Vote Transaction”) is submitted for the approval of the holders of Shares of MIC (a “Stockholder Vote”) unless: (i) MIC first provides the Common Members with advance notice at least equal in time to the advance notice given to holders of Shares in connection with such Stockholder Vote, (ii) in connection with such advance notice, MIC provides the Common Members with written materials describing the proposed Stockholder Vote Transaction (which may consist of the proxy statement or registration statement used in connection with the Stockholder Vote) and (iii) the Stockholder Vote Transaction is approved by the holders of the Common Units (the “Company Vote”) at the same level of approval as required for the Stockholder Vote (for example, (x) if the approval of holders of outstanding Shares entitled to cast a majority of the votes entitled to be cast on the matter is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of holders of outstanding Common Units (including votes deemed to be cast by MIC) entitled to cast a majority of votes entitled to be cast on the matter will be required to approve the Stockholder Vote Transaction in the Company Vote or (y) if the approval of a majority of the votes cast by holders of outstanding Shares present at a meeting of such holders at which a quorum is present is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of a majority of the votes cast (including votes deemed to be cast by MIC) by holders of outstanding Common Units present at a meeting of such holders at which a quorum is present will be required to approve the Stockholder Vote Transaction in the Company Vote). For purposes of the Company Vote, (i) each Member holding Common Units (other than MIC or any of its Subsidiaries) shall be entitled to cast a number of votes equal to the total number of Common Units held by such Member as of the record date for the Stockholder Meeting, and (ii) MIC and its Subsidiaries shall not be entitled to vote thereon and shall instead be deemed to have cast a number of votes equal to the sum of (x) the total number of Common Units held by MIC as of the Record Date for the Stockholder Meeting divided by the Adjustment Factor then in effect plus (y) the total number of shares of unvested restricted Shares with respect to which MIC does not hold back-to-back Common Units as of the Record Date for the Stockholder Meeting, in proportion to the manner in which all outstanding Shares were voted in the Stockholder Vote (for example, “For,” “Against,” “Abstain” and “Not Present”). Any such Company Vote will be taken in accordance with Section 14.3 below (including Section 14.3.B thereof permitting actions to be taken by written consent without a meeting), mutatis mutandis to give effect to the foregoing provisions of this Section 11.2.E, except that, solely for purposes of determining whether a quorum is present at any meeting of the Members at which a Company Vote will occur, MIC shall be considered to be entitled to cast at such meeting all votes that MIC will be deemed to have cast in such Company Vote as provided in this Section 11.2.E.

Section 11.3 Members’ Rights to Transfer.

A. General. Prior to the end of the Initial Holding Period, no Member shall Transfer all or any portion of its Interest to any transferee without the consent of the Board; provided, however, that any Member may, at any time, without the consent or approval of the Board, (i) Transfer all or part of its Interest to any Family Member (including a Transfer by a Family Member that is an inter vivos or testamentary trust (whether revocable or irrevocable) to a Family Member that is a beneficiary of such trust), any Charity, any Controlled Entity or any Affiliate, or (ii) pledge (a “Pledge”) all or any portion of its Interest to a lending institution that is not an Affiliate of such Member as collateral or security for a bona fide loan or other extension of credit, and, except as provided in Section 11.1.C, Transfer such pledged Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a “Permitted Transfer”). After such Initial Holding Period, each Member, and each transferee of Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Interest to any Person without the consent of the Board, subject to the provisions of Sections 11.1.C and 11.4 hereof and to satisfaction of each of the following conditions (in addition to the right of such Member or permitted transferee thereof to continue to make Permitted Transfers without the need to satisfy clauses (1) through (4) below):

(1) MIC Right of First Refusal. The transferor Member (or the Member’s estate in the event of the Member’s death) shall give written notice of the proposed Transfer to MIC, which notice shall state (i) the identity and address of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Units. MIC shall have ten (10) Business Days upon which to give the transferor Member notice of its election to acquire the Units on the terms set forth in such notice. If it so elects, it shall purchase the Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Act, if applicable, and any other applicable requirements of law. If it does not so elect, the transferor Member may Transfer such Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

(2) Qualified Transferee. Any Transfer of an Interest shall be made only to a single Qualified Transferee provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; and provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(4) hereof may be to a separate Qualified Transferee.

(3) Opinion of Counsel. The transferor Member shall deliver or cause to be delivered to the Board an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Interests Transferred; provided, however, that the Board may, in its sole discretion, waive this condition upon the request of the transferor Member. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company or the Units, the Board may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Interests.

(4) Minimum Transfer Restriction. Any Transferring Member must Transfer not less than the lesser of (i) five hundred (500) Units or (ii) all of the remaining Units owned by such Transferring Member, without, in each case, the consent of the Board; provided, however that, for purposes of determining compliance with the foregoing restriction, all Units owned by Affiliates of a Member shall be considered to be owned by such Member.

(5) Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(4) hereof shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is a Permitted Transfer or effected during or after the Initial Holding Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor entity by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the consent of the Board. Notwithstanding the foregoing, any transferee of any Transferred Interest shall be subject to any and all restrictions on ownership or transfer of shares of stock of MIC contained in the Charter that may limit or restrict such transferee’s ability to exercise its redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

B. Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

C. Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the Board shall have the authority (but shall not be required) to take any steps it determines are necessary or appropriate in its sole and absolute discretion to prevent the Company from being taxable as a corporation for federal income tax purposes. In furtherance of the foregoing, except with the consent of the Board, no Transfer by a Member of its Interests (including any redemption, any conversion of LTIP Units or Performance Units into Common Units, any exercise of Class A Units for Common Units, any other acquisition of Units by the Board or any acquisition of Units by the Company) may be made to or by any Person if such Transfer could (i) result in the Company being treated as an association taxable as a corporation, (ii) be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, (iii) result in the Company being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704) (the “Safe Harbors”) or could cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant Code Section 7704 or successor provisions of the Code (as determined by the Board) or (iv) based on the advice of counsel to the Company or MIC, adversely affect the ability of MIC to qualify or re-qualify as a REIT or subject MIC to any additional taxes under Code Section 857 or Code Section 4981.

D. Restrictions Not Applicable to Redemptions or Conversions. The provisions of this Section 11.3 (other than Section 11.3.C) shall not apply to the redemption of Common Units pursuant to Section 15.1 or the redemption or conversion of any other Units pursuant to the terms of any Unit Designation.

Section 11.4 Admission of Substituted Members.

A. No Member shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Member in its place. A transferee of the Interest of a Member may be admitted as a Substituted Member only with the consent of the Board. The failure or refusal by the Board to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or any Director. Subject to the foregoing, an Assignee shall not be admitted as a

Substituted Member until and unless it furnishes to the Board (i) evidence of acceptance, in form and substance satisfactory to the Board, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as the Board may require in its sole discretion, to effect such Assignee’s admission as a Substituted Member.

B. Concurrently with, and as evidence of, the admission of a Substituted Member, the Board shall update (or direct the update of) the Register and the books and records of the Company to reflect the name, address and number and class and/or series of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

C. A transferee who has been admitted as a Substituted Member in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

Section 11.5 Assignees. If the Board does not consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Member, as described in Section 11.4 hereof, or in the event that any Interest is deemed to have been Transferred notwithstanding the restrictions set forth in this Article 11, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited liability company interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Interest assigned to such transferee and the rights to Transfer the Interest provided in this Article 11, but shall not be deemed to be a holder of Interest for any other purpose under this Agreement (other than as expressly provided in Section 15.1 hereof), and shall not be entitled to effect a Consent or vote with respect to such Interest on any matter presented to the Members for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further Transfer of any such Interest, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Member desiring to make a Transfer of an Interest.

Section 11.6 General Provisions.

A. No Member may withdraw from the Company other than as a result of (i) a permitted Transfer of all of such Member’s Interest in accordance with this Article 11, with respect to which the transferee becomes a Substituted Member, (ii) pursuant to a redemption (or acquisition by MIC) of all of its Interest pursuant to a redemption under Section 15.1 hereof and/or pursuant to any Unit Designation or (iii) an acquisition by MIC of all of such Member’s Interest, whether or not pursuant to Section 15.1.B hereof.

B. Any Member who shall Transfer all of its Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Units pursuant to Sections 15.1 hereof and/or pursuant to any Unit Designation or (iii) to MIC, whether or not pursuant to Section 15.1.B hereof, shall cease to be a Member.

C. If any Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Company, or acquired by MIC pursuant to Section 15.1 hereof, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Unit for such Fiscal Year shall be allocated to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Board. Solely for purposes of making such allocations, unless the Board decides to use another method permitted under the Code, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or a redemption occurs shall be allocated to the transferor Member or the Tendering Party (as the case may be), if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Unit with respect to which the Record Date is before the date of such Transfer, assignment or redemption shall be made to the transferor Member or the Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, all distributions of Available Cash thereafter attributable to such Unit shall be made to the transferee Member.

D. Notwithstanding anything to the contrary in this Agreement and in addition to any other restrictions on Transfer herein contained, in no event may any Transfer of an Interest by any Member (including any redemption, any conversion or exercise, as applicable, of LTIP Units, Performance Units or Class A Units into Common Units, any acquisition of Units by MIC or any other acquisition of Units by the Company) be made: (i) to any person or entity who lacks the legal right, power or capacity to own an Interest; (ii) in violation of applicable law; (iii) except with the consent of the Board, of any component portion of an Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of an Interest; (iv) if MIC qualifies or intends to qualify as a REIT, in the event that such Transfer could cause either MIC or any MIC Affiliate to cease to comply with the REIT Requirements or to cease to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)); (v) except with the consent of the Board, if such Transfer could, based on the advice of counsel to the Company or MIC, cause a termination of the Company for federal or state income tax purposes (except as a result of the redemption (or acquisition by MIC) of all Units held by all Members); (vi) if such Transfer could, based on the advice of legal counsel to the Company, cause the Company to be classified as other than a partnership for federal income tax purposes (except as a result of the redemption (or acquisition by MIC) of all Units held by all Members); (vii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such Transfer could, based on the advice of counsel to the Company or MIC, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer requires the registration of such Interest pursuant to any applicable federal or state securities laws; (x) except with the consent of the Board, if such Transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, (2) could cause the Company to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b), (3) could be in violation of Section 3.4.C(iii), or (4) could cause the Company to fail one or more of the Safe Harbors; (xi) if such Transfer causes the Company (as opposed to MIC) to become a reporting company under the Exchange Act; or (xii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended. The Board shall, in its sole discretion, be permitted to take all action necessary to prevent the Company from being classified as a “publicly traded partnership” under Code Section 7704.

E. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Company, unless the Board otherwise consents.

Article 12

ADMISSION OF MEMBERS

Section 12.1 [Intentionally Omitted].

Section 12.2 Admission of Additional Members.

A. A Person (other than an existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement, or is issued LTIP Units or Performance Units in exchange for no consideration in accordance with Section 4.2.B hereof, shall be admitted to the Company as an Additional Member only upon furnishing to the Board (i) evidence of acceptance, in form and substance satisfactory to the Board, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the Board in order to effect such Person’s admission as an Additional Member. Concurrently with, and as evidence of, the admission of an Additional Member, the Board shall update the Register and the books and records of the Company to reflect the name, address and number and classes and/or series of Units of such Additional Member. For avoidance of doubt, a holder of Class A Units to the extent not already a Member shall only be admitted to the Company as an Additional Member in connection with the issuance of Common Units upon exercise of such Class A Units for Common Units following compliance with the preceding sentences of this Section 12.2.A.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Member without the consent of the Board. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board to such admission and the satisfaction of all the conditions set forth in Section 12.2.A.

C. If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Member and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Board. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Member occurs shall be allocated among all the Holders including such Additional Member, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions of Available Cash thereafter shall be made to all the Members and Assignees including such Additional Member.

D. Any Additional Member admitted to the Company that is an Affiliate of MIC shall be deemed to be a “MIC Affiliate” hereunder and shall be reflected as such on the Register and the books and records of the Company.

Section 12.3 Amendment of Agreement and Certificate. For the admission to the Company of any Member, the Board shall take all steps necessary and appropriate under the Act to update the Register, amend the records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Section 12.4 Limit on Number of Members. Unless otherwise permitted by the Board in its sole and absolute discretion, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members that would cause the Company to become a reporting company under the Exchange Act.

Section 12.5 Admission. A Person shall be admitted to the Company as a Member only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as a Member.

Article 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Company shall not be dissolved by the admission of Substituted Members or Additional Members. However, the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A. an election to dissolve the Company made by the Board in its sole and absolute discretion, with the Consent of the Common Members;

B. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or

C. the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

Section 13.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Board (or, in the event that there are no remaining Directors, any Person elected by a Majority in Interest of the Members (the Board or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Board, in consultation with MIC, include shares of stock in MIC) shall be applied and distributed in the following order:

(1) First, to the satisfaction of all of the Company’s debts and liabilities to creditors other than the Holders (whether by payment or the making of reasonable provision for payment thereof);

(2) Second, to the satisfaction of all of the Company’s debts and liabilities to MIC (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

(3) Third, to the satisfaction of all of the Company’s debts and liabilities to the other Holders (whether by payment or the making of reasonable provision for payment thereof); and

(4) Fourth, to the Members in accordance with their positive Capital Account balances, determined after taking into account all Capital Account adjustments for all prior periods and the Company taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this Section 13.2.A(4)).

The Liquidator shall not receive any additional compensation for any services performed pursuant to this Article 13, other than reimbursement of its expenses as set forth in Section 7.4.

B. Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), except as otherwise agreed to by such Holder, such Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

D. In the sole and absolute discretion of the Board or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the Liquidator and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Liquidator arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Liquidator, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Company’s Property shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up. Instead, for federal income tax purposes the Company shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Units to the Members in the new partnership in accordance with their respective Capital Accounts in liquidation of the Company, and the new partnership is deemed to continue the business of the Company. Nothing in this Section 13.3 shall be deemed to have constituted a Transfer to an Assignee as a Substituted Member without compliance with the provisions of Section 11.4 or Section 13.3 hereof.

Section 13.4 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder of any Interest set forth in a Unit Designation, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Members pursuant to Section 13.1 hereof, result in a dissolution of the Company, the Board or Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each Holder and, in the Board’s or Liquidator’s sole and absolute discretion or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined in the sole and absolute discretion of the Board or Liquidator), and the Board or Liquidator may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the sole and absolute discretion of the Board or Liquidator).

Section 13.6 Cancellation of Certificate of Formation. Upon the completion of the liquidation of the Company cash and property as provided in Section 13.2 hereof, the Company shall be terminated, a certificate of cancellation shall be filed with the SOS, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.

Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation; provided, however, reasonable efforts shall be made to complete such winding-up within twenty-four (24) months after the adoption of a plan of liquidation of MIC, as provided in Code Section 562(b)(1)(B), if necessary, in the sole and absolute discretion of Board.

Article 14

PROCEDURES FOR ACTIONS AND CONSENTS

OF MEMBERS; AMENDMENTS; MEETINGS

Section 14.1 Procedures for Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

Section 14.2 Amendments. Amendments to this Agreement may be proposed by the Board or by Members holding twenty-five percent (25%) or more of the Interests held by Members and, except as set forth in Section 7.3.C and subject to Sections 7.3.D, 18.10 and 19.10 and the rights of any Holder of any Interest set forth in a Unit Designation, shall be approved by the Consent of the Members. Following such proposal, the Board shall submit to the Members entitled to vote thereon any proposed amendment that, pursuant to the terms of this Agreement, requires the consent, approval or vote of such Members. The Board shall seek the consent, approval or vote of the Members entitled to vote thereon on any such proposed amendment in accordance with Section 14.3 hereof. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Board, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of MIC.

Section 14.3 Meetings of the Members.

A. Meetings of the Members may be called only by the Board to transact any business that the Board determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of Members holding a majority of the Percentage Interests held by the Members entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Members. Whenever the vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or in accordance with the procedure prescribed in Section 14.3.B hereof.

B. Any action requiring the Consent of any Member or group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Company. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Board may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent that is consistent with the Board’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

C. Each Member entitled to act at a meeting of the Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

D. The Board may set, in advance, a record date for the purpose of determining the Members (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

E. Each meeting of Members shall be conducted by the Board or such other Person as the Board may appoint pursuant to such rules for the conduct of the meeting as the Board or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of MIC’s stockholders and may be held at the same time as, and as part of, the meetings of MIC’s stockholders.

Article 15

GENERAL PROVISIONS

Section 15.1 Redemption Rights of Qualifying Parties.

A. After the expiration of the applicable Initial Holding Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein) (the “Redemption Right”) to require the Company to redeem all or a portion of the Common Units held by a Tendering Party (Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Common Units”) in exchange (a “Redemption”) for the Cash Amount payable on the Specified Redemption Date. The Company may, in MIC’s sole and absolute discretion, redeem Tendered Common Units at the request of the Qualifying Party prior to the end of the applicable Initial Holding Period (subject to the terms and conditions set forth herein (including the expiration of the applicable Specified Redemption Date)) (a “Special Redemption”); provided, however, that MIC first receives a legal opinion to the same effect as the legal opinion described in Section 15.1.G(4) of this Agreement. Any Redemption shall be exercised pursuant to a Common Unit Notice of Redemption delivered to MIC by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). The Company’s obligation to effect a Redemption, however, shall not arise or be binding against the Company until the earlier of (i) the date MIC notifies the Tendering Party that it declines to acquire some or all of the Tendered Common Units under Section 15.1.B hereof following receipt of a Common Unit Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Redemption, the Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in MIC’s sole and absolute discretion, in immediately available funds, in each case, on or before the Specified Redemption Date.

B. Notwithstanding the provisions of Section 15.1.A hereof, on or before the close of business on the Cut-Off Date, MIC may, in its sole and absolute discretion but subject to the Ownership Limit (which shall only be applicable so long as MIC qualifies as or intends to qualify as a REIT), elect to acquire some or all of the Tendered Common Units from the Tendering Party in exchange for Shares. If MIC elects to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, MIC shall give written notice thereof to the Tendering Party on or before the close of business on the Cut-Off Date. If MIC elects to acquire any of the Tendered Common Units for Shares, MIC shall issue and deliver such Shares to the Tendering Party pursuant to the terms of this Section 15.1.B, in which case (1) MIC shall assume directly the obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its Redemption Right with respect to such Tendered Common Units and (2) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Common Units to MIC in exchange for the Shares Amount. If MIC so elects, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Common Units to MIC in exchange for a number of Shares equal to the product of the Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as MIC may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations, investment letters, legal opinions and other instruments as reasonably necessary, in MIC’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Common Units by MIC pursuant to this Section 15.1.B, the Tendering Party shall no longer have the right to cause the Company to effect a Redemption of such Tendered Common Units and, upon notice to the Tendering Party by MIC, given on or before the close of business on the Cut-Off Date, that MIC has elected to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, the obligation of the Company to effect a Redemption of the Tendered Common Units as to which MIC’s notice relates shall not accrue or arise. A number of Shares equal to the product of the Shares Amount and the Applicable Percentage shall be delivered by MIC as duly authorized, validly issued, fully paid and non-assessable Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and, to the extent applicable, the Securities Act and relevant state securities or “blue sky” laws. Neither any Tendering Party whose Tendered Common Units are acquired by MIC pursuant to this Section 15.1.B, any Member, any Assignee nor any other interested Person shall have any right to require or cause MIC to register, qualify or list any Shares owned or held by such Person, whether or not such Shares are issued pursuant to this Section 15.1.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between MIC and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Shares and such Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise all rights, as of the Specified Redemption Date. Shares issued upon an acquisition of the Tendered Common Units by MIC pursuant to this Section 15.1.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as MIC in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

C. Notwithstanding the provisions of Section 15.1.A and 15.1.B hereof and so long as MIC qualifies as a REIT, the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited by the Ownership Limit. To the extent that any attempted Redemption or acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof would be in violation of this Section 15.1.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in Shares otherwise issuable by MIC under Section 15.1.B hereof or cash otherwise payable under Section 15.1.A hereof.

D. If MIC does not elect to acquire the Tendered Common Units pursuant to Section 15.1.B hereof:

(1) The Company may elect to raise funds for the payment of the Cash Amount either (a) by requiring that MIC contribute to the Company funds from the proceeds of a registered public offering by MIC of Shares sufficient to purchase the Tendered Common Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Company. Any proceeds from a public offering that are in excess of the Cash Amount shall be for the sole benefit of MIC. MIC shall make a Capital Contribution of any such amounts to the Company for an additional Interest. Any such contribution shall entitle MIC to an equitable Percentage Interest adjustment.

(2) If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate).

E. Notwithstanding the provisions of Section 15.1.B hereof, MIC shall not, under any circumstances, elect to acquire any Tendered Common Units in exchange for Shares if such exchange would be prohibited under the Charter.

F. Notwithstanding anything herein to the contrary (but subject to Section 15.1.C hereof), with respect to any Redemption (or any tender of Common Units for Redemption if the Tendered Common Units are acquired by MIC pursuant to Section 15.1.B hereof) pursuant to this Section 15.1:

(1) All Common Units acquired by MIC pursuant to Section 15.1.B hereof shall automatically, and without further action required, be converted into and deemed to be an Interest comprised of the same number of Common Units.

(2) Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than one thousand (1,000) Common Units or, if such Tendering Party holds (as a Common Member or, economically, as an Assignee) less than one thousand (1,000) Common Units, all of the Common Units held by such Tendering Party, without, in each case, the Consent of MIC.

(3) If (i) a Tendering Party surrenders its Tendered Common Units during the period after the Record Date with respect to a distribution and before the record date established by MIC for a distribution to its stockholders of some or all of its portion of such Company distribution, and (ii) MIC elects to acquire any of such Tendered Common Units in exchange for Shares pursuant to Section 15.1.B, such Tendering Party shall pay to MIC on the Specified Redemption Date an amount in cash equal to the portion of the Company distribution in respect of the Tendered Common Units exchanged for Shares, insofar as such distribution relates to the same period for which such Tendering Party would receive a distribution in respect of such Shares.

(4) The consummation of such Redemption (or an acquisition of Tendered Common Units by MIC pursuant to Section 15.1.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Act.

(5) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Common Units subject to any Redemption, and be treated as a Common Member or an Assignee, as applicable, with respect to such Common Units for all purposes of this Agreement, until such Common Units are either paid for by the Company pursuant to Section 15.1.A hereof or transferred to MIC and paid for, by the issuance of the Shares, pursuant to Section 15.1.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof, the Tendering Party shall have no rights as a stockholder of MIC with respect to the Shares issuable in connection with such acquisition.

G. In connection with an exercise of the Redemption Right pursuant to this Section 15.1, except as otherwise agreed by MIC, in its sole and absolute discretion, the Tendering Party shall submit the following to MIC, in addition to the Common Unit Notice of Redemption:

(1) A written affidavit, dated the same date as the Common Unit Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of Shares by (i) such Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party will own Shares in violation of the Ownership Limit;

(2) A written representation that neither the Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional Shares prior to the closing of the Redemption or an acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof on the Specified Redemption Date; and

(3) An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of Shares by the Tendering Party and to the best of their knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 15.1.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Common Units by MIC pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party shall own Shares in violation of the Ownership Limit.

(4) In connection with any Special Redemption, MIC shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Company or MIC to violate any federal or state securities laws or regulations applicable to the Special Redemption, the issuance and sale of the Tendered Common Units to the Tendering Party or the issuance and sale of Shares to the Tendering Party pursuant to Section 15.1.B of this Agreement.

H. Holders of LTIP Units and Performance Units and holders of Class A Units shall not be entitled to the right of Redemption provided for in Section 15.1 of this Agreement, unless and until such LTIP Units, Performance Units or Class A Units, as applicable, have been converted into or exercised for, as applicable, Common Units (or any other class or series of Common Units entitled to such right of Redemption) in accordance with their terms.

Section 15.2 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Member or Assignee at the address set forth in the Register or such other address of which the Member shall notify the Company in accordance with this Section 15.2.

Section 15.3 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

Section 15.4 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.5 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.7 Waiver.

A. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

B. The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the Board, in its sole and absolute discretion, on behalf of the Company in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any Member, (ii) causing the Company to cease to qualify as a limited liability company, (iii) reducing the amount of cash otherwise distributable to the Members (other than any such reduction that affects all of the Members holding the same class or series of Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members holding such class or series of Units), (iv) resulting in the classification of the Company as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; and provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.

A. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

B. Each Member hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Member at such Member’s last known address as set forth in the Company’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.10 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Members with respect to the subject matter of this Agreement and the rights, interests and obligations of the Members with respect to the Company. Notwithstanding the immediately preceding sentence, the Members hereby acknowledge and agree that the Company, without the approval of any Member, may enter into side letters or similar written agreements with Members, executed contemporaneously with the admission of such Member to the Company, affecting the terms hereof, as negotiated with such Member and which the Board in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

Section 15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.12 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement and if MIC qualifies as a REIT or intends to qualify as a REIT, to the extent that the amount to be paid, credited, distributed or reimbursed by the Company to any REIT Member or its officers, trustees, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Member for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the Board in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Fiscal Year so that the REIT Payments, as so reduced, for or with respect to such REIT Member shall not exceed the lesser of:

A. an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Member’s total gross income (but excluding the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Member from sources other than those described in subsections (A) through (I) of Code Section 856(c)(2) (but not including the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)); or

B. an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Member’s total gross income (but excluding the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)) for the Fiscal Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Member from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)); provided, however, that REIT Payments in excess of the amounts set forth in clauses (a) and (b) above may be made if MIC, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts should not adversely affect the REIT Member’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Fiscal Year as a consequence of the limitations set forth in this Section 15.12, such REIT Payments shall carry over and shall be treated as arising in the following Fiscal Year if such carry over does not adversely affect the REIT Member’s ability to qualify as a REIT, provided, however, that any such REIT Payment shall not be carried over more than three Fiscal Years, and any such remaining payments shall no longer be due and payable. The purpose of the limitations contained in this Section 15.12 is to prevent any REIT Member from failing to qualify as a REIT under the Code by reason of such REIT Member’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Company, and this Section 15.12 shall be interpreted and applied to effectuate such purpose.

Section 15.13 No Partition. No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.14 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto including, without limitation, a creditor of the Company or any Member or other third party having dealings with the Company) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Company (other than as expressly provided herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members.

Section 15.15 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Units any rights whatsoever as stockholders of MIC, including without limitation any right to receive dividends or other distributions made to stockholders of MIC or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of MIC or any other matter.

Article 16

SERIES A CONVERTIBLE REDEEMABLE PREFERRED UNITS

Section 16.1 Designation.

A series of Units in the Company designated as the “Series A Convertible Redeemable Preferred Units” (the “Series A Preferred Units”) is hereby established. The number of Series A Preferred Units shall be 2,862.

Section 16.2 Distributions.

A. Payment of Distributions. MIC, as holder of the Series A Preferred Units, will be entitled to receive, when, as and if authorized by the Board, out of Available Cash, cumulative cash distributions per Series A Preferred Unit in an amount equal to the Series A Priority Return accrued thereon, at the applicable rate, in accordance with this Section 16.2. Such distributions shall accrue and be cumulative from and including April 1, 2020 (the “Series A Preferred Unit Initial Accrual Date”) and will be payable at the then applicable rate (each a “Series A Preferred Unit Distribution Payment Date”) (i) for the period from the Series A Preferred Unit Initial Accrual Date to June 30, 2021, on or about July 12, 2021, (ii) except as provided in clause (iii), for each monthly distribution period thereafter, monthly in equal amounts in arrears on or about the 12th calendar day of each calendar month, commencing on or about August 12, 2021, and (iii) to the extent that any Series A Preferred Unit is redeemed pursuant to Section 4.7.B after a Series A Distribution Record Date with respect to any distribution and before the payment date (determined in accordance with clause (i) or (ii)) of such distribution, in the event of a redemption of any Series A Preferred Unit, on the redemption date of such Unit; provided, however, if any Series A Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise be payable on such date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Preferred Unit Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series A Preferred Unit Distribution Payment Date to such next succeeding Business Day. Distributions will be payable on Series A Preferred Units outstanding at the close of business on the applicable Series A Distribution Record Date. Each distribution is payable to holders of record of outstanding Series A Preferred Units as of the applicable Series A Distribution Record Date or date of redemption of such Series A Preferred Unit, as applicable. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series A Preferred Unit outstanding on any Series A Distribution Record Date shall be equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such date.

B. Distributions Cumulative. Distributions on the Series A Preferred Units will be cumulative from and including the Series A Preferred Unit Initial Accrual Date, or, with respect to the special distribution right referred to in Section 16.2.E below, from, and including, the first date on which the dividend rate payable on the Series A Preferred Shares is increased in accordance with the Series A Preferred Shares Terms. Distributions will accumulate from the Series A Preferred Unit Initial Accrual Date or the most recent Series A Preferred Unit Distribution Payment Date to which accrued distributions have been paid, whether or not the terms and provisions set forth in Section 16.2.D hereof at any time prohibit the current payment of distributions, whether or not the Company has Available Cash or earnings and whether or not such distributions are authorized.

C. Restrictions on Distributions. No distributions on the Series A Preferred Units shall be authorized, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of MIC, including any agreement relating to its indebtedness, prohibits the authorization, declaration, payment or setting apart for payment of dividends on the Series A Preferred Shares or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

D. Priority as to Distributions.

(1) When dividends are not paid in full upon the Series A Preferred Units or any other class or series of Parity Preferred Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series A Preferred Units and accumulated, accrued and unpaid on such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distributions).

(2) Except as set forth in Section 16.2.D(1), unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series A Preferred Units have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions paid in Units Junior to the Series A Preferred Units or options, warrants or rights to subscribe for or purchase Units Junior to the Series A Preferred Units) shall be declared and paid or declared and set apart for payment by the Company and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Company with respect to any Units Junior to the Series A Preferred Units or Parity Preferred Units, nor shall any Units Junior to the Series A Preferred Units or Parity Preferred Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made in connection with a redemption, purchase or other acquisition by MIC of Shares in connection with an equity incentive or benefit plan of MIC) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Company (except by conversion into or exchange for Units Junior to the Series A Preferred Units, or options, warrants or rights to subscribe for or purchase any Units Junior to the Series A Preferred Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of any Units Junior to the Series A Preferred Units or Parity Preferred Units.

E. Special Distribution Rate; Distribution Stopper. If, at any time, and for such period of time as, the dividend rate payable on the Series A Preferred Shares is increased in accordance with the Series A Preferred Shares Terms, the Series A Priority Return shall be increased to 7.50% per annum on the stated value of $1,000.00 per Series A Preferred Unit (equivalent to the fixed annual amount of $75.00 per Series A Preferred Unit). If, at any time, and for such period of time as, the current payment of dividends on the Series A Preferred Shares is suspended and such suspended amounts are accumulating, in accordance with the Series A Preferred Shares Terms, then a commensurate suspension of distributions and accumulation shall occur on the Series A Preferred Units.

F. No Further Rights. Notwithstanding anything in this Section 16.2, after full cumulative distributions on the outstanding Series A Preferred Units have been paid with respect to a distribution period, MIC, as holder of the Series A Preferred Units, will not be entitled to any further distributions with respect to that distribution period. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable.

Section 16.3 Liquidation Preference.

A. Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, distributions on the Series A Preferred Units shall be made in accordance with Article 13 hereof.

B. No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, MIC, as holder of the Series A Preferred Units, will have no right or claim to any of the remaining assets of the Company.

C. Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Company with one or more entities or a sale or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Section 16.4 Rank.

The Series A Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Units and to all other Units, now or hereafter issued and outstanding, the terms of which provide that such Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series A Preferred Units; (ii) on a parity with the Series 1 Preferred units and all other Parity Preferred Units; and (iii) junior to any class or series of Units the terms of which specifically provide that such Units shall rank senior to the Series A Preferred Units.

Section 16.5 Voting Rights.

MIC shall not have any voting or consent rights in respect of its interest represented by the Series A Preferred Units.

Section 16.6 Transfer Restrictions.

The Series A Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor Member in accordance with Section 11.2.

Section 16.7 Conversion Rights.

The Series A Preferred Units shall not be convertible into any other class or series of Interest or any other property of the Company other than in the event that the Series A Preferred Shares are converted into Shares in accordance with the Series A Preferred Shares Terms, in which case, on the Conversion Date (as defined in the

Series A Preferred Shares Terms), each Series A Preferred Unit shall automatically convert into a number of Common Units equal to the number of Shares issued upon conversion of each Series A Preferred Share so converted. If MIC relies upon the Series A Preferred Shares Terms to avoid the issuance of any fractional Shares in connection with a conversion of Series A Preferred Shares into Shares, the Company may take any consistent action with respect to the corresponding conversion of Series A Preferred Units to Common Units.

Section 16.8 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series A Preferred Units.

Article 17

SERIES 1 CONVERTIBLE REDEEMABLE PREFERRED UNITS

Section 17.1 Designation.

A series of Units in the Company designated as the “Series 1 Convertible Redeemable Preferred Units” (the “Series 1 Preferred Units”) is hereby established. The number of Series 1 Preferred Units shall be 39,811.

Section 17.2 Distributions.

A. Payment of Distributions. MIC, as holder of the Series 1 Preferred Units, will be entitled to receive, when, as and if authorized by the Board out of Available Cash, cumulative cash distributions per Series 1 Preferred Unit in an amount equal to the Series 1 Priority Return accrued thereon, at the applicable rate, in accordance with this Section 17.2. Such distributions shall accrue and be cumulative from and including April 1, 2020 (the “Series 1 Preferred Unit Initial Accrual Date”) and will be payable at the then applicable rate (each a “Series 1 Preferred Unit Distribution Payment Date”) (i) for the period from the Series 1 Preferred Unit Initial Accrual Date to June 30, 2021, on or about July 12, 2021, (ii) except as provided in clause (iii), for each monthly distribution period thereafter, monthly in equal amounts in arrears on or about the 12th calendar day of each calendar month, commencing on or about August 12, 2021, and (iii) to the extent that any Series 1 Preferred Unit is redeemed pursuant to Section 4.7.B after a Series 1 Distribution Record Date with respect to any distribution and before the payment date (determined in accordance with clause (i) or (ii)) of such distribution, in the event of a redemption of any Series 1 Preferred Unit, on the redemption date of such Unit; provided, however, if any Series 1 Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise be payable on such date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series 1 Preferred Unit Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series 1 Preferred Unit Distribution Payment Date to such next succeeding Business Day. Distributions will be payable on Series 1 Preferred Units outstanding at the close of business on the applicable Series 1 Distribution Record Date. Each distribution is payable to holders of record of outstanding Series 1 Preferred Units as of the applicable Series 1 Distribution Record Date or date of redemption of such Series 1 Preferred Unit, as applicable. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series 1 Preferred Unit outstanding on any Series 1 Distribution Record Date shall be equal to the distribution paid with respect to each other Series 1 Preferred Unit that is outstanding on such date.

B. Distributions Cumulative. Distributions on the Series 1 Preferred Units will be cumulative from and including the Series 1 Preferred Unit Initial Accrual Date, or, with respect to the special distribution right referred to in Section 17.2.E below, from, and including, the first date on which the dividend rate payable on the Series 1 Preferred Shares is increased in accordance with the Series 1 Preferred Shares Terms. Distributions will accumulate from the Series 1 Preferred Unit Initial Accrual Date or the most recent Series 1 Preferred Unit Distribution Payment Date to which accrued distributions have been paid, whether or not the terms and provisions set forth in Section 17.2.D hereof at any time prohibit the current payment of distributions, whether or not the Company has Available Cash or earnings and whether or not such distributions are authorized.

C. Restrictions on Distributions. No distributions on the Series 1 Preferred Units shall be authorized, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of MIC, including any agreement relating to its indebtedness, prohibits the authorization, declaration, payment or setting apart for payment of dividends on the Series 1 Preferred Shares or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

D. Priority as to Distributions.

(1) When dividends are not paid in full upon the Series 1 Preferred Units or any other class or series of Parity Preferred Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series 1 Preferred Units and any Parity Preferred Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series 1 Preferred Units and accumulated, accrued and unpaid on such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distributions).

(2) Except as set forth in Section 17.2.D(1), unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series 1 Preferred Units have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions paid in Units Junior to the Series 1 Preferred Units or options, warrants or rights to subscribe for or purchase Units Junior to the Series 1 Preferred Units) shall be declared and paid or declared and set apart for payment by the Company and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Company with respect to any Units Junior to the Series 1 Preferred Units or Parity Preferred Units, nor shall any Units Junior to the Series 1 Preferred Units or Parity Preferred Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made in connection with a redemption, purchase or other acquisition by MIC of Shares in connection with an equity incentive or benefit plan of MIC) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Company (except by conversion into or exchange for Units Junior to the Series 1 Preferred Units, or options, warrants or rights to subscribe for or purchase any Units Junior to the Series 1 Preferred Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of any Units Junior to the Series 1 Preferred Units or Parity Preferred Units.

E. Special Distribution Rate; Distribution Stopper. If, at any time, and for such period of time as, the dividend rate payable on the Series 1 Preferred Shares is increased in accordance with the Series 1 Preferred Shares Terms, the Series 1 Priority Return shall be increased to 7.00% per annum on the stated value of $1,000.00 per Series 1 Preferred Unit (equivalent to the fixed annual amount of $70.00 per Series 1 Preferred Unit). If, at any time, and for such period of time as, the current payment of dividends on the Series 1 Preferred Shares is suspended and such suspended amounts are accumulating, in accordance with the Series 1 Preferred Shares Terms, then a commensurate suspension of distributions and accumulation shall occur on the Series 1 Preferred Units.

F. No Further Rights. Notwithstanding anything in this Section 17.2, after full cumulative distributions on the outstanding Series 1 Preferred Units have been paid with respect to a distribution period, MIC, as holder of the Series 1 Preferred Units, will not be entitled to any further distributions with respect to that distribution period. Any distribution payment made on the Series 1 Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series 1 Preferred Units which remains payable.

Section 17.3 Liquidation Preference.

A. Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, distributions on the Series 1 Preferred Units shall be made in accordance with Article 13 hereof.

B. No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, MIC, as holder of the Series 1 Preferred Units, will have no right or claim to any of the remaining assets of the Company.

C. Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Company with one or more entities or a sale or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Section 17.4 Rank.

The Series 1 Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Units and to all other Units, now or hereafter issued and outstanding, the terms of which provide that such Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series 1 Preferred Units; (ii) on a parity with the Series A Preferred Units and all other Parity Preferred Units; and (iii) junior to any class or series of Units the terms of which specifically provide that such Units shall rank senior to the Series 1 Preferred Units.

Section 17.5 Voting Rights.

MIC shall not have any voting or consent rights in respect of its interest represented by the Series 1 Preferred Units.

Section 17.6 Transfer Restrictions.

The Series 1 Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor Member in accordance with Section 11.2.

Section 17.7 Conversion Rights.

The Series 1 Preferred Units shall not be convertible into any other class or series of Interest or any other property of the Company other than in the event that the Series 1 Preferred Shares are converted into Shares in accordance with the Series 1 Preferred Shares Terms, in which case, on the Conversion Date (as defined in the Series 1 Preferred Shares Terms), each Series 1 Preferred Unit shall automatically convert into a number of Common Units equal to the number of Shares issued upon conversion of each Series 1 Preferred Share so converted. If MIC relies upon the Series 1 Preferred Shares Terms to avoid the issuance of any fractional Shares in connection with a conversion of Series 1 Preferred Shares into Shares, the Company may take any consistent action with respect to the corresponding conversion of Series 1 Preferred Units to Common Units.

Section 17.8 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series 1 Preferred Units.

Article 18

SERIES 2 CONVERTIBLE PREFERRED UNITS

Section 18.1 Designation.

A series of Units in the Company designated as the “Series 2 Convertible Preferred Units” (the “Series 2 Preferred Units”) is hereby established. The number of Series 2 Preferred Units shall be 60,000.

Section 18.2 Distributions.

A. Payment of Distributions. MIC, as holder of the Series 2 Preferred Units, will be entitled to receive, when, as and if authorized by the Board, distributions payable in kind in additional Series 2 Preferred Units at a cumulative annual rate of 10.0% of the $1,000.00 per unit liquidation preference of the Series 2 Preferred Units for the period beginning from, and including, the original date of issuance of such Series 2 Preferred Unit and ending on the Series 2 Preferred Unit Distribution Payment Date; provided that if the Series 2 Preferred Unit Distribution Payment Date occurs prior to the first anniversary of the original date of issuance of such Series 2 Preferred Unit, such Series 2 Preferred Unit shall receive distributions at a cumulative annual rate of 10.0% of the $1,000.00 per unit liquidation preference for a period of one year, which shall be paid in full on the Series 2 Preferred Unit Distribution Payment Date. Distributions shall be payable in kind only on a single payment date and shall not be payable in cash. Distributions shall be payable on the date (and immediately preceding the time) that the Series 2 Preferred Units convert into Common Units in accordance with Section 18.7 (the “Series 2 Preferred Unit Distribution Payment Date”); provided, that if the Series 2 Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Series 2 Preferred Unit Distribution Payment Date may be paid on the preceding or succeeding Business Day with the same force and effect as if paid on such Series 2 Preferred Unit Distribution Payment Date and no interest, additional distributions or other sums shall accrue thereon. Distributions will be payable on Series 2 Preferred Units outstanding at the close of business on the Series 2 Distribution Record Date. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series 2 Preferred Unit outstanding on the Series 2 Distribution Record Date shall be equal to the distribution paid with respect to each other Series 2 Preferred Unit that is outstanding on such date.

B. Amount of Distributions. The number of Series 2 Preferred Units to be issued in payment of such distribution in kind with respect to each outstanding Series 2 Preferred Unit shall be determined by dividing (1) the amount of such distribution per unit by (2) the $1,000.00 liquidation preference per Series 2 Preferred Unit.

C. Restrictions on Distributions. No distributions on the Series 2 Preferred Units shall be authorized, declared, paid or set apart for payment if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

D. No Further Rights. Notwithstanding anything in this Section 18.2, after full cumulative distributions on the outstanding Series 2 Preferred Units have been paid with respect to a distribution period, MIC, as holder of the Series 2 Preferred Units, will not be entitled to any further distributions with respect to that distribution period.

Section 18.3 Liquidation Preference.

A. Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, distributions on the Series 2 Preferred Units shall be made in accordance with Article 13 hereof.

B. No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, MIC, solely in its capacity as holder of the Series 2 Preferred Units, will have no right or claim to any of the remaining assets of the Company.

C. Consolidation, Merger or Certain Other Transactions. None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company’s property or business shall be considered a liquidation, dissolution or winding up of the Company.

Section 18.4 Rank.

The Series 2 Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (i) senior to the Series 1 Preferred Units, the Series A Preferred Units, the Common Units and to all other Units, now or hereafter issued and outstanding, the terms of which provide that such Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series 2 Preferred Units; (ii) on a parity with any class or series of Units the terms of which specifically provide that such Units shall rank on parity with the Series 2 Preferred Units; and (iii) junior to any class or series of Units the terms of which specifically provide that such Units shall rank senior to the Series 2 Preferred Units.

Section 18.5 Voting Rights.

MIC shall not have any voting or consent rights in respect of its interest represented by the Series 2 Preferred Units.

Section 18.6 Transfer Restrictions.

The Series 2 Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor Member in accordance with Section 11.2.

Section 18.7 Mandatory Conversion.

In the event that the Series 2 Preferred Shares are converted into Shares in accordance with the Series 2 Preferred Shares Terms, the outstanding Series 2 Preferred Units shall automatically convert into a number of Common Units equal to the number of Shares issued upon conversion of each Series 2 Preferred Share so converted. If MIC relies upon the Series 2 Preferred Shares Terms to avoid the issuance of any fractional Shares in connection with a conversion of Series 2 Preferred Shares into Shares, the Company may take any consistent action with respect to the corresponding conversion of Series 2 Preferred Units to Common Units.

Section 18.8 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series 2 Preferred Units.

Section 18.9 Allocations.

It is the intent of the parties that the conversion feature of the Series 2 Preferred Units shall constitute a “noncompensatory option” within the meaning of Regulations Section 1.721-2(f). Accordingly, upon conversion, Net Income, Net Loss and other allocations (such as those governed by Article 6 hereof) shall be allocated to holders of Series 2 Preferred Units in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv)(s) as applied by the Board in good faith, and the remainder of the provisions in this Agreement (including without limitation Article 6 hereof) shall be applied by giving due regard to the allocations in this Section 18.9.

Article 19

LTIP UNITS

Section 19.1 Designation.

A class of Units in the Company designated as the “LTIP Units” is hereby established. The number of LTIP Units that may be issued is not limited by this Agreement.

Section 19.2 Vesting.

A. Vesting, Generally. LTIP Units may, in the sole discretion of the Board, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable LTIP Unit Agreement.

The terms of any LTIP Unit Agreement may be modified by the Board from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant LTIP Unit Agreement or by the Plans or any other applicable Equity Plan. LTIP Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of an LTIP Unit Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.”

B. Forfeiture. Upon the forfeiture of any LTIP Units in accordance with the applicable LTIP Unit Agreement (including any forfeiture effected through repurchase), the LTIP Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable LTIP Unit Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation Section 6.3.A(9)), the Plans (or other applicable Equity Plan) and the applicable LTIP Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the Holder of LTIP Units that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.2.F, calculated with respect to such Holder’s remaining LTIP Units, if any.

Section 19.3 Adjustments. The Company shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter any of (a) the special allocations pursuant to Section 6.2.F hereof, (b) differences between distributions to be made with respect to LTIP Units and Common Units pursuant to Section 13.2 and Section 19.4.B hereof in the event that the Capital Accounts attributable to the LTIP Units are less than those attributable to Common Units due to insufficient special allocation pursuant to Section 6.2.F or (c) any related provisions. If an Adjustment Event occurs, then the Board shall take any action reasonably necessary, including any amendment to this Agreement or any LTIP Unit Agreement and/or any update to the Register, adjusting the number of outstanding LTIP Units or subdividing or combining outstanding LTIP Units, in any case, to maintain a one-for-one conversion and economic equivalence ratio between Common Units and LTIP Units. The following shall be “Adjustment Events”: (i) the Company makes a distribution on all outstanding Common Units in Units, (ii) the Company subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, (iii) the Company issues any Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units or (iv) any other non-recurring event or transaction that would, as determined by the Board in its sole discretion, have the similar effect of unjustly diluting or expanding the rights conferred by outstanding LTIP Units or Performance Units. If more than one Adjustment Event occurs, any adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Units to MIC in respect of a Capital Contribution to the Company of proceeds from the sale of securities by MIC. If the Company takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the Board such action would require an action to maintain the one-to-one correspondence described above, the Board shall have the right to take such action, to the extent permitted by law, in such manner and at such time as the Board, in its sole discretion, may determine to be reasonably appropriate under the circumstances to preserve the one-to-one correspondence described above. If an amendment is made to this Agreement adjusting the number of outstanding LTIP Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Company shall mail a notice to each Holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

Section 19.4 Distributions.

A. Operating Distributions. Except as otherwise provided in this Agreement, in any LTIP Unit Agreement or by the Board with respect to any particular class or series of LTIP Units, Holders of LTIP Units shall be entitled to receive, if, when and as authorized by the Board out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) which may be made from time to time, in an amount per unit equal to the amount of any such distributions that would have been payable to such holders if the LTIP Units had been Common Units (if applicable, assuming such LTIP Units were held for the entire period to which such distributions relate).

B. Liquidating Distributions. Holders of LTIP Units shall also be entitled to receive, if, when and as authorized by the Board out of funds or other property legally available for the payment of distributions, distributions upon the occurrence of a Liquidating Event or representing proceeds from a Terminating Capital Transaction in an amount per LTIP Unit equal to the amount of any such distributions payable on one Common Unit, whether made prior to, on or after the LTIP Unit Distribution Payment Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units.

C. Distributions Generally. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the Board (any such date, an “LTIP Unit Distribution Payment Date”). Absent a contrary determination by the Board, the LTIP Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Common Units. The record date for determining which Holders of LTIP Units are entitled to receive a distribution shall be the Record Date.

Section 19.5 Allocations. Holders of LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Common Unit. The allocations provided by the preceding sentence shall be subject to Sections 6.2.B and 6.2.C and in addition to any special allocations required by Section 6.2.F. The Board is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss under this Section 19.5, or to adjust the allocations made under this Section 19.5, so that the ratio of (a) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s LTIP Unit Distribution Payment Date falls (excluding special allocations under Section 6.2.F), to (b) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to the ratio of (i) the Net Income and Net Loss allocated with respect to MIC’s Common Units in such taxable year to (ii) the amounts distributed to MIC with respect to such Common Units and such taxable year.

Section 19.6 Transfers. Subject to the terms and limitations contained in an applicable LTIP Unit Agreement and the Plans (or any other applicable Equity Plan), and except as expressly provided in this Agreement with respect to LTIP Units, a Holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions, as Holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

Section 19.7 Redemption. The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to LTIP Units unless and until they are converted to Common Units as provided in Section 19.9 below.

Section 19.8 Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend, as determined by the Board, indicating that additional terms, conditions and restrictions on transfer, including without limitation under any LTIP Unit Agreement and the Plans (or any other applicable Equity Plan), apply to the LTIP Unit.

Section 19.9 Conversion to Common Units.

A. A Qualifying Party holding LTIP Units shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units, taking into account all adjustments (if any) made pursuant to Section 19.3; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such Qualifying Party holds less than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such Qualifying Party, to the extent not subject to the limitation on conversion under Section 19.9.B below. Qualifying Parties shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that in anticipation of any event that will cause his or her Unvested LTIP Units to become Vested LTIP Units (and subject to the timing requirements set forth in Section 19.9.B below), such Qualifying Party may give the Company a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party in writing prior to such vesting event, shall be accepted by the Company subject to such condition. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 19.9.

B. A Qualifying Party may convert his or her Vested LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 19.3. Notwithstanding the foregoing, in no event may a Qualifying Party convert a number of Vested LTIP Units that exceeds the Capital Account Limitation. In order to exercise his or her Conversion Right, a Qualifying Party shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit C to the Company (with a copy to MIC) not less than three (3) nor more than ten (10) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the Company has not given to the Qualifying Party notice of a proposed or upcoming Transaction (as defined below) at least thirty (30) days prior to the effective date of such Transaction, then the Qualifying Party shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the Company of a Transaction or (y) the third (3rd) Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.2. Each Qualifying Party seeking to convert Vested LTIP Units covenants and agrees with the Company that all Vested LTIP Units to be converted pursuant to this Section 19.9 shall be free and clear of all liens. Notwithstanding anything herein to the contrary, if the Initial Holding Period with respect to the Common Units into which the Vested LTIP Units are convertible has elapsed, a Qualifying Party may deliver a Notice of Redemption pursuant to Section 15.1.A relating to such Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Company shall in no event take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a Qualifying Party in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Company pursuant to Section 15.1.A simultaneously with such conversion, with the further consequence that, if MIC elects to assume the Company’s redemption obligation with respect to such Units under Section 15.1.B by delivering to such Qualifying Party Shares rather than cash, then such Qualifying Party can have such Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. MIC shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.

C. The Company, at any time at the election of the Board, may cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 19.3; provided, however, that the Board may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such Qualifying Party pursuant to Section 19.9.B. In order to exercise its right of Forced Conversion, the Company shall deliver a notice (a “Forced Conversion Notice”) in the form attached hereto as Exhibit D to the applicable Holder of LTIP Units not less than 10 nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.2.

D. A conversion of Vested LTIP Units for which the Holder thereof has given a Conversion Notice or the Company has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Holder of LTIP Units, other than the surrender of any certificate or certificates evidencing such Vested LTIP Units, as of which time such Holder of LTIP Units shall be credited on the books and records of the Company as of the opening of business on the next day with the number of Common Units into which such LTIP Units were converted. After the conversion of LTIP Units as aforesaid, the Company shall deliver to such Holder of LTIP Units, upon his or her written request, a certificate of the Company certifying the number of Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Member pursuant to Article 11 hereof may exercise the rights of such Member pursuant to this Section 19.9 and such Member shall be bound by the exercise of such rights by the Assignee.

E. For purposes of making future allocations under Section 6.2.F and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable Holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

F. If the Company or MIC shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Company’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Common Units shall be exchanged for or converted into the right, or the Holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the Company shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Company were sold at the Transaction price or, if applicable, at a value determined by the Board in good faith using the value attributed to the Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Company shall use commercially reasonable efforts to cause each Holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a Holder of the same number of Common Units, assuming such Holder is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that Holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the Company shall give prompt written notice to each Holder of LTIP Units of such opportunity, and shall use commercially reasonable efforts to afford the Holder of LTIP Units the right to elect, by written notice to the Company, the form or type of consideration to be received upon conversion of each LTIP Unit held by such Holder into Common Units in connection with such Transaction. If a Holder of LTIP Units fails to make such an election, such Holder (and any of his or her transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of Common Units would receive if such Holder of Common Units failed to make such an election. Subject to the rights of the Company and MIC under any LTIP Unit Agreement and the relevant terms of the Plan or any other applicable Equity Plan, the Company shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 19.9.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Holder of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the Holder of LTIP Units.

Section 19.10 Voting. Members holding LTIP Units shall have the same voting rights as Members holding Common Units, with the LTIP Units and Performance Units voting together as a single class with the Common Units and having one vote per LTIP Unit and Holders of LTIP Units shall not be entitled to approve, vote on or consent to any other matter. The foregoing voting provision will not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted or provision is made for such conversion to occur as of or prior to such time into Common Units.

Section 19.11 Tax Treatment. The LTIP Units and Performance Units are intended to be treated for tax purposes as “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343, and Rev. Proc. 2001-43, 2001-2 C.B. 191. The receipt and issuance of the LTIP Units and Performance Units are intended to be treated as a non-taxable event for the Company and the Holder of LTIP Units or Performance Units to whom such Units are issued. Each Member authorizes the Board to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(1) and proposed IRS Revenue Procedure published in Notice 2005-43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of an Interest that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest), or in similar Regulations or guidance, if such Proposed Section 83 Safe Harbor Regulation or similar Regulations are promulgated as final or temporary Regulations. If the Board determines that the Company should make such election, the Board is hereby authorized to amend this Agreement without the consent of any other Member to provide that (i) the Company is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Company and each of its Members (including any Person to whom an Interest, including an LTIP Unit or Performance Unit, is Transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Interests Transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members will take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the Board determines, in its sole discretion, that the Company should terminate such election. The Board is further authorized to amend this Agreement to modify Article 6 to the extent the Board determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of Interests in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Member expressly confirms that it will be legally bound by any such amendment.

Article 20

PERFORMANCE UNITS

Section 20.1 Designation.

A class of Units in the Company designated as the “Performance Units” is hereby established. The number of Performance Units that may be issued is not limited by this Agreement.

Section 20.2 Vesting.

A. Vesting, Generally. Performance Units may, in the sole discretion of the Board, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable Performance Unit Agreement. The terms of any Performance Unit Agreement may be modified by the Board from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Performance Unit Agreement or by the Plan or any other applicable Equity Plan. Performance Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of a Performance Unit Agreement are referred to as “Vested Performance Units”; all other Performance Units are referred to as “Unvested Performance Units.”

B. Forfeiture. Upon the forfeiture of any Performance Units in accordance with the applicable Performance Unit Agreement (including any forfeiture effected through repurchase), the Performance Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Performance Unit Agreement, no consideration or other payment shall be due with respect to any Performance Units that have been forfeited, other than any distributions declared with respect to a Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation Section 6.3.A(9)), the Plans (or other applicable Equity Plan) and the applicable Performance Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the Holder of Performance Units that is attributable to all of his or her Performance Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.2.F, calculated with respect to such Holder’s remaining Performance Units, if any.

Section 20.3 Adjustments. The Company shall maintain at all times a one-to-one correspondence between Performance Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter any of (a) the special allocations pursuant to Section 6.2.F hereof, (b) differences between distributions to be made with respect to Performance Units and Common Units pursuant to Section 13.2, Section 20.4.A and Section 20.4.B hereof in the event that the Capital Accounts attributable to the Performance Units are less than those attributable to Common Units due to insufficient special allocation pursuant to Section 6.2.F or (c) any related provisions. If an Adjustment Event (as defined in Section 19.3, taking into account events that are not considered Adjustment Events thereunder) occurs, then the Board shall take any action reasonably necessary, including any amendment to this Agreement or any Performance Unit Agreement and/or any update to the Register, adjusting the number of outstanding Performance Units or subdividing or combining outstanding Performance Units, in any case, to maintain a one-for-one conversion and economic equivalence ratio between Common Units and Performance Units. If more than one Adjustment Event occurs, any adjustment to the Performance Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. If the Company takes an action affecting the Common Units other than actions specifically described in Section 19.3 as Adjustment Events and in the opinion of the Board such action would require an action to maintain the one-to-one correspondence described above, the Board shall have the right to take such action, to the extent permitted by law, in such manner and at such time as the Board, in its sole discretion, may determine to be reasonably appropriate under the circumstances to preserve the one-to-one correspondence described above. If an amendment is made to this Agreement adjusting the number of outstanding Performance Units as herein provided, the Company shall promptly file in the books and records of the Company an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Company shall mail a notice to each Holder of Performance Units setting forth the adjustment to his or her Performance Units and the effective date of such adjustment.

Section 20.4 Distributions.

A. Operating Distributions. Except as otherwise provided in this Agreement, in any Performance Unit Agreement or by the Board with respect to any particular class or series of Performance Units, Holders of Performance Units shall be entitled to receive, if, when and as authorized by the Board out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) which may be made from time to time, in an amount per Performance Unit equal to (i) in the case of Unvested Performance Units, the product of the distribution made to holders of Common Units per Common Unit multiplied by the Performance Unit Sharing Percentage, and (ii) in the case of a Vested Performance Units, the distribution made to holders of Common Units per Common Unit, in each case, if applicable, assuming such Performance Units were held for the entire period to which such distributions relate.

B. Liquidating Distributions. Holders of Performance Units shall also be entitled to receive, if, when and as authorized by the Board out of funds or other property legally available for the payment of distributions, distributions upon the occurrence of a Liquidating Event or representing proceeds from a Terminating Capital Transaction in an amount per Performance Unit equal to the amount of any such distributions payable on one Common Unit, whether made prior to, on or after the Performance Unit Distribution Payment Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such Performance Units to the extent attributable to the ownership of such Performance Units.

C. Distributions Generally. Distributions on the Performance Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the Board (any such date, a “Performance Unit Distribution Payment Date”). Absent a contrary determination by the Board, the Performance Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Common Units, and the record date for determining which Holders of Performance Units are entitled to receive distributions shall be the Record Date.

Section 20.5 Allocations.

A. Holders of Vested Performance Units shall be allocated Net Income and Net Loss in amounts per Performance Unit equal to the amounts allocated per Common Unit. The allocations provided by the preceding sentence shall be subject to Sections 6.2.B and 6.2.C and in addition to any special allocations required by Section 6.2.F.

B. The holder of such Unvested Performance Units shall be allocated Net Income and Net Loss in amounts per Unvested Performance Unit equal to the amounts allocated per Vested Performance Unit; provided, however, that for purposes of allocations of Net Income and Net Loss pursuant to Sections 6.2.B, 6.2.C and 6.3, the term Percentage Interest when used with respect to an Unvested Performance Unit shall be treated as a fraction of one outstanding Common Unit equal to one Common Unit multiplied by the Performance Unit Sharing Percentage.

C. The Board is authorized in its discretion to delay or accelerate the participation of the Performance Units in allocations of Net Income and Net Loss under this Section 20.5, or to adjust the allocations made under this Section 20.5, so that the ratio of (a) the total amount of Net Income or Net Loss allocated with respect to each Performance Unit in the taxable year in which that Performance Unit’s Performance Unit Distribution Payment Date falls (excluding special allocations under Section 6.2.F), to (b) the total amount distributed to that Performance Unit with respect to such period, is more nearly equal to the ratio of (i) the Net Income and Net Loss allocated with respect to MIC’s Common Units in such taxable year to (ii) the amounts distributed to MIC with respect to such Common Units and such taxable year.

Section 20.6 Transfers. Subject to the terms and limitations contained in an applicable Performance Unit Agreement and the Plans (or any other applicable Equity Plan), and except as expressly provided in this Agreement with respect to Performance Units, a Holder of Performance Units shall be entitled to transfer his or her Performance Units to the same extent, and subject to the same restrictions, as Holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

Section 20.7 Redemption. The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to Performance Units unless and until they are converted to Common Units as provided in Section 20.9 below.

Section 20.8 Legend. Any certificate evidencing a Performance Unit shall bear an appropriate legend, as determined by the Board, indicating that additional terms, conditions and restrictions on transfer, including without limitation under any Performance Unit Agreement and the Plans (or any other applicable Equity Plan), apply to the Performance Unit.

Section 20.9 Conversion to Common Units.

A. A Qualifying Party holding Performance Units shall have the Conversion Right, at his or her option, at any time to convert all or a portion of his or her Vested Performance Units into Common Units, taking into account all adjustments (if any) made pursuant to Section 20.3; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than one thousand (1,000) Vested Performance Units or, if such Qualifying Party holds less than one thousand (1,000) Vested Performance Units, all of the Vested Performance Units held by such Qualifying Party, to the extent not subject to the limitation on conversion under Section 20.9.B below. Qualifying Parties shall not have the right to convert Unvested Performance Units into Common Units until they become Vested Performance Units; provided, however, that in anticipation of any event that will cause his or her Unvested Performance Units to become Vested Performance Units (and subject to the timing requirements set forth in Section 20.9.B below), such Qualifying Party may give the Company a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party in writing prior to such vesting event, shall be accepted by the Company subject to such condition. In all cases, the conversion of any Performance Units into Common Units shall be subject to the conditions and procedures set forth in this Section 20.9.

B. A Qualifying Party may convert his or her Vested Performance Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 20.3. Notwithstanding the foregoing, in no event may a Qualifying Party convert a number of Vested Performance Units that exceeds the Capital Account Limitation. In order to exercise his or her Conversion Right, a Qualifying Party shall deliver a Conversion Notice in the form attached as Exhibit C to the Company (with a copy to MIC) not less than three (3) nor more than ten (10) days prior to the Conversion Date specified in such Conversion Notice; provided, however, that if the Company has not given to the Qualifying Party notice of a proposed or upcoming Transaction (as defined in Section 19.9) at least thirty (30) days prior to the effective date of such Transaction, then the Qualifying Party shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the Company of a Transaction or (y) the third (3rd) Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.2. Each Qualifying Party seeking to convert Vested Performance Units covenants and agrees with the Company that all Vested Performance Units to be converted pursuant to this Section 20.9 shall be free and clear of all liens. Notwithstanding anything herein to the contrary, if the Initial Holding Period with respect to the Common Units into which the Vested Performance Units are convertible has elapsed, a Qualifying Party may deliver a Notice of Redemption pursuant to Section 15.1.A relating to such Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Company shall in no event take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a Qualifying Party in a position where, if he or she so wishes, the Common Units into which his or her Vested Performance Units will be converted can be redeemed by the Company pursuant to Section 15.1.A simultaneously with such conversion, with the further consequence that, if MIC elects to assume the Company’s redemption obligation with respect to such Common Units under Section 15.1.B by delivering to such Qualifying Party Shares rather than cash, then such Qualifying Party can have such Shares issued to him or her simultaneously with the conversion of his or her Vested Performance Units into Common Units. MIC shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.

C. The Company, at any time at the election of the Board, may cause any number of Vested Performance Units to be subject to a Forced Conversion into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 20.3; provided, however, that the Company may not cause a Forced Conversion of any Performance Units that would not at the time be eligible for conversion at the option of such Qualifying Party pursuant to Section 20.9.B. In order to exercise its right of Forced Conversion, the Company shall deliver a Forced Conversion Notice in the form attached hereto as Exhibit D to the applicable Holder of Performance Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.2.

D. A conversion of Vested Performance Units for which the Holder thereof has given a Conversion Notice or the Company has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Holder of Performance Units, other than the surrender of any certificate or certificates evidencing such Vested Performance Units, as of which time such Holder of Performance Units shall be credited on the books and records of the Company as of the opening of business on the next day with the number of Common Units into which such Performance Units were converted. After the conversion of Performance Units as aforesaid, the Company shall deliver to such Holder of Performance Units, upon his or her written request, a certificate of the Company certifying the number of Common Units and remaining Performance Units, if any, held by such person immediately after such conversion. The Assignee of any Member pursuant to Article 11 hereof may exercise the rights of such Member pursuant to this Section 20.9 and such Member shall be bound by the exercise of such rights by the Assignee.

E. For purposes of making future allocations under Section 6.2.F and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable Holder of Performance Units that is treated as attributable to his or her Performance Units shall be reduced, as of the date of conversion, by the product of the number of Performance Units converted and the Common Unit Economic Balance.

F. If the Company or MIC shall be a party to any Transaction, then the Company shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of Performance Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Company were sold at the Transaction price or, if applicable, at a value determined by the Board in good faith using the value attributed to the Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Company shall use commercially reasonable efforts to cause each Holder of Performance Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her Performance Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a Holder of the same number of Common Units, assuming such Holder is not a Constituent Person, or an affiliate of a Constituent Person. In the event that Holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the Company shall give prompt written notice to each Holder of Performance Units of such opportunity, and shall use commercially reasonable efforts to afford the Holder of Performance Units the right to elect, by written notice to the Company, the form or type of consideration to be received upon conversion of each Performance Unit held by such Holder into Common Units in connection with such Transaction. If a Holder of Performance Units fails to make such an election, such Holder (and any of its transferees) shall receive upon conversion of each Performance Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of Common Units would receive if such Holder of Common Units failed to make such an election. Subject to the rights of the Company and MIC under any Performance Unit Agreement and the relevant terms of the Plan or any other applicable Equity Plan, the Company shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 20.9.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Holder of Performance Units whose Performance Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Transaction to convert their Performance Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the Holder of Performance Units.

Section 20.10 Voting. Members holding Performance Units shall have the same voting rights as Members holding Common Units, with the Performance Units and LTIP Units voting together as a single class with the

Common Units and having one vote per Performance Unit and Holders of Performance Units shall not be entitled to approve, vote on or consent to any other matter. The foregoing voting provision will not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required will be effected, all outstanding Performance Units shall have been converted or provision is made for such conversion to occur as of or prior to such time into Common Units.

Article 21

CLASS A UNITS

Section 21.1 Designation.

A class of securities of the Company designated as the “Class A Units” is hereby established. The number of Class A Units that may be issued is not limited by this Agreement. For avoidance of doubt, a Class A Unit shall only represent the right to acquire such number of Common Units upon the exercise of such Class A Unit as is provided for under the terms of the applicable Class A Unit Agreement entered between the Company and holder of such Class A Unit, and a Class A Unit shall not constitute a “Common Equivalent Unit” or a “Common Unit”.

Section 21.2 Adjustments. The number of Common Units purchasable upon exercise of a Class A Unit and the exercise price at which such Common Units may be purchased shall be adjusted solely as set forth in the applicable Class A Unit Agreement.

Section 21.3 Distributions. Except as otherwise provided in the applicable Class A Unit Agreement with respect to such Class A Units, holders of Class A Units shall not be entitled to receive payment of regular, special, extraordinary or other distributions (including, for avoidance of doubt, distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) unless and until such Class A Units are exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, the Holder of such Common Units shall be entitled to distributions in accordance with the terms of the Common Units.

Section 21.4 Liquidation Preference.

A. Distributions. Except as otherwise provided in the applicable Class A Unit Agreement with respect to such Class A Units, upon any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, no distributions shall be made on the Class A Units pursuant to Article 13 hereof or otherwise unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, the Holder of such Common Units shall be entitled to distributions in accordance with the terms of the Common Units. Notice of any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, shall be required only to the extent provided in the applicable Class A Unit Agreement.

B. No Further Rights. Other than payment of the full amount of any liquidating distributions to which a former holder of Class A Units may be entitled under the applicable Class A Unit Agreement or in respect of Common Units received upon exercise of such former holder’s Class A Units, no holder or former holder of Class A units shall have any right or claim to any of the remaining assets of the Company.

C. Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Company with one or more entities or a sale or transfer of all or substantially all of the Company’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Section 21.5 Voting Rights. A holder of Class A Units shall not have any voting or consent rights in respect of its Class A Units unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, a Holder of such Common Units will be entitled to voting rights in accordance with the terms of the Common Units.

Section 21.6 Transfers and Redemptions. Except as expressly provided in the applicable Class A Unit Agreement, a holder of Class A Units shall not be entitled to transfer his or her Class A Units. Notwithstanding the foregoing sentence, a holder of Class A Units shall not be entitled to transfer (directly or indirectly), and shall not transfer (directly or indirectly), its Class A Units if doing so would constitute a “measurement event” under Regulations Sections 1.761-3(c)(1)(iii)(A) and 1.761-3(c)(2)(i). The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to Class A Units unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement.

Section 21.7 Characterization and Allocations.

A. Characterization. It is the intent of the parties that each Class A Unit shall constitute a “noncompensatory option” within the meaning of Regulations Section 1.761-3(b)(2), and one which is not treated as a “partnership interest” for federal tax purposes on the date of any “measurement event” (all within the meaning of Regulations Section 1.761-3), unless and until such Class A Unit has been exercised for a Common Unit in accordance with the terms of the applicable Class A Unit Agreement.

B. Allocations. Net Income, Net Loss and other allocations (such as those governed by Article 6 hereof) shall be allocated to holders of Class A Units in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv)(s) as applied by the Board in good faith, and the remainder of the provisions in this Agreement (including without limitation Article 6 hereof) shall be applied by giving due regard to the allocations in this Section 21.7.B.

Section 21.8 Legend. Any certificate evidencing a Class A Unit shall bear an appropriate legend, as determined by the Board, indicating that additional terms, conditions and restrictions on Transfer, including without limitation under any Class A Unit Agreement, apply to the Class A Unit.

Section 21.9 Exercise for Common Units. A holder of Class A Units shall have the right to exercise its Class A Units for Common Units solely in such manner, at such price and on such other terms as are set forth in the applicable Class A Unit Agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MEMBERS:

Mobile Infrastructure Corporation, a Maryland corporation

By:
Name:
Title:

COLOR UP, LLC, a Delaware limited liability company

By:
Name: Manuel Chavez III
Title: Chief Executive Officer

HSCP Strategic III, L.P., a Delaware limited partnership

By:
Name: Jeffrey B. Osher
Title: Managing Member

Manuel Chavez III

Stephanie L. Hogue

Jeffrey B. Osher

Lorrence T. Kellar

Danica Holley

Damon Jones

Shawn Nelson

[Signature Page to LLC Agreement of Mobile Infra Operating Company, LLC]

EXHIBIT A

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on                  is 1.0 and (b) on                 (the “Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Shares issued and outstanding.

Example 1

On the Record Date, MIC declares a dividend on its outstanding Shares in Shares. The amount of the dividend is one Share paid in respect of each Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Record Date, MIC distributes options to purchase Shares to all holders of its Shares. The amount of the distribution is one option to acquire one Share in respect of each Share owned. The strike price is $4.00 a share. The Value of a Share on the Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + 100 * $4.00/$5.00) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Record Date, MIC distributes assets to all holders of its Shares. The amount of the distribution is one asset with a fair market value (as determined by MIC) of $1.00 in respect of each Share owned. It is also assumed that the assets do not relate to assets received by MIC pursuant to a pro rata distribution by the Company. The Value of a Share on the Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 - $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

EXHIBIT B

COMMON UNIT NOTICE OF REDEMPTION

To:	Mobile Infrastructure Corporation

The undersigned Common Member or Assignee hereby irrevocably tenders for redemption Common Units in Mobile Infra Operating Company, LLC, in accordance with the terms of the Limited Liability Company Agreement of Mobile Infra Operating Company, LLC, dated as of             , 2023 (as amended from time to time the “Agreement”), and the Redemption Right referred to therein. The undersigned Common Member or Assignee:

(a) undertakes (i) to surrender such Common Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the Company, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 15.1.A and 15.1.G of the Agreement;

(b) directs that the certified check representing the Cash Amount, or the Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c) represents, warrants, certifies and agrees that:

(i) the undersigned Common Member or Assignee is a Qualifying Party,

(ii) the undersigned Common Member or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity,

(iii) the undersigned Common Member or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein, and

(iv) the undersigned Common Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that he will continue to own such Common Units until and unless either (1) such Common Units are acquired by MIC pursuant to Section 15.1.B of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated:	Name of Common Member or Assignee:

(Signature of Common Member or Assignee)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Check Payable to:

Please insert social security or identifying number:

EXHIBIT C

NOTICE OF ELECTION BY MEMBER TO CONVERT

LTIP/PERFORMANCE UNITS INTO COMMON UNITS

The undersigned Holder of LTIP/Performance Units hereby irrevocably (i) elects to convert the number of LTIP/Performance Units in Mobile Infra Operating Company, LLC (the “Company”) set forth below into Common Units in accordance with the terms of the Limited Liability Company Agreement of the Company, as amended from time to time; and (ii) directs that any cash in lieu of Common Units that may be deliverable upon such conversion to be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP/Performance Units, free and clear of the rights or interests of any other person or entity other than the Company; (b) has the full right, power, and authority to cause the conversion of such LTIP/Performance Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of LTIP/Performance Unit Holder:
Please Print Name as Registered with Company

Number of LTIP/Performance Units to be Converted:

Date of this Notice:

(Signature of LTIP/Performance Unit Holder)

(Street Address)

(City) (State) (Zip Code)

Signature Medallion Guaranteed by:

Issue Check Payable to:

Please insert social security or identifying number:

EXHIBIT D

NOTICE OF ELECTION BY COMPANY TO FORCE CONVERSION OF LTIP/PERFORMANCE UNITS INTO COMMON UNITS

Mobile Infra Operating Company, LLC (the “Company”) hereby irrevocably (i) elects to cause the number of LTIP/Performance Units held by the LTIP/Performance Unit Holder set forth below to be converted into Common Units in accordance with the terms of the Limited Liability Company Agreement of the Company, as amended from time to time.

Name of LTIP/Performance Unit Holder:
Please Print Name as Registered with Company

Number of LTIP/Performance Units to be Converted:

Date of this Notice:

Annex E

SUBSCRIPTION AGREEMENT

December 13, 2022

Fifth Wall Acquisition Corp. III

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth above by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with any successor thereto, including after the Domestication (as defined below), the “Company”), and the undersigned Investor (the “Investor”), in connection with the proposed business combination (the “Transaction”) between the Company and Mobile Infrastructure Corporation, a Maryland corporation (“MIC” or the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of December 13, 2022, by and among the Company, MIC, and Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Company (“Merger Sub”) (as it may be amended from time to time, the “Transaction Agreement”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with, the closing of the Transaction (the “Transaction Closing”), shares of common stock of the Company (after giving effect to the Domestication), par value $0.0001 per share (“Common Shares”), for a purchase price of $10.00 per 1.2 shares (the “Per Share Purchase Price”) in a private placement to be conducted by the Company (the “Offering”). On or about or following the date of this Subscription Agreement, the Company is entering into subscription agreements with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Other Investors, severally and not jointly, and the Investor have agreed or will agree to purchase Common Shares, on the date of the Transaction Closing, at the Per Share Purchase Price (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions set forth herein, and intending to be legally bound hereby, each of the Investor and the Company acknowledges and agrees as follows:

1. Subscription. As of the date written above, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, the number of Common Shares set forth on the signature page of this Subscription Agreement (the “Shares”) at the Per Share Purchase Price on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and immediately prior to the Transaction Closing, but after the Company’s transfer by way of continuation out of the Cayman Islands and domestication into the State of Maryland pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the Maryland General Corporation Law, as amended (the “Domestication”). The Company shall provide written notice (which may be via email in accordance with Section 11(o)) to the Investor (the “Closing Notice”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) and segregated from the Company’s Trust Account (as defined herein), to be identified in the Closing Notice, that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than three (3) business days from the date of the Closing Notice and the Investor shall deliver, at least two (2) business days prior to the Scheduled Closing Date, (i) to the Escrow Account, the Subscription Amount by wire transfer of United States dollars in immediately available funds and (ii) to the Escrow Agent, any information that is reasonably requested by the Company or the Escrow Agent in order for the Company to issue the Shares to the Investor, including, without limitation, a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. The wire transfer shall identify the Investor and, unless otherwise agreed by the Company, the funds shall be wired from an account in the Investor’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Investor of the Shares. For the avoidance of doubt, such funds will remain segregated and shall not be commingled with the Company’s Trust Account. On the Closing Date, promptly after the Closing, the Company shall deliver (or cause delivery of) the number of Shares set forth on the signature page to this Subscription Agreement in book entry form with restrictive legends to the Investor as indicated on the signature page or to a custodian designated by the Investor, as applicable, as indicated below but otherwise free and clear of any liens (other than those arising under state or federal securities laws); provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Investor to the Escrow Account, then, promptly after such termination (and in any event, within three (3) business days thereafter), the Company will instruct the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor. For purposes of this Subscription Agreement, (x) “business day” shall mean a day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, Fifth Wall Acquisition Sponsor III LLC.

3. Closing Conditions.

a. In addition to the conditions to Closing set forth in Section 2, the obligation of the parties hereto to consummate the Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition on consummations of the transactions contemplated hereby; and

2

(iii) all conditions precedent to the Transaction Closing under the Transaction Agreement shall have been satisfied or waived, other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the Transaction Closing.

b. The obligation of the Company to consummate the Closing is also subject to the satisfaction or waiver by the Company of the conditions that: (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the Closing is also subject to the satisfaction or waiver by the Investor of the conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of the Company required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

(iv) no suspension of the qualification of the Company’s Class A ordinary shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A ordinary shares on the Nasdaq shall have occurred; and

(v) there shall have been no amendment, waiver, or modification to any Other Subscription Agreement on or prior to the Closing that benefits such Other Investors (other than terms particular to the regulatory requirements of such Other Investors or related funds) unless the Investor has been offered substantially similar benefits in writing.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company is duly formed, validly existing and in good standing under the laws of the Cayman Islands, and, after giving effect to the Domestication, the Company will be a corporation duly organized, validly

3

existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and principles of equity, whether considered at law or equity.

d. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that benefits the Other Investor thereunder unless the Investor has been offered substantially similar benefits; provided, however, that the foregoing shall exclude (any arrangements that the Target has entered into prior to or as of the date hereof with Other Investors that have executed Other Subscription Agreements which Other Investors, as of the date hereof, are equity holders of the Target (“Current Target Members”) who have entered into such arrangements in their capacity as equityholders of the Target (including, for the avoidance of doubt, agreements or other arrangements entered into by Other Investors that are Current Target Members, in their capacities as equityholders of the Target, simultaneously with and pursuant to the Transaction Agreement but excluding any Other Subscription Agreements with Current Target Members, which Other Subscription Agreements shall be entered into on terms substantially similar to those set forth in this Subscription Agreement and, in no event on terms materially more favorable than those set forth herein).

e. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) and will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, in each case that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.

f. Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) to the Company’s historical or current accounting of the Company’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) and except for any delays in the filing of the Company’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), as of their respective dates (each a “Filing Date”), all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities

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Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed at the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, subject to Redeemable Share Classification Changes, if the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the Filing Date of the applicable SEC Report, as interpreted as of the Filing Date, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

g. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable. The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Common Shares in the Offering.

h. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

i. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. As of the date hereof, the authorized share capital of the Company consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (A) 28,407,000 Class A ordinary shares of the Company are issued and outstanding, (B) 6,875,000 Class B ordinary shares of the Company are issued and outstanding, and (C) no preference shares are issued and outstanding. All issued and outstanding ordinary shares of the Company are, and, after giving effect to the Domestication, will be, duly authorized and validly issued, are fully paid and are non-assessable and are not subject to any preemptive rights. None of the outstanding ordinary shares of the Company has been (and, after giving effect to the Domestication, none of the outstanding Common Shares will be) issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to herein or therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Reports and as contemplated by the Transaction Agreement. As of the date hereof, the Company has no direct or indirect subsidiaries except for Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any entity, whether incorporated or unincorporated.

k. As of the date hereof, the Company’s issued and outstanding Class A ordinary shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FWAC” (it

5

being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the Company’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of such shares on Nasdaq, or to deregister the shares under the Exchange Act. Other than as contemplated by the Transaction, the Company has taken no action that is intended to, or would reasonably be expected to result in, termination of the registration of such shares under the Exchange Act.

l. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

m. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time the Investor was offered the Shares, it was, as of the date hereof, the Investor is, and as of the Closing Date the Investor will be (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), as indicated in the questionnaire attached hereto as Exhibit A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(ii) Applicable to non-U.S. investors: The Investor understands that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Investor is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. The Investor is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. The Investor understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S or (iii) pursuant to

6

another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares delivered at the Closing in accordance herewith will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Shares. The Investor has conducted its own investigation of the Company, the Target and the Shares and the Investor has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, the Target or any of their respective affiliates or any control persons, shareholders, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has (i) received, reviewed and understood the Disclosure Documents (as defined below) made available to the Investor in connection with the Transaction and (ii) conducted and completed its own independent due diligence with respect to the Transaction based on such information as the Investor deems appropriate and necessary in order to make an investment decision with respect to the Shares and assuming the accuracy of the information in the Disclosure Documents in all material respects, including, without limitation, with respect to the Company, the Transaction and the business of the Target and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of May 24, 2021 and filed with the SEC (File No. 333-255292) on May 26, 2021 (the “Prospectus”), (ii) each of the other SEC Reports, from the date of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement and (iv) the investor presentation by the Company and the Target (the “Investor Presentation”), a copy of which will be furnished by the Company to the SEC. The Investor acknowledges the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in the terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, the Investor is not relying upon any projections contained in the Investor Presentation; provided, that nothing set forth in this sentence shall be deemed to limit, amend or modify the other representations and warranties made by the Company in Section 5 hereof. The Investor acknowledges and agrees that the Company continues to review the Redeemable Share Classification Changes and their implications, including on the financial statements and other information included in its filings with the SEC, and any restatement, revision or other modification of such filings arising from such review, any subsequent related agreements or other guidance from the SEC staff shall be deemed not material for purposes of this Subscription Agreement. Except for the representations, warranties and agreements

7

of the Company expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

f. [INTENTIONALLY OMITTED.]

g. The Investor became aware of this Offering of the Shares solely by means of direct contact between the Investor and the Company or a representative of the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company or a representative of the Company. The Investor did not become aware of this Offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor has a substantive pre-existing relationship with the Company, the Target or their respective affiliates for this Offering of the Shares. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, the Target or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its decision to subscribe in the Offering. Neither the Investor, nor any of its directors, officers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the SEC Reports. The Investor is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Investor has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including but not limited to loss of its entire investment therein.

i. The Investor has sought such accounting, legal and tax advice as the Investor considered necessary to make an informed investment decision regarding its purchase of the Shares and participation in the Offering and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company or the Target has provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement.

j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company.

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k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Reports.

l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation. The Investor has the power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule, order, subpoena, judgment, ruling or regulation of any court or other tribunal or the rules of any governmental commission or agency or regulatory or self-regulatory body, including the SEC or any applicable securities exchange, or any agreement or other undertaking to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, by-laws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representation and warranty made by the Investor hereunder shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties hereunder.

o. The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Investor represents that to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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p. [INTENTIONALLY OMITTED.]

q. Neither the Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of the Shares by the Investor will not subject the Company to any Disqualification Event.

r. The Investor acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

s. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Shares hereunder.

t. The Investor has and, when required to deliver payment to the Escrow Agent pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

u. The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

v. [INTENTIONALLY OMITTED].

w. If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that neither the Company nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice with respect to its decision to acquire and hold the Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

7. Registration Rights.

a. The Company agrees that it will use reasonable best efforts to prepare an advanced draft of, prior to the Closing Date, and, in any event will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”) as promptly as practicable following the Closing Date, and in any event on the first business day to occur 30 calendar days after the Closing Date, and

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shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) the 90th calendar day (or 135th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Effectiveness Date, (ii) the date on which the Investor ceases to hold any Shares covered by such Registration Statement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Prior to the effective date of the Registration Statement, the Company will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and execution of such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Shares. If the SEC prevents the Company from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Company securities which is equal to the maximum number of Company securities as is permitted by the SEC, (ii) the number of Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and (iii) the Company shall promptly file another registration statement covering the offer and sale of the remaining Common Shares held by the Investor. The Company will provide a draft of the Registration Statement to the Investor for review reasonably in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. Any failure by the Company to file the Registration Statement by the required Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 7, provided that any delay in the Filing Date or Effectiveness Date that is not a breach of the Company’s obligations hereunder shall give rise to a corresponding extension of such deadline(s), as applicable, by an equal number of days. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares and any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend or distribution on or with respect to the Shares.

b. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3. Further, the Investor acknowledges and agrees that the Company may delay filing or suspend the use of any such registration statement if it determines in good faith, that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, if such filing or use could reasonably be expected to materially affect a bona fide business or financing transaction of the Company or in the event that filing such registration statement would require premature disclosure of information that could reasonably be expected to materially adversely affect the Company or would require premature disclosure of information that

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would reasonably be expected to materially adversely affect the Company (each such circumstance, a “Suspension Event”), provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter; provided, further, that the Company may not delay filing or suspend use of any registration statement (including the Registration Statement) on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period.

c. Upon receipt of any written notice from the Company of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Investor receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Investor will deliver to the Company or destroy, in the sole discretion of the Investor, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legends on any Shares sold by the Investor following the Company’s receipt of notice from the Investor of any sale of such securities and delivery by the Investor to the Company and the transfer agent of any documentation reasonably requested by the Company or the transfer agent (including customary representations in connection with such sale and legend removal).

d. Indemnification. From and after the Closing,

(i) The Company agrees to indemnify and hold the Investor, each person, if any, who controls the Investor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each officer, employee, director, member, attorney, agent and affiliate of the Investor within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which the Investor effects or executes the resale of any Shares (collectively, the “Investor Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by the Investor Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment or supplement thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, except to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Company hereunder be greater in amount than the Subscription Amount and the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

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(ii) The Investor agrees to, severally and not jointly with any other selling shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by the Company Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation and the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, delayed or conditioned).

(iii) If the indemnification provided under this Section 7 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(iii) from any person who was not guilty of such fraudulent misrepresentation. This Section 7(d)(iii) shall be subject to the limitations and restrictions in the last sentence of each of Sections 7(d)(i) and 7(d)(ii).

e. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of any Registration Statement, it will use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor in accordance herewith and shall:

(i) advise the Investor within five (5) business days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make

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the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; and (D) when a Registration Statement or any post-effective amendment thereto has become effective.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Investor of the events listed above, provide the Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iv) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Shares have been listed; and

(v) use its commercially reasonable efforts (1) to take all other steps necessary to effect the registration of the Shares contemplated hereby, (2) for so long as the Investor holds the Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 and (3) to take such further actions, at the Investor’s expense, as the Investor may reasonably request in writing from time to time to enable the Investor to sell the Shares under Rule 144.

8. Investor’s Covenant(i) . The Investor agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor or any person acting on behalf of the Investor or pursuant to any understanding with the Investor (i) will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Shares, any securities of the Company or any instrument exchangeable for or convertible into any securities of the Company prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or (ii) will publicly disclose the intention to undertake any of the foregoing; provided further that the provisions of this Section 8 shall not apply to long sales (including sales of securities held by the Investor prior to the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby from entering into any such transactions; and in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such

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Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares hereunder.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Agreement End Date (as defined in the Transaction Agreement as of the date hereof) (any of (a) through (c), collectively, “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Sections 9 through 13 of this Subscription Agreement and the obligations in Section 2 with respect to the Company instructing the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor will survive any termination of this Subscription Agreement and continue indefinitely) and, promptly after any such Termination Event, the Company shall instruct the Escrow Agent to promptly return any monies paid by the Investor to the Escrow Account in connection herewith to the Investor.

10. Trust Account Waiver. Reference is made to the Prospectus. The Investor understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (the “Public Shareholders”) and certain other parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension as described in the Prospectus or by an amendment to its organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company’s entry into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investor on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Investor or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically

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relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates under applicable law. To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its representatives, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 10 shall not affect any rights of the Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned without the prior written consent of each of the other parties hereto and any such and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the delivery of the Closing Notice, the Investor may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Investor, or to any fund or account managed by the same investment manager as the Investor, that can make the representations set forth in Section 6(a) as if such representations applied to such assignee, so long as the Investor provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed questionnaire in the form attached hereto as Exhibit A (if applicable) duly executed by such assignee; provided, further, that (i) such assignee shall agree in writing to be bound by the terms hereof and shall make to the Company each of the representations, warranties and covenants of the Investor set forth in Section 6 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Investor will relieve the Investor of its obligations under this Subscription Agreement, and the Investor will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

b. The Company may request from the Investor such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested and to the extent readily available and reasonably consistent with the Investor’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law. The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may without any liability hereunder reject the Investor’s subscription prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Company to evaluate the Investor’s eligibility to acquire the Shares or the Company determines that the Investor is not eligible to acquire the Shares.

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c. The Investor acknowledges that the Company, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Exhibit A hereto, as if they were made directly to them; provided, however, that the Closing may only be enforced against the Investor by the Company (or any successor entity). Prior to the Closing, the Investor agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (or, with respect to the contents of Exhibit A, in any respect). Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

d. The Company and the Target are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each party against whom enforcement of such amendment, modification, waiver or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

g. This Subscription Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Investor in connection with the Offering). Except as expressly set forth herein (including Section 7(d)), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, that, notwithstanding anything to the contrary contained herein, the Target is an intended third party beneficiaries of the representations, warranties and agreements of the Investor contained in Section 6 hereof, with rights of enforcement only with respect to the waivers or obligations set forth therein that are specific to the Target.

h. This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of the Company (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11(o). Nothing in this Section 11(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ENFORCEMENT HEREOF.

o. Any notice or communication required or permitted to be given hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, in the case of the Investor, and at the address set forth in this Section 11(o), in the case of the Company, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the following address or to such other address or addresses as the Investor or the Company may hereafter designate by written notice to the other party.

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If to the Company, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th floor Los Angeles, CA 90045 Attention: Finance Department Email: finance@fifthwall.com	with copies (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attention: Evan D’Amico Email:EDAmico@gibsondunn.com
Notice to the Investor shall be given to the address underneath the Investor’s name on the signature page hereto.

p. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and the correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Investor agrees that no Other Investor pursuant to any Other Subscription Agreement entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Investor, but excluding, for the avoidance of doubt, the Company) shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. Notwithstanding anything else herein, nothing contained in this Subscription Agreement shall be construed as a waiver of any rights arising from fraud, intentional misrepresentation, or of any similar rights provided under applicable laws.

13. Disclosure. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided, however, that the Investor hereby consents to the publication and disclosure in any press release issued by the Company or Current Report on Form 8-K (“Form 8-K”) filed by the Company with the SEC in connection with the execution and delivery of the Transaction Agreement or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to security holders of the Company) of the Investor’s identity and beneficial ownership of Shares and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement or the form hereof; provided, further, that in any such case, the Company shall provide, except to the extent prohibited by applicable law, the Investor with written notice of any disclosure permitted under this

19

Section 13 prior to such disclosure, give the Investor a reasonable opportunity to comment on such disclosure and consider in good faith any such reasonable comments provided by the Investor.

14. Company Disclosure. To the extent not previously publicly disclosed, the Company shall (a) no later than 9:30 am (Eastern Time) on the first business day after the date on which this Subscription Agreement is executed by the Investor and the Company, (i) issue one or more press releases (collectively, the “Press Release”) announcing the execution of the Transaction Agreement by the parties thereto and (ii) file a copy of the Press Release with the SEC on Form 8-K to which a copy of the Investor Presentation is also an exhibit and (b) by the end of the second business day following the date on which this Subscription Agreement is executed (the “Disclosure Time”) file an additional Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated by the Transaction Agreement and the Subscription Agreements. From and after the Disclosure Time, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement.

15. Lock-up Agreement.

a. Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) in respect of the First Tranche Restricted Securities, the occurrence of the First Tranche Trigger Event (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Restricted Securities shall not be permitted until the first anniversary of the Closing Date), (ii) in respect of the Second Tranche Restricted Securities, the occurrence of the Second Tranche Trigger Event (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Restricted Securities shall not be permitted until the first anniversary of the Closing Date), and (iii) in respect of the First Tranche Restricted Securities and the Second Tranche Restricted Securities, the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”); provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Investor made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Investor, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Investor being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Investor being an individual, by virtue of laws of descent and distribution upon death of Investor; (3) in the case of Investor being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Investor to its members, partners, or shareholders; (5) by virtue of applicable law or the Investor’s organizational documents upon liquidation or

20

dissolution of Investor; (6) to any affiliates of the Investor, or to any funds or accounts managed by the same investment manager who acts on behalf of the Investor, or (7) to any employees, officers, directors or members of the Investor or any affiliates of Investor.

b. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

c. During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH SUBSCRIPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

d. For the avoidance of any doubt, (i) Investor shall retain all of its rights as a stockholder of the Company during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 15(a) shall not apply to any Common Shares or other securities of the Company acquired by Holder in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any Common Shares (or other securities of the Company) other than the Restricted Securities.

e. The Company hereby represents, warrants, covenants and agrees that (i) if any lock-up restrictions contained in any Other Subscription Agreement is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Investor, this Subscription Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice thereof to Investor, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Other Subscription Agreement, Investor will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Investor’s Restricted Securities) and the Company shall provide prompt notice thereof to Investor.

f. For purposes of this Section 15:

(i) “Restricted Securities” shall mean one-sixth of the Common Shares purchased by Investor pursuant to this Subscription Agreement, divided equally between the “First Tranche Restricted Securities” and the “Second Tranche Restricted Securities”. For illustration, if Investor purchases 1,200 Common Shares, then 200 of such Common Shares shall constitute Restricted Securities.

(ii) “First Tranche Trigger Event” shall mean the first to occur of (i) such time as the aggregate volume-weighted average price per Common Share for any five consecutive trading day period after the Closing equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) and (ii) December 31, 2026.

(iii) “Second Tranche Trigger Event” shall mean the first to occur of (i) such time as the aggregate volume-weighted average price per Common Share for any five consecutive trading day period after the Closing equals or exceeds $20.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) and (ii) December 31, 2028.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIFTH WALL ACQUISITION CORP. III

By:
Name: Andriy Mykhaylovskyy
Title: Chief Financial Officer

{INVESTOR SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:

Name(s) of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Investor (if not same as address for notice):

Subscription Amount: $

Number of Shares:

Investor status (mark one): ☐ U.S. investor ☐ Non-U.S. investor

EIN Number:

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings ascribed to such terms in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Investor’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Investor’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

(ii)

A natural person who had an individual income in excess of $200,000, or joint income with the Investor’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Investor should add to the Investor’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(iii)	A director or executive officer of the Company;

(iv)

A natural person holding in good standing one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities and Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

(v)

A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

(vi)

A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(viii)

An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

(ix)	An insurance company as defined in Section 2(a)(13) of the Securities Act;

(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that act;

(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

(xiii)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(xiv)

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

(xvi)

An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

(xvii)

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

(xviii)

A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xix)

A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xxiii)	The Investor does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.1	Type of the Investor. Indicate the form of entity of the Investor:

☐	Individual ☐ Limited Partnership

☐	Corporation ☐ General Partnership

☐	Revocable Trust ☐ Limited Liability Company

☐	Other Type of Trust (indicate type): ________________________________

☐	Other (indicate form of organization): ________________________________

2.2.1	If the Investor is not an individual, indicate the approximate date on which the Investor entity was formed: _____________________.

2.2.2

If the Investor is not an individual, initial the line below which correctly describes the application of the following statement to the Investor’s situation: the Investor (x) was not organized or reorganized for the specific purpose of acquiring the securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Investor.

__________ True

__________ False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Investor:

Investor Name:

By:
Signatory Name:
Signatory Title:

Date:

Annex F

SECOND AMENDED AND RESTATED SPONSOR AGREEMENT

This SECOND AMENDED AND RESTATED SPONSOR AGREEMENT (this “Agreement” or the “Amended and Restated Sponsor Agreement”), dated as of June 15, 2023, is entered into by and between Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Sponsor”), Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“Acquiror”), each of the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, a “Holder”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”). Sponsor, Acquiror, each Holder and the Company shall be referred to herein from time to time as the “Parties”.

W I T N E S S E T H:

WHEREAS, on December 13, 2022, Acquiror, the Company and Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) entered into an Agreement and Plan of Merger, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First Merger”) with the Company continuing as the surviving entity (the “First-Step Surviving Company”), and immediately following the effectiveness of the First Merger, the First-Step Surviving Company will merge with and into Acquiror (the “Second Merger”), with the Company continuing as the surviving entity resulting from the Second Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, the Acquiror, the Company, and each Holder entered into that certain Sponsor Agreement dated as of December 13, 2022 (the “Original Sponsor Agreement”), pursuant to which, (i) Sponsor and each Holder have agreed to waive certain of their anti-dilution and conversion rights and (ii) Sponsor has agreed to certain restrictions with respect to the Acquiror Equity Securities (as defined below), subject to the terms and conditions specified herein;

WHEREAS, on May 11, 2023 the parties hereto entered into that certain Amended and Restated Sponsor Agreement (the “First Amended Sponsor Agreement”) to make certain clarifications with respect to voting obligations related to Acquiror Entity Securities; and

WHEREAS, the parties wish to amend and restate the First Amended Sponsor Agreement to make certain changes to the treatment of the Founder Shares held by Sponsor;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the First Amended Sponsor Agreement in its entirety as follows:

1.	Definitions.

(a)

“First Earnout Shares” means 1,000,000 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(b)

“Founder Shares” means the 6,755,000 shares of Acquiror Class B Common Stock owned beneficially and of record by Sponsor as of the date hereof (and any shares of Acquiror Class A Common Stock or Surviving Pubco Shares issuable upon conversion thereof).

(c)	“Letter Agreement” means that certain Letter Agreement, dated May 24, 2021, between Sponsor, the Holders and Acquiror (as may be amended from time to time).

(d)

“Second Earnout Shares” means 1,000,000 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(e)

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(f)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.

Waiver. Immediately prior to, and conditioned upon, the Domestication, each of Sponsor and the Holders hereby, automatically and without any further action by Sponsor, any Holder or Acquiror, irrevocably waives its respective rights under the anti-dilution and conversion provisions of Article 17 of the Amended and Restated Memorandum and Articles of Association of Acquiror, effective as of May 24, 2021 (the “Acquiror Articles”), with respect to each share of Acquiror Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such share shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Acquiror Class A Common Stock on a one-for-one basis as provided in Section 17.2 of the Acquiror Articles at the effective time of the Domestication.

3.	Founder Shares. Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:

(a)

following the Second Effective Time, the First Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $13.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the First Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the First Earnout Shares have not vested prior to December 31, 2026, then the First Earnout Shares shall immediately be delivered to Surviving Pubco for cancellation and for no consideration;

(b)

following the Second Effective Time, the Second Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Second Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the Second Earnout Shares have not vested prior to December 31, 2028, then the Second Earnout Shares shall be delivered to Surviving Pubco immediately for cancellation and for no consideration; and

(c)	immediately prior to Closing on the Closing Date, the Sponsor shall deliver to Acquiror for cancellation and for no consideration 4,755,000 Founder Shares.

4.	Sponsor Agreements. Each of the Sponsor and each Holder hereby agrees, that during the period commencing on the date hereof and ending on the earlier to occur of (i) the Closing and (ii) such date and

2

time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”):

(a)

at any meeting of the shareholders of Acquiror, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Acquiror is sought, (i) to appear at each such meeting or otherwise cause all of its shares of Acquiror Equity Securities to be counted as present thereat for purposes of calculating a quorum and (ii) subject to Section 5(g), to vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock and any other equity securities of Acquiror that Sponsor or each Holder holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof (collectively, the “Acquiror Equity Securities”):

(i)	In favor of each Acquiror Transaction Proposal and any Extension Proposal;

(ii)	Against any Acquiror Acquisition Proposal or any proposal relating to an Acquiror Acquisition Proposal (in each case, other than the Acquiror Transaction Proposals);

(iii)	Against any change in the business of Acquiror or the board of directors of Acquiror (other than in connection with the Acquiror Transaction Proposal and any Extension Proposal);

(iv)

Against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(v)

Against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(b)

to not redeem, elect to redeem or tender or submit any of its Acquiror Equity Securities for redemption in connection with the Merger Agreement or the transactions contemplated thereby, including, without limitation, in connection with any Extension Proposal;

(c)

to comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement, including its obligations not to redeem any shares of Acquiror Equity Securities owned by it in connection with the transactions contemplated by the Merger Agreement;

(d)	not to modify, amend or waive any of the obligations of a Holder pursuant to Section 7 of the Letter Agreement without the prior written consent of the Company; and

(e)	to comply with the transfer restrictions set forth in the Letter Agreement irrespective of any amendment, release or waiver thereof.

5.	Additional Covenants of Sponsor and Holders.

(a)

Notwithstanding the foregoing, Transfers of the Acquiror Equity Securities that are held by the Sponsor or a Holder or any of its permitted transferees (that have complied with this Section 5(a) are permitted (A) to any employees, officers, directors, or members of the Sponsor, Acquiror or their respective Affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order, or (E) by virtue of the laws of the Cayman Islands or Sponsor’s exempted limited company agreement upon dissolution of Sponsor; provided, however, that in the case of clauses (A) through (E), these permitted transferees must, as a condition precedent to such transfer,

3

execute a joinder to this Agreement (in a form reasonably acceptable to Acquiror and, if prior to the Second Effective Time, the Company) agreeing to be bound by the terms of this Agreement.

(b)

Without limiting any other Transfer restrictions that may apply hereunder or under the Letter Agreement, following the Closing, Sponsor agrees that it shall not, directly or indirectly, Transfer any First Earnout Shares or Second Earnout Shares unless and until such shares have vested in accordance with Section 3(a) or Section 3(b), as applicable.

(c)

Following the Closing, stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of Section 3 and this Section 5.

(d)

At the Closing, each of the Sponsor and the Holders shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Surviving Pubco, Sponsor and certain of the MIC Shareholders, in a form to be mutually agreed by Acquiror and the Company with substantially the same rights as set forth in the Acquiror’s and the Company’s registration rights agreements in effect as of the date hereof.

(e)

Each of Sponsor and each Holder acknowledge that its obligations set forth in Section 4(a) shall apply whether or not the Mergers or any of the other transactions contemplated by the Merger Agreement is recommended by the board of directors of Acquiror.

(f)	Each of Sponsor and each Holder shall promptly notify the Company of the number of any new equity securities of Acquiror acquired by it after the date hereof.

(g)

For the avoidance of doubt, if, after the date of the Original Sponsor Agreement, the Sponsor or a Holder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror or acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror (such shares of Acquiror Common Stock and other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor, or the voting rights applicable thereto, as applicable, shall be subject to the terms of this Agreement to the same extent as if they constituted “Acquiror Equity Securities” owned by the Sponsor or a Holder as of the date of the Original Sponsor Agreement, unless the inclusion of the New Securities in the definition of “Acquiror Equity Securities” would violate Tender Offer Compliance and Disclosure Interpretation 166.01. In the event that New Securities cannot be included in the term “Acquiror Equity Securities” due to Tender Offer Compliance and Disclosure Interpretation 166.01, such New Securities shall not be voted by the holder thereof.

6.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof to the Acquiror and the Company as follows:

(a)

Sponsor (i) is duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has all requisite power and authority to execute and deliver this Amended and Restated Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (iii) the execution and delivery of this Amended and Restated Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (iv) this Amended and Restated Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Amended and Restated Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Amended and Restated Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(b)	As of the date hereof, Sponsor is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term

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“beneficial” or “beneficially” is used) and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Letter Agreement, (iii) the Acquiror’s Governing Documents, (iv) the Merger Agreement, or (v) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of the Sponsor’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)

The execution and delivery of this Agreement by the Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Equity Securities), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e)	Sponsor understands and acknowledges that each of Acquiror and Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7.	Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof as follows:

(a)

(i) such Holder has full legal right and capacity to execute and deliver this Amended and Restated Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (ii) this Amended and Restated Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Amended and Restated Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Amended and Restated Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms.

(b)

As of the date hereof, such Holder is the beneficial owner and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Letter Agreement, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Holder’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by such Holder on the date of this Agreement, and none of such Holder’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Such Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

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(c)

The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder or such Holder’s Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against such Holder or, to such Holder’s knowledge, threatened against such Holder, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(e)	Such Holder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

8.

Further Assurances. From time to time, at the Company’s request and at the Company’s sole expense and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9.

Entire Agreement. This Amended and Restated Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Amended and Restated Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Second Effective Time, the Company).

10.

Successors and Assigns. No party hereto may assign either this Amended and Restated Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Second Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Amended and Restated Sponsor Agreement shall be binding on the Sponsor, each Holder, and their respective successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Amended and Restated Sponsor Agreement in the form reasonably acceptable to Acquiror.

11.

Third Party Beneficiaries. Nothing in this Amended and Restated Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Amended and Restated Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Amended and Restated Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.

Counterparts. This Amended and Restated Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.

Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

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14.

Termination. This Amended and Restated Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Second Effective Time. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a willful and intentional breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Sections 2 through 4 shall not survive the termination of this Agreement, and (iii) Sections 9 through 18 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

15.

Specific Performance. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Amended and Restated Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Amended and Restated Sponsor Agreement and to enforce specifically the terms and provisions of this Amended and Restated Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

16.

Amendment. This Amended and Restated Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Second Effective Time, the Company).

17.

Severability. This Amended and Restated Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amended and Restated Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amended and Restated Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.

Governing Law. This Amended and Restated Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland. The parties hereto expressly incorporate by reference Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Sponsor Agreement as of the date first written above.

FIFTH WALL ACQUISITION CORP. III

/s/ Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy
Title: Chief Financial Officer

MOBILE INFRASTRUCTURE CORPORATION

/s/ Stephanie Hogue
Name: Stephanie Hogue
Title: President and Chief Financial Officer

[Signature Page to Amended and Restated Sponsor Agreement]

FIFTH WALL ACQUISITION SPONSOR III LLC

/s/ Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy
Title: Manager

Adeyemi Ajao

/s/ Adeyemi Ajao

Alana Beard

/s/ Alana Beard

Poonam Sharma

/s/ Poonam Sharma

Amanda Parness

/s/ Amanda Parness

[Signature Page to Amended and Restated Sponsor Agreement]

Exhibit A

Shareholder	Acquiror Class B Common Stock
Sponsor	6,755,000
Adeyemi Ajao	30,000
Alana Beard	30,000
Poonam Sharma	30,000
Amanda Parness	30,000

Annex G

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 13, 2022, is entered into by and among Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “Parent”), and the stockholder of the Company (as defined below) set forth on Schedule A hereto (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Supporting Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity;

WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full sole voting power over the number of shares of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Common Stock” (all such shares of Company Common Stock specified on Schedule A under the column heading “Number of Shares of Company Common Stock” and any other shares of Company Common Stock the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent to enter into the Merger Agreement, the Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE SUBJECT SHARES

1.1 Voting of Subject Shares The Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, after the Form S-4 is declared effective by the SEC, prior to the termination of this Agreement, the Supporting Holder will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (a) in favor of the First Merger and the Company Charter Amendment, (b) in favor of any proposal to adjourn a meeting of the stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt

1

the proposals described in clause (a) above or if there are not sufficient shares of Company Common Stock present in person or represented by proxy to constitute a quorum, (c) against any Company Acquisition Proposal, (d) except with respect to any Adverse Amendment (defined below), in any circumstances upon which a consent or other approval is required under the Company Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve (or cause to be voted, consented or approved) all of such Supporting Holder’s Subject Shares held at such time in favor thereof, (e) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement), (f) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, or the Mergers, and (g) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. as contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Supporting Holder from exercising full power and authority to vote the Subject Shares in Supporting Holder’s sole discretion for or against any proposal submitted to a vote of the MIC Shareholders in respect of, or which contains or reflects, an Adverse Amendment.

1.2 No Inconsistent Agreements. Prior to the termination of this Agreement, the Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

The Supporting Holder represents and warrants to Parent that:

2.1 Authorization; Binding Agreement.

(a) The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the (i) Company Charter, (ii) the Company Bylaws (together with the Company Charter, the “Company Governing Documents”), or (iii) the Stockholders’ Agreement (as defined below), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

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2.3 Ownership of Shares; Total Shares. As of the date hereof, the Supporting Holder is the record and beneficial owner of all of the Subject Shares set forth on Schedule A opposite such Supporting Holder’s name and has good and marketable title to all of such Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any Lock-Up Agreement entered into by and between the Supporting Holder, Parent and the Company, (c) any applicable restrictions on transfer under applicable securities Laws, (d) that certain Stockholders’ Agreement, dated as of August 25, 2021, among the Company and the stockholders party thereto (the “Stockholders’ Agreement”), and for the avoidance of doubt, the Stockholders’ Agreement shall terminate upon the consummation of the Mergers, except that Section 5.01 therein shall survive for a period of six (6) months thereafter, and (e) the Company Governing Documents (collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Stock owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.

2.4 Voting Power. The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares currently owned or hereinafter acquired. None of the Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents and the Stockholders’ Agreement.

2.5 Reliance. The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.

2.6 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7 Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to the Supporting Holder that:

3.1 Organization and Qualification. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

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3.2 Authority for this Agreement. Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

3.3 Anti-Takeover Approvals. The board of directors of Parent has opted out, or will include an opt out provision in the Domesticated Charter (the “Opt Out Provision”) as promptly as reasonably practicable following the date hereof but in no event later than the time immediately prior to the consummation of the First Merger, from the requirements of Section 3-602 of the MGCL and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover, and the Opt Out Provision is or will be sufficient to render inapplicable to the Mergers, the Merger Agreement and this Agreement and the acquisition of the Surviving Pubco Shares by the Company’s stockholders pursuant to any of the foregoing the provisions of Section 3-602 of the MGCL or any other such anti-takeover law.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDER

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing (provided that any encumbrance that would not prevent, impair or delay the Supporting Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions set forth in this clause (i)), (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) other than in furtherance of the transactions contemplated by the Merger Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (ii) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (iii) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (iv) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (v) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (vi) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(i), (iv), or (vi) shall be permitted only if, (A) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (B) such transfer is effected no later than three (3) Business Days prior to the date on which the Form S-4 is declared effective.

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4.2 Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder shall not engage in any transactions involving the securities of Parent without Parent’s prior written consent; provided that this Section 4.2 shall not apply to transactions involving any securities of Parent held by the Supporting Holder as of or prior to the date of this Agreement.

4.3 No Legal Action. The Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.4 Documentation and Information. The Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holder’s commitments and obligations under this Agreement. The parties hereto agree that the Supporting Holder’s identity and ownership of the Subject Shares will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior consent.

4.5 Adjustments; Acquisition of Additional Securities. In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Stock (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.

4.6 Public Announcements. No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.6; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service,

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such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 11.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to the Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) such time as an Adverse Recommendation Change has been effected in accordance with Section 8.6 of the Merger Agreement and (d) the mutual written agreement of Parent and the Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement as in effect on the date hereof, (i) that reduces the aggregate amount or form of consideration payable to the Supporting Holder in respect of such Supporting Holder’s Company capital stock in a manner that is materially and disproportionately adverse to such Supporting Holder relative to other Company Stockholders, or (ii) that modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated therein in a manner that adversely affects in any material respect the Supporting Holder (any such amendment, modification, or entry, an “Adverse Amendment”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4 Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by the Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holder, in the case of an assignment by Parent. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

5.6 Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that the Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction; Waiver of Jury Trial; Governing Law. This Agreement and all related Legal Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving

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effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs

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and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.13 Further Assurances. The Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holder by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14 No Agreement as Director or Officer. The Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

5.15 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Supporting Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Holder in the voting of any of the equity securities of the Company, except as otherwise provided herein with respect to the Subject Shares. Except as otherwise set forth in Section 1, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the MIC Shareholders. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Holder to exercise an option to purchase any equity securities of the Company.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

SUPPORTING HOLDER

COLOR UP, LLC

By:	/s/ Manuel Chavez III
Name:	Manuel Chavez III
Title:	Chief Executive Officer
Address:
Email:

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Annex H

Execution Version

AMENDED AND RESTATED SUPPORT AGREEMENT

This AMENDED AND RESTATED SUPPORT AGREEMENT (this “Agreement”), dated as of March 23, 2023, is entered into by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “Parent”), and HSCP Strategic III, L.P., a Delaware limited partnership (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full sole voting power over, 1,702,128 of the common units and 425,532 of the Class A units of Mobile Infra Operating Partnership, L.P. (collectively the “OP Units”), a Delaware limited partnership (the “OP”) (all such OP Units and any other OP Units the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Units”);

WHEREAS, as an inducement and in consideration for Parent to enter into that certain Agreement and Plan of Merger, dated as of December 13, 2022, by and among Parent, Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”) (as amended from time to time, the “Merger Agreement”), Parent and the Supporting Holder previously entered into that certain Support Agreement, dated as of December 13, 2022 (the “Support Agreement”), pursuant to which the Supporting Holder agreed, among other things, to enter into the Fourth Amended and Restated Limited Partnership Agreement (the “A&R LPA”) of the OP;

WHEREAS, following the signing of the Support Agreement, the partners of OP determined that, in connection with the closing of the Merger Agreement, OP would be converted from a Maryland limited partnership to a Delaware limited liability company by the filing of Articles of Conversion with the Maryland State Department of Assessments and Taxation and a Certificate of Formation of the Company and a Certificate of Conversion with the Secretary of State of the State of Delaware (the “Conversion”), with such filings and Conversion to be conditioned on and effective immediately following the First Effective Time;

WHEREAS, as a result of the approval of the Conversion, Parent, the Supporting Holder and certain other partners of OP no longer contemplate entering into the A&R LPA and will instead enter into a limited liability company agreement (the “LLCA”) substantially in the form of an exhibit to the Merger Agreement, a copy of which has also been made available to the Supporting Holder;

WHEREAS, on March 23, 2023, the Supporting Holder, in its capacity as a limited partner of OP, along with the other partners of OP representing the requisite threshold to approve the Conversion pursuant to the governing documents of OP, consented to such Conversion and approved the terms of the LLCA (the “Consent”), with such executed copy set forth as Exhibit A hereto; and

WHEREAS, Parent and the Supporting Holder now desire to amend and restate the Support Agreement in order to reflect the Consent, the effectuation of the Conversion and the entry into the LLCA by the Supporting Holder.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CONVERSION AND AGREEMENT TO ENTER INTO A&R LLCA

1.1 Conversion. The Supporting Holder hereby acknowledges and confirms that it has irrevocably and unconditionally authorized and approved the Consent in its capacity as a limited partner of OP and pursuant to the terms of that certain Third Amended and Restated Limited Partnership Agreement of OP and has taken any and all actions necessary to give effect to such Consent.

1.2 Revocation; Non-Contravention. The Supporting Holder agrees that until the Closing, it will not (i) revoke, modify or otherwise reverse its Consent or (ii) perform any act in contravention of the Consent, Conversion or entry into the LLCA.

1.3 Delivery of Signature Page. At the effective time of the Conversion, the Supporting Holder hereby irrevocably and unconditionally (subject only to the occurrence of the Closing (as defined in the Merger Agreement)) agrees to enter into the LLCA, by duly executing and delivering to Parent, Color Up and each other party thereto, at the Closing, a counterpart to the LLCA.

1.4 No Inconsistent Agreements. Prior to the termination of this Agreement, the Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement in any manner inconsistent with the terms of this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

The Supporting Holder represents and warrants to Parent that:

2.1 Authorization; Binding Agreement.

(a) The Supporting Holder is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) violate the limited partnership agreement or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the Third Amended and Restated Limited Partnership Agreement of the OP (the “Existing LPA”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any

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Encumbrance (as defined below) on the Subject Units, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Units are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of OP Units; Total Shares. As of the date hereof, the Supporting Holder is the record and beneficial owner of 1,702,128 common units and 425,532 Class A units of the OP, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Units (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any applicable restrictions on transfer under applicable securities Laws, and (c) the Existing LPA (collectively, “Permitted Encumbrances”). The 1,702,128 common units and 425,532 Class A units constitute all of the OP Units owned by the Supporting Holder as of the date hereof and, other than such Subject Units, as of the date of this Agreement, there are no other OP Units held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.

2.4 Power. The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Units currently owned or hereinafter acquired. None of the Supporting Holder’s Subject Units are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Units, except for the Existing LPA.

2.5 Reliance. The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.

2.6 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7 Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Units and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to the Supporting Holder that:

3.1 Organization and Qualification. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2 Authority for this Agreement. Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and

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delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDER

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Units or otherwise agree to do any of the foregoing (provided that any encumbrance that would not prevent, impair or delay the Supporting Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions set forth in this clause (i)), (ii) enter into any agreement or arrangement or grant any proxy or power of attorney with respect to its Subject Units that is inconsistent with this Agreement, or (iii) other than in furtherance of the transactions contemplated by the Merger Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Units. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

(b) Section 4.1(a) shall not prohibit a transfer of Subject Units by a Supporting Holder in accordance with the terms and provisions of the Existing LPA made: (i) by virtue of laws of descent and distribution upon death of the Supporting Holder; (ii) by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (iii) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; or (iv) to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

4.2 No Legal Action. The Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Units; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.3 Documentation and Information. The Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holder’s commitments and obligations under this Agreement. The parties hereto agree that the Supporting Holder’s identity and ownership of the Subject Units will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior consent.

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4.4 Public Announcements. No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except: (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 11.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to the Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the completion of the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the mutual written agreement of Parent and the Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement as in effect on the date hereof that modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated therein in a manner that adversely affects in any material respect the Supporting Holder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4 Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation

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of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by the Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holder, in the case of an assignment by Parent. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

5.6 Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that the Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction; Waiver of Jury Trial; Governing Law. This Agreement and all related Legal Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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5.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.13 Further Assurances. The Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holder by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14 No Agreement as Director or Officer. The Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Units and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

5.15 No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Units. All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Supporting Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the

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Supporting Holder in the voting of any of the equity securities of the Company, except as otherwise provided herein with respect to the Subject Units. Except as otherwise set forth in Section 1, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the MIC Shareholders. Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Holder to exercise an option to purchase any equity securities of the Company.

[Signature Page Follows.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FIFTH WALL ACQUISITION CORP. III

By:	/s/Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy
Title: Chief Financial Offier

SUPPORTING HOLDER

HSCP STRATEGIC III, L.P

By:
Name:
Title:
Address:
Email:

Annex I

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, “Parent”), (ii) Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity, and as a result of which all of the issued and outstanding common stock of the Company, par value $0.0001 per share (“Company Common Stock”), immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued Surviving Pubco Shares, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the MGCL;

WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Surviving Pubco Shares to be received by Holder as MIC Common Stock Merger Consideration (all such MIC Common Stock Merger Consideration, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-up Provisions.

(a) Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder,

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and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder, or (8) in connection with the pledge, hypothecation or other granting of a security interest in the Restricted Securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit, or in connection with any foreclosure or enforcement thereunder.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c) During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Parent agrees to instruct its transfer agent to remove the above legend upon the expiration of a Lock-up Period. Holder agrees to deliver to Parent and its transfer agent all information and documents reasonably requested by Parent and the transfer agent to effect the legend removal and to permit the transfer of any Restricted Securities following the end of the Lock-up Period, including an opinion of Holder’s counsel if reasonably requested.

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Shares or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent, any Surviving Pubco Shares issued upon the exercise or conversion of Surviving Pubco Warrants or otherwise to any Surviving Pubco Shares (or other securities of Parent) other than the Restricted Securities.

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2. Miscellaneous.

(a) Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company. Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its

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respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) all references to Articles or Sections are to Articles or Sections of this Agreement; and (x) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Finance Department E-mail: finance@fifthwall.com	With a copy (which will not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attn: Evan M. D’Amico Email: edamico@gibsondunn.com

If to the Company prior to the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com

If to Parent or the Company after the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder. The observance of any term of this Agreement may be waived

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(either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Parent and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.

(i) Authorization on Behalf of Parent. In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by

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electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Fifth Wall Acquisition Corp. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

Mobile Infrastructure Corporation

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	President & Chief Financial Officer

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder: Color Up, LLC

By:	/s/ Manuel Chavez III
Name:	Manuel Chavez III
Title:	Chief Executive Officer

Number and Type of the Company Securities:

Company Common Stock: 2,624,831.353

Company Warrants: 1,702,128

Address for Notice:

Address: 30 W 5TH STREET

CINCINNATI, OH 45202

Facsimile No.:

Telephone No.:

Email: manuel@mobileit.com

Signature Page to Lock-Up Agreement

Annex J

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, “Parent”), (ii) Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), and (iii) Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity, and as a result of which all of the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Parent (the “Parent Class A Shares”) will convert automatically, on a one-for-one basis, into Surviving Pubco Shares;

WHEREAS, Holder previously acquired pursuant to a private placement transaction (the “Private Placement”) and, as of the date hereof, Holder is a holder of, 907,000 Parent Class A Shares (the “Private Placement Shares”); and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Surviving Pubco Shares into which Holder’s Private Placement Shares will convert in connection with the Mergers (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-up Provisions.

(a) Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As

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used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder, or (8) in connection with the pledge, hypothecation or other granting of a security interest in the Restricted Securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit, or in connection with any foreclosure or enforcement thereunder.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c) During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Parent agrees to instruct its transfer agent to remove the above legend upon the expiration of a Lock-up Period. Holder agrees to deliver to Parent and its transfer agent all information and documents reasonably requested by Parent and the transfer agent to effect the legend removal and to permit the transfer of any Restricted Securities following the end of the Lock-up Period, including an opinion of Holder’s counsel if reasonably requested.

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Shares or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent (other than the Private Placement), any Surviving Pubco Shares issued upon the exercise or conversion of Surviving Pubco Warrants or otherwise to any Surviving Pubco Shares (or other securities of Parent) other than the Restricted Securities.

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2. Miscellaneous.

(a) Termination of Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company. Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its

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respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) all references to Articles or Sections are to Articles or Sections of this Agreement; and (x) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Finance Department E-mail: finance@fifthwall.com	With a copy (which will not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attn: Evan M. D’Amico Email: edamico@gibsondunn.com

If to the Company prior to the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com

If to Parent or the Company after the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in

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exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Parent and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.

(i) Authorization on Behalf of Parent. In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the

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Federal Electronic Signatures in Global and National Commerce Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

*     *     *     *     *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Fifth Wall Acquisition Corp. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

Mobile Infrastructure Corporation

By:	/s/ Manuel Chavez III
Name:	Manuel Chavez III
Title:	Chief Executive Officer

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder: Fifth Wall Acquisition Sponsor III LLC

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Manager

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

Signature Page to Lock-Up Agreement

Annex K

SUBSCRIPTION AGREEMENT

                , 2023

Fifth Wall Acquisition Corp. III

1 Little West 12th Street, 4th Floor

New York, New York 10014

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth above by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with any successor thereto, including after the Domestication (as defined below), the “Company”), and the undersigned Investor (the “Investor”), in connection with the proposed business combination (the “Transaction”) between the Company and Mobile Infrastructure Corporation, a Maryland corporation (“MIC” or the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of December 13, 2022, by and among the Company, MIC, and Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Company (“Merger Sub”) (as amended on March 23, 2023, and as may be further amended from time to time, the “Transaction Agreement”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with, the closing of the Transaction (the “Transaction Closing”), shares of Series 2 Convertible Preferred Stock, par value $0.0001 per share (“Preferred Shares”), of the Company (after giving effect to the Domestication) having substantially the terms and conditions set forth in Annexes B and C hereto and each convertible into shares of the Company’s common stock, par value $0.0001 per share (collectively, the “Underlying Common Shares” and, together with the Preferred Shares, the “Securities”), for a purchase price of $1,000.00 in cash per Preferred Share (the “Per Share Purchase Price”) in a private placement to be conducted by the Company (the “Offering”). The Company has entered into, and anticipates entering into on or about or following the date of this Subscription Agreement, subscription agreements with certain other investors (the “Other Investors” and, together with the Investor, the “Investors”), pursuant to which the Other Investors, severally and not jointly, and the Investor have agreed or will agree to purchase Preferred Shares, on the date of the Transaction Closing, at the Per Share Purchase Price (the “Other Subscription Agreements” and, together with the Subscription Agreement, the “Subscription Agreements”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions set forth herein, and intending to be legally bound hereby, each of the Investor and the Company acknowledges and agrees as follows:

1. Subscription. As of the date written above, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, the number of Preferred Shares set forth on the signature page of this Subscription Agreement (the “Shares”) at the Per Share Purchase Price on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and immediately prior to the Transaction Closing, but after the Company’s transfer by way of continuation out of the Cayman Islands and domestication into the State of Maryland pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the Maryland General Corporation Law, as amended (the “Domestication”). The Company shall provide written notice (which may be via email in accordance with Section 11(o)) to the Investor (the “Closing Notice”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) and segregated from the Company’s Trust

Account (as defined herein), to be identified in the Closing Notice, that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than three (3) business days from the date of the Closing Notice, and the Investor shall deliver, at least two (2) business days prior to the Scheduled Closing Date, (i) to the Escrow Account, the Subscription Amount by wire transfer of United States dollars in immediately available funds and (ii) to the Escrow Agent, any information that is reasonably requested by the Company or the Escrow Agent in order for the Company to issue the Shares to the Investor, including, without limitation, a duly executed Internal Revenue Service Form W-9 or W-8, as applicable, in form and substance reasonably satisfactory to the Company. The wire transfer shall identify the Investor and, unless otherwise agreed by the Company, the funds shall be wired from an account in the Investor’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Investor of the Shares. For the avoidance of doubt, such funds will remain segregated and shall not be commingled with the Company’s Trust Account. On the Closing Date, promptly after the Closing, the Company shall deliver (or cause delivery of) (x) the number of Shares set forth on the signature page to this Subscription Agreement in book entry form with restrictive legends to the Investor as indicated on the signature page or to a custodian designated by the Investor, as applicable, as indicated below but otherwise free and clear of any liens (other than those arising under state or federal securities laws), and (y) evidence from the Company’s transfer agent of the issuance to the Investor of the Shares (in book entry form); provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Investor to the Escrow Account, then, promptly after such termination (and in any event, within one (1) business day thereafter), the Company will instruct the Escrow Agent to return the Subscription Amount in full to the Investor as soon as practical to the account specified in writing by the Investor. For purposes of this Subscription Agreement, (x) “business day” shall mean a day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, Fifth Wall Acquisition Sponsor III LLC.

3. Closing Conditions.

a. In addition to the conditions to Closing set forth in Section 2, the obligation of the parties hereto to consummate the Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition on consummations of the transactions contemplated hereby; and

(iii) all conditions precedent to the Transaction Closing under the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied or waived in accordance with the terms of the Transaction Agreement, other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the Transaction Closing.

b. The obligation of the Company to consummate the Closing is also subject to the satisfaction or waiver by the Company of the conditions that:

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii) Investor shall have delivered a duly executed counterpart to the form of Registration Rights Agreement attached hereto as Annex A (the “Registration Rights Agreement”); and

[(iv) Investor shall have delivered a duly executed counterpart to the Ownership Limits Waiver attached hereto as Annex D (the “Ownership Limits Waiver”).]

c. The obligation of the Investor to consummate the Closing is also subject to the satisfaction or waiver by the Investor of the conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of the Company required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii) no amendment or modification of the Transaction Agreement (as the same exists on the date hereof), including, without limitation, any representation or covenant of the Company in the Transaction Agreement relating to the financial position or outstanding indebtedness of the Company, shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

(iv) no suspension of the qualification of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Common Shares”, which shall mean, following the Domestication, the common stock, par value $0.0001 per share, of the Company in which such Class A ordinary shares are exchanged into), for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Common Shares on the Nasdaq shall have occurred (other than any removal resulting from the transition of the listing of the Common Shares from the Nasdaq to the New York Stock Exchange or the NYSE American (collectively, the “NYSE”) in connection with the Transaction Closing);

(v) The Company shall have delivered a duly executed counterpart to the Registration Rights Agreement;

(vi) [The Company shall have delivered a duly executed counterpart to the Ownership Limits Waiver;] and

(vi) there shall have been no amendment, waiver, or modification to any Other Subscription Agreement on or prior to the Closing that benefits such Other Investors (other than terms particular to the regulatory requirements of such Other Investors or related funds) unless the Investor has been offered substantially similar benefits in writing.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company is duly formed, validly existing and in good standing under the laws of the Cayman Islands, and, after giving effect to the Domestication, the Company will be a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. The Company is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification.

b. The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

c. The Underlying Common Shares have been duly authorized and, when converted from the Shares in accordance with the terms of the organizational documents of the Company, the Underlying Common Shares will be validly issued, fully paid, and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

d. This Subscription Agreement, the Other Subscription Agreements (if any) and the Transaction Agreement have each been duly authorized, executed and delivered by the Company and are each enforceable against the Company in accordance with their respective terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and principles of equity, whether considered at law or equity.

e. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder (other than terms particular to the regulatory requirements of such Other Investor or related funds) and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that benefits the Other Investor thereunder unless the Investor has been offered substantially similar benefits; provided, however, that the foregoing shall exclude any arrangements that the Company has entered into prior to or as of the date hereof with Other Investors that have executed Other Subscription Agreements which Other Investors, as of the date hereof, are direct or indirect equity holders of the Target or any of its subsidiaries (“Current Target Members”) who have entered into such arrangements in their capacity as direct or indirect equityholders of the Target or such subsidiary (including, for the avoidance of doubt, agreements or other arrangements entered into by Other Investors that are Current Target Members, in their capacities as equityholders of the Target or any of its subsidiaries, simultaneously with and pursuant to the Transaction Agreement but excluding any Other Subscription Agreements with Current Target Members, which Other Subscription Agreements shall be entered into on terms substantially similar to those set forth in this Subscription Agreement and, in no event on terms materially more favorable than those set forth herein).

f. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) (or, if the Company determines to list on the NYSE, the NYSE) and, subject to the requisite approval by the shareholders of the Company with respect to the issuance of the Shares pursuant to the rules of Nasdaq, will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, in each case that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.

g. Assuming the accuracy of the representations and warranties of the Investor in Section 6, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including any stock exchange) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) filings required by the Registration Rights Agreement and other filings required by the SEC, if applicable, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the SEC under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by any stock exchange, including with respect to obtaining stockholder approval, (v) those required to consummate the transactions contemplated under the Transaction Agreement, and (vi) any filing the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

h. Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) (i) to the Company’s historical or current accounting of the Company’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) or (ii) related to the recognition of a waiver of a portion of the underwriters’ commissions which was contingently payable by the Company upon closing of a future business combination (the “Underwriters’ Commission Changes”) and except for any delays in the filing of the Company’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), as of their respective dates (each a “Filing Date”), all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed at the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, subject to Redeemable Share Classification Changes and Underwriters’ Commission Changes, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the Filing Date of the applicable SEC Report, as interpreted as of the Filing Date, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

i. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable. The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Preferred Shares in the Offering.

j. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

l. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the Preferred Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

m. As of the date hereof, the authorized share capital of the Company consists of (i) 200,000,000 Common Shares, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (A) 1,348,302 Common Shares of the Company are issued and outstanding, (B) 6,875,000 Class B ordinary shares of the Company are issued and outstanding, and (C) no preference shares are issued and outstanding. All issued and outstanding ordinary shares of the Company are, and, after giving effect to the Domestication, will be, duly authorized and validly issued, are fully paid and are non-assessable and are not subject to any preemptive rights. None of the outstanding ordinary shares of the Company has been (and, after giving effect to the Domestication, none of the outstanding Preferred Shares will be) issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to herein or therein or in the SEC

Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Reports and as contemplated by the Transaction Agreement. As of the date hereof, the Company has no direct or indirect subsidiaries except for Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any entity, whether incorporated or unincorporated.

n. As of the date hereof, the Company’s issued and outstanding Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FWAC” (it being understood that the trading symbol will be changed in connection with the Transaction and the listing of such shares may be moved to the NYSE). Except as disclosed in the Company’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of such shares on Nasdaq, or to deregister the shares under the Exchange Act. Other than as contemplated by the Transaction, the Company has taken no action that is intended to, or would reasonably be expected to result in, termination of the registration of such shares under the Exchange Act.

o. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

p. The Company is not, and is not controlled by or acting on behalf of (in connection with the transactions contemplated hereby), a Sanctioned Person (as defined below). The Company is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions (as defined below) from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, Donetsk and Luhansk regions, the “Specified Territories”); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.

q. The Company is not controlled by or acting on behalf of (in connection with the transactions contemplated hereby) a person or entity resident that: (i) has been designated as noncooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act, as amended, as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

r. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. Other than as set forth in the SEC Reports, the Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor is either a U.S. investor or a non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time the Investor was offered the Shares, it was, as of the date hereof, the Investor is, and as of the Closing Date the Investor will be (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), as indicated in the questionnaire attached hereto as Exhibit A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(ii) Applicable to non-U.S. investors: The Investor understands that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Investor is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. The Investor is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. The Investor understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act. The Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof or (ii) pursuant to another applicable exemption from the registration requirements of the Securities Act (other than Regulation S promulgated thereunder), and in each of clauses (i) and (ii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Securities shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares delivered at the Closing in accordance herewith will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Securities. The Investor has conducted its own investigation of the Company, the Target and the Securities and the Investor has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Securities.

c. The Investor acknowledges and agrees that the Investor is purchasing the Securities directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, the Target or any of their respective affiliates or any control persons, shareholders, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has (i) received, reviewed and understood the Disclosure Documents (as defined below) made available to the Investor in connection with the Transaction and (ii) conducted and completed its own independent due diligence with respect to the Transaction based on such information as the Investor deems appropriate and necessary in order to make an investment decision with respect to the Securities and assuming the accuracy of the information in the Disclosure Documents in all material respects, including, without limitation, with respect to the Company, the Transaction and the business of the Target and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of May 24, 2021 and filed with the SEC (File No. 333-255292) on May 26, 2021 (the “Prospectus”), (ii) each of the other SEC Reports, from the date of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement and ancillaries thereto, (iv) the preliminary joint proxy statement/prospectus of the Company filed with the SEC on Form S-4 (File No. 333-269231) on January 13, 2023 (as amended), and the annexes and exhibits thereto, (v) the form of Registration Rights Agreement attached hereto as Annex A, (vi) the terms of the Preferred Shares attached hereto as Annex B, (vii) the form of articles of amendment and restatement of the Company attached hereto as Annex C, [(viii) the form of Ownership Limits Waiver (if applicable) attached hereto as Annex D,] and (ix) the investor presentation by the Company and the Target (the “Investor Presentation”). The Investor acknowledges the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Investor further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in the terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Securities hereunder, except as otherwise provided herein, and that, in purchasing the Shares, the Investor is not relying upon any projections contained in the Investor Presentation; provided, that nothing set forth in this sentence shall be deemed to limit, amend or modify the other representations and warranties made by the Company in Section 5 hereof. The Investor acknowledges and agrees that the Company continues to review the Redeemable Share Classification Changes and Underwriters’ Commission Changes and their implications, including on the financial statements and other information included in its filings with the SEC, and any restatement, revision or other modification of such filings arising from such review, any subsequent related agreements or other guidance from the SEC staff shall be deemed not material for purposes of this Subscription Agreement. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

f. [INTENTIONALLY OMITTED.]

g. The Investor became aware of this Offering of the Securities solely by means of direct contact between the Investor and the Company or a representative of the Company, and the Securities were offered to the Investor solely by direct contact between the Investor and the Company or a representative of the Company. The Investor did not become aware of this Offering of the Securities, nor were the Securities offered to the Investor, by any other means. The Investor acknowledges that the Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor has a substantive pre-existing relationship with the Company, the Target or their respective affiliates for this Offering of the Securities. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, the Target or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its decision to subscribe in the Offering. Neither the Investor, nor any of its directors, officers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Disclosure Documents and in the SEC Reports. The Investor is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Investor has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Securities and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Securities. The Investor is able to bear the substantial risks associated with its purchase of the Securities, including but not limited to loss of its entire investment therein.

i. The Investor has sought such accounting, legal and tax advice as the Investor considered necessary to make an informed investment decision regarding its purchase of the Securities and participation in the Offering and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Securities. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company or the Target has provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement.

j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company.

k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Reports.

l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation. The Investor has the power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any (x) law, statute, rule, order, subpoena, judgment, ruling or regulation of any court or other tribunal or the rules of any governmental commission or agency or regulatory or self-regulatory body, including the SEC or any applicable securities exchange, or any agreement or (y) other undertaking to which the Investor is a party or by which the Investor is bound, and, (z) if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, by-laws, indenture of trust or partnership or operating agreement, as may be applicable and in the case of clauses (x) and (y), that would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated hereby, including the purchase of the Shares. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Securities nor any representation and warranty made by the Investor hereunder shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties hereunder.

o. The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, the Specified Territories, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Investor represents that to the extent required by applicable law, the Investor maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Securities were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

p. [INTENTIONALLY OMITTED.]

q. Neither the Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. To the knowledge of the Investor, the acquisition of the Securities by the Investor will not subject the Company to any Disqualification Event.

r. The Investor acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

s. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Securities hereunder.

t. The Investor has and, when required to deliver payment to the Escrow Agent pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Securities pursuant to this Subscription Agreement.

u. The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement.

v. [INTENTIONALLY OMITTED].

w. If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that neither the Company nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice with respect to its decision to acquire and hold the Securities, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities.

7. Registration Rights. Following the Transaction Closing, and assuming Investor’s compliance with Section 3(b)(iii), the Company agrees that the Investor shall have registration rights with respect to the Underlying Common Shares, as set forth in the Registration Rights Agreement.

8. Covenants.

a. Investor’s Covenant. The Investor agrees that, from the date of this Subscription Agreement until the date such Shares are converted into Underlying Common Shares pursuant to the governing documents of the Company (the “Conversion Time”), none of the Investor or any person acting on behalf of the Investor or pursuant to any understanding with the Investor (i) will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Securities, any securities of the Company or any instrument exchangeable for or convertible into any securities of the Company prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or (ii) will publicly disclose the intention to undertake any of the foregoing; provided further that the provisions of this Section 8 shall not apply to long sales (including sales of securities held by the Investor prior to the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby from entering into any such transactions; and in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities hereunder.

b. Company’s Covenant. The Company shall use the proceeds from the sale of the Shares for general corporate purposes and the repayment of indebtedness and shall not use such proceeds: (a) for the redemption of any Common Shares or Common Share equivalents or (b) for the settlement of any outstanding litigation.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Agreement End Date (as defined in the Transaction Agreement as of the date hereof) (any of (a) through (c), collectively, “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement immediately after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Sections 9 through 13 of this Subscription Agreement and the obligations in Section 2 with respect to the Company instructing the Escrow Agent to return the Subscription Amount in full to the Investor as soon as practical to the account specified in writing by the Investor will survive any termination of this Subscription Agreement and continue indefinitely) and, promptly after any such Termination Event (and in any event, within one (1) business day thereafter), the Company shall instruct the Escrow Agent to return any monies paid by the Investor to the Escrow Account as soon as practical in connection herewith to the Investor.

10. Trust Account Waiver. Reference is made to the Prospectus. The Investor understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the

“IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (the “Public Shareholders”) and certain other parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension as described in the Prospectus or by an amendment to its organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company’s entry into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investor on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Investor or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates under applicable law. To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its representatives, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 10 shall not affect any rights of the Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Securities acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned without the prior written consent of each of the other parties hereto and any such purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the delivery of the Closing Notice, the Investor may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Investor, or to any fund or account managed by the same investment manager as the Investor, that can make the representations set forth in Section 6(a) as if such representations applied to such assignee, so long as the Investor provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed questionnaire in the form attached hereto as Exhibit A (if applicable) duly executed by such assignee; provided, further, that (i) such assignee shall agree in writing to be bound by the terms hereof and shall make to the Company each of the representations, warranties and covenants of the Investor set forth in Section 6 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Investor will relieve the Investor of its obligations under this Subscription Agreement, and the Investor will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

b. The Company may request from the Investor such tax and other additional information as the Company may deem reasonably necessary, including to evaluate the eligibility of the Investor to acquire the Securities, and the Investor shall promptly provide such information as may reasonably be requested and to the extent readily available and reasonably consistent with the Investor’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law. The Investor acknowledges and agrees that the Company may without any liability hereunder reject the Investor’s subscription prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Company to evaluate the Investor’s eligibility to acquire the Securities or the Company determines that the Investor is not eligible to acquire the Securities.

c. The Investor acknowledges that the Company, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Exhibit A hereto, as if they were made directly to them; provided, however, that the Closing may only be enforced against the Investor by the Company (or any successor entity). Prior to the Closing, the Investor agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (or, with respect to the contents of Exhibit A, in any respect). Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

d. The Company and the Target are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each party against whom enforcement of such amendment, modification, waiver or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

g. This Subscription Agreement (including Exhibit A and Annexes hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Investor in connection with the Offering). Except as expressly set forth herein (including Section 7(d)), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, that, notwithstanding anything to the contrary contained herein, the Target is an intended third party beneficiaries of the representations, warranties and agreements of the Investor contained in Section 6 hereof, with rights of enforcement only with respect to the waivers or obligations set forth therein that are specific to the Target.

h. This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of the Company (including the Securities), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares (and Underlying Common Shares upon conversion) issued to the Investor shall be appropriately adjusted to reflect such change.

m. Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11(o). Nothing in this Section 11(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ENFORCEMENT HEREOF.

o. Any notice or communication required or permitted to be given hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, in the case of the Investor, and at the address set forth in this Section 11(o), in the case of the Company, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the following address or to such other address or addresses as the Investor or the Company may hereafter designate by written notice to the other party.

If to the Company, to: Fifth Wall Acquisition Corp. III 1 Little West 12th Street, 4th Floor New York, New York 10014 Attention: Finance Department Email: finance@fifthwall.com	with copies (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attention: Evan D’Amico Email: EDAmico@gibsondunn.com

Notice to the Investor shall be given to the address underneath the Investor’s name on the signature page hereto.

p. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and the correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Investor agrees that no Other Investor pursuant to any Other Subscription Agreement entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Investor, but excluding, for the avoidance of doubt, the Company) shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities. Notwithstanding anything else herein, nothing contained in this Subscription Agreement shall be construed as a waiver of any rights arising from fraud, intentional misrepresentation, or of any similar rights provided under applicable laws.

13. Disclosure. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided, however, that the Investor hereby consents to the publication and disclosure in any press release issued by the Company or Current Report on Form 8-K (“Form 8-K”) filed by the Company with the SEC in connection with the execution and delivery of the Transaction Agreement or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to security holders of the Company) of the Investor’s identity and beneficial ownership of Securities and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement or the form hereof; provided, further, that in any such case, the Company shall provide, except to the extent prohibited by applicable law, the Investor with written notice of any disclosure permitted under this Section 13 prior to such disclosure, give the Investor a reasonable opportunity to comment on such disclosure and consider in good faith any such reasonable comments provided by the Investor.

14. Company Disclosure. To the extent not previously publicly disclosed, the Company shall (a) no later than 9:30 am (Eastern Time) on the first business day after the date on which this Subscription Agreement is executed by the Investor and the Company, (i) issue one or more press releases (collectively, the “Press Release”) announcing the execution of the Transaction Agreement by the parties thereto and (ii) file a copy of the Press Release with the SEC on Form 8-K to which a copy of the Investor Presentation is also an exhibit and (b) by the end of the second business day following the date on which this Subscription Agreement is executed (the “Disclosure Time”) file an additional Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated by the Transaction Agreement and the Subscription Agreements. From and after the Disclosure Time, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement.

15. Lock-up Agreement.

a. Holder hereby agrees not to Transfer any Securities (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, including all such Underlying Common Shares, the “Restricted Securities”) from and after the Closing and until the earlier of (i) one year following the Conversion Time and (ii) the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their equity holdings in the Company for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”); provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Investor made in respect of a Permitted Transfer (as defined below); provided, further, that in any case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Investor, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Investor being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Investor being an individual, by virtue of laws of descent and distribution upon death of Investor; (3) in the case of Investor being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Investor to its members, partners, or shareholders; (5) by virtue of applicable law or the Investor’s organizational documents upon liquidation or dissolution of Investor; (6) to any affiliates of the Investor, or to any funds or accounts managed by the same investment manager who acts on behalf of the Investor, or (7) to any employees, officers, directors or members of the Investor or any affiliates of Investor.

b. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

c. During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF [        ], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH SUBSCRIPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

d. For the avoidance of any doubt, (i) Investor shall retain all of its rights as a shareholder of the Company during the Lock-up Period, including, as applicable, the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 15(a) shall not apply to any securities of the Company acquired by Holder in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any securities of the Company other than the Restricted Securities.

e. The Company hereby represents, warrants, covenants and agrees that (i) if any lock-up restrictions contained in any Other Subscription Agreement is amended, modified or waived in a manner favorable to such shareholder and that would be favorable to Investor, this Subscription Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice thereof to Investor, and (ii) if any such shareholder is released from any or all of the lock-up restrictions under its Other Subscription Agreement, Investor will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Investor’s Restricted Securities) and the Company shall provide prompt notice thereof to Investor.

16. [Termination of Original Subscription Agreement. Simultaneous with the execution of this Subscription Agreement by the Company and the Investor, the Company and the Investor agree that the Subscription Agreement, entered into as of December 13, 2022, by and between the Company and the Investor (the “Original Subscription Agreement”), shall be terminated and, following such termination, neither the Company nor the Investor shall have any rights, obligations or liabilities under the Original Subscription Agreement.]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIFTH WALL ACQUISITION CORP. III

By:
Name:
Title:

{INVESTOR SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Investor (if not same as address for notice):

Subscription Amount: $

Number of Shares:

Investor status (mark one): ☐ U.S. investor ☐ Non-U.S. investor

EIN Number:

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings ascribed to such terms in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Investor’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Investor’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

(ii)	A natural person who had an individual income in excess of $200,000, or joint income with the Investor’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Investor should add to the Investor’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(iii)	A director or executive officer of the Company;

(iv)	A natural person holding in good standing one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities and Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

(v)	A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

(ix)	An insurance company as defined in Section 2(a)(13) of the Securities Act;

(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that act;

(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

(xviii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xix)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xxiii)	The Investor does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.1	Type of the Investor. Indicate the form of entity of the Investor:

☐ Individual	☐ Limited Partnership
☐ Corporation	☐ General Partnership
☐ Revocable Trust	☐ Limited Liability Company
☐ Other Type of Trust (indicate type):
☐ Other (indicate form of organization):

2.1.1	If the Investor is not an individual, indicate the approximate date on which the Investor entity was formed: .

2.2.2

If the Investor is not an individual, initial the line below which correctly describes the application of the following statement to the Investor’s situation: the Investor (x) was not organized or reorganized for the specific purpose of acquiring the securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Investor.

__________ True

__________ False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Investor:

Investor Name:

By:
Signatory Name:
Signatory Title:
Date:

Annex A

[Form of Registration Rights Agreement]

Annex B

[Terms of the Preferred Shares]

Annex C

[Form of Amended and Restated Articles of Fifth Wall Acquisition Corp. III]

Annex D

[Form of Ownership Limits Waiver]

Annex L

Exhibit I – Company Charter Amendment

MOBILE INFRASTRUCTURE CORPORATION

ARTICLES OF AMENDMENT

Mobile Infrastructure Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (Roll-Up Transactions) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: These Articles of Amendment shall become effective at 12:01 a.m., Eastern Time, on [            ], 2023.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of [his/her] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its [President] and attested to by its [Secretary] on this              day of                     , 2023.

ATTEST:	MOBILE INFRASTRUCTURE CORPORATION

	By:	(SEAL)
Name:		Name:
Title: [Secretary]		Title: [President]

Annex M

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [                ], 2023, by and among:

(i)	Mobile Infrastructure Corporation (f/k/a “Fifth Wall Acquisition Corp. III”), a Maryland corporation (the “Company”);

(ii)

Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (the “Sponsor” and, collectively, together with its Permitted Transferees that become party hereto, the “Sponsor Holders”);

(iii)	each Person executing this Agreement and listed on Schedule A hereto (collectively, together with their Permitted Transferees that become party hereto, the “FWAC Sponsor Holders”);

(iv)	each Person executing this Agreement and listed on Schedule B hereto (collectively, together with their Permitted Transferees that become party hereto, the “MIC Holders”); and

(v)

each Person executing this Agreement and listed on Schedule C hereto (collectively, together with their Permitted Transferees that become party hereto, the “Preferred Holders”, and collectively with the MIC Holdings, FWAC Sponsor Holders and the Sponsor Holders, the “Holders”).

Certain capitalized terms used herein shall have the meanings ascribed to such terms in Section 1.

RECITALS:

WHEREAS, the Company, Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (“MIC”), entered into an Agreement and Plan of Merger, dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023 (as may be further amended, modified and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) the Company transferred by way of continuation from the Cayman Islands to the State of Maryland and domesticated by means of a corporate conversion, (ii) Merger Sub merged with and into MIC (the “First Merger”), with MIC surviving the First Merger as a wholly owned subsidiary of the Company (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company merged with and into the Company in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving entity;

WHEREAS, the Company, the Sponsor and the FWAC Sponsor Holders are parties to that certain Registration and Shareholder Rights Agreement, dated as of May 24, 2021 (the “FWAC Prior Agreement”);

WHEREAS, the Company, as successor to MIC, and the MIC Holders are parties to that certain Amended and Restated Registration Rights Agreement, dated as of November 2, 2021 (the “MIC Prior Agreement” and, together with the FWAC Prior Agreement, the “Prior Agreements”); and

WHEREAS, the Company and the other parties hereto desire to terminate the Prior Agreements in their entirety and to enter into this Agreement and, as applicable, to accept the rights created pursuant to this Agreement in lieu of any rights granted to them under the Prior Agreements.

NOW, THEREFORE, the Company and the other parties to this Agreement hereby agree to terminate the Prior Agreements, which shall be of no further force or effect, and the parties hereto further agree as follows:

Section 1. Certain Definitions. In this Agreement, the following terms have the following respective meanings:

“Agreement” has the meaning ascribed to it in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

“Class A Unit Agreement” means that certain Class A Unit Agreement, dated November 2, 2021, by and between the Operating LLC and HSCP, as amended and restated.

“Closing Date” means the closing date of the Mergers.

“Color Up” means Color Up, LLC, a Delaware limited liability company.

“Commission” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the shares of common stock of the Company, $0.0001 par value per share.

“Company Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of December 13, 2022, by and among the Company, MIC and Color Up.

“Company Notice” has the meaning ascribed to it in Section 2(b).

“Demand Notice” has the meaning ascribed to it in Section 2(a).

“Demand Registration Statement” means any one or more registration statements of the Company filed under the Securities Act, covering the resale of any of the Registrable Securities pursuant to Section 2 of this Agreement, and all amendments and supplements to any such registration statements, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials and documents incorporated by reference therein.

“Effectiveness Date” has the meaning ascribed to it in Section 4.

“End of Suspension Notice” has the meaning ascribed to it in Section 5(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“FINRA” means the Financial Industry Regulatory Authority.

“First Merger” has the meaning ascribed to it in the recitals hereof.

“First-Step Surviving Company” has the meaning ascribed to it in the recitals hereof.

“FWAC Prior Agreement” has the meaning ascribed to it in the recitals hereof.

“FWAC Sponsor Holders” has the meaning ascribed to it in the preamble.

“Holder” has the meaning ascribed to it in the preamble.

“HSCP” means HSCP Strategic III, L.P., a Delaware limited partnership.

“Indemnified Party” has the meaning ascribed to it in Section 9(c).

“Indemnifying Party” has the meaning ascribed to it in Section 9(c).

“LLC Units” means the units in the Operating LLC designated as “Common Units”, including any LLC Units which may be issuable upon on the conversion of interests in the Operating LLC designated as “Class A Units” in accordance with the Operating Agreement and the Class A Unit Agreement, in each case held by the MIC Holders.

“Letter Agreement” means that certain Letter Agreement, dated as of May 24, 2021, between the Sponsor, the Holders party thereto and the Company.

“Losses” has the meaning ascribed to it in Section 9(a).

“Majority Selling Holders” means Holder(s) who collectively own a majority of the Registrable Securities that are proposed to be included in an underwritten offering of Registrable Securities.

“Maximum Number of Shares” has the meaning ascribed to it in Section 2(c).

“Merger Agreement” has the meaning ascribed to it in the recitals hereof.

“Merger Sub” has the meaning ascribed to it in the recitals hereof.

“Mergers” has the meaning ascribed to it in the recitals hereof.

“MIC” has the meaning ascribed to it in the recitals hereof.

“MIC Holders” has the meaning ascribed to it in the preamble.

“MIC Prior Agreement” has the meaning ascribed to it in the recitals hereof.

“NYSE” means the New York Stock Exchange.

“Operating Agreement” means the Operating Agreement of the Operating LLC.

“Operating LLC” means Mobile Infra Operating [Company], LLC, a Delaware limited liability company.

“Permitted Transferees” means transferees permitted by Section 11 and each Person holding Registrable Securities as a result of a transfer, distribution or assignment to that Person of Registrable Securities (other than pursuant to an effective Resale Registration Statement or Rule 144), provided, if applicable, such transfer, distribution or assignment is made in accordance with Section 11 of this Agreement.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

“Piggyback Holders” has the meaning ascribed to it in Section 3(a).

“Piggyback Registration Statement” means any one or more registration statements of the Company filed under the Securities Act, covering the resale of any of the Registrable Securities pursuant to Section 3 of this Agreement, and all amendments and supplements to any such registration statements, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials and documents incorporated by reference therein.

“Piggyback Request” has the meaning ascribed to it in Section 3(a).

“Preferred Holders” has the meaning ascribed to it in the preamble.

“Preferred Subscription Agreement” means those certain subscription agreements for the sale of Series 2 Preferred Stock entered into by the Company with each of the Preferred Holders on [                ], 2023.

“Prior Agreements” has the meaning ascribed to it in the Recitals.

“Prospectus” means the prospectus included in any Resale Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Resale Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement or any issuer free writing prospectus (as defined in Rule 433 under the Securities Act), with respect to the offering of any portion of the Registrable Securities covered by such Resale Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means, with respect to any Holder, (i) all shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion, redemption or exchange of any option, warrant or convertible or exchangeable security issued by the Company or the Operating LLC, including the LLC Units, the Series 2 Preferred Stock and the Warrants, (iii) the Warrants and (iv) any additional securities issued or issuable as a dividend or distribution on, in exchange for, or otherwise in respect of, such shares of Common Stock and LLC Units (including as a result of combinations, recapitalizations, mergers, consolidations, reorganizations, stock splits or otherwise); provided that shares of Common Stock and the Warrants shall cease to be Registrable Securities with respect to any Holder at the time such shares or Warrants, as applicable, (a) have been sold pursuant to an effective Resale Registration Statement, (b) are eligible to be sold without restriction or limitation thereunder on volume or manner of sale or other restrictions or limitations under Rule 144, or (c) have been sold to the Company or any of its subsidiaries.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with the registration requirements of this Agreement, including (i) all fees of the Commission, the NYSE or such other exchange on which the Registrable Securities are listed from time to time, and FINRA, (ii) all fees and expenses incurred in connection with compliance with federal or state securities or blue sky laws (including any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Securities and the preparation of a blue sky memorandum and compliance with the rules of FINRA and the NYSE or other applicable exchange), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Resale Registration Statement, any Prospectus, any amendments or supplements thereto, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Securities on the NYSE or other applicable exchange pursuant to Section 6(k), (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including the expenses of any special audit, agreed upon procedures and “cold comfort” letters required by or incident to such performance), (vi) the reasonable fees and disbursements of one counsel (along with any reasonably necessary local counsel) representing all Holders mutually agreed by the Majority Selling Holders; and (vii) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Resale Registration Statement); provided, however, that Registration Expenses shall exclude (x) “brokers” or “underwriters” fees, discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder; or (y) any legal counsel fees of the Holders (including any local counsel) in excess of $100,000 without the consent of the Company (such consent not to be unreasonably withheld).

“Registration Statement” has the meaning ascribed to it in Section 4.

“Renewal Deadline” has the meaning ascribed to it in Section 2(g).

“Requesting Holders” has the meaning ascribed to it in Section 2(b).

“Resale Registration Statement” means any one or more registration statements of the Company filed under the Securities Act, whether a Demand Registration Statement, Piggyback Registration Statement, Registration Statement or otherwise, covering the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, and all amendments and supplements to any such registration statements, including post-effective amendments and new registration statements, in each case including the prospectus contained therein, all exhibits thereto and all materials and documents incorporated by reference therein.

“Rule 144,” “Rule 158,” “Rule 415” or “Rule 424,” respectively, means such specified rule promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

“Second Merger” has the meaning ascribed to it in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Selling Expenses” means, if any, all underwriting or broker fees, discounts and selling commissions or similar fees or arrangements, transfer taxes allocable to the sale of the Registrable Securities included in the applicable offering and all other expenses incurred in connection with the performance by the Holders of their obligations under the terms of this Agreement.

“Series 2 Preferred Stock” means the Series 2 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Sponsor” has the meaning ascribed to it in the preamble.

“Sponsor Holders” has the meaning ascribed to it in the preamble.

“Sponsor Lock-Up Agreement” means that certain Lock-Up Agreement, dated as of December 13, 2022, by and among the Company, MIC and the Sponsor.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of August 25, 2021, by and between MIC and the investors identified on the signature pages thereof.

“Suspension Event” has the meaning ascribed to it in Section 5(a).

“Suspension Notice” has the meaning ascribed to it in Section 5(a).

“Warrants” means the warrants issued by the Company or assumed by the Company effective as of the closing of the Mergers.

Section 2. Demand Registration Rights.

(a) Provided the Company has not filed the Registration Statement and caused the Registration Statement to become effective, with the Prospectus therein available to effect resales of Registrable Securities, by the Effectiveness Deadline (subject to extension in accordance Section 4) and subject to the provisions hereof, each Holder of at least 150,000 Registrable Securities, from time to time at any time from and after the Effectiveness Deadline, may request registration for resale under the Securities Act of all or part of the Registrable Securities owned by such Holder by giving written notice thereof (a “Demand Notice”) to the Company (which Demand Notice shall specify the number and kind of Registrable Securities to be offered by such Holder, the intended methods of distribution, including whether such methods will include or involve an underwritten offering, and whether such Demand Registration Statement will be a “shelf” registration statement under Rule 415). Subject to 2(c) and 2(e) below, the Company shall use reasonable best efforts (i) to file a Demand Registration Statement (which shall be a “shelf” registration statement under Rule 415 if requested pursuant to such Holder’s request pursuant to the first sentence of this Section 2(a)) registering for resale such number of Registrable Securities as requested to be so registered within 30 days in the case of a registration on Form S-3 (and 45 days in the case of a registration on Form S-11 or such other appropriate form) after Company’s receipt of a Demand Notice, and (ii) to cause such Demand Registration Statement to be declared effective by the Commission as soon as reasonably practicable thereafter. Notwithstanding the foregoing, the Company shall not be required to file a registration pursuant to this Section 2(a)(i) prior to the expiration of any lock-up period imposed with respect to the Registrable Securities under the Letter Agreement, the Company Lock-Up Agreement, the Sponsor Lock-Up Agreement, the Preferred Subscription Agreement, and the Stockholders’ Agreement, as applicable; and (ii) with respect to securities that are not Registrable Securities. The Company shall not be obligated to take any action to effect any demand registration (i) if a Demand Registration Statement, Piggyback Registration Statement or Registration Statement has been filed and was declared or became effective, with the Prospectus in the applicable registration statement available to effect resales of Registrable Securities, or (ii) within the preceding sixty (60) calendar days (unless otherwise consented to by the Company), an underwritten public offering was consummated. If permitted under the Securities Act, such Demand Registration Statement shall be automatically effective upon filing.

(b) Within 10 days after receipt of any Demand Notice under 2(a), the Company shall give written notice of such requested registration (which shall specify the intended method of disposition of such Registrable Securities) to all other Holders of Registrable Securities (a “Company Notice”), and the Company shall include (subject to the provisions of this Agreement) in such registration, all Registrable Securities of such Holders with respect to which the Company has received written requests for inclusion therein within 15 days after the delivery of such Company Notice (the “Requesting Holders”); provided that any such other Holder may withdraw its request for inclusion prior to the applicable registration statement becoming effective by notifying the Company in accordance with Section 12(e). Notwithstanding the foregoing, the Company may, at any time (including, without limitation, prior to or after receiving a Demand Notice from a Holder), in its sole discretion, include all Registrable Securities then outstanding or any portion thereof in any Demand Registration Statement, including by virtue of adding such Registrable Securities as additional securities to an effective Demand Registration Statement (in which event the Company shall be deemed to have satisfied its registration obligation under Section 2 with respect to the Registrable Securities so included, so long as such registration statement remains effective and not the subject of any stop order, injunction or other order of the Commission). In addition, the Company may include in a Demand Registration Statement shares of Common Stock for sale for its own account or for the account of other security holders of the Company.

(c) If such Demand Registration Statement is filed in connection with an underwritten offering and the managing underwriters advise the Company and the Holders covered by such Demand Registration Statement that, in the reasonable opinion of the managing underwriters, the number of securities proposed to be sold pursuant to the Demand Registration Statement exceeds the number of securities that can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the offering price per security) (such maximum number of securities, the “Maximum Number of Shares”), the

Company shall include in such Demand Registration Statement only such number of securities that, in the reasonable opinion of the managing underwriters, can be sold without materially delaying or jeopardizing the success of the offering (including the offering price per security), which securities shall be so included in the following order of priority, unless otherwise agreed by the Company and the Holders covered by such Demand Registration Statement: (i) first, the Registrable Securities of the Requesting Holders pro rata in accordance with the number of Registrable Securities owned thereby, (ii) second, any securities the Company proposes to sell for its own account, and (iii) third, any other securities that have been requested to be so included in such Demand Registration Statement.

(d) If any of the Registrable Securities covered by a Demand Registration Statement are to be sold in an underwritten offering, the Holder(s) that delivered the Demand Notice shall have the right to select the underwriters (and their roles) in the offering and determine the structure of the offering and negotiate the terms of any underwriting agreement as they relate to the Requesting Holders, including the number of Registrable Securities to be sold (if not all Registrable Securities offered can be sold at the highest price offered by the underwriters), the offering price and underwriting discount; provided that such underwriters, structure and terms are reasonably acceptable to the Company and a majority of the Requesting Holders.

(e) Notwithstanding the foregoing, if the Board determines in its good faith judgment that the filing of a Demand Registration Statement would (i) have a material adverse effect on the Company, or (ii) require the disclosure of material non-public information concerning the Company that at the time is not, in the good faith judgment of the Board, in the best interests of the Company to disclose and is not, in the opinion of the Company’s counsel, otherwise required to be disclosed, then the Company shall have the right to defer such filing for the period during which such registration would have such a material adverse effect on the Company; provided, however, that (x) the Company may not defer such filing for a period of more than 60 days after receipt of any Demand Notice, and (y) the Company may not exercise its right to defer the filing of a Demand Registration Statement more than once in any 12-month period without the consent of a majority of the Requesting Holders. The Company shall give written notice of its determination to the Requesting Holder to defer the filing and of the fact that the purpose for such deferral no longer exists, in each case, promptly after the occurrence thereof.

(f) Following the date of effectiveness of any Demand Registration Statement, the Company shall use reasonable best efforts to keep the Demand Registration Statement continuously effective until such time as all of the Registrable Securities covered by such Demand Registration Statement have been sold pursuant to such Demand Registration Statement.

(g) If, by the third anniversary (the “Renewal Deadline”) of the initial effective date of a Demand Registration Statement filed pursuant to Section 2(a) any of the Registrable Securities remain unsold by the Holders included on such Demand Registration Statement, the Company shall file, if it has not already done so and is eligible to do so, a new Resale Registration Statement covering the Registrable Securities included on the prior Demand Registration Statement and shall use reasonable best efforts to cause such Resale Registration Statement to be declared effective on or prior to the Renewal Deadline; and the Company shall take all other action necessary or appropriate to permit the public offering and sale of the Registrable Securities to continue as contemplated in the prior Demand Registration Statement.

Section 3. Piggyback Registration Rights.

(a) If, at any time, the Company has determined to register any of its securities for its own account or for the account of other security holders of the Company on any registration statement (other than (i) on Form S-3 relating to any dividend reinvestment or similar plan or (ii) Forms S-4 or S-8 or any successor form to such forms) that permits the inclusion of the Registrable Securities, the Company shall give the Holders written notice thereof promptly (but in no event less than 20 days prior to the anticipated filing date) and, subject to Section 3(b), shall include in such Piggyback Registration Statement all Registrable Securities requested to be included therein pursuant to the written request (a “Piggyback Request”) of one or more Holders (the “Piggyback Holders”) received within 10 days after delivery of the Company’s notice.

(b) If a Piggyback Registration Statement is filed in connection with a primary underwritten offering on behalf of the Company, and the managing underwriters advise the Company that, in the reasonable opinion of the managing underwriters, the number of shares of Common Stock proposed to be included in such Piggyback Registration Statement exceeds the Maximum Number of Shares, the Company shall include in such Piggyback Registration Statement, unless otherwise agreed by the Company and the Majority Selling Holders, (i) first, the number of shares of Common Stock (or other common shares of the Company) that the Company proposes to sell, and (ii) second, the Registrable Securities of Piggyback Holders (such number of shares shall be allocated among such Piggyback Holders on a pro rata basis according to the number of Registrable Securities requested to be included by each such Piggyback Holder).

(c) If a Piggyback Registration Statement is filed in connection with an underwritten offering on behalf of a holder of shares of Common Stock other than under this Agreement, and the managing underwriters advise the Company that, in the reasonable opinion of the managing underwriters, the number of shares of Common Stock proposed to be sold pursuant to such Piggyback Registration Statement exceeds the Maximum Number of Shares, then the Company shall include in such Piggyback Registration Statement, unless otherwise agreed by the Company and such holder(s) (including, if applicable, a majority of the Piggyback Holders), (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) requesting such registration, (ii) second, the Registrable Securities of Piggyback Holders (such number of shares shall be allocated among such Piggyback Holders on a pro rata basis according to the number of Registrable Securities requested to be included by each such Piggyback Holder, if necessary), (iii) third, the number of shares of Common Stock requested to be included therein by any other holders, and (iv) fourth, the number of shares of Common Stock that the Company proposes to sell.

(d) If any Piggyback Registration Statement is filed in connection with a primary or secondary underwritten offering, the Company shall have the right to select, in its sole discretion, the managing underwriter or underwriters to administer any such offering.

(e) The Company shall not grant to any Person the right to request the Company to register any Common Stock on a Piggyback Registration Statement unless such rights are consistent with the provisions of this Section 3.

(f) If, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register the securities originally intended to be included in such registration statement, the Company may, at its election, give written notice of such determination to the Piggyback Holders and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of securities originally intended to be included in such registration statement.

Section 4. Initial Registration. The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Registerable Securities (the “Registration Statement”) as promptly as practicable following the Closing Date, and in any event no later than the first business day to occur 30 calendar days after the Closing Date, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) the 90th calendar day (or 135th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date of the Registration Statement and (B) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Registerable Securities, to remain effective until the earliest of

(i) the date on which the Holders cease to hold any Registerable Securities covered by such Registration Statement, or (ii) on the first date on which each Holder is able to sell all of its Registerable Securities under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). If the Commission prevents the Company from including any or all of the Registerable Securities proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable stockholders or otherwise, (i) such Registration Statement shall register for resale such number of Company securities which is equal to the maximum number of Company securities as is permitted by the Commission, (ii) the number of Company securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and (iii) the Company shall promptly file another registration statement covering the offer and sale of the remaining Registerable Securities held by the Holders. Any failure by the Company to file the Registration Statement by the required filing date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 4, provided that any delay in the filing date or Effectiveness Date that is not a breach of the Company’s obligations hereunder shall give rise to a corresponding extension of such deadline(s), as applicable, by an equal number of days. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3.

Section 5. Suspension.

(a) Subject to the provisions of this Section 5 and a good faith determination by the Board that it is in the best interests of the Company to suspend the use of any Resale Registration Statement following the effectiveness of such Resale Registration Statement (and the filings with any U.S. federal or state securities commissions, as necessary), the Company, by written notice to the Holders (a “Suspension Notice”), may direct the Holders to suspend sales of the Registrable Securities pursuant to such Resale Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than 30 days in any 90-day period or 90 days in any 365-day period) if any of the following events occurs or will occur, as applicable: (i) an underwritten public offering of Common Stock (or other common shares of the Company) by the Company for its own account if the Company is advised by the managing underwriter or underwriters that the concurrent resale of the Registrable Securities by the Holders pursuant to the Resale Registration Statement would have a material adverse effect on the Company’s offering, subject to Section 3 hereof, (ii) there is material non-public information regarding the Company that (A) the Board determines not to be in the Company’s best interest to disclose, (B) would, in the good faith determination of the Board, require any revision to the Resale Registration Statement so that it shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) the Company is not otherwise required to disclose or (iii) there is a significant bona fide business purpose or opportunity (including the acquisition or disposition of assets (other than in the ordinary course of business), including any significant merger, consolidation, tender offer or other similar transaction) available to the Company that the Company determines not to be in the Company’s best interests to disclose (each of the events described in clauses (i)-(iii), a “Suspension Event”).

(b) Upon the earlier to occur of (i) the Company delivering to the Holders an End of Suspension Notice (as defined below), or (ii) the end of the maximum permissible suspension period, the Company shall use reasonable best efforts to promptly amend or supplement the Resale Registration Statement on a post-effective basis, if necessary, or to take such action as is necessary to make resumed use of the Resale Registration Statement so as to permit the Holders to resume sales of the Registrable Securities as soon as possible.

(c) If the Company intends to suspend a Resale Registration Statement upon the occurrence of a Suspension Event, the Company shall give a Suspension Notice to the Holders of Registrable Securities covered by any Resale Registration Statement to suspend sales of the Registrable Securities, and such Suspension Notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing (subject to the time limitations set forth in Section 5(a)) and that the Company is taking all reasonable steps to terminate suspension of the effectiveness of the Resale Registration Statement as promptly as reasonably possible. Such Holders shall not effect any sales of the Registrable Securities pursuant to such Resale Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. If so directed by the Company, each such Holder shall deliver to the Company (at the reasonable expense of the Company) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Securities at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Securities pursuant to the Resale Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders of Registrable Securities covered by any Resale Registration Statement in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(d) In the event the Company has delivered a Suspension Notice to the Holders, the Company shall have the right to place restrictive legends on the certificates representing (or book entries evidencing) Registrable Securities and to impose stop transfer instructions with respect to the Registrable Securities until the Company delivers to the Holders an End of Suspension Notice.

Section 6. Registration Procedures.

In connection with the obligations of the Company with respect to any resale registration pursuant to this Agreement, the Company shall use its reasonable best efforts to effect such registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof and in connection therewith the Company shall:

(a) prepare and file with the Commission, as specified in this Agreement, each Resale Registration Statement, which shall comply as to form in all material respects with the requirements of the applicable form and include all exhibits and financial statements required by the Commission to be filed therewith, and use reasonable best efforts to cause any Resale Registration Statement to become and remain effective as set forth in Section 2 or Section 4, as applicable;

(b) subject to Section 5, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Resale Registration Statement as may be necessary to keep such Resale Registration Statement effective for the period described in Section 2 or Section 4, as applicable, (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, and (iii) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by each Resale Registration Statement during the applicable period in accordance with the intended method or methods of distribution specified by the Holders of Registrable Securities covered by such Resale Registration Statement;

(c) furnish to the Holders of Registrable Securities covered by a Resale Registration Statement, without charge, such number of copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as any such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities; subject to Section 5, the Company hereby consents to the use of such Prospectus, including each preliminary Prospectus, by such Holders in connection with the offering and sale of the Registrable Securities covered by any such Prospectus;

(d) use reasonable best efforts to register or qualify, or obtain exemption from registration or qualification for, all Registrable Securities by the time the applicable Resale Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic jurisdictions as any Holder of Registrable Securities covered by a Resale Registration Statement may reasonably request in writing, keep each such registration or qualification or exemption effective during the period such Resale Registration Statement is required to be kept effective pursuant to Section 2 or Section 4, as applicable, and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder;

(e) cooperate with each Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(f) notify each Holder with Registrable Securities covered by a Resale Registration Statement promptly and, if requested by any such Holder, confirm such advice in writing (i) when such Resale Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Resale Registration Statement or the initiation of any proceedings for that purpose, (iii) of any written comments or requests by the Commission or any other federal or state governmental authority for amendments or supplements to such Resale Registration Statement or related Prospectus or for additional information, and (iv) of the happening of any event during the period such Resale Registration Statement is effective as a result of which such Resale Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by a Suspension Notice);

(g) during the period of time set forth in Section 2 or Section 4, as applicable, use its reasonable best efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Resale Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as practicable;

(h) upon request, furnish to each requesting Holder with Registrable Securities covered by a Resale Registration Statement, without charge, at least one conformed copy of such Resale Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 6(f)(iv), use reasonable best efforts to promptly prepare a supplement or post-effective amendment to a Resale Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request, promptly furnish to each requesting Holder a reasonable number of copies of each such supplement or post-effective amendment;

(j) enter into customary agreements and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Securities included in such Resale Registration Statement;

(k) use reasonable best efforts (including seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market) to list or include all Registrable Securities on any securities exchange on which such Registrable Securities are then listed or included, and enter into such customary agreements including a supplemental listing application and indemnification agreement in customary form;

(l) prepare and file in a timely manner all documents and reports required by the Exchange Act and, to the extent the Company’s obligation to file such reports pursuant to Section 15(d) of the Exchange Act expires prior to the expiration of the effectiveness period of the Resale Registration Statement as required by Section 2 or Section 4, as applicable, the Company shall register the Registrable Securities under the Exchange Act and maintain such registration through the effectiveness period required by Section 2 or Section 4, as applicable;

(m) (i) otherwise use reasonable best efforts to comply in all material respects with all applicable rules and regulations of the Commission, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements (which need not be audited) covering at least 12 months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and (iii) delay filing any Resale Registration Statement or Prospectus or amendment or supplement to such Resale Registration Statement or Prospectus to which any Holder of Registrable Securities covered by any Resale Registration Statement shall have reasonably objected on the grounds that such Resale Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holder having been furnished with a copy thereof at least two Business Days prior to the filing thereof; provided, however, that the Company may file such Resale Registration Statement or Prospectus or amendment or supplement following such time as the Company shall have made a good faith effort to resolve any such issue with the objecting Holder and shall have advised the Holder in writing of its reasonable belief that such filing complies in all material respects with the requirements of the Securities Act;

(n) cause to be maintained a registrar and transfer agent for all Registrable Securities covered by any Resale Registration Statement from and after a date not later than the effective date of such Resale Registration Statement;

(o) in connection with any sale or transfer of the Registrable Securities (whether or not pursuant to a Resale Registration Statement) that would result in the securities being delivered no longer constituting Registrable Securities, cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing (or book entries evidencing) the Registrable Securities to be sold, which certificates or book entries shall not bear any transfer restrictive legends arising under federal or state securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as the Holders may request at least three Business Days prior to any sale of the Registrable Securities;

(p) cause management of the Company to cooperate as may be reasonably requested with each of the Holders of Registrable Securities covered by a Resale Registration Statement, including by participating in roadshows, one-on-one meetings with institutional investors, and any request for information or other diligence request by any such Holder or any underwriter; notwithstanding the foregoing, management of the Company shall not be required to participate in roadshows or one-on-one meetings with institutional investors unless requested by one or more Holders of Registrable Securities having an aggregate value of at least $50,000,000;

(q) in connection with an underwritten public offering of Registrable Securities, use reasonable best efforts to obtain a customary “comfort” letter from the independent registered public accountants for the Company and any acquisition target of the Company whose financial statements are required to be included or incorporated by reference in any Resale Registration Statement, in form and substance customarily given by independent registered public accountants in an underwritten public offering, addressed to the underwriters, if any, and to the Holders of the Registrable Securities being sold pursuant to each Resale Registration Statement;

(r) execute and deliver all instruments and documents (including an underwriting agreement or placement agent agreement, as applicable in customary form) and take such other actions and obtain such certificates and opinions as sellers of the Registrable Securities being sold reasonably request in order to effect a public offering of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the offering is an underwritten offering, (A) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the Resale Registration Statement and documents, if any, incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, and (B) use reasonable best efforts to furnish to the selling Holders and underwriters of such Registrable Securities opinions and negative assurance letters of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) are reasonably satisfactory to the managing underwriters, if any, and one counsel selected by a majority of the selling Holders of the Registrable Securities), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and any such underwriters; and

(s) upon reasonable request by a Holder, the Company shall file an amendment to any applicable Resale Registration Statement (or Prospectus supplement, as applicable), to name additional Holders of Registrable Securities or otherwise update the information provided by any such Holder in connection with such Holder’s disposition of Registrable Securities.

Section 7. Obligations of the Holders.

(a) The Company may require the Holders to furnish in writing to the Company such information regarding such Holder and the proposed method or methods of distribution of Registrable Securities by such Holder as the Company may from time to time reasonably request in writing or as may be required to effect the registration of the Registrable Securities, and no Holder may be entitled to be named as a selling stockholder in any Resale Registration Statement or use the Prospectus forming a part thereof if such Holder does not provide such information to the Company; provided, however, that if the Company elects to file a registration statement that includes all Registrable Securities outstanding in accordance with Section 2(a) or Section 4, the Company shall be permitted to include in such registration statement such information regarding the Holders as the Company has in its possession at the time of the filing of such registration statement. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading.

(b) Each Holder agrees to, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 6(f)(ii), 6(f)(iii) or 6(f)(iv) hereof, immediately discontinue disposition of Registrable Securities pursuant to a Resale Registration Statement until (i) any such stop order is vacated, or (ii) if an event described in Section 6(f)(iii) or Section 6(f)(iv) occurs, such Holder’s receipt of the copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder shall deliver to the Company (at the reasonable expense of the Company) all copies, other than permanent file copies then in such Holder’s possession, in its possession of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 8. Expenses of Registration. The Company shall pay all Registration Expenses in connection with the registration of the resale of the Registrable Securities pursuant to this Agreement and any other actions that may be taken in connection with the registration contemplated herein. Each Holder participating in a registration pursuant to Section 2, Section 3 or Section 4 shall bear such Holder’s proportionate share (based on the total number of Registrable Securities sold in such registration) of all Selling Expenses and any other expense relating to a registration of Registrable Securities pursuant to this Agreement and any other Selling Expenses relating to the sale or disposition of such Holder’s Registrable Securities pursuant to any Resale Registration Statement. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 9. Indemnification and Contribution.

(a) The Company shall indemnify and hold harmless each Holder of Registrable Securities covered by a Resale Registration Statement, each person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the officers, directors, members, managers, stockholders, partners, limited or general partners, agents and employees of each of them, to the fullest extent permitted by applicable law, from and against any and all losses, penalties, claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in a Resale Registration Statement or any Prospectus or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement; in each case, except to the extent, but only to the extent, that (A) such untrue statement or omission is based upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or (B) such information relates to such Holder or such Holder’s proposed method of distribution of the Registrable Securities and was approved in writing by or on behalf of such Holder expressly for use in the Resale Registration Statement, such Prospectus or in any amendment or supplement thereto.

(b) Each Holder of Registrable Securities covered by a Resale Registration Statement shall, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, each director of the Company, each officer of the Company who shall sign a Resale Registration Statement, and each Person who controls any of the foregoing Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Resale Registration Statement or any Prospectus or in any amendment or supplement thereto or in any preliminary Prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that (i) such untrue statement or omission is based upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or (ii) such information relates to such Holder or such Holder’s proposed method of distribution of the Registrable Securities and was approved in writing by or on behalf of such Holder expressly for use in the Resale Registration Statement, such Prospectus or in any amendment or supplement thereto.

(c) Each party entitled to indemnification under this Section 9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party pursuant to the provisions of this Section 9 except to the extent of the actual damages suffered by such delay in notification. The Indemnifying Party shall assume the defense of such action, including the employment of counsel to be chosen by the Indemnifying Party to be reasonably satisfactory to the Indemnified Party, and payment of expenses. The Indemnified Party shall have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless (i) the employment of such counsel was authorized in writing by the Indemnifying Party in connection with the defense of such action, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action within a reasonable time after receipt of notice of such claim or (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events such fees and expenses shall be borne by the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes an unconditional release by the claimant or plaintiff to such Indemnified Party from all liability in respect to such claim or litigation, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) If the indemnification provided for in this Section 9 is unavailable to a party that would have been an Indemnified Party under this Section 9 in respect of any Losses referred to herein, then each party that would have been an Indemnifying Party hereunder shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the statement or omission which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9(d).

(e) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) In no event shall any Holder be liable for any Losses pursuant to this Section 9 in excess of the net proceeds to such Holder of any Registrable Securities sold by such Holder.

Section 10. Rule 144. Subject to the restrictions on transfer set forth in the Letter Agreement, the Stockholders’ Agreement, the Sponsor Lock-Up Agreement, the Preferred Subscription Agreement and the Company Lock-Up Agreement, as applicable, the Company shall, at the Company’s expense, for so long as any Holder holds any Registrable Securities, use reasonable best efforts to cooperate with the Holders, as may be reasonably requested by any Holder from time to time, to facilitate any proposed sale of Registrable Securities by the requesting Holder(s) in accordance with the provisions of Rule 144, including by using reasonable best efforts (i) to comply with the current public information requirements of Rule 144 and (ii) to provide opinions of counsel as may be reasonably necessary in order for such Holder to avail itself of such rule to allow such Holder to sell such Registrable Securities without registration under the Securities Act.

Section 11. Transfer of Registration Rights. The rights and obligations of a Holder under this Agreement may be transferred or otherwise assigned to a transferee or assignee of Registrable Securities (a “Permitted Transferee”), provided (i) such transferee or assignee becomes a party to this Agreement or agrees in writing to be subject to the terms hereof to the same extent as if such transferee or assignee were an original party hereunder, and (ii) the Company is given written notice by such Holder of such transfer or assignment stating the name and address of such transferee or assignee and identifying the securities with regard to which such rights and obligations are being transferred or assigned. A Permitted Transferee to whom rights are transferred pursuant to this Section 11 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 11.

Section 12. Miscellaneous.

(a) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions contemplated by this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND FOR THE PURPOSES OF ANY SUIT,

ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MARYLAND. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12(e). NOTHING IN THIS SECTION 12(a), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements, including the Prior Agreements, or discussions with respect to such subject matter, shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns and the Prior Agreements be, and each hereby, is terminated as of the date hereof and shall hereafter have no further force or effect. Each party hereby agrees that none of the parties shall have any continuing or further obligations under the Prior Agreements.

(c) Interpretation and Usage. In this Agreement, unless there is a clear contrary intention: (i) when a reference is made to a section, an annex or a schedule, that reference is to a section, an annex or a schedule of or to this Agreement; (ii) the singular includes the plural and vice versa; (iii) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any statute, rule, regulation or other law means that statute, rule, regulation or law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that section or provision from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of that section or provision; (v) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (vi) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to agreements, documents or instruments shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (viii) the terms “writing,” “written” and words of similar import shall be deemed to include communications and documents in e-mail, fax or any other similar electronic or documentary form.

(d) Amendment. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders holding a majority of the Registrable Securities then outstanding (it being understood that a modification of Schedule A, Schedule B or Schedule C hereto to reflect a transfer permitted by Section 11 shall not be deemed to require either approvals). Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Holder, FWAC Sponsor Holder, Preferred Holder, and MIC Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Holder, FWAC Sponsor Holder, Preferred Holder and MIC Holder, as applicable, and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

(e) Notices. Each notice, demand, request, request for approval, consent, approval, disapproval, designation or other communication (each of the foregoing being referred to herein as a notice) required or desired to be given or made under this Agreement shall be in writing (except as otherwise provided in this Agreement), and shall be effective and deemed to have been received (i) when delivered in person, (ii) when receipt is acknowledged by recipient if sent by e-mail, (iii) five (5) days after having been mailed by certified or registered United States mail, postage prepaid, return receipt requested, or (iv) the next Business Day after having been sent by a nationally recognized overnight mail or courier service, receipt requested. Notices shall be addressed as follows: (A) if to a Holder, at such Holder’s address or e-mail address set forth on Schedule A, Schedule B and Schedule C hereto, or at such other address or e-mail address as such Holder shall have furnished to the Company in writing, or (B) if to any assignee or transferee of a Holder, at such address or e-mail address as such assignee or transferee shall have furnished to the Company in writing, or (C) if to the Company, at the address of its principal executive offices and addressed to the attention of the President, or at such other address or e-mail address as the Company shall have furnished to the Holders. Any notice or other communication required to be given hereunder to a Holder in connection with a registration may instead be given to a designated representative of such Holder.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties hereto (provided, however, that each party executes one or more counterparts), each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be executed in any number of separate counterparts (including by means of facsimile, e-mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com) or other transmission method), each of which is an original but all of which taken together shall constitute one and the same instrument.

(g) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

(h) Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

(i) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. If any successor or permitted assignee of any Holder shall acquire Registrable

Securities in any manner, whether by operation of law or otherwise, (a) such successor or permitted assignee shall be entitled to all of the benefits of a “Holder” under this Agreement and (b) such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by all of the terms and provisions hereof. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

(j) Remedies; No Waiver. Each party acknowledges and agrees that the other parties would be irreparably damaged in the event that the covenants set forth in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that each party hereto shall be entitled to seek an injunction to specifically enforce the terms of this Agreement solely in the courts specified in Section 12(a), in addition to any other remedy to which such party may be entitled hereunder, at law or in equity. No failure or delay by a party in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

(k) No Other Obligation to Register. Except as otherwise expressly provided in this Agreement, the Company shall have no obligation to the Holders to register the resale of the Registrable Securities under the Securities Act.

(l) Changes in Securities Laws. In the event that any amendment, repeal or other change in the securities laws shall render the provisions of this Agreement inapplicable, the Company shall provide the Holders with substantially similar rights to those granted under this Agreement and use its good faith efforts to cause such rights to be as comparable as possible to the rights granted to the Holders hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

MOBILE INFRASTRUCTURE CORPORATION

By:
Name:	Manuel Chavez III
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SPONSOR HOLDER:

FIFTH WALL ACQUISITION SPONSOR III LLC

By:
Name:	Andriy Mykhaylovskyy
Title:	Manager

[Signature Page to Registration Rights Agreement]

FWAC SPONSOR HOLDERS:

Adeyemi Ajao

Alana Beard

Poonam Sharma

Amanda Parness

[Signature Page to Registration Rights Agreement]

MIC HOLDERS:

HSCP STRATEGIC III, L.P

By:
Name:	Jeffrey B. Osher
Title:	Managing Member

COLOR UP, LLC

By:
Name:	Manuel Chavez III
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

PREFERRED HOLDERS:

[ ]

By:
Name:	[ ]
Title:	[ ]

[ ]

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Registration Rights Agreement]

Schedule A

FWAC Sponsor Holders

Adeyemi Ajao
Address: [ ]
Email: [ ]

Alana Beard
Address: [ ]
Email: [ ]

Poonam Sharma
Address: [ ]
Email: [ ]

Amanda Parness
Address: [ ]
Email: [ ]

Schedule B

MIC Holders

Color Up, LLC

Address:

30 W. 5th Street,

Cincinnati, OH 45202

Email: manuel@mobileit.com

HSCP STRATEGIC III, L.P.

Address:

505 Montgomery, Suite 1250

San Francisco, CA 94111

Email: jeff@nostreetcapital.com

Schedule C

Preferred Holders

[ ]

[ ]

Annex N

MOBILE INFRASTRUCTURE CORPORATION

AND

MOBILE INFRA OPERATING COMPANY, LLC

2023 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), and Mobile Infra Operating Company, LLC, a Delaware limited liability company (the “LLC”), by linking the individual interests of Employees, Consultants and members of the Board to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company and the LLC and their subsidiaries in their ability to motivate, attract and retain the services of those individuals upon whose judgment, interest and special effort the successful conduct of the Company’s and the LLC’s operation is largely dependent.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1. “Administrator” shall mean the entity or committee that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

1.2. “Affiliate” shall mean the LLC, any Parent and any Subsidiary.

1.3. “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

1.4. “Award” shall mean an Option, a Restricted Share Award, a Performance Award, a Dividend Equivalent Award, a Stock Payment Award, a Restricted Share Unit Award, a Performance Share Award, an Other Incentive Award, a Profits Interest Unit Award, a Substitute Award or a Stock Appreciation Right, which may be awarded or granted under the Plan.

1.5. “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.6. “Board” shall mean the Board of Directors of the Company.

1.7. “Change in Control” shall mean the occurrence of any of the following events:

(a) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any

“person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any Affiliate, an employee benefit plan maintained by any of the foregoing entities or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.7(a) or Section 1.7(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization or business combination (other than a merger, consolidation, reorganization, or business combination of the Company with and into an Affiliate approved by the Board), (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or share of another entity, in each case, other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.7(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Consistent with the terms of this Section 1.7, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

1.8. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

1.9. “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.

1.10. “Company” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

1.11. “Consultant” shall mean any consultant or advisor of the Company, the LLC or any Subsidiary if:

(a)	The consultant or adviser renders bona fide services to any such entity;

(b)

The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for securities of the Company or any Affiliate; and

(c)	The consultant or adviser is a natural person who has contracted directly with any such entity to render such services.

1.12. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of distributions or dividends paid on Shares, awarded under Section 8.2 hereof.

1.13. “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

1.14. “Effective Date” shall mean, for purposes of the Plan, the date on which the Plan is approved by the Company’s stockholders; provided, however, that solely for purposes of the last sentence of Section 12.1 hereof, the Effective Date shall be the date on which the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

1.15. “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Director, as determined by the Administrator.

1.16. “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company or an Affiliate.

1.17. “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of the Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

1.18. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.19. “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market LLC), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, then Fair Market Value shall be the closing sales price of a Share as quoted on such exchange or system for such date or, if there is no closing sales price of a Share on the date in question, the closing sales price of a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, then Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, then Fair Market Value shall be established by the Administrator in good faith.

1.20. “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code).

1.21. “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

1.22. 1.24 “LLC Agreement” shall mean the Limited Liability Company Agreement of Mobile Infra Operating Company, LLC, as the same may be amended, modified or restated from time to time.

1.23. 1.25 “LTIP Unit” shall have the meaning set forth in the LLC Agreement, and is a form of Profits Interest Unit.

1.24. “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

1.25. “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

1.26. “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

1.27. “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 8.6 hereof.

1.28. “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

1.29. “Participant” shall mean a person who, as an Employee, Consultant or Director, has been granted an Award pursuant to the Plan.

1.30. “Performance Award” shall mean an Award that is granted under Section 8.1 hereof.

1.31. “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria shall be based on any one or more business criteria, as the Administrator may determine from time to time in its discretion.

1.32. “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, any Affiliate, any division or business unit thereof or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

1.33. “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

1.34. “Performance Share” shall mean a contractual right awarded under Section 8.5 hereof to receive a number of Shares or the cash value of such number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

1.35. 1.37 “Performance Unit” shall have the meaning set forth in the LLC Agreement, and is a form of Profits Interest Unit.

1.36. “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions as to use of a Registration Statement on Form S-8 under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

1.37. “Plan” shall mean this Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan, as it may be amended from time to time.

1.38. “Profits Interest Unit” shall mean, to the extent authorized by the LLC Agreement, a unit of the LLC that is granted pursuant to Section 8.7 hereof and is intended to constitute a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191.

1.39. “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

1.40. “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

1.41. “Restricted Shares” shall mean Shares awarded under Article 7 hereof that are subject to certain restrictions and may be subject to risk of forfeiture.

1.42. “Restricted Share Unit” shall mean a contractual right awarded under Section 8.4 hereof to receive in the future a Share or the cash value of a Share.

1.43. “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.44. “Shares” shall mean the shares of common stock of the Company, par value $0.0001 per share.

1.45. “Share Limit” shall have the meaning provided in Section 2.1(a) hereof.

1.46. “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9 hereof.

1.47. “Stock Payment” shall mean a payment in the form of Shares awarded under Section 8.3 hereof.

1.48. “Subsidiary” shall mean (a) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the LLC and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which 50% or more of the equity interests are owned, directly or indirectly, by the Company, the LLC and/or by one or more Subsidiaries and (c) any other entity not described in clauses (a) or (b) above of which 50% or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the LLC and/or by one or more Subsidiaries.

1.49. “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or share, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

1.50. “Termination of Service” shall mean:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or any Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or an Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause, and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor, or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of shares or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 2.

SHARES SUBJECT TO THE PLAN

2.1. Aggregate Limit.

(a) The maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall be 3,000,000 Shares, subject to adjustment as provided in Section 12.2 and subject to Sections 2.1(b), (c) and (d) (the “Share Limit”). For purposes of this limitation, except as provided in Sections 2.1(c) and (d), the Shares underlying any Awards under the Plan that are forfeited, canceled, expired, or otherwise terminated for any reason (without having been exercised or payment having been made in respect of the entire Award) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the Shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Option, Stock Appreciation Right or other Award to cover the exercise price or tax withholding, (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the share settlement of the Stock Appreciation Right upon exercise thereof or (iii) shares repurchased by the Company using Option exercise proceeds.

(b) Each Profits Interest Unit issued pursuant to an Award under the Plan shall be treated as a Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 2.1.

(c) In addition to the 3,000,000 Shares authorized under Section 2.1(a), an additional 687,500 Shares (or Profits Interest Units) may be issued under the Plan, which shall be subject to the following vesting conditions:

(i) 343,750 of the Shares (or Profits Interest Units) authorized under this Section 2.1(c) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per Share for any five consecutive trading day period after the Closing Date (as defined in that certain Merger Agreement, dated as of December 13, 2022, between Fifth Wall Acquisition Corp. III, Mobile Infrastructure Corporation, and Queen Merger Corp. I) equals or exceeds $13.00 per Share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) the Company (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s (or its successor’s) stockholders having the right to exchange their Shares for cash, securities or other property; provided that in the event that the Shares (or Profits Interest Units) subject to this Section 2.1(c)(i) have not vested prior to December 31, 2026, then such Shares (or Profits Interest Units) shall immediately be delivered to the Company for cancellation and for no consideration; and

(ii) 343,750 of the Shares (or Profits Interest Units) authorized under this Section 2.1(c) shall vest (if at all) at such time as (x) the aggregate volume-weighted average price per Share for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), or (y) the Company (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s (or its successor’s) stockholders having the right to exchange their Shares for cash, securities or other property; provided that in the event that the Shares (or Profits Interest Units) subject to this Section 2.1(c)(ii) have not vested prior to December 31, 2028, then such Shares (or Profits Interest Units) shall be delivered to the Company immediately for cancellation and for no consideration;

Shares issued under this Section 2.1(c) shall not be subject to the second sentence of Section 2.1(a).

(d) 2,910,335 outstanding Profits Interest Unit Awards (comprised of LTIP Units and Performance Units) granted by the Company prior to the Effective Date shall be subsumed under the Plan, and shall not count against the number of Shares authorized under Section 2.1(a). Such Profits Interest Units shall not be subject to the second sentence of Section 2.1(a).

2.2. Maximum Number of Shares. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued number of Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board, but no less than the number of Shares subject to outstanding Awards.

2.3. Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

ARTICLE 3.

GRANTING OF AWARDS

3.1. Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

3.2. Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

3.3. Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by applicable law.

3.4. At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

3.5. Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Affiliate operate or have Employees, Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded, or any other applicable law.

3.6. Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 4.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS

PERFORMANCE AWARDS.

4.1. Purpose. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals.

4.2. Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

4.3. Procedures with Respect to Performance Awards. Following the completion of each Performance Period, the Administrator shall certify whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

4.4. Payment of Performance Awards. Unless otherwise provided in the applicable Program or Award Agreement, the holder of an Award that is intended to qualify as Performance Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

ARTICLE 5.

GRANTING OF OPTIONS

5.1. Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2. Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value per share shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

5.3. Option Exercise Price. Except as may otherwise be determined by the Board, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted. In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4. Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option term. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, may extend the time period during which vested Options may be exercised in connection with any Termination of Service of the Participant and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5. Option Vesting.

(a) The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in a Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

5.6. Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the exercise price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the terms of the Substitute Award do not result in a deemed grant of a new stock right or a change in the form of payment under Section 409A of the Code or a modification of the old Option pursuant to Section 424 of the Code.

5.7. Substitution of Stock Appreciation Rights. The Administrator may provide in an applicable Program or the applicable Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 6.

EXERCISE OF OPTIONS

6.1. Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2. Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Chief Financial Officer of the Company, or such other person or entity designated by the Administrator, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 10.1 and 10.2 hereof.

6.3. Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one year after the transfer of such shares to such Participant.

ARTICLE 7.

RESTRICTED SHARES

7.1. Award of Restricted Shares.

(a) The Administrator is authorized to grant Restricted Shares to Eligible Individuals and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Shares to the extent required by applicable law.

7.2. Rights as Stockholders. Subject to Section 7.4 hereof, upon issuance of Restricted Share, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3 hereof.

7.3. Restrictions. All Restricted Shares (including any shares received by Participants thereof with respect to Restricted Shares as a result of stock distributions or dividends, share splits or any other form of recapitalization) shall, in the terms of an applicable Program or in the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning transferability, and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, the Company’s or its Affiliates’ performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

7.4. Repurchase or Forfeiture of Restricted Shares. If no price was paid by the Participant for the Restricted Shares, upon a Termination of Service or failure to satisfy vesting requirements, the Participant’s rights in any unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Participant for the Restricted Shares, upon a Termination of Service or failure to satisfy vesting requirements, the Company shall have the right to repurchase from the Participant the unvested Restricted Shares at a cash price per share equal to the price paid by the Participant for such Restricted Shares or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement, disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

7.5. Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing Restricted Shares must include an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Company may, in its sole discretion, retain physical possession of any share certificate until such time as all applicable restrictions lapse.

ARTICLE 8.

PERFORMANCE AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS;

RESTRICTED SHARE UNITS; PERFORMANCE SHARES; OTHER INCENTIVE

AWARDS; PROFITS INTEREST UNITS

8.1. Performance Awards.

(a) The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(b) Without limiting Section 8.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 4 hereof.

8.2. Dividend Equivalents.

(a) Subject to Section 8.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3. Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

8.4. Restricted Share Units. The Administrator is authorized to grant Restricted Share Units to any Eligible Individual. The number and terms and conditions of Restricted Share Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Share Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Share Unit.

8.5. Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

8.6. Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, stockholder value or stockholder return, in each case on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

8.7. Profits Interest Units (Including LTIP Units and Performance Units). The Administrator is authorized to grant Profits Interest Units (including LTIP Units and Performance Units) in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the LLC (a) in the Participant’s capacity as a member of the LLC, (b) in anticipation of the Participant becoming a member of the LLC or (c) as otherwise determined by the Administrator, provided that the Profits Interest Units would constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue

Procedure 2001-43, 2001-2 C.B. 191. Profits Interest Units shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

8.8. Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares, Profits Interest Units or a combination thereof.

8.9. Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 8, including without limitation, as applicable, the term, vesting and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

8.10. Exercise upon Termination of Service. Awards described in this Article 8 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

STOCK APPRECIATION RIGHTS

9.1. Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 9.1(c) hereof or as determined by the Board, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 9.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than the Fair Market Value per share on the date of grant; provided, however, that the terms of the Substitute Award do not result in a deemed grant of a new right to Shares, a change in the form of payment under Section 409A of the Code or a modification of the Stock Appreciation Right pursuant to Section 424 of the Code.

9.2. Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Participant shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

9.3. Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

9.4. Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, the time period during which vested Stock Appreciation Rights may be exercised in connection with any Termination of Service of the Participant and any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

9.5. Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 9 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1. Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, (d) except in the case of an Incentive Stock Option, by delivery of a notice of “net exercise” or “net settlement” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value of the Shares on the date of exercise, or (e) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2. Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Participant may have elected or agreed, allow a Participant to satisfy such obligations by any payment means described in Section 10.1 above, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allowing the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in the applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless or net Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3. Transferability of Awards.

(a) Except as otherwise provided in Section 10.3(b) or (c) hereof:

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised or the Shares underlying such Award have been issued and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii) During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a “community property” state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

10.4. Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries representing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations or requirements.

(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Administrator may instruct that legends be placed on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be rounded up or down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates representing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5. Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Participant incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator).

10.6. Prohibition on Repricing. Subject to Article 12 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its exercise price per share, (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares or (iii) cause, in any manner, an Option or Stock Appreciation Right to be deemed modified or extended within the meaning of Sections 409A, 422 or 424 of the Code. Subject to Article 12 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the exercise price, grant price or purchase price per share or to cancel and replace an Award with the grant of an Award having an exercise price, grant price or purchase price per share that is greater than or equal to the exercise price, grant price or purchase price per share of the original Award.

ARTICLE 11.

ADMINISTRATION

11.1. Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6 hereof.

11.2. Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 12.1 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time-to-time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3. Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee or as required by law, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee, unless the concurrence of a greater proportion is required for such action by a specific provision of an applicable statute, the Committee’s charter, or the Company’s charter or its bylaws, in which case such greater proportion of members of the Committee shall be required to consent. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4. Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award and accelerations or waivers thereof and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards or other property, or an Award may be canceled, forfeited or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5. Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

11.6. Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1. Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time-to-time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2 hereof, (a) increase the Share Limit, (b) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 hereof. Except as provided in this Section 12.1, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

12.2. Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares of stock, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv) To provide that such Award shall be exercisable, payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit). The adjustments provided under this Section 12.2(c) shall be nondiscretionary to the Participant and shall be final and binding on the affected Participant and the Company.

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award may be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. For the purposes of this Section 12.2(d), an Award shall be considered assumed or substituted if, following the Change in Control, the assumed or substituted Award confers the right to purchase or receive, for each Share subject to the Award or into which the Award is convertible immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the assumed or substituted Award, for each Share subject to such Award or into which the Award is convertible, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control.

(e) In the event that the successor corporation in a Change in Control and its parents and subsidiaries refuse to assume or substitute for any Award in accordance with Section 12.2(d) hereof, each such non-assumed/substituted Award may, in the sole discretion of the Administrator, become fully vested and, as applicable, exercisable and may be deemed exercised, immediately prior to the consummation of such transaction, and all forfeiture restrictions on any or all such Awards may lapse at such time. If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable exercise price, and the Award shall terminate upon the Change in Control. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(e) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(f) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g) No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(h) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stock whose rights are superior to or affect the Shares, the securities of any Affiliate or the rights thereof, or which are convertible into or exchangeable for Shares, or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i) No action shall be taken under this Section 12.2 which shall cause an Award to fail to comply with Section 409A of the Code to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares of stock, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Shares, including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3. Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded under the Plan following the Board’s adoption of the Plan until the Plan receives stockholder approval. Awards granted from and after stockholder approval of the Plan will be subject to the terms and conditions of the Plan. If the Plan is not approved by stockholders within twelve (12) months after its adoption by the Board, Awards granted or awarded under the Plan following the Board’s adoption of the Plan shall be null and void.

12.4. No Stockholders Rights. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

12.5. Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

12.6. Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

12.7. Grant of Awards to Certain Employees or Consultants. The Company, the LLC or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities and/or payment therefore may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its Affiliates remain at arm’s-length.

12.8. REIT Status. If and as of the date as of which the Company qualifies as a REIT, this Section 12.8 shall apply. Prior to such date, this Section 12.8 shall be inapplicable. The Plan shall be interpreted and construed in a manner consistent with the Company’s intended qualification for taxation as a REIT. No Award shall be granted or awarded and, with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Share Ownership Limit, Excepted Holder Limit or the Aggregate Share Ownership Limit (each as defined in the Company’s charter, as amended from time to time); or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such award could impair the Company’s qualification for taxation as a REIT.

12.9. Effect of Plan upon Other Compensation Plans or Outstanding Equity Awards. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose, including, without limitation, the grant or assumption of options or other rights or awards outside the Plan in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.10. Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and Profits Interest Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.11. Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.12. Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.13. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

12.14. No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

12.15. Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

12.16. Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by them in satisfaction of judgment in such action, suit or proceeding against them; provided, however, that they give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.17. Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.18. Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Mobile Infrastructure Corporation on [●].

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Mobile Infrastructure Corporation on [●].

Executed on this [●] day of [●], 2023.

Secretary

Annex O

11100 Santa Monica Blvd., Ste. 800
Los Angeles, CA 90025
Tel: (310) 966-1444 | Fax: (310) 966-1448 www.brileyfin.com

December 12, 2022

Mobile Infrastructure Corporation

250 E. 5th Street, Suite 2110

Cincinnati, OH 45202

Attention: Board of Directors

Dear Members of the Board of Directors:

We understand that Mobile Infrastructure Corporation (the “Company” or “MIC”) plans to enter into the Agreement (as defined below) by and among the Company, Queen Merger Corp. I and Fifth Wall Acquisition Corp. III (“Fifth Wall” or “FWAC”), pursuant to which, among other things, (i) Fifth Wall will be re-domesticated (the “Domestication”) as a Maryland corporation (“Surviving Pubco”); (ii) prior to the First Merger (as defined below), Surviving Pubco intends to contribute to the Mobile Infra Operating Partnership, L.P. (the “Operating Partnership”), all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), the proceeds of the PIPE Investment and any other third-party financing to be funded at the closing of the Transaction, (iii) Queen Merger Corp. I, a wholly-owned subsidiary of Fifth Wall (“Merger Sub”) will be merged with and into the Company, with the Company surviving (the “First Merger”), (iv) immediately followed by the merger of the Company with and into Surviving Pubco, with Surviving Pubco surviving (collectively, the “Transaction”), and (v) in connection with the First Merger, each share of the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the First Effective Time (excluding shares of MIC Common Stock held by any Mobile Company) will be converted into the right to receive such number of shares of common stock of Surviving Pubco, par value $0.0001 per share (the “Surviving Pubco Shares”) equal to the quotient of (a) (x) $254,539,185.00 divided by (y) $10.00, divided by (b) the aggregate issued and outstanding shares of Company Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting, (x) including, without duplication, the number of shares of Company Common Stock underlying (A) the OP LTIP Units and OP Class A Units (in each case, which, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for OP Common Units in accordance with their terms) and OP Common Units and (B) any new class of securities of the Company, the Operating Partnership or any of their respective subsidiaries issued on or after the date hereof and convertible by its terms into shares of Company Common Stock prior to the First Effective Time, in each case without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of the Company or the Operating Partnership was issued for a per share or unit consideration of less than $15.00 and (y) excluding (A) the number of shares of Company Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, OP Performance Units, OP Class A Units, OP LTIP Units and MIC Common Stock Warrants (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable, as applicable, in accordance with their terms) and (B) the number of shares of Company Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) the Executive Employment Agreements (the “Exchange Ratio”). The terms and conditions of the Transaction are more fully set forth in the Agreement. Defined terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

You have requested our opinion (this “Opinion”) as of the date hereof with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock. For purposes of this

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Opinion, you have advised us and directed us to assume (i) the Company will continue as a going concern without regard to doubts raised in the Company’s most recent 10-Q filed November 22, 2022, regarding the ability of the Company to do so and (ii) the Company’s independent auditor will not include an explanatory paragraph regarding the Company’s ability to continue as a “going concern” in the auditor’s report on the Company’s financial statements for the year ending December 31, 2022. You have further advised us and directed us to assume that there are (i) 16,969,279 outstanding shares of Company Common Stock on a fully diluted basis, immediately prior to the First Effective Time, and (ii) 28,407,000 outstanding shares of FWAC Class A ordinary common stock immediately prior to the Domestication. You have further advised us and directed us to assume that the Exchange Ratio shall be equal to one and one half (1.5) Surviving Pubco Shares for every one (1) share of Company Common Stock.

In arriving at this Opinion, we have, among other things:

•	Reviewed the financial terms of a draft, dated December 11, 2022, of the Agreement and Plan of Merger by and among the Company, Merger Sub and Fifth Wall (the “Agreement”);

•

Reviewed certain publicly available business and financial information related to the Company, including, but not limited to, the Company’s audited financial statements for the years ended December 31, 2021 and December 31, 2020 and the Company’s unaudited financial statements for the nine-month period ended September 30, 2022;

•

Reviewed certain publicly available business and financial information related to Fifth Wall, including, but not limited to, FWAC’s audited financial statements for the years ended December 31, 2021 and December 31, 2020 and FWAC’s unaudited financial statements for the nine-month period ended September 30, 2022;

•	Reviewed the most recent net asset value (“NAV”) analysis for the Company utilizing appraisal reports prepared by CBRE;

•

Reviewed certain other information relating to the Company concerning its business, financial condition and operations made available to us by the Company, including property-level financial and operating information relating to the Company’s business, earnings, assets and liabilities and to the prospects of MIC, including the financial budget prepared by the management of the Company relating to the Company for the period ending December 31, 2023 (the “Budget”);

•	Held discussions with members of senior management of the Company concerning the Transaction and the business, financial condition, and strategic objectives of the Company;

•	Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed relevant;

•	Reviewed the publicly available financial terms of certain business combinations that we deemed relevant;

•

Received a certificate addressed to us from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) of the Company provided to, or discussed with, us by or on behalf of the Company; and

•	Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this Opinion.

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In preparing this Opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us. Company management has advised us and, at your direction, we have assumed that the Budget has been reasonably prepared in good faith and represents Company management’s best currently available estimates and judgments with respect to the future financial performance of the Company in the absence of the Transaction. We have assumed no responsibility for and express no view or opinion as to the Budget or the assumptions on which they are based. At your direction, we have used and relied upon the Budget for purposes of our analyses and this Opinion and assumed that the Budget provides a reasonable basis upon which to evaluate the Company and the proposed Transaction. We have also assumed that there have been no changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements and other information, financial or otherwise, made available to us that would be material to our analyses or this Opinion, and that there is no information or any facts or developments that would make any of the information reviewed by us inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we evaluated the solvency of the Company under any state or federal laws. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject, and our Opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We employed several analytical methodologies, and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analyses and factors we have considered, taken as a whole, and also on the application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit of any one or more parts of the analyses or factors considered, on a stand-alone basis.

We have, with your consent, assumed that the final form of the Agreement will be substantially similar to the draft dated as of December 11, 2022, and reviewed by us. We also have assumed, with your consent, that (i) in the course of obtaining any regulatory, shareholder or third party consents or approvals in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction, (ii) the representations and warranties made by the parties in the Agreement are accurate and complete in all material respects; (iii) each party to the Agreement will perform all of its covenants and obligations thereunder; and (iv) the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or provision thereof. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this Opinion. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessments of the Company and its legal, tax and regulatory advisors with respect to such matters. Without limitation to the foregoing, with your consent, we have not evaluated the impact, if any, of the Transaction on the Company’s ability to utilize its net operating loss carryforwards to reduce future tax liabilities.

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This Opinion is limited to the fairness as of the date hereof, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock, and we express no view or opinion as to the fairness of the Transaction to the holders of any other class of securities (including preferred series, warrants, options and other securities convertible into shares of Company Common Stock in connection with the Transaction), creditors or other constituencies of the Company. This Opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into in connection with the Transaction or otherwise. This Opinion also does not address the capital structure of FWAC or Surviving Pubco or the form, structure or any aspect or terms of any debt or equity financing for the Transaction or the likelihood of closing such financing. We also express no view or opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things, the fairness of the Exchange Ratio to any one class or group of the Company’s security holders vis-à-vis any other class or group of the Company’s security holders (including, without limitation, the fairness of the Exchange Ratio to the holders of Company Common Stock relative to the holders of Company preferred stock or any other allocation of any consideration to be received in the Transaction amongst or within any classes or groups of security holders). We express no view or opinion as to the prices or range of prices at which Company Common Stock or the Surviving Pubco Shares may trade at any time. Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Fifth Wall or Surviving Pubco, or the ability of the Company, Fifth Wall or Surviving Pubco to pay its obligations when they become due.

This Opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets have experienced significant volatility, and we express no view or opinion as to any potential effects of such volatility on the Company, Surviving Pubco or the proposed Transaction.

We have acted as financial advisor to the Board of Directors of the Company (the “Board”) in connection with the Transaction and will receive a fee for rendering this Opinion, which is not contingent upon the conclusion set forth in this Opinion or the successful completion of the Transaction. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement.

We are a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Fifth Wall and their respective affiliates. We and our affiliates may in the future provide investment banking and other financial services to the Company, Fifth Wall, the Surviving Pubco and their respective affiliates, for which we and our affiliates would expect to receive compensation. We have adopted policies and procedures designed to preserve the independence of our research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that are advising the Company.

This Opinion is for the information of the Board (in its capacity as such) in connection with its consideration of the proposed Transaction. This Opinion does not constitute a recommendation to the Board, the Company, any

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security holder of the Company or any other person as to how to act or vote on any matter relating to the Transaction or otherwise. This Opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company or any other party to the Transaction, nor does it address the underlying business decision of the Board, the Company or any other party to effect the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. The issuance of this Opinion was approved by an authorized internal committee of B. Riley Securities, Inc.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

B. Riley Securities, Inc.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. The Proposed Charter provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such. New MIC has or will maintain insurance on behalf of its directors and executive officers. New MIC intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by New MIC to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling New MIC pursuant to the foregoing provisions, New MIC has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules.

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Merger Agreement, dated as of December 13, 2022, by and among FWAC, Merger Sub and MIC (included as Annex A-1 to the joint proxy statement/prospectus).

2.2#	First Amendment to the Merger Agreement, dated as of March 23, 2023, by and among FWAC, Merger Sub and MIC (included as Annex A-2 to the joint proxy statement/prospectus).

2.3	Merger Termination Agreement, dated as of December 13, 2022, by and between MIC and Mobile Infrastructure Trust.	Form 8-K	000-55760	2.2	December 14, 2022

3.1	Amended and Restated Memorandum and Articles of Association of FWAC.	Form 8-K	001-40415	3.1	May 28, 2021

3.2	Form of Articles of Amendment and Restatement of Mobile Infrastructure Corporation (included as Annex B to the joint proxy statement/prospectus).

3.3	Form of Bylaws of Mobile Infrastructure Corporation (included as Annex C to the joint proxy statement/prospectus).

4.1	Specimen Ordinary Shares Certificate of FWAC.	Form S-1	333-255292	4.1	April 16, 2021

4.2*	Specimen Common Stock Certificate of Mobile Infrastructure Corporation.

5.1	Opinion of Hogan Lovells US LLP

1

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
8.1*	Tax Opinion of Gibson, Dunn & Crutcher LLP.

8.2*	Tax Opinion of Venable LLP.

10.1*	Amended and Restated Letter Agreement, dated May 11, 2023, by and among FWAC, its executive officers, its directors and Sponsor.

10.2	Investment Management Trust Agreement, dated May 24, 2021, by and between FWAC and Continental, as trustee.	Form 8-K	001-40415	10.1	May 28, 2021

10.3	Registration and Shareholder Rights Agreement, dated May 24, 2021, by and among FWAC, the Sponsor and the other Holders party thereto.	Form 8-K	001-40415	10.2	May 28, 2021

10.4	Private Placement Shares Purchase Agreement, dated May 24, 2021, by and between FWAC and the Sponsor.	Form 8-K	001-40415	10.5	May 28, 2021

10.5	Securities Subscription Agreement, dated February 24, 2021, between FWAC and Sponsor.	Form S-1	333-255292	10.5	April 16, 2021

10.6	Promissory Note, dated February 24, 2021, by and between FWAC and Sponsor.	Form S-1	333-255292	10.6	April 16, 2021

10.7	Form of Administrative Support Agreement between Fifth Wall Ventures Management, LLC and FWAC.	Form S-1	333-255292	10.8	April 16, 2021

10.8	Form of Indemnification Agreement.	Form S-1	333-255292	10.3	April 16, 2021

10.9	Third Amended & Restated Agreement of Limited Partnership of Mobile Infra Operating Partnership, L.P., dated as of March 18, 2022.	Form 10-K	000-55760	10.1	March 30, 2022

10.10	The Parking REIT, Inc. Long-Term Incentive Plan.	Form S-11/A	333-205893	10.3	September 24, 2015

10.11	Loan Agreement, dated as of January 10, 2017, by and between MVP Detroit Center Garage, LLC and Bank of America, N.A.	Form 8-K	333-205893	10.1	January 12, 2017

10.12	Loan Agreement, dated as of November 30, 2018, by and among certain subsidiaries of MIC as borrowers party thereto and LoanCore Capital Credit REIT LLC as lender.	Form 8-K	000-55760	10.1	December 6, 2018

2

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.13	Contribution Agreement, dated as of March 29, 2019, and effective as of April 1, 2019, among MIC, MVP Realty Advisors, LLC, dba The Parking REIT Advisors, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., and Michael V. Shustek.	Form 8-K	000-55760	2.1	April 3, 2019

10.14	Services Agreement, dated as of March 29, 2019, by and among MIC, MVP REIT II Operating Partnership, L.P., Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC, dba The Parking REIT Advisors, and Michael V. Shustek.	Form 8-K	000-55760	10.1	April 3, 2019

10.15	First Amendment to Loan Agreement, dated as of July 9, 2020, by and among certain subsidiaries of MIC as borrowers party thereto and LoanCore Capital Credit REIT LLC as lender.	Form 10-Q	000-55760	10.1	November 16, 2020

10.16	Second Amendment to Loan Agreement, dated as of December 8, 2020, by and among certain subsidiaries of MIC as borrowers party thereto and LCC Warehouse V LLC as lender and successor-in-interest to LoanCore Capital Credit REIT LLC.	Form 10-K	000-55760	10.15	March 31, 2021

10.17	Third Amendment to Loan Agreement, dated as of December 8, 2021, by and among MIC as guarantor, certain subsidiaries of MIC, as borrowers party thereto, and LoanCore 2021-CRE4 Issuer Ltd as lender and successor-in-interest to LoanCore Capital Credit REIT LLC.	Form 10-K	000-55760	10.14	March 30, 2022

10.18	Equity Purchase and Contribution Agreement, dated as of January 8, 2021, by and among MIC, the Operating Partnership, Michael V. Shustek, Vestin Realty Mortgage II, Inc., Vestin Realty Mortgage I, Inc., and Color Up.	Form 8-K	000-55760	10.1	January 14, 2021

10.19	Tax Matters Agreement, dated as of August 25, 2021, by and among MIC, the Operating Partnership and each Protected Partner.	Form 8-K	000-55760	10.1	August 31, 2021

10.20	Stockholders Agreement, dated as of August 25, 2021, by and between MIC and the Investors identified on the signature pages thereto.	Form 8-K	000-55760	10.2	August 31, 2021

3

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.21	Assignment of Claims, Causes of Action, and Proceeds, dated as of August 25, 2021, by MIC in favor of Michael V. Shustek, MVP Realty Advisors, LLC, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc. and their designees, successors, representatives, heirs and assigns.	Form 8-K	000-55760	10.3	August 31, 2021
10.22	Warrant Agreement, dated as of August 25, 2021, by and between MIC and Color Up.	Form 8-K	000-55760	10.4	August 31, 2021

10.23*	Form of Assumption of Warrant Agreement by and between MIC and Color Up.

10.24	Software License and Development Agreement, dated as of August 25, 2021, by and between MIC and DIA Land Co., LLC.	Form 8-K	000-55760	10.7	August 31, 2021

10.25	First Amendment to Services Agreement, dated as of August 25, 2021, by and among MIC, MVP REIT II Operating Partnership, L.P., Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC and Michael V. Shustek.	Form 8-K	000-55760	10.8	August 31, 2021

10.26	First Amendment to Contribution Agreement, dated as of August 25, 2021, by and among MIC, Vestin Realty Mortgage I, Inc., Vestin Realty Mortgage II, Inc., MVP Realty Advisors, LLC and Michael V. Shustek.	Form 8-K	000-55760	10.9	August 31, 2021

10.27	Securities Purchase Agreement, dated as of November 2, 2021, by and among MIC, the Operating Partnership and HS3.	Form 8-K	000-55760	10.1	November 4, 2021

10.28	Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3.	Form 8-K	000-55760	10.2	November 4, 2021

10.29	Amended and Restated Registration Rights Agreement, dated as of November 2, 2021, by and among MIC and the RRA Holders.	Form 8-K	000-55760	10.3	November 4, 2021

10.30	Credit Agreement, dated as of March 29, 2022, by and among MIC, the Operating Partnership, certain subsidiaries of MIC, as borrowers party thereto, KeyBanc Capital Markets and KeyBank, National Association, as administrative agent and lender.	Form 8-K	000-55760	10.1	April 1, 2022

10.31	First Amendment to Credit Agreement, dated November 17, 2022, by and between MIC and KeyBank National Association.	Form 8-K	000-55760	10.1	November 22, 2022

4

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.32	Employment Agreement, dated as of August 25, 2021, by and between MIC and Manuel Chavez.	Form 8-K	000-55760	10.10	August 31, 2021

10.33	Employment Agreement, dated as of August 25, 2021, by and between MIC and Stephanie Hogue.	Form 8-K	000-55760	10.11	August 31, 2021

10.34	First Amendment to Employment Agreement, dated as of August 23, 2022, by and among MIC, the Operating Partnership and Manuel Chavez.	Form 8-K	000-55760	10.1	August 26, 2022

10.35	First Amendment to Employment Agreement, dated as of August 23, 2022, by and among MIC, the Operating Partnership and Stephanie Hogue.	Form 8-K	000-55760	10.2	August 26, 2022

10.36	Second Amendment to Employment Agreement, dated as of December 13, 2022, by and among MIC, the Operating Partnership and Manuel Chavez.	Form 8-K	000-55760	10.4	December 14, 2022

10.37	Second Amendment to Employment Agreement, dated as of December 13, 2022, by and among MIC, the Operating Partnership and Stephanie Hogue.	Form 8-K	000-55760	10.5	December 14, 2022

10.38	Form of Performance Unit Award Agreement.	Form 10-Q	000-55760	10.1	August 15, 2022

10.39*	Form of First Amendment to Performance Unit Agreement.

10.40	Form of LTIP Unit Agreement of MIC and the Operating Partnership (Director Grants).	Form 10-Q	000-55760	10.2	August 15, 2022

10.41	Form of LTIP Unit Agreement of MIC and the Operating Partnership (Liquidity Event).	Form 8-K	000-55760	10.3	August 26, 2022

10.42	First Amendment to LTIP Unit Agreement, dated as of December 13, 2022, by and among MIC, the Operating Partnership and Manuel Chavez.	Form 8-K	000-55760	10.6	December 14, 2022

10.43	First Amendment to LTIP Unit Agreement, dated as of December 13, 2022, by and among MIC, the Operating Partnership and Stephanie Hogue.	Form 8-K	000-55760	10.7	December 14, 2022

10.44*	Form of First Amendment to LTIP Unit Agreement.

10.45*	Form of Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC Performance Unit Award Agreement.

5

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.46*	Form of Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC LTIP Unit Award Agreement.

10.47	Form of Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan (included as Annex N to the joint proxy statement/prospectus).

10.48	Form of Registration Rights Agreement (included as Annex M to the joint proxy statement/prospectus).

10.49	Form of Sponsor Lock-Up Agreement (included as Annex J to the joint proxy statement/prospectus).

10.50	Form of Seller Lock-up Agreement (included as Annex I to the joint proxy statement/prospectus).

10.51	Second Amended and Restated Sponsor Agreement, dated as of June 15, 2023, by and among FWAC, MIC, Sponsor and certain holders of FWAC Class B Shares (included as Annex F to the joint proxy statement/prospectus).

10.52	Form of Subscription Agreement (included as Annex E to the joint proxy statement/prospectus).

10.53	Form of Preferred Subscription Agreement (included as Annex K to the joint proxy statement/prospectus).

10.54	Support Agreement, dated December 13, 2022, by and between FWAC and Color Up.	Form 8-K	001-40415	10.5	December 14, 2022

10.55	Support Agreement, dated as of December 13, 2022 (as amended and restated on March 23, 2023), by and between FWAC and HS3.	Form 8-K	001-40415	10.1	March 23, 2023

10.56	Limited Liability Company Agreement of Mobile Infra Operating Company, LLC (included as Annex D to the joint proxy statement/prospectus).

10.57	Articles of Amendment of MIC (included as Annex L to the joint proxy statement/prospectus).

6

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

10.59	First Amendment, dated May 25, 2023, to the Investment Management Trust Agreement, dated May 24, 2021, by and between FWAC and Continental, as trustee.	Form 8-K	001-40415	10.1	May 31, 2023

10.60*	Form of Indemnification Agreement of Mobile Infrastructure Corporation.

21.1*	List of Subsidiaries of FWAC.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of FWAC.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of MIC.

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.4	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.1).

23.5	Consent of Venable LLP (included in Exhibit 8.2).

24.1*	Power of Attorney (included on the signature page of the initial filing of this registration statement).

99.1	Form of Proxy Card for Extraordinary General Meeting of FWAC.

99.2*	Form of Proxy Card for Special Meeting of MIC.

99.3*	Consent of Manuel Chavez, III to be named as a Director.

99.4*	Consent of Stephanie Hogue to be named as a Director.

99.5*	Consent of Jeffrey B. Osher to be named as a Director.

99.6*	Consent of Lorrence T. Kellar to be named as a Director.

99.7*	Consent of Damon Jones to be named as a Director.

99.8*	Consent of Danica Holley to be named as a Director.

99.9*	Consent of Brad Greiwe to be named as a Director.

99.10*	Consent of David Garfinkle to be named as a Director.

7

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

99.11	Opinion of B. Riley Securities, Inc. (included as Annex O to the joint proxy statement/prospectus).

99.12*	Consent of B. Riley Securities, Inc.

101.INS	Inline XBRL Instance Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing fee table.

*	Previously filed.
#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

8

Item 22. Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)

The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3)

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of July, 2023.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Brendan Wallace
Name:	Brendan Wallace
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brendan Wallace Brendan Wallace	Chief Executive Officer (Principal Executive Officer)	July 5, 2023

* Andriy Mykhaylovskyy	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	July 5, 2023

* Alana Beard	Director	July 5, 2023

* Adeyemi Ajao	Director	July 5, 2023

* Poonam Sharma	Director	July 5, 2023

* Amanda Parness	Director	July 5, 2023

*By:	/s/ Brendan Wallace
Name:	Brendan Wallace
Title:	Attorney-in-Fact

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